Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275903

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
PROJECT ENERGY REIMAGINED ACQUISITION CORP.
AND PROSPECTUS FOR
17,473,773 ORDINARY SHARES AND 21,614,362 WARRANTS OF
HERAMBA ELECTRIC PLC

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
1280 El Camino Real, Suite 200
Menlo Park, California 94025

Dear Project Energy Reimagined Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (“PERAC”), to be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be postponed or adjourned.

At the Extraordinary General Meeting, in addition to the other proposals described in this proxy statement/prospectus, PERAC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of October 2, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PERAC, Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland (“Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of Germany (“Heramba”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination”).

Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), (1) each issued and outstanding PERAC unit (“PERAC Unit”) will be automatically separated into its component securities (the “Unit Separation”) and (2) the sole issued and outstanding Class B ordinary share, par value $0.0001 per share, of PERAC (“PERAC Class B Ordinary Share”) will be automatically converted into one Class A ordinary share, par value $0.0001 per share, of PERAC (“PERAC Class A Ordinary Shares”, and together with the PERAC Class B Ordinary Share, the “PERAC Ordinary Shares”) (such conversion, the “Closing Class B Conversion”); (ii) at the Merger Effective Time, PERAC and Merger Sub will enter into a plan of merger, pursuant to which Merger Sub will merge with and into PERAC (the “Merger”), with PERAC being the surviving company in the Merger (the “Surviving Company”) and becoming a direct, wholly owned subsidiary of Holdco; (iii) at the Merger Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Closing Class B Conversion) will be automatically cancelled in exchange for the right to be issued one ordinary share in the capital of Holdco with a nominal value of €0.0001 (“Holdco Ordinary Shares”), (b) each PERAC public warrant (“PERAC Public Warrants”) will remain outstanding but will be automatically adjusted to become one Holdco public warrant (“Holdco Public Warrants”), (c) each PERAC founders warrant will remain outstanding but will be automatically adjusted to become one Holdco founders warrant (“Holdco Founders Warrants” and together with the Holdco Public Warrants, the “Holdco Warrants”), (d) each PERAC Class A Ordinary Share properly tendered for redemption and issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the trust account (the “Trust Account”) established for the benefit of PERAC’s public shareholders (“PERAC Public Shareholders”) in connection with PERAC’s initial public offering (the “IPO”) pursuant to PERAC’s amended and restated memorandum and articles of association, as amended (the “PERAC Articles”), (e) each dissenting PERAC Ordinary Share issued and outstanding immediately prior to the Merger Effective Time held by a dissenting PERAC shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such dissenting PERAC Ordinary Share and such other rights as are granted by the Companies Act (As Revised) of the Cayman Islands, and (f) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company; (iv) immediately following the Merger Effective Time, pursuant to a transfer agreement to be entered into by and between the Seller and Holdco, the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the shares in Heramba, all of which are held by the Seller, in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller; and (v) all deferred ordinary shares in the capital of Holdco with a nominal value of €1.00 each (“Holdco Deferred Shares”) shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

Upon consummation of the Business Combination and subject to the assumptions set forth in this proxy statement/prospectus, including no additional redemptions by the PERAC Public Shareholders, Holdco is expected to have up to 55,819,369 Holdco Ordinary Shares and 21,614,362 Holdco Warrants issued and outstanding. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 121 of this proxy statement/prospectus.

The PERAC Units, PERAC Class A Ordinary Shares and PERAC Public Warrants are each traded on the Nasdaq Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PEGRU,” “PEGR” and “PEGRW,” respectively. Holdco has applied to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the symbols “PITA” and “PITAW,” respectively, in connection with the closing of the Business Combination (the “Closing”). There can be no assurance that the Holdco Ordinary Shares or Holdco Public Warrants will be approved for listing on Nasdaq. Pursuant to the Unit Separation, any outstanding PERAC Units will be separated into their component securities in connection with the Closing and, as such, no Holdco units will be listed on Nasdaq following the Closing.

Holdco is a “foreign private issuer” and an “emerging growth company” under the applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements.

Holdco will be a “controlled company” under Nasdaq listing standards. As a result, Holdco will not be required to comply with certain corporate governance standards that are applicable to companies that are not controlled companies.

PERAC is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any postponements or adjournments of the Extraordinary General Meeting. More information about PERAC, Heramba, Holdco and the Business Combination is contained in this proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, PERAC urges you to carefully read the entire proxy statement/prospectus (including the financial statements and annexes attached hereto and any documents incorporated into this proxy statement/prospectus by reference). Please pay particular attention to the section entitled “Risk Factors,” beginning on page 15 of this proxy statement/prospectus.

After careful consideration, all of the independent members of PERAC’s board of directors have unanimously approved and adopted the Business Combination Agreement, voting separately from the non-independent members of PERAC’s board of directors, and PERAC’s board of directors unanimously recommends that PERAC shareholders vote “FOR” all of the proposals presented to PERAC shareholders in this proxy statement/prospectus. When you consider the PERAC board of directors’ recommendation to vote in favor of these proposals, you should keep in mind that certain of PERAC’s initial shareholders, directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Extraordinary General Meeting. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

On behalf of PERAC’s board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
/s/ Srinath Narayanan
Srinath Narayanan
March 19, 2024	President, Chief Executive Officer and Director

This proxy statement/prospectus is dated March 19, 2024 and is first being mailed to the shareholders of PERAC on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS NOT, AND IS NOT INTENDED TO BE, A PROSPECTUS FOR THE PURPOSES OF REGULATION (EU) 2017/1129 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 14 JUNE 2017 ON THE PROSPECTUS TO BE PUBLISHED WHEN SECURITIES ARE OFFERED TO THE PUBLIC OR ADMITTED TO TRADING ON A REGULATED MARKET, AS AMENDED (THE “EU PROSPECTUS REGULATION”) OR ANY LEGISLATION, REGULATIONS OR RULES OF IRELAND OR ANY OTHER MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (“EEA”) IMPLEMENTING OR SUPPLEMENTING THE EU PROSPECTUS REGULATION, AND HAS NOT BEEN, NOR WILL IT BE, REVIEWED OR APPROVED BY THE CENTRAL BANK OF IRELAND OR BY ANY OTHER COMPETENT AUTHORITY OF ANY OTHER MEMBER STATE OF THE EEA FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.

1280 El Camino Real, Suite 200

Menlo Park, California 94025

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 28, 2024

To the Shareholders of Project Energy Reimagined Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (“PERAC”), will be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be postponed or adjourned.

The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of PERAC’s amended and restated memorandum and articles of association, as amended (the “PERAC Articles”). You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://www.cstproxy.com/pegyr/2024.

You are cordially invited to attend the Extraordinary General Meeting for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt, by way of ordinary resolution, the Business Combination Agreement, dated as of October 2, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PERAC, Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland (“Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of Germany (“Heramba”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination” and collectively, the “Business Combination Proposal”), pursuant to which each of the following transactions will occur in the following order:

(i)     immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), (1) each issued and outstanding PERAC unit (“PERAC Unit”) will be automatically separated into its component securities (the “Unit Separation”) and (2) the sole issued and outstanding Class B ordinary share, par value $0.0001 per share, of PERAC (“PERAC Class B Ordinary Share”) will be automatically converted into one Class A ordinary share, par value $0.0001 per share, of PERAC (“PERAC Class A Ordinary Shares”, and together with the sole issued and outstanding PERAC Class B Ordinary Share, the “PERAC Ordinary Shares”) (such conversion, the “Closing Class B Conversion”);

(ii)    at the Merger Effective Time, PERAC and Merger Sub will enter into a plan of merger (the “Plan of Merger”), pursuant to which Merger Sub will merge with and into PERAC (the “Merger”), with PERAC being the surviving company in the Merger (the “Surviving Company”) and becoming a direct, wholly owned subsidiary of Holdco;

(iii)   at the Merger Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Closing Class B Conversion) will be automatically cancelled in exchange for the right to be issued one ordinary share in the capital of Holdco with a nominal value of €0.0001 (“Holdco Ordinary Shares”), (b) each PERAC public warrant (“PERAC Public Warrants”) will remain outstanding but will be automatically adjusted to become one Holdco public warrant (“Holdco Public Warrants”), (c) each PERAC founders warrant (“PERAC Founders Warrants” and together with the PERAC Public Warrants, the “PERAC Warrants”) will remain outstanding but will be automatically adjusted to become one Holdco founders warrant (“Holdco Founders Warrants” and together with the Holdco

Public Warrants, the “Holdco Warrants”), (d) each PERAC Class A Ordinary Share properly tendered for redemption and issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the trust account (the “Trust Account”) established for the benefit of PERAC’s public shareholders (“PERAC Public Shareholders”) in connection with PERAC’s initial public offering (the “IPO”) pursuant to the PERAC Articles, (e) each dissenting PERAC share issued and outstanding immediately prior to the Merger Effective Time held by a dissenting PERAC shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such dissenting PERAC Share and such other rights as are granted by the Companies Act (As Revised) of the Cayman Islands, and (f) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company;

(iv)   immediately following the Merger Effective Time, pursuant to a transfer agreement to be entered into by and between the Seller and Holdco, the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the shares in Heramba, all of which are held by the Seller, in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller; and

(v)    all deferred ordinary shares in the capital of Holdco with a nominal value of €1.00 each (“Holdco Deferred Shares”) shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve and adopt, by way of special resolution, the Plan of Merger and the consummation of the Merger (the “Merger Proposal”);

•        Proposal Nos. 3A through 3D — The Advisory Governance Proposals — to consider and vote upon four separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding advisory basis, the following material changes between the PERAC Articles and the articles of association of Holdco (the “Holdco Articles”) (collectively, the “Advisory Governance Proposals”):

(A)    Proposal No. 3A — a proposal to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(B)    Proposal No. 3B — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco board of directors;

(C)    Proposal No. 3C — a proposal to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters; and

(D)    Proposal No. 3D — a proposal to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”); and

•        Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived (the “Adjournment Proposal”).

Only holders of record of PERAC Ordinary Shares at the close of business on March 1, 2024, the record date for the Extraordinary General Meeting, are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

Pursuant to the PERAC Articles, PERAC is providing the PERAC Public Shareholders with the opportunity to redeem their PERAC Class A Ordinary Shares issued as a component of the PERAC Units in the IPO (the “PERAC Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $114.5 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.52. PERAC Public Shareholders may elect to redeem their PERAC Public Shares even if they vote for the Business Combination Proposal or any of the other proposals presented at the Extraordinary General Meeting. A PERAC Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the PERAC Public Shares without PERAC’s prior consent. Holders of PERAC Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination.

PERAC’s initial shareholders, including Smilodon Capital, LLC (the “Sponsor”) and certain anchor investors from the IPO (the “Anchor Investors”), and PERAC’s officers and directors collectively beneficially own an aggregate of 6,594,414 PERAC Class A Ordinary Shares, which were converted on a one-for-one basis from PERAC Class B Ordinary Shares, and the sole issued and outstanding PERAC Class B Ordinary Share, in each case which PERAC Class B Ordinary Shares were initially issued prior to the IPO (the “PERAC Founder Shares”), collectively representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares on the record date, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares on the record date, are held directly by the Anchor Investors. PERAC’s initial shareholders, officers and directors have agreed to waive their redemption rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination. The PERAC Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. The Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal are cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal and, if presented, the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting.

Approval of each of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PERAC, Heramba, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal.

Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus.

PERAC shareholders should be aware that, on April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, J.P. Morgan Securities LLC (“JPM”) and BofA Securities, Inc. (“BofA”), respectively, constituting all of the underwriters of the IPO (collectively, the “IPO Underwriters”), gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, dated as of October 28, 2021, by and among PERAC and the IPO Underwriters, totaling $9,232,181 (such waivers, the “Waivers”). The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of PERAC’s initial business combination. PERAC initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, PERAC was aware of other special purpose acquisition companies that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Business Combination less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and PERAC did not correspond with the IPO Underwriters about such reasons. Pursuant to the Waivers, (i) JPM informed PERAC that it has ceased its relationship with PERAC with respect to the IPO and is not, and shall not, act in any capacity or relationship with PERAC with respect to any business combination transaction, and (ii) BofA informed PERAC that it has ceased or refuses to act in every office, capacity, and relationship with respect to any potential business combination. To PERAC’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to PERAC matters, including with respect to the Business Combination. Such Waivers therefore indicate that none of the IPO Underwriters want to be associated with the disclosures in the accompanying proxy statement/prospectus or any underlying business analysis related to the Business Combination. Each of the IPO Underwriters declined to review the disclosure herein regarding the Waivers and has disclaimed any responsibility for any portion of the accompanying proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part, and no IPO Underwriter has been involved in the preparation of any portion of the accompanying proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. As part of its search for an initial business combination, PERAC occasionally asked the IPO Underwriters to provide publicly available industry information with respect to potential target companies, and JPM assisted in the preliminary evaluation of one target company that PERAC ultimately did not pursue. Except as set forth in the immediately preceding sentence, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination. As a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in PERAC’s search for an initial business combination when you consider the Business Combination and other transactions contemplated by the accompanying proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Business Combination.

Holdco will be a “controlled company” under Nasdaq listing standards. As a result, Holdco will not be required to comply with certain corporate governance standards that are applicable to companies that are not controlled companies.

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Extraordinary General Meeting in person (via the virtual meeting platform). Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person (via the virtual meeting platform), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a valid quorum is otherwise established, will have no effect on the outcome of any vote on the proposals set forth in this proxy statement/prospectus. However, if PERAC shareholders do not approve the Business Combination Proposal, the Business Combination may not be consummated. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person (including by virtual attendance), you may withdraw your proxy and vote in person (including by virtual attendance).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto and any documents incorporated into the proxy statement/prospectus by reference) for a more complete description of the Business Combination and related transactions and each of the proposals. PERAC urges you to carefully read the entire proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call PERAC’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200. Banks and brokers may reach Morrow Sodali LLC at (203) 658-9400. This notice of meeting and the accompanying proxy statement/prospectus are available at https://www.cstproxy.com/pegyr/2024.

By Order of the Board of Directors,
/s/ Srinath Narayanan
Srinath Narayanan
March 19, 2024	President, Chief Executive Officer and Director

IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS WITH RESPECT TO ALL OR A PORTION OF YOUR PERAC PUBLIC SHARES, YOU MUST (1) IF YOU HOLD SUCH PERAC PUBLIC SHARES THROUGH PERAC UNITS, ELECT TO SEPARATE YOUR PERAC UNITS INTO THE UNDERLYING PERAC PUBLIC SHARES AND PERAC PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PERAC PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT ALL OR SUCH PORTION OF YOUR PERAC PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER SUCH PERAC PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PERAC PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE PERAC PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PERAC PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING OF PERAC SHAREHOLDERS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-275903) by Heramba Electric plc (“Holdco”), a public limited company incorporated under the laws of Ireland, constitutes a prospectus of Holdco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the Holdco Ordinary Shares to be issued to PERAC shareholders, (2) the Holdco Public Warrants to be issued to PERAC Public Warrant holders and (3) the Holdco Founders Warrants to be issued PERAC Founders Warrant holders, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of shareholders at which PERAC shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

PERAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. For information on how to obtain copies of these materials, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

FINANCIAL STATEMENT PRESENTATION

Holdco

Holdco was incorporated under the laws of Ireland on July 13, 2023 for the purpose of effectuating the Business Combination described herein. Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus. Following the consummation of the Business Combination, Holdco will qualify as a foreign private issuer (as defined under Rule 405 under the Securities Act) and will prepare its financial statements denominated in euros and in accordance with IFRS. Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and is denominated in euros.

PERAC

The financial statements of PERAC included in this proxy statement/prospectus have been prepared in accordance with GAAP and are denominated in U.S. dollars (“dollars”).

Heramba

The financial statements of Heramba included in this proxy statement/prospectus have been prepared in accordance with IFRS and are denominated in euros.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Heramba relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heramba,” “Business of Heramba and Certain Information about Heramba” and other sections of this proxy statement/prospectus. While Holdco is responsible for all of the disclosure in this proxy statement/prospectus and has compiled, extracted, and reproduced industry data from these sources, Holdco has not independently verified the data. Similarly, internal surveys, industry forecasts and market research, which Holdco believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While Holdco believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and Holdco. See “Forward-Looking Statements.”

v

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Kiepe Electric’s audited financial statements included in this proxy statement/prospectus are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kiepe Electric.”

CURRENCY AND EXCHANGE RATES

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. Dollars and all references to “$,” “USD,” “US $” or “dollars” refer to U.S. dollars, the lawful currency of the United States of America. All references to “€,” “EUR” or “Euro” refer to the euro, the lawful currency of the participating members of the European Union that have adopted it as such under European Union law. Certain monetary amounts described herein have been expressed in U.S. Dollars for convenience only and, when expressed in U.S. Dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

The exchange rate used for conversion between U.S. Dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank as of the dates specified herein.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Heramba name, logos and other trademarks and service marks of Heramba appearing in this prospectus are the property of Heramba. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

In this proxy statement/prospectus, unless indicated otherwise or the context requires, the following terms have the meanings set forth below.

In this document:

“Additional Anchor Investors” means certain qualified institutional buyers or institutional accredited investors, none of which is affiliated with any member of PERAC’s management team, that participated in the IPO and, in connection therewith, acquired PERAC Founders Shares from the Sponsor.

“Adjournment Proposal” means the proposal, by way of ordinary resolution, to direct the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

“Advisory Governance Proposals” means the four separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding advisory basis, certain material changes between the PERAC Articles and the Holdco Articles.

“Amended and Restated Warrant Agreement” means the amended and restated Warrant Agreement to be entered into by and among PERAC, Holdco, Continental and a successor warrant agent, if any, in connection with the Closing of the Business Combination.

“Anchor Investors” means the Original Anchor Investors and the Additional Anchor Investors.

“Ancillary Agreements” means the Registration Rights Agreement, Lock-Up Agreement, Sponsor Support Agreement, Share Contribution Agreement, Financing Agreements, Non-Redemption Agreements and all other agreements, certificates and instruments executed and delivered by PERAC, Holdco, Merger Sub, the Seller or Heramba in connection with the Business Combination and specifically contemplated by the Business Combination Agreement.

“BofA” means BofA Securities, Inc.

“broker non-vote” means the failure of a PERAC shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” or “Transactions” means the Merger, Contribution and the other transactions contemplated by the Business Combination Agreement and the Transaction Documents.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 2, 2023, as it may be amended, supplemented, or otherwise modified from time to time, by and among PERAC, Holdco, Merger Sub, the Seller and Heramba.

“Business Combination Proposal” means the proposal to approve and adopt, by way of ordinary resolution, the Business Combination Agreement and the Business Combination contemplated thereby, which proposal is conditioned on the approval, by way of special resolution, of the Merger Proposal.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Class B Conversion” means the conversion by the PERAC Initial Shareholders on August 1, 2023, in connection with the implementation of the Extension, of 6,594,414 PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis in accordance with the PERAC Articles.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company.

“Contributed Shares” means the Heramba Shares exchanged for the Share Consideration.

“Contribution” means the transfer by the Seller of the Contributed Shares to Holdco.

“Dissenting PERAC Shareholders” means the holders of the Dissenting PERAC Shares.

“Dissenting PERAC Shares” means PERAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by PERAC shareholders who shall have validly exercised their dissenter’s rights for such PERAC Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenter’s rights.

“DTC” means the Depository Trust Company.

“Effective Date” means the effective date of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

“European Union” or “EU” means the European Union.

“EU Corporate Sustainability Reporting Directive” means Directive (EU) 2022/2464 of the European Parliament and of the Council of 14 December 2022 amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC and Directive 2013/34/EU, as regards corporate sustainability reporting.

“EWI Capital” means EWI Capital SPAC I LLC, which is an affiliate of Srinath Narayanan (PERAC’s President and Chief Executive Officer) and a member of the Sponsor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 28, 2021, by and among PERAC and certain PERAC securityholders.

“Extension” means the extension of the date by which PERAC must consummate an initial business combination from August 2, 2023 to May 2, 2024 that was approved by PERAC’s shareholders at the PERAC Extension Meeting.

“Extension Redemption” means the redemption by PERAC of PERAC Public Shares properly submitted for redemption in connection with the Extension.

“Extraordinary General Meeting” means the extraordinary general meeting of the shareholders of PERAC, to be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed.

“Financing Agreements” means, collectively, the Heramba Financing Agreements and PERAC Financing Agreements.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Governmental Authority” means any federal, state, county or local or non-U.S. government, governmental, national, supranational, regulatory, taxing or administrative authority, agency, instrumentality or commission or any legislature or court, tribunal, or judicial or arbitral body.

“Heramba” means Heramba GmbH (formerly known as Blitz D22-275 GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529, individually or collectively with its subsidiaries, as the context requires.

x

“Heramba Financing Agreements” means any subscription agreements, debt purchase agreements or other agreements with potential investors that may be executed by Heramba during the Interim Period.

“Heramba Holdings” means Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Heramba.

“Heramba Shares” means the shares in Heramba, which have nominal capital of EUR 1.00 each, all of which are held by the Seller.

“Heramba Subsidiaries” means, collectively, the direct and indirect Subsidiaries of Heramba, including the Targets and their Subsidiaries.

“Holdco” means Heramba Electric plc, an Irish public limited company incorporated under the laws of Ireland with company registration number 744994.

“Holdco Articles” means the articles of association of Holdco to be adopted by the sole shareholder of Holdco, substantially in the form attached to this proxy statement/prospectus as Annex B.

“Holdco Board” means the board of directors of Holdco, from time to time.

“Holdco Deferred Shares” means the 25,000 deferred ordinary shares in the capital of Holdco with a nominal value of €1.00 each.

“Holdco Founders Warrants” means warrants to subscribe for Holdco Ordinary Shares resulting from the automatic adjustment of PERAC Founders Warrants at the Merger Effective Time pursuant to the Warrant Agreement.

“Holdco Ordinary Shares” means the ordinary shares in the capital of Holdco with a nominal value of €0.0001 each.

“Holdco Public Warrants” means warrants to subscribe for Holdco Ordinary Shares resulting from the automatic adjustment of the PERAC Public Warrants at the Merger Effective Time pursuant to the Warrant Agreement.

“Holdco Shareholders” means the holders of shares in the capital of Holdco.

“Holdco Warrantholders” means the holders of Holdco Warrants.

“Holdco Warrants” means the Holdco Public Warrants and the Holdco Founders Warrants.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Interim Period” means the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms.

“IPO” means the initial public offering of PERAC Units consummated by PERAC on November 2, 2021, collectively with the closing of the partial exercise of the over-allotment option on November 17, 2021.

“IPO Prospectus” means the final prospectus for the IPO, dated as of October 28, 2021.

“IPO Underwriters” means JPM and BofA, collectively, as the underwriters of the IPO.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IR Act” means the Inflation Reduction Act of 2022.

“Irish Companies Act” means the Companies Act 2014 of Ireland as the same may be amended from time to time.

“Irish Revenue” means the Office of the Revenue Commissioners of Ireland.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2022, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“JPM” means J.P. Morgan Securities LLC.

“Kiepe Acquisition” means the acquisition of 85% of the equity interests of Kiepe GmbH and 100% of the equity interests of Kiepe US and the indirect acquisition of certain of their subsidiaries by Heramba and Heramba Holdings pursuant to the Kiepe SPA.

“Kiepe Electric” means Kiepe GmbH, Kiepe US and certain of their subsidiaries to be acquired by Heramba and Heramba Holdings pursuant to the Kiepe SPA.

“Kiepe GmbH” means Kiepe Electric GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 34306.

“Kiepe SPA” means that certain Share Purchase Agreement, Deed Index No. W 2651/2023 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, dated as of July 25, 2023, by and among Heramba, Heramba Holdings, Knorr-Bremse Systeme für Schienenfahrzeuge GmbH (“Seller 1”) and Knorr-Brake Holding Corporation (“Seller 2”), as amended by the SPA Amendment.

“Kiepe US” means Kiepe Electric LLC, a Georgia limited liability company.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, injunction, judgment, rule, regulation, executive order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into at the Closing by and among Holdco, the Sponsor and certain holders of Holdco securities upon the Closing, the form of which is attached as Exhibit C-2 to the Business Combination Agreement.

“Merger” means the merger of Merger Sub with and into PERAC, with PERAC surviving such merger, as a result of which, PERAC shall become a direct, wholly owned subsidiary of Holdco.

“Merger Consideration” means the Holdco Ordinary Shares to be issued to PERAC shareholders in exchange for the automatic cancellation, by operation of Cayman Islands law, of the issued and outstanding PERAC Class A Ordinary Shares at the Merger Effective Time.

“Merger Effective Time” means the date and time when the Merger becomes effective.

“Merger Proposal” means the proposal to approve and adopt, by way of special resolution, the Plan of Merger and the consummation of the Merger, which proposal is conditioned on the approval, by way of ordinary resolution, of the Business Combination Proposal.

“Merger Sub” means Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Redemption Agreements” means the Non-Redemption Agreements entered into by PERAC with the NRA Investors in connection with the PERAC Extension Meeting, pursuant to which the parties thereto agreed that, in connection with the closing of PERAC’s initial business combination, PERAC would issue or cause to be issued, on a private placement basis, an aggregate of 1,645,596 NRA Shares on the terms and conditions set forth therein.

“Northland” means Northland Securities, Inc.

“NRA Investors” means the PERAC shareholders party to the Non-Redemption Agreements, which are in each case third parties unaffiliated with PERAC.

“NRA Shares” means the aggregate 1,645,596 PERAC Class A Ordinary Shares (or equivalent post-combination securities) that PERAC has agreed to issue or cause to be issued to the NRA Investors pursuant to the Non-Redemption Agreements.

“Original Anchor Investors” means certain investment funds and managed accounts managed by or affiliated with Atalaya Capital Management LP, Apollo Capital Management, L.P. and an additional qualified institutional buyer, none of which is affiliated with any member of PERAC’s management team, that participated in the IPO and, in connection therewith, acquired membership interests in the Sponsor representing indirect beneficial interests in certain PERAC Founders Shares and PERAC Founders Warrants held by the Sponsor.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PERAC” means Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458.

“PERAC Articles” means the Amended and Restated Memorandum and Articles of Association of PERAC adopted by special resolution dated October 27, 2021 and effective on October 28, 2021, as amended by special resolution effective as of August 1, 2023, as may be further amended, modified or supplemented from time to time.

“PERAC Board” means the board of directors of PERAC.

“PERAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of PERAC.

“PERAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of PERAC.

“PERAC Extension Meeting” means the extraordinary general meeting in lieu of the 2023 annual general meeting of shareholders of PERAC held on August 1, 2023 at which PERAC’s shareholders approved the Extension, among other matters.

“PERAC Financing Agreements” means any subscription agreements, forward purchase agreements, non-redemption agreements or backstop agreements with potential investors that may be executed by PERAC during the Interim Period.

“PERAC Founders Shares” means the PERAC Class B Ordinary Shares issued to the PERAC Initial Shareholders prior to the IPO, including the PERAC Class A Ordinary Shares issued in the Class B Conversion.

“PERAC Founders Warrants” means the private placement warrants to purchase PERAC Class A Ordinary Shares issued to the Sponsor in the Private Placement.

“PERAC Initial Shareholders” means the holders of the PERAC Founders Shares prior to the IPO and their permitted transferees, as applicable.

“PERAC Ordinary Shares” means the PERAC Class A Ordinary Shares and the sole issued and outstanding PERAC Class B Ordinary Share.

“PERAC Preference Shares” means the preference shares, par value $0.0001 per share, of PERAC.

“PERAC Public Shareholders” means the holders of PERAC Public Shares.

“PERAC Public Shares” means the PERAC Class A Ordinary Shares issued as a component of the PERAC Units.

“PERAC Public Warrants” means warrants to purchase PERAC Class A Ordinary Shares issued as a component of the PERAC Units.

“PERAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of PERAC of the Redemption Rights.

“PERAC Units” means the units issued in the IPO, each of which consisted of one PERAC Class A Ordinary Share and one-half (1/2) of one PERAC Public Warrant.

“PERAC Warrants” means the PERAC Public Warrants and the PERAC Founders Warrants.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, company, joint venture, estate, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“Proposals” means, collectively, the Business Combination Proposal, the Merger Proposal, the Advisory Governance Proposals and the Adjournment Proposal.

“Redeeming PERAC Shares” means PERAC Ordinary Shares in respect of which the eligible (as determined in accordance with the PERAC Formation Document) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Redemption Right.

“Redemption” means the right of the holders of PERAC Ordinary Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“PIPE Financing” means any financing arrangements pursuant to the Financing Agreements.

“Plan of Merger” means the plan of merger in substantially the form attached to the Business Combination Agreement as Exhibit A.

“Private Placement” means the private placements of PERAC Founders Warrants in connection with the IPO to the Sponsor, collectively.

“Redemption Rights” means the redemption rights provided for in Article 8 and Article 49 of the PERAC Articles.

“Registrar” means the Registrar of Companies of the Cayman Islands.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Closing by and among Holdco, the Sponsor and certain holders of Holdco securities upon the Closing, the form of which is attached as Exhibit C-1 to the Business Combination Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” means Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland with company registration number 745130.

“Share Consideration” means thirty-six million seven hundred thousand (36,700,000) Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act).

“Share Contribution Agreement” means the transfer agreement to be entered into immediately following the Merger Effective Time, by and between the Seller and Holdco, the form of which is attached as Exhibit B to the Business Combination Agreement.

“SPA Amendment” means that certain Amendment Agreement to Share Purchase Agreement, Deed Index No. W 0385/24 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, dated as of January 31, 2024, by and among Heramba, Heramba Holdings, Seller 1 and Seller 2.

“Sponsor” means Smilodon Capital, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of October 2, 2023, by and among PERAC, Heramba and the Sponsor, executed in connection with the Business Combination Agreement.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Targets” means Kiepe GmbH and Kiepe US.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties or similar assessments, imposed, administered, collected or assessed by a Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax, together with all interest, fines, penalties and additions imposed with respect to such amounts.

“Transaction Documents” means the Business Combination Agreement, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by PERAC, Holdco, Merger Sub, the Seller or Heramba in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Trust Account” means the trust account established for the benefit of the PERAC Public Shareholders in connection with the IPO, with Continental acting as trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 28, 2021, by and between PERAC and Continental, as trustee, as amended on August 1, 2023.

“Underwriting Agreement” means the Underwriting Agreement, dated as of October 28, 2021, by and among PERAC and the IPO Underwriters.

“Unit Separation” means the automatic separation of the PERAC Units immediately prior to the Merger Effective Time pursuant to the PERAC Articles.

“Waivers” means the formal notices in writing received by PERAC (at PERAC’s request) on April 17, 2023 and April 27, 2023 from JPM and BofA, respectively, constituting all of the IPO Underwriters, pursuant to which the IPO Underwriters gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

“Warrant Agreement” means the warrant agreement, dated as of October 28, 2021, by and between PERAC and Continental, as warrant agent.

“Working Capital Loans” means any loan made to PERAC by the Sponsor, any affiliate of the Sponsor, or any of PERAC’s officers or directors for the purpose of financing costs incurred in connection with PERAC’s initial business combination.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the Business Combination. The following questions and answers may not include all the information that is important to PERAC’s shareholders, who are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     On October 2, 2023, PERAC entered into the Business Combination Agreement with Holdco, Merger Sub, the Seller and Heramba, which provides for the Business Combination in which, among other transactions, Merger Sub will merge with and into PERAC, with PERAC being the Surviving Company in the Merger and becoming a direct, wholly owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination, among other matters: (i) at the Merger Effective Time, each issued and outstanding PERAC Class A Ordinary Share will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, constituting the Merger Consideration, and each issued and outstanding PERAC Founders Warrant and PERAC Public Warrant will be automatically converted into and become one Holdco Founders Warrant and one Holdco Public Warrant, respectively, in each case to purchase Holdco Ordinary Shares; and (ii) immediately following the Merger Effective Time, pursuant to the Share Contribution Agreement, the Seller will transfer, as a contribution to Holdco, and Holdco will assume from the Seller, the Contributed Shares in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to the Seller, constituting the Share Consideration. See “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement — Consideration,” “Beneficial Ownership of Securities,” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the consideration to be paid in the Business Combination.

PERAC shareholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby, among other proposals, at the Extraordinary General Meeting. You are receiving this proxy statement/prospectus because you hold PERAC Ordinary Shares as of the record date for the Extraordinary General Meeting.

The PERAC Units, PERAC Class A Ordinary Shares and PERAC Public Warrants are each traded on the Nasdaq Global Market tier of Nasdaq under the symbols “PEGRU,” “PEGR” and “PEGRW,” respectively. Holdco has applied to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the symbols “PITA” and “PITAW,” respectively, upon Closing. There can be no assurance that the Holdco Ordinary Shares or Holdco Public Warrants will be approved for listing on Nasdaq. Pursuant to the Unit Separation, any outstanding PERAC Units will be separated into their component securities in connection with the Closing and, as such, no Holdco units will be listed on Nasdaq following the Closing.

This proxy statement/prospectus and its annexes contain important information about the Business Combination and the proposals to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, carefully and in their entirety. This document also constitutes a prospectus of Holdco with respect to certain Holdco Ordinary Shares and Holdco Warrants, in each case issuable in connection with the Business Combination.

Q.     When and where is the Extraordinary General Meeting?

A.      The Extraordinary General Meeting will be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of the PERAC Articles. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/pegyr/2024. Only shareholders who own PERAC Ordinary Shares as of the close of business on the record date for the Extraordinary General Meeting will be entitled to attend the Extraordinary General Meeting.

Q.     What matters will PERAC shareholders consider at the Extraordinary General Meeting?

A.     At the Extraordinary General Meeting, PERAC will ask its shareholders to vote in favor of the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt, by way of ordinary resolution, the Business Combination Agreement and the Business Combination contemplated thereby.

•        Proposal No. 2 — The Merger Proposal — a proposal to approve and adopt, by way of special resolution, the Plan of Merger and the consummation of the Merger.

•        Proposal Nos. 3A through 3D — The Advisory Governance Proposals — four separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding advisory basis, the following material changes between the PERAC Articles and the Holdco Articles:

(A)    Proposal No. 3A — a proposal to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(D)    Proposal No. 3B — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco Board;

(E)    Proposal No. 3C — a proposal to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters;

(F)    Proposal No. 3D — a proposal to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

•        Proposal No. 4 — The Adjournment Proposal — a proposal to direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Q.     Are any of the proposals conditioned on one another?

A.     The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

It is important to note that, if the Business Combination Proposal and the Merger Proposal are not approved, then PERAC will not consummate the Business Combination. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

Q.     What will happen in the Business Combination?

A.     Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) immediately prior to the Merger Effective Time, (a) each issued and outstanding PERAC Unit will be automatically separated into its component securities and (b) the sole issued and outstanding PERAC Class B

Ordinary Share will be automatically converted into one PERAC Class A Ordinary Share; (ii) at the Merger Effective Time, PERAC and Merger Sub will enter into a plan of merger, pursuant to which Merger Sub will merge with and into PERAC, with PERAC being the Surviving Company in the Merger and becoming a direct, wholly owned subsidiary of Holdco; (iii) at the Merger Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Closing Class B Conversion) will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, (b) each PERAC Public Warrant will remain outstanding but will be automatically adjusted to become one Holdco Public Warrant, (c) each PERAC Founders Warrant will remain outstanding but will be automatically adjusted to become one Holdco Founders Warrant, (d) each PERAC Class A Ordinary Share properly tendered for redemption and issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the Trust Account pursuant to the PERAC Articles, (e) each Dissenting PERAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting PERAC Shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such Dissenting PERAC Share and such other rights as are granted by the Cayman Islands Companies Act, and (f) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company; (iv) immediately following the Merger Effective Time, pursuant to the Share Contribution Agreement, the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the Contributed Shares, in exchange for the issuance by Holdco of the Share Consideration to the Seller; and (v) all Holdco Deferred Shares shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

Additionally, immediately following the Merger Effective Time, Holdco will issue an aggregate of 1,645,596 Holdco Ordinary Shares to the NRA Investors pursuant to the Non-Redemption Agreements.

Q.     Why is PERAC proposing the Business Combination Proposal?

A.     PERAC is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. PERAC may consummate a business combination with a target business in any geographic location or industry. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate.

Of the net proceeds from the IPO and the Private Placement, $263,776,600 was placed into the Trust Account immediately following the IPO. In connection with the implementation of the Extension, PERAC redeemed 15,498,302 PERAC Class A Ordinary Shares tendered for redemption by the PERAC Public Shareholders, at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million. As of September 30, 2023, the remaining funds held in the Trust Account were approximately $114.5 million. In accordance with the PERAC Articles, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There are currently 17,473,773 PERAC Ordinary Shares issued and outstanding, consisting of 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share, of which 10,879,358 are PERAC Public Shares and 6,594,415 are PERAC Founders Shares. In addition, there are currently 21,614,362 PERAC Warrants issued and outstanding, consisting of 13,188,830 PERAC Public Warrants and 8,425,532 PERAC Founders Warrants. Each whole PERAC Warrant entitles the holder thereof to purchase one PERAC Class A Ordinary Share (or, upon consummation of the Business Combination, one Holdco Ordinary Share) at an exercise price of $11.50 per share, subject to adjustment. The PERAC Warrants (and, upon consummation of the Business Combination, the Holdco Warrants) will become exercisable 30 days after the consummation of PERAC’s initial business combination and will expire five years after the consummation of PERAC’s initial business combination, or earlier upon redemption or liquidation. There are no PERAC Preference Shares issued and outstanding.

Under the PERAC Articles, PERAC must provide all holders of Public Shares with the opportunity to have their PERAC Public Shares redeemed upon the consummation of the Business Combination. Holders of PERAC Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. At the Closing, the outstanding PERAC Ordinary Shares will be automatically cancelled in exchange for the right to be issued Holdco Ordinary Shares and the outstanding PERAC Warrants will remain outstanding but will be automatically adjusted to become Holdco Warrants. All outstanding PERAC Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, Holdco will not have units outstanding following consummation of the Business Combination.

Before reaching its decision to approve the Business Combination, the PERAC Board reviewed the results of the due diligence conducted by PERAC’s management and advisors and also considered potentially positive and potentially material negative factors as part of its evaluation of the Business Combination. See sections “The Business Combination Proposal — PERAC Board’s Reasons for the Approval of the Business Combination” and “Risk Factors” for details on these factors. The PERAC Board also considered the fairness opinion delivered by Northland in connection with the Business Combination. See “— Did the PERAC Board obtain a third party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?” and “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” for more information.

Q.     Who is Heramba?

A.     Heramba was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529. The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation. The managing director of Heramba is Dr. Hans-Jörg Grundmann and the sole shareholder of Heramba is Heramba Limited.

Q.     Who is Kiepe Electric?

A.     Kiepe Electric is a German-based provider of electric mobility products and solutions for rail vehicles and buses. Kiepe Electric offers its services to public transport companies, fleet operators and vehicle manufacturers as a solution designer and system integrator of electrical systems for rail vehicle systems (including trams, light rail vehicles, metros, regional trains and locomotives) and electrical vehicle systems (including electric buses, such as pure electric In Motion Charging trolley buses and battery electric buses). As an electrical engineering specialist, Kiepe Electric supplies leading urban operators and rail vehicle and bus manufacturers with electrical systems for ecologically sustainable and emission-free public transportation solutions. In addition, it is an established provider of e-mobility solutions for the mobility industry, including in high-power charging solutions, and a provider of after-sales full-service solutions to ensure full customer satisfaction.

Q.     What is the Kiepe Acquisition and how is it expected to impact the Business Combination and the Combined Company?

A.     In July 2023, Heramba and Heramba Holdings entered into the Kiepe SPA with Knorr Bremse Group, pursuant to which Heramba and Heramba Holdings agreed to acquire 85% of the equity interests of KE DE and 100% of the equity interests of KE US and the indirect acquisition of certain of their subsidiaries. The Kiepe Acquisition was consummated on February 6, 2024.

Q.     What equity stake will PERAC shareholders and the Seller have in Holdco after the Closing?

A.     Upon consummation of the Business Combination (assuming, among other things, that after the August Redemptions, no Public Shareholders exercise redemption rights in connection with the Closing), (i) PERAC’s public shareholders are expected to own approximately 22.4% of the outstanding Holdco Ordinary Shares, (ii) PERAC Sponsor is expected to own approximately 11.9% of the outstanding Holdco Ordinary Shares, and (iii) the Heramba shareholders are expected to own approximately 65.7% of the outstanding Holdco Ordinary Shares.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) after the August Redemptions, no public stockholders exercise their redemption rights in connection with the Business Combination, and (ii) an aggregate of shares of Holdco Ordinary Shares are issued to former shareholders of Heramba in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the PERAC shareholders and Heramba shareholders in the Holdco, and associated voting power, will be different.

If any of PERAC’s public shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Holdco Ordinary Shares held by PERAC’s public shareholders will decrease and the percentages of the outstanding Holdco Ordinary Shares held by the Sponsor and Heramba shareholders will increase, in each case, relative to the percentage held if none of the public shares are redeemed.

The following table illustrates varying ownership levels of the Holdco immediately following the Business Combination:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%	Shares	%
Heramba Shareholders	36,700,000	65.7%	36,700,000	72.8%	36,700,000	81.7%
PERAC Public Shareholders(3)(4)	12,524,954	22.4%	7,085,275	14.1%	1,645,596	3.7%
PERAC Initial Shareholders(5)	6,594,415	11.9%	6,594,415	13.1%	6,594,415	14.6%
Total shares	55,819,369	100.0%	50,379,690	100.0%	44,940,011	100.0%

____________

(1)      Represents mid-point share redemption levels reflecting approximately 79% of the 26,377,660 redeemable public shares, or approximately 20,937,981 shares, which includes the 15,498,302 shares redeemed in August 2023.

(2)      Represents maximum share redemption levels reflecting 100% of the 26,377,660 redeemable public shares, or 26,377,660 shares, which includes the 15,498,302 shares redeemed in August 2023.

(3)      The shares held by PERAC public shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non Redemption Agreements.

(4)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(5)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

In addition, the following table illustrates varying ownership levels in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions by the PERAC public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including (i) the PERAC Public Warrants and (ii) the PERAC Private Placement Warrants:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%	Shares	%
Heramba Shareholders	36,700,000	47.4%	36,700,000	51.0%	36,700,000	55.1%
PERAC Public Shareholders(3)(4)	25,713,784	33.2%	20,274,105	28.2%	14,834,426	22.3%
PERAC Initial Shareholders(5)	15,019,947	19.4%	15,019,947	20.8%	15,019,947	22.6%
Total shares	77,433,731	100.0%	71,994,052	100.0%	66,554,373	100.0%

____________

(1)      Represents mid-point share redemption levels reflecting approximately 79% of the 26,377,660 redeemable public shares, or approximately 20,937,981 shares, which includes the 15,498,302 shares redeemed in August 2023.

(2)      Represents maximum share redemption levels reflecting 100% of the 26,377,660 redeemable public shares, or 26,377,660 shares, which includes the 15,498,302 shares redeemed in August 2023.

(3)      The shares held by PERAC public shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non Redemption Agreements.

(4)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(5)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     How has the announcement of the Business Combination affected the trading price of the PERAC securities?

A.    On October 2, 2023, the trading date preceding the announcement of the Business Combination, the closing prices of the PERAC Units, PERAC Public Shares and PERAC Public Warrants as reported by Nasdaq were $10.8178, $10.45, and $0.12, respectively. As of March 1, 2024, the record date for the Extraordinary General Meeting, the closing prices of the PERAC Units, PERAC Public Shares and PERAC Public Warrants as reported by Nasdaq was $10.67, $10.68, and $0.05, respectively. Holders of PERAC’s securities should obtain current market quotations for the securities. The market price of PERAC’s securities could vary at any time prior to Closing.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay PERAC Public Shareholders who properly exercise their Redemption Rights and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by PERAC and Heramba (estimated, as of June 30, 2023, for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,” to be €8.3 million and €6.3 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by PERAC and Heramba as of and through the Closing Date.

Any additional proceeds from the funds held in the Trust Account are expected to be used to fund operating expenses of the Combined Company. There can be no assurance that the Combined Company will realize any remaining proceeds from the Trust Account or that any remaining proceeds will be meaningful, in which case the Combined Company will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available.

In addition, the foregoing expected uses of funds held in the Trust Account represent Heramba’s current intentions based upon its current plans and business conditions, which could change in the future as the Combined Company’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Heramba cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that the Combined Company will actually spend on the uses set forth above. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending the Combined Company’s use of the funds in the Trust Account, it is currently expected that such funds would be invested in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Q.     Who will be the directors and officers of Holdco if the Business Combination is consummated?

A.     It is anticipated that, following consummation of the Business Combination, the Holdco Board will consist of seven individuals. PERAC and Heramba expect that the Holdco Board members will be Michael Browning, Diego Diaz, Nina Jensen, Neil McArthur, Srinath Narayanan, Avinash Rugoobur and Eric Spiegel. The initial officers of Holdco upon the Closing are anticipated to be Alexander Ketterl, Chief Executive Officer, Velimir Tatalovic, Chief Financial Officer, Christopher Wede, Head of Sales & Business Development, Ulrich Lauel, Head of Rail, and Andreas Heitland, Head of Operations & Service. See the section entitled “Management of Holdco Following the Business Combination” for additional information.

Q.     How will Holdco be governed following the Business Combination?

A.     Upon consummation of the Business Combination, pursuant to the Irish Companies Act and the Holdco Articles, the Holdco Board will responsible for the management of Holdco’s business and affairs and will serve as the ultimate decision-making body of the Company except for those matters reserved under Irish law to Holdco Shareholders. The Holdco Board will oversee Holdco’s management team to whom it will delegate the power to manage Holdco’s day-to-day operations. A copy of the Holdco Articles is attached to this proxy statement/prospectus as Annex B.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that PERAC’s shareholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”

Q.     What happens if I sell my PERAC Ordinary Shares before the Extraordinary General Meeting?

A.     The record date for the Extraordinary General Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your PERAC Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your PERAC Ordinary Shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your PERAC Ordinary Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or to have them redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account. Only PERAC’s shareholders on the date of the Closing will be entitled to receive Holdco Ordinary Shares in connection with the Closing.

Q.     What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A.     Approval of the Business Combination Proposal and, if presented, the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting.

Approval of each of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PERAC, Heramba, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

It is important to note that, if the Business Combination Proposal and the Merger Proposal are not approved, then PERAC will not consummate the Business Combination. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

Q.     Does the Seller need to approve the Business Combination?

A.     Concurrently with the execution and delivery of the Business Combination Agreement, the Seller, as the sole shareholder of Heramba, delivered to PERAC a written consent pursuant to which, among other things, it approved the execution of the Business Combination Agreement and the Business Combination contemplated thereby.

Q.     Is PERAC required to have a minimum amount of cash after redemptions in order to close the Business Combination?

A.     There is no minimum cash condition under the Business Combination Agreement. In addition, the PERAC Articles do not currently have a net tangible asset requirement.

Q.     May the PERAC Initial Shareholders and PERAC’s directors and officers or their affiliates purchase PERAC Ordinary Shares in connection with the Business Combination?

A.     Subject to applicable securities laws, the Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of PERAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or PERAC’s directors, officers, advisors or their affiliates purchase PERAC Public Shares in privately negotiated transactions from PERAC Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.

Q.     Will PERAC or Holdco issue additional equity securities in connection with the consummation of the Business Combination?

A.     Following the execution of the Business Combination Agreement, PERAC or Heramba may enter into one or more Financing Agreements with respect to the PIPE Financing. Each of PERAC, Heramba and the Seller has agreed to use commercially reasonable efforts to cooperate in connection with the arrangement of the PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any potential investors to date. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming PERAC Public Shareholders and the Seller following the Business Combination.

Q.     How many votes do I have at the Extraordinary General Meeting?

A.     PERAC’s shareholders are entitled to one vote at the Extraordinary General Meeting for each PERAC Ordinary Share held of record as of the record date. As of the close of business on the record date, there were 17,473,773 PERAC Ordinary Shares issued and outstanding, consisting of 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share.

Q.     How will the PERAC Initial Shareholders and PERAC’s directors and officers vote?

A.     As of the record date, the PERAC Initial Shareholders and PERAC’s directors and officers beneficially own an aggregate of approximately 37.7% of the issued and outstanding PERAC Ordinary Shares on the record date (excluding any PERAC Public Shares held by the Anchor Investors), of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares on the record date, are held directly by the Anchor Investors. The PERAC Initial Shareholders and PERAC’s directors and officers have agreed to waive their Redemption Rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. The Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

Q.     What interests do the PERAC Initial Shareholders and PERAC’s directors and officers have in the Business Combination?

A.     When you consider the recommendation of the PERAC Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. These interests include, among other things:

•        the beneficial ownership interests that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have in the 6,594,415 PERAC Founders Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if PERAC does not complete an initial business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The PERAC Founders Shares have an aggregate market value of approximately $70,692,129, based on the closing price of the PERAC Class A Ordinary Shares of $10.72 on Nasdaq on March 18, 2024;

•        the beneficial ownership interests that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have in the 8,425,532 PERAC Founders Warrants, acquired for an aggregate purchase price of $8,425,532, which warrants would become worthless if PERAC does not complete an initial business combination within the applicable time period, as there will be no distribution from the Trust Account with respect to PERAC Warrants. The PERAC Founders Warrants have an aggregate market value of approximately $556,928, based on the closing price of the PERAC Public Warrants of $0.0661 on Nasdaq on March 18, 2024;

•        even if the trading price of the Holdco Ordinary Shares following the consummation of the Business Combination was as low as $1.28 per share, the aggregate market value of the Holdco Ordinary Shares issued in exchange for the PERAC Founders Shares alone (without taking into account the value of the Holdco Founders Warrants received upon conversion of the PERAC Founders Warrants) would be approximately equal to the initial investment in PERAC by the PERAC Initial Shareholders. As a result, if the Business Combination is completed, the PERAC Initial Shareholders are likely to be able to make a substantial profit on their investment in PERAC even at a time when the Holdco Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and PERAC does not consummate an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, the PERAC Initial Shareholders will lose their entire investment in PERAC (except as to any liquidating distributions to which they may be entitled as holders of PERAC Public Shares);

•        a total of eleven Anchor Investors purchased units in the IPO, and in connection therewith, (i) the Original Anchor Investors subscribed for interests in the Sponsor representing an aggregate of 1,379,850 PERAC Founders Shares and certain of the PERAC Founders Warrants held by the Sponsor, which interests may be subject to forfeiture or repurchase in connection with the transfer or redemption of PERAC Public Shares acquired by the Original Anchor Investors at the time of the IPO, and (ii) the Additional Anchor Investors purchased an aggregate of 1,171,717 PERAC Founders Shares from the Sponsor, in each case at prices similar to those paid by the Sponsor for the PERAC Founders Shares and PERAC Founders Warrants, as applicable. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in PERAC, even at a time when the Holdco Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal and the other proposals described in this proxy statement/prospectus than other PERAC Public Shareholders and an incentive to vote any PERAC Public Shares they own in favor of such proposals. However, PERAC is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal or the other proposals described in this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to PERAC, or a prospective target business with which PERAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•        the PERAC Articles specify certain rights of directors and officers to be indemnified by PERAC, and of PERAC’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, which rights will continue after PERAC’s initial business combination. If an initial business combination is not approved and PERAC liquidates, PERAC will not be able to perform its obligations to its directors and officers under those provisions;

•        none of PERAC’s directors or officers has received any cash compensation for services rendered to PERAC;

•        the Sponsor and PERAC’s directors and officers, or any of their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred in connection with activities on PERAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated;

•        on October 25, 2023, PERAC issued an unsecured promissory note to the Sponsor, whereby the Sponsor has agreed to loan up to $500,000 to PERAC for working capital needs. Additionally, on January 26, 2024, PERAC issued an unsecured promissory note to Srinath Narayanan (PERAC’s President and Chief Executive Officer) whereby Mr. Narayanan has agreed to loan up to $375,000 to PERAC for working capital needs. Each loan accrues no interest on the unpaid principal balance and is due on the earlier of (i) the date on which PERAC consummates an initial business combination and (ii) the date that PERAC’s winding up is effective. As of the date of this proxy statement/prospectus, PERAC had an aggregate outstanding balance of $850,000 under such notes. The Sponsor and Mr. Narayanan will not have any claim against the Trust Account with respect to such loans and, accordingly, PERAC may not be able to repay such loans if it does not complete an initial business combination.

•        PERAC has an agreement to pay EWI Capital, which is an affiliate of Mr. Narayanan and a member of the Sponsor, a monthly fee of $30,000 for office space and administrative support until the earlier of the completion of PERAC’s initial business combination or liquidation, certain of which fees have accrued but not yet been paid. If an initial business combination is not approved and PERAC liquidates, EWI Capital may not receive payment in full under such agreement;

•        the potential continuation of one or more of PERAC’s directors or officers as directors or officers of the Combined Company following the consummation of the Business Combination; and

•        the anticipated continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence PERAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “Proposal No. 1 — The Business Combination Proposal — PERAC Board’s Reasons for the Approval of the Business Combination.”

Q.     Did the PERAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. The PERAC Board retained Northland to provide a fairness opinion in connection with the Business Combination. The PERAC Board decided to obtain such fairness opinion to determine (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) whether Heramba has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). In selecting Northland, the PERAC Board considered, among other things, Northland’s qualifications, expertise and reputation, as well as Northland’s knowledge of PERAC, Heramba and Kiepe Electric, the businesses of PERAC, Heramba and Kiepe Electric and the industries in which PERAC, Heramba and Kiepe Electric operate. On September 29, 2023, Northland rendered its oral opinion to the PERAC Board, which was subsequently confirmed in a letter dated September 29, 2023, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) that Heramba had a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Northland’s written opinion is attached to this proxy statement/prospectus as Annex C. For more information with respect to the opinion of Northland, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland.”

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and PERAC does not consummate a business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate the Trust Account.

Q.     Do I have Redemption Rights?

A.      If you are a holder of PERAC Public Shares, you may redeem your PERAC Public Shares for cash equal to the pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. Redemption Rights are not available to holders of PERAC Warrants in connection with the Business Combination. The PERAC Initial Shareholders, the Sponsor and PERAC’s officers and directors have agreed to waive their Redemption Rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination. The PERAC Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $114.5 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.52. This is greater than the $10.00 IPO price of the PERAC Public Units. Additionally, PERAC Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any) but less up to $100,000 of interest to pay dissolution expenses, in connection with the liquidation of the Trust Account if PERAC does not complete a business combination within the applicable time period.

Q.     Is there a limit on the number of shares I may redeem?

A.     A PERAC Public Shareholder, together with any of his, her or its affiliates or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the PERAC Public Shares without PERAC’s prior consent. Accordingly, all shares in excess of 15% of the PERAC Public Shares owned by a holder will not be redeemed. On the other hand, a PERAC Public Shareholder who holds less than 15% of the PERAC Public Shares may redeem all of the PERAC Public Shares held by such shareholder for cash.

Q.     Will how I vote affect my ability to exercise Redemption Rights?

A.     No. You may exercise your Redemption Rights whether you vote your PERAC Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their PERAC Public Shares and no longer remain shareholders, leaving shareholders who choose not to have their PERAC Public Shares redeemed holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

As a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in PERAC’s search for an initial business combination when you consider the Business Combination and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Business Combination. See the question entitled “What are the potential impacts on the Business Combination and related transactions resulting from the Waivers?”

Q.     What are the potential impacts on the Business Combination and related transactions resulting from the Waivers?

A.     On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

The IPO Underwriters were previously paid an aggregate of $5,275,532 in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of PERAC’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by PERAC at the consummation of the Business Combination will be reduced by approximately $9,232,181.

PERAC initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, PERAC was aware of other special purpose acquisition companies that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Business Combination less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and PERAC did not correspond with the IPO Underwriters about such reasons. Pursuant to the Waivers, (i) JPM informed PERAC that it has ceased its relationship with PERAC with respect to the IPO and is not, and shall not, act in any capacity or relationship with PERAC with respect to any business combination transaction, and (ii) BofA informed PERAC that it has ceased or refuses to act in every office, capacity, and relationship with respect to any potential business combination. To PERAC’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to PERAC matters, including with respect to the Business Combination. Such Waivers therefore indicate that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination. Each of the IPO Underwriters declined to review the disclosure herein regarding the Waivers and has disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, and no IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect.

As a result of the Waivers, PERAC Public Shareholders may be more likely to exercise their Redemption Rights with respect to their PERAC Public Shares and the proceeds that the Combined Company receives as a result of the Business Combination may therefore be reduced. Additionally, as a result of the Waivers, PERAC Public Shareholders may be more likely to vote against the Business Combination. It is important to note that, if the Business Combination Proposal and the Merger Proposal are not approved, then PERAC will not consummate the Business Combination. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

For additional information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — IPO Underwriters’ Waivers,” “Risk Factors — Risks Related to PERAC — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus” and “Risk Factors — Litigation or legal proceedings could expose any of PERAC, Heramba or Holdco to significant liabilities and may have a negative impact on PERAC’s, Heramba’s, Holdco’s or the Combined Company’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”

Q.     What happens if a substantial number of the PERAC Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.     As discussed above, PERAC Public Shareholders may vote in favor of the Business Combination Proposal or any other proposal described in this proxy statement/prospectus and also exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of PERAC Public Shareholders are reduced as a result of redemptions of PERAC Public Shares. With fewer PERAC Public Shares and PERAC Public Shareholders, the trading market for Holdco Ordinary Shares may be less liquid than the market for PERAC Class A Ordinary Shares was prior to the Closing and Holdco may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Combined Company’s business will be reduced.

For illustrative purposes, based on funds in the Trust Account of approximately $114.5 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.52.

Upon consummation of the Business Combination (assuming, among other things, that after the August Redemptions, no Public Shareholders exercise redemption rights in connection with the Closing), (i) PERAC’s public shareholders are expected to own approximately 22.4% of the outstanding Holdco Ordinary Shares, (ii) PERAC Sponsor is expected to own approximately 11.9% of the outstanding Holdco Ordinary Shares, and (iii) the Heramba shareholders are expected to own approximately 65.7% of the outstanding Holdco Ordinary Shares.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) after the August Redemptions, no public stockholders exercise their redemption rights in connection with the Business Combination, and (ii) an aggregate of shares of Holdco Ordinary Shares are issued to former shareholders of Heramba in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the PERAC shareholders and Heramba shareholders in the Holdco, and associated voting power, will be different.

If any of PERAC’s public shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Holdco Ordinary Shares held by PERAC’s public shareholders will decrease and the percentages of the outstanding Holdco Ordinary Shares held by the Sponsor and Heramba shareholders will increase, in each case, relative to the percentage held if none of the public shares are redeemed.

The following table illustrates varying ownership levels of the Holdco immediately following the Business Combination:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%	Shares	%
Heramba Shareholders	36,700,000	65.7%	36,700,000	72.8%	36,700,000	81.7%
PERAC Public Shareholders(3)(4)	12,524,954	22.4%	7,085,275	14.1%	1,645,596	3.7%
PERAC Initial Shareholders(5)	6,594,415	11.9%	6,594,415	13.1%	6,594,415	14.6%
Total shares	55,819,369	100.0%	50,379,690	100.0%	44,940,011	100.0%

____________

(1)      Represents mid-point share redemption levels reflecting approximately 79% of the 26,377,660 redeemable public shares, or approximately 20,937,981 shares, which includes the 15,498,302 shares redeemed in August 2023.

(2)      Represents maximum share redemption levels reflecting 100% of the 26,377,660 redeemable public shares, or 26,377,660 shares, which includes the 15,498,302 shares redeemed in August 2023.

(3)      The shares held by PERAC public shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non Redemption Agreements.

(4)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(5)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

In addition, the following table illustrates varying ownership levels in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions by the PERAC public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including (i) the PERAC Public Warrants and (ii) the PERAC Private Placement Warrants:

Equity Capitalization Summary	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%	Shares	%
Heramba Shareholders	36,700,000	47.4%	36,700,000	51.0%	36,700,000	55.1%
PERAC Public Shareholders(3)(4)	25,713,784	33.2%	20,274,105	28.2%	14,834,426	22.3%
PERAC Initial Shareholders(5)	15,019,947	19.4%	15,019,947	20.8%	15,019,947	22.6%
Total shares	77,433,731	100.0%	71,994,052	100.0%	66,554,373	100.0%

____________

(1)      Represents mid-point share redemption levels reflecting approximately 79% of the 26,377,660 redeemable public shares, or approximately 20,937,981 shares, which includes the 15,498,302 shares redeemed in August 2023.

(2)      Represents maximum share redemption levels reflecting 100% of the 26,377,660 redeemable public shares, or 26,377,660 shares, which includes the 15,498,302 shares redeemed in August 2023.

(3)      The shares held by PERAC public shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non Redemption Agreements.

(4)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(5)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     How do I exercise my Redemption Rights?

A.     In order to exercise your Redemption Rights, you must, prior to 5:00 p.m. Eastern time on March 26, 2024 (two business days before the Extraordinary General Meeting), (i) (a) hold PERAC Public Shares or (b) hold PERAC Public Shares through PERAC Units and elect to separate your PERAC Units into the underlying PERAC Public Shares and PERAC Public Warrants prior to exercising your Redemption Rights with respect to such PERAC Public Shares; (ii) submit a request in writing that PERAC redeem all or such portion of your PERAC Public Shares for cash to Continental, PERAC’s transfer agent; and (iii) deliver your PERAC Public Shares either physically or electronically through DTC to PERAC’s transfer agent. The address of PERAC’s transfer agent is listed under the question “Who can help answer my questions?” below. PERAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your PERAC Public Shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to PERAC’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and PERAC’s transfer agent will need to act to facilitate the request. PERAC Public Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is PERAC’s understanding that shareholders should generally allot at least one week to obtain physical certificates from its transfer agent. However, PERAC does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, PERAC Public Shareholders who wish to redeem their PERAC Public Shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their PERAC Public Shares. PERAC Public Shareholders who hold their PERAC Public Shares in street name will have to coordinate with their bank, broker or other nominee to have such shares certificated or delivered electronically. If you do not submit a written request and deliver your PERAC Public Shares as described above, such shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with PERAC’s consent. If you delivered your PERAC Public Shares for redemption to PERAC’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that PERAC’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting PERAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” See “The Extraordinary General Meeting of PERAC Shareholders — Redemption Rights” for more information.

Q.     If I hold PERAC Warrants, can I exercise Redemption Rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the PERAC Warrants or any PERAC Class A Ordinary Shares underlying the PERAC Warrants. Upon consummation of the Business Combination, the PERAC Warrants shall, by their terms, entitle the holders thereof to purchase Holdco Ordinary Shares in lieu of PERAC Class A Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment.

Q.     How will the Holdco Public Warrants differ from the Holdco Founders Warrants and what are the related risks for any holder of Holdco Public Warrants following the Business Combination?

A.     The Holdco Public Warrants will be identical to the Holdco Founders Warrants in material terms and provisions, except that the Sponsor (as the sole holder of Holdco Founders Warrants) has agreed not to transfer, assign or sell any of the Holdco Founders Warrants (except to certain permitted transferees) until 30 days after the Closing. The Holdco Founders Warrants will also not redeemable by Holdco (except as set forth under “Description of Holdco Securities — Holdco Warrants — Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $10.00”) and will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Holdco Founders Warrants are held by holders other than the Sponsor or its permitted transferees, such warrants will be redeemable by Holdco and exercisable by the holders thereof on the same basis as the Holdco Public Warrants.

Following the Business Combination, Holdco may redeem your Holdco Public Warrants at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Holdco will have the ability to redeem outstanding Holdco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrant holders and provided certain other conditions are met. Please see “Description of Holdco Securities — Holdco Warrants — Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $18.00.” Redemption of the outstanding Holdco Public Warrants could force you to (a) exercise your Holdco Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) sell your Holdco Public Warrants at the then-current market price when you might otherwise wish to hold your Holdco Public Warrants or (c) accept the nominal redemption price which, at the time the outstanding Holdco Public Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Public Warrants. None of the Holdco Founders Warrants will be redeemable by Holdco for cash in such scenario so long as they are held by the Sponsor or its permitted transferees.

In addition, Holdco will have the ability to redeem the outstanding Holdco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last reported sale price of the Holdco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrant holders and provided certain other conditions are met, including that the holders will be able to exercise their warrants on a “cashless basis” prior to redemption. Please see “Description of Holdco Securities — Holdco Warrants — Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $10.00.” The value received upon exercise of the Holdco Public Warrants (1) may be less than the value the holders would have received if they had exercised their Holdco Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Holdco Public Warrants, including because the number of shares received on a cashless exercise basis is capped at 0.361 of a Holdco Ordinary Share per warrant (subject to adjustment) irrespective of the remaining life of the warrants. Holdco may only redeem the Holdco Public Warrants in accordance with this provision if it concurrently redeems the outstanding Holdco Founders Warrants on the same terms.

The last reported sale price of the PERAC Class A Ordinary Shares for 20 trading days within a 30-trading-day period ending as of March 18, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, would have exceeded the $10.00 per share threshold but would have been lower than the $18.00 per share threshold. It is not possible to predict what the trading price of the Holdco Ordinary Shares will be after the Closing. The trading price of Holdco’s securities may fluctuate following the consummation of the Business

Combination and may vary due to general economic conditions and forecasts, the Combined Company’s general business condition, the release of the Combined Company’s financial reports and other risks and uncertainties, including those described under “Risk Factors.” See in particular “Risk Factors — Risks Related to Ownership of Holdco Ordinary Shares — Holdco’s share price may be volatile in the future, which could lead to losses by investors and costly securities litigation.”

In the event Holdco determines to redeem the Holdco Warrants, holders of redeemable Holdco Warrants would be notified of such redemption as described in the Amended and Restated Warrant Agreement. Specifically, in the event that Holdco elects to redeem all of the redeemable Holdco Warrants as described above, Holdco will fix a redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by Holdco not less than 30 days prior to such redemption date to the registered holders of the redeemable Holdco Warrants at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Amended and Restated Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Holdco Public Warrant. In addition, beneficial owners of the redeemable Holdco Warrants will be notified of such redemption via Holdco’s posting of the redemption notice to DTC.

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     The U.S. federal income tax consequences of exercising your Redemption Rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination — Tax Consequences of Exercising Redemption Rights.”

Q.     What are the U.S. federal income tax consequences of the Merger?

A.     In the opinion of Greenberg Traurig, LLP, counsel to PERAC, the Merger, taken together with certain related transactions, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If the Merger so qualifies, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of PERAC Class A Ordinary Shares in exchange for Holdco Ordinary Shares, subject to Section 367(a) of the Code and the passive foreign investment company (“PFIC”) rules. However, the receipt of Holdco Public Warrants in exchange for PERAC Public Warrants pursuant to the Merger generally will be a taxable transaction to U.S. Holders of PERAC Public Warrants regardless of whether the Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination — Tax Consequences of the Merger.”

Q.     What underwriting fees are payable in connection with the Business Combination?

A.      On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181. See the question entitled “What are the potential impacts on the Business Combination and related transactions resulting from the Waivers?”

Q.     Do I have appraisal rights if I object to the Business Combination?

A.     In relation to the Merger, the Cayman Islands Companies Act prescribes when shareholder appraisal or dissent rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the PERAC Public Shareholders are entitled to exercise the Redemption Rights, and the PERAC Board has determined that the redemption proceeds payable to the PERAC Public Shareholders who exercise such Redemption Rights represent the fair value of those shares. Summaries of the relevant sections of the Cayman Islands Companies Act follow:

Section 238. (1) provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, PERAC does not complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the PERAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding PERAC Public Shares, which redemption will completely extinguish PERAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PERAC’s remaining shareholders and the PERAC Board, liquidate and dissolve, subject in each case to PERAC’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. See the sections entitled “Risk Factors — Risks Related to PERAC — PERAC may not be able to complete its initial business combination prior to May 2, 2024, or such later date as may be approved by PERAC’s shareholders, in which case PERAC would cease all operations except for the purpose of winding up and PERAC would redeem the PERAC Public Shares and liquidate, in which case the PERAC Public Shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the PERAC Warrants will expire worthless” and “— PERAC’s shareholders may be held liable for claims by third parties against PERAC to the extent of distributions received by them upon redemption of their shares.”

The PERAC Initial Shareholders have waived any right to any liquidating distribution with respect to the PERAC Founders Shares. In the event of liquidation, there will be no distribution with respect to outstanding PERAC Warrants. Accordingly, the PERAC Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived, and in accordance with the order of transactions and the timing of such transactions discussed above under the question entitled “What will happen in the Business Combination?”

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     Each PERAC Ordinary Share that you own in your name entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting. Your one or more proxy cards show the number of PERAC Ordinary Shares that you own. If you are a holder of record, there are two ways to vote your PERAC Ordinary Shares at the Extraordinary General Meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.    If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your PERAC Ordinary Shares will be voted as recommended by the PERAC Board. With respect to proposals for the Extraordinary General Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Advisory Governance Proposals and “FOR” the Adjournment Proposal.

•        You can attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting.    PERAC will be hosting the Extraordinary General Meeting in person and via live webcast. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting in person or online at https://www.cstproxy.com/pegyr/2024, in which case any vote that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “The Extraordinary General Meeting of PERAC Shareholders — Registering for the Virtual Meeting” above for further details on how to attend the Extraordinary General Meeting online.

If you have any questions about how to vote or direct a vote in respect of your PERAC Ordinary Shares, you may contact PERAC’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: PEGR.info@investor.morrowsodali.com

Q.     What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A.     Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     If you sign and return the proxy card but do not give instructions on how to vote your shares, your PERAC Ordinary Shares will be voted as recommended by the PERAC Board. With respect to proposals for the Extraordinary General Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Advisory Governance Proposals and “FOR” the Adjournment Proposal.

Q.     Do I need to attend the Extraordinary General Meeting to vote my shares?

A.     No. You are invited to attend the Extraordinary General Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary General Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. PERAC encourages you to vote as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     If I am not going to attend the Extraordinary General Meeting in person (including by virtual attendance), should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. PERAC believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the Extraordinary General Meeting but will not be counted for purposes of determining the number of votes cast at the Extraordinary General Meeting. If a valid quorum is otherwise established, broker non-votes will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus also have the effect of exercising your Redemption Rights for a pro rata portion of the aggregate amount on deposit in the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Business Combination unless such shares are otherwise properly tendered for redemption and the Business Combination is consummated.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. If you are a shareholder of record, you may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, prior to the vote at the Extraordinary General Meeting, or attend the Extraordinary General Meeting and vote in person (including by virtual attendance). You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the Extraordinary General Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the Extraordinary General Meeting?

A.     A quorum of PERAC’s shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding PERAC Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person or online at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within half an hour from the time appointed for the Extraordinary General Meeting, the Extraordinary General Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the PERAC Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the shareholders present shall be a quorum.

As of the record date for the Extraordinary General Meeting, 8,736,887 PERAC Ordinary Shares would be required to achieve a quorum.

Q.     What happens to PERAC Warrants I hold if I vote my PERAC Class A Ordinary Shares against approval of the Business Combination Proposal (or any of the other proposals set forth in this proxy statement/prospectus) or validly exercise my Redemption Rights?

A.     If you vote your PERAC Class A Ordinary Shares against approval of the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus, it may be more likely that the Business Combination will not be completed. Properly exercising your Redemption Rights as a PERAC shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your PERAC Warrants will remain outstanding but will be automatically adjusted to become Holdco Warrants to purchase Holdco Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your PERAC Warrants, and if PERAC does not otherwise consummate an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and your PERAC Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     PERAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. PERAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Extraordinary General Meeting. PERAC has agreed to pay Morrow Sodali LLC a fee of $20,000. PERAC will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. PERAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of PERAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of PERAC Ordinary Shares and in obtaining voting instructions from those owners. PERAC’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results will be announced at the Extraordinary General Meeting. PERAC will publish final voting results of the Extraordinary General Meeting on a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus, or the enclosed proxy card, you should contact PERAC’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: PEGR.info@investor.morrowsodali.com

You may also contact PERAC at:

Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200
Menlo Park, California 94025
Telephone: (415) 205-7937

To obtain timely delivery of the documents in advance of the Extraordinary General Meeting to be held on March 28, 2024, PERAC’s shareholders must request the materials no later than March 21, 2024, five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about PERAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

This proxy statement/prospectus incorporates certain documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to PERAC should be directed to the addresses and telephone numbers listed above. Requests made to Holdco should be directed to the address and telephone number noted below:

Kiepe Platz 1
D- 40599 Düsseldorf
Germany
Telephone: +49(0)211-7497-0

If you intend to seek redemption of your PERAC Public Shares, you will need to send a letter demanding redemption and deliver your PERAC Public Shares (either physically or electronically) to PERAC’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004-1561
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting of shareholders, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Proposal — Business Combination Agreement.”

The Parties

PERAC

PERAC is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The PERAC Units, PERAC Class A Ordinary Shares and PERAC Public Warrants are currently listed on Nasdaq under the symbols “PEGRU,” “PEGR” and “PEGRW,” respectively.

PERAC’s executive offices are located at 1280 El Camino Real, Suite 200, Menlo Park, California 94025 and its phone number is (415) 205-7937.

Holdco

Holdco was incorporated under the laws of Ireland on July 13, 2023. Holdco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the directors of Holdco are Dr. Hans-Jörg Grundmann and David Michail, and the sole shareholder of Holdco is Dr. Hans-Jörg Grundmann.

Holdco will become the parent company of Heramba and PERAC upon the consummation of the Business Combination. Upon Closing, Holdco intends to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the ticker symbols “PITA” and “PITAW,” respectively.

As of the date hereof, Holdco has 25,000 ordinary shares of €1.00 each (nominal value) (“Subscriber Shares”) issued and outstanding, all of which are fully paid-up in satisfaction of the minimum capital requirements for a public limited company under Irish law. Such 25,000 Subscriber Shares are held by Dr. Hans-Jörg Grundmann. Prior to the Merger Effective Time, such 25,000 Subscriber Shares will be converted, on a one to one basis, into 25,000 Holdco Deferred Shares. All Holdco Deferred Shares shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in continued satisfaction of the minimum capital requirements for a public limited company under Irish law. For a description of Holdco Deferred Shares, please see the section titled “Description of Holdco Securities — Authorized Share Capital.”

Holdco owns no material assets and has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus.

The address of Holdco’s registered office is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. After the consummation of the Business Combination, its principal executive office will be that of Heramba, located at Kiepe Platz 1, D- 40599 Düsseldorf, Germany, and its telephone number will be +49(0)211-7497-0.

Heramba

Heramba GmbH (formerly known as Blitz D22-275 GmbH) was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529. The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation.

The managing director of Heramba is Dr. Hans-Jörg Grundmann. The sole shareholder of Heramba is Heramba Limited. As of the date hereof, Heramba has 25,000 shares, which have nominal capital of EUR 1.00 each, all of which are held by the Heramba Limited.

Heramba has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Kiepe Acquisition.

The address of Heramba’s registered office is Lützowstraße 73, 10785 Berlin, Germany

Kiepe Electric

Kiepe Electric is a German-based provider of electric mobility products and solutions for rail vehicles and buses. Kiepe Electric offers its services to public transport companies, fleet operators and vehicle manufacturers as a solution designer and system integrator of electrical systems for rail vehicle systems (including trams, light rail vehicles, metros, regional trains and locomotives) and electrical vehicle systems (including electric buses, such as pure electric In Motion Charging trolley buses and battery electric buses). As an electrical engineering specialist, the Company supplies leading urban operators and rail vehicle and bus manufacturers with electrical systems for ecologically sustainable and emission-free public transportation solutions. In addition, it is an established provider of e-mobility solutions for the mobility industry, including in high-power charging solutions, and a provider of after-sales full-service solutions to ensure full customer satisfaction.

The Company’s headquarters are located at Kiepe-Platz 1, 40599 Düsseldorf, Germany and its phone number is +49(0)211-7497-0.

Kiepe Acquisition

On July 25 and 26, 2023, Heramba, Heramba Holdings, Seller 1 and Seller 2 entered into the Kiepe SPA, pursuant to which Heramba agreed to purchase eighty-five percent (85%) of the equity interests of KE DE and Heramba Holdings agreed to purchase all of the equity interests of KE US. On January 31, 2024, Heramba, Heramba Holdings, Seller 1 and Seller 2 entered into the SPA Amendment.

On February 6, 2024, Seller 1, as sole shareholder of Kiepe Electric GmbH (“KE DE”), sold and transferred 85% of the equity interests in KE DE, as well as certain receivables and shareholder loans, to Heramba, and Seller 2, as the sole member of Kiepe Electric LLC (“KE US”), sold and transferred all ownership interests in KE US, as well as certain receivables, to Heramba Holdings (the “Kiepe Acquisition”). KE DE and KE US are collectively referred to herein as “Target Companies.” Seller 1 revised and updated the articles of association and the shareholders list of KE DE such that the share capital of KE DE is divided into two shares, one share having a nominal amount of EUR 850,000 (“KE DE Share 1”) and one share having a nominal amount of EUR 150,000 (“KE DE Share 2”).

The aggregate preliminary purchase price for the sale and transfer of the KE DE Share 1 and the KE US interests was EUR 4,800,000, calculated in accordance with the terms of the SPA (which such purchase price is subject to customary adjustments based on a customary closing accounts mechanism).

Heramba has the option, but is not required, to purchase all, but not less than all, of the KE DE Share 2 from Seller 1 (the “Call Option”) at any time prior to December 31, 2025 against payment of EUR 5,000,000 (the “Option Purchase Price”). Seller 1 has the option, but shall not be required, to sell all, but not less than all, of the KE DE Share 2 to Heramba (the “Put Option”) at any time between January 1, 2025 and November 30, 2025 against payment of the Option Purchase Price.

In addition to the above purchase price, an amount of EUR 15,000,000 shall be paid by Heramba and Heramba Holdings to Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2023 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2024 (the “2nd Purchase Price”), if the audited 2023 revenues of the Target Companies equals or exceeds EUR 141,903,100.

In addition to the above purchase price and the 2nd Purchase Price, an amount of up to EUR 9,500,000 shall be paid by Heramba and Heramba Holdings to Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2024 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2025 (the “3rd Purchase Price”), if the audited 2024 revenues of the Target

Companies equals or exceeds certain thresholds. The 3rd Purchase Price shall be EUR 9,500,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 190,961,200 and the 3rd Purchase Price shall be EUR 7,000,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 164,916,680 but is less than EUR 190,961,200.

In connection with the completion of a project relating to the design, construction, delivery and commissioning of a certain number of vehicles (the “WSW Project”), Heramba may, under certain circumstances, be obligated to pay to Seller 1, as additional purchase price, an amount of up to EUR 5,000,000 (the “WSW Earn-out”).

In addition to the above purchase price, the 2nd Purchase Price, the 3rd Purchase Price and the WSW Earn-out, an amount of EUR 5,000,000 (the “Additional Purchase Price”) shall be paid by Heramba and Heramba Holdings to Sellers on the later of the date of the completion of the WSW Project and March 30, 2026.

Following consummation of the Business Combination, Heramba and Heramba Holdings have the option, under certain conditions, to pay Sellers the 3rd Purchase Price and Optional Purchase Price, as applicable, in Holdco Ordinary Shares (such shares, the “Stock Consideration Shares”). The number of Holdco Ordinary Shares to be issued will be equal to the quotient of the 3rd Purchase Price or Optional Purchase Price, as applicable, divided by the twenty-day volume weighted average price of the Holdco Ordinary Shares on Nasdaq immediately prior to such payment.

The Business Combination Proposal

At the Extraordinary General Meeting, the PERAC shareholders will be asked to consider and vote upon a proposal to approve and adopt, by way of ordinary resolution, the Business Combination Agreement, pursuant to which each of the following transactions will occur in the following order:

(i)     immediately prior to the Merger Effective Time, (1) each issued and outstanding PERAC Unit will be automatically separated into its component securities and (2) the PERAC Class B Ordinary Share will be automatically converted into one PERAC Class A Ordinary Share;

(ii)    at the Merger Effective Time, PERAC and Merger Sub will enter into the Plan of Merger, pursuant to which Merger Sub will merge with and into PERAC, with PERAC being the Surviving Company and becoming a direct, wholly owned subsidiary of Holdco;

(iii)   at the Merger Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Closing Class B Conversion) will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, (b) each PERAC Public Warrants will remain outstanding but will be automatically adjusted to become one Holdco Public Warrant, (c) each PERAC Founders Warrant will remain outstanding but will be automatically adjusted to become one Holdco Founders Warrant, (d) each PERAC Class A Ordinary Share properly tendered for redemption and issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the Trust Account established for the benefit of PERAC Public Shareholders in connection with the IPO pursuant to the PERAC Articles, (e) each dissenting PERAC share issued and outstanding immediately prior to the Merger Effective Time held by a dissenting PERAC shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such dissenting PERAC Share and such other rights as are granted by the Companies Act (As Revised) of the Cayman Islands, and (f) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company;

(iv)   immediately following the Merger Effective Time, pursuant to a transfer agreement to be entered into by and between the Seller and Holdco, the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the shares in Heramba, all of which are held by the Seller, in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller; and

(v)    all Holdco Deferred Shares shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

The Merger Proposal

At the Extraordinary General Meeting, the PERAC shareholders will be asked to consider and vote upon a proposal to approve and adopt, by way of special resolution, the Plan of Merger and the consummation of the Merger.

The Advisory Governance Proposal

At the Extraordinary General Meeting, the PERAC shareholders will be asked to consider and vote upon four separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding advisory basis, the following material changes between the Holdco Articles:

(A)    Proposal No. 3A — a proposal to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(B)    Proposal No. 3B — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco board of directors;

(C)    Proposal No. 3C — a proposal to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters; and

(D)    Proposal No. 3D — a proposal to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

The Adjournment Proposal

At the Extraordinary General Meeting, the PERAC shareholders will be asked to consider and vote upon a proposal to direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Date, Time and Place of Extraordinary General Meeting of PERAC Shareholders

The Extraordinary General Meeting will be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Voting Power; Record Date

PERAC shareholders owning PERAC Ordinary Share at the close of business on March 1, 2024, which is the record date for the Extraordinary General Meeting, will be entitled to vote or direct votes to be cast at such Extraordinary General Meeting. Each PERAC shareholder is entitled to one vote for each PERAC Ordinary Share owned as of the close of business on the record date.

Quorum and Vote of PERAC Shareholders

A quorum of PERAC’s shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding PERAC Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal and, if presented, the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting.

Approval of each of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PERAC, Heramba, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal.

Redemption Rights

Pursuant to the PERAC Articles, any holders of PERAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. Holders of PERAC Public Shares are not required to vote on any of the proposals to be presented at the Extraordinary General Meeting in order to demand redemption of their PERAC Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $114.5 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.52.

Appraisal or Dissenters’ Rights

In relation to the Merger, the Cayman Islands Companies Act prescribes when shareholder appraisal or dissent rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the PERAC Public Shareholders are entitled to exercise the Redemption Rights, and the PERAC Board has determined that the redemption proceeds payable to the PERAC Public Shareholders who exercise such Redemption Rights represent the fair value of those shares. Summaries of the relevant sections of the Cayman Islands Companies Act follow:

Section 238. (1) provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Solicitation of Proxies

PERAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. PERAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Extraordinary General Meeting. PERAC has agreed to pay Morrow Sodali LLC a fee of $20,000. PERAC will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. PERAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of PERAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of PERAC Ordinary Shares and in obtaining voting instructions from those owners. PERAC’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

IPO Underwriters’ Waivers

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

The IPO Underwriters were previously paid an aggregate of $5,275,532 in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of PERAC’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by PERAC at the consummation of the Business Combination will be reduced by approximately $9,232,181.

PERAC initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, PERAC was aware of other special purpose acquisition companies that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Business Combination less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and PERAC did not correspond with the IPO Underwriters about such reasons. Pursuant to the Waivers, (i) JPM informed PERAC that it has ceased its relationship with PERAC with respect to the IPO and is not, and shall not, act in any capacity or relationship with PERAC with respect to any business combination transaction, and (ii) BofA informed PERAC that it has ceased or refuses to act in every office, capacity, and relationship with respect to any potential business combination. To PERAC’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to PERAC matters, including with respect to the Business Combination. Such Waivers therefore indicate that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination.

Each of the IPO Underwriters declined to review the disclosure herein regarding the Waivers and has disclaimed any responsibility for any portion of the proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, and no IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. As part of its search for an initial business combination, PERAC occasionally asked the IPO Underwriters to provide publicly available industry information with respect to potential target companies, and JPM assisted in the preliminary evaluation of one target company that PERAC ultimately did not pursue. Except as set forth in the immediately preceding sentence, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination.

Although the IPO Underwriters did not discuss with PERAC their specific reasons for delivering the Waivers other than generally indicating that their firms did not intend to participate in PERAC’s initial business combination, PERAC did not seek out these specific reasons upon receipt of the Waivers despite the IPO Underwriters having already completed their services at the time of the IPO. None of the IPO Underwriters communicated to PERAC, and PERAC is not aware, that the Waivers were the result of any dispute or disagreement with PERAC, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part or any matter relating to PERAC’s, Heramba’s or Holdco’s operations, prospects, policies, procedures or practices. However, as a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in PERAC’s search for an initial business combination when you consider the Business Combination and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Business Combination.

As is customary, certain provisions of the Underwriting Agreement survive the Waivers, such as PERAC’s continuing obligations with respect to use of information, indemnification and contribution, including PERAC’s obligation to indemnify and hold harmless each IPO Underwriter, its affiliates, directors and officers and each person, if any, who controls such IPO Underwriter, from and against any and all losses, claims, damages and liabilities, joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus or any Written Testing-the-Waters Communication (all as defined in the Underwriting Agreement), any roadshow as defined in Rule 433(h) under the Securities Act (a “road show”) or any Pricing Disclosure Package (as defined in the Underwriting Agreement) (including any Pricing Disclosure Package that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to PERAC in writing by or on behalf of the IPO Underwriters expressly for use therein.

The PERAC Board has considered the potential impact of the Waivers on the Business Combination and does not view the Waivers as significant, primarily because (i) the IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, (ii) except with respect to the limited assistance described above during PERAC’s search for an initial business combination, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and (iii) none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination. In addition, the PERAC Board understands and considered that other financial institutions have similarly waived deferred underwriting fees and refused to participate in business combination transactions as part of a broader market reaction to potential regulatory uncertainty regarding special purpose acquisition companies.

For additional information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — IPO Underwriters’ Waivers,” “Risk Factors — Risks Related to PERAC — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus” and “Risk Factors — Litigation or legal proceedings could expose any of PERAC, Heramba or Holdco to significant liabilities and may have a negative impact on PERAC’s, Heramba’s, Holdco’s or the Combined Company’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”

Interests of PERAC Directors and Officers in the Business Combination

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Recommendation of the PERAC Board

The PERAC Board believes that each of the Business Combination Proposal, Merger Proposal, Advisory Governance Proposals and Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of PERAC and PERAC’s shareholders and unanimously recommends that PERAC shareholders vote “FOR” each of such proposals.

Conditions to the Closing of the Business Combination

There are a number of closing conditions in the Business Combination Agreement, including that PERAC’s shareholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC would be expected to be treated as the “acquired” company for financial reporting purposes, and Heramba will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Heramba’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

•        Heramba’s operations will substantially comprise the ongoing operations of the combined company;

•        Heramba is the larger entity in terms of substantive operations and employee base; and

•        Heramba’s senior management will comprise the senior management of the combined company.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some, but not all, of the risks related to Heramba and the Business Combination are summarized below:

Risks Related to Heramba’s Business

•        Our business operates in a highly competitive industry. Sales cycles, particularly with public tender opportunities, are often long and decision making factors can be opaque, leading to potential investment of significant time and energy into opportunities that are not ultimately realized.

•        Selling products and services into the public sector poses unique challenges.

•        We rely on a limited number of suppliers and manufacturers for our products. A loss of any of these partners could negatively affect our business.

•        Due to industry standard contractual provisions that are, at times, favorable to Kiepe Electric’s customers, Kiepe Electric may be exposed to volatility in demand and changes to customer forecasts on short notice, resulting in disruption to Kiepe Electric’s operations and supply chain and increased costs. Kiepe Electric may not be able to adjust its raw material or other supply orders on short notice to meet such demand fluctuations, which may adversely affect Kiepe Electric’s profitability, cash flow and operations.

•        Kiepe Electric may be exposed to claims against it by its customers for late delivery or delivery of products that do not meet desired specification. However, Kiepe Electric may not have the same ability or strategic desire to make claims against all of its raw materials suppliers for late delivery or delivery of materials that do not meet specification.

•        We currently face competition from a number of companies, particularly for e-mobility systems and traction equipment in Europe, and expect to face significant competition in the future as the market for our High Power Charging (“HPC”) products quickly develops.

•        We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business.

•        We have a significant presence in international markets and plan to continue to expand our international operations, which exposes us to a number of risks that could affect our future growth.

•        Our growth and success is highly correlated with, and thus dependent upon, the continuing rapid adoption of and demand for EVs, as well as availability of critical components needed for Evs and our products. Among other things, changes to fuel economy standards or the success of alternative fuels, or changes to rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of Evs and EV charging technology, may negatively impact the EV market and, thus the demand for our products and services.

•        We are dependent on market acceptance of our new product introductions and product innovations for future revenue and we may not realize all of the revenue or achieve anticipated gross margins from products subject to existing awards or for which we are currently engaged in development. Moreover, we are developing complex products with inherently long and complicated product development cycles, which may undergo significant challenges, delays, or even cancellations leading to loss of invested time and capital into the new products.

Risks Related to Regulatory, Legal and Intellectual Property Matters

•        Our technology has had and in the future could have undetected defects, errors or bugs in hardware or software which has and could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

General Risk Factors Related to Heramba

•        A data security incident, other technology disruptions, or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals (“personal information”) could result in damage to our brand and reputation, material financial penalties, and legal liability, which could negatively impact our business, results of operations and financial condition.

Risks Related to Ownership of Holdco Ordinary Shares

•        You should not assume that Holdco Ordinary Shares at Closing are valued at $10.00 per share.

•        Irish law differs from the laws in effect in the United States and may afford less protection to Holdco Shareholders.

•        Holdco’s staggered board may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Holdco Ordinary Shares may view as beneficial.

•        If following Closing, Holdco Ordinary Shares and/or Holdco Public Warrants cease to be eligible for deposit and clearing within the facilities of DTC, then trading in those shares and warrants would be disrupted.

Irish Taxation Risks Related to Ownership of Holdco Ordinary Shares and Holdco Warrants

•        Following Closing, a transfer of Holdco Ordinary Shares or Holdco Warrants, other than one effected by means of the transfer of book-entry interests within the facilities of DTC, may be subject to Irish stamp duty.

Risks Related to PERAC

•        Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.

•        If the Business Combination is not consummated by May 2, 2024, and PERAC does not seek another extension, PERAC would cease all operations except for the purpose of winding up, redeem the PERAC Public Shares and liquidate, in which case the PERAC Public Shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the PERAC Warrants will expire worthless.

•        The PERAC Initial Shareholders and certain of PERAC’s directors and officers have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

•        The nominal purchase price paid by the PERAC Initial Shareholders for the PERAC Founders Shares may significantly dilute the implied value of the PERAC Public Shares in the event PERAC consummates the Business Combination, and the PERAC Initial Shareholders are likely to make a substantial profit on their investment in PERAC in the event PERAC consummates the Business Combination, even if the Business Combination causes the trading price of the Holdco Ordinary Shares to materially decline.

Risks Related to the Business Combination and Post-Closing Operations of Heramba

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        There can be no assurance that Holdco’s securities will be approved for listing on Nasdaq or that Holdco will be able to comply with the continued listing standards of Nasdaq.

Risks Related to U.S. Federal Income Taxation

•        The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of PERAC Class A Ordinary Shares and PERAC Warrants.

SELECTED HISTORICAL FINANCIAL INFORMATION

Selected Financial Information — PERAC

The following tables present PERAC’s selected historical financial information derived from PERAC’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021 and PERAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “PERAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The historical financial statements of PERAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”).

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year Ended December 31, 2022	For the Period from February 10, 2021 (Inception) through December 31, 2021
Income Statement Data:
Loss from operations	$(1,592,918)	$(800,513)	$(1,785,935)	(440,985)
Net income	$2,910,939	$8,967,750	$13,274,685	6,418,686
Basic and diluted weighted average shares outstanding, Class A ordinary shares	26,377,660	26,377,660	26,377,660	4,739,558
Basic and diluted net income per share, Class A ordinary shares	$0.09	$0.27	$0.40	0.59
Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,594,415	6,594,415	6,594,415	6,145,043
Basic and diluted net income per share, Class B ordinary shares	$0.09	$0.27	$0.40	0.59
	June 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Investments held in the trust account	$273,439,184	$267,475,787	$263,773,700
Total assets	$273,638,804	$268,217,415	$265,881,369
Total liabilities	$4,751,078	$11,015,816	$21,954,455
Class A ordinary shares subject to possible redemption	$273,339,184	$267,375,787	$263,776,600
Total shareholders’ deficit	$(4,451,458)	$(10,174,188)	$(19,849,686)

Selected Financial Information — Heramba

The following tables present Heramba’s selected historical financial information derived from Heramba’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022 and for the period from September 1, 2022 (inception) through December 31, 2022 and Heramba’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2023.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Heramba’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The historical financial statements of Heramba have been prepared in accordance with IFRS and in its functional and presentation currency of the Euro (“EUR” or “€”).

	Six Months Ended June 30, 2023	For the Period from September 1, 2022 (Inception) through December 31, 2022
Income Statement Data:
Loss from operations	€(669,266)	€—
Net loss	€(733,210)	€—
Weighted average shares outstanding, basic and diluted	25,000	—
Loss per share, basic and diluted	€(29.33)	€—
	June 30, 2023	December 31, 2022
Balance Sheet Data:
Total assets	€4,691,097	€25,000
Total liabilities	€5,399,307	€—
Total member’s (deficit) equity	€(708,210)	€25,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC would be expected to be treated as the “acquired” company for financial reporting purposes, and Heramba will be the accounting “acquirer”. The summary unaudited pro forma condensed combined statement of financial position data as of June 30, 2023 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statements of profit or loss data for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Heramba, Kiepe Electric Group, and PERAC for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the capital recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of PERAC public shares:

•        Assuming the Minimum Redemption Scenario:    This presentation assumes that, after the redemptions of 15,498,302 PERAC Class A Ordinary Shares at approximately €9.56 per share in August 2023 (the “August Redemptions”), no other public shareholders exercise their rights to redeem any of their PERAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account after the August Redemptions as of Closing is available for the Business Combination.

•        Assuming the Maximum Redemption Scenario:    This presentation assumes that, after the August Redemptions, PERAC public shareholders holding 10,879,358 PERAC Class A Ordinary Shares will exercise their redemption rights for €102.9 million upon consummation of the Business Combination at a redemption price of approximately €9.46 per share. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions

	Minimum Redemption Scenario	Maximum Redemption Scenario
	(in euros and in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the six months ended June 30, 2023
Net loss	€(1,362)	€(1,362)
Weighted average shares outstanding – basic and diluted	55,819,369	44,940,011
Basic and diluted net loss per share	€(0.02)	€(0.03)

	Minimum Redemption Scenario	Maximum Redemption Scenario
	(in euros and in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the year ended December 31, 2022
Net loss	€(106,338)	€(102,542)
Weighted average shares outstanding – basic and diluted	55,819,369	44,940,011
Basic and diluted net loss per share	€(1.91)	€(2.28)
	Minimum Redemption Scenario	Maximum Redemption Scenario
	(in euros and in thousands)
Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of June 30, 2023
Total assets	€272,336	€183,794
Total liabilities	182,461	196,854
Total shareholders’ equity (deficit)	€89,875	€(13,060)

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Holdco following the consummation of the Business Combination will be subject to significant risks affecting Holdco and Heramba and inherent in the industry in which Heramba operates. If any of the events described below occur, the post-combination business and financial results could be adversely affected in a material way. Any such event could cause the trading price of Holdco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in Holdco. Additional risks and uncertainties not currently known to Heramba or PERAC or which Heramba or PERAC currently deem immaterial may also have a material adverse effect on Holdco’s business, financial condition, results of operations, prospects and/or its share price. Shareholders should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. As used herein, references to “we,” “us” and “our” are intended to refer to Heramba and its subsidiaries (including the Targets) prior to the Business Combination and to Holdco, Heramba and its subsidiaries (including the Targets) following the Business Combination.

Risks Related to Heramba’s Business

We have incurred losses in the operation of our business and anticipate that we may continue to incur losses in the future. We may never achieve or sustain profitability.

We incurred a net loss of approximately €0.2 million for the six months ended June 30, 2023, a net loss of approximately €20.1 million for the year ended December 31, 2022 and a net loss of approximately €28.7 million for the year ended December 31, 2021. A significant portion of our operating expenses and contracted backlog are fixed. We anticipate, due to increased administrative expenses associated with our exchange listing and related regulations, we will continue to operate at a loss. Additional losses would impair our liquidity and may require us to raise additional capital or to curtail certain of our operations in an effort to preserve capital which might have a negative impact on investor confidence in our ability to manage our business effectively and result in a decline in the price of Holdco Ordinary Shares. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future.

We may need to raise additional financing through loans, securities offerings or additional investments in order to fund our ongoing operations. There is no assurance that we will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms. In addition, additional financings may result in dilution to our shareholders, issuance of securities with priority as to liquidation and dividends and other rights more favorable than the Holdco Ordinary Shares or other restrictions that may adversely affect our business and your investment.

Our business operates in a highly competitive industry. Sales cycles, particularly with public tender opportunities, are often long and decision making factors can be opaque, leading to potential investment of significant time and energy into opportunities that are not ultimately realized.

We operate in a global, competitive marketplace and face substantial competition from a number of established competitors, some of which may have greater financial resources than we do, may have a more extensive low-cost sourcing strategy and presence in low-cost regions than we do, or may receive significant governmental support. Price competition is strong and, coupled with the existence of a number of cost-conscious customers with significant negotiating power, has historically limited our ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery, and customer service and support. If our competitors invest heavily in innovation and develop products that are more efficient or effective than our products, we may not be able to compete effectively. There can be no assurance that competition in one or more of our markets will not adversely affect us and our results of operations.

Our sales cycles, particularly with public tender opportunities, are often long and therefore the timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our products and related services can vary substantially from customer to customer and could extend over a number of years for some customers. Our sales efforts involve educating our customers about the use, technical capabilities, and benefits of our offerings, with opaque decision making factors further complicating our efforts. Customers often undertake a prolonged evaluation process, particularly with customers in the public sector. In addition, the size of potential customers may lead to longer sales cycles and there is an inherent opportunity cost risk that company resources could be tied-up for many months on a pursuit only to be disintermediated closer to consummating a transaction. We may also face unexpected deployment challenges with large organizations or more complicated deployment of our product offerings. Large organizations or our more complex projects may demand additional features, support services, and pricing concessions or require additional management or control features. We may spend substantial time, effort and money on sales efforts towards large organizations or complex projects without any assurance that our efforts will produce any sales. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers.

Individual sales can be part of a long sales cycle, which impacts our ability to plan and manage cash flows and margins. These large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected. In addition, within each quarter, it is difficult to project which month a deal will close. Therefore, it is difficult to determine whether we are achieving our quarterly expectations and whether we will achieve annual expectations. Most of our expenses are relatively fixed or require time to adjust. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.

Selling products and services into the public sector poses unique challenges.

We derive a majority of our revenue from sales of our products and services to state, county, and city governments, other federal or municipal agencies, and other public entities, with greater than 80% of our sales going to municipalities and public entities. We expect that sales to public sector clients will continue to account for a majority of our revenue in the future. We face many risks and challenges associated with contracting with governmental entities, including:

•        Resource limitations caused by budgetary constraints, which may provide for a termination of executed contracts due to a lack of future funding;

•        Long and complex sales cycles;

•        Contract payments at times being subject to achieving implementation milestones, and we may have differences with clients as to whether milestones have been achieved;

•        Legislative changes affecting a local government’s authority to contract with third parties;

•        Varying bid procedures and internal processes for bid acceptance; and

•        Various other political factors, including changes in governmental administrations and personnel.

Each of these risks is outside our control. If we fail to adequately adapt to these risks and uncertainties, our financial performance could be adversely affected.

We rely on a limited number of suppliers and manufacturers for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of suppliers to manufacture our components and systems, including in some cases only a single supplier for some products and components. While we have long-term agreements with suppliers of some of our key components, our reliance on a limited number of manufacturers increases our risks, since it does not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, our business could be adversely affected if one or more of our suppliers is impacted by any interruption at a particular location. For example, in 2022 and 2023 there were supply chain issues caused primarily by the COVID-19 pandemic and the conflict in Ukraine that affected the supply of electronic components and the manufacturing business globally, caused delays in the production of our products, increased our costs and adversely impacted our revenues. Approximately €25 million of projects were delayed from 2021 to 2022 and approximately €40 million of projects were delayed from 2022 to 2023. In addition, our average cost of production increased approximately 5% per year over the period from 2021 to 2023.

In addition, we rely on engineering service providers, including our partnership with Knorr-Bremse Technology Center India Private Ltd (“TCI”). Disruptions in our partnership with TCI or other service providers may lead to disruptions and/or significant delays in our ongoing research and development programs or customer projects.

If we experience a significant increase in demand for our products, or if we need to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to assemble circuit boards or batteries and submodules in sufficient volume, quality and time. Identifying suitable suppliers and manufacturers could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. To date, these supply chain issues have not materially affected our business outlook and goals or our operating results, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these potential supply chain issues, the mitigation efforts discussed above may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction or otherwise harm our reputation. Further, if we were to elect to transition or add suppliers or manufacturers, it may result in temporary or additional delays or risks related to consistent product quality or reliability. This in turn may limit our ability to meet customer demand. We may in the future also purchase supplies further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations. However, a loss of any significant suppliers or manufacturers could have an adverse effect on our business, financial condition and operating results.

Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes has disrupted and could in the future disrupt our supply chain and factors such as wage rate increases, inflation and interest rate increases can have a material adverse effect on our business, results of operations, financial condition and prospects.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products. We are subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. Our ability to meet demand has been, and may in the future be, impacted by our reliance on the availability of components from these suppliers. We may in the future experience component shortages, and the predictability of the availability of these components may be limited, which may be heightened in light of the ongoing COVID-19 pandemic and conflict in Ukraine. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to timely ship our products to our customers. Moreover, volatile economic conditions may make it more likely that our suppliers and logistics providers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control and limit our ability to procure timely delivery of supplies or finished goods and services. We have seen, and may continue to see, increased congestion at ports that we rely on for our business. In many cases, we have had to secure alternative transportation, or use alternative routes, at increased costs to run our supply chain.

The global economy is currently undergoing a period of high inflationary pressures, which may continue for the foreseeable future. The escalation or prolongment of hostilities in Ukraine may serve to accelerate these inflationary pressures. The ongoing military conflict between Russia and Ukraine has resulted in substantial increases in fuel costs worldwide, and the extent and duration of such increases cannot be predicted at this time. Inflation has adversely affected us by increasing our costs of components, energy (including electricity and natural gas), raw materials and labor, resulting in an average cost of production increase of approximately 5% per year between 2021 and 2023. In addition, inflation has been accompanied by higher interest rates, which may in the future reduce the consumer or commercial demand for our products, increase the borrowing cost, or increase our financing costs. In an inflationary environment, depending on other economic conditions, we may be unable to raise prices enough to keep up with the rate of inflation, which would reduce our profit margin. Increases in the prices of components have negatively affected our margins. Changes in prices are dependent on a number of factors beyond our control, including macroeconomic factors that may affect commodity prices; changes in supply and demand; general economic conditions; significant political events; labor costs; competition; import duties, tariffs, anti-dumping duties and other similar costs; currency exchange rates and government regulation; and events such as natural disasters and widespread outbreaks of infectious diseases (such as the ongoing COVID-19 pandemic). While we may target alternative suppliers or try to identify lower-cost raw materials and components in order to decrease our costs to offset inflationary pressure, there can be no assurances that such raw materials or components will be readily available or will meet the quality and other specifications necessary for use in our products. If we are unable to increase our prices or experience a delay in our ability to increase our prices or to recover such increases in our costs, our business, financial condition and results of operations could be harmed.

Due to industry standard contractual provisions that are, at times, favorable to Kiepe Electric’s customers, Kiepe Electric may be exposed to volatility in demand and changes to customer forecasts on short notice, resulting in disruption to Kiepe Electric’s operations and supply chain and increased costs. Kiepe Electric may not be able to adjust its raw material or other supply orders on short notice to meet such demand fluctuations, which may adversely affect Kiepe Electric’s profitability, cash flow and operations.

Under some of Kiepe Electric’s current supply contracts, which are typical of the industry, customers place firm orders with only limited lead times. While these orders are legally binding, volume predictions or forecasts provided by the customer are non-binding forecasts that the customer can materially change from time to time.

Given that in many cases Kiepe Electric’s arrangements with its suppliers require significantly longer lead times, Kiepe Electric typically places orders for raw materials and other subcomponents with suppliers prior to having firm orders from customers. To be prepared for delivering in accordance with the customer’s forecast, Kiepe Electric may also have already invested in labor and equipment without being able to adjust the investment if the customer orders less or more than forecasted on a short notice. In situations where the customer orders less than forecast, Kiepe Electric may also incur additional storage costs for unused raw materials and the shelf life of the raw materials may expire, leading to the risk of such raw materials no longer being qualified to be used in production, which in turn may impact Kiepe Electric’s costs and operations. A reduction in the ordering volume may also impact Kiepe Electric’s ability to meet its revenue forecasts.

Conversely, the customer may significantly increase the volume in its binding orders compared to the forecast and that may lead to Kiepe Electric being required to invest in additional labor or raw materials on short notice at higher costs, pay expedite fees that cannot otherwise be passed along to the customer, or otherwise be limited in its ability to fulfill orders in full or on time.

Materially higher or lower orders than expected may result in higher costs per unit and cost inefficiencies that can only be recovered from the customer to a limited extent. That in turn may have a material adverse impact on financial performance and prospects.

Kiepe Electric may be exposed to claims against it by its customers for late delivery or delivery of products that do not meet desired specification. However, Kiepe Electric may not have the same ability or strategic desire to make claims against all of its raw materials suppliers for late delivery or delivery of materials that do not meet specification.

Some of Kiepe Electric’s contracts with its suppliers contain terms that make it difficult or commercially impracticable for Kiepe Electric to enforce delivery on time or in compliance with the relevant quality requirements (including the specification), and/or limit Kiepe Electric’s ability to recover from its suppliers in circumstances where the supplier has failed to deliver on time or in accordance with specification. A claim by a customer for which Kiepe Electric has no or limited recourse may impact profitability and could have a material adverse effect on financial performance and prospects.

Kiepe Electric is exposed to price increases from suppliers and may not be able to pass those increases on to customers in full or at all.

Under some current arrangements with suppliers, such suppliers have in the past and may increase their prices for raw materials based on an increase of prices of the supplier’s raw materials, labor costs, shipping and storage costs, government and legal regulations, energy costs, and/or other economic related factors. While some contracts require certain increase thresholds to be met first before any price increase can be claimed and evidence for the price increase factors to be given by the supplier (or the increase is index bound), Kiepe Electric is exposed to price increases from its suppliers.

On the other hand, given the industry-standard contractual provisions that are favorable to customers, many current contracts include fixed prices and give Kiepe Electric only limited rights to adapt the price. If Kiepe Electric cannot pass on price increases of its suppliers to its customers because of such provisions, profitability may be impacted, which may adversely affect our financial performance and prospects.

Equipment failures, interruptions, delays in deliveries or extensive damage to our facilities, supply chains, distribution systems or information technology systems, could adversely affect our business.

We are dependent on various information technology (“IT”) systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business. All of our facilities, equipment, supply chains, distribution systems and IT systems are subject to the risk of catastrophic loss due to unanticipated events, such as cyber-attacks, systems failures, viruses, disease outbreak, fires, earthquakes, explosions, floods, tornadoes, hurricanes or weather conditions. An interruption in our manufacturing capabilities, supply chains, distribution systems or IT systems, whether as a result of such inadequacy, catastrophic loss, failure to perform, or any other reason, could reduce, interrupt, prevent or delay our production and shipment of our product offerings, result in defective products or services, damage customer relationships and our reputation, and result in legal exposure, loss of existing or potential customers, and large repair or replacement expenses. This could result in the delay or termination of orders, the loss of future sales and a negative impact to our business and our reputation.

Any damages resulting directly or indirectly from Kiepe products or services may significantly harm our reputation and cause disruptions or lead to a complete loss of the existing contract or future contracts. In addition, equipment failures or quality control issues from Kiepe or its suppliers is a substantial risk. We actively work to mitigate this risk by focusing on products and products from our suppliers that conform to the International Railway Industry Standard (“IRIS”).

Third-party insurance coverage that we maintain with respect to such matters will vary from time to time in both type and amount depending on cost, availability and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against losses. Any of these risks could materially adversely affect our business, results of operations and financial condition.

We currently face competition from a number of companies, particularly for e-mobility systems and traction equipment in Europe, and expect to face significant competition in the future as the market for our High Power Charging (“HPC”) products quickly develops.

The HPC charging market is relatively new and competition is still developing. We primarily compete with providers of battery-buffered and non-battery-buffered ultra-fast EV charging platforms. Large early-stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. In addition, there are multiple competitors in Europe and the United States with limited funding, which could cause poor experiences, hampering overall HPC adoption or trust in any particular provider.

The commercial and industrial battery-based energy-storage market is growing rapidly and our competitors are mainly specialized platform providers for residential or commercial and industrial applications. Within Europe, large markets such as Germany, Austria and Switzerland, ask for long-term serviceability, high quality and reliability of battery-storage systems to scale channels and to gain market share. Within Europe, there are multiple competitors, many of them new to the market, which could cause poor experience and aggravate the usage and implementation of battery-based energy storage systems. Further there are alternative energy storage systems, which could affect the level of demand for battery-based storage systems. For example, hydrogen-based energy storage systems could become an additional possibility to store energy, which could reduce the overall demand for battery-based energy storage systems. Also, energy suppliers and grid service providers can provide centralized energy storage system or extend significantly the grid itself, which could decrease the overall demand of decentralized systems.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, even if our offerings are more effective and of higher quality than those of our competitors, current or potential customers may prefer our competitors’ solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current charging platform providers or new competitors, our growth will be limited, which would adversely affect our business and results of operations.

If we are unable to attract, retain, and motivate key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be harmed and could diminish anticipated benefits.

Our success depends, in part, on our continuing ability to identify, hire, attract, motivate, train and develop and retain highly qualified personnel critical to our business and operations. The inability to do so effectively would adversely affect our business. Our success will depend in part on the attraction, retention and motivation of executive personnel. Executives may experience uncertainty about their future roles with us. In addition, competitors may recruit our management. If we are unable to attract, retain and motivate executive personnel that are critical to successful operations, we could face disruptions in operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs.

Additionally, competition for employees can be intense, particularly in the area of HPC, software and artificial intelligence, where the ability to attract, hire and retain them depends on our ability to provide competitive compensation. This is especially true in Germany, where the Company is headquartered and where a significant number of our employees are located, because of the limited number of skilled engineers and technicians available in this region. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect our business, including the execution of our global business strategy. For example, the resignation of an executive officer could cause us to expend resources to ensure a smooth transition with his or her successor due to the transfer of institutional knowledge and divert management attention away from executing our operational plan during this transition period.

We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business.

While the funds that are made available to us from the trust account of PERAC in connection with the transactions contemplated by the Business Combination Agreement and any potential concurrent private placement of a private investment in public equity (“PIPE”) financing (the “PIPE Financing”) may be sufficient to fund our operations for a substantial period of time following the closing of the Business Combination, we may need to raise additional capital to fund operations in the future or finance future acquisitions.

If we seek to raise additional capital in order to meet various objectives, including developing existing or future technologies and solutions, increasing working capital, acquiring new clients, expanding geographically and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit our ability to take advantage of business and strategic opportunities especially considering speed and time to market. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute share ownership. Our ability to raise equity and debt financing may be impacted by COVID-19, increased market volatility, decreased market liquidity, adverse trends in employment levels, prolonged inflation, geopolitical instability or conflicts (including the ongoing hostilities between Russia and Ukraine and Israel and Hamas), trade disruptions, economic or other sanctions, or a sustained capital market correction, among other events, and third-party financing being unavailable on terms acceptable to us or at all.

If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy, including acquiring potential new clients or the continued development of new or existing technologies or solutions, such as our HPC, and geographic expansion. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such financing could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms.

We have a significant presence in international markets and plan to continue to expand our international operations, which exposes us to a number of risks that could affect our future growth.

Expansion into new international markets requires additional management attention and resources in order to tailor our solutions to the unique circumstances of each country. In addition, we face additional risks associated with our expansion into international locations including, but not limited to:

•        incumbent competitors and lack of brand recognition in new markets;

•        challenges caused by distance, language and cultural differences;

•        longer payment cycles in some countries;

•        credit risk and higher levels of payment fraud;

•        compliance with applicable foreign laws and regulations, including laws and regulations with respect to technology, homologation of products, natural resources, environment, privacy, consumer protection, spam and content, and the risk of penalties to our customers and individual members of management if its practices are deemed to be out of compliance, as well as laws and regulations related to employment of foreign individuals;

•        compliance with changing energy, electrical, and power regulations;

•        unique or different market dynamics or business practices;

•        currency exchange rate fluctuations;

•        foreign exchange controls;

•        political and economic instability and export restrictions;

•        potentially adverse tax consequences; and

•        higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which could have a materially adverse effect on our business, financial condition or results of operations.

If we fail to manage our growth effectively, our business, operating results and financial condition could be adversely affected.

Our historical growth rates may not be sustainable or indicative of future growth. Continued growth and expansion of our business may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture, and we may not successfully anticipate our business and personnel needs in order to streamline the competitiveness of our products. For example, we may need to implement cost-saving initiatives to better align our cost structure with the current demand environment by means of a reduction in our workforce, which could take more time and be more costly than anticipated and could place substantial demands on management, which could lead to the diversion of management’s attention from other business priorities. Any reduction in force may yield unintended consequences and costs, such as attrition beyond the intended reduction in force, the distraction of employees and reduced employee morale, which could, in turn, adversely impact productivity, including through a loss of continuity, loss of accumulated knowledge or inefficiency during transitional periods. Any of these impacts could also adversely affect our reputation as an employer, make it more difficult for us to hire new employees in the future and increase the risk that we may not achieve the anticipated benefits.

To manage our operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, timely delivery of our products, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, loss of key employees, failure to improve the quality of our products, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results. Our strategy is based on a combination of growth and maintenance of performance, and any inability to scale, maintain customer experience related to our EV charging products or charging stations may impact our growth trajectory and results of operations.

In addition, there is a significant risk that existing or potential new customers will not accept our new management team or organizational structure as a reliable and sustainable partner and therefore attempt to terminate existing contracts or options or refuse to do future business with us. In addition, we may face similar pushback from OEM partners who may choose to purchase from alternative suppliers.

Our growth and success is highly correlated with, and thus dependent upon, the continuing rapid adoption of and demand for Evs, as well as availability of critical components needed for Evs and our products. Among other things, changes to fuel economy standards or the success of alternative fuels, or changes to rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of Evs and EV charging technology, may negatively impact the EV market and, thus the demand for our products and services.

Our potential profitability and growth is highly dependent upon the continued adoption of Evs by businesses, cities and fleet operators, continued support from regulatory programs and in each case, the use of our chargers and charging stations, any of which may not occur at the levels we currently anticipate or at all. The market for Evs is still rapidly evolving, characterized by rapidly changing technologies, evolving government regulation and industry standards, changing customer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. Although demand for Evs has grown in recent years, there is no guarantee of continuing future demand. If the market for Evs develops more slowly than expected, or if demand for Evs decreases, our growth would be reduced and its business, prospects, financial condition and operating results would be harmed. The market for Evs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, driver experience, safety, performance and cost;

•        volatility in the price of gasoline and diesel at the pump;

•        EV supply chain disruptions including, but not limited to, availability of certain components (such as semiconductors, microchips and lithium), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery raw materials;

•        raw material regulations to protect the environment;

•        a shift to alternative fuel solutions like hydrogen instead of batteries;

•        concerns regarding the stability of the power supply and electrical grid;

•        availability of HPC-sufficient charging stations;

•        competition for sufficient energy availability between private, commercial and public Evs;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to Evs, EV charging stations or decarbonization generally;

•        relaxation of government mandates or quotas regarding the sale of Evs;

•        the number, price and variety of EV models available for purchase;

•        inflationary pressures on the cost of Evs and the cost of financing EV purchases;

•        concerns about the future viability of EV manufacturers; and

•        market dominance by Chinese OEMs with low pricing and ownership over a large portion of the supply chain.

It is uncertain how macroeconomic factors will impact demand for Evs, particularly since they can be more expensive than traditional gasoline-powered vehicles. Furthermore, because fleet operators often make large purchases of Evs, this cyclicality and volatility may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and our products and services in particular.

The U.S. federal government, European states and some state and local governments provide incentives to end users and purchasers of Evs and EV charging stations in the form of rebates, tax credits, and other financial and behavioral incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of Evs and EV charging stations. In the United States, for example, with the passage of the Inflation Reduction Act, the Biden administration has committed over $369 billion towards climate investments, representing the largest single investment in this area in the country’s history. The package includes both consumer and corporate incentives and loans with the aim of reducing emissions by 40% by 2030. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could negatively affect the EV market and adversely impact our business operations and expansion potential. Furthermore, new tariffs and policy incentives implemented by the Biden Administration that favor equipment manufactured by or assembled at American factories could put us at a competitive disadvantage if we are not able to further expand our U.S. manufacturing capacity on the timelines we currently expect or at all, including by increasing the cost or delaying the availability of charging equipment, by challenging or eliminating our ability to apply or qualify for grants and other government incentives, or by disqualifying us from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.

Similarly, even if new legislation incentivizes EV adoption, we cannot predict what form such incentives may take at this time. If we are not eligible for grants or other incentives under such programs, while our competitors are, it may adversely affect our competitiveness or results of operation.

We are dependent on market acceptance of our new product introductions and product innovations for future revenue and we may not realize all of the revenue or achieve anticipated gross margins from products subject to existing awards or for which we are currently engaged in development. Moreover, we are developing complex products with inherently long and complicated product development cycles, which may undergo significant challenges, delays, or even cancellations leading to loss of invested time and capital into the new products.

Substantially all markets in which we operate are impacted by technological change or change in consumer tastes and preferences, which are rapid in certain markets. Our operating results depend substantially upon our ability to continually design, develop, introduce, and sell new and innovative products; to modify existing products; and to customize products to meet customer requirements driven by such change. There are numerous risks inherent in these processes, including the risk that we will be unable to anticipate the direction of technological change; underestimate the complexity of development and homologation; that we will be unable to develop and market profitable and competitive new products and applications before our competitors or in time to satisfy customer demands; the possibility that investment of significant time and resources will not be successful; the possibility that the marketplace does not accept our products or services; that we are unable to retain customers that adopt our new products or services; and the risk of additional liabilities, retrofit programs or additional warranty costs associated with these efforts.

Our ability to generate revenue from products pending customer awards is subject to a number of important risks and uncertainties, many of which are beyond our control, including the number of products our customers will actually produce, as well as the timing of such production. Many of our customer agreements provide for the supply of a certain share of the customer’s requirements for a particular application or platform, rather than for a specific quantity of products. In some cases, we have no remedy if a customer chooses to purchase less than we expect or anticipated in framework agreements. In cases where customers do make minimum volume commitments to us, our remedy for their failure to meet those minimum volumes may be limited to increased pricing on those products that the customer does purchase from us or renegotiating other contract terms. There is no assurance that such price increases or new terms will offset a shortfall in expected revenue. In addition, some of our customers may have the right to discontinue a program or replace us with another supplier under certain circumstances. As a result, products for which we are currently incurring development expenses may not be manufactured by our customers at all, or they may be manufactured in smaller amounts than currently anticipated. Therefore, our anticipated future revenue from products relating to existing customer awards or product development relationships may not result in firm orders from customers for the originally contracted amount.

We also incur capital expenditures and other costs and price our products based on estimated production volumes. If actual production volumes were significantly lower than estimated, our anticipated revenue and gross margin from those new products would be adversely affected. We cannot predict the ultimate demand for our customers’ products, nor can we predict the extent to which we would be able to pass through unanticipated per-unit cost increases to our customers.

In addition, we expect to spend a significant amount of time and resources to develop certain new complex products with inherently long and complicated product development cycles. In light of these long product development cycles, capital expenditures will be made well in advance of the prospect of deriving revenues from the sale of any new products. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these products to the marketplace. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our products in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would materially and adversely affect our business, results of operations and financial condition.

If we or our contract manufacturers are unable to obtain raw materials in a timely manner or if the price of raw materials increases significantly, production time and product costs could increase, which may adversely affect our business.

The manufacturing and packaging processes used by our contract manufacturers depend on raw materials such as copper, aluminum, silicon and petroleum-based products. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Certain of our suppliers have the ability to pass along to us directly or through our contract manufacturers any increases in the price of raw materials. If the prices of these raw materials rise significantly, we may be unable to pass on the increased cost to our customers. Due to all these factors, our results of operations or order volumes could be adversely affected if we or our contract manufacturers are unable to obtain adequate supplies of raw materials in a timely manner or at reasonable cost. In addition, from time to time, we or our contract manufacturers may need to reject raw materials that do not meet our specifications, resulting in potential delays or declines in output. Furthermore, problems with our raw materials may give rise to compatibility or performance issues in our products, which could lead to an increase in product warranty claims. Errors or defects may arise from raw materials supplied by third parties that are beyond our detection or control, which could lead to additional product warranty claims that may adversely affect our business and results of operations.

Risks Related to Regulatory, Legal and Intellectual Property Matters

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial results or results of operation.

The Company and its operations, as well as those of the Company’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or otherwise. These laws may require the Company or others in the Company’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on the Company’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for the Company’s operations or on a timeline that meets the Company’s commercial obligations, it may adversely impact its business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Further, we currently rely on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is the Company’s or its contractors, may result in liability under environmental laws, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, we may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Our business and the markets that we operate in are subject to changes of regulations, laws and policies.

As a growing company with operations commencing in new markets, we are exposed to various product- and country-related regulations, laws and policies influencing our business activities and processes. We monitor the political and regulatory landscape in all our key markets to anticipate potential problem areas, with the aim of quickly adjusting our business activities and processes to reflect the changed conditions. However, any changes in regulations, laws and policies could adversely affect our business activities and processes as well as our financial condition and results of operations.

Our operations expose us to the risk of material environmental liabilities, litigation, government enforcement actions, and reputational risk.

We are subject to numerous federal, state, and local environmental protection and health and safety laws and regulations in the various countries where we operate and where our products are sold. These laws and regulations govern, among other things, the generation, storage, use, and transportation of hazardous materials; emissions or discharges of substances into the environment; investigation and remediation of hazardous substances or materials at various sites; greenhouse gas emissions; product hazardous material content; and the health and safety of our employees.

We may not have been, or we may not always be, in compliance with all environmental and health and safety laws and regulations. If we violate these laws, we could be fined, criminally charged, or otherwise sanctioned by regulators. In addition, environmental and health and safety laws are becoming more stringent, resulting in increased costs and compliance burdens.

Certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal, and remediation of hazardous substances or materials at their properties or properties at which they have disposed of hazardous substances. Liability for investigation, removal, and remediation costs under certain federal and state laws is retroactive, strict, and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

We cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our results of operations, financial condition, and cash flows, or that we will not be subject to additional environmental claims for personal injury, property damage, and/or cleanup in the future based on our past, present, or future business activities.

In addition, our products are subject to various requirements related to chemical usage, hazardous material content, and recycling. The EU, China, and other jurisdictions in which our products are sold have enacted, or are proposing to enact, laws addressing environmental and other impacts from product disposal, use of hazardous materials in products, use of chemicals in manufacturing, recycling of products at the end of their useful life, and other related matters. These laws include but are not limited to the EU RoHS, ELV, and Waste Electrical and Electronic Equipment Directives; the EU REACH regulation; the German Explosives Act; and the China law on Management Methods for Controlling Pollution by Electronic Information Products. These laws prohibit the use of certain substances in the manufacture of our products and directly and indirectly impose a variety of requirements for modification of manufacturing processes, registration, chemical testing, labeling, and other matters. These laws continue to proliferate and expand in these and other jurisdictions to address other materials and aspects of our product manufacturing and sale. These laws could make the manufacture or sale of our products more expensive or impossible, could limit our ability to sell our products in certain jurisdictions, and could result in liability for product recalls, penalties, or other claims.

If we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret and unfair competition laws, as well as confidentiality and license agreements and other contractual provisions, to establish and protect our intellectual property and other proprietary rights. Such means may afford only limited protection of our intellectual property and may not (i) prevent our competitors from duplicating our processes or technology; (ii) prevent our competitors from gaining access to our proprietary information and technology; or (iii) permit us to gain or maintain a competitive advantage.

We have applied for, and expect to continue to apply for, patent protection relating to certain of our technologies, products, processes and services. We cannot guarantee that our patent applications will be approved. Even if approved, our patent claims could be narrowed during the prosecution process, and regardless, we cannot guarantee the patents that issue from our patent applications will be sufficiently broad to protect our proprietary technology. Furthermore, while a presumption of validity exists with respect to U.S. patents issued to us, third parties may challenge the validity or enforceability of our patents. Defending our patents can be time consuming and expensive. Furthermore our patents may cover only particular aspects of our technology, products, processes and services, and competitors and other third parties may be able to circumvent or design around our patents, or develop and obtain patent protection for more effective technologies, designs or methods. There can be no assurance that third parties will not create new products or methods that achieve similar or better results without infringing upon patents we own. If these developments occur, or if third parties successfully challenge our patents, our sales and market position could be adversely affected.

We seek to maintain the confidentiality of trade secrets and certain other proprietary information to protect our technology, especially where we believe patent protection is not appropriate or obtainable. We employ various methods of protection, such as entering into confidentiality agreements with parties who have access to them, such as our employees, consultants, and other third parties. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, or disclosure of our proprietary information, know-how and trade secrets, or in preventing our competitors from independently developing technologies that are substantially equivalent or superior to ours.

We rely on our trademarks, trade names and brand names to distinguish our products from those of our competitors, and have registered or applied to register many of these trademarks. While we have registered our material trademarks in many of our significant markets, we have not registered all of our marks in all jurisdictions in which we currently conduct or intend to conduct our business. Further, if we seek to register these trademarks, we cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of our trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in the loss of brand recognition, and could require us to devote resources advertising and marketing new brands. In addition, third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively.

Our technology has had and in the future could have undetected defects, errors or bugs in hardware or software which has and could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We have been and in the future could be subject to claims that our EV charging products and battery storage systems are defective or have malfunctioned, or even that persons were injured as a result of such defects, and our customers may bring legal claims against the Company to attempt to hold it liable, which could adversely affect our brand, relationships with customers and vendors, operating results or financial condition. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions.

Furthermore, our software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. Our software may in the future contain undetected defects or errors. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do, we may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if our products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of our operations:

•        a stoppage or interruption in the operation of customers fleets;

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential customers or partners;

•        interruptions or delays in deliveries and respective sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of our agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Our use of open-source software could subject our proprietary software to general release, adversely affect our ability to sell our products and services, and subject us to possible litigation, claims, or proceedings.

In some instances, we may rely on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of our products and expect to continue to rely on similar copyleft licenses. Companies that use open-source software in connection with their products have, from time to time, faced claims challenging the use of open-source software and/or compliance with open-source license terms.

Some open-source software licenses may require users who distribute proprietary software containing or linked to open-source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open-source code under the same open-source license, which could include proprietary source code. In such cases, the open-source software license may also restrict us from charging fees to licenses for their use of our software.

Further, in addition to risks related to license requirements, use of certain open-source software may carry greater technical and commercial risks than does the use of third-party commercial software. For example, open-source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our relevant platforms depend upon the successful operation of open-source software, any undetected errors or defects in open-source software that we use could impair the functionality of our systems and injure our reputation. In addition, the public availability of such software may make it easier for attackers to target and compromise our platforms through cyber-attacks. While we have taken commercially reasonable steps to mitigate these risks, any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

Our competitors and other third parties hold numerous patents related to technology used in our industry, and claims of patent or other intellectual property right infringement or violation have been litigated against our competitors. We may also be subject to such claims and litigation. Regardless of their merit, responding to such claims can be time consuming, divert management’s attention and resources, and may cause us to incur significant expenses. While we try to avoid infringing the rights of others, we may unknowingly do so. Some patent applications are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in scientific and patent literature tends to lag behind actual deliveries by several months, we cannot be certain that we are not infringing third parties’ patent rights or that we were the first to conceive or protect inventions covered by our patents or patent applications. Further, if we are determined to have infringed upon a third party’s patents, trademarks or other intellectual property rights, we may be required to do one or more of the following:

•        seek a license from the holder of the allegedly infringed intellectual property right, which may require the payment of substantial royalties, and which may not be otherwise available on reasonable terms, or at all;

•        stop manufacturing, selling, incorporating or using products that embody the asserted intellectual property;

•        rebrand our products and services;

•        pay substantial monetary damages;

•        indemnify our customers under some of our customer contracts; or

•        expend significant resources to redesign the products that use the infringing technology, or to develop or acquire non-infringing technology.

Any of these actions could result in loss of brand recognition, require significant expenditures, and result in a substantial reduction in our revenue and could result in losses over an extended period of time.

General Risk Factors Related to Heramba

Our business and reputation could be negatively impacted by the increased scrutiny from our stakeholders and institutional investors on environmental, social and governance (“ESG”) practices.

There is an increased focus from a variety of stakeholders on corporate ESG practices, including climate change and related ESG disclosure requirements. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including, but not limited to, increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other adverse impacts to our business, financial condition, or results of operations.

While we may at times engage in voluntary initiatives (such as voluntary disclosures, certifications, or goals, among others) to improve the ESG profile of our company and/or products, such initiatives or achievements of such commitments may be costly and may not have the desired effect. Expectations around the management of ESG matters continues to evolve rapidly, in many instances due to factors that are out of our control. For example, we may not ultimately be able to complete certain goals or initiatives, either on the timelines originally anticipated or at all, due to technical, cost, or other factors, which may be in or out of our control. Moreover, actions or statements that we may take based on expectations, assumptions, or third-party information that we currently believe to be reasonable may subsequently be determined to be erroneous or be subject to misinterpretation. Even if this is not the case, our current actions may subsequently be determined to be insufficient by various stakeholders, including activist groups, and we may be subject to investor or regulator engagement on our ESG initiatives and disclosures, even if such initiatives are currently voluntary.

Certain market participants, including stockholders and other capital providers, use third-party benchmarks or scores to measure a company’s ESG practices and decide whether to invest in their common stock or engage with them to require changes to their practices. In addition, certain influential institutional investors are also increasing their focus on ESG practices and are placing importance on the implications and social cost of their investments. If our ESG practices do not meet the standards set by these stockholders, they may choose not to invest in our common stock or if our peer companies outperform us in their ESG initiatives, potential or current investors may elect to invest with our competitors instead. Increasing governmental and societal attention to ESG matters, including expanding mandatory and voluntary reporting, diligence and disclosure on topics such as climate change, human capital, labor and risk oversight, including such risk as it relates to suppliers, could also expand the nature, scope and complexity of matters that we are required to control, assess and report. For example, to the extent ESG matters negatively impact our reputation, even if concerns over such matters are based on inaccurate or misleading information, it may also impede our ability to compete as effectively to attract and retain employees, customers, or business partners, which may adversely impact our operations. We may be especially subject to scrutiny and liability on such matters given our efforts to portray our operations and products as a more sustainable and conscientious alternative to certain competitor products. In addition, the SEC has proposed rules that would require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and the Holdco Board. These and other regulations, disclosure-related and otherwise, may increase our costs as well as increase scrutiny regarding our ESG efforts, which may enhance the risks discussed in this risk factor. If we do not comply with investor or stockholder expectations and standards in connection with our ESG initiatives, are perceived to have not responded appropriately to address ESG issues within our company or within our suppliers, or fail to adapt to or comply with all laws, regulations, policies and related interpretations, our business and reputation could be negatively impacted and our share price and access to or the cost of capital could be materially and adversely affected. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war (such as the current conflicts in Ukraine and in Israel and Gaza), terrorist activity, political unrest, civil strife, adverse developments impacting financial institutions, and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact suppliers, manufacturers, distributors and retailers of electric buses, EV charging and battery solutions and other electrical components for EV products and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, manufacturers, distributors, retailers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid Evs and high fuel-economy ICE vehicles or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. A decrease in consumer discretionary spending may also result in consumers reducing the frequency of purchasing new vehicles, especially Evs. Distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors and retailers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis. In addition, adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could have material adverse impacts on our business, financial condition, or results of operations.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.

The Company in the ordinary course of business enters into projects globally, which are denominated in currencies such as the US dollar, the Euro, the Pound, and the Chinese Yuan, and is therefore subject to fluctuations due to changes in foreign currency exchange rates. In particular, current geopolitical instability and fiscal and monetary policies have caused, and may continue to cause, significant volatility in the currency exchange rates, and such volatility may continue for the foreseeable future. If our exposure to currency fluctuations increases and we are not able to successfully hedge against all the risks associated with currency fluctuations, our operating results could be adversely affected. Furthermore, such currency fluctuations may also adversely impact our ability to accurately predict our future financial results. Therefore, from time to time, we seek to manage our exposure to foreign currency risk relating to these cash flow projects through entering into different types of hedging arrangements designed to reduce such risk exposure. However, there can be no assurance that our hedging activities will successfully reduce our risk exposure. In addition, there may be unforeseen events affecting our business that could lead us to be long in positions that we did not anticipate when such hedging transactions were put into place which in turn could lead to adverse effects on our financial position.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 or similar anti-bribery laws in other jurisdictions in which we operate.

We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (U.K. Bribery Act), and similar anti-bribery and anti-corruption laws in other jurisdictions in which we (or third parties acting on our behalf) conduct activities, which generally prohibit companies and their intermediaries from making, promising, authorizing or offering improper payments or other things of value to government officials or other persons for the purpose of obtaining or retaining business, directing business to another, or securing an improper advantage. In addition, the FCPA requires U.S. public companies to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. The U.K. Bribery Act 2010 also prohibits “commercial” bribery not involving government officials and the receipt of bribes. We have policies and procedures designed to promote compliance with anti-bribery and anti-corruption laws. However, we cannot provide assurance that our policies and procedures will always protect us from liability for acts committed by employees, agents or business partners. Any actual or alleged violation of the FCPA or other applicable anti-corruption laws could result in criminal and civil fines and penalties, disgorgement, injunctions, suspension or debarment from U.S. government contracts, collateral litigation, investigation costs, diversion of management time and attention, adverse media coverage, and other sanctions, any of which could have a material adverse effect on our reputation, as well as our business, financial condition, results of operations and prospects.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The EU, EU member states (including Germany), the United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some goods and technologies. Certain of our products are subject to EU and German export controls and/or U.S. export controls, including the Export Administration Regulations administered by the U.S. Department of Commerce Bureau of Industry and Security, and exports of our products must be made in compliance with these laws, including — where necessary — obtaining export licenses from relevant regulators. These laws and regulations can prohibit or restrict our ability to export, re-export or otherwise transfer in-country certain commodities, software and technology. We are also subject to economic and trade sanctions, including those maintained by the European Union, the United Nations Security Council, the United States (administered by the U.S. Department of the Treasury Office of Foreign Assets Controls), which may restrict our ability to engage in transactions or dealings with parties who are the target of such sanctions, or who reside or are organized in embargoed regions. While we believe our export controls and sanctions policy and procedures are reasonably designed to maintain our compliance, there can be no assurance that we will continue to be in compliance in the future. For instance, even though we take precautions to prevent our products from being provided to targets of applicable sanctions, our products could be provided to those targets or provided by our customers despite such precautions. Any such noncompliance could have negative consequences, including government investigations, penalties and reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

A data security incident, other technology disruptions, or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals (“personal information”) could result in damage to our brand and reputation, material financial penalties, and legal liability, which could negatively impact our business, results of operations and financial condition.

Our business involves the processing of personal information (including personal information about our customers, suppliers and employees), numerous categories of sensitive and/or confidential information (such as trade secrets and financial and strategic information about us and our business partners), and intellectual property. We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers, co-manufacturers, distributors, customers and consumers. Our processing of data inherently gives rise to the risk of a security incident. As we pursue new initiatives that improve our operations and cost structure, including acquisitions, we may also expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Finally, security incidents can take a variety of forms and are constantly evolving due to the increasing sophistication of threat actors, each of which increases the difficulty of detecting and successfully defending against them. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions or the increasing sophistication of hackers, we may become increasingly vulnerable to such risks.

While we have implemented measures to prevent security incidents, there can be no assurances that the privacy and security-related measures and safeguards we have put in place, including in relation to third parties processing personal information on our behalf, will be effective to protect us and/or the relevant information from the risks associated with the processing of such information. In addition to breach notification laws that include requirements in the event that information subject to such laws is accessed by unauthorized persons, we may also be contractually required to notify customers or other counterparties of a security incident. Maintaining industry standard safeguards and, if needed, addressing a security incident could also be costly. For example, laws in the EEA, UK and all 50 U.S. states may require businesses to notify regulators within specific timeframes that a breach affecting personal information has occurred and/or to provide notice to individuals whose personal information has been impacted as a result of such breach. Complying with such numerous and complex regulations in the event of a data security breach would be expensive and difficult, and failure to comply could subject us to regulatory scrutiny and additional liability. In addition, the theft, destruction, loss, misappropriation, or release of personal information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage all of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to a range of data privacy and security laws globally, relating to the collection, use, disclosure, security and other processing of personal information. These privacy and data security laws, rules and regulations are ever-evolving, which can lead to complex and at times conflicting interpretations. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”), imposes data privacy obligations on companies handling data of California residents, such as required disclosures to consumers, and creates individual privacy rights for California consumers. The CCPA gives California residents rights to access, delete or correct their personal information, opt out of certain disclosures of their personal information, and receive detailed information about how their personal information is used. Similarly, comprehensive state privacy laws have been enacted in numerous other states, inspired by the CCPA. Many other states are currently reviewing or proposing the need for greater regulation of personal information and there remains increased interest at the federal level as well. In addition, in the United States, the Federal Trade Commission and state regulators enforce a variety of data privacy laws and regulations, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws.

In Europe, we are subject to the European Union General Data Protection Regulation (the “EU GDPR”) and the United Kingdom General Data Protection Regulation and Data Protection Act 2018 (collectively, the “UK GDPR”) (the EU GDPR and UK GDPR together referred to as the “GDPR”). The GDPR imposes comprehensive data privacy compliance obligations in relation to our processing of personal information, including a principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.

The EU GDPR and UK GDPR regulate cross-border transfers of personal information out of the EEA and the UK. We currently rely on the EU-US Data Privacy Framework (“DPF”) to transfer certain personal information from the EEA to the United States and on the UK Extension to the DPF to transfer certain personal information from the UK to the United States. We also currently rely on the EU standard contractual clauses and the UK Addendum to the EU standard contractual clauses and the UK International Data Transfer Agreement as relevant to transfer personal information outside the EEA and the UK with respect to both intragroup and third party transfers. We expect the existing legal complexity and uncertainty regarding international personal information transfers to continue and we could suffer additional costs, complaints and/or regulatory investigations or fines and/or it could otherwise affect the manner in which we provide our services, and could adversely affect our business, operations and financial condition.

Failure to comply with the GDPR could result in penalties for noncompliance. Since we are subject to the supervision of relevant data protection authorities under both the EU GDPR and the UK GDPR, we could be fined under each of those regimes independently in respect of the same breach. Penalties for certain breaches are up to the greater of EUR 20 million/GBP 17.5 million or 4% of our global annual turnover. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/ or civil claims (including class actions).

Such data privacy laws, regulations and other obligations (such as contractual obligations) may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. Privacy and data security laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage our reputation, and adversely affect our business.

Even though we believe we and our vendors are generally in compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new and the interpretation and application of these laws are uncertain. Any failure or perceived failure by us to comply with data privacy laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, consumer rights groups, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heramba” in this proxy statement/prospectus. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, inventories, product warranty reserves, accounting for income taxes, and other expenses. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our ordinary shares.

We may be unable to successfully integrate new strategic acquisitions and investments, which could materially adversely affect our business, results of operations and financial condition.

In the past we have made, and in the future we may make, acquisitions of, and investments in, businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets. We perform periodic reviews to determine if these investments are impaired, but such reviews are difficult and rely on significant judgment about the company’s technology, ability to obtain customers, and ability to become cash flow positive and profitable. We may take future impairment charges which will have an adverse impact of on our results of operations.

Actual or threatened health epidemics, pandemics or similar public health threats, such as the COVID-19 pandemic, have had and could in the future have a material adverse effect on our business, outlook, financial condition, results of operations and liquidity.

The global markets in which we operate have been impacted by and continue to be impacted by the COVID-19 pandemic. Our business has been impacted by the COVID-19 pandemic and in the future could continue to be adversely affected by COVID-19 or other health pandemics, epidemics or similar public health threats. There continues to be uncertainty around the COVID-19 pandemic, its ultimate duration, and its impact on U.S. and global economic activity and consumer behavior. As a result of the COVID-19 pandemic, our ground operations at project sites, our manufacturing facilities and our suppliers and vendors have been in the past and could be disrupted in the future by worker absenteeism, quarantines, shortage of COVID-19 test kits and personal protection equipment for employees, office and factory closures, disruptions to ports and other shipping infrastructure, or other travel or health-related restrictions. For example, our suppliers and vendors in Asia have been particularly impacted by business closures and disruptions to ports and other shipping infrastructure arising out of the COVID-19 pandemic and the rise of certain variants over the course of the last two years. If our ground operations at project sites, our manufacturing facilities and our suppliers or vendors are so affected in the future, our supply chain, manufacturing and product shipments will be delayed, which could adversely affect our business, operations, and customer relationships.

Overall, our revenue for fiscal year 2021 and fiscal year 2022 were negatively affected by impacts related to the COVID-19 pandemic, such as continued supply chain delays for our OEM partners and components thereof and temporary closures of our manufacturing sites, as well as our OEM partners’ manufacturing sites.

We have encountered and could encounter in the future project delays and resulting liquidated damages claims from customers due to impacts on suppliers, customers, or others. The duration and intensity of these impacts and resulting disruption to our operations is uncertain and continues to evolve. The extent to which these events may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time. Accordingly, management will continue to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

The scope and duration of the pandemic, including any current or future resurgences, the pace at which government restrictions are lifted or whether additional actions may be taken to contain the virus, the impact on our customers and suppliers, the speed and extent to which markets recover from the disruptions caused by the pandemic, and the impact of these factors on our business, will depend on future developments that are highly uncertain and cannot be predicted with confidence. The impact of the COVID-19 pandemic may also exacerbate other risks discussed herein, any of which could have a material adverse effect on our business, results of operations, or financial condition.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.

Risks Related to Ownership of Holdco Ordinary Shares

You should not assume that Holdco Ordinary Shares at Closing are valued at $10.00 per share.

The Share Consideration and Merger Consideration to be issued in connection with the Business Combination refers to the aggregate number of Holdco Ordinary Shares that will be issued to the Seller and holders of PERAC Class A Ordinary Shares, respectively, at Closing. The ascribed value of $10.00 of the Holdco Ordinary Shares in the Share Consideration and Merger Consideration, or any valuation (express or implied) of the Holdco Ordinary Shares otherwise as used in this proxy statement/prospectus should not be viewed as the actual or likely value, or an implication thereof, of Holdco Ordinary Shares at Closing, nor should it suggest that such shares contribute $10.00 in value to the balance sheet of Holdco.

Holdco’s share price may be volatile in the future, which could lead to losses by investors and costly securities litigation.

The trading price of Holdco Ordinary Shares may be subject to wide fluctuations in response to quarter-to-quarter variations in results of operations, announcements of technological innovations or new products introduced by us or our competitors, general conditions in the rail electrification, EV charging and batteries and solar industries, changes in earnings estimates by analysts or other events or factors. In addition, the public stock markets recently have experienced high price and trading volatility. The risks related to rising inflation and rising interest rates could have a material impact on our revenues and costs.

This volatility has significantly affected the market prices of securities of many of our publicly traded competitors for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Holdco Ordinary Shares.

You may not be able to resell your Holdco Ordinary Shares at an attractive price due to a number of factors such as those listed in “Risks Related to Heramba’s Business” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by us or our competitors;

•        announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in our management;

•        changes in general economic or market conditions or trends in our industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        future sales of our ordinary shares or other securities;

•        investor perceptions or the investment opportunity associated with our ordinary shares relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        the development and sustainability of an active trading market for our ordinary shares;

•        actions by institutional or activist stockholders;

•        the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, or the threat of war, in particular, the current conflict in Ukraine, acts of terrorism or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of Holdco Ordinary Shares, regardless of actual operating performance, financial results or prospects. In addition, price volatility may be greater if the public float and trading volume of Holdco Ordinary Shares is low. Some companies that have had volatile market prices for their securities have been the target of a hostile takeover or subject to involvement by activist stockholders. If Holdco were to become the target of such a situation, it could result in substantial costs and divert resources and the attention of executive management from the business.

The current market price of PERAC common stock may not be indicative of future market prices or intrinsic value, and we may not be able to sustain or increase the value of an investment in Holdco’s securities. Investors in Holdco’s securities may experience a decrease, which could be substantial, in the value of their securities, including decreases unrelated to our operating performance, financial results or prospects. Your only opportunity to achieve a return on your investment in Holdco’s securities may be if the market price of such securities appreciates and you sell your securities at a profit. The market price for Holdco’s securities may never exceed, and may fall below, the price that you paid for such securities. You could lose all or part of your investment in Holdco as a result.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Holdco becomes involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the business regardless of the outcome of such litigation.

The rights of holders of Holdco Ordinary Shares may be impaired by the possible future issuance of preferred shares.

The Holdco Board has the right, without approval of the holders of Holdco Ordinary Shares, to issue preferred shares with voting, dividend, conversion, liquidation and other rights which could adversely affect the voting power and equity interest of the holders of Holdco Ordinary Shares, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change-of-control. The possible negative impact on takeover attempts could adversely affect the price of Holdco Ordinary Shares. Although there is no present intention to issue any additional preferred shares, Holdco may issue these shares in the future.

Neither we nor PERAC have paid dividends in the past and do not expect to pay dividends in the foreseeable future on Holdco Ordinary Shares.

Neither we nor PERAC have paid cash dividends on our common stock to date and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on Holdco Ordinary Shares will depend on earnings, financial condition, and other business and economic factors affecting us at such time as the Holdco Board may consider relevant. If Holdco does not pay dividends, Holdco Ordinary Shares may be less valuable because a return on a shareholders’ investment will only occur if the share price appreciates.

Irish law requires Holdco to have available distributable profits to pay dividends to Holdco Shareholders and generally to make share repurchases and redemptions.

Under Irish law, Holdco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) only out of distributable profits shown on its unconsolidated financial statements prepared in accordance with the Irish Companies Act and filed with the Irish Companies Registration Office. “Distributable profits” are the accumulated realized profits of Holdco that have not previously been utilized in a distribution or capitalization less the accumulated realized losses of Holdco that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a court approved reduction of capital. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Holdco unless its net assets are equal to, or exceed, the aggregate of its called up share capital plus undistributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Holdco’s net assets below such aggregate. Undistributable reserves include the un-denominated capital, the capital redemption reserve fund, and the amount by which Holdco’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed Holdco’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

As a new parent company with no operational history, following Closing, Holdco will have no distributable profits of its own. Accordingly, in order to pay dividends or make other distributions, share repurchases or redemptions, Holdco will need to generate distributable profits from its business activities or otherwise create distributable profits by alternative means, including by a court approved reduction of capital.

Irish law differs from the laws in effect in the United States and may afford less protection to Holdco Shareholders.

As an Irish company, Holdco is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, Holdco Shareholders may have more difficulty protecting their interests than would stockholder of a corporation incorporated in a jurisdiction of the United States.

Holdco is an Irish incorporated public limited company. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Holdco or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Holdco or those persons based on those laws. The United States and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in determining whether a judgment obtained in a U.S. court is enforceable in Ireland. Although there are processes under Irish law for enforcing a judgment of a U.S. court, including by seeking summary judgment in a new action in Ireland, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish court would enforce a judgment of a U.S. court in this way and thereby impose civil liberty on Holdco or its directors or officers.

We summarize your rights as a Holdco Shareholder in the section entitled “Description of Holdco Securities”.

The Holdco Articles contain exclusive forum provisions for certain claims, which could limit Holdco Shareholders’ ability to obtain a favorable judicial forum for disputes with Holdco or Holdco’s directors, officers or employees.

The Holdco Articles provide that, subject to the Federal Forum Provision (as defined below), the courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (i) any derivative claim in respect of a cause of action vested in Holdco or seeking relief on behalf of Holdco, (ii) any action asserting a claim or breach of a fiduciary or other duty owed by any director, officer or other employee of Holdco to Holdco or Holdco Shareholders or (iii) any action asserting a claim against Holdco or any director, officer or other employee of Holdco arising under the laws of Ireland or pursuant to any provision of the Holdco Articles. Accordingly, such provisions may discourage Holdco Shareholders from bringing some types of claims against Holdco, and it may also be more difficult and costly for Holdco Shareholders to bring some types of claims against Holdco in courts sitting in Ireland than it would be to bring similar claims against a U.S. corporation in a U.S. court or in another judicial forum that they find more favorable.

The Holdco Articles further provide that unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act (the “Federal Forum Provision”). Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Holdco’s decision to adopt the Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by Holdco Shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and the Holdco Articles confirm that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by Holdco Shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of Holdco’s securities shall be deemed to have notice of and consented to Holdco’s exclusive forum provisions, including the Federal Forum Provision. Additionally, Holdco Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may lead to Holdco Shareholders incurring increased costs if they were to bring a claim against Holdco, and may limit Holdco Shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with Holdco or Holdco’s directors, officers, or other employees or agents, which may discourage lawsuits against Holdco and the Holdco’s directors, officers and other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in the Holdco Articles to be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving such action in other jurisdictions, which may have an adverse effect on Holdco’s business, financial condition and results of operations.

As a matter of Irish law, Holdco Shareholders are bound by the provisions of the Holdco Articles. An Irish court would be expected to recognize the exclusive jurisdiction of the federal district courts of the United States of America in respect of causes of action arising under the Exchange Act or the Securities Act.

As an Irish public limited company, certain capital structure decisions regarding Holdco will require the approval of the Holdco Shareholders, which may limit Holdco’s flexibility to manage its capital structure.

Holdco is an Irish incorporated public limited company. Following Closing, certain capital structure decisions regarding Holdco will require the approval of Holdco Shareholders, which may limit Holdco’s flexibility to manage its capital structure. Under Irish law, the directors of a public limited company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its articles of association or by a resolution approved by a simple majority of the votes cast by its shareholders at a general meeting of the company at which a quorum is present, referred to under Irish law as an “ordinary resolution”. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. The Holdco Articles will authorize the Holdco Board to allot the maximum permitted number of relevant securities being sought or approved. Any increase in Holdco’s authorized share capital also requires to be approved by an ordinary resolution.

Subject to certain exceptions, Irish law also provides shareholders with statutory preemption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any securities into, new shares) are issued for cash. However, it is possible for such statutory preemption rights to be generally or specifically disapplied in a company’s articles of association or by a resolution approved by not less than 75% of the votes cast by its shareholders at a general meeting of the company at which a quorum is present, referred to under Irish law as a “special resolution.” A general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution. The Holdco Articles will disapply statutory preemption rights up to the maximum of the authorized but unissued share capital for a period of five years from the date of adoption. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a disapplication of statutory preemption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.

Holdco’s staggered board may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Holdco Ordinary Shares may view as beneficial.

The Holdco Articles provide that the Holdco Board shall have three classes of directors with the directors of each class serving staggered three year terms. Holdco’s staggered board may limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover, or other change of control transactions, which could have the effect of depriving Holdco Shareholders of the opportunity to sell their Holdco Ordinary Shares at a premium over the prevailing market price. Additionally, Holdco’s staggered board may discourage proxy contests for the election of directors and purchases of substantial blocks of Holdco Ordinary Shares by making it more difficult for a potential acquirer to gain control of or influence with the Holdco Board.

Attempted takeovers of Holdco will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.

Following consummation of the Business Combination, Holdco will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including Nasdaq. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the Holdco Board will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for the Holdco Ordinary Shares once the Holdco Board has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent. Please see the section “Description of Holdco Securities — Irish Takeover Rules and the Substantial Acquisition Rules” for a more detailed description of those rules.

Under the Irish Takeover Rules, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Holdco may be required to make a mandatory cash offer for the remaining shares of Holdco.

Under the Irish Takeover Rules, in certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Holdco may be required to make a mandatory cash offer for the remaining shares of Holdco at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares, or an interest therein, would result in a person or persons acting in concert holding, directly or indirectly, shares representing 30% or more of the voting rights of Holdco and (ii) where a person, or persons acting in concert, already hold(s) shares, or an interest therein, representing 30% or more of the voting rights of Holdco, if an acquisition of shares, or an interest therein, would result in the percentage of the voting rights of Holdco held, directly or indirectly, by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of the independent (i.e., not interested) Holdco Shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of Holdco.

Anti-takeover provisions in the Holdco Articles could make an acquisition of Holdco more difficult.

The Holdco Articles contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of Holdco Ordinary Shares, adversely affect the market price of Holdco Ordinary Shares, and adversely affect the voting and other rights of Holdco Shareholders. These provisions include: (i) permitting the Holdco Board to issue preference shares without the approval of Holdco Shareholders, with such rights, preferences and privileges as they may designate; and (ii) allowing the Holdco Board to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of Holdco.

If following Closing, Holdco Ordinary Shares and/or Holdco Public Warrants cease to be eligible for deposit and clearing within the facilities of DTC, then trading in those shares and warrants would be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.

As a condition to Closing, we are required, among other matters, to enter into a special eligibility agreement for securities with DTC and its affiliates in order for the Holdco Ordinary Shares and Holdco Public Warrants to be eligible for deposit and clearing within the DTC system. As part of such arrangements, we expect Holdco will be required to agree to indemnify DTC for any Irish stamp duty that may be assessed upon DTC or any of its affiliates as a result of its service as a depository and clearing agency for Holdco Ordinary Shares and Holdco Public Warrants.

DTC is not obligated to accept the Holdco Ordinary Shares and Holdco Public Warrants for deposit and clearing within the DTC system. Even if DTC does initially accept the Holdco Ordinary Shares and Holdco Public Warrants for deposit and clearing within its system, it will generally have the right, at its discretion, to cease to act as a depository and clearing agency for such securities.

If DTC determined prior to Closing that the Holdco Ordinary Shares and/or the Holdco Public Warrants are not eligible for deposit and clearance within the DTC system, then we would not expect to complete the transactions contemplated by this proxy statement/prospectus in their current form.

If DTC initially accepts the Holdco Ordinary Shares and/or Holdco Public Warrants for deposit and clearance within the DTC system, but determines at any time following Closing that the Holdco Ordinary Shares and Holdco Public Warrants were not eligible for continued deposit and clearance within its facilities, then we believe the Holdco Ordinary Shares and Holdco Public Warrants would not be eligible for continued listing on a national U.S. securities exchange and trading in Holdco Ordinary Shares and Holdco Public Warrants would be disrupted. While we anticipate that Holdco would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Holdco Ordinary Shares and Holdco Public Warrants.

Irish Taxation Risks Related to Ownership of Holdco Ordinary Shares and Holdco Warrants

Following Closing, a transfer of Holdco Ordinary Shares or Holdco Warrants, other than one effected by means of the transfer of book-entry interests within the facilities of DTC, may be subject to Irish stamp duty.

Transfers of Holdco Ordinary Shares or Holdco Warrants, which have been deposited with DTC and which are effected by means of the transfer of book entry interests in such securities within the facilities of DTC, will generally not be subject to Irish stamp duty.

However, if Holdco Ordinary Shares or Holdco Warrants are held directly rather than beneficially through DTC, any transfer of such Holdco Ordinary Shares or Holdco Warrants will be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired) unless an applicable exemption applies.

Holders of Holdco Ordinary Shares or Holdco Warrants wishing to transfer their Holdco Ordinary Shares or Holdco Warrants into, or out of, the facilities of DTC may do so without giving rise to Irish stamp duty provided that:

•        there is no change in the beneficial ownership of such shares or warrants as a result of the transfer; and

•        the transfer into, or out of, DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party. In this regard, if an advance agreement is reached with a third party for the sale of the Holdco Ordinary Shares or Holdco Warrants prior to the Holdco Ordinary Shares or Holdco Warrants being deposited with DTC, Irish stamp duty may arise.

Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. See the section entitled “Certain Material Irish Tax Considerations” for further information.

Holdco Shareholders or Holdco Warrantholders who are resident or ordinarily resident for tax purposes in Ireland may be subject to Irish capital gains tax or corporation tax on taxable gains (as applicable) (“Irish CGT”) on the disposal of their shares or warrants.

Holdco Shareholders or Holdco Warrantholders who are resident or ordinarily resident for tax purposes in Ireland, or Holdco Shareholders or Holdco Warrantholders that use, hold or acquire their Holdco Ordinary Shares or Holdco Warrants for the purposes of a trade carried on by that person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland will, subject to the availability of any exemptions and reliefs, generally be subject to Irish CGT on a gain arising on the disposal of those shares or warrants. See the section entitled “Certain Material Irish Tax Considerations” for further information.

In certain limited circumstances, dividends paid by Holdco may be subject to Irish dividend withholding tax.

In certain limited circumstances, Irish dividend withholding tax (“Irish DWT”), may arise in respect of dividends, if any, paid on Holdco Ordinary Shares. The current rate of Irish DWT is 25%. A number of exemptions from Irish DWT exist, including exemptions pursuant to which Holdco Shareholders resident in the United States, United Kingdom and in the countries listed on the website of Irish Revenue (https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx), such countries are collectively referred to as “Relevant Territories” and individually as a “Relevant Territory”, may be entitled to exemptions from Irish DWT. It should be noted that the comments below regarding Holdco Ordinary Shares held through DTC are subject to confirmation by the Irish Revenue Commissioners.

See the section entitled “Certain Material Irish Tax Considerations” for further information on the operation of Irish DWT generally and the relevant exemptions. In particular, it should be noted that there may be a requirement to complete certain relevant Irish Revenue Irish DWT forms, which are referred to as “Irish DWT Forms”, in order to qualify for many of the exemptions.

Subject to confirmation by the Irish Revenue Commissioners, dividends paid in respect of Holdco Ordinary Shares that are owned by U.S. residents and held through DTC should not be subject to Irish DWT, provided that the address of the beneficial owner of such Holdco Ordinary Shares in the records of the broker holding such Holdco Ordinary Shares is recorded as being in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Holdco).

Dividends paid in respect of Holdco Ordinary Shares that are held outside of DTC by a person who is a resident of the U.S. should also not be subject to Irish DWT, provided such a shareholder in Holdco has provided a completed IRS Form 6166 (in the case of an individual) and a valid Irish DWT Form to Holdco’s transfer agent to confirm its U.S. residence and claim an exemption.

Holdco Shareholders resident in other Relevant Territories may also be eligible for exemption from Irish DWT on dividends paid in respect of their Holdco Ordinary Shares, provided that they satisfy the conditions of one of the exemptions including the requirement to furnish valid Irish DWT Forms to their brokers (in respect of shares held through DTC) (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Holdco) or to Holdco’s transfer agent (in respect of shares held outside of DTC).

However, other Holdco Shareholders who do not qualify for an exemption from DWT may be subject to Irish DWT, which could adversely affect the net amount of dividends receivable pursuant to Holdco Ordinary Shares.

Dividends received by Irish residents and certain other Holdco Shareholders may be subject to Irish income tax.

Holdco Shareholders that are entitled to an exemption from Irish DWT on dividends received from Holdco should not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in Holdco (for example, they are resident in Ireland or they hold their Holdco Ordinary Shares in connection with a branch or agency they operate in Ireland). Holdco Shareholders who are not resident nor ordinarily resident in Ireland, and do not hold their Holdco Ordinary Shares in connection with a branch or agency they operate in Ireland, who receive dividends subject to Irish DWT will generally have no further liability to Irish income tax on those dividends. See the section entitled “Certain Material Irish Tax Considerations” for further information.

Holdco Ordinary Shares or Holdco Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“Irish CAT”) (currently levied at a rate of 33%), could apply to a gift or inheritance of Holdco Ordinary Shares or Holdco Warrants irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Holdco Ordinary Shares or Holdco Warrants will be regarded as property situated in Ireland. Gifts and inheritances passing between spouses are exempt from Irish CAT. Children have a tax-free lifetime threshold which Irish Revenue typically updates annually in respect of taxable gifts or inheritances received from their parents (currently at €335,000). The person who receives the gift or inheritance has primary liability for Irish CAT. See the section entitled “Certain Material Irish Tax Considerations” for further information.

OECD Model GloBE Rules and the European Commission’s Proposed Directive on GloBE Rules.

On December 20, 2021, the OECD published the draft Global Anti-Base Erosion Model Rules which are aimed at ensuring that Multinational Enterprises (“MNEs”) will be subject to a global minimum 15.0 per cent. Tax rate from 2023 (“GloBE Rules”). The GloBE Rules are part of the OECD/G20 Inclusive Framework on BEPS which currently has 141 participant countries.

On December 22, 2021, the European Commission published a proposal for a directive to implement the GloBE Rules in the EU (the “Minimum Tax Directive”). The Minimum Tax Directive proposes to introduce minimum effective taxation for MNEs with revenues of at least €750,000,000, operating in the EU’s internal market and beyond. It provides a common framework for implementing the GloBE Rules into EU member states’ national laws. The Minimum Tax Directive contains an income inclusion rule (the “IIR”) and an undertaxed profit rule (the “UTPR”) (which allow for the collection of an additional amount of top-up tax if the effective tax rate on income of an in-scope group is under 15 per cent.).

On December 15, 2022, the Council of the EU unanimously adopted the agreed compromise text of the Minimum Tax Directive. EU member states have agreed to transpose the Minimum Tax Directive into domestic legislation by December 31, 2023 and the rules became effective for tax years commencing on or after December 31, 2023, with the exception of the UTPR, which will apply for tax years commencing on or after December 31, 2024.

If Holdco is regarded as part an “MNE Group” (or large-scale domestic group) which has revenues of more than €750,000,000 million in a year in at least two out of the previous four years, it would be within the scope of the Minimum Tax Directive. Ireland has enacted the relevant measures to implement the Minimum Tax Directive into Irish law.

Risks Related to PERAC

The process of taking a company public by means of a business combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless such underwriters are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary for an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC business combination, the value of the company is primarily established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the business combination. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC business combination and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the business combination.

As PERAC is a SPAC and the Business Combination does not involve an underwritten offering, unaffiliated investors may be materially adversely affected by the risks described above. See also the risks described below under “— Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the price of the Holdco Ordinary Shares, which could cause PERAC’s securityholders to lose some or all of their investment.”

Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

The IPO Underwriters were previously paid an aggregate of $5,275,532 in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of PERAC’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by PERAC at the consummation of the Business Combination will be reduced by approximately $9,232,181.

PERAC initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, PERAC was aware of other special purpose acquisition companies that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Business Combination less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and PERAC did not correspond with the IPO Underwriters about such reasons. Pursuant to the Waivers, (i) JPM informed PERAC that it has ceased its relationship with PERAC with respect to the IPO and is not, and shall not, act in any capacity or relationship with PERAC with respect to any business combination transaction, and (ii) BofA informed PERAC that it has ceased or refuses to act in every office, capacity, and relationship with respect to any potential business combination. To PERAC’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to PERAC matters, including with respect to the Business Combination. Such Waivers therefore indicate that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination.

Each of the IPO Underwriters declined to review the disclosure herein regarding the Waivers and has disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, and no IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. As part of its search for an initial business combination, PERAC occasionally asked the IPO Underwriters to provide publicly available industry information with respect to potential target companies, and JPM assisted in the preliminary evaluation of one target company that PERAC ultimately did not pursue. Except as set forth in the immediately preceding sentence, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination.

Although the IPO Underwriters did not discuss with PERAC the specific reasons for delivering the Waivers other than generally indicating that their firms did not intend to participate in PERAC’s initial business combination, PERAC did not seek out these specific reasons upon receipt of the Waivers despite the IPO Underwriters having already completed their services at the time of the IPO. None of the IPO Underwriters communicated to PERAC, and PERAC is not aware, that the Waivers were the result of any dispute or disagreement with PERAC, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part or any matter relating to PERAC’s, Heramba’s or Holdco’s operations, prospects, policies, procedures or practices. However, as a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in PERAC’s search for an initial business combination when you consider the Business Combination and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Business Combination. See the section entitled “Proposal No. 1 — IPO Underwriters’ Waivers” for more information.

As a result of the Waivers, PERAC Public Shareholders may be more likely to exercise their Redemption Rights with respect to their PERAC Public Shares and the proceeds that the Combined Company receives as a result of the Business Combination may therefore be reduced. Additionally, as a result of the Waivers, PERAC Public Shareholders may be more likely to vote against the Business Combination. If the Business Combination Proposal and the Merger Proposal are not approved, then PERAC will not consummate the Business Combination. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

Litigation or legal proceedings could expose any of PERAC, Heramba or Holdco to significant liabilities and may have a negative impact on PERAC’s, Heramba’s, Holdco’s or the Combined Company’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.

Each of PERAC, Heramba or Holdco may become subject to claims, litigation, disputes and other legal proceedings from time to time, evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes, and estimate, if possible, the amount of potential losses. Based on these assessments and estimates, PERAC, Heramba or Holdco may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from any assessments and estimates.

As is customary, certain provisions of the Underwriting Agreement survive the Waivers, such as PERAC’s continuing obligations with respect to use of information, indemnification and contribution, including PERAC’s obligation to indemnify and hold harmless each IPO Underwriter, its affiliates, directors and officers and each person, if any, who controls such IPO Underwriter, from and against any and all losses, claims, damages and liabilities, joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus or any Written Testing-the-Waters Communication (all as defined in the Underwriting Agreement), any road show or any Pricing Disclosure Package (as defined in the Underwriting Agreement) (including any Pricing Disclosure Package that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to PERAC in writing by or on behalf of the IPO Underwriters expressly for use therein.

If such losses and claims are brought following the consummation of the Business Combination, then the Combined Company may be exposed to similar liabilities and negative impact. Even when not merited or whether or not PERAC, Heramba or Holdco, as applicable, ultimately prevails, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against any of PERAC, Heramba or Holdco, which could negatively impact any of our financial positions, cash flows or results of operations. An unfavorable outcome of any legal dispute following the consummation of the Business Combination could imply that the Combined Company becomes liable for damages or may have to modify its business model. Further, any liability or negligence claim against the Combined Company may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully-indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on the Combined Company’s business, financial condition, results of operations, cash flows and/or prospects.

The fairness opinion obtained by the PERAC Board from Northland is not expected to be updated to reflect any changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

Changes in the operations and prospects of Heramba or Kiepe Electric, general market and economic conditions, and other factors that may be beyond the control of Heramba and PERAC and on which the fairness opinion was based, may alter the value of Heramba, Kiepe Electric or PERAC, or the trading price of the PERAC Class A Ordinary Shares and/or Holdco Ordinary Shares, at or prior to the time the Business Combination is consummated. The fairness opinion obtained by the PERAC Board from Northland does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. In their fairness opinion, Northland disclaimed any obligation to reaffirm, revise, or update the fairness opinion or otherwise comment upon any events after the date of the fairness opinion. The PERAC Board has not requested that Northland provide a new or updated fairness opinion, and it does not intend to secure a new or updated fairness opinion from Northland or any other third party. The fairness opinion of Northland is included as Annex C to this proxy statement/prospectus. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” for more information.

If the Business Combination is not consummated by May 2, 2024, and PERAC does not seek another extension, PERAC would cease all operations except for the purpose of winding up, redeem the PERAC Public Shares and liquidate, in which case the PERAC Public Shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the PERAC Warrants will expire worthless.

The PERAC Articles currently provide that PERAC must complete its initial business combination by May 2, 2024. PERAC may not be able to complete the Business Combination or effect an extension within such time period. PERAC’s or Heramba’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the impacts of the COVID-19 pandemic persist both in the U.S. and globally and, while the continued impact of the COVID-19 pandemic will depend on future developments, it could limit the parties’ ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable or at all. The invasion of Ukraine by Russia and resulting sanctions, the recent escalation of conflict in Israel, global food shortages and other related consequences of prolonged military conflict may also have similar effects, and the impact of such effects on the parties’ ability to complete the Business Combination will depend on future developments that cannot be predicted with any degree of certainty. Additionally, the COVID-19 pandemic, the invasion of Ukraine by Russia, the recent escalation of conflict in Israel, recent increases in inflation and interest rates and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases) may negatively impact PERAC, Heramba or the Combined Company.

If, as a result of the termination of the Business Combination Agreement or otherwise, PERAC has not completed its initial business combination, or effected another extension, within such time period, PERAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the PERAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PERAC Public Shares, which redemption will completely extinguish PERAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PERAC’s remaining shareholders and the PERAC Board, liquidate and dissolve, subject in each case to PERAC’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such case, the PERAC Public Shareholders may only receive $10.00 per share, and the PERAC Warrants will expire worthless. In certain circumstances, the PERAC Public Shareholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the PERAC Public Shareholders to exercise Redemption Rights with respect to a large number of the PERAC Public Shares, and the completed redemptions of PERAC Public Shares in connection with the Extension, could increase the probability that the Business Combination may not be consummated and that the PERAC Public Shareholders would have to wait for liquidation in order to redeem their PERAC Public Shares.

If the Business Combination Agreement is amended to require PERAC to use a portion of the cash in the Trust Account as consideration or to have a minimum amount of cash at the Closing, the probability that the Business Combination Agreement would not be consummated is increased. This risk is magnified because PERAC paid approximately $161.3 million out of the Trust Account to shareholders that tendered their PERAC Public Shares for redemption in connection with the Extension. If the Business Combination is unsuccessful and PERAC does not otherwise complete an initial business combination within the required time period under the PERAC Articles, PERAC Public Shareholders would not receive their pro rata portion of the Trust Account until PERAC liquidates the Trust Account. If PERAC Public Shareholders are in need of immediate liquidity, they could attempt to sell their PERAC Public Shares in the open market; however, at such time the PERAC Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, PERAC Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with PERAC’s redemption until PERAC liquidates or such shareholders are able to sell their shares in the open market.

Additionally, the ability of the PERAC Public Shareholders to redeem their shares for cash could cause PERAC’s or Holdco’s net tangible assets to be less than $5,000,001, which may cause Holdco to be unable to meet the initial listing requirements of Nasdaq. If the net tangible assets of Holdco are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, Holdco’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of Holdco to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “— Holdco’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the Holdco Ordinary Shares and the Holdco Public Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect Holdco’s cash position following the Business Combination.”

If a PERAC Public Shareholder fails to receive notice of PERAC’s offer to redeem its PERAC Public Shares in connection with the Business Combination, or fails to comply with the procedures for redeeming its shares, such shares may not be redeemed.

If a PERAC Public Shareholder fails to receive this proxy statement/prospectus and related materials, such shareholder may not modify the substance or timing of PERAC’s obligation to redeem 100% of the PERAC Public Shares if PERAC does not complete its initial business combination within the time period set forth in the PERAC Articles or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity become aware of the opportunity to redeem its PERAC Public Shares in connection with the Business Combination because this proxy statement/prospectus describes the various procedures that must be complied with in order for a PERAC Public Shareholder to validly exercise its Redemption Rights. In the event that a PERAC Public Shareholder fails to comply with these procedures, its shares may not be redeemed.

The PERAC Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the PERAC Public Shareholders may be forced to sell their PERAC Public Shares or PERAC Public Warrants, potentially at a loss.

The PERAC Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) PERAC’s completion of its initial business combination, and then only in connection with those PERAC Public Shares that such shareholder properly elected to redeem, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the PERAC Articles to modify the substance or timing of PERAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the PERAC Public Shares if PERAC does not complete its initial business combination within the time period set forth in the PERAC Articles or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of the PERAC Public Shares if PERAC does not complete an initial business combination within the time period set forth in the PERAC Articles, subject to applicable law. In addition, if PERAC does not complete an initial business combination within the period of time set forth in the PERAC Articles, compliance with Cayman Islands law may require that PERAC submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, PERAC Public Shareholders may be forced to wait beyond May 2, 2024 (or such later date as may be approved by PERAC’s shareholders) before they receive funds from the Trust Account. In no other circumstances will a PERAC Public Shareholder have any right or interest of any kind in the Trust Account. Holders of PERAC Warrants will not have any right to the proceeds held in the Trust Account with respect to the PERAC Warrants. Accordingly, to liquidate their investment, the PERAC Public Shareholders may be forced to sell their PERAC Public Shares or PERAC Public Warrants, potentially at a loss.

If a PERAC shareholder or a “group” of PERAC shareholders are deemed to hold in excess of 15% of the PERAC Public Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of the PERAC Public Shares.

The PERAC Articles provide that a PERAC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the PERAC Public Shares without PERAC’s prior consent, which PERAC refers to as the “Excess Shares.” However, PERAC would not be restricting PERAC’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against PERAC’s initial business combination. The inability of a shareholder to redeem the Excess Shares will reduce its influence over PERAC’s ability to complete PERAC’s initial business combination and such shareholder could suffer a material loss on its investment in PERAC if it sells Excess Shares in open market transactions. Additionally, such shareholder will not receive redemption distributions with respect to the Excess Shares if PERAC completes its initial business combination. And as a result, such shareholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the PERAC Public Shareholders, PERAC files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against PERAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of PERAC’s shareholders and the per-share amount that would otherwise be received by PERAC’s shareholders in connection with PERAC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the PERAC Public Shareholders, PERAC files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against PERAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law or insolvency law and may be included in PERAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of PERAC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by PERAC’s shareholders in connection with PERAC’s liquidation may be reduced.

PERAC’s shareholders may be held liable for claims by third parties against PERAC to the extent of distributions received by them upon redemption of their shares.

If PERAC is forced to enter into an insolvent liquidation, any distributions received by PERAC’s shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, PERAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by PERAC’s shareholders. Furthermore, PERAC’s directors may be viewed as having breached their fiduciary duties to PERAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and PERAC to claims, by paying PERAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. PERAC cannot assure you that claims will not be brought against PERAC for these reasons. PERAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of PERAC’s share premium account while PERAC was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine and to imprisonment for five years in the Cayman Islands.

PERAC’s shareholders cannot be sure of the market value of the Holdco Ordinary Shares to be issued upon completion of the Business Combination.

The holders of PERAC Class A Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time (other than any redeemed shares) will receive one Holdco Ordinary Share in exchange for each PERAC Class A Ordinary Share held by them, rather than a number of shares with a particular fixed market value. The market value of the PERAC Class A Ordinary Shares at the time of the consummation of the Business Combination may vary significantly from the market value of the PERAC Class A Ordinary Shares on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which PERAC shareholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market value of the PERAC Class A Ordinary Shares, the market value of the Holdco Ordinary Shares issued in the Business Combination and the PERAC Class A Ordinary Shares surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. All of the consideration to be received by PERAC’s shareholders for the PERAC Class A Ordinary Shares will be Holdco Ordinary Shares. Following consummation of the Business Combination, the market price of Holdco’s securities may be influenced by many factors, some of which will be beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by the Combined Company or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Company;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic, the invasion of Ukraine by Russia and the recent escalation of the conflict in Israel;

•        changes in Holdco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of Holdco Ordinary Shares;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving the Combined Company or its general industry; and

•        additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Extraordinary General Meeting. As a result, the market value of the PERAC Class A Ordinary Shares may vary significantly from the date of the Extraordinary General Meeting to the date of the completion of the Business Combination. PERAC’s shareholders are urged to obtain up-to-date prices for the PERAC Class A Ordinary Shares. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

There is no guarantee that a PERAC Public Shareholder’s decision whether to redeem its PERAC Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

PERAC can give no assurance as to the price at which a PERAC Public Shareholder may be able to sell its PERAC Public Shares in the future, or its Holdco Ordinary Shares following the Closing, or after any alternative business combination. If a PERAC Public Shareholder redeems its PERAC Public Shares, certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and redemption may result in a lower value realized than a shareholder might realize in the future had the shareholder not redeemed its PERAC Public Shares. Similarly, if a shareholder does not redeem its PERAC Public Shares, the shareholder will bear the risk of ownership of the shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price in connection with such initial business combination. In addition, if a PERAC Public Shareholder does not redeem its PERAC Public Shares, but other PERAC Public Shareholders do elect to redeem, the non-redeeming shareholders would own shares with a lower book value per share, which would decrease from €1.61 per share (assuming no additional redemptions) to €(0.29) per share (assuming maximum redemptions), on a pro forma basis as of September 30, 2023. A PERAC shareholder should consult such shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. Please see “Questions and Answers — What happens if a substantial number of the PERAC Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?” for additional information on the impact of redemptions on the per-share value of the PERAC Public Shares owned by non-redeeming shareholders.

The Holdco Ordinary Shares to be received by PERAC shareholders as a result of the Business Combination will have different rights from the PERAC Ordinary Shares.

Following completion of the Business Combination, PERAC shareholders will no longer be shareholders of PERAC but will instead be shareholders of Holdco. There will be important differences between PERAC shareholders’ current rights as PERAC shareholders and such shareholders’ rights as Holdco shareholders. See “Comparison of the Rights of Holders of PERAC Ordinary Shares and Holdco Ordinary Shares” for a discussion of the different rights associated with such securities.

The Sponsor and PERAC’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the PERAC Public Shareholders vote.

In connection with the Extension, PERAC redeemed 15,498,302 PERAC Public Shares tendered for redemption by the PERAC Public Shareholders, and 10,879,358 PERAC Public Shares remain outstanding. The PERAC Initial Shareholders, directors and officers collectively hold 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Additional Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals. The PERAC Articles provide that approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. As a result, in addition to the PERAC Founders Shares (assuming the Additional Anchor Investors vote in favor of the Business Combination Proposal), PERAC would need 2,142,472 PERAC Public Shares, or approximately 19.7% of the PERAC Public Shares currently issued and outstanding (assuming all issued and outstanding shares are voted), or no PERAC Public Shares (assuming only the minimum number of shares representing a quorum are voted) to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved. Accordingly, the agreement by the Sponsor and PERAC’s officers and directors to vote in favor of the Business Combination, and the likelihood that the Additional Anchor Investors will vote in favor of the Business Combination, may increase the likelihood that PERAC will receive the requisite shareholder approval for the Business Combination and may result in the approval of the Business Combination even if no PERAC Public Shares are voted in favor of the Business Combination.

The exercise of discretion by PERAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of PERAC’s securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, may cause PERAC to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that PERAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Heramba’s business, a request by Heramba to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Heramba’s business and would entitle PERAC to terminate the Business Combination Agreement. In any of such circumstances, it would be in PERAC’s discretion, acting through the PERAC Board, to grant PERAC’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for PERAC and its securityholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PERAC does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the PERAC shareholders, PERAC will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination.

The PERAC Initial Shareholders and certain of PERAC’s directors and officers have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. These include, among other things, the interests set forth in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.” These interests may influence PERAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “Proposal No. 1 — The Business Combination Proposal — PERAC Board’s Reasons for the Approval of the Business Combination.”

The nominal purchase price paid by the PERAC Initial Shareholders for the PERAC Founders Shares may significantly dilute the implied value of the PERAC Public Shares in the event PERAC consummates the Business Combination, and the PERAC Initial Shareholders are likely to make a substantial profit on their investment in PERAC in the event PERAC consummates the Business Combination, even if the Business Combination causes the trading price of the Holdco Ordinary Shares to materially decline.

The PERAC Initial Shareholders invested an aggregate of $8,450,532 in PERAC in connection with the IPO, comprised of the $25,000 purchase price for the PERAC Founders Shares and the $8,425,532 purchase price for the PERAC Founders Warrants (excluding any PERAC Public Shares purchased by the PERAC Initial Shareholders). The amount held in the Trust Account was $114,458,949 as of September 30, 2023, implying a value of approximately $10.52 per PERAC Public Share.

The following table shows the PERAC Public Shareholders’ and PERAC Initial Shareholders’ investment per share and how these compare to the implied value of one Holdco Ordinary Share upon the completion of the Business Combination. The following table (i) assumes that (a) PERAC’s valuation is $114,458,949 (which is the amount held in the Trust Account as of September 30, 2023), (b) no additional interest is earned on the funds held in the Trust Account, (c) no PERAC Public Shares are redeemed in connection with the Business Combination and (d) all Holdco Ordinary Shares issued in exchange for the PERAC Founders Shares are held by the PERAC Initial Shareholders upon completion of the Business Combination, and (ii) does not take into account other potential impacts on PERAC’s valuation at the time of the Business Combination such as (a) the value of the PERAC Public Warrants and PERAC Founders Warrants, (b) the trading price of the PERAC Class A Ordinary Shares, (c) transaction costs related to the Business Combination, (d) any consideration paid to the Seller, (e) any equity issued to other third party investors or (f) Heramba’s business itself, including its assets, liabilities, management and prospects.

PERAC Public Shares	10,879,358 shares
PERAC Founders Shares	6,594,415 shares
Total shares	17,473,773 shares
Total funds in Trust Account(1)	$114,458,949
PERAC Public Shareholders’ investment per PERAC Public Share(2)	$10.00
PERAC Initial Shareholders’ investment per PERAC Founders Share(3)(4)	$0.004
Implied value per Holdco Ordinary Share upon completion of the Business Combination	$6.55

____________

(1)      Amount held in the Trust Account as of September 30, 2023. In connection with the implementation of the Extension, PERAC redeemed 15,498,302 PERAC Public Shares, at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million.

(2)      While the PERAC Public Shareholders’ investment is in both the PERAC Public Shares and the PERAC Public Warrants, for purposes of this table the full investment amount is ascribed to the PERAC Public Shares only.

(3)      Investment per PERAC Founders Share reflects the forfeiture by the Sponsor of 2,030,585 PERAC Founders Shares in the aggregate prior to the IPO and in connection with the partial forfeiture of the IPO Underwriters’ over-allotment option. On August 1, 2023, pursuant to the Class B Conversion in connection with the Extension, 6,594,415 PERAC Founders Shares were converted from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis.

(4)      The PERAC Initial Shareholders’ total investment in the equity of PERAC, inclusive of the PERAC Founders Shares and the PERAC Founders Warrants (excluding any PERAC Public Shares purchased by the PERAC Initial Shareholders), is $8,450,532.

Based on these assumptions, each Holdco Ordinary Share would have an implied value of $6.55 per share upon completion of the Business Combination, representing a 34.5% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $6.55 per share upon completion of the Business Combination would represent a significant dilution to the PERAC Public Shareholders, this would still represent an increase in value for the PERAC Initial Shareholders relative to the initial purchase price of the PERAC Founders Shares. At $6.55 per share, the 6,594,415 Holdco Ordinary Shares that the PERAC Initial Shareholders would own upon completion of the Business Combination (excluding any Holdco Ordinary Shares issued in exchange for any PERAC Public Shares held by the PERAC Initial Shareholders) would have an aggregate implied value of approximately $43,193,418. As a result, even if the trading price of the Holdco Ordinary Shares significantly declines, the PERAC Initial Shareholders will stand to make significant profit on their investment in PERAC. In addition, the PERAC Initial Shareholders could potentially recoup their entire investment in PERAC (excluding any PERAC Public Shares purchased by the PERAC Initial Shareholders) even if the trading price of the Holdco Ordinary Shares was as low as $1.28 per share and even if the Holdco Founders Warrants issued upon conversion of the PERAC Founders Warrants are worthless. The PERAC Initial Shareholders may therefore be economically incentivized to complete the Business Combination, or another initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the PERAC Public Shareholders, rather than liquidating PERAC. This dilution would increase to the extent that PERAC Public Shareholders seek further redemptions from the Trust Account for their PERAC Public Shares.

If the PIPE Financing or other transactions are not consummated for any reason, PERAC may not have enough funds to complete the Business Combination.

PERAC may require the funds from PIPE Investors, among others, in order to consummate the Business Combination. There can be no assurance that the PIPE Financing will be completed. If the PIPE Financing or other transactions are not consummated for any reason, PERAC may not have enough funds to complete the Business Combination.

Additionally, the ability of the PERAC Public Shareholders to redeem their shares for cash could cause PERAC’s or Holdco’s net tangible assets to be less than $5,000,001, which may cause Holdco to be unable to meet the initial listing requirements of Nasdaq. If the net tangible assets of Holdco are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, Holdco’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of Holdco to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules. See “— Holdco’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the Holdco Ordinary Shares and the Holdco Public Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect Holdco’s cash position following the Business Combination.”

Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the price of the Holdco Ordinary Shares, which could cause PERAC’s securityholders to lose some or all of their investment.

Although PERAC has conducted due diligence on Heramba, PERAC cannot assure you that its diligence surfaced all material issues that may be present inside Heramba, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Heramba and outside of PERAC’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Holdco reporting losses or losses greater than those previously reported. Even if PERAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PERAC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Holdco’s liquidity, the fact that Holdco reports charges of this nature could contribute to negative market perceptions about Holdco or its securities. In addition, charges of this nature may cause Holdco to violate net worth or other covenants to which it may be subject or to be unable to obtain future financing on favorable terms or at all. Accordingly, any PERAC shareholders or warrant holders who choose to remain Holdco shareholders or warrant holders following the consummation of the Business Combination could suffer a reduction in the value of their securities. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PERAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

PERAC Public Shareholders at the time of the Business Combination who purchased PERAC Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

The PERAC Public Shareholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by PERAC in connection with the offer and sale in the IPO of the PERAC Units, including the structure of the proposed Business Combination. Consequently, a PERAC Public Shareholder who purchased PERAC Public Shares as part of the PERAC Units in the IPO and still holds them at the time of the Business Combination and who does not seek to exercise Redemption Rights might seek rescission of the purchase of the PERAC Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If shareholders bring successful rescission claims against PERAC, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Holdco following the consummation of the Business Combination, Holdco’s results of operations could be adversely affected and, in any event, Holdco may be required in connection with the defense of such claims to incur expenses and divert management and employee attention from other business matters.

PERAC and, following the consummation of the Business Combination, Holdco, may amend the terms of the PERAC Warrants (or, following the consummation of the Business Combination, the Holdco Warrants) in a manner that may be adverse to holders of PERAC Public Warrants with the approval by the holders of at least 50% of the then outstanding PERAC Public Warrants (or, following the consummation of the Business Combination, the then outstanding Holdco Public Warrants). As a result, the exercise price of such warrants could be increased, the exercise period could be shortened and the number of PERAC Class A Ordinary Shares (or, following the consummation of the Business Combination, Holdco Ordinary Shares) purchasable upon exercise of a warrant could be decreased, all without your approval.

The PERAC Warrants were issued in registered form under the Warrant Agreement, which provides that the terms of the PERAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding PERAC Public Warrants to make any change that adversely affects the interests of the registered holders of PERAC Public Warrants. Accordingly, PERAC may amend the terms of the PERAC Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding PERAC Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the PERAC Founders Warrants or any provision of the Warrant Agreement with respect to the PERAC Founders Warrants, 50% of the number of the then outstanding PERAC Founders Warrants. Although PERAC’s ability to amend the terms of the PERAC Public Warrants with the consent of at least 50% of the then outstanding PERAC Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of PERAC Class A Ordinary Shares purchasable upon exercise of a warrant.

In connection with the Closing, prior to the Merger Effective Time, Holdco, PERAC and Continental, as warrant agent, and a successor warrant agent, if any, will enter into the Amended and Restated Warrant Agreement, pursuant to which the terms and conditions of the Warrant Agreement will be amended and restated to, among other things, reflect the automatic adjustment of the PERAC Public Warrants to Holdco Public Warrants and PERAC Founders Warrants to Holdco Founders Warrants.

The PERAC Warrants are accounted for as a warrant liability and are recorded at fair value with any changes in fair value each period reported in earnings, which may have an adverse effect on the market price of PERAC’s securities or, following the consummation of the Business Combination, Holdco’s securities.

PERAC accounts for the PERAC Warrants as a warrant liability, which means that PERAC records them at fair value with any changes in fair value each period reported in earnings as determined by PERAC based upon a valuation report obtained from an independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of PERAC’s securities or, following the consummation of the Business Combination, Holdco’s securities, including as a result of increased volatility in the Combined Company’s earnings due to fluctuations in the value of the warrants as well as increased costs associated with obtaining such valuations.

Even if PERAC consummates the Business Combination, there is no guarantee that the Holdco Public Warrants will ever be in the money, and they may expire worthless.

Assuming maximum redemptions of 10,879,358 PERAC Public Shares, there will be 13,188,830 Holdco Public Warrants outstanding following the Closing, all of which will be held by former PERAC Public Shareholders that redeemed their PERAC Public Shares. For illustrative purposes, such Holdco Public Warrants would have an aggregate market value of approximately $871,782 based on the closing price of the PERAC Public Warrants of $0.0661 on Nasdaq on March 18, 2024. The exercise price for the PERAC Public Warrants (and, following the Business Combination, the Holdco Public Warrants) is $11.50 per share, subject to adjustment. There is no guarantee that the Holdco Public Warrants will ever be in the money prior to their expiration and, as such, the Holdco Public Warrants may expire worthless.

Following the Business Combination, Holdco may redeem your Holdco Public Warrants at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.

Following the Business Combination, Holdco may redeem your Holdco Public Warrants at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Holdco will have the ability to redeem outstanding Holdco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrant holders and provided certain other conditions are met. Please see “Description of Holdco Securities — Holdco Warrants — Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $18.00.” Redemption of the outstanding Holdco Public Warrants could force you to (a) exercise your Holdco Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) sell your Holdco Public Warrants at the then-current market price when you might otherwise wish to hold your Holdco Public Warrants or (c) accept the nominal redemption price which, at the time the outstanding Holdco Public Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Public Warrants. None of the Holdco Founders Warrants will be redeemable by Holdco for cash in such scenario so long as they are held by the Sponsor or its permitted transferees.

In addition, Holdco will have the ability to redeem the outstanding Holdco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last reported sale price of the Holdco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrant holders and provided certain other conditions are met, including that the holders will be able to exercise their warrants on a “cashless basis” prior to redemption. Please see “Description of Holdco Securities — Holdco Warrants — Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $10.00.” The value received upon exercise of the Holdco Public Warrants (1) may be less than the value the holders would have received if they had exercised their Holdco Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Holdco Public Warrants, including because the number of shares received on a cashless exercise basis is capped at 0.361 of a Holdco Ordinary Share per warrant (subject to adjustment) irrespective of the remaining life of the warrants. Holdco may only redeem the Holdco Public Warrants in accordance with this provision if it concurrently redeems the outstanding Holdco Founders Warrants on the same terms.

The last reported sale price of the PERAC Class A Ordinary Shares for 20 trading days within a 30-trading-day period ending as of March 18, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, would have exceeded the $10.00 per share threshold but would have been lower than the $18.00 per share threshold. It is not possible to predict what the trading price of the Holdco Ordinary Shares will be after the Closing. The trading price of Holdco’s securities may fluctuate following the consummation of the Business Combination and may vary due to general economic conditions and forecasts, the Combined Company’s general business condition, the release of the Combined Company’s financial reports and other risks and uncertainties, including those described elsewhere in this section, particularly “— Risks Related to Ownership of Holdco Ordinary Shares — Holdco’s share price may be volatile in the future, which could lead to losses by investors and costly securities litigation.”

In the event Holdco determines to redeem the Holdco Warrants, holders of redeemable Holdco Warrants would be notified of such redemption as described in the Amended and Restated Warrant Agreement. Specifically, in the event that Holdco elects to redeem all of the redeemable Holdco Warrants as described above, Holdco will fix a redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by Holdco not less than 30 days prior to such redemption date to the registered holders of the redeemable Holdco Warrants at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Amended and Restated Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Holdco Public Warrant. In addition, beneficial owners of the redeemable Holdco Warrants will be notified of such redemption via Holdco’s posting of the redemption notice to DTC.

PERAC Public Shareholders who redeem their PERAC Public Shares may continue to hold any PERAC Public Warrants they owned prior to such redemption, which may result in additional dilution to non-redeeming holders upon exercise of such warrants following the Business Combination.

PERAC Public Shareholders that redeem their PERAC Public Shares may continue to hold any PERAC Public Warrants they owned prior to such redemption, which may result in additional dilution to non-redeeming holders upon exercise of such warrants following the Business Combination. Assuming all redeeming PERAC Public Shareholders acquired PERAC Units in the IPO and continue to hold the PERAC Public Warrants that were included in the PERAC Units, the redeeming PERAC Public Shareholders would recoup their entire investment and continue to hold PERAC Public Warrants with an aggregate market value of approximately $871,782 (based on the closing price of the PERAC Public Warrants of $0.0661 on Nasdaq on March 18, 2024), while non-redeeming PERAC Public Shareholders would suffer additional dilution in their percentage ownership and voting interest in Holdco upon exercise of the Holdco Public Warrants held by former PERAC Public Shareholders that redeemed their PERAC Public Shares. Pursuant to redemptions in connection with the Extension, 15,498,302 PERAC Class A Ordinary Shares have already been redeemed as of the date of this proxy statement/prospectus.

A new 1% U.S. federal excise tax could be imposed on PERAC in connection with redemptions by PERAC of its shares, including in connection with the Extension.

On August 16, 2022, the IR Act was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury released Notice 2023-2, which provides taxpayers with interim guidance on the excise tax that may be relied upon until the Internal Revenue Service issues proposed Treasury regulations on such matter. Notice 2023-2 includes as one of its exceptions to the excise tax a distribution in complete liquidation of a “covered corporation”, to which the Code applies (so long as Sec. 332(a) of the Code also does not also apply).

Although PERAC was incorporated in the Cayman Islands and is currently not a “covered corporation”, there is a possibility that PERAC may acquire a U.S. domestic corporation, redomicile as a U.S. domestic corporation or engage in a transaction in which a U.S. domestic corporation becomes PERAC’s parent or affiliate. Although it remains uncertain whether, and/or to what extent, the excise tax could apply to any redemptions of PERAC Public Shares after December 31, 2022 if PERAC was to become a “covered corporation” in the future, including any redemptions in connection with the Extension, PERAC’s initial business combination or in the event PERAC does not consummate its initial business combination by May 2, 2024, PERAC would not expect the excise tax to apply to redemptions of PERAC Public Shares that occur during a taxable year in which PERAC completely liquidates under Sec. 331 of the Code.

If PERAC was to become a “covered corporation” in the future, there is a possibility that any redemption or other repurchase that occurs after December 31, 2022 may be subject to the excise tax, including in connection with PERAC’s initial business combination, certain amendments to the PERAC Articles (including in connection with the Extension) or otherwise. Whether and to what extent PERAC would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the initial business combination, certain amendments to the PERAC Articles (including in connection with the Extension) or otherwise, (ii) the structure of the initial business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the initial business combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of the initial business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the corporation and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. However, PERAC has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation. The foregoing could cause a reduction in the cash available on hand to complete PERAC’s initial business combination and in PERAC’s ability to complete its initial business combination.

Changes in laws or regulations, or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect PERAC’s business, including its ability to complete the Business Combination, its investments or its results of operations.

PERAC is subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional and local governments. In particular, PERAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations, and interpretations and applications of such laws and regulations, may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on PERAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on PERAC’s business, including its ability to complete the Business Combination, its investments or its results of operations.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, enhancing disclosures in business combination transactions involving special purpose acquisition companies (“SPACs”) and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide a safe harbor for such companies from the definition of “investment company” under the Investment Company Act. On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) that formally adopted certain of the SPAC Rule Proposals and provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act. Compliance with the SPAC Rules, if such rules are effective prior to the Closing of the Business Combination, and related guidance may materially adversely affect PERAC’s ability to complete the Business Combination and may increase the costs and time related thereto. See “— The SEC recently issued final rules to regulate special purpose acquisition companies, or SPACs, that may increase the costs and time needed to complete the Business Combination” and “— If PERAC is deemed to be an investment company for purposes of the Investment Company Act, PERAC would be required to institute burdensome compliance requirements and PERAC’s activities would be severely restricted and, as a result, PERAC may abandon its efforts to consummate an initial business combination and liquidate.”

The SEC recently issued final rules to regulate special purpose acquisition companies, or SPACs, that may increase the costs and time needed to complete the Business Combination.

On January 24, 2024, the SEC issued the SPAC Rules, effective as of 125 days following the publication of the SPAC Rules in the Federal Register, that formally adopted certain of the SPAC Rule Proposals issued on March 30, 2022. The SPAC Rules, among other items, impose additional disclosure requirements in initial public offerings by SPACs and business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; and increase the potential liability of certain participants in proposed business combination transactions. In addition, the SEC’s adopting release for the SPAC Rules provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including the SPAC’s duration, asset composition and business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules, if such rules are effective prior to the Closing of the Business Combination, and related guidance may materially adversely affect PERAC’s ability to complete the Business Combination and may increase the costs and time related thereto. In addition, the need for compliance with the SPAC Rules and related guidance may cause PERAC to liquidate the funds in the Trust Account or liquidate as a company at an earlier time than PERAC might otherwise choose. Were PERAC to liquidate as a company, its shareholders would not be able to realize the benefits of owning shares in a successor operating business, such as the Combined Company, including the potential appreciation in the value of the PERAC Ordinary Shares and PERAC Warrants following such a transaction, including the Business Combination, and the PERAC Warrants would expire worthless.

If PERAC is deemed to be an investment company for purposes of the Investment Company Act, PERAC would be required to institute burdensome compliance requirements and PERAC’s activities would be severely restricted and, as a result, PERAC may abandon its efforts to consummate an initial business combination and liquidate.

The SEC’s adopting release for the SPAC Rules provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including the SPAC’s duration, asset composition and business purpose, and the activities of the SPAC and its management team in furtherance of such goals. However, the SEC declined to adopt a proposed rule issued as part of the SPAC Rule Proposals that would have provided a safe harbor for certain SPACs from the definition of “investment company” under the Investment Company Act. Whether a SPAC is an investment company under the Investment Company Act is a question of facts and circumstances according to the adopting release for the SPAC Rules, which added, “Given the individualized nature of this analysis, and because, depending on the facts and circumstances, a SPAC could be an investment company at any stage of its operations such that a specific duration limitation may not be appropriate, we have decided not to adopt proposed Rule 3a-10.”

As the applicability of the Investment Company Act to a SPAC is a question of facts and circumstances, it is possible that a claim could be made that PERAC has been operating as an unregistered investment company. If PERAC is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, PERAC would be subject to burdensome compliance requirements. If PERAC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless PERAC is able to modify its activities so that it would not be deemed an investment company, PERAC would expect to abandon its efforts to complete an initial business combination and instead to liquidate. If PERAC is required to liquidate, its shareholders would not be able to realize the benefits of owning shares in a successor operating business, such as the Combined Company, including the potential appreciation in the value of the PERAC Ordinary Shares and PERAC Warrants following such a transaction, including the Business Combination, and the PERAC Warrants would expire worthless.

If PERAC instructs the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of an initial business combination or PERAC’s liquidation, PERAC may be able to mitigate the risk that it could be deemed to be an investment company for purposes of the Investment Company Act. Following the liquidation of securities in the Trust Account, PERAC may receive minimal interest, if any, on the funds held in the Trust Account, which may reduce the dollar amount PERAC Public Shareholders would receive upon any redemption or liquidation of the company.

The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of PERAC being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, PERAC may, at any time, instruct the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (or in an interest-bearing demand deposit account) at a national bank until the earlier of consummation of an initial business combination or liquidation of the company. Following such liquidation of the securities held in the Trust Account, PERAC may receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to PERAC to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash may reduce the dollar amount the PERAC Public Shareholders would receive upon any redemption or liquidation of the company.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than in cash, the greater the risk that PERAC may be considered an unregistered investment company, in which case PERAC may be required to liquidate the company. Accordingly, PERAC may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in cash (or in an interest-bearing demand deposit account) at a national bank, which may further reduce the dollar amount the PERAC Public Shareholders would receive upon any redemption or liquidation of the company. As of the date of this proxy statement/prospectus, PERAC has not yet made any such determination to liquidate the securities held in the Trust Account.

Were PERAC considered to be a “foreign person,” PERAC might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Were PERAC considered to be a “foreign person” under such rules and regulations, any proposed business combination between PERAC and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If a potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, PERAC may be unable to consummate an initial business combination with such business. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, PERAC may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

If CFIUS has jurisdiction over PERAC’s initial business combination, including the Business Combination, CFIUS may decide to block or delay such initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order PERAC to divest all or a portion of a U.S. business of the combined company if PERAC had proceeded without first obtaining CFIUS clearance. If PERAC were considered to be a “foreign person,” the foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with PERAC or prevent PERAC from pursuing certain initial business combination opportunities that PERAC believes would otherwise be beneficial to PERAC and its shareholders. As a result, in such circumstances, the pool of potential targets with which PERAC could complete an initial business combination could be limited and PERAC may be adversely affected in terms of competing with other SPACs that do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because PERAC has only a limited time to complete its initial business combination, PERAC’s failure to obtain any required approvals within the requisite time period may require PERAC to liquidate. If PERAC liquidates, the PERAC Public Shareholders may only receive $10.00 per share, and the PERAC Warrants will expire worthless. This will also cause PERAC’s securityholders to lose any potential investment opportunity in a target company, including Heramba, and the chance of realizing future gains on their investment through any price appreciation in the combined company, including the Combined Company.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for PERAC to complete its initial business combination, including the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including PERAC’s, or other national, regional or international economic disruptions, any of which could make it more difficult for PERAC to complete its initial business combination, including the Business Combination.

Delays in the government budget process or a government shutdown may materially adversely affect PERAC’s ability to complete its initial business combination, including the Business Combination, or the operations of the combined company following its initial business combination, including the Combined Company.

Each year, the U.S. Congress must pass all spending bills in the federal budget. If any such spending bill is not timely passed, a government shutdown will close many federally run operations, which includes those of the SEC, and halt work for federal employees unless they are considered essential. If a government shutdown was to occur, and the SEC were to remain closed for a prolonged period of time, PERAC may not be able to complete its initial business combination, including the Business Combination, by May 2, 2024 as required by the PERAC Articles (or such later date as may be approved by PERAC’s shareholders), particularly if the SEC is unable to timely review PERAC’s filings, or those of a target business or other entity that relate to PERAC’s initial business combination, such as Holdco’s filings, or to declare such filings effective as may be applicable. Additionally, following consummation of PERAC’s initial business combination, including the Business Combination, the combined company’s operations or its ability to raise additional capital to support its operations could be materially adversely affected by any prolonged government shutdown.

The parties’ ability to complete the Business Combination, or the operations of PERAC, Heramba or the Combined Company, may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the invasion of Ukraine by Russia, subsequent sanctions against Russia, Belarus and related individuals and entities, global food shortages and other related consequences of prolonged military conflict.

United States and global markets have and may continue to experience volatility and disruption following the escalation of geopolitical tensions and the invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide substantial military aid and other assistance to Ukraine during the ongoing and prolonged military conflict, increasing geopolitical tensions with Russia, Belarus and other nations. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, continued escalations of the conflict may lead to further market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions, including further escalations with NATO, may continue to adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, could adversely affect the parties’ ability to complete the Business Combination or the operations of PERAC, Heramba or the Combined Company. The extent and duration of the Russian invasion of Ukraine and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions or military assistance continues for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for PERAC’s or Holdco’s securities or the ability to raise financing in connection with the Business Combination. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of Heramba, and the Business Combination, may be materially adversely affected.

Cyber incidents or attacks directed at PERAC could result in information theft, data corruption, operational disruption and/or financial loss.

PERAC depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which PERAC may deal. Sophisticated and deliberate attacks on, or security breaches in, PERAC’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of PERAC’s assets, proprietary information and sensitive or confidential data.

As an early-stage company without significant investments in data security protection, PERAC may not be sufficiently protected against such occurrences. PERAC may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on PERAC’s business and lead to financial loss.

Risks Related to the Business Combination and Post-Closing Operations of Holdco

Each of PERAC and Heramba has incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of PERAC and Heramba is utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the companies may retain consulting services to assist in the integration of the businesses. These consulting services may extend beyond the current estimated time frame thus resulting in higher-than-expected costs.

While PERAC and Heramba work to complete the Business Combination, Heramba’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of Heramba. The diversion of management’s attention and any difficulties encountered in the transition process could harm Heramba’s business, financial condition, results of operations and prospects and Holdco’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on Heramba’s systems, employees, consultants, customers, distributors, suppliers, partners, and other third parties, including regulators, may have an adverse effect on Holdco following the Business Combination. These uncertainties may impair Holdco’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Because Heramba has operated as a private company, Holdco will have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert management’s attention from the day-to-day operation of its business.

Heramba has operated historically as a privately-owned company and, accordingly, many of its senior management have limited experience managing a publicly-traded company and have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies will require substantial attention from Heramba’s senior management and may divert attention away from the day-to-day management of its businesses, which could have a material adverse effect on Heramba’s business, financial condition and results of operations. Similarly, corporate governance obligations, including with respect to the development and implementation of appropriate corporate governance policies, and concurrent service on the Heramba Board and possibly multiple board committees, will impose additional burdens on Heramba’s non-executive directors.

Following the consummation of the Business Combination, Holdco will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, Holdco will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public that Heramba has not historically incurred as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. These expenses may increase even more after Holdco is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. Additionally, Holdco will be required to comply with the statutory financial and other reporting obligations of public limited company under Irish law, which, for fiscal years commencing on or after December 31, 2024, will include sustainability reporting in accordance with the wide-ranging obligations of the EU Corporate Sustainability Reporting Directive. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Holdco to carry out activities Heramba has not done previously. For example, Holdco will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), Holdco could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Holdco’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for Holdco to obtain certain types of insurance, including director and officer liability insurance, and Holdco may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for Holdco to attract and retain qualified persons to serve on the Holdco Board, board committees or as executive officers. Furthermore, if Holdco is unable to satisfy its obligations as a public company, it could be subject to delisting of its ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation. We cannot predict or estimate the amount or timing of additional costs Holdco may incur to respond to these requirements.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Holdco to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on Holdco’s business, operating results and share price.

Prior to the consummation of the Business Combination, Heramba is neither a publicly listed company, nor an affiliate of a publicly listed company, and has not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Heramba as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of Holdco Ordinary Shares.

Prior to the Business Combination, neither Heramba nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2022 and 2023 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, Holdco’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until Holdco’s first annual report on Form 10-K following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, Holdco cannot predict the outcome of this determination and whether Holdco will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years Holdco is unable to assert that Holdco’s internal control over financial reporting is effective, or if Holdco’s auditors express an opinion that Holdco’s internal control over financial reporting is ineffective, Holdco may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of Holdco’s securities.

Holdco will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Holdco’s ordinary shares may be less attractive to investors.

Holdco will be deemed to be an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including:

•        not being required to comply with the auditor attestation requirements in the assessment of Holdco’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports and registration statements; and

•        not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holdco may take advantage of these reporting exemptions until it is no longer an emerging growth company. Holdco will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which Holdco has total annual gross revenue of at least $1.235 billion, or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco ordinary shares that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which Holdco has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Holdco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Holdco has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Holdco ordinary shares less attractive because Holdco relies on these exemptions, which may result in a less active trading market for the Holdco ordinary shares and the price of the Holdco ordinary shares may be more volatile.

Holdco cannot predict if investors will find its ordinary shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find Holdco ordinary shares less attractive as a result, there may be a less active trading market for ordinary shares and Holdco’s share price may be more volatile.

PERAC’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, the PERAC shareholders will own a smaller percentage of Holdco than they currently own of PERAC. Upon completion of the Business Combination, it is anticipated that the PERAC shareholders (including the PERAC Initial Shareholders), will own approximately 34.3% of its outstanding shares. Consequently, PERAC’s shareholders, as a group, will have reduced ownership and voting power in Holdco compared to their ownership and voting power in PERAC. This percentage is calculated based on a number of assumptions, including that none of the PERAC Public Shareholders exercise their redemption rights in connection with the Business Combination.

Because Holdco is a public limited company incorporated under the laws of Ireland, if PERAC effects the Business Combination then PERAC shareholders will become shareholders of a group that will be subject to a variety of additional risks that may negatively impact its operations.

Holdco may be subject to special considerations or risks associated with companies operating in Ireland that may, at any time differ from the considerations and risks of companies incorporated in the United States, including any of the following:

•        political regimes, rules and regulations or currency conversion or corporate withholding taxes on individuals;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        challenges in collecting accounts receivable;

•        employment regulations; and

•        deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

In particular, Holdco will be subject to the risk of changes in economic conditions, social conditions and political conditions inherent in Ireland, including changes in laws and policies that govern foreign investment, as well as changes in United States laws and regulations relating to foreign trade and investment.

PERAC cannot assure you that Holdco would be able to adequately address these additional risks. If Holdco is unable to do so, its operations might suffer.

Heramba’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.

Prior to the consummation of the Business Combination, pursuant to the terms of the Business Combination Agreement, Heramba is subject to customary interim operating covenants relating to carrying on its business in the ordinary course and is also subject to customary restrictions on actions that may be taken during such period without PERAC’s consent, subject to limited exceptions in the Business Combination Agreement. As a result, Heramba may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Holdco may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

Holdco may be subject to certain liabilities of PERAC and Heramba. PERAC and Heramba at times prior to closing may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to regulatory, employee or contract matters. From time to time, Heramba may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. Heramba may initiate claims to assert or defend its intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert the attention of PERAC’s or Heramba’s management from its business and negatively affect its operating results or financial condition. Following closing, Holdco may incur successor liabilities relating to these litigation claims and, in any event, as the holding company of Heramba and PERAC will bear the effects of any ongoing litigation claims. Furthermore, the outcome of any litigation cannot be guaranteed, and adverse outcomes can affect PERAC, Heramba and Holdco negatively.

PERAC’s and Heramba’s ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Heramba, all of whom are expected to stay with Holdco following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of Holdco.

PERAC’s and Heramba’s ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Heramba. Although such key personnel are generally expected to remain with Holdco following the Business Combination, there can be no assurance that they will do so. Please read “— Risks Related to Heramba’s Business — If we are unable to attract, retain, and motivate key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be harmed and could diminish anticipated benefits” for further information on Holdco’s personnel needs and risks.

Some of Heramba’s relationships with its customers, distributors, retailers and vendors may experience disruptions in connection with the Business Combination, which may limit Holdco’s business.

Parties with which Heramba currently does business or may do business in the future, including customers, distributor, retailers and vendors, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with Holdco. As a result, the business relationships of Heramba may be subject to disruptions if customers, vendors, or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than Heramba. For example, certain customers and collaborators of Heramba may exercise contractual termination rights as they arise or elect to not renew contracts with Heramba. These disruptions could harm relationships with existing customers, vendors or others and preclude Heramba from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations of Heramba or, following the Business Combination, Holdco. The effect of such disruptions could be exacerbated by any delay in the consummation of the Business Combination.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled or waived in order to complete the Business Combination. Those conditions include, among other things: (a) approval of the proposals required to effect the Business Combination by PERAC shareholders, (b) receipt of certain requisite regulatory approvals, (c) absence of orders prohibiting completion of the Business Combination, (d) approval of the Holdco Ordinary Shares to be issued in the Transactions for listing on Nasdaq, (e) Holdco’s entry into a composition agreement with the Revenue Commissioners of Ireland and a special eligibility agreement for securities with DTC for the Holdco Ordinary Shares and Holdco Public Warrants, (f) effectiveness of the registration statement of which this proxy statement/prospectus is a part, (g) evidence that Holdco qualifies as a foreign private issued pursuant to Rule 3b-4 of the Exchange Act, (h) the consummation of the Kiepe Acquisition, (i) the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement), (j) the performance by both parties of their covenants and agreements, (k) delivery by each of the parties of their respective officer certificates, (l) no Heramba material adverse effect shall have occurred since the date of the signing of the Business Combination Agreement and (m) each party thereto shall have executed and delivered its signature page to the Registration Rights Agreement and Lock-Up Agreement, as applicable. These conditions to the Closing may not be fulfilled in a timely manner or at all or waived, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after approval of Heramba shareholders and PERAC shareholders, or PERAC or Heramba may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement — Termination.”

PERAC and Heramba may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on PERAC and Heramba. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Heramba to defer entering into contracts or making other decisions or seek to change existing business relationships.

A market for Holdco’s securities may not develop or be sustained, which would adversely affect the liquidity and price of Holdco’s securities.

Following the Business Combination, the price of Holdco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Holdco’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Holdco’s securities after the Business Combination can vary due to general economic conditions and forecasts, Holdco’s general business condition and the release of Holdco’s financial reports.

Additionally, if Holdco’s securities become delisted from Nasdaq and are not otherwise listed on another national securities market in the U.S., trading in such securities through the facilities of DTC is likely to come within the charge to Irish stamp duty (currently at the rate of 1% of the higher of the price paid and the market value of the securities traded), and, in such circumstances, such securities may cease to be eligible for deposit and clearing within the DTC system. If DTC determined that the Holdco Ordinary Shares and/or the Holdco Public Warrants ceased to be eligible for continued deposit and clearance within its system, transfers of securities would need to take place outside of DTC by use of a physical (paper based) instrument of transfer (with all relevant amounts of Irish stamp duty paid to Irish Revenue before a transfer is registered). In such circumstances, even if quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of Holdco’s securities may be more limited than if Holdco were quoted or listed on Nasdaq, the New York Stock Exchange or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that Holdco’s securities will be approved for listing on Nasdaq or that Holdco will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, we intend to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the symbols “PITA” and “PITAW,” respectively. Holdco’s continued eligibility for listing may depend on the number of shares that are converted. If, after the Business Combination, Nasdaq delists the Holdco Ordinary Shares from trading on its exchange for failure to meet the listing standards, Holdco and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Holdco’s securities;

•        reduced liquidity for Holdco’s securities;

•        a determination that Holdco Ordinary Shares is a “penny stock” which will require brokers trading in Holdco Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Holdco Ordinary Shares;

•        Holdco’s securities coming within the charge to Irish stamp duty (currently at the rate of 1% of the higher of the price paid and the market value of the securities traded);

•        Holdco securities ceasing to be eligible for continued deposit and clearance within the facilities of DTC;

•        A requirement that transfers of Holdco securities would need to be effected by use of a physical (paper based) instrument of transfer;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Holdco’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the Holdco Ordinary Shares and the Holdco Public Warrants on Nasdaq and the obligation to comply with the “penny stock” rules and could affect Holdco’s cash position following the Business Combination.

If the net tangible assets of Holdco are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, Holdco’s failure to meet the initial listing requirements of Nasdaq could result in (i) the inability of Holdco to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq and (ii) the obligation to comply with the “penny stock” trading rules.

If the Business Combination is consummated but if Holdco is not able to list the Holdco Ordinary Shares or Holdco Public Warrants on Nasdaq, such securities would likely then trade only in the over-the-counter market and the market liquidity of Holdco Ordinary Shares or Holdco Public Warrants could be adversely affected and their market price could decrease. If the Holdco Ordinary Shares or Holdco Public Warrants were to trade on the over-the-counter market, selling Holdco Ordinary Shares or Holdco Public Warrants could be more difficult because smaller quantities of such securities would likely be bought and sold, transactions could be delayed, and Holdco could face significant material adverse consequences, including: (i) a limited availability of market quotations for its securities, (ii) reduced liquidity for its securities, (iii) a determination that the Holdco Ordinary Shares are a “penny stock” which will require brokers trading in such shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for the Holdco Ordinary Shares or Holdco Public Warrants, (iv) limited or no news or analyst coverage, and (v) a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the Holdco Ordinary Shares or Holdco Public Warrants, could substantially impair the Combined Company’s ability to raise additional funds, and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company. Additionally, unless listed on Nasdaq or another national securities market in the United States or Canada, such securities would likely not be eligible for deposit and clearing within the DTC system, and transfers of securities would need to take place outside of DTC by use of a physical (paper based) instrument of transfer. Such transfers would also come within the charge to Irish stamp duty (currently at the rate of 1% of the higher of the price paid and the market value of the securities traded), and all amounts of relevant duty would require to be paid to Irish Revenue by, or on behalf of, the parties to the trade, before a transfer is registered by Holdco.

PERAC is a recently incorporated company with little operating history and no revenues (other than interest earned on the funds held in the trust account), and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

PERAC is a recently incorporated exempted company established in the Cayman Islands with limited operating history, incorporated for the purpose of completing an initial business combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to complete its Business Combination. If PERAC fails to complete its Business Combination, it will never generate any operating revenues.

Past performance by PERAC, including its management team, may not be indicative of an ability to complete the Business Combination or of future performance of an investment in Holdco.

Past acquisition and operational experience of PERAC management and their affiliates is not a guarantee of PERAC’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. The Sponsor may designate three (3) members of the Holdco Board. However, they may not continue as a director of PERAC and their view may not prevail with regard to any decisions or actions taken by the Holdco Board. You should not rely on the historical record of PERAC management or their affiliates’ performance as indicative of the future performance of Holdco or of an investment in Holdco securities.

The Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market, which may reduce the public “float” of PERAC’s securities (or Holdco’s securities) and the number of beneficial holders of PERAC’s securities (or Holdco’s securities).

Subject to applicable securities laws, the Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. The purpose of any such purchases of shares would be to increase the likelihood of obtaining shareholder approval of the Business Combination or otherwise limiting the number of PERAC Public Shares electing to redeem. The purpose of any such purchases of warrants could be to reduce the number of public warrants outstanding. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Business Combination. In addition, if such purchases are made, the public “float” of PERAC’s securities (or Holdco’s securities) and the number of beneficial holders of PERAC’s securities (or Holdco’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of PERAC’s securities (or Holdco’s securities) on a national securities exchange. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Actions to Secure Requisite Shareholder Approvals.”

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against PERAC or its directors and officers in connection with the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect PERAC’s business, financial condition, results of operations and cash flows. Such legal proceedings could also delay or prevent the Business Combination from becoming effective within the completed timeframe.

The loss of senior management or technical personnel could adversely affect PERAC’s ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business thereafter.

PERAC’s ability to successfully effect the Business Combination is dependent upon the efforts of PERAC’s key personnel. Although some of PERAC’s key personnel may be appointed to Holdco in board or advisory positions following the Business Combination, it is anticipated that some or all of the management of Heramba will take similar management roles with Holdco. While PERAC and Heramba intend to closely evaluate any individuals to be engaged after the Business Combination, PERAC’s and Heramba’s assessment of these individuals may prove to be incorrect. Current management of Heramba and any individuals to be engaged after the Business Combination may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Holdco to have to expend time and resources to become familiar with such requirements. Further, the loss of the services of Heramba’s senior management or key personnel, or the failure to recruit and retain any necessary key personnel, could have a material adverse effect on Holdco’s business, financial condition and results of operations. Please read “— Risks Related to Heramba’s Business — If we are unable to attract, retain, and motivate key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be harmed and could diminish anticipated benefits,” for further information on Holdco’s personnel needs and risks.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for public companies are subject to review, interpretation and guidance from our independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our consolidated financial statements.

Holdco will be a foreign private issuer and, as a result, Holdco will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Because Holdco will qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Holdco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Holdco is a foreign private issuer, and therefore is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Holdco on June 30, 2023. In the future, Holdco would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Holdco loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Holdco would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Holdco would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

As Holdco is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, Holdco has the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that it discloses the requirements it is not following and describes the home country practices it is following. Holdco may in the future elect to follow home country practices with regard to certain matters. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Holdco will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Seller, as the sole shareholder of Heramba, will own more than 50% of the combined voting power for the election of directors to the Holdco Board, and, as a result, Holdco will be considered a “controlled company” for the purposes of the Nasdaq rules. As such, Holdco will qualify for exemptions from certain corporate governance requirements, including that a majority of the Holdco Board consist of “independent directors,” as defined under the Nasdaq rules. Holdco shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules.

If at any time Holdco ceases to be a “controlled company” under the Nasdaq rules, the Holdco Board intends to take any action that may be necessary to comply with the Nasdaq rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase Holdco’s legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on Holdco’s personnel, systems and resources.

We are a holding company and, therefore, may not be able to receive dividends or other payments in needed amounts from our subsidiaries.

We are organized as a holding company, a legal entity that is separate and distinct from our operating entities. As a holding company without significant operations of its own, our principal assets are the shares of capital stock of our subsidiaries. We rely on dividends, interest, and other payments from these subsidiaries to meet our obligations for paying principal and interest on outstanding debt, repurchasing ordinary shares, and corporate expenses. Certain of our subsidiaries are subject to regulatory requirements of the jurisdictions in which they operate or other restrictions that may limit the amounts that subsidiaries can pay in dividends or other payments to us. No assurance can be given that there will not be further changes in law, regulatory actions, or other circumstances that could restrict the ability of our subsidiaries to pay dividends or otherwise make payments to us. Furthermore, no assurance can be given that our subsidiaries may be able to make timely payments to us in order for us to meet our obligations.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about Holdco’s business, Holdco’s share price and trading volume could decline.

The trading market for Holdco Ordinary Shares will depend in part on the research and reports that third-party securities analysts publish about Holdco and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of Holdco, the price and trading volume of Holdco’s securities would likely be negatively impacted. If any of the analysts who may cover Holdco change their recommendation regarding Holdco’s securities adversely, or provide more favorable relative recommendations about our competitors, the price of Holdco’s securities would likely decline. If any analyst who may cover Holdco ceases covering Holdco or fails to regularly publish reports on Holdco, we could lose visibility in the financial markets, which could cause the price or trading volume of Holdco’s securities to decline. Moreover, if one or more of the analysts who cover Holdco downgrades the Holdco Ordinary Shares, or if the reported results do not meet their expectations, the market price of Holdco Ordinary Shares could decline.

Risks Related to U.S. Federal Income Taxation

The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of PERAC Class A Ordinary Shares and PERAC Warrants.

In the opinion of Greenberg Traurig, LLP, counsel to PERAC, the Merger, taken together with certain related transactions, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If the Merger so qualifies, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations of the Business Combination”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of PERAC Class A Ordinary Shares in exchange for Holdco Ordinary Shares, subject to Section 367(a) of the Code and the PFIC rules. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of PERAC or Holdco, the qualification of the Merger for tax deferral under Section 351(a) of the Code is not free from doubt. For example, if more than 20% of the Holdco Ordinary Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment may not be satisfied. If the Merger does not qualify for tax-deferred treatment under Section 351(a) of the Code, or if the Merger fails to qualify for tax-deferred treatment as a result of the application of Section 367(a) Code or the PFIC rules, the Merger would be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations of the Business Combination”) of PERAC Class A Ordinary Shares. Further, the receipt of Holdco Public Warrants in exchange for PERAC Public Warrants pursuant to the Merger may cause U.S. Holders of PERAC Public Warrants to recognize taxable gain regardless of whether the Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders of the Business Combination — Tax Consequences of the Merger.”

The PFIC status of PERAC and/or Holdco could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Because PERAC is a blank check company with no current active business (as determined for purposes of the PFIC rules), PERAC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year. The rules dealing with mergers of PFICs are complex and subject to potentially adverse U.S. federal income tax consequences. All U.S. Holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules in the context of the Merger. See “Material U.S. Federal Income Tax Considerations of the Business Combination — PFIC Rules” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules to the Merger.

Following the Business Combination, the annual PFIC income and asset tests in respect of Holdco will be applied based on the assets and activities of the combined business. Based on the projected composition of Holdco’s income and assets, it cannot be determined whether Holdco will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of Holdco’s income or composition of Holdco’s assets may cause Holdco to be or become a PFIC for the current or subsequent taxable years. Whether Holdco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Holdco is treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. For a further discussion, see “Material U.S. Federal Income Tax Considerations of the Business Combination — PFIC Rules.” U.S. Holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of Holdco Ordinary Shares and/or Holdco Public Warrants.

If a U.S. person is treated as owning at least 10% of the stock of Holdco, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of Holdco, such holder may be treated as a “United States shareholder” with respect to each of Holdco and its direct and indirect subsidiaries (the “Holdco Group”) that is a “controlled foreign corporation,” (a “CFC”), for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the Holdco Group includes one or more U.S. subsidiaries, certain of Holdco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Holdco is treated as a CFC. Immediately following the consummation of the Business Combination, the Holdco Group will include a U.S. subsidiary.

If Holdco or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that Holdco will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Heramba’s, Holdco’s or PERAC’s, or their respective management team’s, expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        Heramba’s, Holdco’s or PERAC’s ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        the Combined Company’s financial performance following the consummation of the Business Combination;

•        prospective and illustrative financial information included in this proxy statement/prospectus;

•        the ability to obtain or maintain the listing of the Holdco Ordinary Shares or Holdco Public Warrants on Nasdaq following the consummation of the Business Combination;

•        changes in Heramba’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Heramba’s strategic advantages and the impact those advantages will have on future financial and operational results;

•        expansion plans and opportunities, including total addressable market estimates;

•        Heramba’s ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of Heramba’s business model;

•        developments and projections relating to Heramba’s competitors and industry;

•        Heramba’s approach and goals with respect to technology;

•        Heramba’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic, the invasion of Ukraine by Russia, or the recent escalation of the conflict in Israel, on Heramba’s business;

•        changes in foreign currency exchange rates, which can affect revenue and foreign currency prices;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Heramba’s, Holdco’s or PERAC’s, or their respective management teams’, views as of any subsequent date, and Heramba, Holdco and PERAC do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, Heramba’s, PERAC’s or the Combined Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the timing of the Closing and the level of Redemption Rights that are exercised in respect of Public Shares, which may adversely affect Heramba’s ability to execute its business plan;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against Heramba, Holdco or PERAC following announcement of the Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination on a timely basis or at all due to the failure to obtain approval of PERAC shareholders or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        Heramba’s ability to continue as a going concern;

•        the ability to obtain or maintain the listing of the Holdco Common Shares or Holdco Warrants on Nasdaq, following the consummation of the Business Combination;

•        the risk that the Business Combination disrupts current plans and operations of Heramba as a result of the announcement and consummation of the transactions described herein;

•        the Combined Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Heramba to grow and manage growth profitably following the consummation of the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the effects of the COVID-19 pandemic, the invasion of Ukraine by Russia, or the recent escalation of the conflict in Israel, on Heramba’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the industry in which Heramba operates;

•        the risk that Heramba and its current and future collaborators are unable to successfully develop and commercialize Heramba’s products, or experience significant delays in doing so;

•        the risk that the Combined Company may never achieve or sustain profitability;

•        the risk that the Combined Company may need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the Combined Company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party providers are not able to fully and timely meet their obligations;

•        the risk that Heramba is unable to secure or protect its intellectual property;

•        the possibility that Heramba, PERAC or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

THE EXTRAORDINARY GENERAL MEETING OF PERAC SHAREHOLDERS

General

PERAC is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the PERAC Board for use at the Extraordinary General Meeting to be held on March 28, 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to PERAC’s shareholders on or about March 19, 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting will be held on March 28, 2024, at 12:00 p.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 900 Stewart Avenue, Suite 505, Garden City, NY 11530, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of the PERAC Articles. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/pegyr/2024. Only shareholders who own PERAC Ordinary Shares as of the close of business on the record date will be entitled to attend the Extraordinary General Meeting.

Registering for the Virtual Meeting

Pre-registration is recommended but is not required in order to attend the virtual meeting and will be available starting at 12:00 p.m., Eastern Time, on March 21, 2024 (five business days prior to the Extraordinary General Meeting). To pre-register for the Extraordinary General Meeting, please follow these instructions as applicable to the nature of your ownership of PERAC Ordinary Shares:

•        If your shares are registered in your name with Continental, PERAC’s transfer agent, and you wish to attend and participate in the virtual meeting, go to https://www.cstproxy.com/pegyr/2024, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Extraordinary General Meeting you will need to log back into the above website using your control number. If you do not have your control number, contact PERAC’s transfer agent by telephone at 917-262-2373 or by e-mail at proxy@continentalstock.com.

•        Beneficial shareholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend and participate in the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to PERAC’s transfer agent at proxy@continentalstock.com. Beneficial shareholders who e-mail PERAC’s transfer agent a valid legal proxy will be issued a 12-digit meeting control number that will allow them to pre-register to attend and participate in the virtual meeting. A beneficial shareholder who wishes to attend the virtual meeting but not vote may be issued a guest control number upon providing proof of ownership to PERAC’s transfer agent. After contacting PERAC’s transfer agent, a beneficial holder will receive an e-mail prior to the Extraordinary General Meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact PERAC’s transfer agent at least five business days prior to the Extraordinary General Meeting date.

You may also attend the Extraordinary General Meeting telephonically by dialing 1 800-450-7155 (toll-free within the United States and Canada) or +1 857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 6743040#, but please note that you will not be able to vote or ask questions if you choose to attend the Extraordinary General Meeting telephonically.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, PERAC will ask its shareholders to vote in favor of the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt, by way of ordinary resolution, the Business Combination Agreement and the Business Combination contemplated thereby.

•        Proposal No. 2 — The Merger Proposal — a proposal to approve and adopt, by way of special resolution, the Plan of Merger and the consummation of the Merger.

•        Proposal Nos. 3A through 3D — The Advisory Governance Proposals — four separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding advisory basis, the following material changes between the PERAC Articles and the Holdco Articles:

(A)    Proposal No. 3A — a proposal to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(D)    Proposal No. 3B — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco Board;

(E)    Proposal No. 3C — a proposal to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters;

(F)    Proposal No. 3D — a proposal to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

•        Proposal No. 4 — The Adjournment Proposal — a proposal to direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Recommendation of the PERAC Board

The PERAC Board believes that each of the Business Combination Proposal, Merger Proposal, Advisory Governance Proposals and Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of PERAC and PERAC’s shareholders and unanimously recommends that PERAC shareholders vote “FOR” each of such proposals.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned PERAC Ordinary Shares at the close of business on March 1, 2024, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each PERAC Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 17,473,773 PERAC Ordinary Shares issued and outstanding, consisting of 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share. The issued and outstanding PERAC Warrants do not have voting rights at the Extraordinary General Meeting. See the section entitled “— Vote of PERAC Initial Shareholders and PERAC’s Directors and Officers” for more information on how such persons are expected to vote their PERAC Ordinary Shares.

Voting Your Shares

Each PERAC Ordinary Share that you own in your name entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting. Your one or more proxy cards show the number of PERAC Ordinary Shares that you own. If you are a holder of record, there are two ways to vote your PERAC Ordinary Shares at the Extraordinary General Meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.    If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your PERAC Ordinary Shares will be voted as recommended by the PERAC Board. With respect to proposals for the Extraordinary General Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Advisory Governance Proposals and “FOR” the Adjournment Proposal.

•        You can attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting.    PERAC will be hosting the Extraordinary General Meeting in person and via live webcast. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting in person or online at https://www.cstproxy.com/pegyr/2024, in which case any vote that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “— Registering for the Virtual Meeting” above for further details on how to attend the Extraordinary General Meeting online.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your PERAC Ordinary Shares, you may contact PERAC’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: PEGR.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of PERAC’s shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding PERAC Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person or online at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within half an hour from the time appointed for the Extraordinary General Meeting, the Extraordinary General Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the PERAC Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the shareholders present shall be a quorum. As of the record date for the Extraordinary General Meeting, 8,736,887 PERAC Ordinary Shares would be required to achieve a quorum.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal and, if presented, the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting.

Approval of each of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PERAC, Heramba, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal.

Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. PERAC believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Extraordinary General Meeting. Abstentions and broker non-votes will not count as votes cast and, if a valid quorum is otherwise established, will have no effect on the outcome of any vote on the proposals set forth in this proxy statement/prospectus.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, PERAC’s proxy solicitor, prior to the date of the Extraordinary General Meeting or by attending the Extraordinary General Meeting in person (including by virtual attendance) and voting. Attendance at the Extraordinary General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, provided such revocation is received prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Vote of PERAC Initial Shareholders and PERAC’s Directors and Officers

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. On the record date, the PERAC Initial Shareholders and PERAC’s directors and officers and their affiliates collectively beneficially owned an aggregate of 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

Redemption Rights

Pursuant to the PERAC Articles, any holders of PERAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. Holders of PERAC Public Shares are not required to vote on any of the proposals to be presented at the Extraordinary General Meeting in order to demand redemption of their PERAC Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $114.5 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.52.

Notwithstanding the foregoing, a PERAC Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the PERAC Public Shares without PERAC’s prior consent.

Redemption Rights are not available to holders of PERAC Warrants in connection with the Business Combination. The Initial Shareholders and PERAC’s directors and officers have agreed to waive their Redemption Rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination. The PERAC Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

In order to exercise your Redemption Rights with respect to all or a portion of your PERAC Public Shares, you must, prior to 5:00 p.m., Eastern time, on March 26, 2024 (two business days before the Extraordinary General Meeting):

•        (a) hold PERAC Public Shares or (b) hold PERAC Public Shares through PERAC Units and elect to separate your PERAC Units into the underlying PERAC Public Shares and PERAC Public Warrants prior to exercising your Redemption Rights with respect to such PERAC Public Shares.

•        Submit a request in writing that PERAC redeem all or such portion of your PERAC Public Shares for cash to Continental, PERAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        Deliver your PERAC Public Shares either physically or electronically through DTC to PERAC’s transfer agent.

PERAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your PERAC Public Shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to PERAC’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and PERAC’s transfer agent will need to act to facilitate the request. PERAC Public Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is PERAC’s understanding that shareholders should generally allot at least one week to obtain physical certificates from its transfer agent. However, PERAC does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, PERAC Public Shareholders who wish to redeem their PERAC Public Shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their PERAC Public Shares. PERAC Public Shareholders who hold their PERAC Public Shares in street name will have to coordinate with their bank, broker or other nominee to have such shares certificated or delivered electronically. If you do not submit a written request and deliver your PERAC Public Shares as described above, such shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with PERAC’s consent. If you delivered your PERAC Public Shares for redemption to PERAC’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that PERAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting PERAC’s transfer agent at the phone number or address listed above.

Prior to exercising Redemption Rights, PERAC Public Shareholders should verify the market price of their PERAC Public Shares as they may receive higher proceeds from the sale of their PERAC Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. PERAC cannot assure you that you will be able to sell your PERAC Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the PERAC Class A Ordinary Shares when you wish to sell your shares.

If you exercise your Redemption Rights with respect to your PERAC Public Shares, such PERAC Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. Each redemption of PERAC Public Shares by the PERAC Public Shareholders will decrease the amount in the Trust Account.

If the Business Combination is not approved and PERAC does not consummate an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, it will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

Appraisal or Dissenters’ Rights

In relation to the Merger, the Cayman Islands Companies Act prescribes when shareholder appraisal or dissent rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the PERAC Public Shareholders are entitled to exercise the Redemption Rights, and the PERAC Board has determined that the redemption proceeds payable to the PERAC Public Shareholders who exercise such Redemption Rights represent the fair value of those shares. Summaries of the relevant sections of the Cayman Islands Companies Act follow:

Section 238. (1) provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Solicitation of Proxies

PERAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. PERAC has engaged to assist in the solicitation of proxies for the Extraordinary General Meeting. PERAC has agreed to pay Morrow Sodali LLC a fee of $20,000. PERAC will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. PERAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of PERAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of PERAC Ordinary Shares and in obtaining voting instructions from those owners. PERAC’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership and Permitted Purchases of PERAC’s Securities

As of the record date, the PERAC Initial Shareholders and PERAC’s directors and officers beneficially own an aggregate of approximately 37.7% of the issued and outstanding PERAC Ordinary Shares on the record date (excluding any PERAC Public Shares held by the Anchor Investors), of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares on the record date, are held directly by the Anchor Investors. The PERAC Initial Shareholders and PERAC’s directors and officers have agreed to waive their Redemption Rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. The Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

Subject to applicable securities laws, the Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of PERAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or PERAC’s directors, officers, advisors or their affiliates purchase PERAC Public Shares in privately negotiated transactions from PERAC Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary. For the purposes of this section, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Holdco, PERAC and Heramba do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Holdco, PERAC or Heramba or any other matter.

General

On October 2, 2023, PERAC, Holdco, Merger Sub, Seller and Heramba entered into the Business Combination Agreement, pursuant to which the parties thereto will consummate the Business Combination.

Structure of the Business Combination

(a)     The Business Combination Agreement provides for, among other things, the following transactions:

i.       immediately prior to the Merger Effective Time, (1) each issued and outstanding PERAC Unit will be automatically separated into its component securities (the “Unit Separation”) and (2) the sole issued and outstanding PERAC Class B Ordinary Share will be automatically converted into one PERAC Class A Ordinary Share (the “Class B Conversion”);

ii.      at the Merger Effective Time, PERAC and Merger Sub will enter into a Plan of Merger, pursuant to which Merger Sub will merge with and into PERAC, with PERAC being the surviving company (the “Surviving Company”) in such merger and becoming a direct, wholly owned subsidiary of Holdco;

iii.     at the Merger Effective Time, (A) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Class B Conversion) will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, (B) each PERAC Public Warrant will remain outstanding but will be automatically adjusted to become one (1) Holdco Public Warrant, (C) each PERAC Founders Warrant will remain outstanding but will be automatically adjusted to become one Holdco Founders Warrant, (D) each Redeeming PERAC Share issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the Trust Account pursuant to the PERAC Formation Document, (E) each Dissenting PERAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting PERAC Shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such Dissenting PERAC Share and such other rights as are granted by the Cayman Islands Companies Act, and (F) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company;

iv.      immediately following the Merger Effective Time, pursuant to the Share Contribution Agreement, Seller will transfer as a contribution to Holdco, and Holdco will assume from Seller, the Contributed Shares in exchange for the issuance by Holdco of the Share Consideration to Seller; and

v.       all Holdco Deferred Shares shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

(b)    Following the Closing and subject to listing approval by Nasdaq, the Holdco Ordinary Shares and the Holdco Public Warrants will be listed on Nasdaq.

Consideration

At the Merger Effective Time, each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, constituting the Merger Consideration.

Immediately following the Merger Effective Time, pursuant to the Contribution, Seller will transfer to Holdco, the Contributed Shares in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller, constituting the Share Consideration.

Proxy Statement and Shareholder Meeting

As promptly as reasonably practicable after the execution of the Business Combination Agreement, PERAC and Heramba agreed to prepare, and Holdco agreed to file with the SEC this proxy statement/prospectus to be sent to PERAC’s shareholders in connection with the extraordinary general meeting of shareholders to be held to consider approval and adoption of the Proposals, and, in connection with the approval thereof, to provide PERAC’s public shareholders with the opportunity to redeem their PERAC Class A Ordinary Shares in accordance with the redemption rights set forth in the PERAC Formation Document.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto relating to, among other things, their ability to enter into the Business Combination Agreement, their outstanding capitalization, approvals and permits, financial statements, absence of changes or events, absence of litigation, employee matters, compliance with laws, taxes, real property, intellectual property and material contracts.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Seller and Heramba are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Heramba are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Heramba Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Heramba and the Heramba Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Heramba of its obligations under the Business Combination Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Heramba Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of IFRS or any Law applicable to Heramba, including any COVID-19 Measures following the date of the Business Combination Agreement; (b) events or conditions generally affecting the industries in which Heramba and the Heramba Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date of execution of the Business Combination Agreement); (e) any actions taken or not taken by Heramba or the Heramba Subsidiaries as required by the Business Combination Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions; (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Heramba Material Adverse Effect; (h) actions or omissions of PERAC and its Affiliates; or (i) any actions taken, or failures to take action, or such other Effects, in each case, which PERAC has requested in writing or to which it has consented in writing or which actions are contemplated by the Business Combination Agreement.

Under the Business Combination Agreement, certain representations and warranties of PERAC are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of PERAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “PERAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of PERAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by PERAC, Holdco or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a PERAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to PERAC, including any COVID-19 Measures following the date of the Business Combination Agreement; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date of the Business Combination Agreement); (d) any actions taken or not taken by PERAC as required by the Business Combination Agreement or any Ancillary Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that clause (e) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Transactions); (f) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights by PERAC shareholders; (g) actions or omissions of Heramba and its Affiliates; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Seller or Heramba has requested in writing or to which any such party has consented in writing or which actions are contemplated by the Business Combination Agreement.

Covenants

The Business Combination Agreement also contains certain customary covenants by each of the parties to, among other things, conduct their businesses in the ordinary course consistent with past practice during the Interim Period and to refrain from taking certain actions specified in the Business Combination Agreement.

Covenants of Seller and Heramba

Seller and Heramba made certain covenants under the Business Combination Agreement, including, among others, the following:

•        subject to certain exceptions or as consented to in writing by PERAC, during the Interim Period, Seller and Heramba will, and Heramba will cause each Heramba Subsidiary to, conduct their business in the Ordinary Course consistent with past practice and use reasonable best efforts to preserve substantially intact the business organization of Heramba and the Heramba Subsidiaries, to keep available the services of the current officers and key employees of Heramba and the Heramba Subsidiaries, and to preserve the current relationships of Heramba and the Heramba Subsidiaries with customers, suppliers and other Persons with which Heramba or any Heramba Subsidiary has business relations;

•        subject to certain exceptions or as consented to in writing by PERAC, during the Interim Period, Seller and Heramba will not, and Heramba will cause each Heramba Subsidiary not to, do any of the following:

•        amend or otherwise change any Organizational Documents of Heramba or any Heramba Subsidiary;

•        other than seeking, negotiating and consummating transactions pursuant to Financing Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of Heramba or any Heramba Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of Heramba or any Heramba Subsidiary; or (B) any material assets (other than Intellectual Property) of Heramba or any Heramba Subsidiary;

•        sell, assign, transfer, pledge, encumber, license, abandon, or otherwise dispose of any material Intellectual Property, other than in the Ordinary Course;

•        form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

•        (i) adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests; or (ii) merge, consolidate, combine or amalgamate with any Person;

•        acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

•        incur any Indebtedness outside the Ordinary Course or enter into any arrangements for a debt or equity offering;

•        assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

•        authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of Heramba or any Heramba Subsidiary;

•        other than as appropriate to comply with applicable Law, as contemplated by the applicable Company Plan or otherwise in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant (including any bonuses or similar awards in connection with the consummation of the Transactions), (B) enter into any new, or materially amend any existing, employment, retention, pension, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant (excluding any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any severance), (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other representative of employees;

•        adopt, amend and/or terminate any material Company Plan except as may be appropriate to comply with applicable Law or health and welfare plan renewals in the Ordinary Course;

•        materially amend accounting policies or procedures, other than as required by HGB or IFRS;

•        except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

•        except in the Ordinary Course, (i) amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any such Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Heramba’s or any Heramba Subsidiary’s material rights thereunder, except for Contracts in the Ordinary Course that involves consideration paid or payable to or by Heramba or any Heramba Subsidiary of less than EUR 250,000; or (ii) amend, modify, supplement, restate or waive any terms of, or terminate, the Kiepe SPA;

•        engage in any dealings or transactions (A) with any Restricted Person in violation of applicable Laws; (B) in any Sanctioned Country in violation of applicable Laws; or (C) involving any violation of Sanction Laws or Export Control Laws;

•        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed EUR 250,000 individually or EUR 500,000 in the aggregate;

•        enter any new line of business outside of its existing business as of the date of the Business Combination Agreement;

•        make or authorize capital expenditures, other than in the Ordinary Course; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Covenants of PERAC

PERAC made certain covenants under the Business Combination Agreement, including, among others, the following:

•        subject to certain exceptions or as consented to in writing by Heramba, during the Interim Period, PERAC will conduct its business in the Ordinary Course consistent with past practice;

•        subject to certain exceptions or as consented to in writing by Heramba, during the Interim Period, PERAC will not do any of the following:

•        amend or otherwise change any Organizational Documents of PERAC;

•        other than (A) seeking, negotiating and consummating transactions pursuant to Financing Agreements or (B) existing obligations under the Non-Redemption Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any Equity Interests of PERAC, Holdco or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of PERAC, Holdco or Merger Sub; or (ii) any material assets of PERAC, Holdco or Merger Sub;

•        form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

•        declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

•        adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests;

•        acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (A) any assets outside the Ordinary Course or (B) any corporation, partnership, other business organization or any division thereof;

•        incur any Indebtedness or enter into any arrangements for a debt or equity offering other than Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans);

•        assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

•        authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of PERAC, Holdco or Merger Sub;

•        materially amend accounting policies or procedures, other than as required by GAAP;

•        except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

•        enter any new line of business outside of its existing business as of the date of the Business Combination Agreement;

•        amend or grant or establish any new forms of compensation or benefits to any current or former employee, officer, director or individual independent contractor or other consultant of PERAC;

•        amend the Trust Agreement or any other agreement related to the Trust Account; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

•        preparing and filing this proxy statement/prospectus;

•        providing one another with access to information;

•        not soliciting any alternative transactions;

•        covenants regarding employee matters;

•        covenants regarding tax matters;

•        not amending, repealing or otherwise modifying the Organizational Documents of Heramba, PERAC or Holdco for a period of six years following the Closing with respect to indemnification, advancement or expense reimbursement of individuals who were directors, officers, employees, fiduciaries or agents of Heramba, PERAC or Holdco;

•        notifying other parties of certain matters during the Interim Period;

•        using reasonable best efforts to consummate the Business Combination, including by obtaining necessary approvals;

•        using commercially reasonable efforts to cooperate in connection with PERAC financing;

•        taking all reasonably necessary action so that, immediately after the Merger Effective Time, the board of directors of Holdco will consist of seven directors, which will include the Chief Executive Officer of Holdco, three directors designated solely by the Sponsor and three directors who qualify as “independent directors” pursuant to Nasdaq requirements designated solely by Heramba;

•        assuming liabilities under the Kiepe SPA; and

•        causing Holdco to enter into a directors’ and officers’ liability insurance policy.

Survival

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed in whole or in part after the Closing, which covenants and agreements will survive until fully performed.

Conditions to Closing

Mutual Conditions

The obligations of Seller, Heramba, PERAC, Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Closing of the following conditions:

(a)     the Proposals will have been approved and adopted by the requisite affirmative vote of PERAC’s shareholders in accordance with this proxy statement/prospectus, applicable Law, the PERAC Formation Document and the rules and regulations of Nasdaq;

(b)    the approvals, clearances and consents of Governmental Authorities pursuant to certain Antitrust Laws (as defined in the Business Combination Agreement) will have been obtained;

(c)     no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise prohibiting, enjoining or preventing consummation of the Transactions;

(d)    the Holdco Ordinary Shares will have been accepted for listing on Nasdaq (subject to the Closing occurring), or another national securities exchange mutually agreed to by the parties in writing, as of the Closing Date;

(e)     Holdco will have entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with DTC in respect of the Holdco Ordinary Shares and Holdco Public Warrants, both of which will then be in full force and effect and are enforceable in accordance with their terms;

(f)     this proxy statement/prospectus will have been declared effective under the Securities Act, no stop order suspending the effectiveness of this proxy statement/prospectus will be in effect and no proceedings for purposes of suspending the effectiveness of this proxy statement/prospectus will have been initiated or be threatened in writing by the SEC;

(g)    each of PERAC and Heramba will have received evidence reasonably satisfactory to such party that Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Securities Exchange Act of 1934, as amended, as of the Closing and Holdco will not have received any written objection to such determination; and

(h)    the Kiepe Acquisition will have been consummated in accordance with the terms of the Kiepe SPA.

PERAC, Holdco and Merger Sub Conditions

The obligations of PERAC, Holdco and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)     Representations and Warranties

i.       The representations and warranties of Seller contained in the Business Combination Agreement relating to (A) the organization and qualification, authority relative to the Business Combination Agreement and capitalization of Seller will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date) and (B) the other provisions of Article III of the Business Combination Agreement will be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or similar qualifiers, which will be true and correct in all respects) as of the date of the Business Combination Agreement and the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be true and correct as of such specified date); and

ii.      The representations and warranties of Heramba contained in the Business Combination Agreement relating to (A) the organization and qualification, authority relative to the Business Combination Agreement, no conflict and brokers of Heramba will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (B) capitalization of Heramba will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (C) the other provisions of Article IV of the Business Combination Agreement will be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Heramba Material Adverse Effect;

(b)    Seller and Heramba will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

(c)     Seller and Heramba will have delivered certain certificates as required pursuant to the Business Combination Agreement;

(d)    no Heramba Material Adverse Effect will have occurred since the date of the Business Combination Agreement; and

(e)     all parties to the Registration Rights Agreement and Lock-Up Agreement (other than Holdco and the holders of equity securities of PERAC prior to the Closing contemplated to be party thereto) will have delivered, or cause to be delivered, to PERAC a copy of the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by all such parties.

Seller and Heramba Conditions

The obligations of Seller and Heramba to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)     the representations and warranties of PERAC contained in the Business Combination Agreement relating to (i) corporate organization, authority relative to the Business Combination Agreement, no conflict and brokers will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) capitalization of PERAC will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the other provisions of Article V of the Business Combination Agreement will be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a PERAC Material Adverse Effect;

(b)    PERAC, Holdco and Merger Sub will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

(c)     PERAC will have delivered certain certificates as required pursuant to the Business Combination Agreement;

(d)    the officers of PERAC and the members of the PERAC Board will have executed written resignations effective as of the Merger Effective Time, as applicable; and

(e)     Holdco and the holders of equity securities of PERAC prior to the Closing contemplated to be party thereto will have delivered to Heramba a copy of the Registration Rights Agreement and Lock-Up Agreement, each duly executed by such parties.

Closing

In accordance with the terms and conditions of the Business Combination Agreement, on the Closing Date, the parties will exchange closing deliverables and cause the consummation of the following transactions in the following order:

(a)     PERAC will pay or cause to be paid the PERAC Shareholder Redemption Amount and will deduct from its Trust Account an amount equal to a reasonable estimate of the amounts to be paid for any Dissenting PERAC Shareholder;

(b)    the sole shareholder of Holdco will adopt resolutions regarding the amendment to the Holdco Articles, including any capital increase required for the issuance of Holdco Ordinary Shares as Share Consideration and as Merger Consideration and such other corporate governance matters of Holdco as the parties may mutually agree;

(c)     the Plan of Merger, and all other ancillary documents required in connection with the Merger, will be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Act and filed with the Registrar; and

(d)    Seller will transfer to Holdco, and Holdco will accept from Seller, the Contributed Shares by means of signing the Share Contribution Agreement in front of the Notary Public (as defined in the Business Combination Agreement) (which signing will take place at least two Business Days (as defined in the Business Combination Agreement) prior to Closing and will be effective upon receipt of the Share Consideration on the Closing Date), a copy of which will be delivered to each of Holdco and Seller and Holdco will deliver to Seller the Share Consideration.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of PERAC and Heramba;

(b)    by either PERAC or Heramba if:

i.       the Closing has not occurred prior to September 30, 2024, subject to exceptions and conditions as described in the Business Combination Agreement;

ii.      any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law that has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise permanently preventing, enjoining or prohibiting consummation of the Business Combination;

iii.     any of the Proposals fail to receive the requisite vote for approval at the Extraordinary General Meeting; or

iv.      the Kiepe Acquisition is terminated for any reason prior to consummation of the transactions contemplated thereby;

(c)     by PERAC if there is a Terminating Company Breach, subject to exceptions and conditions as described in the Business Combination Agreement; or

(d)    by Heramba if there is a Terminating SPAC Breach, subject to exceptions and conditions as described in the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is terminated, it will become void and of no effect, without liability on the part of any party, except as set forth in Article X of the Business Combination Agreement or in the case of termination subsequent to a willful and material breach of the Business Combination Agreement by a party or in the case of fraud.

Trust Account Waiver

Each of Seller and Heramba agreed that it would not have, and has irrevocably waived, any claim of any kind in or to any monies in PERAC’s Trust Account held for its public shareholders.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by Delaware law. The parties are subject to the exclusive jurisdiction of the courts of the State of Delaware or, if jurisdiction is vested exclusively in the United States federal courts, the United States District Court for the District of Delaware.

Amendments

The Business Combination Agreement may be amended in writing by the parties thereto. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties to the Business Combination Agreement.

Ancillary Agreements

This section of the proxy statement/prospectus describes certain Ancillary Agreements entered into or expected to be entered into in connection with the Business Combination, or otherwise contemplated pursuant to the terms of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The full text of the Ancillary Agreements described below, or forms thereof, if available, are included as exhibits to the Business Combination Agreement attached as Annex A hereto or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by reference to the full text of such annex and exhibits. PERAC shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety.

Registration Rights Agreement

In connection with the Closing, Holdco and certain holders of Holdco securities upon the Closing, including the Sponsor, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time. In addition, Holdco will agree to provide such holders with customary demand and piggyback registration rights with respect to the Registrable Securities (as defined therein). Such Registrable Securities are expected to include up to 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founders Shares, 8,425,532 Holdco Founders Warrants resulting from the automatic adjustment of the PERAC Founders Warrants at the Merger Effective Time (and the Holdco Ordinary Shares underlying such Holdco Founders Warrants), 1,645,596 Holdco Ordinary Shares to be issued to the NRA Investors, and 36,700,000 Holdco Ordinary Shares to be held by certain Heramba shareholders.

Pursuant to the Registration Rights Agreement, Holdco will be required to submit to or file with the SEC, within 30 calendar days after the Closing Date, a shelf registration statement covering the issuance and the resale of all such Registrable Securities on a delayed or continuous basis, and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th calendar day after the filing thereof. It is not currently contemplated that the Registration Rights Agreement will contain any cash or other penalties resulting from delays in registering these securities.

When an effective shelf registration statement is on file with the SEC, certain Holdco shareholders may demand not more than two underwritten shelf takedowns in any twelve month period, for an aggregate of not more than two underwritten shelf takedowns in any twelve month period, in each case, subject to certain customary limitations set forth in the Registration Rights Agreement.

Lock-Up Agreement

In connection with the Closing, Holdco and certain holders of Holdco securities upon the Closing, including the Sponsor, certain PERAC directors and executive officers and certain Heramba shareholders holding greater than 5% of the outstanding Holdco Ordinary Shares upon the Closing, will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of the Lock-Up Securities (as defined therein), subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) the twelve month anniversary of the Closing Date, (ii) such time that the trading price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the

Closing Date, and (iii) such date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco Shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property. The Lock-Up Securities include up to 5,422,698 Holdco Ordinary Shares to be issued in exchange for the PERAC Founders Shares held by the Sponsor and PERAC’s officers and directors, and 34,000,000 Holdco Ordinary Shares to be held by certain Heramba shareholders.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, PERAC, Heramba and the Sponsor executed the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) agreed to vote any PERAC Ordinary Shares held by it as of the record date for the Extraordinary General Meeting in favor of the Business Combination Agreement, the Business Combination and each of the proposals set forth in this proxy statement/prospectus, and against any action that would reasonably be expected to impede the completion of the Business Combination as described therein, (b) agreed not to transfer such shares until the earliest of the Closing or the termination of the Business Combination Agreement, except as set forth therein, (c) agreed not to redeem such shares in connection with the Business Combination (which waiver of redemption rights was initially provided in connection with the IPO in consideration for receipt of the PERAC Founders Shares, and for certain covenants and commitments of PERAC pursuant to a letter agreement entered into at the time of the IPO, and without any separate consideration paid in connection with providing such waiver), and (d) waived certain anti-dilution rights with respect to any such shares that are PERAC Class B Ordinary Shares.

Share Contribution Agreement

In connection with the Closing, immediately following the Merger Effective Time, the Seller and Holdco will enter into the Share Contribution Agreement, pursuant to which the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the Contributed Shares, in exchange for the issuance by Holdco of the Share Consideration to the Seller.

Amended and Restated Warrant Agreement

In connection with the Closing, prior to the Merger Effective Time, Holdco, PERAC and Continental, as warrant agent, and a successor warrant agent, if any, will enter into the Amended and Restated Warrant Agreement, pursuant to which the terms and conditions of the Warrant Agreement will be amended and restated to, among other things, reflect the automatic adjustment of the PERAC Public Warrants to Holdco Public Warrants and PERAC Founders Warrants to Holdco Founders Warrants.

Non-Redemption Agreements

On July 25, 2023, PERAC entered into one or more Non-Redemption Agreements with one or more NRA Investors in exchange for them each agreeing not to redeem an aggregate of 760,000 PERAC Public Shares in connection with certain proposals considered and voted upon at the PERAC Extension Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such NRA Investor 138,000 PERAC Class A Ordinary Shares (or equivalent securities of the post-combination company) at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with NRA Investors on the same or similar terms reflecting the above ratio of non-redeemed PERAC Public Shares to NRA Shares. Pursuant to all such Non-Redemption Agreements, PERAC has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 NRA Shares. In addition, PERAC has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation.

Financing Agreements

Following the execution of the Business Combination Agreement, PERAC or Heramba may enter into one or more Financing Agreements with respect to the PIPE Financing. Each of PERAC, Heramba and the Seller has agreed to use commercially reasonable efforts to cooperate in connection with the arrangement of the PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any potential investors to date.

Background of the Business Combination

The Business Combination is the result of an extensive search by PERAC for an initial business combination using the network, investing and operating experience of PERAC’s management team and the PERAC Board. The terms of the Business Combination Agreement and related ancillary agreements are the result of extensive arm’s-length negotiations between representatives of PERAC and Heramba (and certain of their respective shareholders). The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. The following summarizes the key meetings and events that led to the signing of the Business Combination Agreement but does not purport to catalogue every conversation among representatives of PERAC, Heramba and other parties.

PERAC is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 18, 2021, PERAC issued an aggregate of 8,625,000 PERAC Founders Shares to the Sponsor for an aggregate price of $25,000, or approximately $0.003 per share. On July 29, 2021, the Sponsor surrendered 1,437,500 PERAC Founders Shares to PERAC for no consideration, resulting in an aggregate of 7,187,500 PERAC Founders Shares outstanding. The Sponsor transferred to PERAC’s independent directors and the Additional Anchor Investors an aggregate of 1,321,717 PERAC Founders Shares. On December 12, 2021, in connection with the expiration of the remaining portion of the IPO Underwriters’ over-allotment option, the Sponsor forfeited 593,085 PERAC Founders Shares to PERAC for no consideration, and 6,594,415 PERAC Founders Shares remain outstanding. On August 1, 2023, pursuant to the Class B Conversion in connection with the Extension, 6,594,414 PERAC Founders Shares were converted from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis.

On October 28, 2021, the registration statement relating to the IPO was declared effective by the SEC. On November 2, 2021, PERAC consummated the IPO of 25,000,000 PERAC Units, and on November 17, 2021, PERAC consummated the sale of 1,377,660 additional PERAC Units as a result of the IPO Underwriters’ partial exercise of their over-allotment option. Each PERAC Unit consisted of one PERAC Class A Ordinary Share and one-half of one redeemable PERAC Public Warrant, each whole PERAC Public Warrant entitling the holder thereof to purchase one PERAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The PERAC Units were sold at an offering price of $10.00 per PERAC Unit, generating total gross proceeds of $263,776,600. Simultaneously with the consummation of the IPO, PERAC consummated the private placement of 8,150,000 PERAC Founders Warrants to the Sponsor at a price of $1.00 per PERAC Founders Warrant, generating total gross proceeds of $8,150,000. Simultaneously with the closing of the partial exercise of the over-allotment option, PERAC consummated the private placement of 275,532 additional PERAC Founders Warrants to the Sponsor at a price of $1.00 per additional PERAC Founders Warrant, generating total gross proceeds of $275,532. A total of $263,776,600 ($10.00 per unit) of the proceeds from the IPO, including the partial exercise of the over-allotment option, and simultaneous private placements of PERAC Founders Warrants was placed in the Trust Account, with Continental acting as trustee.

A total of eleven Anchor Investors purchased units in the IPO. In connection with such purchases, (i) the three Original Anchor Investors subscribed for interests in the Sponsor representing an aggregate of 1,379,850 PERAC Founders Shares and certain of the PERAC Founders Warrants held by the Sponsor, which interests may be subject to forfeiture or repurchase in connection with the transfer or redemption of PERAC Public Shares acquired by the Original Anchor Investors at the time of the IPO, and (ii) the remaining eight Anchor Investors purchased an aggregate of 1,171,717 PERAC Founders Shares from the Sponsor, in each case at prices similar to those paid by the Sponsor for the PERAC Founders Shares and PERAC Founders Warrants, as applicable.

On July 25, 2023, PERAC entered into one or more Non-Redemption Agreements with one or more NRA Investors in exchange for them each agreeing not to redeem an aggregate of 760,000 PERAC Public Shares in connection with certain proposals considered and voted upon at the PERAC Extension Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such NRA Investor 138,000 PERAC Class A Ordinary Shares (or equivalent securities of the post-combination company) at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with NRA Investors on the same or similar terms reflecting the above ratio of non-redeemed PERAC Public Shares to NRA Shares. Pursuant to all such Non-Redemption Agreements, PERAC has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 NRA Shares. In addition, PERAC has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation.

On August 1, 2023, at the PERAC Extension Meeting, PERAC’s shareholders approved, among other matters, (i) an amendment to the PERAC Articles to extend the date by which PERAC must consummate an initial business combination from August 2, 2023 to May 2, 2024, or such earlier date as determined by the PERAC Board, for a total extension of up to nine months, and (ii) an amendment to the Trust Agreement to provide for the Extension. In connection with the implementation of the Extension, (i) on August 1, 2023, the PERAC Initial Shareholders voluntarily elected to convert 6,594,414 PERAC Founders Shares from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis in accordance with the PERAC Articles, and (ii) PERAC redeemed 15,498,302 PERAC Class A Ordinary Shares tendered for redemption by the PERAC Public Shareholders, at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million. After the satisfaction of the Extension Redemption, the balance in the Trust Account was approximately $113.2 million. Upon completion of the Class B Conversion and the Extension Redemption, 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share remain issued and outstanding.

Except with respect to interest earned on the funds held in the Trust Account that may be released to PERAC to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account have been or will be released from the Trust Account until the earliest of (i) the completion of PERAC’s initial business combination, (ii) the redemption of any PERAC Public Shares properly submitted in connection with a shareholder vote to amend the PERAC Articles to modify the substance or timing of PERAC’s obligation to redeem 100% of the PERAC Public Shares if PERAC does not complete its initial business combination within the time period set forth in the PERAC Articles or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) PERAC’s redemption of the PERAC Public Shares if it does not complete its initial business combination within the time period set forth in the PERAC Articles.

PERAC may consummate its initial business combination with a target business in any industry, sector or geographic region, although PERAC initially focused its search on targets that enable what PERAC calls the “Electric Grid 2.0”. PERAC believes the “Electric Grid 2.0” addresses several mega trends that are creating a long tail of value-creating opportunities within the energy storage value-chain, including:

•        Climate change and mandated reduction of global greenhouse gases, or GHG, emissions, with a resulting increase in the share of renewable power generation (and associated grid-stability challenges);

•        Electrification of transportation, artificial intelligence, or AI, enabled grid optimization, vehicle-to-grid, or V2G, and vehicle-to-everything, or V2X, technology and smart battery management systems; and

•        Second life use of batteries and end of life battery recycling.

As described in the final prospectus for the IPO, PERAC identified general criteria and guidelines that it believed would be important in evaluating prospective target businesses, but it may decide to enter into an initial business combination with a target business that does not meet one or all of such criteria and guidelines. PERAC broadly focused on target businesses that it believed possessed some or all of the following attributes:

•        High-growth potential across the emerging “Electric Grid 2.0” landscape with an ESG-focus:    PERAC intended to seek companies that are well-positioned to capture market share in a large addressable market supported by long-term secular trends and favorable macroeconomic dynamics. These industry segments and candidates include but are not limited to:

•        Grid reliability and stability solutions that enable increased use of renewable power generation.

•        Electrification of transportation and electric vehicle infrastructure with grid exposure or interest in expanding grid exposure.

•        Smart and/or AI-enabled grid optimization V2G and V2X power and battery management technologies.

•        Second-life use of batteries including the use of upcycled EV batteries for stationary applications.

•        End-of life and/or battery recycling and recovery of metals and other high-value raw materials.

•        Energy storage companies with particular focus on electric grids, and the ability to form a company capable of managing multiple battery technologies.

•        Independent power producers with existing renewables exposure fit for expansion, and in particular, the platform and appetite to scale renewable energy portfolios using battery storage and/or experience and interest in the development or expansion of micro-grids.

•        Strong track record of technology and product innovation:    PERAC intended to seek companies with a strong history of innovation with limited capital intensity requirements, which also offer unique, differentiated products and value-added services to customers globally, along with a sustainable, leading market position.

•        Operational enhancement opportunities:    PERAC intended to seek companies that can benefit from the PERAC management team’s ability to drive efficiencies and implement processes to generate continuous improvement, which is expected to have strong potential to create post-closing value creation.

•        Ability to scale and accelerate growth via acquisition opportunities:    PERAC intended to seek companies that have enhanced potential to achieve significant scale through execution of strategic mergers and acquisitions. PERAC believes that its broad network and extensive transaction experience will facilitate identifying, executing and successfully integrating acquisitions that will create shareholder value and enhance a target’s long-term growth profile.

•        Best-in-class management team:    PERAC intended to seek companies with a professional management team whose interests are aligned with those of PERAC’s investors and complement the expertise of PERAC’s management team.

As disclosed in the final prospectus for the IPO, the above criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that PERAC’s management deemed relevant. Prior to the consummation of the IPO, neither PERAC, nor anyone on its behalf, had selected any business combination target, contacted any prospective target business or initiated any substantive discussions, directly or indirectly, formal or otherwise, with respect to any potential business combination with PERAC.

After the IPO, PERAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in PERAC’s initial business combination. Representatives of PERAC were contacted by, and representatives of PERAC contacted, numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other persons and entities with which PERAC’s officers and directors had pre-existing relationships. PERAC’s officers, directors and their affiliates also brought to its attention target business candidates.

During this search process, PERAC conducted due diligence to varying degrees on prospective targets, including review of such businesses’ management, business model, competitive landscape and certain financials, in each case, to the extent available. Pursuant to such search process and related due diligence, PERAC, with the assistance of its advisors:

•        developed a list of more than 120 potential acquisition candidates;

•        was contacted by or initiated contact regarding more than 70 business combination opportunities;

•        entered into preliminary discussions with approximately 30 of those companies;

•        entered into non-disclosure agreements with approximately 17 of those companies;

•        had in person, telephonic or email discussions with approximately 17 of those companies, of which approximately 11 were actively pursued (including Kiepe Electric’s business through Heramba) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or shareholders;

•        submitted indications of interest or letters of intent to four acquisition candidates (including Kiepe Electric’s business through Heramba); and

•        discussed various targets at PERAC’s regularly scheduled board meetings.

Below is a summary of negotiations with three acquisition candidates (other than Kiepe Electric’s business through Heramba) where PERAC submitted a term sheet or a letter of intent to the acquisition candidate. PERAC ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the target pursued an alternative transaction or strategy, or (ii) PERAC concluded that the target business would not be a suitable acquisition for PERAC.

•        Target A — On November 24, 2021, PERAC was introduced to investment bankers for a northern European contract manufacturer specializing in passenger car and specialty vehicles, with a particular focus on hybrid and EV powertrain systems (“Target A”). On December 2, 2021, PERAC received preliminary information on Target A, and conducted thorough review of the teaser information. On December 8, 2021, Srinath Narayanan, PERAC’s then-Chief Executive Officer (now President and Chief Executive Officer), and Prakash Ramachandran, PERAC’s Chief Financial Officer, and other PERAC representatives conducted a phone call with Target A’s investment bankers. From December 8 through December 21, 2021, PERAC and its professional advisors conducted expedited due diligence based on the competitive timeline established by Target A to evaluate existing business operations and developed various business plan options and associated valuation models. On December 24, 2021, PERAC received and subsequently entered into a non-disclosure agreement with Target A. On December 30, 2021, PERAC submitted a preliminary indication of interest with guidance on a range of valuations. On March 2, 2022, PERAC made final contact with Target A, with the determination that PERAC would not proceed as Target A pursued an alternate strategic investor and opted to avoid public markets, as well as concerns from PERAC that Target A’s valuation was inappropriately low for a successful de-SPAC transaction.

•        Target B — On April 5, 2022, PERAC was introduced to a potential target based in northern Europe that focuses on trans-oceanic transportation of liquefied natural gas using clean fuel fleets (“Target B”). On April 6, 2022, PERAC received preliminary information on Target B, and conducted thorough review of the teaser presentation materials received from Target B’s investment banker, Deutsche Bank. On April 14, 2022, Messrs. Narayanan and Ramachandran and other PERAC representatives conducted a phone call with Target B’s professional service providers. On June 5, 2022, PERAC received and subsequently entered into a non-disclosure agreement with Target B along with an affiliate entity Renew One Investments Limited. From June 6, 2022 through July 22, 2022, PERAC and its professional advisors reviewed the confidential information memorandum, conducted due diligence to evaluate existing business operations and developed various business plan options and associated valuation models. On June 7, 2022, PERAC’s internal valuation report was initially developed and legal due diligence began on July 7, 2022. On August 12, 2022, PERAC submitted a preliminary indication of interest with guidance on a range of valuations. On September 15, 2022, PERAC submitted a non-binding letter of intent and SPA mark-up for an enterprise value of $825.0 million. On October 3, 2022, PERAC made final contact with Target B, with the determination that PERAC would not proceed as Target B pursued an alternate financing structure focused on debt, as well as concerns from PERAC that Target B’s valuation was inappropriately high for a successful de-SPAC transaction.

•        Target C — On January 31, 2022, Mr. Narayanan contacted the CEO of a potential target based in the U.S. Midwest (“Target C”). Target C is focused on traditional building infrastructure components (e.g., HVAC and water heaters) that are enabled with “smart” or “intelligent” technologies. On February 2, 2022, PERAC received and subsequently entered into a non-disclosure agreement with Target C. On February 7, 2022, Messrs. Narayanan and Ramachandran and other PERAC representatives conducted a phone call with Target C’s investment bankers. On February 14, 2022, PERAC received preliminary information on Target C, and conducted a thorough review of the teaser information, followed by an initial call with Target C’s management team on February 15, 2022. From February 23, 2022 through September 13, 2022, PERAC and its professional advisors were provided access to Target C’s data room and conducted due diligence, evaluated existing business operations and potential strategic partners, and developed various business plan options and associated valuation models. This included a site visit to Target C’s Midwest headquarters on March 25, 2022 by Messrs. Narayanan and Ramachandran and David Roberts, PERAC’s Chief Operating Officer, for detailed discussions with Target C representatives and evaluation of facilities. On September 7, 2022, PERAC submitted a preliminary indication of interest with guidance on a range of valuations and business models for Target C’s board to consider. On November 28, 2022, PERAC made final contact with Target C, with the determination that Target C had opted to remain private and grow its business using organic revenues and another series of private investment rather than enter the public markets.

Business Combination Timeline

On June 2, 2022, an executive officer of a European railway manufacturing company (“Target D”), met with PERAC’s management team regarding a potential acquisition of Target D by PERAC. At such meeting, Target D’s representative indicated a potential opportunity for Target D to consolidate with Kiepe Electric, among other companies focused on rail electrification, in connection with an acquisition by PERAC.

On June 17, 2022, a representative of Target D provided PERAC’s management team with a presentation regarding the acquisition of Target D along with other companies focused on rail electrification.

On June 29, 2022 PERAC’s management team reviewed the Target D opportunity with representatives from JPM and received positive feedback.

On July 5, 2022, Messrs. Narayanan and Ramachandran had separate preliminary discussions on the opportunity with representatives of Target D and subsequently with JPM.

On September 26, 2022, PERAC and KB entered into a non-disclosure agreement with regard to the potential acquisition of Kiepe Electric by Target D and PERAC.

From July 6, 2022 through January 9, 2023, PERAC participated in three rounds of bidding with other potential strategic and financial investors regarding an acquisition of the Kiepe Electric business. PERAC’s management team had a number of discussions with Kiepe Electric representatives throughout late 2022 regarding diligence matters, the bids and other transaction matters. PERAC’s management team worked closely with principals of Target D given their domain expertise in the space. However, in August 2022, PERAC’s management team determined to pursue the acquisition of Kiepe Electric without Target D, which they believed had conflicting business interests.

In late January 2023, Kiepe Electric management expressed concerns with the timing and complexity of a transaction involving a SPAC.

On January 15, 2023, after his discussions with Jurgen Wilder, a board member of KB, Dr. Hans Jörg Grundmann, the former Chief Executive Officer of Siemens Rail, expressed to PERAC’s management team his intention to create Heramba, a special purpose vehicle to consummate the acquisition of Kiepe Electric.

On January 31, 2023, Heramba engaged Dr. Grundmann as its managing director to lead Heramba’s due-diligence of Kiepe Electric and to lead negotiations on Heramba’s behalf.

During February and March 2023, PERAC had initial discussions with Heramba regarding the possibility of being party to a two-step transaction, wherein Heramba would acquire Kiepe Electric and then subsequently combine with PERAC, resulting in Heramba owning and operating the Kiepe Electric business through a publicly listed company.

On March 6, 2023, Heramba engaged Latham & Watkins LLP (“LW”) as its U.S. counsel relating to the Kiepe Acquisition and the potential business combination with PERAC. In parallel with these discussions, PERAC introduced Kiepe Electric to Heramba’s management and U.S. and German business and legal advisors. Heramba’s management and U.S. and German business and legal advisors began initial due diligence on Kiepe Electric.

On March 31, 2023, PERAC engaged Greenberg Traurig, LLP (“GT”) as its U.S. counsel relating to PERAC’s initial business combination.

On April 4, 2023, GT delivered to LW an initial draft of a non-disclosure agreement (“NDA”) to be entered into between PERAC and Heramba.

On April 4, 2023, based on the information made available to PERAC and preliminary due diligence performed, PERAC delivered to Heramba an initial draft of the non-binding letter of intent (the “LOI”) with respect to a potential business combination with Heramba, including, among other things, (i) a description of the Kiepe Acquisition, the scope of the diligence process over the Kiepe Acquisition and related entities and a closing condition relating to consummation of the Kiepe Acquisition, (ii) a cap to Heramba’s transaction expenses pursuant to which any amount exceeding €1.5 million shall be reduced from the transaction consideration (the “Expenses Cap”), and (iii) Heramba’s obligation to pay all fees in connection with any filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“Antitrust Filings”).

On April 11, 2023, PERAC engaged Northland Securities, Inc. (“Northland”) to deliver to the PERAC Board a fairness opinion regarding the Business Combination.

On April 14, 2023, LW delivered a revised draft of the LOI to GT pursuant to which, among other things, Heramba (i) deleted the Expenses Cap, (ii) included that all fees related to the Antitrust Filings shall be borne equally by both parties, and (iii) included a minimum cash closing condition necessary to guarantee some of the obligations under the purchase agreement for the Kiepe Acquisition (“Minimum Cash Condition”).

On April 17, 2023, GT delivered to LW an updated draft of the LOI, which, among other things, clarified the scope of the Kiepe Acquisition and deleted the Minimum Cash Condition.

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181. See “— IPO Underwriters’ Waivers” below.

On April 19, 2023, LW delivered to GT a revised LOI that, among other things, added back the Minimum Cash Condition.

On April 23, 2023, GT delivered to LW a revised draft of the LOI that included, among other things, (i) a pre-money equity value of Heramba of $200 million and (ii) an equity incentive from Heramba’s shareholders (to be deducted from the transaction consideration), capped at 5,000,000 shares, to incentivize non-redemption by PERAC shareholders, PIPE investment/financing and/or investment through forward purchase or similar agreements (the “Equity Incentive”).

On April 25, 2023, PERAC and Heramba executed the NDA to facilitate the review by PERAC of due diligence matters relating to Heramba, including information related to the Kiepe Acquisition.

Also on April 25, 2023, LW delivered a revised version of the LOI that deleted the Equity Incentive. Upon GT’s receipt of the revised draft, PERAC and Heramba executed the LOI. Following the execution of the LOI, PERAC terminated any and all active discussions with alternative potential business combination targets.

On May 22, 2023, PERAC engaged Piper Sandler & Co. (“Piper”) as its M&A financial advisor in connection with the Business Combination. In addition, Heramba engaged Piper as Heramba’s capital markets advisor.

On July 20, 2023, PERAC engaged Cohen & Company Capital Markets, a division of JVB Financial, LLC (“Cohen”), as capital markets advisor in connection with the Extension and its initial business combination, and as placement agent in connection with the PIPE Financing, the terms of which have yet to be determined.

On July 25 and 26, 2023, Heramba finalized and executed the Kiepe SPA relating to the Kiepe Acquisition.

On August 1, 2023, through LW, Heramba delivered an initial draft of the Business Combination Agreement to GT and PERAC’s Cayman Islands counsel, Maples and Calder (“Maples”). The initial draft of the Business Combination Agreement contemplated, among other items: (i) the Business Combination, (ii) the Contribution (iii) no survival of the representations, warranties and covenants, (iv) listing of the Holdco Ordinary Shares and Holdco Warrants issued to PERAC shareholders in the Business Combination and Holdco Ordinary Shares issued to Heramba in the Contribution on a national securities exchange following consummation of the Business Combination, (v) certain covenants regarding claims against the Trust Account, (vi) the entry into certain ancillary agreements concurrently with the execution of the merger agreement and (vii) representations, warranties and covenants customary for transactions of this type.

During the period from August 1, 2023 to October 2, 2023, representatives of PERAC and Heramba held multiple calls to discuss and negotiate the terms of the Business Combination Agreement and related documents and agreements while PERAC continued its due diligence investigation, including with third party consultants and advisors.

Also on August 1, 2023, PERAC held the PERAC Extension Meeting at which its shareholders approved the Extension, among other related matters. Prior to the PERAC Extension Meeting, on and after July 25, 2023, PERAC entered into the Non-Redemption Agreements, pursuant to which the NRA Investors agreed not to redeem an aggregate of 9,062,716 PERAC Public Shares in connection with the PERAC Extension Meeting, in exchange for PERAC agreeing to issue or cause to be issued to such NRA Investors an aggregate of 1,645,596 NRA Shares in connection with the completion of PERAC’s initial business combination.

On August 9, 2023, GT delivered to LW a revised draft of the Business Combination Agreement that included, among other items, (i) revisions to the representations and warranties of both Heramba and PERAC, (ii) new covenants relating to financing transactions undertaken by PERAC or Heramba during the period between execution of the Business Combination Agreement and Closing, (iii) deletion of a minimum cash closing condition and (iv) an outside date of one year following execution of the Business Combination Agreement.

On August 14, 2023, GT delivered to LW initial drafts of the Sponsor Support Agreement, Registration Rights Agreement and Lock-Up Agreement.

On August 17, 2023, LW delivered to GT a revised draft of the Business Combination Agreement that included, among other items, (i) revisions to the representations and warranties of both Heramba and PERAC and (ii) an outside date of May 1, 2024.

Also on August 17, 2023, LW delivered to GT an initial draft of the Share Contribution Agreement.

On August 22, 2023, GT delivered to LW a revised draft of the Business Combination Agreement that included, among other items, (i) revisions to the representations and warranties of both Heramba and PERAC and (ii) an outside date of September 30, 2024.

On August 23, 2023, GT delivered to LW a revised draft of the Share Contribution Agreement that, among other things, provided that costs of notarization of the Share Contribution Agreement would be borne by the Seller.

On August 25, 2023, LW delivered to GT revised drafts of the Sponsor Support Agreement and Lock-Up Agreement. The draft of the Sponsor Support Agreement added certain insiders of Sponsor as parties to the agreement.

On August 28, 2023, LW delivered to GT a revised draft of the Registration Rights Agreement that included, among other items, revisions to the rights of parties to the agreement to request underwritten shelf takedowns.

On August 29, 2023, GT delivered to LW an initial draft of the PERAC Disclosure Schedules.

On September 1, 2023, LW delivered to GT a revised draft of the Business Combination Agreement that included, among other items, (i) revisions to the representations and warranties of both Heramba and PERAC and (ii) an outside date of May 1, 2024.

Also on September 1, 2023, LW delivered to GT an initial draft of the Heramba Disclosure Schedules.

On September 6, 2023, LW delivered to GT a revised draft of the PERAC Disclosure Schedules.

On September 8, 2023, GT delivered to LW a revised draft of the Share Contribution Agreement that, among other things, clarified that the agreement would be notarized prior to Closing and would become effective immediately following consummation of the Business Combination.

On September 10, 2023, GT delivered to LW a revised draft of the Sponsor Support Agreement that, among other things, removed certain insiders of Sponsor as parties to the agreement.

Between September 10, 2023 and September 29, 2023, LW, GT, Maples and Matheson exchanged various revised drafts of the Business Combination Agreement, disclosure schedules and the ancillary agreements and finalized negotiations of such documents and agreements.

On September 29, 2023, the PERAC Board met via teleconference to consider and vote upon the Business Combination Agreement and related documents and agreements. Only one of the two non-independent members of the PERAC Board was present at such meeting. Also present at the invitation of the PERAC Board were representatives of GT, Maples, Northland, Piper and Cohen, as well as members of PERAC’s management team. After considerable review and discussion, the Business Combination Agreement and related documents and agreements were approved by all of the independent members of the PERAC Board and by one out of the two non-independent members of the PERAC Board, constituting a majority of the PERAC Board, subject to final negotiations and modifications, and the PERAC Board determined to recommend the approval and adoption of the Business Combination Agreement and the Business Combination contemplated therein by PERAC’s shareholders. The independent members of the PERAC Board had the opportunity to review, discuss and carefully consider the terms and condition of the Business Combination without the presence of PERAC’s management team and the non-independent member of PERAC Board. The PERAC Board also concluded that the fair market value of Heramba was equal to at least 80% of the funds held in the Trust Account at such date.

On October 2, 2023, the Business Combination Agreement and related documents and agreements were executed.

On October 3, 2023, PERAC and Heramba issued a joint press release announcing the execution of the Business Combination Agreement, and PERAC filed with the SEC a Current Report on Form 8-K disclosing the execution of the Business Combination Agreement and related matters.

On October 6, 2023, PERAC filed with the SEC a Current Report on Form 8-K to file the Business Combination Agreement and provide additional summary information regarding the Business Combination Agreement and related matters.

On February 6, 2024, Heramba and Heramba Holdings consummated the Kiepe Acquisition.

Since October 2, 2023, PERAC and Heramba, along with their respective counsel and advisors, have worked jointly on the preparation of this proxy statement/prospectus.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith, including with respect to seeking the PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed to date.

PERAC Board’s Reasons for the Approval of the Business Combination

As described under “— Background of the Business Combination” above, the PERAC Board, in evaluating the Business Combination, consulted with PERAC’s management and legal and other advisors. In reaching its decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the PERAC Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the PERAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The PERAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the PERAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision to approve the Business Combination, the PERAC Board reviewed the results of the due diligence conducted by PERAC’s management and advisors, which included:

•        extensive meetings and calls with Heramba’s management to understand and analyze Heramba’s business, including the Kiepe Acquisition;

•        consultation with financial advisors regarding competitive landscape, industry outlook and Heramba’s business model;

•        consultation with Heramba’s legal and accounting advisors;

•        review of Heramba’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•        review of Heramba’s financial statements;

•        research on comparable public companies; and

•        research on comparable transactions.

The factors considered by the PERAC Board in evaluating the Business Combination include, but are not limited to, the following:

•        Management team experience and domain expertise — Senior management teams collectively brings more than 75 years of experience working in rail and bus industry.

•        Highly experienced technical and commercial organization — Kiepe Electric has more than 200 engineers who have been focused on delivering high quality solutions for marquee rail and road customers in the U.S. and Europe.

•        State-of-the-art R&D facilities and test equipment — Kiepe Electric has made significant investments in the last five years on test-benches for testing of various electrical components for rail and road.

•        Established portfolio of industry-leading partners and customers — Alstom Bombardier, Stadler, CAF, VanHool, and New Flyer are some of the pre-eminent OEM partners Kiepe Electric has been working with for more than a decade.

•        Track record of successfully delivering projects and products — Light rail vehicle projects in Houston, Cologne, Dortmund and others; Fully electric, In-motion charging or battery electric buses for San Francisco MTA, Seattle MTA, City of Paris and other customers.

•        Track record of engineering leadership and technology/product innovation — Continuous innovation with higher power traction battery charger, a battery pack solution with significantly higher capacity than Kiepe Electric’s original energy storage system, traction inverters and AI driven smart fleet and energy management systems.

•        Valuable real estate portfolio — Kiepe Electric owns office spaces in South-East Dusseldorf, Germany. The site consists of 11 buildings covering an approximate area of approximately 15,000 square meters.

•        Opportunity for new commercial growth opportunities post-spin out from larger parent company with other strategic priorities — U.S. is a fast-growing e-mobility market across light rail vehicles, EV buses and EV charging. With school districts and smaller public transit authorities challenged by high upfront capital expenditures, uneven performance and lack of systematic knowledge, Kiepe Electric is ideally positioned to provide turnkey-as-a-service models.

•        Growth opportunities in the high voltage charging market globally — Kiepe Electric’s charging products align well with depot and en-route high power and ultra high power charging for trucks and buses as well as light duty vehicles.

•        Strong cash position — Pursuant to the definitive agreement for the Kiepe Acquisition, the minimum cash balance at the closing of the Kiepe Acquisition in Kiepe Electric’s books will be €53.8 million. Based on discussions with Kiepe Electric management, such cash balance is expected to be approximately €37.0 million at the time of the Closing based on working capital adjustment. In addition, Heramba is expected to raise €30.0 million prior to the closing of the Kiepe Acquisition. The cumulative cash balance at the Closing is therefore estimated to be approximately €67.0 million.

•        Increasingly efficient use of cash — The cash burn for the fiscal years ended December 31, 2021 and 2022 was €16.1 million and €15.9 million, respectively, and for the six months ended June 30, 2023 was approximately €0.5 million.

•        Strong order backlog — Kiepe Electric’s management has indicated that its order backlog of approximately €570.6 million (as of September 2023) is greater than historical order backlog in the last two years.

•        Conservative valuation negotiation; discount to public market comparable companies — The Enterprise Value of Kiepe Electric at $451.0 million at 3.4x last twelve months (“LTM”) revenue of $135 million and 5.9x LTM gross profit of $79 million represents a discount of 3.8x LTM revenues and 11.9x LTM gross profit.

•        Due diligence — Due diligence examinations of Kiepe Electric and Heramba, discussions with Kiepe Electric’s and Heramba’s management teams, and discussions with PERAC’s legal advisors concerning PERAC’s due diligence examinations of Kiepe Electric and Heramba.

•        Fairness opinion — The PERAC Board considered an opinion from Northland to the effect that, as of the date of such opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken, and qualifications contained in such opinion: (i) the Merger Consideration under the Business Combination Agreement is fair, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders, and (ii) Heramba has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

•        Executive session — The independent members of the PERAC Board were given the opportunity to ask questions of PERAC’s legal advisors and financial advisors in an independent session (i.e., in absence of PERAC management and non-independent members of the PERAC Board) and to separately approve the Business Combination Agreement at the PERAC Board meeting to consider and approve the Business Combination Agreement and related matters; and

•        Other alternatives — The PERAC Board believes, after a thorough review of other business combination opportunities reasonably available to PERAC, that the Business Combination represents the best potential business combination for PERAC and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets.

The PERAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Growth initiatives may not be achieved.    The risk that Kiepe Electric’s product development, registration and certification efforts, and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Key person risk.    The risk that Kiepe Electric is a company transitioning from a larger parent company infrastructure to a more nimble environment and reliance on a small number of industry executives focused on the traditional European market, the loss of any of which could cause Kiepe Electric to underachieve, or not achieve, its objectives.

•        Additional financing may not be available to the Combined Company on favorable terms or at all.    The risk that the Combined Company may not be able to maintain its operations and research and development without additional funding, and that there is no assurance that additional capital or other types of financing will be available if needed, or that these financings will be on terms that are favorable to the Combined Company or at all. If the Combined Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue certain commercialization efforts or other operations.

•        Closing conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PERAC’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely enjoin consummation of the Business Combination or otherwise result in PERAC being unable to effect an initial business combination by May 2, 2024 (or such later date as may be approved by its shareholders).

•        Listing risks.    The challenges associated with preparing the Combined Company for the applicable disclosure and listing requirements to which Holdco will be subject as a publicly traded company on Nasdaq.

•        Benefits may not be achieved.    The risks that the potential benefits of the Business Combination may not be achieved or may not be achieved within the expected timeframe.

•        Board and independent committees.    The risk that the Holdco Board and independent committees do not possess adequate skill sets within the context of Holdco operating as a public company listed on Nasdaq.

•        Uncertain capital resources, risk of shareholder vote against Business Combination Proposal or shareholders’ exercise of Redemption Rights.    Some of PERAC’s shareholders may vote against the Business Combination Proposal or decide to exercise their Redemption Rights, and although the Business Combination may still close, such redemptions may reduce the amount of funds available to the Combined Company following the Closing, creating an uncertain capital position; and

•        Interests of PERAC Initial Shareholders, directors and officers.    The PERAC Board considered the fact that the PERAC Initial Shareholders, directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of PERAC’s shareholders generally (see the section titled “— Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination”).

•        Other Risk Factors.    Various other risk factors associated with the business of Heramba or the Combined Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The PERAC Articles provide that PERAC renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of PERAC, such opportunity is one PERAC is legally and contractually permitted to undertake and would otherwise be reasonable for PERAC to pursue, and such person is legally permitted to refer such opportunity to PERAC. PERAC is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in the PERAC Articles had any impact on its search for a potential business combination.

The above discussion of the material factors considered by the PERAC Board is not intended to be exhaustive but does set forth the principal factors considered by the PERAC Board with respect to the Business Combination. The PERAC Board concluded, in its business judgment, that the potential benefits that it expected PERAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the PERAC Board determined that the Business Combination Agreement and the Business Combination and other transactions contemplated therein were advisable, fair to and in the best interests of PERAC and its shareholders. The PERAC Board recognized that there can be no assurance about future results of the Combined Company.

IPO Underwriters’ Waivers

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

The IPO Underwriters were previously paid an aggregate of $5,275,532 in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of PERAC’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by PERAC at the consummation of the Business Combination will be reduced by approximately $9,232,181.

PERAC initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, PERAC was aware of other special purpose acquisition companies that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Business Combination less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and PERAC did not correspond with the IPO Underwriters about such reasons. Pursuant to the Waivers, (i) JPM informed PERAC that it has ceased its relationship with PERAC with respect to the IPO and is not, and shall not, act in any capacity or relationship with PERAC with respect to any business combination transaction, and (ii) BofA informed PERAC that it has ceased or refuses to act in every office, capacity, and relationship with respect to any potential business combination. To PERAC’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to PERAC matters, including with respect to the Business Combination. Such Waivers therefore indicate that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination.

Each of the IPO Underwriters declined to review the disclosure herein regarding the Waivers and has disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, and no IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. As part of its search for an initial business combination, PERAC occasionally asked the IPO Underwriters to provide publicly available industry information with respect to potential target companies, and JPM assisted in the preliminary evaluation of one target company that PERAC ultimately did not pursue. Except as set forth in the immediately preceding sentence, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination.

PERAC believes that the limited assistance of the IPO Underwriters during PERAC’s search for an initial business combination, as described above, was ultimately immaterial to the Board’s evaluation of the Business Combination. As none of the IPO Underwriters were or are engaged in connection with the Business Combination, PERAC did not rely on any of the IPO Underwriters in the preparation and analysis of the materials provided to the PERAC Board for use as a component of their overall evaluation of the Business Combination. The PERAC Board did not receive or rely upon any financial or valuation analyses conducted or prepared by the IPO Underwriters in making its determination that the Business Combination is advisable, fair to and in the best interests of PERAC and its shareholders (for more information on the factors and information the PERAC Board considered, see “— PERAC Board’s Reasons for the Approval of the Business Combination” above).

Each IPO Underwriter was asked to provide a letter stating whether it agrees with the disclosure in this proxy statement/prospectus regarding the Waivers. Each IPO Underwriter declined to provide such letter. Therefore, as stated above, there can be no assurances that the IPO Underwriters agree with such disclosure, and no inference can be drawn to this effect.

Shareholders may believe that when financial institutions, such as the IPO Underwriters, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institutions and that the naming of one or more such financial institutions typically means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. As stated previously, the IPO Underwriters served as underwriters in the IPO and none of the IPO Underwriters has been engaged in connection with the Business Combination. Although the IPO Underwriters did not discuss with PERAC the specific reasons for delivering the Waivers other than generally indicating that their firms did not intend to participate in PERAC’s initial business combination, PERAC did not seek out these specific reasons upon receipt of the Waivers despite the IPO Underwriters having already completed their services at the time of the IPO. None of the IPO Underwriters communicated to PERAC, and PERAC is not aware, that the Waivers were the result of any dispute or disagreement with PERAC, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part or any matter relating to PERAC’s, Heramba’s or Holdco’s operations, prospects, policies, procedures or practices. However, as a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in PERAC’s search for an initial business combination when you consider the Business Combination and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Business Combination.

As is customary, certain provisions of the Underwriting Agreement survive the Waivers, such as PERAC’s continuing obligations with respect to use of information, indemnification and contribution, including PERAC’s obligation to indemnify and hold harmless each IPO Underwriter, its affiliates, directors and officers and each person, if any, who controls such IPO Underwriter, from and against any and all losses, claims, damages and liabilities, joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus or any Written Testing-the-Waters Communication (all as defined in the Underwriting Agreement), any road show or any Pricing Disclosure Package (as defined in the Underwriting Agreement) (including any Pricing Disclosure Package that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to PERAC in writing by or on behalf of the IPO Underwriters expressly for use therein.

The PERAC Board has considered the potential impact of the Waivers on the Business Combination and does not view the Waivers as significant, primarily because (i) the IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, (ii) except with respect to the limited assistance described above during PERAC’s search for an initial business combination, no services were provided by the IPO Underwriters to PERAC, the Sponsor or their respective affiliates following the IPO, and (iii) none of the IPO Underwriters has been engaged by PERAC, the Sponsor or any other party to the Business Combination Agreement in connection with the Business Combination. In addition, the PERAC Board understands and considered that other financial institutions have similarly waived deferred underwriting fees and refused to participate in business combination transactions as part of a broader market reaction to potential regulatory uncertainty regarding special purpose acquisition companies.

However, as a result of the Waivers, PERAC Public Shareholders may be more likely to exercise their Redemption Rights with respect to their PERAC Public Shares and the proceeds that the Combined Company receives as a result of the Business Combination may therefore be reduced. Additionally, as a result of the Waivers, PERAC Public Shareholders may be more likely to vote against the Business Combination. If the Business Combination Proposal and the Merger Proposal are not approved, then PERAC will not consummate the Business Combination. If PERAC does not consummate the Business Combination and fails to complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC will be required to dissolve and liquidate, and the PERAC Warrants will expire worthless.

See the sections entitled “Risk Factors — Risks Related to PERAC — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus” and “Risk Factors — Litigation or legal proceedings could expose any of PERAC, Heramba or Holdco to significant liabilities and may have a negative impact on PERAC’s, Heramba’s, Holdco’s or the Combined Company’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”

Fairness Opinion of Northland

The PERAC Board retained Northland to provide a fairness opinion in connection with the Business Combination. The PERAC Board decided to obtain a fairness opinion to determine (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) whether Heramba has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

PERAC management evaluated four fairness opinion providers, including Northland, prior to selecting Northland. Each such provider was evaluated based on criteria relevant to the Business Combination, such as (a) prior experience with similarly sized transactions in industries similar to those in which Heramba and Kiepe Electric operate, (b) availability to communicate with Heramba and/or Kiepe Electric management to understand their respective businesses and the anticipated business of the Combined Company, (c) access to an investment banking platform with research coverage in sectors relevant to Heramba and Kiepe Electric, (d) ability to timely deliver a fairness opinion and (e) prior experience providing fairness opinions based on historical financial results without forward-looking financial projections. In selecting Northland, the PERAC Board considered, among other things, the recommendation of PERAC management based on its evaluation of fairness opinion providers described above, Northland’s qualifications, expertise and reputation, as well as Northland’s knowledge of PERAC, Heramba and Kiepe Electric, the businesses of PERAC, Heramba and Kiepe Electric and the industries in which PERAC, Heramba and Kiepe Electric operate. Except with respect to PERAC’s engagement of Northland to provide a fairness opinion in connection with the Business Combination, during the past two years there have been no material relationships between Northland (or its affiliates) and any of PERAC, the Sponsor or their respective affiliates, nor are any such material relationships mutually understood to be contemplated. For a description of the compensation paid or to be paid to Northland in connection with its delivery of the fairness opinion, see “— Miscellaneous” below.

On September 29, 2023, Northland rendered its oral opinion to the PERAC Board, which was subsequently confirmed in a letter dated September 29, 2023, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) that Heramba had a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

The full text of Northland’s written opinion letter, dated September 29, 2023, is attached as Annex C to this proxy statement/prospectus. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Northland’s opinion letter was directed to the PERAC Board, in its capacity as the board of directors of PERAC, and addressed only (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) whether Heramba has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). The opinion letter does not constitute a recommendation as to how any PERAC shareholder should vote with respect to the approval of the Business Combination or any other matter and does not in any manner indicate the price at which PERAC’s securities will trade at any time.

In connection with reviewing the Business Combination and rendering its opinion, Northland has informed PERAC that, among other things, it has reviewed:

•        the financial terms of the draft of the Business Combination Agreement, dated September 29, 2023;

•        PERAC’s Registration Statement on Form S-1 (File No. 333-254695) filed in connection with the IPO, as amended, and the IPO Prospectus;

•        PERAC’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other reports filed with the SEC;

•        Kiepe Electric’s historical audited financial statements for the calendar years ending December 31, 2021 and December 31, 2022;

•        Kiepe Electric’s historical unaudited financial statements for the first half of calendar year 2023;

•        press releases issued by PERAC and Kiepe Electric;

•        certain industry and research reports; and

•        (i) the reported historical price and trading activity for the PERAC Class A Ordinary Shares, (ii) certain financial stock market information for PERAC, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses it deemed appropriate.

In addition, Northland held discussions with certain members of the management team of PERAC and certain of its advisors regarding the business, operations, financial condition and prospects of Kiepe Electric, the Business Combination and related matters. Northland also participated in financial and business diligence calls with executive management of PERAC and their advisors regarding, among other things, the business and financial results and outlook of Kiepe Electric and the Business Combination structure and background. Northland also compared the financial and operating performance of Kiepe Electric with companies with publicly traded equity securities that it deemed to be relevant. Northland also conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.

In connection with its review and analysis and in arriving at its opinion, Northland assumed and relied upon the accuracy and completeness of all of the financial and other information furnished to, discussed with or otherwise made available to Northland or that was publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. Northland did not conduct a physical inspection, valuation or appraisal of any of the assets or properties of Kiepe Electric, and Northland was not furnished with any such valuation or appraisal.

Northland was not asked to, nor did Northland, offer any opinion as to the material terms of the Business Combination Agreement or the form of the Business Combination. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Business Combination. In rendering its opinion, Northland assumed, with the consent of the PERAC Board, that the final executed form of the Business Combination Agreement would not differ in any material respect from the drafts that Northland examined, and that the conditions to the Business Combination set forth in the Business Combination Agreement will be satisfied or waived and that the Business Combination will be consummated in a manner consistent with that contemplated by the Business Combination Agreement. Northland also assumed that all regulatory approvals and consents necessary for the consummation of the Business Combination would be obtained without any adverse effect on PERAC or Kiepe Electric or alter the terms of the Business Combination.

Northland has also assumed that the Kiepe Acquisition will be consummated under the terms of the Kiepe SPA without amendments thereto and without waiver by any party of any conditions or obligations thereunder. Northland also assumed that all the regulatory approvals and consents required for the Kiepe Acquisition will be obtained in a manner that will not adversely affect Kiepe Electric or alter the terms of the Kiepe Acquisition.

Northland’s opinion was based on financial, market, economic and other conditions existing on, and information made available to Northland as of September 29, 2023 and does not address any matters subsequent to such date. Northland’s opinion was limited to (i) the fairness, from a financial point of view, to PERAC and PERAC’s unaffiliated shareholders of the Merger Consideration under the Business Combination Agreement, and (ii) whether Heramba has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable), in each case, as of the date of the opinion. Northland’s opinion does not address PERAC’s underlying business decision to effect the Business Combination or any other terms of the Business Combination Agreement. Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise or reaffirm its opinion. Northland’s opinion was approved by the Northland Fairness Opinion Committee.

Financial Analyses

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. Northland’s opinion letter was only one of many factors considered by the PERAC Board in evaluating the Business Combination. Neither Northland’s opinion nor its financial analyses were determinative of the terms of the Business Combination or of the views of the PERAC Board or PERAC management with respect to the Business Combination. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Northland. The summary text describing each financial analysis does not purport to constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Northland. The summary text set forth below does not represent and should not be viewed by anyone as constituting or purporting to constitute the conclusions reached by Northland with respect to any of the analyses performed by it in connection with its opinion.

As the PERAC Board was aware, Northland did not conduct a discounted cash flow analysis of Kiepe Electric given, based on discussions with the management of PERAC, the unavailability of financial projections because financial projections were not provided by Kiepe Electric or its representatives.

Analysis of Selected Publicly Traded Companies

As part of its financial analyses, Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for publicly traded companies within the rail electrification, EV charging and batteries, and balance of systems, inverters, and other electrical component businesses that Northland determined, based on its professional judgment, similar to Kiepe Electric in one or more respects, including (but not limited to) the nature of the business, size, diversification, geographic locations, growth rates, and financial performance, for purposes of this analysis, including the following 17 companies (collectively, the “Selected Publicly Traded Companies”):

•        Alstom SA

•        Construcciones y Auxiliar de Ferrocarriles, S.A.

•        Knorr-Bremse AG

•        Westinghouse Air Brake Technologies Corporation

•        ADS-TEC Energy PLC

•        Beam Global

•        Garo Aktiebolag (publ)

•        Kempower Oyj

•        Microvast Holdings, Inc.

•        Wallbox N.V.

•        Enphase Energy, Inc.

•        Fluence Energy, Inc.

•        Sensata Technologies Holding plc

•        Shoals Technologies Group, Inc.

•        SolarEdge Technologies, Inc.

•        Stem, Inc.

•        Tigo Energy, Inc.

Financial data of the Selected Publicly Traded Companies were based on publicly available information, including information from public filings. Northland reviewed data, including market capitalization, implied enterprise value (“EV”), EV/revenue (including total debt, preferred equity, and non-controlling interests (as applicable) less cash and cash equivalents, as multiples of such companies’ calendar year 2022, LTM, and first half of calendar year 2023 revenue), EV/calendar year 2022, LTM, and first half of calendar year 2023 gross profit, and first half of calendar year 2023 earnings before interest, taxes, depreciation, and amortization, or “EBITDA”.

The multiples for each of the above-mentioned financial metrics for each of the Selected Publicly Traded Companies were calculated using their respective closing prices on September 28, 2023 and were based on the most recent publicly available information and information available via S&P Capital IQ on that date. Financial data for Kiepe Electric used to compare to the Selected Publicly Traded Companies was based on historical financial results provided by PERAC Management and their advisors.

The following summarizes the results of these analyses with respect to the financial results and metrics of the Selected Publicly Traded Companies after applying the discounted multiples as set forth above, including:

•        EV/calendar year 2022 revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2022 revenue multiples ranging from a low of 0.5x to a high of 11.7x. The mean EV/calendar year 2022 revenue multiple was 3.8x and the median EV/calendar year 2022 revenue multiple was 3.0x;

•        EV/LTM revenue multiples:    The Selected Publicly Traded Companies had EV/LTM revenue multiples ranging from a low of 0.4x to a high of 12.6x. The mean EV/LTM revenue multiple was 3.8x and the median EV/LTM revenue multiple was 2.2x;

•        EV/first half calendar year 2023 revenue multiples:    The Selected Publicly Traded Companies had EV/first half calendar year 2023 revenue multiples ranging from a low of 0.7x to a high of 19.6x. The mean EV/first half calendar year 2023 revenue multiple was 6.4x and the median EV/first half calendar year 2023 revenue multiple was 4.7x;

•        EV/calendar year 2022 gross profit multiples:    The Selected Publicly Traded Companies had EV/calendar year 2022 gross profit multiples ranging from a low of 1.0x to a high of 33.0x. The mean EV/calendar year 2022 gross profit multiple was 11.4x and the median EV/calendar year 2022 gross profit multiple was 8.2x;

•        EV/LTM gross profit multiples:    The Selected Publicly Traded Companies had EV/LTM gross profit multiples ranging from a low of 0.9x to a high of 30.7x. The mean EV/LTM gross profit multiple was 11.9x and the median EV/LTM gross profit multiple was 7.2x;

•        EV/first half calendar year 2023 gross profit multiples:    The Selected Publicly Traded Companies had EV/first half calendar year 2023 gross profit multiples ranging from a low of 1.7x to a high of 74.3x. The mean EV/first half calendar year 2023 gross profit multiple was 22.8x and the median EV/first half calendar year 2023 gross profit multiple was 15.1x; and

•        EV/first half calendar year 2023 EBITDA multiples:    The Selected Publicly Traded Companies had EV/first half calendar year 2023 EBITDA multiples ranging from a low of 12.7x to a high of 54.8x. The mean EV/first half calendar year 2023 EBITDA multiple was 27.7x and the median EV/first half calendar year 2023 EBITDA multiple was 22.8x.

Northland then applied the low to high calendar year 2022, LTM, and first half of calendar year 2023 revenue multiples, calendar year 2022, LTM, and first half of calendar year 2023 gross profit, and first half of calendar year 2023 EBITDA multiples described above derived from the Selected Publicly Traded Companies to the corresponding data of Kiepe Electric. This analysis indicated approximate aggregate implied enterprise value reference ranges for Kiepe Electric of approximately $58 million to $1,500 million, $52 million to $1,664 million, and $50 million to $1,325 million based on calendar year 2022, LTM, and first half of calendar year 2023 revenue of approximately $128 million, $132 million, and $68 million, respectively, and gross profit reference ranges for Kiepe Electric of approximately $70 million to $2,330 million, $68 million to $2,364 million, and $71 million to $3,086 million based on calendar year 2022, LTM, and first half of calendar year 2023 gross profit of approximately $71 million, $77 million, and $42 million, respectively, and an EBITDA reference range for Kiepe Electric of approximately $27 million to $118 million based on first half of calendar year 2023 EBITDA of approximately $2.2 million.

No company used in the Selected Publicly Traded Companies’ analysis is identical to Kiepe Electric. Northland made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Kiepe Electric. In evaluating the Selected Publicly Traded Companies, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond PERAC’s and Kiepe Electric’s control, such as the impact of competition on Kiepe Electric and the its industry generally, industry growth and the absence of any adverse material change in Kiepe Electric’s financial condition and prospects or those of Kiepe Electric or its industry or the financial markets in general.

Analysis of Selected Precedent Transactions

Using publicly available information, Northland reviewed financial data relating to the following eight selected transactions that Northland considered generally relevant for purposes of analysis as transactions that closed during the twelve month period prior to the date of the opinion, involving target companies within commercial vehicle electrification, EV charging, energy storage and batteries, and electrical components and equipment businesses, collectively referred to as the “selected precedent transactions”:

Transaction Closing Date	Target	Buyer
July 3, 2023	Power Conversion division of ABB Ltd	AcBel Polytech Inc.
May 31, 2023	Montratec GmbH.	Columbus McKinnon Corporation
May 23, 2023	Tigo Energy, Inc.	Roth CH Acquisition IV Co.
March 31, 2023	Volta Inc.	Shell USA, Inc.
March 31, 2023	Bison Gear & Engineering Corp.	AMETEK, Inc.
March 27, 2023	Altra Industrial Motion Corp.	Regal Rexnord Corporation
October 13, 2022	Romeo Power, Inc.	Nikola Corporation
October 5, 2022	Voltrek, LLC	Orion Energy Systems, Inc.

Northland reviewed transaction values in the selected precedent transactions, based on the consideration paid in such transactions, as multiples of the target company’s most recent publicly reported last 12 months revenue, referred to as “LTM,” available as of the closing date of the relevant transaction. Financial data of the selected precedent transactions were based on public filings, and other publicly available information. Financial data for Kiepe Electric was based on historical financials provided by PERAC’s management and their advisors.

The overall low to high LTM revenue multiples observed for the selected precedent transactions were 1.1x to 7.4x (with a mean of 3.3x and a median of 3.3x). Northland then applied the low to high of the LTM revenue multiples derived from the selected precedent transactions to corresponding data of Kiepe Electric using Kiepe Electric’s LTM revenues. This analysis indicated an approximate implied aggregate enterprise value reference range for Kiepe Electric of $151 million to $971 million.

No transaction used in the analysis of comparable transactions is identical to Kiepe Electric or the Business Combination. In evaluating the precedent transactions, Northland made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond PERAC’s control. These include, among other things, the impact of competition on the business of Kiepe Electric or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Kiepe Electric or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and enterprise value of the transactions to which they are being compared.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The credit, financial, and stock markets have from time-to-time experienced unusual volatility, and Northland was not asked to and expressed no opinion or view as to any potential effects of such volatility on the Business Combination and did not address potential developments in any such markets. In addition, Northland was not asked to and expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the Business Combination, PERAC or Kiepe Electric.

PERAC agreed to pay Northland a cash fee of $725,000, of which $50,000 was due upon delivery of the fairness opinion and the remaining $675,000 is due at and is contingent upon the Closing. In addition, PERAC has agreed to reimburse certain of Northland’s expenses related to its engagement and to indemnify Northland against certain liabilities that may arise from services provided in connection with rendering its opinion.

Northland, as a customary part of its investment banking business, is continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions for estate, corporate and other purposes.

PERAC shareholders are urged to review the section entitled “Risk Factors” in this proxy statement/prospectus for a description of the risks relating to Heramba, including that of Kiepe Electric’s business, and other risks related to the Business Combination. PERAC shareholders should also read the section entitled “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information.

Satisfaction of 80% Test

It is a requirement under the PERAC Articles and Nasdaq listing rules that PERAC’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $114.5 million, of which 80% thereof represents approximately $91.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the PERAC Board considered an enterprise value of Heramba of approximately $451.0 million.

In determining whether the enterprise value described above represents the fair market value of Heramba, the PERAC Board considered all of the factors described above in this section, including the valuations of the comparable companies and the fact that the purchase price for Heramba was the result of an arm’s length negotiation, and the fairness opinion delivered to the PERAC Board by Northland. As a result, the PERAC Board concluded that the fair market value of the business to be acquired was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of PERAC’s management team and the PERAC Board, the PERAC Board believes that the members of PERAC’s management team and the PERAC Board are qualified to determine whether the Business Combination meets the 80% asset test.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses of funds for the Business Combination assuming no additional redemptions by PERAC shareholders and no PIPE Financing. Where actual amounts are not known or knowable, the figures below represent PERAC and Heramba’s good faith estimate of such amounts.

Sources		Uses
(In USD millions)		(In USD millions)
Heramba Rollover	$367	Equity to Heramba	$367
Cash in Trust(1)	$114	Estimated Transaction Expenses	$20
Existing Balance Sheet Cash	$35	Cash to Balance Sheet	$169
New Growth Capital(2)	$40
Total Sources	$556	Total Uses	$556

____________

(1)      As of September 30, 2023.

(2)      Heramba intends to effect a debt financing transaction of approximately $40 million prior to closing of the Business Combination; however, there can be no assurances that such financing will be available at all or available on terms acceptable to Heramba.

The following table summarizes the sources and uses of funds for the Business Combination assuming maximum redemptions by PERAC shareholders and no PIPE Financing. Where actual amounts are not known or knowable, the figures below represent PERAC and Heramba’s good faith estimate of such amounts.

Sources		Uses
(In USD millions)		(In USD millions)
Heramba Rollover	$367	Equity to Heramba	$367
Cash in Trust	$—	Estimated Transaction Expenses	$20
Existing Balance Sheet Cash	$35	Cash to Balance Sheet	$55
New Growth Capital(1)	$40
Total Sources	$442	Total Uses	$442

____________

(1)      Heramba intends to effect a debt financing transaction of approximately $40 million prior to closing of the Business Combination; however, there can be no assurances that such financing will be available at all or available on terms acceptable to Heramba.

Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of the PERAC Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. These interests include, among other things:

•        the beneficial ownership interests that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have in the 6,594,415 PERAC Founders Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if PERAC does not complete an initial business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The PERAC Founders Shares have an aggregate market value of approximately $70,692,129, based on the closing price of the PERAC Class A Ordinary Shares of $10.72 on Nasdaq on March 18, 2024;

•        the beneficial ownership interests that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have in the 8,425,532 PERAC Founders Warrants, acquired for an aggregate purchase price of $8,425,532, which warrants would become worthless if PERAC does not complete an initial business combination within the applicable time period, as there will be no distribution from the Trust Account with respect to PERAC Warrants. The PERAC Founders Warrants have an aggregate market value of approximately $556,928, based on the closing price of the PERAC Public Warrants of $0.0661 on Nasdaq on March 18, 2024;

•        even if the trading price of the Holdco Ordinary Shares following the consummation of the Business Combination was as low as $1.28 per share, the aggregate market value of the Holdco Ordinary Shares issued in exchange for the PERAC Founders Shares alone (without taking into account the value of the Holdco Founders Warrants received upon conversion of the PERAC Founders Warrants) would be approximately equal to the initial investment in PERAC by the PERAC Initial Shareholders. As a result, if the Business Combination is completed, the PERAC Initial Shareholders are likely to be able to make a substantial profit on their investment in PERAC even at a time when the Holdco Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and PERAC does not consummate an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, the PERAC Initial Shareholders will lose their entire investment in PERAC (except as to any liquidating distributions to which they may be entitled as holders of PERAC Public Shares);

•        a total of eleven Anchor Investors purchased units in the IPO, and in connection therewith, (i) the Original Anchor Investors subscribed for interests in the Sponsor representing an aggregate of 1,379,850 PERAC Founders Shares and certain of the PERAC Founders Warrants held by the Sponsor, which interests may be subject to forfeiture or repurchase in connection with the transfer or redemption of PERAC Public Shares acquired by the Original Anchor Investors at the time of the IPO, and (ii) the Additional Anchor Investors purchased an aggregate of 1,171,717 PERAC Founders Shares from the Sponsor, in each case at prices similar to those paid by the Sponsor for the PERAC Founders Shares and PERAC Founders Warrants, as applicable. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in PERAC, even at a time when the Holdco Ordinary Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal and the other proposals described in this proxy statement/prospectus than other PERAC Public Shareholders and an incentive to vote any PERAC Public Shares they own in favor of such proposals. However, PERAC is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal or the other proposals described in this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to PERAC, or a prospective target business with which PERAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•        the PERAC Articles specify certain rights of directors and officers to be indemnified by PERAC, and of PERAC’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, which rights will continue after PERAC’s initial business combination. If an initial business combination is not approved and PERAC liquidates, PERAC will not be able to perform its obligations to its directors and officers under those provisions;

•        none of PERAC’s directors or officers has received any cash compensation for services rendered to PERAC;

•        the Sponsor and PERAC’s directors and officers, or any of their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred in connection with activities on PERAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated;

•        on October 25, 2023, PERAC issued an unsecured promissory note to the Sponsor, whereby the Sponsor has agreed to loan up to $500,000 to PERAC for working capital needs. Additionally, on January 26, 2024, PERAC issued an unsecured promissory note to Srinath Narayanan (PERAC’s President and Chief Executive Officer), whereby Mr. Narayanan has agreed to loan up to $375,000 to PERAC for working capital needs. Each loan accrues no interest on the unpaid principal balance and is due on the earlier of (i) the date on which PERAC consummates an initial business combination and (ii) the date that PERAC’s winding up is effective. As of the date of this proxy statement/prospectus, PERAC had an aggregate outstanding balance of $850,000 under such notes. The Sponsor and Mr. Narayanan will not have any claim against the Trust Account with respect to such loans and, accordingly, PERAC may not be able to repay such loans if it does not complete an initial business combination.

•        PERAC has an agreement to pay EWI Capital, which is an affiliate of Mr. Narayanan and a member of the Sponsor, a monthly fee of $30,000 for office space and administrative support until the earlier of the completion of PERAC’s initial business combination or liquidation, certain of which fees have accrued but not yet been paid. If an initial business combination is not approved and PERAC liquidates, EWI Capital may not receive payment in full under such agreement;

•        the potential continuation of one or more of PERAC’s directors or officers as directors or officers of the Combined Company following the consummation of the Business Combination; and

•        the anticipated continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence PERAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section above entitled “— PERAC Board’s Reasons for the Approval of the Business Combination.”

Certain Engagements in Connection with the Business Combination and Related Transactions

As described above under “— Fairness Opinion of Northland,” PERAC retained Northland to provide an independent fairness opinion to the PERAC Board. As compensation for Northland’s services in connection with the rendering of its opinion to the PERAC Board, PERAC agreed to pay Northland a fee of $725,000, $50,000 of which was paid upon delivery of the fairness opinion and the balance of which is payable upon consummation of the Business Combination. In addition, PERAC agreed to reimburse certain of Northland’s expenses arising out of such engagement. No portion of Northland’s fee is refundable or contingent upon the conclusion reached in its opinion.

As described above under “— Background of the Business Combination,” Piper is serving as financial advisor to PERAC in connection with the Business Combination, and Cohen is serving as capital markets advisor to PERAC in connection with the Business Combination and as a placement agent in connection with the PIPE Financing.

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181. See “— IPO Underwriters’ Waivers” above.

Pursuant to financial advisory agreements entered into at the time of the IPO as disclosed in the IPO Prospectus, PERAC will pay J. Wood Capital Advisors LLC and Private D Capital Group Corp fees of approximately $1,200,184 and $1,107,862, respectively, upon consummation of PERAC’s initial business combination.

Potential Actions to Secure Requisite Shareholder Approvals

Subject to applicable securities laws, the Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of PERAC Public Shares or PERAC Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase PERAC Public Shares or PERAC Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of PERAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or PERAC’s directors, officers, advisors or their affiliates purchase PERAC Public Shares in privately negotiated transactions from PERAC Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem such shares.

Any such privately negotiated purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following: (a) such purchases would only be effected at purchase prices that are equal to or below the redemption price of the PERAC Public Shares in connection with the Business Combination, (b) no such shares would be voted in favor of the Business Combination and (c) no exercise of Redemption Rights would be made by the purchasers with respect to such shares.

PERAC would disclose in a Current Report on Form 8-K prior to the Extraordinary General Meeting (i) the number of PERAC Public Shares purchased outside of the redemption offer, along with the purchase price(s) for such PERAC Public Shares, (ii) the purpose of any such purchases, (iii) the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved, (iv) the identities of the securityholders who sold to the Sponsor or PERAC’s directors, officers, advisors or their affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., five percent security holders) who sold such PERAC Public Shares and (v) the number of PERAC Public Shares for which PERAC has received redemption requests pursuant to the redemption offer. Further, any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

The purpose of any such purchases of shares would be to increase the likelihood of obtaining shareholder approval of the Business Combination or otherwise limiting the number of PERAC Public Shares electing to redeem. The purpose of any such purchases of warrants could be to reduce the number of public warrants outstanding. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Business Combination. In addition, if such purchases are made, the public “float” of PERAC’s securities (or Holdco’s securities) and the number of beneficial holders of PERAC’s securities (or Holdco’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of PERAC’s securities (or Holdco’s securities) on a national securities exchange.

The Sponsor or PERAC’s directors, officers, advisors or their affiliates anticipate that they may identify the shareholders with whom such persons may pursue privately negotiated purchases by either the shareholders contacting PERAC directly or by PERAC’s receipt of redemption requests submitted in connection with the Business Combination. To the extent that the Sponsor or PERAC’s directors, officers, advisors or their affiliates enter into such a private purchase, such persons would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or to vote against the Business Combination. The Sponsor or PERAC’s directors, officers, advisors or their affiliates would only make such purchases that comply with Regulation M under the Exchange Act and other applicable federal securities laws.

Any such purchases by the Sponsor or PERAC’s directors, officers, advisors or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor or PERAC’s directors, officers, advisors or their affiliates would not make such purchases that would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Regulatory Approvals Required for the Business Combination

Holdco, Heramba and PERAC are not aware of any regulatory approvals in the United States, Cayman Islands, Ireland or elsewhere required for the consummation of the Business Combination, other than the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part and those related to the Plan of Merger. Listing of Holdco Ordinary Shares and Holdco Public Warrants will be subject to the approval of Nasdaq, as set forth below under “— Listing of Securities”.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. As of the date of execution of the Business Combination Agreement, the parties concluded that the Business Combination is not subject to the expiration or earlier termination of any waiting period under the HSR Act. However, additional pre-Closing regulatory approvals, including pursuant to the HSR Act, are subject to further review based on the identity, ownership percentage and governance rights (if any) of new investors in Holdco prior Closing.

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Listing of Securities

Holdco has applied to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the symbols “PITA” and “PITAW,” respectively, in connection with the Closing. There can be no assurance that the Holdco Ordinary Shares or Holdco Public Warrants will be approved for listing on Nasdaq.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC would be expected to be treated as the “acquired” company for financial reporting purposes, and Heramba will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Heramba’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

•        Heramba’s operations will substantially comprise the ongoing operations of the combined company;

•        Heramba is the larger entity in terms of substantive operations and employee base; and

•        Heramba’s senior management will comprise the senior management of the combined company.

Vote Required for Approval

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Business Combination Proposal and will have no effect on the outcome of the vote on the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. On the record date, the PERAC Initial Shareholders and PERAC’s directors and officers and their affiliates collectively beneficially owned an aggregate of 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Anchor

Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “— Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be voted upon in respect of the Business Combination Proposal is as follows:

“RESOLVED, as an ordinary resolution, that PERAC’s entry into the Business Combination Agreement, dated as of October 2, 2023 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among PERAC, Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland (“Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland, and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of Germany, and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination”), be confirmed, ratified, approved and adopted in all respects, subject to the approval, by way of special resolution, of the Merger Proposal.”

Recommendation of the PERAC Board

THE PERAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

PERAC is asking its shareholders to approve and adopt the Plan of Merger and the consummation of the Merger.

PERAC shareholders are urged to read carefully the Plan of Merger in its entirety before voting on the Merger Proposal. A form of the Plan of Merger is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information and a summary of certain terms of the Merger.

Vote Required for Approval

Approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Merger Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Merger Proposal and will have no effect on the outcome of the vote on the Merger Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. On the record date, the PERAC Initial Shareholders and PERAC’s directors and officers and their affiliates collectively beneficially owned an aggregate of 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be voted upon in respect of the Merger Proposal is as follows:

“RESOLVED, as a special resolution, that, subject to the approval, by way of ordinary resolution, of the Business Combination Proposal:

(a)     the plan of merger (the “Plan of Merger”) between PERAC and Merger Sub, in the form attached as Annex D to PERAC’s proxy statement/prospectus dated March 19, 2024, pursuant to which Merger Sub will merge with and into PERAC, with PERAC being the surviving company (the “Surviving Company”) in such merger (the “Merger”) and becoming a direct, wholly owned subsidiary of Holdco, and all the undertaking, property and liabilities of Merger Sub will vest in PERAC by virtue of such Merger pursuant to the Companies Act (As Revised) of the Cayman Islands, be approved and adopted in all respects;

(b)    PERAC be authorized to enter into the Plan of Merger; and

(c)     the Plan of Merger be executed by any one director on behalf of PERAC and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.”

Recommendation of the PERAC Board

THE PERAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY GOVERNANCE PROPOSALS

Overview

PERAC is asking its shareholders to vote, on a non-binding advisory basis, on four separate proposals relating to certain material changes between the PERAC Articles and the Holdco Articles, which are being presented in accordance with SEC guidance and to give PERAC shareholders the opportunity to present their separate views on important corporate governance procedures.

In the judgment of the PERAC Board, these provisions are necessary to adequately address the needs of Holdco following the Business Combination. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal. PERAC shareholders are encouraged to carefully review the terms of the Holdco Articles, the form of which is attached to this proxy statement/prospectus as Annex B.

The following table sets forth a summary of the principal proposed changes to be made between the PERAC Articles and the Holdco Articles. This summary is qualified by reference to the complete text of the Holdco Articles attached to this proxy statement/prospectus as Annex B. Upon completion of the Business Combination, PERAC shareholders will no longer be shareholders of PERAC but will instead be Holdco shareholders. There will be important differences between your current rights as a PERAC shareholder and your rights as a Holdco shareholder. See “Comparison of the Rights of Holders of PERAC Ordinary Shares and Holdco Ordinary Shares” for a further discussion of the different rights associated with the shares of PERAC and Holdco.

	PERAC Articles	Holdco Articles
Authorized Share Capital

The authorized share capital of PERAC consists of 220,000,000 PERAC Ordinary Shares, including 200,000,000 PERAC Class A Ordinary Shares of a par value of US$0.0001 each and 20,000,000 PERAC Class B Ordinary Shares of a par value of US$0.0001 each, and 1,000,000 Preference Shares of a par value of US$0.0001 each.

The authorised share capital of Holdco will be: €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value).

Advance Notice of Shareholder Nominations for the Election of Directors	Not applicable.

The Holdco Articles provide that, in the case of a resolution proposed to be moved at an annual general meeting to nominate a person for appointment or re-appointment as a director, the nominating Holdco Shareholder(s) (being the holders of not less than 10% of the paid-up share capital of Holdco carrying voting rights) must deliver a request in writing to the secretary of Holdco at its registered office not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Holdco Articles).

	PERAC Articles	Holdco Articles

The request shall set forth, amongst other requirements, all information related to the proposed nominee for director that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Forum Selection	Not applicable.

The Holdco Articles provide that, subject to the provision for the resolution of complaints asserting a cause of action under the Exchange Act or the Securities Act (as set out below), the courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (i) any derivative claim in respect of a cause of action vested in Holdco or seeking relief on behalf of Holdco, (ii) any action asserting a claim or breach of a fiduciary or other duty owed by any director, officer or other employee of Holdco to Holdco or Holdco Shareholders or (iii) any action asserting a claim against Holdco or any director, officer or other employee of Holdco arising under the laws of Ireland or pursuant to any provision of the Holdco Articles.

The Holdco Articles further provide that unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

Other Matters

Provisions are included relating to PERAC’s status as a special purpose acquisition company, including with respect to Redemption Rights, the required time period in which PERAC must consummate an initial business combination and other related matters.

Not applicable.

Advisory Governance Proposals

You are being asked to consider and vote upon, on a non-binding advisory basis, four separate governance proposals relating to the following material changes between the PERAC Articles and the Holdco Articles:

(A)    Proposal No. 3A — a proposal to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(B)    Proposal No. 3B — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco Board;

(C)    Proposal No. 3C — a proposal to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters;

(D)    Proposal No. 3D — a proposal to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

Vote Required for Approval

Approval of each of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PERAC, Heramba, Holdco or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, PERAC, Heramba and Holdco intend that the Holdco Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Merger Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of each such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. On the record date, the PERAC Initial Shareholders and PERAC’s directors and officers and their affiliates collectively beneficially owned an aggregate of 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Resolution to Be Voted Upon

The full text of the resolution to be voted upon in respect of the Advisory Governance Proposals is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to approve each of the following proposals:

(A)    Proposal No. 3A — to establish the authorized capital of Holdco to consist of €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value);

(B)    Proposal No. 3B — to include an advance notice provision that requires a nominating shareholder to provide notice to Holdco in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the Holdco Board;

(C)    Proposal No. 3C — to include a forum selection provision whereby, subject to limited exceptions, the courts of Ireland will be the sole and exclusive forum for certain shareholder litigation matters;

(D)    Proposal No. 3D — to remove provisions relating to PERAC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.”

Recommendation of the Board

THE PERAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if approved, will direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to PERAC’s shareholders in the event that, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived. In no event will the PERAC Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the PERAC Articles and applicable law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by PERAC’s shareholders, the chairman of the Extraordinary General Meeting may not be able to exercise his or her ability to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, under the circumstances described above.

Vote Required for Approval

Approval of the Adjournment Proposal, if presented, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Adjournment Proposal and will have no effect on the outcome of the vote on the Adjournment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal and the Merger Proposal. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the adoption of such other proposal. Each of the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

The Sponsor and PERAC’s directors and officers are expected to vote any PERAC Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus. On the record date, the PERAC Initial Shareholders and PERAC’s directors and officers and their affiliates collectively beneficially owned an aggregate of 6,594,415 PERAC Founders Shares, representing approximately 37.7% of the issued and outstanding PERAC Ordinary Shares, of which 1,171,717 PERAC Founders Shares, or approximately 6.7% of the issued and outstanding PERAC Ordinary Shares, are held directly by the Additional Anchor Investors. Such Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

When you consider the recommendation of the PERAC Board to vote in favor of approval of the proposals described in this proxy statement/prospectus, you should keep in mind that the PERAC Initial Shareholders and certain of PERAC’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of PERAC Initial Shareholders, Directors and Officers in the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be voted upon in respect of the Adjournment Proposal is as follows:

“RESOLVED, as an ordinary resolution, to direct the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.”

Recommendation of the PERAC Board

THE PERAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of PERAC, Kiepe Electric Group and Heramba, adjusted to give effect to the Business Combination and related transactions.

Heramba Merger Corp. and Heramba Electric plc were incorporated for the sole purpose of effectuating the Transactions. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of June 30, 2023 combines the historical unaudited consolidated statement of financial position of Heramba as of June 30, 2023, the historical unaudited combined statement of financial position of Kiepe Electric Group as of June 30, 2023, and the historical unaudited balance sheet of PERAC as of June 30, 2023, giving pro forma effect to the Business Combination and the Kiepe Acquisition as if they had occurred as of June 30, 2023.

The following unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2023 combines the historical unaudited consolidated statement of profit or loss of Heramba for the six months ended June 30, 2023, the historical unaudited combined statement of profit or loss of Kiepe Electric Group for the six months ended June 30, 2023, and the historical unaudited statement of operations of PERAC for the six months ended June 30, 2023 on a pro forma basis as if the Business Combination and the Kiepe Acquisition had occurred on January 1, 2022, the beginning of the earliest periods presented.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 includes the historical audited statement of profit or loss of Heramba for the period from September 1, 2022 (inception) through December 31, 2022, the historical audited combined statement of profit or loss of Kiepe Electric Group for the year ended December 31, 2022, and the historical audited statement of operations of PERAC for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and the Kiepe Acquisition had occurred on January 1, 2022, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2023, has been derived from:

•        the historical unaudited financial statements of PERAC as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•        the historical unaudited consolidated financial statements of Heramba as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical unaudited combined financial statements of Kiepe Electric Group as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2023, has been derived from:

•        the historical unaudited financial statements of PERAC for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•        the historical unaudited consolidated financial statements of Heramba for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical unaudited combined financial statements of Kiepe Electric Group for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022, has been derived from:

•        the historical audited financial statements of PERAC for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Heramba for the period from September 11, 2022 (inception) through December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical audited combined financial statements of Kiepe Electric Group for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Heramba, Kiepe Electric Group and PERAC have elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Heramba, Kiepe Electric Group, and PERAC included in this proxy statement/prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heramba,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kiepe Electric Group,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PERAC” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Kiepe Acquisition

On July 25 and 26, 2023, Heramba and Heramba Holdings entered into the Share Purchase Agreement with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH (“KB GmbH”) and Knorr-Brake Holding Corporation (“KB US” and, together with KB GmbH, “KB Sellers”), and on January 31, 2024, Heramba, Heramba Holdings, KB GmbH and KB US entered into the SPA Amendment to the Share Purchase Agreement (as amended, the “SPA”).

On February 6, 2024, KB GmbH, as sole shareholder of Kiepe Electric GmbH (“KE DE”), sold and transferred 85% of the equity interests in KE DE, as well as certain receivables and shareholder loans, to Heramba, and KB US, as the sole member of Kiepe Electric LLC (“KE US”), sold and transferred all ownership interests in KE US, as well as certain receivables, to Heramba Holdings (the “Kiepe Acquisition”). KE DE and KE US are collectively referred to herein as “Target Companies.” KB GmbH revised and updated the articles of association and the shareholders list of KE DE such that the share capital of KE DE is divided into two shares, one share having a nominal amount of EUR 850,000 (“KE DE Share 1”) and one share having a nominal amount of EUR 150,000 (“KE DE Share 2”).

The aggregate preliminary purchase price for the sale and transfer of the KE DE Share 1 and the KE US interests was EUR 4,800,000, calculated in accordance with the terms of the SPA (which such purchase price is subject to customary adjustments based on a customary closing accounts mechanism).

Heramba has the option, but is not required, to purchase all, but not less than all, of the KE DE Share 2 from KB GmbH (the “Call Option”) at any time prior to December 31, 2025 against payment of EUR 5,000,000 (the “Option Purchase Price”). KB GmbH has the option, but shall not be required, to sell all, but not less than all, of the KE DE Share 2 to Heramba (the “Put Option”) at any time between January 1, 2025 and November 30, 2025 against payment of the Option Purchase Price.

In addition to the above purchase price, an amount of EUR 15,000,000 shall be paid by Heramba and Heramba Holdings to KB Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2023 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2024 (the “2nd Purchase Price”), if the audited 2023 revenues of the Target Companies equals or exceeds EUR 141,903,100.

In addition to the above purchase price and the 2nd Purchase Price, an amount of up to EUR 9,500,000 shall be paid by Heramba and Heramba Holdings to KB Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2024 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2025 (the “3rd Purchase Price”), if the audited 2024 revenues of the Target Companies equals or exceeds certain thresholds. The 3rd Purchase Price shall be EUR 9,500,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 190,961,200 and the 3rd Purchase Price shall be EUR 7,000,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 164,916,680 but is less than EUR 190,961,200.

In connection with the completion of a project relating to the design, construction, delivery and commissioning of a certain number of vehicles (the “WSW Project”), Heramba may, under certain circumstances, be obligated to pay to KB GmbH, as additional purchase price, an amount of up to EUR 5,000,000 (the “WSW Earn-out”).

In addition to the above purchase price, the 2nd Purchase Price, the 3rd Purchase Price and the WSW Earn-out, an amount of EUR 5,000,000 (the “Additional Purchase Price”) shall be paid by Heramba and Heramba Holdings to KB Sellers on the later of the date of the completion of the WSW Project and March 30, 2026.

Following consummation of the Business Combination, Heramba and Heramba Holdings have the option, under certain conditions, to pay KB Sellers the 3rd Purchase Price and Optional Purchase Price, as applicable, in Holdco Ordinary Shares (such shares, the “Stock Consideration Shares”). The number of Holdco Ordinary Shares to be issued will be equal to the quotient of the 3rd Purchase Price or Optional Purchase Price, as applicable, divided by the twenty-day volume weighted average price of the Holdco Ordinary Shares on Nasdaq immediately prior to such payment.

Heramba intends to account for the acquisition of the KE DE Share 1 pursuant to International Financial Reporting Standards 3, Business Combinations, (“IFRS 3”) as the accounting acquirer using the acquisition method of accounting as KE DE does meet the definition of a business. Each identifiable asset and liability will be measured at its acquisition-date fair value. Non-controlling interest relating to KB GmbH’s 15% ownership will be measured at fair value.

Heramba Holdings intends to account for the acquisition of the KE US interests pursuant to IFRS 3 as the accounting acquirer using the acquisition method of accounting as KE US does meet the definition of a business. Each identifiable asset and liability will be measured at its acquisition-date fair value.

Business Combination

On October 2, 2023, PERAC, Holdco, Merger Sub, Seller and Heramba entered into the Business Combination Agreement, which provides for a proposed business combination through a series of related transactions, as described in more detail below.

The Business Combination Agreement provides for, among other things, the following transactions:

i.       immediately prior to the Effective Time, (1) each issued and outstanding PERAC Unit will be automatically separated into its component securities and (2) the sole issued and outstanding PERAC Class B Ordinary Share will be automatically converted into one PERAC Class A Ordinary Share;

ii.      at the Effective Time, PERAC and Merger Sub will enter into a Plan of Merger, pursuant to which Merger Sub will merge with and into PERAC, with PERAC being the Surviving Company in such merger and becoming a direct, wholly owned subsidiary of Holdco;

iii.     at the Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, will include the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Class B Conversion) will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, (b) each PERAC Public Warrant will remain outstanding but will be automatically adjusted to become one Holdco Public Warrant, (c) each PERAC Founders Warrant will remain outstanding but will be automatically adjusted to become one Holdco Founders Warrant, (d) each Redeeming PERAC Share issued and outstanding immediately prior to the Effective Time will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata portion of the Trust

Account pursuant to PERAC’s amended and restated memorandum and articles of association, as amended, (e) each Dissenting PERAC Share issued and outstanding immediately prior to the Effective Time held by a Dissenting PERAC Shareholder will be automatically cancelled and cease to exist and will thereafter represent only the right to be paid the fair value of such Dissenting PERAC Share and such other rights as are granted by the Cayman Islands Companies Act, and (f) each ordinary share of Merger Sub issued and outstanding at the Effective Time will be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company; and

iv.      immediately following the Effective Time, pursuant to a transfer agreement to be entered into by and between Seller and Holdco, Seller will transfer as a contribution to Holdco, and Holdco will assume from Seller, the shares in Heramba, all of which are held by Seller, in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller.

Other Agreements

Non-Redemption Agreement

On July 25, 2023, PERAC entered into the Non-Redemption Agreements with one or more unaffiliated third parties in exchange for them each agreeing not to redeem an aggregate of 760,000 Public Shares in connection with certain proposals considered and voted upon at the Extraordinary General Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such investor 138,000 Holdco Ordinary Shares at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with unaffiliated third parties on the same or similar terms reflecting the above ratio of non-redeemed Class A Ordinary Shares to Holdco Ordinary Shares. Pursuant to all such Non-Redemption Agreements, PERAC has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 Holdco Ordinary Shares.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC would be expected to be treated as the “acquired” company for financial reporting purposes, and Heramba will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Heramba’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

•        Heramba’s operations will substantially comprise the ongoing operations of the combined company;

•        Heramba is the larger entity in terms of substantive operations and employee base; and

•        Heramba’s senior management will comprise the senior management of the combined company.

Another determining factor was that PERAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of PERAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to PERAC over the fair value of PERAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

PERAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of PERAC Public Shares into cash as more fully described below:

•        Assuming the Minimum Redemption Scenario:    This presentation assumes that, after the redemptions of 15,498,302 PERAC Class A Ordinary Shares at approximately €9.56 per share in August 2023 (the “August Redemptions”), no other public shareholders exercise their rights to redeem any of their PERAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account after the August Redemptions as of Closing is available for the Business Combination.

•        Assuming the Maximum Redemption Scenario:    This presentation assumes that, after the August Redemptions, PERAC public shareholders holding 10,879,358 PERAC Class A Ordinary Shares will exercise their redemption rights for €102.9 million upon consummation of the Business Combination at a redemption price of approximately €9.46 per share. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Ownership

The following table sets out share ownership of Holdco on a pro forma basis assuming the Minimum Redemption Scenario and the Maximum Redemption Scenario:

	Minimum Redemption Scenario	Maximum Redemption Scenario
Heramba Shareholders	36,700,000	36,700,000
PERAC Public Shareholders(1)(2)	12,524,954	1,645,596
PERAC Initial Shareholders(3)	6,594,415	6,594,415
Total	55,819,369	44,940,011

____________

(1)      The shares held by PERAC Public Shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non-Redemption Agreements.

(2)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(3)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2023 and the unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2023 and for the year ended December 31, 2022 are based on (i) the audited and unaudited consolidated financial statements of Heramba for the six months ended June 30, 2023 and for the period from September 1, 2022 (inception) through December 31, 2022, (ii) the audited and unaudited combined financial statements of Kiepe Electric Group for the six months ended June 30, 2023 and for the year ended December 31, 2022, and (iii) the audited and unaudited financial statements of PERAC for the six months ended June 30, 2023 and for the year ended December 31, 2022. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2023(1)
(In Euros and in thousands)

	Historical							Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Intangible assets, net	€—	€12,521	€(6,836)	€5,685	€5,685	€—	€—	€—		€5,685	€—		€5,685
Goodwill	—	4,321	(3,676)	645	645	—	—	—		645	—		645
Property, plant and equipment, net	—	23,587	(1,173)	22,414	22,414	—	—	—		22,414	—		22,414
Financial assets	—	129	—	129	129	—	—	—		129	—		129
Deferred tax assets	—	839	—	839	839	—	—	—		839	—		839
Investments held in trust account	—	—	—	—	—	251,177	—	(148,150)	B	—	—		—
								(103,027)	D
Non-current assets	—	41,397	(11,685)	29,712	29,712	251,177	—	(251,177)		29,712	—		29,712
Inventories, net	—	48,283	(7,242)	41,041	41,041	—	—	—		41,041	—		41,041
Prepaid expenses and other current assets	—	—	—	—	—	101	—	—		101	—		101
Trade receivables, net	—	43,209	(2,145)	41,064	41,064	—	—	—		41,064	—		41,064
Other financial assets	—	2,051	—	2,051	2,051	—	—	—		2,051	—		2,051
Other assets	—	3,729	—	3,729	3,729	—	—	—		3,729	—		3,729
Contract assets	—	25,467	—	25,467	25,467	—	—	—		25,467	—		25,467
Receivables from related parties	—	32,904	—	32,904	32,904	—	—	—		32,904	—		32,904
Cash and cash equivalents	4,691	7,928	(4,894)	3,034	7,725	82	—	103,027	D	96,267	(88,542)	F	7,725
								(14,567)	E
Current assets	4,691	163,571	(14,281)	149,290	153,981	183	—	88,460		242,624	(88,542)		154,082
Total assets	€4,691	€204,968	€(25,966)	€179,002	€183,693	€251,360	€—	€(162,717)		€272,336	€(88,542)		€183,794

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION — (Continued)
AS OF JUNE 30, 2023(1)
(In Euros and in thousands)

	Historical							Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies
PERAC Class A ordinary shares subject to possible redemption	€—	€—	€—	€—	€—	€251,085	€(251,085)	€—		€—	€—		€—
EQUITY
PERAC Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—	—	—		—	—		—
PERAC Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 26,377,660 shares subject to possible redemption)	—	—	—	—	—	—	—	1	C	—	(1)	F	—
								1	F		1	H
								(2)	H
Irish Holdco ordinary shares, €0.0001 nominal value	—	—	—	—	—	—	—	17,474	H	55,820	(10,880)	H	44,940
								36,700	I
								1,646	J
PERAC Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,594,415 shares issued and outstanding	—	—	—	—	—	1	—	(1)	C	—	—	H	—
								—	H
Heramba subscribed capital	25	—	—	—	25	—	—	(25)	I	—	—		—
Net investment attributable to Parent	—	56,593	(56,593)	—	—	—	—	—		—	—		—
Share premium	—	—	—	—	—	—	—	(5,631)	E	126,144	(102,934)	F	30,293
								102,934	F		10,879	H
								1,458	G		(3,796)	L
								(17,472)	H
								(36,675)	I
								(1,646)	J
								(11,852)	K
								95,028	L
Accumulated losses	(733)	—	—	—	(733)	(4,090)	—	(7,762)	E	(95,761)	3,796	L	(91,965)
								11,852	K
								(95,028)	L
Non-controlling interest	—	—	3,672	3,672	3,672	—	—	—		3,672	—		3,672
Other comprehensive income	—	1,924	(1,924)	—	—	—	—	—		—	—		—
Total Equity (Deficit)	(708)	58,517	(54,845)	3,672	2,964	(4,089)	—	91,000		89,875	(102,935)		(13,060)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION — (Continued)
AS OF JUNE 30, 2023(1)
(In Euros and in thousands)

	Historical							Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES
Warrant liabilities	—	—	—	—	—	1,390	—	—		1,390	—		1,390
Derivative liability – forward purchase agreement	—	—	—	—	—	1,458	—	(1,458)	G	—	—		—
PERAC Class A ordinary shares subject to possible redemption	—	—	—	—	—	—	251,085	(148,150)	B	—	—		—
								(102,935)	F
Provisions for pensions	—	3,633	—	3,633	3,633	—	—	—		3,633	—		3,633
Provisions for other employee benefits	—	885	—	885	885	—	—	—		885	—		885
Other provisions	—	14,737	—	14,737	14,737	—	—	—		14,737	—		14,737
Acquisition liabilities at fair value	—	—	28,879	28,879	28,879	—	—	—		28,879	—		28,879
Financial liabilities	—	1,754	—	1,754	1,754	—	—	—		1,754	—		1,754
Other liabilities	—	282	—	282	282	—	—	—		282	—		282
Deferred tax liabilities	—	676	—	676	676	—	—	—		676	—		676
Non-current liabilities	—	21,967	28,879	50,846	50,846	2,848	251,085	(252,543)		52,236	—		52,236
Accounts payable	—	14,849	—	14,849	14,849	665	—	(1,174)	E	14,340	14,393	F	28,733
Accrued expenses	731	—	—	—	731	654	—	—		1,385	—		1,385
Accrued expenses – related party	—	—	—	—	—	197	—	—		197	—		197
Promissory note	4,668	—	—	—	4,668	—	—	—		4,668	—		4,668
Other provisions	—	26,093	—	26,093	26,093	—	—	—		26,093	—		26,093
Financial liabilities	—	1,092	—	1,092	1,092	—	—	—		1,092	—		1,092
Other liabilities	—	8,696	—	8,696	8,696	—	—	—		8,696	—		8,696
Contract liabilities	—	68,940	—	68,940	68,940	—	—	—		68,940	—		68,940
Liabilities to related parties	—	4,569	—	4,569	4,569	—	—	—		4,569	—		4,569
Income tax liabilities	—	245	—	245	245	—	—	—		245	—		245
Current liabilities	5,399	124,484	—	124,484	129,883	1,516	—	(1,174)		130,225	14,393		144,618
Total liabilities	5,399	146,451	28,879	175,330	180,729	4,364	251,085	(253,717)		182,461	14,393		196,854
Total equity and liabilities	€4,691	€204,968	€(25,966)	€179,002	€183,693	€251,360	€—	€(162,717)		€272,336	€(88,542)		€183,794

____________

(1)      The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 combines the historical unaudited consolidated statement of financial position of Heramba as of June 30, 2023, the historical unaudited combined statement of financial position of Kiepe Electric Group as of June 30, 2023, and the historical unaudited balance sheet of PERAC as of June 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2023(1)
(In Euros and in thousands, except share and per share amounts)

	Historical							Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	—	67,605	—	67,605	67,605	—	—	—		67,605	—	67,605
Other operating expenses	(669)	(13,406)	—	(13,406)	(14,075)	—	(1,474)	167	CC	(15,382)	—	(15,382)
Change in inventory of finished and unfinished goods	—	(2,233)	—	(2,233)	(2,233)	—	—	—		(2,233)	—	(2,233)
Own work capitalized	—	1,630	—	1,630	1,630	—	—	—		1,630	—	1,630
Other operating income	—	1,265	—	1,265	1,265	—	—	—		1,265	—	1,265
Cost of materials	—	(24,373)	—	(24,373)	(24,373)	—	—	—		(24,373)	—	(24,373)
Personnel expenses	—	(27,479)	—	(27,479)	(27,479)	—	—	—		(27,479)	—	(27,479)
Depreciation, amortization and impairment	—	(1,860)	(293)	(2,153)	(2,153)	—	—	—		(2,153)	—	(2,153)
Formation and operating costs	—	—	—	—	—	(1,474)	1,474	—		—	—	—
Operating profit (loss)	(669)	1,149	(293)	856	187	(1,474)	—	167		(1,120)	—	(1,120)
Interest income	—	560	—	560	560	—	—	—		560	—	560
Interest expenses	(64)	(572)	—	(572)	(636)	—	—	—		(636)	—	(636)
Other financial result	—	63	—	63	63	—	—	—		63	—	63
Loss on change in fair value of derivative liability – forward purchase agreement	—	—	—	—	—	(1,173)	—	1,173	EE	—	—	—
Loss on change in fair value of warrant liabilities	—	—	—	—	—	(600)	—	—		(600)	—	(600)
Gain on waiver of deferred underwriting commissions by underwriter	—	—	—	—	—	423	—	—		423	—	423
Interest and dividend income on investments held in Trust Account	—	—	—	—	—	5,518	—	(5,518)	BB	—	—	—
Profit (loss) before taxes	(733)	1,200	(293)	907	174	2,694	—	(4,178)		(1,310)	—	(1,310)
Income tax expense	—	(52)	—	(52)	(52)	—	—	—		(52)	—	(52)
Profit (loss)	€(733)	€1,148	€(293)	€855	€122	€2,694	€—	€(4,178)		€(1,362)	€—	€(1,362)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS — (Continued)
FOR THE SIX MONTHS ENDED JUNE 30, 2023(1)
(In Euros and in thousands, except share and per share amounts)

	Historical								Scenario 1: Minimum Redemption Scenario		Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)		PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Non-controlling interest					(128)	DD				(128)		(128)

Net loss attributable to the Combined Company					€(6)					(1,490)		(1,490)

Loss per share, basic and diluted	€(29.33)

Basic and diluted net income per share, Class B ordinary shares							€0.08

Pro forma weighted average number of shares outstanding – basic and diluted										55,819,369		44,940,011

Pro forma loss per share – basic and diluted										(0.02)		(0.03)

____________

(1)      The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2023 combines the historical unaudited consolidated statement of profit or loss of Heramba for the six months ended June 30, 2023, the historical unaudited combined statement of profit or loss of Kiepe Electric Group for the six months ended June 30, 2023, and the historical unaudited statement of operations of PERAC for the six months ended June 30, 2023.

(2)      Please refer to Note 7 — Net Loss per Share for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2022(1)
(In Euros and in thousands, except share and per share amounts)

	Historical							Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€—	€119,788	€—	€119,788	€119,788	€—	€—	€—		€119,788	€—		€119,788
Other operating expenses	—	(24,381)	—	(24,381)	(24,381)	—	(1,698)	342	CC	(120,765)	3,796	FF	(116,969)
								(95,028)	FF
Change in inventory of finished and unfinished goods	—	(4,377)	—	(4,377)	(4,377)	—	—	—		(4,377)	—		(4,377)
Own work capitalized	—	3,468	—	3,468	3,468	—	—	—		3,468	—		3,468
Other operating income	—	3,534	—	3,534	3,534	—	—	—		3,534	—		3,534
Cost of materials	—	(53,650)	—	(53,650)	(53,650)	—	—	—		(53,650)	—		(53,650)
Personnel expenses	—	(57,429)	—	(57,429)	(57,429)	—	—	—		(57,429)	—		(57,429)
Depreciation, amortization and impairment	—	(4,968)	(585)	(5,553)	(5,553)	—	—	—		(5,553)	—		(5,553)
Formation and operating costs	—	—	—	—	—	(1,698)	1,698	—		—	—		—
Operating loss	—	(18,015)	(585)	(18,600)	(18,600)	(1,698)	—	(94,686)		(114,984)	3,796		(111,188)
Interest income	—	150	—	150	150	—	—	—		150	—		150
Interest expenses	—	(1,061)	—	(1,061)	(1,061)	—	—	—		(1,061)	—		(1,061)
Other financial result	—	(37)	—	(37)	(37)	—	—	—		(37)	—		(37)
Gain on change in fair value of derivative liability – forward purchase agreement	—	—	—	—	—	113	—	(113)	EE	—	—		—
Gain on change in fair value of warrant liabilities	—	—	—	—	—	10,689	—	—		10,689	—		10,689
Gain on investments held in Trust Account	—	—	—	—	—	3	—	(3)	BB	—	—		—
Interest and dividend income on investments held in Trust Account	—	—	—	—	—	3,518	—	(3,518)	BB	—	—		—
Profit (loss) before taxes	—	(18,963)	(585)	(19,548)	(19,548)	12,625	—	(98,320)		(105,243)	3,796		(101,447)
Income tax expense	—	(1,095)	—	(1,095)	(1,095)	—	—	—		(1,095)	—		(1,095)
Profit (loss)	€—	€(20,058)	€(585)	€(20,643)	€(20,643)	€12,625	€—	€(98,320)		€(106,338)	€3,796		€(102,542)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2022(1)
(In Euros and in thousands, except share and per share amounts)

	Historical								Scenario 1: Minimum Redemption Scenario		Scenario 2: Maximum Redemption Scenario
	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)		PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Non-controlling interest					3,096	DD				3,096		3,096

Net loss attributable to the Combined Company					€(17,547)					€(103,242)		€(99,446)

Basic and diluted net income per share, Class A ordinary shares							€0.38

Basic and diluted net income per share, Class B ordinary shares							€0.38

Pro forma weighted average number of shares outstanding – basic and diluted										55,819,369		44,940,011

Pro forma loss per share – basic and diluted										€(1.91)		€(2.28)

____________

(1)      The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2022 combines the historical audited statement of profit or loss of Heramba for the period from September 1, 2022 (inception) through December 31, 2022, the historical audited combined statement of profit or loss of Kiepe Electric Group for the year ended December 31, 2022, and the historical audited statement of operations of PERAC for the year ended December 31, 2022.

(2)      Please refer to Note 7 — Net Loss per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

Business Combination

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy statement/prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PERAC will experience. Heramba and PERAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. PERAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

PERAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2. See Note 3 — Accounting for the Business Combination for more details.

Heramba Merger Corp. and Heramba Electric plc were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

The historical financial statements of Heramba and Kiepe Electric Group have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Euro (“EUR” or “€”). The historical financial statements of PERAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Heramba and Kiepe Electric Group. One adjustment required to convert PERAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify PERAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2.

The historical financial statements of PERAC have been translated into and are presented in EUR for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•        at the period end exchange rate as of June 30, 2023 of US$1.00 to EUR€0.918585 for the balance sheet;

•        the average exchange rate for the six months ended June 30, 2023, of US$1.00 to EUR€0.92533 for the statement of operations for the period ending on that date; and

•        the average exchange rate for the year ended December 31, 2022, of US$1.00 to EUR€0.951009 for the statement of operations for the period ending on that date.

PERAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of PERAC Public Shares into cash as more fully described below:

•        Assuming the Minimum Redemption Scenario:    This presentation assumes that, after the redemptions of 15,498,302 PERAC Class A Ordinary Shares at approximately €9.56 per share in August 2023 (the “August Redemptions”), no other public shareholders exercise their rights to redeem any of their PERAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account after the August Redemptions as of Closing is available for the Business Combination.

•        Assuming the Maximum Redemption Scenario:    This presentation assumes that, after the August Redemptions, PERAC public shareholders holding 10,879,358 PERAC Class A Ordinary Shares will exercise their redemption rights for €102.9 million upon consummation of the Business Combination at a redemption price of approximately €9.46 per share. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

After the Business Combination, PERAC’s current Public Shareholders, the Sponsor and current Heramba’s shareholders, under the different redemption scenarios would be expected to own approximately the following percentages of Holdco Ordinary Shares:

Ownership percentage post-Business Combination	Minimum Redemption Scenario		Maximum Redemption Scenario
Heramba Shareholders	36,700,000	65.7%	36,700,000	81.7%
PERAC Public Shareholders(1)(2)	12,524,954	22.4%	1,645,596	3.7%
PERAC Initial Shareholders(3)	6,594,415	11.9%	6,594,415	14.6%
Total shares	55,819,369	100.0%	44,940,011	100.0%

____________

(1)      The shares held by PERAC public shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non-Redemption Agreements.

(2)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(3)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC would be expected to be treated as the “acquired” company for financial reporting purposes, and Heramba will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Heramba’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

•        Heramba’s operations will substantially comprise the ongoing operations of the combined company;

•        Heramba is the larger entity in terms of substantive operations and employee base; and

•        Heramba’s senior management will comprise the senior management of the combined company.

Another determining factor was that PERAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of PERAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to PERAC over the fair value of PERAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of PERAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert PERAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify PERAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require PERAC to redeem the ordinary shares and PERAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align PERAC’s historical financial information in accordance with the presentation of Heramba’s and Kiepe Electric Group’s historical financial information.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of June 30, 2023 are as follows:

A.     Reflects the allocation, on a preliminary basis, of the cost associated with the acquisition of KE DE and KE US under the acquisition method of accounting as though the acquisition occurred on June 30, 2023. The final allocation of the purchase consideration will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed, but in no event later than one year following the completion of the Business Combination. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Combined Company following the Business Combination due to differences in the allocation of the purchase consideration, and/or depreciation and amortization related to some of these assets and liabilities. The preliminary allocation of the purchase price is as follows: (the table below is expressed in euros and in thousands).

Fair value of consideration paid to Seller 1 and Seller 2:
Cash paid at Closing of the share purchase	€4,894
2nd Purchase Price	14,820
3rd Purchase Price	4,288
Less: Call Option	(1,136)
Plus: Put Option	2,235
WSW Earn-out	5,000
Non-controlling interest	3,672
Total consideration	€33,773

Allocated to:
Property, plant and equipment, net	€22,414
Financial assets	129
Deferred tax assets	839
Inventories, net	41,041
Trade receivables, net	41,064
Other financial assets	2,051
Other assets	3,729
Contract assets	25,467
Receivables from related parties	32,904
Cash and cash equivalents	7,928
Provisions for pensions	(3,633)
Provisions for other employee benefits	(885)
Other provisions – non-current	(14,737)
Financial liabilities – non-current	(1,754)
Other liabilities – non-current	(282)
Deferred tax liabilities	(676)
Other provisions – current	(26,093)
Trade payables	(14,849)
Financial liabilities – current	(1,092)
Other liabilities – current	(8,696)
Contract liabilities	(68,940)
Liabilities to related parties	(4,569)
Income tax liabilities	(245)
Net assets acquired	€31,115
Non-controlling interest	€(3,672)
Excess of purchase price over net assets acquired before allocation to identifiable intangible assets and goodwill	€6,330

Management also made the initial determination that all other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. While a final determination of the value of the identifiable intangibles has not been completed, management has made an initial determination that approximately €5.7 million of the excess of the purchase price over the net assets acquired should be allocated to identifiable intangible assets. The unidentified excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill. (The table below is expressed in euros and in thousands).

	Amount	Estimated Useful Life (Years)
Tradename(1)	€1,864	Indefinite
Intellectual property(2)	392	5
Customer base – KE DE(3)	3,133	7
Customer base – KE US(4)	296	5
Intangible assets	5,685
Goodwill	645
	€6,330

____________

(1)      The tradename was valued using a Relief of Royalty Method (“ROR”). The ROR reflects the present value of the royalties that could be earned by licensing the tradename and the cost to realize those revenues and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

(2)      The intellectual property was valued using the ROR Method. The ROR reflects the present value of the royalties that could be earned by licensing the intellectual property after taking into account technological obsolescence and the cost to realize those revenues and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

(3)      These customer relationships were valued using the Multi-Period Excess Earnings Method (“MPEEM”). The MPEEM reflects the present value of the operating cash flows generated by existing customer relationships after taking into account retention of the customers and the cost to realize the revenue and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

B.      Reflects the redemption of 15,498,302 PERAC Class A Ordinary Shares for an aggregate redemption payment of €148.2 million at a redemption price of approximately €9.56 per share in August 2023.

C.     Reflects the exchange of 6,594,414 PERAC Class B Ordinary Shares into the same number of PERAC Class A Ordinary Shares with a par value of $0.0001.

D.     Reflects the liquidation and reclassification of €103.0 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

E.      Represents preliminary estimated transaction costs expected to be incurred by PERAC and Heramba of approximately €8.3 million and €6.3 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the PERAC Transaction Costs, €0.5 million of these fees have been accrued as of the pro forma statement of financial position date. The remaining amount of €7.8 million is reflected as an adjustment to accumulated deficit. The PERAC Transaction Costs exclude any payment of deferred underwriting commission. On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred underwriting commission. Upon the waiver, PERAC reduced the liability by recording a portion of the waiver to accumulated deficit, and a portion as a gain on the waiver, in a manner consistent with the original allocation of the deferred underwriting fee payable. The waiver has already been reflected in PERAC’s historical financial statements as of and for the period ended June 30, 2023, and thus no additional adjustment is needed.

For the Heramba Transaction Costs, €0.7 million of these fees have been accrued as of the pro forma statement of financial position date. The remaining amount of €5.6 million is included as an adjustment to share premium.

F.      The Minimum Redemption Scenario reflects, after the August Redemptions, no other public shareholders exercise their rights to redeem any of their PERAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account after the August Redemptions as of Closing is available for the Business Combination.

The Maximum Redemption Scenario reflects, after the August Redemptions, PERAC public shareholders holding 10,879,358 PERAC Class A Ordinary Shares will exercise their redemption rights for €102.9 million upon consummation of the Business Combination at a redemption price of approximately €9.46 per share. In addition, assuming 100% redemptions, PERAC would not have sufficient funds available to pay for the transaction costs of €16.7 million, which would remain due and payable at the Closing of the Business Combination.

G.     Reflects the cancellation of the Forward Purchase Agreement with EWI in October 2023.

H.     The Minimum Redemption Scenario reflects the exchange of 17,473,772 PERAC Class A Ordinary Shares and 1 PERAC Class B Ordinary Share into the same number of Holdco Ordinary Shares with a nominal value of €0.0001.

The Maximum Redemption Scenario reflects the exchange of 6,594,414 PERAC Class A Ordinary Shares and 1 PERAC Class B Ordinary Share into the same number of Holdco Ordinary Shares with a nominal value of €0.0001.

I.       Reflects the issuance of 36,700,000 Holdco Ordinary Shares to current shareholders of Heramba.

J.       Reflects the issuance of 1,645,596 Holdco Ordinary Shares to unaffiliated third parties for no consideration in exchange for them agreeing not to redeem an aggregate of 9,062,716 Public Shares.

K.     Represents the elimination of PERAC’s historical accumulated losses after recording the transaction costs to be incurred by PERAC as described in (E) above.

L.      In the Minimum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Heramba and the fair value of PERAC’s identifiable net assets at the date of the Business Combination, resulting in a €95.0 million increase to accumulated loss. In the Maximum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Heramba and the fair value of PERAC’s identifiable net assets at the date of the Business Combination, resulting in a €91.2 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of approximately €9.81 per share (as of February 21, 2024). The value is preliminary and will change based on fluctuations in the share price of the PERAC Class A Ordinary Shares through the Closing Date. In the Minimum Redemption Scenario, a one percent change in the market price per share would result in a change of €1.9 million in the estimated expense. In the Maximum Redemption Scenario, a one percent change in the market price per share would result in a change of €0.8 million in the estimated expense.

	Minimum Redemption Scenario		Maximum Redemption Scenario
	Shares	(in 000s)	Shares	(in 000s)
PERAC shareholders	19,119,369		8,240,011
Deemed costs of shares to be issued to PERAC shareholders		€187,570		€80,839
Net assets of PERAC as of June 30, 2023		246,996		246,996
Less: PERAC Transaction Costs		(7,762)		(7,762)
Add: Cancellation of Forward Purchase Agreement		1,458		1,458
Less: Effect of the August Redemptions		(148,150)		(148,150)
Less: Effect of maximum redemption of PERAC Class A Ordinary Shares		—		(102,935)
Adjusted net assets of PERAC as of June 30, 2023		92,542		(10,393)
Difference – being IFRS 2 charge for listing services		€95,028		€91,232

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statements Of Profit or Loss for the Six Months Ended June 30, 2023 and for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2023 and for the year ended December 31, 2022 are as follows:

AA.  Reflect the amortization of the values assigned to the intangible assets acquired as summarized in the Note (A) of the statement of financial position adjustments above.

BB.   Reflect the elimination of interest income generated from the investments held in Trust Account.

CC.   Reflect the elimination of office and administrative support fees paid by PERAC to the Sponsor.

DD.   Represents the non-controlling interest as if the Business Combination had occurred on January 1, 2022.

EE.   Represents the elimination of change in fair value of derivative liability relating to the terminated Forward Purchase Agreement as if the Business Combination had occurred on January 1, 2022.

FF.    Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by Heramba over the fair value of PERAC’s identifiable net assets at the date of the Business Combination.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of PERAC’s Public Shares:

	For the six months ended June 30, 2023 and for the year ended December 31, 2022
Weighted average shares outstanding – basic and diluted	Minimum Redemption Scenario	Maximum Redemption Scenario
Heramba Shareholders	36,700,000	36,700,000
PERAC Public Shareholders(1)(2)	12,524,954	1,645,596
PERAC Initial Shareholders(3)	6,594,415	6,594,415
Total	55,819,369	44,940,011

____________

(1)      The shares held by PERAC Public Shareholders include the 1,645,596 Holdco Ordinary Shares to be issued pursuant to the Non-Redemption Agreements.

(2)      Includes Holdco Ordinary Shares to be issued in exchange for PERAC Public Shares that may be held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(3)      Includes 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founder Shares.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for PERAC and Heramba on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the August Redemptions, no public shareholders exercise redemption rights with respect to their public shares upon the consummation of the Business Combination; and (ii) after the August Redemptions, the public shareholders exercise their redemption rights with respect to a maximum of 10,879,358 public shares, or approximately €9.46 per share or €102.9 million. This scenario includes all adjustments contained in the “minimum redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of PERAC and Heramba and the historical financial statements and related notes of each of PERAC and Heramba, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of PERAC and Heramba is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had PERAC and Heramba consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of PERAC and Heramba would have been had PERAC and Heramba consummated a business combination during the periods presented.

	Heramba (Historical)	PERAC (Historical)	Pro Forma Combined (Minimum Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
As of and for the Six Months Ended June 30, 2023
Book (deficit) value per share(1)	€(28.32)	€(0.12)	€1.61	€(0.29)
Weighted average shares outstanding – basic and diluted	25,000	26,377,660	55,819,369	44,940,011
Net loss (income) per share – basic and diluted	€(29.33)	€0.08	€(0.02)	€(0.03)
Weighted average shares outstanding – basic and diluted		6,594,415
Net income per share – basic and diluted		0.08

____________

(1)      The book (deficit) value per share is equal to the total (deficit) equity divided by the total number of outstanding shares.

	Heramba (Historical)	PERAC (Historical)	Pro Forma Combined (Minimum Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
For the Year Ended December 31, 2022
Weighted average shares outstanding – basic and diluted		26,377,660	55,819,369	44,940,011
Net income (loss) per share – basic and diluted		€0.38	€(1.91)	€(2.28)
Weighted average shares outstanding – basic and diluted		6,594,415
Net income per share – basic and diluted		€0.38

CERTAIN INFORMATION ABOUT HOLDCO

Holdco was incorporated under the laws of Ireland on July 13, 2023. Holdco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the directors of Holdco are Dr. Hans-Jörg Grundmann and David Michail, and the sole shareholder of Holdco is Dr. Hans-Jörg Grundmann.

Holdco will become the parent company of Heramba and PERAC upon the consummation of the Business Combination. Upon Closing, Holdco intends to list the Holdco Ordinary Shares and Holdco Public Warrants on Nasdaq under the ticker symbols “PITA” and “PITAW,” respectively.

As of the date hereof, Holdco has 25,000 Subscriber Shares issued and outstanding, all of which are fully paid-up in satisfaction of the minimum capital requirements for a public limited company under Irish law. Such 25,000 Subscriber Shares are held by Dr. Hans-Jörg Grundmann. Prior to the Merger Effective Time, such 25,000 Subscriber Shares will be converted, on a one to one basis, into 25,000 Holdco Deferred Shares. All Holdco Deferred Shares shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in continued satisfaction of the minimum capital requirements for a public limited company under Irish law. For a description of Holdco Deferred Shares, please see the section titled “Description of Holdco Securities — Authorized Share Capital.”

Holdco owns no material assets and has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus.

The address of Holdco’s registered office is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. After the consummation of the Business Combination, its principal executive office will be that of Heramba, located at Kiepe Platz 1, D-40599 Düsseldorf, Germany, and its telephone number will be +49(0)211-7497-0.

BUSINESS OF PERAC AND CERTAIN INFORMATION ABOUT PERAC

References in this section of the proxy statement/prospectus to “the Company”, “our”, “we” and “us” are intended to refer to PERAC, unless the context indicates otherwise.

Overview

PERAC is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 18, 2021, PERAC issued an aggregate of 8,625,000 PERAC Founders Shares to the Sponsor for an aggregate price of $25,000, or approximately $0.003 per share. On July 29, 2021, the Sponsor surrendered 1,437,500 PERAC Founders Shares to PERAC for no consideration, resulting in an aggregate of 7,187,500 PERAC Founders Shares outstanding. The Sponsor transferred to PERAC’s independent directors and the Additional Anchor Investors an aggregate of 1,321,717 PERAC Founders Shares. On December 12, 2021, in connection with the expiration of the remaining portion of the IPO Underwriters’ over-allotment option, the Sponsor forfeited 593,085 PERAC Founders Shares to PERAC for no consideration, and 6,594,415 PERAC Founders Shares remain outstanding. On August 1, 2023, pursuant to the Class B Conversion in connection with the Extension, 6,594,414 PERAC Founders Shares were converted from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis.

On October 28, 2021, the registration statement relating to the IPO was declared effective by the SEC. On November 2, 2021, PERAC consummated the IPO of 25,000,000 PERAC Units, and on November 17, 2021, PERAC consummated the sale of 1,377,660 additional PERAC Units as a result of the IPO Underwriters’ partial exercise of their over-allotment option. Each PERAC Unit consisted of one PERAC Class A Ordinary Share and one-half of one redeemable PERAC Public Warrant, each whole PERAC Public Warrant entitling the holder thereof to purchase one PERAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The PERAC Units were sold at an offering price of $10.00 per PERAC Unit, generating total gross proceeds of $263,776,600. Simultaneously with the consummation of the IPO, PERAC consummated the private placement of 8,150,000 PERAC Founders Warrants to the Sponsor at a price of $1.00 per PERAC Founders Warrant, generating total gross proceeds of $8,150,000. Simultaneously with the closing of the partial exercise of the over-allotment option, PERAC consummated the private placement of 275,532 additional PERAC Founders Warrants to the Sponsor at a price of $1.00 per additional PERAC Founders Warrant, generating total gross proceeds of $275,532. A total of $263,776,600 ($10.00 per unit) of the proceeds from the IPO, including the partial exercise of the over-allotment option, and simultaneous private placements of PERAC Founders Warrants was placed in the Trust Account, with Continental acting as trustee.

A total of eleven Anchor Investors purchased units in the IPO. In connection with such purchases, (i) the three Original Anchor Investors subscribed for interests in the Sponsor representing an aggregate of 1,379,850 PERAC Founders Shares and certain of the PERAC Founders Warrants held by the Sponsor, which interests may be subject to forfeiture or repurchase in connection with the transfer or redemption of PERAC Public Shares acquired by the Original Anchor Investors at the time of the IPO, and (ii) the Additional Anchor Investors purchased an aggregate of 1,171,717 PERAC Founders Shares from the Sponsor, in each case at prices similar to those paid by the Sponsor for the PERAC Founders Shares and PERAC Founders Warrants, as applicable.

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

On August 1, 2023, at the PERAC Extension Meeting, PERAC’s shareholders approved, among other matters, (i) an amendment to the PERAC Articles (as then in effect) to extend the date by which PERAC must consummate an initial business combination from August 2, 2023 to May 2, 2024, or such earlier date as determined by the PERAC Board, for a total extension of up to nine months, and (ii) an amendment to the Trust Agreement to provide for the Extension. In connection with the implementation of the Extension, (i) on August 1, 2023, the PERAC Initial Shareholders voluntarily elected to convert 6,594,414 PERAC Founders Shares from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis in accordance with the PERAC Articles, and (ii) PERAC redeemed 15,498,302 PERAC Class A Ordinary Shares tendered for redemption by the PERAC Public Shareholders, at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million. After the satisfaction of the Extension Redemption, the balance in the Trust Account was approximately $113.2 million. Upon completion of the Class B Conversion and such redemption, 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of PERAC Founders Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Except for the withdrawal of interest to pay taxes, if any (and up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account will be released from the Trust Account until the earliest of: (i) the completion of PERAC’s initial business combination, (ii) the redemption of any PERAC Public Shares properly tendered in connection with a shareholder vote to amend the PERAC Articles (A) to modify the substance or timing of PERAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the PERAC Public Shares if PERAC does not complete its initial business combination by May 2, 2024 (or such later date as may be approved by PERAC’s shareholders) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) PERAC’s redemption of the PERAC Public Shares if it does not complete an initial business combination within the required time period.

The PERAC Units, PERAC Class A Ordinary Shares and PERAC Public Warrants are each traded on the Nasdaq Global Market under the symbols “PEGRU,” “PEGR” and “PEGRW,” respectively. The PERAC Units commenced public trading on November 2, 2021, and the PERAC Class A Ordinary Shares and PERAC Public Warrants commenced separate public trading on December 20, 2021.

Initial Business Combination

It is a requirement under the PERAC Articles and Nasdaq listing rules that PERAC’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If the PERAC Board is not able to independently determine the fair market value of PERAC’s initial business combination, PERAC will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm with respect to the satisfaction of such criteria. As discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test,” the PERAC Board determined that this test was met in connection with the Business Combination and, as part of such determination, considered the fairness opinion delivered to the PERAC Board by Northland. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of PERAC’s independent directors. As discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination,” the Business Combination was approved by PERAC’s independent directors.

Submission of the Business Combination to a Shareholder Vote

PERAC will consummate the Business Combination only upon shareholder approval pursuant to an ordinary resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of the PERAC Ordinary Shares entitled to vote thereon and voted in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting. The Sponsor and PERAC’s officers and directors have agreed to vote their PERAC Founders Shares and any PERAC Public Shares they may hold in favor of the Business Combination Proposal and are expected to vote such shares in favor of the other proposals set forth in this proxy statement/prospectus. The Anchor Investors will have the discretion to vote any PERAC Ordinary Shares over which they have voting control (including any PERAC Public Shares owned by them) in any manner they choose with respect to the proposals set forth in this proxy statement/prospectus, although their ownership of PERAC Founders Shares may make it more likely that they will vote in favor of such proposals.

PERAC is providing the PERAC Public Shareholders with Redemption Rights in connection with the Business Combination in accordance with the PERAC Articles. See the sections entitled “— Redemption Rights for PERAC Public Shareholders” and “The Extraordinary General Meeting of PERAC Shareholders — Redemption Rights” for more information.

Permitted Purchases of PERAC Securities

Subject to applicable securities laws, the Sponsor or PERAC’s directors, officers, advisors or their affiliates may purchase PERAC Public Shares or PERAC Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of PERAC Public Shares or PERAC Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase PERAC Public Shares or PERAC Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of PERAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or PERAC’s directors, officers, advisors or their affiliates purchase PERAC Public Shares in privately negotiated transactions from PERAC Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.

Redemption Rights for PERAC Public Shareholders

PERAC is providing the PERAC Public Shareholders with the opportunity to redeem all or a portion of their PERAC Public Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), divided by the number of then outstanding PERAC Public Shares, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus (see “The Extraordinary General Meeting of PERAC Shareholders — Redemption Rights”). If the Business Combination is not completed, then PERAC Public Shareholders electing to exercise their Redemption Rights will not be entitled to receive such payments.

Each PERAC Public Shareholder may elect to redeem his, her or its PERAC Public Shares irrespective of whether he, she or it votes for or against the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus. In addition, the PERAC Initial Shareholders, the Sponsor and PERAC’s officers and directors have agreed to waive their Redemption Rights with respect to their PERAC Founders Shares and, with respect to the Sponsor and PERAC’s officers and directors, any PERAC Public Shares they may hold, in connection with the completion of the Business Combination. There are no Redemption Rights in connection with the Business Combination with respect to the PERAC Warrants.

Limitation on Redemption Rights

The PERAC Articles provide that a PERAC Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from exercising Redemption Rights with respect to more than an aggregate of 15% of the PERAC Public Shares, or the “Excess Shares”, without PERAC’s prior consent. PERAC believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against a proposed business combination as a means to force PERAC or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a PERAC Public Shareholder holding more than an aggregate of 15% of the PERAC Public Shares could threaten to exercise its Redemption Rights if such shareholder’s shares are not purchased by PERAC or its management at a premium to the then-current market price or on other undesirable terms. By limiting its shareholders’ ability to redeem no more than 15% of the PERAC Public Shares, PERAC believes it will limit the ability of a small group of shareholders to unreasonably attempt to block PERAC’s ability to complete its initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that it have a minimum net worth or a certain amount of cash. However, PERAC would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against PERAC’s initial business combination.

Redemption of PERAC Public Shares and Liquidation If No Initial Business Combination

If PERAC does not complete an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the PERAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding PERAC Public Shares, which redemption will completely extinguish PERAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PERAC’s remaining shareholders and the PERAC Board, liquidate and dissolve, subject in each case to PERAC’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no Redemption Rights or liquidating distributions with respect to the PERAC Warrants, which will expire worthless if PERAC does not complete an initial business combination within the required time period.

The PERAC Initial Shareholders, the Sponsor and PERAC’s officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any PERAC Founders Shares they hold if PERAC does not complete its initial business combination within the required time period. However, if such persons acquire PERAC Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if PERAC does not complete its initial business combination within the required time period.

The PERAC Initial Shareholders, the Sponsor and PERAC’s officers and directors have agreed that they will not propose any amendment to the PERAC Articles (A) to modify the substance or timing of PERAC’s obligation to redeem 100% of the PERAC Public Shares if PERAC does not complete an initial business combination by May 2, 2024 (or such later date as may be approved by PERAC’s shareholders), or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless PERAC provides the PERAC Public Shareholders with the opportunity to redeem their PERAC Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PERAC to pay its taxes (if any), divided by the number of then outstanding PERAC Public Shares.

PERAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although PERAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing PERAC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, PERAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If PERAC is unable to complete an initial business combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by PERAC shareholders upon its dissolution would be approximately $10.00. However, the funds held in the Trust Account could become subject to the claims of PERAC’s creditors which would have higher priority than the claims of the PERAC Public Shareholders. PERAC cannot assure you that the actual per-share redemption amount received by PERAC shareholders will not be substantially less than $10.00. While PERAC intends to pay such amounts, if any, PERAC cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although PERAC seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against PERAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, PERAC’s management will consider whether competitive alternatives are reasonably available to PERAC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of PERAC under the circumstances. Examples of possible instances where PERAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The IPO Underwriters and PERAC’s independent registered public accounting firm did not execute agreements with PERAC waiving such claims to the funds held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with PERAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to PERAC if and to the extent any claims by a third party for services rendered or products sold to PERAC, or a prospective target business with which PERAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per PERAC Public Share and (ii) the actual amount per PERAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per PERAC Public Share due to reductions in the value of the trust assets, less taxes payable (if any), provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under PERAC’s indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. However, PERAC has not asked the Sponsor to reserve for such indemnification obligations, nor has PERAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and PERAC believes that the Sponsor’s only assets are securities of PERAC. Therefore, PERAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for PERAC’s initial business combination and redemptions could be reduced to less than $10.00 per PERAC Public Share. In such event, PERAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your PERAC Public Shares. None of PERAC’s officers or directors will indemnify PERAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per PERAC Public Share and (ii) the actual amount per PERAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable (if any), and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, PERAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While PERAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to PERAC, it is possible that PERAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, PERAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

If PERAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against PERAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of PERAC shareholders. To the extent any bankruptcy claims deplete the Trust Account, PERAC cannot assure you it will be able to return $10.00 per share to PERAC Public Shareholders. Additionally, if PERAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against PERAC that is not dismissed, any distributions received by PERAC shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by PERAC shareholders. Furthermore, the PERAC Board may be viewed as having breached its fiduciary duty to PERAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and PERAC to claims of punitive damages, by paying PERAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. PERAC cannot assure you that claims will not be brought against it for these reasons.

PERAC Public Shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of PERAC Public Shares if PERAC does not complete an initial business combination by May 2, 2024 (or such later date as may be approved by PERAC’s shareholders), (ii) in connection with a shareholder vote to amend the PERAC Articles (A) to modify the substance or timing of PERAC’s obligation to redeem 100% of the PERAC Public Shares if PERAC does not complete an initial business combination by May 2, 2024 (or such later date as may be approved by PERAC’s shareholders), or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) if they redeem their respective PERAC Public Shares upon the completion of PERAC’s initial business combination. In no other circumstances will a PERAC shareholder have any right or interest of any kind to or in the Trust Account.

Facilities

PERAC’s executive offices are located at 1280 El Camino Real, Suite 200, Menlo Park, California 94025 and its phone number is (415) 205-7937. The cost for this space is included in the $30,000 per-month aggregate fee EWI Capital began charging PERAC for office space and administrative support, commencing on October 29, 2021 pursuant to a letter agreement between PERAC and EWI Capital. PERAC considers its current office space adequate for its current operations.

Corporate Website

PERAC’s corporate website address is www.pegyr.com. Such website and the information contained on, or that can be accessed through, such website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus, and any references to such website in this proxy statement/prospectus are intended to be inactive textual references only.

Employees

PERAC currently has five executive officers: Mr. Srinath Narayanan (President and Chief Executive Officer), Mr. Prakash Ramachandran (Chief Financial Officer), Mr. David Roberts (Chief Operating Officer), Mr. Tim Dummer (Head of Business Strategy) and Dr. Kathy Liu (Head of Technology Strategy). These individuals are not obligated to devote any specific number of hours to PERAC matters, but they have devoted and will continue to devote as much of their time as they deem necessary to PERAC affairs until at least the completion of PERAC’s initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process PERAC is in. PERAC does not intend to have any full-time employees prior to the completion of its initial business combination.

Periodic Reporting and Audited Financial Statements

PERAC has registered the PERAC Units, PERAC Class A Ordinary Shares and PERAC Public Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. Such reports and other information filed by PERAC with the SEC are available free of charge on the SEC’s website at www.sec.gov. In accordance with the requirements of the Exchange Act, PERAC’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

PERAC was required to evaluate and report on its internal control procedures for the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event PERAC is deemed to be a large accelerated filer or an accelerated filer, and no longer qualifies as an emerging growth company, will PERAC be required to have its internal control procedures audited. PERAC filed a Registration Statement on Form 8-A with the SEC to register its securities under Section 12 of the Exchange Act. As a result, PERAC is subject to the rules and regulations promulgated under the Exchange Act.

PERAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, PERAC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. PERAC intends to take advantage of the benefits of this extended transition period.

PERAC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the aggregate worldwide market value of the PERAC Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter; and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, PERAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. PERAC will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the PERAC Ordinary Shares held by non-affiliates equaled or exceeded $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of PERAC Ordinary Shares held by non-affiliates equaled or exceeded $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent PERAC takes advantage of such reduced disclosure obligations, it may make comparison of PERAC’s financial statements with other public companies difficult or impossible.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, PERAC’s directors and officers are as set forth in the table below. There are no family relationships between any of PERAC’s directors or senior management. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to below was selected as a director or member of senior management. PERAC is not aware of any agreements or arrangements between any director and any person or entity other than PERAC relating to the compensation or other payments in connection with such director’s service as a director of PERAC.

Name	Age	Position
Srinath Narayanan	56	President, Chief Executive Officer and Director
Prakash Ramachandran	59	Chief Financial Officer
David Roberts	47	Chief Operating Officer
Tim Dummer	58	Head of Business Strategy
Kathy Liu	49	Head of Technology Strategy
Michael Browning	77	Chairman and Director
Nina Jensen	48	Director
Eric Spiegel	66	Director

Mr. Srinath Narayanan serves as PERAC’s President and Chief Executive Officer and a director. He has more than two decades of experience in growth investing, investment banking, and corporate finance. He currently serves as managing partner of Edgewater Investments, a private multi-family office he founded in 2013, where he has focused on growth investments into early and late-stage technology and transportation companies in the U.S. and China. Notable investment exits include Palantir Technologies (IPO 2020), SpaceX (2020), and Quectel (IPO 2019). He currently sits on the boards of Veea Technologies and Hyperloop Transportation Technologies. He is also an active investor in WrightSpeed Technologies, which is focused on powertrain technology for Class 8 EVs and heavy-duty trucks, and Smilodon Corporation, which is in the early phase of business model development and is focused on inter-modal transportation, particularly hydrogen fuel-cells and EV technology.

Mr. Narayanan previously served as an advisor to Kleiner Perkins and Technology Partners portfolio companies in the solar, EV charging station and battery technology sectors from 2011 to 2013. Mr. Narayanan started his direct investment career in 2009 managing Navation LLC, the family office of the former President of Qualcomm. Mr. Narayanan started his career as an investment banker at Goldman Sachs (Asia) in 2000. From 2001 to 2009, Mr. Narayanan served as an M&A and corporate finance banker at Banc of America Securities (New York and San Francisco) and Canaccord Adams (San Francisco), where he led the west-coast technology investment banking efforts. Mr. Narayanan started his career in the technology sector in 1993, leading product development, and operational roles at MRO Corporation (acquired by IBM), Fidelity Investments and Work Technology Corporation. Mr. Narayanan has a bachelor’s degree in Civil Engineering from VJTI, University of Bombay, a master’s degree in Computer Systems Engineering from Northeastern University and an MBA from MIT Sloan School. Mr. Narayanan was selected to serve on the PERAC Board because of his expertise in investment management, particularly in the technology and transportation sectors, as well as his experience as a director.

Mr. Prakash Ramachandran serves as PERAC’s Chief Financial Officer. He has more than 30 years of corporate finance experience in the United States and Asia. Most recently, he served as Chief Financial Officer of Crown Peak Technology, a SaaS business in the digital experience space, from May 2021 to November 2022. He served as EVP & Chief Financial Officer of Digital Reasoning Systems, Inc., a software company offering AI/cognitive computing applications for financial services and healthcare markets from 2015 until its recent acquisition by Smarsh, Inc in 2021. During his tenure, the company closed two rounds of financing totaling approximately $80 million and completed a strategic acquisition of a healthcare company.

Prior to Digital Reasoning, Mr. Ramachandran was CFO of Polyera Corporation, a materials company specializing in flexible electronics. During his tenure, the company raised over $35 million in funding. He was previously CFO of Nordic Windpower where he raised more than $60 million in equity and debt during his tenure. Mr. Ramachandran also spent five years as CFO of Novariant Inc., a period where the company raised more than $40 million in venture equity and debt, closed two key strategic acquisitions and grew its revenues by more than 1,500%. During Mr. Ramachandran’s time as CFO of Novariant Inc., Mr. Narayanan worked closely with the company in his capacity as an investment banker at Canaccord Adams. Earlier in his career, Mr. Ramachandran spent over 10 years in Hong Kong in various financial roles including five years as CFO of Sonex Group, where revenues grew from $100 million to $300 million during his tenure by expanding into new country markets in Asia and Latin America. Mr. Ramachandran also served on the board of directors of Thrasys, Inc., a healthcare technology company, from 2008 to 2020. Mr. Ramachandran has a bachelor’s degree in Commerce from the University of Madras in India and a master’s degree in Management from Stanford University’s Graduate School of Business (Sloan Fellows Program). He is a Chartered Accountant from India and is also a Chartered Management Accountant of U.K.

Mr. David Roberts serves as PERAC’s Chief Operating Officer. He has extensive experience as a business executive, a patent attorney and in the public sector advancing public-private partnerships around energy storage technologies. Since 2017, Mr. Roberts has served as the Chief Innovation Officer at the Indiana Economic Development Corporation, the lead economic development agency for the State of Indiana. From 2015 to 2017, he served as President of the Battery Innovation Center, Inc., a non-profit R&D laboratory working with companies across next generation energy storage technologies, and has served as a member of its board of directors since 2018. From 2012 to 2014, Mr. Roberts served as CEO and President of EnerDel, Inc., a transportation and stationary lithium-ion battery supplier, leading EnerDel through a successful sale.

From 2013 to 2014, he served as a member of the board of directors of Enertech International, Inc. and as a member of the board of directors of Zhejiang Wanxiang Ener1 Power Systems Co., Ltd. Mr. Roberts has additional experience as patent and corporate counsel for Caterpillar and as an engineer with Lockheed Martin. Mr. Roberts received a bachelor’s degree in Materials Science and Engineering from Lehigh University and a J.D. from Indiana University School of Law. Since 2014, Mr. Roberts has also served as a patent and business attorney with Gutwein Law and he is licensed to practice before the U.S. Patent and Trademark Office.

Mr. Tim Dummer serves as PERAC’s Head of Business Strategy. He has been a business leader and innovator with a passion for building and scaling cleantech companies with breakthrough technologies. Mr. Dummer has served as the Chief Executive Officer of Proof Energy since 2020. He has also served as a consultant for Venture Catalyst Advisors since 2015. From 2016 to 2017, he served as Chief Business Officer of Wrightspeed Technologies, a company in which Mr. Narayanan is an active investor. Mr. Dummer has 30 years of experience creating, growing and transforming businesses for Fortune 100 companies (GE and DuPont) as well as start-ups (Proof Energy, Wrightspeed Technologies, Rennovia and Solazyme). Mr. Dummer also brings deep domain experience of the renewable energy, electric vehicles, chemicals and materials, and biotechnology industries and the application of these technologies to create high-performance, cost-advantaged and circular-economy solutions.

In addition, Mr. Dummer has extensive global business experience. He has lived and worked in the U.S. for 15 years and in Europe for 15 years (England, Ireland, Belgium and Switzerland) and is a dual citizen of the U.S. and the U.K. He also has significant experience doing business in Asia — particularly China, Japan, Korea and Taiwan. Mr. Dummer received a degree in Chemical Engineering from the University of Bradford, England and has completed multiple executive programs at INSEAD business school (France and Singapore) and GE’s Crotonville leadership institute (USA).

Dr. Kathy Liu serves as PERAC’s Head of Technology Strategy. She is a thought leader in the battery innovation, power electronics and EV powertrain fields. Dr. Liu has served as head of engineering of Smilodon Corporation, a company in which Mr. Narayanan is an active investor and board member and is focused on Class 3 and Class 7 trucks and inter-modal transportation, since 2019. Dr. Liu is also the founder and Chief Technology Officer of GalaTech, Inc., focused on engineering and commercializing innovative 3-in-1 design with electric motor, inverter and electronic controls in a single box to drive greater efficiency for electric powertrain. Before transitioning to Chief Technology Officer, she served as President of GalaTech from 2017 to 2018.

From 2012 to 2017, Dr. Liu worked at Tesla as an EV powertrain technologist where she was a core member of the R&D team developing Tesla’s Model S, Model X and Model 3’s inverter and electric powertrain, including the world’s first commercial SiC module for EV application as well as various system design and modeling for power and thermal management. Dr. Liu holds over 40 patents and has written over 30 scientific publications in EV powertrain and power electronic fields. Dr. Liu received her B.S. and M.S. degree from Tsinghua University-China and PhD degree from Carnegie Mellon University. She was a tenure-tracked assistant professor at the University of Notre Dame, and then a research scientist at Intel and Freescale.

Mr. Michael Browning serves as an independent director and Chairman of the Board. He combines a decades-long career in real estate and infrastructure, with deep experience in energy and civic service. He currently serves as the lead independent director for Duke Energy Corp., where he has served on the board of directors since 2006 and also chairs the corporate governance and stockholder engagement transaction committees and serves as a member of the compensation and people development committee. From 1977 to 2019, Mr. Browning served as chairman of Browning Consolidated, LLC, an Indianapolis-based real estate development company and continues this role with MGB Holdings, Inc. He has been deeply involved with the community of Indiana over the years, having served on the advisory board of St. Vincent Hospital and Health Care Center, the board of directors of the Indianapolis Indians and the board of directors of the Indy Public Safety Foundation. He currently serves as chairman of Visit Indy and as a member of both the Indiana Golf Association and the Crossroads Council of Boy Scouts. Mr. Browning received his bachelor’s degree from the University of Notre Dame in 1968. Mr. Browning was selected to serve on the PERAC Board because of his experience in the energy sector and as a director.

Ms. Nina Jensen serves as an independent director. For over twenty years, Ms. Jensen has dedicated her career to promoting environmentally responsible solutions at numerous companies and organizations. Since 2018, Ms. Jensen has served as the Chief Executive Officer of REV Ocean, a not-for-profit company dedicated to combatting ocean pollution and improving the health of the world’s oceans. Prior to joining REV Ocean, Ms. Jensen held various positions during a fifteen-year career at the World Wide Fund for Nature (WWF) Norway, most recently serving as Secretary General from 2012 to 2017.

Ms. Jensen also currently serves on the boards of directors of several companies and organizations dedicated to environmental sustainability, including Aker Carbon Capture, a carbon capture technology company with solutions, services and technologies covering the entire CCUS value chain, Aker Offshore Wind, an offshore wind power developer based in Norway and focused on deep water assets, Ocean Wise, and The Technology for Ocean Foundation. She also serves on the Friends of Ocean Action steering committee, as an advisor to the High Level Panel for Sustainable Ocean Economy established by the prime minister of Norway and on the advisory board of SDGs for BoDs network program. Ms. Jensen received her bachelor’s degree from James Cook University in Townsville, Australia and her master’s degree from The University of Fisheries Science in Tromso, Norway. Ms. Jensen was selected to serve on the PERAC Board because of her experience as an environment conservationist and as an executive and board member of a large renewable energy company.

Mr. Eric Spiegel serves as an independent director. He has extensive experience as an executive and consultant in the energy, industrials and healthcare sectors as well as expertise in corporate governance. Since 2019, he has served as a special advisor at Brighton Park Capital where he supports the firm’s sector investment teams and portfolio companies by providing strategic counsel on industry trends, growth strategies and investment opportunities. He previously served as a special advisor at General Atlantic, a large, growth-oriented private equity firm, from 2017 to 2019, during which time he led (as interim CEO) the formation of a healthcare startup named OneOncology. Also during his time at General Atlantic, Mr. Spiegel served as chairman of CLEAResult, one of the largest providers of energy efficiency programs and services in North America, and as chairman of EN Engineering, a top 50 energy engineering and design firm in the United States. Mr. Spiegel currently serves as a member of the board of directors and chairman of the audit committee of Liberty Mutual Holding Company Inc. and as a member of the board of directors and chairman of the finance committee of Dover Corporation.

From 2010 to 2016, Mr. Spiegel served as President and CEO of Siemens USA, a global business focusing on the areas of electrification, automation and digitalization. Prior to joining Siemens, he had 25 years of global consulting experience at Booz Allen Hamilton in the power, oil and gas, chemicals, water, retail, pharmaceuticals and automotive markets. Mr. Spiegel received his A.B. with Honors in Economics from Harvard University and his MBA from the Tuck School of Business at Dartmouth College where he was an Edward Tuck Scholar. Mr. Spiegel was selected to serve on the PERAC Board because of his experience as a consultant in the energy sector and as a director.

Number and Terms of Office of Officers and Directors

The PERAC Board consists of four members and is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to PERAC’s first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Browning, expired at the PERAC Extension Meeting, and Mr. Browning was re-appointed at the PERAC Extension Meeting to serve a further three-year term. The term of office of the second class of directors, consisting of Ms. Jensen and Mr. Spiegel, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Narayanan, will expire at the third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the PERAC Board may be filled by a nominee chosen by holders of a majority of the PERAC Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of the PERAC Class B Ordinary Shares may remove a member of the PERAC Board for any reason. As the Sponsor currently holds the sole issued and outstanding PERAC Class B Ordinary Share, the Sponsor would control any such actions.

PERAC’s officers are appointed by the PERAC Board and serve at the discretion of the PERAC Board, rather than for specific terms of office. The PERAC Board is authorized to appoint officers as it deems appropriate pursuant to the PERAC Articles.

Director Independence

Nasdaq listing standards require that a majority of the PERAC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The PERAC Board has determined that Mr. Browning, Mr. Spiegel and Ms. Jensen are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. PERAC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

None of PERAC’s executive officers or directors have received any cash compensation for services rendered to us. Commencing on October 29, 2021 through the earlier of consummation of an initial business combination and PERAC’s liquidation, PERAC is obligated to pay EWI Capital a monthly fee of $30,000 for office space and administrative support. In addition, the Sponsor and PERAC’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on PERAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. PERAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, PERAC’s officers or directors, or PERAC’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, PERAC does not expect to have any additional controls in place governing its reimbursement payments to such persons for such out-of-pocket expenses. Other than these payments and reimbursements, no cash compensation of any kind, including finder’s and consulting fees, will be paid by PERAC to the Sponsor, PERAC’s officers and directors, or any of their respective affiliates, prior to completion of PERAC’s initial business combination. PERAC’s independent directors have each received 50,000 PERAC Founders Shares from the Sponsor.

After the Business Combination, certain of PERAC’s current directors or officers may serve as directors or officers of the Combined Company and may be paid director fees or other compensation by Holdco. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management of Holdco Following the Business Combination.”

Committees of the PERAC Board

The PERAC Board has two standing committees: an audit committee and a compensation committee. Each of PERAC’s audit committee and compensation committee is composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the PERAC Board and has the composition and responsibilities described below. The charter of each committee is available on PERAC’s corporate website.

Audit Committee

PERAC has established an audit committee of the PERAC Board. Mr. Browning, Mr. Spiegel and Ms. Jensen serve as members of the audit committee, and Mr. Spiegel chairs the audit committee. The PERAC Board has determined that each member of the audit committee is financially literate and that Mr. Spiegel qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

PERAC has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting PERAC Board oversight of (1) the integrity of PERAC’s financial statements, (2) PERAC’s compliance with legal and regulatory requirements, (3) PERAC’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of PERAC’s internal audit function and independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by PERAC;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by PERAC, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with PERAC in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to PERAC entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and PERAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding PERAC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

PERAC has established a compensation committee of the PERAC Board. Mr. Browning, Mr. Spiegel and Ms. Jensen serve as members of the compensation committee, and Ms. Jensen chairs the compensation committee.

PERAC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to PERAC’s Chief Executive Officer’s compensation, if any is paid by PERAC, evaluating PERAC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of PERAC’s Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to the PERAC Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to PERAC Board approval of all of PERAC’s other officers;

•        reviewing PERAC’s executive compensation policies and plans;

•        implementing and administering PERAC’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with PERAC’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for PERAC’s officers and employees;

•        if required, producing a report on executive compensation to be included in PERAC’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to EWI Capital of $30,000 per month for office space and administrative support, no cash compensation of any kind, including finder’s and consulting fees, will be paid by PERAC to the Sponsor, PERAC’s officers and directors, or any of their respective affiliates, prior to completion of PERAC’s initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, PERAC’s compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

PERAC does not have a standing nominating committee though it intends to form a nominating and corporate governance committee as and when required to so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of Nasdaq rules, a majority of PERAC’s independent directors may recommend a director nominee for selection by the PERAC Board. The PERAC Board believes that PERAC’s independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Mr. Browning, Mr. Spiegel and Ms. Jensen. In accordance with Rule 5605(e)(1)(A) of Nasdaq rules, all such directors are independent. As there is no standing nominating committee, PERAC does not have a nominating committee charter in place.

The PERAC Board will also consider director candidates recommended for nomination by PERAC’s shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). PERAC shareholders that wish to nominate a director for election to the PERAC Board should follow the procedures set forth in the PERAC Articles.

PERAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for PERAC directors to possess. In general, in identifying and evaluating director nominees, the PERAC Board considers educational background, diversity of professional experience, knowledge of PERAC’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of PERAC’s shareholders.

Code of Ethics and Committee Charters

PERAC filed a copy of its Code of Business Conduct and Ethics applicable to all of its officers, directors and employees (if any) (the “Code of Ethics”) as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-40972), and the audit committee charter and the compensation committee charter as exhibits to the Registration Statement on Form S-1 (File No. 333-254695) filed in connection with the IPO. You may also review these documents on PERAC’s corporate website at www.pegyr.com or by accessing PERAC’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to PERAC in writing at 1280 El Camino Real, Suite 200, Menlo Park, California 94025, or by telephone at (415) 205-7937.

If PERAC makes any amendments to the Code of Ethics other than technical, administrative or other non-substantive amendments, or grants any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to PERAC’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, PERAC will disclose the nature of such amendment or waiver on its corporate website at www.pegyr.com.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against PERAC or any members of its management team in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PERAC

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PERAC” should be read in conjunction with the “Business of PERAC and Certain Information About PERAC” and “Selected Historical Financial Information” sections and PERAC’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. Actual results of PERAC could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” References in this section of the proxy statement/prospectus to “the Company”, “our”, “we” and “us” are intended to refer to PERAC, unless the context indicates otherwise.

Overview

PERAC is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company. PERAC’s business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While PERAC may pursue an initial business combination in any industry, sector or geographic region, PERAC has focused on targets that enable what it calls the “Electric Grid 2.0”. PERAC believes the “Electric Grid 2.0” addresses several mega trends that are creating a long tail of value-creating opportunities within the energy storage value-chain, including: (i) climate change and mandated reduction of GHG emissions, with a resulting increase in the share of renewable power generation (and associated grid-stability challenges); (ii) electrification of transportation, AI enabled grid optimization, V2G and V2X technology and smart battery management systems; and (iii) second life use of batteries and end of life battery recycling. PERAC’s mission is to partner with companies that have a roadmap to execute on the world’s energy transition to clean energy, and more specifically, those that enable technological advances to facilitate the increasing demand for energy storage. PERAC seeks to partner with a company that shares its overarching goal of solving goal seven of the United Nations Sustainable Development Goals to “ensure access to affordable, reliable, sustainable and modern energy for all” while utilizing combined experience to drive sustainable growth and long-term economic value.

On November 2, 2021, PERAC consummated the IPO of 25,000,000 PERAC Units at $10.00 per PERAC Unit. Each PERAC Unit consists of PERAC Class A Ordinary Share and one-half of one PERAC Public Warrant. Each whole warrant entitles the holder to purchase one PERAC Class A Ordinary Share at a price of $11.50 per share. On November 17, 2021, the IPO Underwriters purchased an additional 1,377,660 PERAC Units, due to a partial exercise of their over-allotment option, generating gross proceeds of $13,776,600.

PERAC has incurred and expects to continue to incur significant costs in the pursuit of its acquisition plans, including in connection with the Business Combination. PERAC cannot assure you that its plans to complete the Business Combination will be successful.

Recent Developments

Letter of Intent and Extension

On April 25, 2023, PERAC entered into a non-binding letter of intent with respect to an initial business combination. As a result, pursuant to the PERAC Articles (as then in effect), PERAC had until August 2, 2023 to complete an initial business combination, which date has been subsequently extended to May 2, 2024 pursuant to the Extension approved at the PERAC Extension Meeting. If PERAC is unable to complete its initial business combination by such date (or such later date as may be approved by PERAC’s shareholders at a meeting called for such purpose at which PERAC’s shareholders will be given the opportunity to have their PERAC Public Shares redeemed for a pro rata portion of the funds in the Trust Account), PERAC will then liquidate in accordance with the PERAC Articles. No assurances can be made that PERAC will successfully complete an initial business combination.

Deferred Underwriting Fee Waivers

On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of PERAC’s initial business combination pursuant to the Underwriting Agreement, totaling $9,232,181.

Non-Redemption Agreements

On July 25, 2023, PERAC entered into one or more Non-Redemption Agreements with one or more NRA Investors in exchange for them each agreeing not to redeem an aggregate of 760,000 PERAC Public Shares in connection with certain proposals considered and voted upon at the PERAC Extension Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such NRA Investor 138,000 PERAC Class A Ordinary Shares (or equivalent securities of the post-combination company) at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with NRA Investors on the same or similar terms reflecting the above ratio of non-redeemed PERAC Public Shares to NRA Shares. Pursuant to all such Non-Redemption Agreements, PERAC has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 NRA Shares. In addition, PERAC has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation.

PERAC Extension Meeting

On August 1, 2023, at the PERAC Extension Meeting, PERAC’s shareholders approved the following items: (i) a proposal to amend the PERAC Articles (as then in effect) to extend the date by which PERAC must consummate an initial business combination from August 2, 2023 to May 2, 2024, or such earlier date as determined by the PERAC Board, for a total extension of up to nine months (the “Extension Amendment Proposal”); (ii) a proposal to amend the PERAC Articles to eliminate (a) the limitation that PERAC shall not redeem PERAC Public Shares in an amount that would cause PERAC’s net tangible assets to be less than $5,000,001 following such redemptions and (b) the limitation that PERAC shall not consummate an initial business combination unless PERAC has net tangible assets of at least $5,000,001 upon consummation of such business combination (the “Redemption Limitation Amendment Proposal”); (iii) a proposal to amend the PERAC Articles to provide for the right of holders of PERAC Class B Ordinary Shares to convert such PERAC Class B Ordinary Shares into PERAC Class A Ordinary Shares on a one-for-one basis at any time and from time to time at the option of the holder (the “Founder Share Amendment Proposal”, and collectively with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the “Articles Amendment Proposals”); (iv) a proposal to amend the Trust Agreement (as then in effect) to provide for the Extension (the “Trust Amendment”, and such proposal, the “Trust Amendment Proposal”); (v) a proposal to re-appoint Michael Browning to the PERAC Board to serve until the third annual general meeting of shareholders following the PERAC Extension Meeting or until his successor is elected and qualified; and (vi) a proposal to ratify the selection by PERAC’s audit committee of Marcum LLP to serve as PERAC’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Effective upon the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, on August 1, 2023, (i) the PERAC Articles (as then in effect) were amended pursuant to the resolutions set forth in the Articles Amendment Proposals, and (ii) PERAC entered into the Trust Amendment with Continental, as trustee.

On August 1, 2023, in connection with and following the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, (i) pursuant to the Class B Conversion, holders of 6,594,414 PERAC Class B Ordinary Shares voluntarily elected to convert such PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares, on a one-for-one basis, in accordance with the PERAC Articles as amended pursuant to the Articles Amendment Proposals, and (ii) PERAC Public Shareholders elected to redeem 15,498,302 PERAC Class A Ordinary Shares at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million. After the satisfaction of the Extension Redemption, the balance in the Trust Account was approximately $113.2 million. Upon completion of the Class B Conversion followed by the Extension Redemption, 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share remain issued and outstanding.

Nasdaq Notices

On August 18, 2023, PERAC received a notice from the Listing Qualifications Department of Nasdaq indicating that it was not then in compliance with Nasdaq Listing Rule 5250(c)(1) due to a delay in filing with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023. The notice was only a notification of deficiency, not of imminent delisting, and had no effect on the listing or trading of PERAC’s securities on the Nasdaq Global Market. Upon the filing of such Quarterly Report on September 5, 2023, PERAC expects it has regained compliance with such rule.

On October 9, 2023, PERAC received a notice from the Listing Qualifications Department of Nasdaq indicating that it is not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires PERAC to have at least 400 total holders for continued listing on the Nasdaq Global Market. The notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of PERAC’s securities on the Nasdaq Global Market. The notice stated that PERAC had 45 calendar days, or until November 24, 2023, to submit a plan to regain compliance with such rule. On November 24, 2023, PERAC submitted to Nasdaq a plan to regain compliance within the required timeframe. If Nasdaq accepts PERAC’s plan, Nasdaq may grant PERAC an extension of up to 180 calendar days from the date of the notice, or until April 6, 2024, to evidence compliance with such rule. If Nasdaq does not accept PERAC’s plan, PERAC will have the opportunity to appeal the decision to a Nasdaq Hearings Panel.

Proposed Business Combination

On October 2, 2023, PERAC, Holdco, Merger Sub, the Seller and Heramba entered into the Business Combination Agreement and certain Ancillary Agreements with respect to the Business Combination. Concurrently with the execution of the Business Combination Agreement, PERAC, Heramba and the Sponsor executed the Sponsor Support Agreement with respect to certain matters to support the consummation of the Business Combination. The consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of PERAC’s shareholders and execution of various transaction agreements. There can be no assurance as to whether or when the Business Combination will be consummated. The Business Combination, the Business Combination Agreement and certain Ancillary Agreements are in each case described in more detail in the section of this proxy statement/prospectus entitled “The Proposal No. 1 — The Business Combination Proposal.”

Results of Operations

PERAC has neither engaged in any operations nor generated any revenues to date. PERAC’s only activities since February 10, 2021 (inception) have been organizational activities and those necessary to prepare for the IPO and, subsequent to the IPO, the search for a target for its initial business combination and the completion of the Extension. PERAC does not expect to generate any operating revenues until after completion of its initial business combination. PERAC generates non-operating income in the form of dividend income, interest income or gains on investments on the cash and investments held in the Trust Account. PERAC’s expenses have increased substantially after the closing of the IPO. PERAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. PERAC is also incurring expenses in connection with the Business Combination.

For the three months ended September 30, 2023, PERAC had net loss of $629,908, which resulted from interest and dividend income on investments held in the Trust Account of $2,300,443, offset by operating costs of $1,745,469, unrealized loss on fair value of warrant liabilities of $1,080,719, and unrealized loss on fair value of the forward purchase agreement of $104,163.

For the three months ended September 30, 2022, PERAC had net income of $993,066, which resulted from unrealized gain on change in fair value of warrant liabilities of $432,286 and interest and dividend income on investments held in the Trust Account of $1,160,124, offset in part by the unrealized loss on fair value of derivative liability — forward purchase agreement of $137,259, and operating costs of $462,085.

For the nine months ended September 30, 2023, PERAC had net income of $2,281,031, which resulted from interest and dividend income on investments held in the Trust Account of $8,263,840 and a gain on waiver of deferred underwriting commissions by underwriter of $456,993, offset in part by unrealized loss on change in fair value of warrant liabilities of $1,729,150, operating costs of $3,338,387, and unrealized loss on fair value of derivative liability — forward purchase agreement of $1,372,265.

For the nine months ended September 30, 2022, PERAC had net income of $9,960,816, which resulted from unrealized gain on fair value of warrant liabilities of $9,510,318, interest and dividend income on investments held in the Trust Account of $1,472,737, unrealized gain on fair value of the forward purchase agreement of $237,459, and unrealized gains on investments held in the Trust Account of $2,900, offset in part by operating costs of $1,262,598.

Liquidity, Capital Resources and Going Concern

Until the consummation of the IPO, PERAC’s only source of liquidity was an initial purchase of PERAC Founders Shares by the Sponsor, for an aggregate of $25,000, and loans from the Sponsor.

On November 2, 2021, PERAC consummated the IPO of 25,000,000 PERAC Units, at $10.00 per PERAC Unit, generating gross proceeds of $250,000,000. On November 12, 2021, the IPO Underwriters partially exercised their over-allotment option and on November 17, 2021, purchased an additional 1,377,660 PERAC Units, generating gross proceeds of $13,776,600.

Simultaneously with the closing of the IPO, PERAC consummated the sale of 8,150,000 PERAC Founders Warrants at a price of $1.00 per PERAC Founders Warrant in a private placement to the Sponsor, generating gross proceeds of $8,150,000.

Simultaneously with the closing of the partial exercise of the over-allotment option, PERAC consummated the sale of 275,532 additional PERAC Founders Warrants at a price of $1.00 per PERAC Founders Warrants in a private placement to the Sponsor, generating gross proceeds of $275,532.

A total of $263,776,600 of the proceeds from the IPO, including the partial exercise of the over-allotment option, and the Private Placement was placed in the Trust Account at J.P. Morgan Chase Bank, N.A. maintained by Continental acting as trustee.

For the nine months ended September 30, 2023, net cash used in operating activities was $615,695, which was due to gain on waiver of deferred underwriting commissions by underwriter of $456,993, interest and dividend income on investments held in the Trust Account of $8,263,840, partially offset by the unrealized loss on fair value of warrant liabilities of $1,729,150, unrealized loss on fair value of derivative liability — forward purchase agreement of $1,372,265, and changes in operating assets and liabilities of $2,722,692.

For the nine months ended September 30, 2022, net cash used in operating activities was $695,100, which was due to unrealized gain on fair value of warrant liabilities of $9,510,318, unrealized gain on fair value of derivative liability — forward purchase agreement of $237,459, interest and dividend income on investments held in the Trust Account of $1,472,737, and unrealized gains on investments held in the Trust Account of $2,900, partially offset by net income of $9,960,816 and changes in operating assets and liabilities of $567,498.

For the nine months ended September 30, 2023, net cash provided by investing activities was $161,280,678, which was primarily due to proceeds from the Trust Account for payment to redeeming shareholders of $161,280,678.

There were no cash flows from investing activities for the nine months ended September 30, 2022.

For the nine months ended September 30, 2023, net cash used in financing activities was $160,980,678, which was due to payment to redeeming shareholders of $161,280,678, partially offset by proceeds from promissory note of $300,000.

There were no cash flows from financing activities for the nine months ended September 30, 2022.

As of September 30, 2023, PERAC had marketable securities held in the Trust Account of $114,458,949 consisting of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations.

As of September 30, 2023, PERAC had cash of $199,839 held outside the Trust Account and a working capital deficit of $3,197,084. PERAC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete its initial business combination.

PERAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable, if any), to complete its initial business combination. PERAC may withdraw interest income (if any) to pay income taxes, if any. PERAC’s annual income tax obligations, if any, will depend on the amount of interest and other income earned on the amounts held in the Trust Account. PERAC expects the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay any income taxes. To the extent that PERAC’s equity or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue PERAC’s growth strategies.

PERAC believes it will need to raise additional funds in order to meet the expenditures required for operating its business prior to its initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PERAC’s officers and directors may, but are not obligated to, loan PERAC funds as may be required. If PERAC completes an initial business combination, PERAC would repay such loaned amounts. In the event that PERAC’s initial business combination does not close, PERAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the PERAC Founders Warrants. Prior to the completion of PERAC’s initial business combination, PERAC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as PERAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

On October 25, 2023, PERAC issued an unsecured promissory note in the principal amount of up to $500,000 to the Sponsor, including with respect to certain loaned amounts outstanding from the Sponsor prior to the issuance of such note. The note bears no interest and is due and payable upon the earlier to occur of (i) the date on which PERAC’s initial business combination is consummated and (ii) the date that PERAC’s winding up is effective. In the event that PERAC does not consummate an initial business combination, the note will be repaid only from amounts remaining outside of the Trust Account, if any. On August 21, 2023, September 27, 2023 and November 6, 2023, PERAC drew $50,000, $250,000 and $200,000 from the note, respectively. As of September 30, 2023 the outstanding balance of these loans was $300,000 which has not yet been repaid as of September 30, 2023.

In connection with PERAC’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s Accounting Standards Update 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that if PERAC is unable to complete an initial business combination by May 2, 2024 (or such later date as may be approved by PERAC’s shareholders at a meeting called for such purpose at which PERAC’s shareholders will be given the opportunity to have their PERAC Public Shares redeemed for a pro rata portion of the funds in the Trust Account), then PERAC will cease all operations except for the purpose of liquidating. In addition, the cash held outside the Trust Account is not expected to be sufficient for PERAC to operate for the next 12 months from the issuance of the condensed financial statements. The expected liquidity concerns, date for mandatory liquidation and subsequent dissolution, raise substantial doubt about PERAC’s ability to continue as a going concern within one year from the date that the condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should PERAC be unable to continue as a going concern. PERAC intends to complete an initial business combination before the mandatory liquidation date or obtain approval for an extension.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. PERAC has identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

All of the 26,377,660 PERAC Class A Ordinary Shares sold as part of the PERAC Units in the IPO and the partial exercise of the over-allotment option contain a redemption feature which allows for the redemption of such PERAC Public Shares in connection with PERAC’s liquidation, if there is a shareholder vote or tender offer in connection with an initial business combination and in connection with certain amendments to the PERAC Articles. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of PERAC require PERAC Ordinary Shares subject to redemption to be classified outside of permanent equity. Therefore, all PERAC Public Shares have been classified outside of permanent equity.

PERAC recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable PERAC Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable PERAC Ordinary Shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable PERAC Ordinary Shares as of September 30, 2023 increased as the income earned on the Trust Account exceeds PERAC’s expected dissolution expenses (up to $100,000). As such, PERAC recorded an increase in the carrying amount of the redeemable PERAC Ordinary Shares of $8,263,840 as of September 30, 2023.

Net (Loss) Income Per Ordinary Share

Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted-average number of PERAC Ordinary Shares outstanding during the period. Remeasurement associated with the redeemable PERAC Class A Ordinary Shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the net (loss) income per share calculation allocates income and losses shared pro rata between PERAC Class A Ordinary Shares and PERAC Class B Ordinary Shares. As a result, the calculated net (loss) income per share is the same for PERAC Class A Ordinary Shares and PERAC Class B Ordinary Shares. PERAC has not considered the effect of the PERAC Warrants to purchase an aggregate of 21,614,362 PERAC Class A Ordinary Shares in the calculation of diluted net (loss) income per share, since the exercise of the PERAC Warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per share is the same as basic income per share for the periods presented.

Derivative Financial Instruments

PERAC evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative instruments are classified in the condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on PERAC’s condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2023 and December 31, 2022, PERAC did not have any off-balance sheet arrangements.

Commitments and Contractual Obligations

Office Space and Administrative Support

PERAC has an agreement to pay EWI Capital a monthly fee of $30,000 for office space and administrative support. PERAC began incurring these fees on October 29, 2021 and will continue to incur these fees monthly until the earlier of the completion of PERAC’s initial business combination or its liquidation.

Forward Purchase Agreement

Pursuant to a forward purchase agreement entered into in connection with the IPO, EWI Capital subscribed to purchase up to 2,000,000 units for $10.00 per unit, or up to $20,000,000, in a private placement to close substantially concurrently with the closing of PERAC’s initial business combination. On October 2, 2023, PERAC and EWI Capital mutually agreed to terminate the forward purchase agreement.

Registration Rights

The holders of PERAC Founders Shares, PERAC Founders Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any PERAC Class A Ordinary Shares issuable upon the exercise of the PERAC Founders Warrants and warrants issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the Existing Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that PERAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of an initial business combination. PERAC will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Deferred Fees

The IPO Underwriters were entitled to a deferred fee of $9,232,181 that would become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that PERAC completed its initial business combination, subject to the terms of the Underwriting Agreement. Pursuant to the Waivers, on April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, the IPO Underwriters gratuitously waived their rights to 100% of the deferred fee.

Non-Redemption Agreements

Pursuant to the Non-Redemption Agreements entered into on and after July 25, 2023, PERAC has agreed to issue or cause to be issued to the NRA Investors an aggregate of 1,645,596 NRA Shares. In addition, PERAC agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation.

Promissory Note — Related Party

PERAC issued an unsecured promissory note in the principal amount of up to $500,000 to the Sponsor, including with respect to certain loaned amounts outstanding from the Sponsor prior to the issuance of such note. The note bears no interest and is due and payable upon the earlier to occur of (i) the date on which PERAC’s initial business combination is consummated and (ii) the date that PERAC’s winding up is effective. In the event that PERAC does not consummate an initial business combination, the note will be repaid only from amounts remaining outside of the Trust Account, if any.

Proposed Business Combination

PERAC has entered into the Business Combination Agreement and the Sponsor Support Agreement in connection with the Business Combination, as described in the section of this proxy statement/prospectus entitled “The Proposal No. 1 — The Business Combination Proposal.”

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. PERAC qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. PERAC elected to delay the adoption of new or revised accounting standards, and as a result, PERAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, PERAC’s condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” PERAC is not required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the condensed financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until PERAC otherwise no longer qualifies as an “emerging growth company.”

CERTAIN INFORMATION ABOUT HERAMBA

Heramba GmbH (formerly known as Blitz D22-275 GmbH) was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529. The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation.

The managing director of Heramba is Dr. Hans-Jörg Grundmann. During the year ended December 31, 2023, Heramba (i) incurred fees totaling EUR 35,700 (plus applicable value added tax) (of which EUR 7,500 will be paid in 2024) and (ii) reimbursed expenses totaling EUR 8,226, in each case, in connection with Dr. Grundmann’s service as managing director.

The sole shareholder of Heramba is Heramba Limited. As of the date hereof, Heramba has 25,000 shares, which have nominal capital of EUR 1.00 each, all of which are held by the Heramba Limited.

Heramba has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Kiepe Acquisition.

The address of Heramba’s registered office is Lützowstraße 73, 10785 Berlin, Germany.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HERAMBA

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heramba” should be read in conjunction with the “Business of Heramba” and “Selected Historical Financial Information” sections and Heramba’s audited condensed consolidated financial statements as of December 31, 2022 and for the period from September 1, 2022 (inception) through December 31, 2022 and unaudited condensed interim consolidated financial statements as of June 30, 2023 and for the six-month period ended June 30, 2023, each of which are included elsewhere in this proxy statement/prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. Actual results of Heramba could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.” In this section, references to the “Company” “we,” “us,” “Heramba” and “our” are intended to refer to Heramba and its subsidiaries, unless the context clearly indicates otherwise. Amounts are presented in euros, except for per share data or as otherwise noted.

Business Overview

Heramba was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529.

The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation.

Recent Developments

On October 2, 2023, PERAC, Holdco, Merger Sub, Seller and Heramba entered into the Business Combination Agreement, pursuant to which the parties thereto will consummate the Business Combination.

Results of Operations

As of June 30, 2023, the Company has not generated any revenue and all of the Company’s expenses have been related to the proposed business combination. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements.

The Company had no operations during the period from September 1, 2022 (inception) through December 31, 2022. The following table summarizes our financial results for the six month period ended June 30, 2023 (in euros):

For the six months ended June 30, 2023
Operating Expenses:
General and administrative	€669,266
Start up costs	—
Net Loss	(669,266)

Liquidity and Capital Resources

Historically, the Company’s primary sources of liquidity have been from contributions from members and the issuance of a promissory note. As of June 30, 2023, the Company had an aggregate cash balance of €4,691,097. The Company’s future capital requirements will depend on many factors, including the successful acquisition of an operating entity. In order to finance potential acquisition opportunities, the Company will need to raise additional capital. While there can be no assurances that it can raise such capital, the Company intends to do so through issuances of additional equity and debt securities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations, the Company’s management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have not identified any critical accounting estimates.

Off-Balance Sheet Arrangement

As of June 30, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS OF KIEPE ELECTRIC AND CERTAIN INFORMATION ABOUT KIEPE ELECTRIC

Shareholders should read this section in conjunction with the more detailed information about Kiepe Electric contained in this proxy statement/prospectus, including Kiepe Electric’s audited and unaudited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kiepe Electric.” In this section, references to “we,” “us,” “Kiepe Electric,” the “Company” and “our” are intended to refer to Kiepe Electric, unless the context clearly indicates otherwise.

Overview and Corporate History

Kiepe Electric (“Kiepe Electric” or the “Company”) is a German-based provider of electric mobility products and solutions for rail vehicles and buses. Kiepe Electric offers its services to public transport companies, fleet operators and vehicle manufacturers as a solution designer and system integrator of electrical systems for rail vehicle systems (“RVS”) (including trams, light rail vehicles, metros, regional trains and locomotives) and electrical vehicle systems (“EVS”) (including electric buses, such as pure electric In Motion Charging (“IMC”) trolley buses and battery electric buses). As an electrical engineering specialist, the Company supplies leading urban transportation operators and rail vehicle and bus manufacturers with electrical systems for ecologically sustainable and emission-free public transportation solutions. In addition, it is an established provider of e-mobility solutions for the mobility industry, including in high-power charging solutions, and a provider of after-sales full-service solutions to ensure full customer satisfaction.

Founded in 1906 by Theodor Kiepe in Düsseldorf, Germany as a special workshop for arc lamps, the Company has continuously evolved throughout its history. Between 1922 and 1948, the Company broadened its product portfolio to contact material and complete controllers for roller mills, switches, resistors, relays and other devices for urban transport services. After the Second World War, the Company focused on rebuilding catenary wires, producing equipment for hauling engines, cranes and industrial installations, as well as traction equipment for trolley buses and trams. Between 1950 and 1970, the Company focused on products for the transport industry, including providing complete cabling for public electric vehicles and camshaft controllers. From 1970 to 2003, Kiepe Electric further developed competencies such as power electronics for auxiliary and traction power supply. In 2003, the Company was acquired by Vossloh AG, a rolling stock manufacturer, which allowed the Company, renamed as “Vossloh Kiepe GmbH”, to expand its product range to railway components for light rail vehicles, regional trains and locomotives. In 2017, Knorr Bremse Group acquired Vossloh Kiepe, renaming the company “Kiepe Electric GmbH”. In August 2023, Heramba and Holdings entered into the Kiepe SPA with Knorr Bremse Group, pursuant to which, subject to the terms and conditions of the Kiepe SPA, Heramba will acquire the Company. The Kiepe Electric Acquisition is expected to close in the first quarter of 2024.

While the Company´s headquarters are still located in Düsseldorf, Germany, today the Company has a global presence with more than 550 employees, U.S. headquarters in Alpharetta, Georgia and subsidiaries in Italy, Switzerland, Austria, Canada and the US. The Company’s headquarters are located at Kiepe-Platz 1, 40599 Düsseldorf, Germany and its phone number is +49(0)211-7497-0.

Organizational Structure

The Company’s organizational structure (prior to consummation of the Kiepe Acquisition) is shown in the chart below:

Knorr-Bremse AG
100%
100%
Knorr-Bremse Systeme für Schienenfahrzeuge GmbH
100%
Transaction Scope
Kiepe Electric GmbH
Knorr Brake Holding Corporation
100%
100%
100%
49%(1)
20%(2)
100%
Kiepe Electric Schweiz AG
Kiepe Electric S.r.l.
Kiepe Electric Corporation
Heiterblick Projekt-gesellschaft mbH
Kiepe Electric India Pvt. Ltd.
Vienna as Betriebs-stätte (3)
Kiepe Electric LLC

(1) Shareholder: 51% HeiterBlick GmbH and 49% Kiepe Electric GmbH (at equity);

(2) Shareholder: 20% Kiepe Electric GmbH and 80% KB Rail Syst. India Ltd;

(3) Employees operating at the Knorr-Bremse Vienna site but under contract at Kiepe Electric Düsseldorf

Products and Services

The Company’s electric system offers leading rail vehicle and bus manufacturers efficient and ecologically sustainable, emission-reduced public transport products and solutions for tramcars, light rail vehicles, metros, regional trains and locomotives, as well as different modes of battery buses such as pure electric IMC trolley buses and high-power charging battery buses. In addition to the development, manufacture, homologation and sale of environmentally friendly electrical equipment, the Company offers digital solutions for public transportation such as the Smart Fleet Charging Management (“SFM”) (for electric buses) and the Kiepe Fleet Management (“KFM”) (which can be used to predict the need for maintenance and repair). The Company’s products and services support its customers throughout the entire life cycle of its products: from the offer and sale of the products, to the after-sale (with retrofit, obsolescence management and supply of spare parts). In addition, the Company has invested in rail modernization to extend the lifetime of various rail vehicles for operators and believes this is an important part of the business moving forward.

The Company is currently focused on selling systems for the rail segment and road segment (buses and charging systems) alongside original equipment manufacturers (“OEM”) partners into large city and transit authorities worldwide (as shown in the charts below).

Kiepe Electric generates revenue from contracts in three primary businesses:

Buses & E-Mobility Solutions

With over 70 years of e-bus experience, beginning with pure trolley electric buses in Argentina, Kiepe Electric is a pioneer in electrical vehicle systems and has laid the foundation for future business growth. Currently, Kiepe Electric manufactures standardized or tailor-made power electronics products, electric drive components, control devices and fleet management software for different modes of transit buses, including IMC or battery buses for different vehicle lengths, including 12, 18 and 24 meter e-buses. Kiepe Electric’s EVS customers include municipal transportation agencies for cities including San Francisco, Milano, Vancouver, Seattle and Paris.

In-Motion Charging e-Buses

Kiepe Electric is a specialist in IMC. The IMC500 allows reliable, uninterrupted operation 24 hours a day. Thanks to fast charging during the journey, buses using IMC500 only have to be operated under overhead contact lines for approximately 20-40% of the journey time. IMC500 transfers energy from the infrastructure to the vehicle at a power of up to 500 kW.

HPC Platform

In 2022, Kiepe Electric developed its first off board High-Power Charging (“HPC”) station with built-in-energy management to facilitate fast charging (up to 800kW charging power) in cities and neighboring regions. Using energy transmission capacity from existing catenary networks in such cities allow municipalities to accelerate their transformation into the e-mobility charging environment through reduced infrastructure costs and shorter times to market, as no additional power networks must be constructed and the Company believes approvals from government authorities will be reduced. The Company received its first HPC order from the Transport Authority in St. Gallen, Switzerland and intends to expand into additional areas of the electric vehicle charging value chain: hardware and software, installation, maintenance, and fleet and energy management (e.g., Vehicle to Grid or “V2G” technology) for stationary or mobile applications.

Components

The Kiepe Traction Inverter (KTI) is a component offered for electric buses and electric trucks. The KTI combines the power electronics for the traction and battery charging into one system. The KTI is offered with a single output and a dual output and can be de-centrally installed in the manufactured vehicle. It fulfils the requirements made in ISO 26262, the international standard for safety-relevant electrical systems in road vehicles.

The Kiepe EBW 201 Touch Voltage Monitor is designed for usage in trolleybuses. It functionally replaces the Company’s previous “EIW Electronic Insulation Monitor”. Trolleybuses are built using a “double insulation” safety precaution. The effectiveness of the insulation distances is examined regularly by measurement during maintenance intervals.

Digital Solutions

Kiepe Electric offers its Smart Fleet Management (SFM), which is an artificial intelligence (“AI”) energy management system that collects data about consumption, route and performance and saves them in the cloud. The AI continuously re-calculates the likely energy consumption of the buses in real time. In this way the operation of the IMC© and battery electric buses can be automatically controlled in the vehicle and in the entire network — depending on the situation and forward-looking in accordance with the state of the vehicle and the traffic situation.

In addition, Kiepe Electric offers the Kiepe Fleet Management (KFM) which evaluates process data to increase the availability of the vehicles. Fleet operators can lower maintenance costs with KFM and predict future requirements for preventive and corrective maintenance. These process data are transferred to the basis station of the public transport company at regular intervals via encrypted channels and visualized by the KFM system in a clear and user-friendly way.

Kiepe Electric also offers Kiepe Traction Control (KTC), which is a highly developed motor control. It utilizes the traction motor with greater efficiency than conventional control methods. The vehicle operators profit from the improved performance and the increased safety by the operation of their sustainable and resource-saving electric fleets with the powerful KTC, which can also reduce the life cycle costs.

Rail Vehicles

Kiepe Electric integrates its own traction equipment, on-board power supply systems and vehicle control systems as well as additional third-party systems such as HVAC systems, motor gearboxes, passenger information systems, signaling systems, driver’s cabs, collision warning systems, video systems and other electronic components into its systems solutions for rail applications. Kiepe Electric’s RVS customers include large European rail OEMs as well as local transport authorities which are based predominantly in Europe (mainly in Germany, Austria and Switzerland), as well as in the United States. With the integration of collision warning, speed limit and video systems, the Company believes that the first steps towards “highly-assisted driving” are complete. In many cases, Kiepe Electric is not only supplying these components but also installing these systems at OEMs’ sites including homologation, commissioning, vehicle documentation, operator’s training, warranty and spare parts as well as service support at local transport authorities site. KFM allows the operators to have remote access to the status of all systems of the rail fleet.

System Solutions

Kiepe Electric looks to provide reliable operation by integrating future-proof and sustainable system solutions for tramcars, light rail vehicles, metro vehicles, suburban vehicles, regional vehicles, locomotives and special-purpose vehicles all around the world. Kiepe Electric is an expert in developing, manufacturing and integrating its own systems and third parties’ systems into rail vehicles. Thus, Kiepe Electric’s customers receive sophisticated electrical equipment, which makes it possible to operate rail vehicles sustainably and economically and to reduce the operating costs.

Traction Systems

Kiepe Electric is a specialist in electrical equipment and traction with a complete power train. We cooperate closely with project users on the development of traction. The result is the development of specific devices that also fulfil extreme operating conditions. These modular design allows easy adaptation to special electrical and mechanical requirements.

Auxiliary Power

Kiepe Electric has also further developed its on-board converters. The new series of the type Kiepe BNU 600 is compact, with reduced weight and higher total performance, ensuring on-board power supply for tramcars and trucks. This generates the necessary on-board voltages for DC and three-phase systems.

Components

Kiepe Electric develops and manufactures control devices as well as the related control panels for railway vehicles and tramcars. The extensive practical experience is the basis for the design of the successful devices.

Kiepe Electric also offers its own device family for safety devices, including devices such as the emergency brake switch.

In addition, Kiepe Electric offers its own device family for special requirements. The special devices have been designed for special switching and protective functions of railway vehicles and tramcars. The electronic flasher of the type Kiepe EBG 107 is an example of such a special device.

Kiepe Electric also offers signaling devices and switches with sophisticated designs and practical applications.

Aftermarket & Sales, Modernization

Kiepe Electric’s service team supports the entire vehicle fleet lifecycle with spare parts, repairs and full maintenance solutions. In addition, it develops sustainable modernization and overhaul programs tailor-made to the needs of each customer. With more than 30 years of obsolescence and modernization experience, Kiepe Electric believes it is a strong partner for operators and authorities to reliably optimize rail vehicles for extended operation of up to an additional 15 years. Kiepe Electric supports its customers in achieving their environmental targets by offering viable alternatives to purchasing new vehicles and therefore optimizing their carbon footprint. In addition, Kiepe Electric offers a full spectrum of safety-improving sub-systems (for both the driver and the passengers) to its customers, including the integration of collision warning systems, rear view cameras and speed limit systems, among others. Kiepe Electric’s Aftermarket & Sales, Modernization customers include big European Rail OEMs as well as local transport authorities.

Industry Overview

The Company believes that vehicle electrification is at an inflection point, with tens of billions of dollars in government funding (including $780 billion under the Inflation Reduction Act, of which $370 billion was earmarked for sustainable technologies, vehicles and factories) set aside to support a robust push towards achieving zero emissions fleets and increasing the availability of electric vehicles (“EV”) and charging infrastructure. In addition, the Company believes that the current salience of environmental, social, and governance (“ESG”) initiatives is likely to buoy demand across a diverse range of electrification segments. Kiepe Electric believes it will be a natural choice for transit agencies because the Company has a history of producing reliable systems and components, engaging in continuous innovation and providing a global array of complementary services.

Local, state and national governments continue to pursue policies that either encourage EV usage via subsidies or enact usage taxes on fleet operators that continue to operate fossil fuel vehicles. For example, the German federal government has agreed to fund 80% of additional investment costs in Germany and the United Kingdom has set aside EUR 3.5 billion for investment in battery-powered electric buses. In the United States, the federal government has committed to 100% zero-emission vehicle acquisitions by 2035 and certain U.S. states like California and New York have committed to zero emissions fleets by 2045. Furthermore, public and private infrastructure initiatives are enabling en-route bus charging and buoying demand for HPC, a key focus of Kiepe Electric’s forward-looking business strategy. Partially due to increased government spending and regulation, the Company expects to see strong demand for city buses and light commercial vehicles, which are still in the early stages of electrification.

Increasing ESG consciousness and the decreasing cost of EV ownership are incentivizing fleet operators to consider green alternatives to internal combustion engine vehicles. OEMs are also transitioning production to battery-electric vehicles in response to increasing demand for EVs and a declining availability of internal combustion engine vehicles. Given the strong push and pull factors driving fleet operators towards green technology, the Company believes demand for modernization services and fleet management solutions is likely to accelerate as businesses transition away from combustion vehicles towards zero emission e-vehicles.

The Company believes it is well-positioned to capture this growing market share with its commercial e-vehicle, HPC charging stations and rail vehicle offerings. As the public transportation industry shifts towards zero-emission vehicles, the Company believes that advanced-stage electric vehicle components and systems, cost-effective solutions, aftersales services, modernization and a global presence will position the Company to capture increased market share.

In addition, the Company believes there are multiple, business-specific tailwinds that will support demand for the Company’s go-forward business plan. Availability and quality of charging are crucial to the adoption of electrified commercial vehicle fleets. High power needs, continuous service and operational constraints increase demand for fast charging infrastructure, products and services. Commercial vehicles operate every day with consistent high charging needs. Fleet operators must also conform to existing high-density fleet yard layouts while seamlessly integrating EVs into normal-course operations. The major constraint to rapid commercial adoption of electric trucks and buses in regional and long-haul operations is the availability of “mid-shift” fast charging.

The commercial EV market represents a large, underserved market. There are over 1.4 million vehicles managed by fleet operators in the United States (Roland Berger, 2020) With many fleet operators focused on decreasing the total cost of ownership across vehicles and chargers, the Company believes there will be increased demand for depot charging solutions. In addition, there are over 250,000 warehouses in the United States, a figure the Company believes will support increased demand for destination charging integrated with logistical activities.

Additionally, the Company believes the light rail vehicle market will grow at a modest but sustained compound annual growth rate of 1% through 2024. However, the Company believes there is a significant opportunity to capture market share in the U.S. and Canadian markets for light rail and metro modernization and replacement. It is estimated that more than 3,000 light rail vehicle cars3 are operated in the United States and Canada, with approximately 15% of the fleet currently exceeding their maximum lifetime and approximately 53% needing renewal over the next 15 years. Kiepe Electric believes this creates an opportunity for it to offer modernizations of such vehicles as modernization of existing cars is more economically feasible than purchasing new vehicles for many fleet owners, especially when budgets are limited. Near-term demand drivers include increased demand for digital railway solutions, aging fleets requiring modernization and maintenance, rail network expansion and customer requirements for customized solutions. Long-term demand drivers include increased spending on rail network infrastructure and sustainability initiatives.

Competitive Strengths

Experienced Management Team:    The Kiepe Electric executive team brings over 100 years of domain expertise and leadership in public transportation systems. This experience, together with the financing, deal and building company experience of the PERAC Board and leadership team, positions the Company for growth and financial success.

Engineering and Quality Heritage:    Kiepe Electric combines a history of high-quality German engineering with a strong and collegial culture resulting in a differentiated team and product and services offering.

____________

3        1 CH2M HILL North American Light Rail Vehicles 2013; APTA, Desk Research, Roland Berger (please confirm consent obtained)

Trusted Reliability:    Kiepe Electric’s products and vehicles featuring its products have successfully delivered millions of miles of real-world road and rail travel, establishing Kiepe as a trusted and reliable partner for sustainable urban transportation.

Cost Efficient:    Over the past three years, the Kiepe Electric management team has designed and implemented a major company-wide business transformation program. This transformation retained the key elements of engineering leadership, innovation, quality and reliability while reducing manufacturing and staffing costs and laying the foundation for sustainable, profitable growth and continuous business optimization as the Company invests and grows. The transformation is still ongoing and is currently focused on, among other things, external best cost country partnerships for engineering, supply chain and manufacturing.

Continuous Innovation:    The Company believes it has consistently served as an innovation leader in its technologies, products and markets. The Company expects to use its capital to accelerate innovation in breakthrough technologies and products, including high-power fast charging and AI-enabled software, and in new business models, such as integrated electrification solutions, Energy-As-A-Service (“EAAS”) and/or Transportation-As-A-Service (“TAAS”).

Global Presence and Aftersales Support:    Kiepe Electric already has a significant presence throughout Europe (including in Germany, Austria, Switzerland and Italy), in North America (in the United States and Canada) and in Australia through a strategic partnership. Moving forward, the Company intends to increase its investment in order to build leadership positions across target European and American markets though the growth of its sales, operations, service and support teams and capabilities.

Growth Strategies

The Company has identified three key business drivers for its future growth globally:

New Builds:    The Company believes there is significant growth opportunity through partnerships with and/or supplying vehicle OEMs with innovative cost-effective, reliable systems, components and technologies that accelerate the decarbonization of urban transportation and other heavy-duty commercial vehicles for non-urban applications. In addition to its current offering of on-board solutions, the Company intends to offer off-board charging solutions for the same target markets and customers.

Vehicle Modernization:    Kiepe Electric intends to lead the effort to electrify and upgrade existing urban transportation vehicle fleets with a focus on extending the lifecycle of vehicles and improving safety of the operators and passengers as the bus and rail industry transitions from combustion engines to zero-emission offerings.

Integrated Electrification Solutions:    The Company believes there is ample new opportunity to help lead customer transitions to decarbonized transportation. Solutions may include financing and leasing, electric vehicles (EVs), EV systems, components and technologies, EV charging technologies and products, software and AI solutions (including fleet management, energy management) and EAAS and/or TTAAS offerings.

The Company intends to actively pursue each of these growth strategies in the Company’s primary target markets of North America, Europe and Australia. The Company intends to fund these growth opportunities with (1) cash flow from operations, (2) capital received through the Transactions and any subsequent public market offerings and (3) government funding, grants and incentives.

As a result of its legacy engineering, industry expertise and technical know-how, investment in research and development and proprietary innovation, the Company believes it has a powerful toolkit to support its growth strategies outlined above through the following business opportunities:

•        Provide Charging Solutions with Existing Supply Infrastructure:    The e-mobility boom has driven growth in the charging market and the Company is prioritizing four use cases: (a) school bus depots; (b) transit bus depots; (c) corporate fleet depots; and (d) en-route charging. The Company plans to focus on school bus and transit bus charging while opportunistically serving the other two prioritized segments.

•        Expand e-Bus Business in North America with Existing and New Partners:    The Company believes it can compete in high voltage traction components and modernization services, particularly in the school bus and transit bus markets. In the United States, the Environmental Protection Agency (“EPA”) and state governments have earmarked funding for green initiatives, including electric school buses. In 2021, half of all U.S. bus registrations belonged to school buses, with the other half split between transit and coach buses (Roland Berger, 2020). As certain school bus manufacturers (such as Blue Bird) still source entire school district systems, the Company views the electric school bus segment as a key growth opportunity. The Company also believes that longer-term aggregators focused on Energy-As-A-Service are working with a large number of fleets and school districts and OEMs to provide complete e-mobility and charging solutions along with ongoing maintenance. Currently, school bus and transit bus manufacturing is concentrated around a handful of large companies that have significant market share (for example, Gillig and Lion Electric represent a combined 24% share of the aggregate North American trolleybus and school bus market). Therefore, the Company intends to aggressively target U.S.-based OEMs in the school bus and transit bus markets as well as aggregators.

•        Provide Integrated e-Mobility Solutions in North America:    Stakeholders of the public transportation ecosystem often struggle to cope with the electrification challenge. Both school districts and parent-teacher associations struggle with significant upfront capital expenditures, uneven electrical vehicle performance and a lack of systematic knowledge. The Company believes it has an opportunity to introduce turnkey or as-a-service (“AAS”) business models. While AAS is common for charging, it is less common for fleets or entire e-Mobility ecosystem. Current players such as Highland Electric have seen success that the Company believes it can learn from and replicate in the North American market.

•        Increase product features for accelerated commercialization of Kiepe Electric’s Digital Product Smart Fleet Energy Management:    The Company hopes to develop and launch SaaS-based SFM with standardized connections and communications to Kiepe Electric and third-party products. In addition, the Company hopes to use AI to provide services that get more efficient and more powerful over time. Through SFM, Kiepe Electric believes, in the future, the customer value proposition can be captured across the three dimensions described and shown below.

1.      SFM will secure the circulation of electrical vehicles through AI supported prediction of future energy consumption.

2.      SFM will provide visibility of the fleet wide energy consumptions of fleets.

3.      SFM, together with the Kiepe Electric electrical traction and charging system, will prolong the lifetime of the electrical system through AI supported energy consumption prediction and charging demand management.

Kiepe Electric hopes to introduce SFM and its features using the following roadmap:

Features and bundles

Roadmap

Scale
cEfffciency
kEco
kTariff
kStation
kBatt
Rise
kCharge
kEmergency
kSeperator
kFence
Launch
kMonitoring
kUpdate
kRange
Function

•        Hybridization of Existing Rail Diesel Multiple Unit Fleets:    Due to long delivery lead times, the Company plans to focus its efforts on winning large tenders that are vital to ensuring sales realization. The Company intends to pursue tender partners and ramp-up its sales force to capture modernization and maintenance opportunities in light rail and adjacent segments like metro and electrical multiple units.

Competition

Kiepe Electric faces competition in each of its three primary businesses:

Electric Vehicle Systems:    The Company’s EVS strategy targets three core geographic markets: Europe, North America and Australia. The European market is led in the city transit and coach segment by large European OEMs. Kiepe Electric currently serves the European markets, particularly Germany, Italy, Switzerland and France, as an e-system supplier. In the future, Kiepe Electric may expand its offerings to include a component business. Three companies account for roughly 83% of the North American transit bus market: (a) Gillig, (b) BYD and (c) New Flyer (Roland Berger, 2020). Whereas New Flyer and Gillig dominate traditional fuel segments, Proterra and BYD hold the largest shares of the battery electric segment. On a subsystem and component level, the market is dominated by strong incumbents like Cummins and Dana, which supply almost all major OEMs. Price and quality remain important, but supply chain stability is also an extremely important factor as supply chain challenges have increased during 2022 and 2023. To compete with incumbent manufacturers, the Company intends to ramp up production, accompany platform design and make strong business cases to existing and potential customers.

In addition, the Company faces significant competition in high-power charging. Competition in the space is mostly split between large multinationals such as ABB, Siemens and BorgWarner and smaller players focused entirely on EV charging. Only a few competitors currently offer a UHPC product, a segment that was more specialized until recently. The Company believes its current product portfolio and competencies can be leveraged to address new applications and business models in the charging space using power from the public grid as well as from the catenary of existing railway infrastructure.

Rail Vehicle Systems:    The Company competes with several major European OEMs in the light rail vehicle segment, as insourcing of system competency among OEMs appears to be an increasing trend. On a component level, many of the major players continue to outsource, which incentivizes the Company to continue shifting its business towards subsystems and components.

Aftermarket & Sales, Modernization:    In modernizations, Kiepe Electric primarily competes against Amepower and railroad car manufacturers such as Alstom and Siemens. In aftermarket and sales, Kiepe Electric typically completes with operators, major OEMs, other system integrators and component manufacturers.

Research and Development

Kiepe Electric has invested and continues to invest significant resources into research and development projects as it believes its ability to grow its market position depends, in part, on breakthrough technologies that offer a unique value proposition for the Company’s customers and differentiation from its competitors.

The primary areas of focus for research and development include, but are not limited to, (i) ensuring that all offered features meet the highest safety and security standards, (ii) energy efficient charging solutions, (iii) AI-based fleet and energy management and (iv) enhanced customer experience through connectivity.

Kiepe Electric’s research and development team consists of over 55 people across multidisciplinary backgrounds, as well as various global engineering companies, including the TCI where Kiepe has a dedicated workforce of additional 20+ engineers. Following the consummation of the Kiepe Acquisition, Kiepe Electric expects to continue to utilize the services of TCI through a service agreement.

Government Regulation

The business activities of Kiepe Electric are subject to various regulatory requirements, including under (i) international and national product-related laws as well and (ii) health, safety and environmental regulations. The Company’s operations are also subject to several building and environmental permitting requirements in each jurisdiction.

Data Privacy and Security

Kiepe Electric collects, uses, discloses, and otherwise processes information related to identifiable individuals, such as employees and representatives of business partners and vendors. Kiepe Electric’s processing of personal information is subject to U.S. (federal, state, local) and international privacy and security laws and regulations, including in the European Economic Area (“EEA”) and the UK.

These laws and regulations impose comprehensive compliance requirements and are constantly evolving, with some obligations potentially conflicting with others, complicating our compliance efforts. Any failure or perceived failure to comply with such laws and regulations may result in investigations, proceedings, or actions that lead to regulatory, civil and/or criminal penalties and restrictions on data processing.

ROHS/WEEE

The products manufactured by Kiepe Electric must comply with Directive 2011/65/EU on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS), which is implemented in Germany by the Electrical and Electronic Equipment Substances Ordinance (Elektro- und Elektronikgeräte-Stoff-Verordnung). Under the Ordinance certain substances beyond a de minimis threshold are banned in electrical and electronic appliances (e.g., lead, mercury, cadmium, chromium VI or certain brominated flame retardants).

Furthermore, certain industry products manufactured by Kiepe Electric may be subject to Directive 2012/19/EU on waste electrical and electronic equipment (WEEE), which has been implemented in Germany in the Electrical and Electronic Equipment Act (Elektrogesetz). According to the Directive and the Act, equipment must be designed to facilitate reuse, dismantling and recycling. Furthermore, the law also imposes take-back and registration obligations on manufacturers. However, the law does not apply to means of transport for passengers and goods.

Waste Management

Further requirements regarding the reduction of waste, environmentally friendly recycling and the disposal of waste result from the Closed Substance Cycle Waste Management Act (Kreislaufwirtschaftsgesetz). As a general rule, Kiepe Electric must select its raw materials according to the principle of waste prevention.

Product Safety

Requirements for the provision of safe products result from (i) the Directive 2006/42/EC on machinery, (ii) Directive 2014/35/EU on electrical equipment designed for use within certain voltage limits and (iii) Directive 2014/30/EU on electromagnetic compatibility. These directives provide for particular safety requirements and documentation obligations. The directives are implemented in Germany in the Product Safety Act (Produktsicherheitsgesetz) and related ordinances, in particular the Machine Ordinance (Maschinenverordnung), the Ordinance on Electrical Equipment (Verordnung über elektrische Betriebsmittel) and the Act on the Electromagnetic Compatibility of Equipment (Elektromagnetische-Verträglichkeit-Gesetz).

Chemical Regulation (REACH)

Under Regulation (EC) No 1907/2006 on the registration, evaluation, authorization and restriction of chemicals (REACH) Kiepe Electric as downstream user is obliged to report all products placed on the market of the EEA that contain a so-called Substance of Very High Concern (“SVHC”) in a concentration above 0.1% weight by weight to the Substances of Concern In articles as such or in complex objects (Products) (“SCIP”) database, which is operated by the European Chemicals Agency (“ECHA”). Kiepe Electric has implemented an internal identification and reporting system to comply with its obligations under REACH.

Batteries

In addition, Kiepe Electric has to comply with the German Battery Act (Batteriegesetz). The requirements under the act include certain notification obligations for placing batteries on the market, labeling obligations and take-back obligations. However, Kiepe Electric is not subject to the producer obligations for vehicle and industrial batteries, as these are provided by the Company’s suppliers. The portable batteries manufactured by Kiepe Electric are covered by a service provider’s take-back system.

The transportation and packaging of deliveries of large lithium-ion batteries (more than 100 watt hours per battery) is subject to certain legal requirements according to (i) the Agreement concerning the International Carriage of Dangerous Goods by Road (ADR), (ii) the Regulation concerning the International Carriage of Dangerous Goods by Rail (RID) and (iii) the International Maritime Dangerous Goods (IMDG) Code. Kiepe Electric has adopted internal procedural instructions for this purpose. Specific requirements apply also for the transport of gas bottles and double layer capacitors.

Occupational Health and Safety

Furthermore, Kiepe Electric has to comply with various occupational health and safety requirements stipulated including, among others, requirements under the Act on the Implementation of Occupational Health and Safety measures to improve the Safety and Health Protection of Employees at Work (Arbeitsschutzgesetz). Under this law, a company’s management bears comprehensive responsibility for the safety and health of employees and for a safe work environment. Kiepe Electric has issued a procedural directive for its HSE department that regulates responsibility for occupational health and safety and environmental protection.

Public Procurement

In addition, Kiepe Electric (either alone or as part of a bidder consortium) regularly participates in public procurement procedures issued by public authorities. Such public procurement procedure are highly formalized and must comply with strict procedural requirements under European and German procurement law including part 4 of the Act against Restraints of Competition (GWB).

Intellectual Property

The Company’s intellectual property is an important component of its business, and an important tool to drive value and differentiation in its products and services. The Company seeks to protect its technology, brands and other proprietary information and materials through a combination of patent, trademark, trade secret and other intellectual property laws.

As of August 31, 2023, the Kiepe Electric owned six utility patents, six design patents, and nine utility patent applications, relating to e-mobility systems, including catenary and charging systems, and AC-DC converter systems. The patents and patent applications have been issued or applied for in the U.S., the U.K. and the E.U. In addition, as of August 31, 2023, the Company owned approximately 75 trademark registrations covering the name and logos for Kiepe Electric in the U.S., the U.K., the E.U., North Macedonia, Norway, Serbia, Switzerland, Turkey, Australia and China.

In addition, the Knorr Bremse Group has agreed to license certain intellectual property to Kiepe Electric to allow Kiepe Electric to continue to conduct its business consistent with past practice.

Legal Proceedings

From time to time, the Company may be subject to actions, claims, suits and other legal proceedings arising in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. The Company is not currently party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

Employees

As of September 30, 2023, the Company employed approximately 550 people, including approximately 500 people on a full-time basis, either directly, through its subsidiaries or as lease employees through a professional employer organization. The Company employs approximately 150 engineers with university degrees (including the 55 members of research and development team ) and also engages numerous consultants and contractors to supplement its permanent workforce. Approximately 380 employees located in Germany are covered by collective bargaining agreements. The collective bargaining agreements apply on the basis of reference clauses in employment contracts. The collective wage agreement expires on September 30, 2024. The Kiepe Electric management team believes it has a strong and positive relationship with its employees.

Facilities

Kiepe Electric’s headquarters are located in Dusseldorf, Hassels, Germany where it owns premises consisting of 23,172 square meters of office, manufacturing, testing facilities and storage space at Kiepe-Platz 1 and leases 1,299 square meters of office and manufacturing space at Paul-Thomas-Str. 48, approximately 3 kilometers from the headquarters in Düsseldorf, Reisholz. The Company believes this space is sufficient to meet its needs for its headquarters for the foreseeable future and that any additional space it may require will be available on commercially reasonable terms. As of October 2023, there were 518 full-time employees working across the engineering, production, sales, and service functions in Dusseldorf.

In addition to its headquarters, Kiepe Electric has the following spaces:

•        1,397 square meters of office, manufacturing and storage space leased in Niederbuchsiten, Switzerland. As of October 2023, there were 32 full-time employees working across the engineering, production, sales and service functions.

•        4-6 working places/shared desks and storage space of ca. 150 square meters of office space leased in Moedling, Austria. As of October 2023, there were 10 full-time employees working across the engineering, sales and service functions. Kiepe Electric will move this office to Vienna in December 2023 and lease an area of 206 square meters.

•        150 square meters of office space leased in Cernusco sul Naviglio, Italy. As of October 2023, there were six full-time employees working across the sales and service functions.

•        2,880 square feet of office and service area space leased in Vancouver, Canada. As of October 2023, there were five full-time employees working across the sales and service functions.

•        20,953 square feet of office and manufacturing space leased in Alpharetta, Georgia. As of October 2023, there were 19 full-time employees working across the production, sales, and service functions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KIEPE ELECTRIC

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kiepe Electric” should be read in conjunction with the “Business of Kiepe Electric and Certain Information about Kiepe Electric” and “Selected Historical Financial Information” sections and Kiepe Electric’s audited combined financial statements as of and for the fiscal years ended December 31, 2022 and 2021 and unaudited interim condensed combined financial statements as of and for the six-months ended June 30, 2023 and 2022, each of which are included elsewhere in this proxy statement/prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. Actual results of Kiepe Electric could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.” In this section, references to the “Company” “we,” “us,” “Kiepe Electric” and “our” are intended to refer to Kiepe Electric and its subsidiaries, unless the context clearly indicates otherwise. Amounts are presented in thousands of euros, except for per share data or as otherwise noted.

Business Overview and Highlights

Kiepe Electric is a carve-out business of Knorr-Bremse AG, Munich, Germany (“KB”, together with its direct and indirect subsidiaries, the “KB Group”). On July 26, 2023, wholly owned subsidiaries of KB, Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and Knorr-Brake Holding Corporation, entered into the Kiepe SPA with Heramba and Heramba Holdings, pursuant to which Heramba and Heramba Holdings are acquiring 85% of the equity interests of Kiepe GmbH and 100% of the equity interests of Kiepe US.

Kiepe Electric is a global specialist in e-engineering offerings of environmentally friendly electrical equipment for tramcars, light rail vehicles, metro vehicles and regional vehicles as well as battery buses, trolleybuses and In-Motion-Charging buses. Kiepe Electric operates in the business areas of Rail Vehicle Systems (“RVS”), Electrical Vehicle Systems (“EVS”) and Aftermarket & Sales, Modernization with its core competence in the design and integration of electrical systems in the stated vehicles. Kiepe Electric operates globally with its headquarters in Germany and operations located in Austria, Switzerland, Italy and North America.

Key Factors Affecting Operating Results

Supply Chain Constraints.

We rely on a limited number of suppliers to manufacture our components and systems, including in some cases only a single supplier for some products and components. While we have long-term agreements with suppliers of some of our key components, our reliance on a limited number of manufacturers increases our risks, since we do not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, our business could be adversely affected if one or more of our suppliers is impacted by any interruption at a particular location. For example, in 2022 and 2023 there were supply chain issues caused primarily by the COVID-19 pandemic and the conflict in Ukraine that affected the supply of electronic components and the manufacturing business globally, caused delays in the production of our products, increased our costs and adversely impacted our revenues. Approximately €25 million of projects were delayed from 2021 to 2022 and approximately €40 million of projects were delayed from 2022 to 2023. In addition, our average cost of production increased approximately 5% per year over the period from 2021 to 2023.

In addition, we rely on engineering service providers, including our partnership with TCI. Disruptions in our partnership with TCI or other service providers may lead to disruptions and/or significant delays in our ongoing research and development programs or customer projects.

If we experience a significant increase in demand for our products, or if we need to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to assemble circuit boards or batteries and submodules in sufficient volume, quality and time. Identifying suitable suppliers and manufacturers could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. To date, supply chain issues have not materially affected our business outlook and goals or our operating results, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact of any future or prolonged supply chain issues or any mitigation efforts we may take going forward. For example, as a result of potential supply chain issues, the mitigation efforts discussed above may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction or otherwise harm our reputation. Further, if we were to elect to transition or add suppliers or manufacturers, it may result in temporary or additional delays or risks related to consistent product quality or reliability. This in turn may limit our ability to meet customer demand. We may in the future also purchase supplies further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations. However, a loss of any significant suppliers or manufacturers could have an adverse effect on our business, financial condition and operating results.

Russia and Ukraine Conflict.

We have majority of customers and suppliers in Europe. Our OEM partners have significant presence in Europe as well. Any uncertainty in Europe driven by geo-political situations such as the conflicts between Russia and Ukraine and Israel and Hamas may have an adverse impact on our business. This may result in longer projects delays for us due to longer lead-time for our OEM partners in accessing raw materials such as steel and iron. Also, geopolitical conflicts may increase in energy prices and cost of manufacturing resulting in lower margins for our business.

Components of Combined Statements of Loss

Revenues

Kiepe Electric generates revenue from contracts with various public transport companies, fleet operators and vehicle manufacturers in the rail and road sectors.

Historically, the Company’s revenues have been generated from contracts in three primary businesses: Rail Vehicle Systems (“RVS”), Electric Vehicle Systems (“EVS”) and Aftermarket & Sales, Modernization.

The RVS business covers electrical systems for rail vehicles. Kiepe Electric integrates traction equipment, on-board power supply systems, vehicle control systems as well as many electronic and electrical vehicle components into its extensive system solutions. The RVS business is characterized by long project cycles, resulting in high sales coverage and reliable sales planning. The RVS business represents long-term construction contracts, which focus on customer specific solutions (includes significant engineering and construction work, followed by serial production). IFRS 15.10 defines a contract as an agreement between two or more parties that creates enforceable rights and obligations. For long-term construction contracts the parties generally agree on a so-called Purchase Contract or Project Purchase Contract which, in turn, creates enforceable rights and obligations and meet the definition of a contract. The contract specifies the deliverables, the quantities as well as the terms of payment and delivery. Terms of payment are agreed individually for each contract.

The EVS business covers traction equipment, current collector systems, on-board power supply systems, battery chargers and insulation monitoring systems, including energy management. The vehicle equipment is supplemented by components from other companies to an optimized system and delivered to the customer from a single source. In contrast to the RVS business, the EVS business has a lower sales coverage caused by shorter tendering cycles. Long-term construction contracts are applied for the EVS business to the same extent as for the RVS business. The accounting policies applied for the EVS business are the same as those for the RVS business.

The Aftermarket & Sales, Modernization business covers spare parts, the Company’s repair center, maintenance contracts and test and fleet modernization. Modernization of vehicles can be an alternative to buying new vehicles. Kiepe Electric advises public transport companies on the prolongation of the life cycles of vehicles and offers modernization services. The typical deliveries in connection with the Aftermarket & Sales, Modernization business are spare parts, respective services, and maintenance contracts. For service contracts, Kiepe Electric generally receives separate orders to deliver parts or short-term services. In the case of service contracts (including sale of spare parts), the customers’ orders for individual items contain the item itself, quantity, price and terms of payment and delivery. The contract is concluded and effective with acceptance by Kiepe Electric.

Change in inventory of finished and unfinished goods and own work capitalized

Own work capitalized results from the capitalization of development costs reclassified from the line item “cost of materials” in the combined statements of loss.

Other operating income

Other operating income includes income from shareholder resolution, income from other services, income from government grants and income from the disposal of assets held.

Cost of materials

Cost of materials is comprised of expenditures for raw materials, consumables and purchased goods as well as purchased services.

Personnel expenses

Personnel expenses primarily include wages and salaries for employees as well as social security contributions and expenses for temporary employees.

Other operating expenses

Other operating expenses includes warranty expenses, freight costs, provision for potential liquidated damages, headquarter fees, professional fees, maintenance expenses, travel and other employee expenses, license and patent fees, rents and leases, impairment losses and reversals, other taxes, currency translation losses and other costs.

Depreciation, amortization and impairment

Depreciation expenses relates to depreciation of our property, plant and equipment, including right-of-use assets, over their estimated useful lives using the straight-line method. Amortization expense represents the amortization of our Intangible assets with finite useful lives on a straight-line basis over their useful lives.

If the carrying amount of an asset, or if the CGU to which the asset belongs, is higher than its recoverable amount, the carrying amount is reduced to the recoverable amount, and an impairment loss is recognized in the combined statements of loss.

Interest income, interest expenses and other financial result

Interest income from financial instruments primarily relates to cash-pooling with KB Group.

Interest expenses primarily consist of fees for bank guarantees. Remaining other interest expenses relate to interest accrued for a tax audit in 2021.

The remaining other financial income includes dividends received from the investment in Heiterblick Projektgesellschaft mbH. Foreign currency gains or losses on financial instruments carried at amortized cost (“AC”) mainly result from the currency translation differences of cash and cash equivalents at the closing rate. These foreign currency gains or losses are presented net.

Income tax (expense) benefit

Current tax is the amount of income tax payable or recoverable in respect of the taxable profit or tax loss for a period as well as all adjustments to the tax payable in previous years. In addition, the current tax also includes adjustments for any tax payments or refunds due for any years not yet finally assessed (excluding interest payments or refunds). There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. We recognize liabilities for anticipated tax audit matters based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made. The amount is calculated from the best possible estimate of the expected tax payment (expected value or most likely value of the tax uncertainty). Tax receivables from uncertain tax positions are then recognized if it is more likely than not and thus reasonably certain that they can be realized.

Results of Operations

Comparison of the six months ended June 30, 2023 and 2022

The following table sets forth a summary of our combined statements of profit for the periods presented (in thousands):

	For the six months ended June 30,		Change in
	2023	2022	$	%
	(In thousands, except percentages)
Revenue	€67,605	€58,335	€9,270	15.9%
Change in inventory of finished and unfinished goods	(2,233)	(1,758)	(475)	27.0%
Own work capitalized	1,630	1,527	103	6.7%
Other operating income	1,265	7,070	(5,805)	(82.1)%
Cost of materials	(24,373)	(26,144)	1,771	(6.8)%
Personnel expenses	(27,479)	(27,251)	(228)	0.8%
Other operating expenses	(13,406)	(7,707)	(5,699)	73.9%
Depreciation, amortization and impairment	(1,860)	(2,564)	704	(27.5)%
Operating profit	1,149	1,508	(359)	(23.8)%
Interest income	560	76	484	636.8%
Interest expenses	(572)	(439)	(133)	30.3%
Other financial result	63	62	1	1.6%
Profit before taxes	1,200	1,207	(7)	(0.6)%
Income tax (expense) benefit	(52)	70	(123)	(175.7)%
Profit for the period	€1,148	€1,277	€(129)	10.1%

Revenues

Revenues increased by 15.9%, or €9.3 million, for the six months ended June 30, 2023 as compared to the same period in 2022, driven primarily by an increase in revenues for the execution of individual projects where revenues are generated over time of €7.6 million and an increase in revenues generated at a point in time of €1.6 million.

Change in inventory of finished and unfinished goods

Change in inventory of finished and unfinished goods decreased by 27.0%, or €475 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022, driven primarily by a decrease in work in progress related to contracts where revenues are generated at a point in time and physical inventory.

Own work capitalized

Own work capitalized increased by 6.7%, or €103 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022, driven primarily by product developments.

Other operating income

Other operating income decreased by 82.1%, or €5.8 million, for the six months ended June 30, 2023 as compared to the same period in 2022. The income from other services primarily relates to intercompany services, such as human resources and rental income, provided to other KB Group entities. In the six-month period ended June 30, 2022, the income from releases of provisions and accruals included €6.5 million which resulted from a release of provisions for potential liquidated damages. The line item “other” includes income from the reversal of accruals as well as customer payments of freight cost and cost reimbursements from suppliers.

Cost of materials

Cost of materials decreased by 6.8%, or €1.8 million, for the six months ended June 30, 2023 as compared to the same period in 2022. The cost of materials comprises expenditures for raw materials, consumables and purchased goods as well as purchased services. The decrease in cost of materials was due primarily to a change in the project mix underlying revenues resulting in higher margins during the six months ended June 30, 2023.

The expenses for raw materials, consumables and purchased goods include increases in write-downs on inventories in the amount of €777 thousand for the six-month period ended June 30, 2023 as compared to €276 thousand for the same period in 2022.

Personnel expenses

Personnel expenses remained relatively flat for the six months ended June 30, 2023 as compared to the same period in 2022.

Other operating expenses

Other operating increased by 73.9%, or €5.7 million, for the six months ended June 30, 2023 as compared to the same period in 2022. The increase primarily results from additional warranty provisions and increased legal, consulting and audit costs relating to the sale of the Company (which such costs totaled €1.8 million).

Depreciation, amortization and impairment

Depreciation, amortization and impairment expense decreased by 27.5%, or €704 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022. The decrease was primarily related to a decrease in the depreciation of property, plant and equipment of €324 thousand and a decrease in the amortization of capitalized development projects of €150 thousand.

Interest income, interest expense and other financial result

Interest income increased by 636.8%, or €484 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022. The increase in interest income was primarily related to the rise in interest rates in 2023.

Interest expenses increased by 30.3%, or €133 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022. The increase was primarily related to fees for bank guarantees and an increase of €12 thousand resulting from a loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG.

Other financial result remained relatively flat for the six months ended June 30, 2023 as compared to the same period in 2022.

Income tax (expense) benefit

Income tax (expense) benefit decreased by 175.7%, or €123 thousand, for the six months ended June 30, 2023 as compared to the same period in 2022, primarily due to improved forecasted annual effective tax rate for 2023 (as profit before taxes is expected to improve for the second half of 2023).

Comparison of the years ended December 31, 2022 and 2021

The following table sets forth a summary of our consolidated statements of loss for the periods presented (in thousands):

	Years Ended December 31,		Change in
	2022	2021	$	%
	(In thousands, except percentages)
Revenue	€119,788	€109,265	€10,523	9.6%
Change in inventory of finished and unfinished goods	(4,377)	1,360	(5,737)	(421.8)%
Own work capitalized	3,468	3,734	(266)	(7.1)%
Other operating income	3,534	5,844	(2,310)	(39.5)%
Cost of materials	(53,650)	(56,579)	2,929	(5.2)%
Personnel expenses	(57,429)	(61,296)	3,867	(6.3)%
Other operating expenses	(24,381)	(23,629)	(752)	3.2%
Depreciation, amortization and impairment	(4,968)	(6,669)	1,701	(25.5)%
Operating loss	(18,015)	(27,970)	9,955	(35.6)%
Interest income	150	33	117	354.5%
Interest expenses	(1,061)	(1,655)	594	(35.9)%
Other financial result	(37)	15	(52)	(346.7)%
Loss before taxes	(18,963)	(29,577)	10,614	(35.9)%
Income tax (expense) benefit	(1,095)	918	(2,013)	(219.3)%
Loss for the period	€(20,058)	€(28,659)	€8,601	(30.0)%

Revenues

Revenues increased by 9.6%, or €10.5 million, for the year ended December 31, 2022 as compared to the same period in 2021, driven primarily an increase in revenues for the execution of individual projects where revenues are generated over time of €15.2 million, partially offset by a decrease in revenues generated at a point in time of €4.6 million.

Change in inventory of finished and unfinished goods

Change in inventory of finished and unfinished goods decreased by 421.8%, or €5.7 million, for the year ended December 31, 2022 as compared to the same period in 2021, driven primarily by a decrease in work in progress related to contracts where revenues are generated at a point in time and physical inventory.

Own work capitalized

Own work capitalized decreased by 7.1%, or €266 thousand, for the year ended December 31, 2022 as compared to the same period in 2021, driven primarily by lower product development costs.

Other operating income

Other operating income decreased by 39.5%, or €2.3 million, for the year ended December 31, 2022 as compared to the same period in 2021. Other operating income includes income from an earn-out agreement of the KB Group with the former shareholder of Kiepe GmbH in the amount of €2.3 million recognized during the year ended December 31, 2022. In 2021, Kiepe Electric realized a gain of €2.8 million from the sale of Kiepe Electric Ges. m. b. H., Vienna, Austria, which consisted of property, plant and equipment at the date of disposal. The income from other services mainly relates to intercompany services, such as human resources and rental income, provided to other KB Group entities. The line item “other” includes income from the reversal of accruals as well as customer payments of freight cost and cost reimbursements from suppliers.

Cost of materials

Cost of materials decreased by 5.2%, or €2.9 million, for the year ended December 31, 2022 as compared to the same period in 2021. The decrease was due in part to a decrease in expenses for raw materials, consumables and purchased goods, including write-downs on inventories in the amount of €914 thousand. In addition, there were increased costs associated with purchased services as a result of a reduced workforce of approximately 60 full-time equivalents (“FTE”).

Personnel expenses

Personnel expenses decreased by 6.3%, or €3.9 million, for the year ended December 31, 2022 as compared to the same period in 2021. The decrease in wages and salaries in 2022 was primarily driven by the reduction of employees from 554 in 2021 to 492 in 2022 and a reduction in severance payments from €4.7 million in 2021 to €2.7 million in 2022, partially offset by an increase in bonus payments to €2.4 million in 2022 as compared to €1.4 million in 2021. In addition, one-time payments based on a collective labor contract in the amount of €1.5 million are included in the wages and salaries for 2022.

Other operating expenses

Other operating expenses increased by 3.2%, or €752 thousand, for the year ended December 31, 2022 as compared to the same period in 2021. The increase in 2022 resulted from additional warranty provisions and liquidated damages.

Depreciation, amortization and impairment

Depreciation, amortization and impairment expense decreased by 25.5%, or €1.7 million, primarily relating to decreases in the amortization of intangible assets from acquisitions of €1.3 million, depreciation of property, plant and equipment of €342 thousand and amortization of capitalized development projects of €208 thousand.

Interest income, interest expense and other financial result

Interest income increased by 354.5%, or €117 thousand, for the year ended December 31, 2022 as compared to the same period in 2021, primarily due to increased cash balances.

Interest expenses decreased by 35.9%, or €594 thousand, for the year ended December 31, 2022 as compared to the same period in 2021, primarily due to a decrease in bank guarantee balances.

Other financial result decreased by 346.7%, or €52 thousand, for the year ended December 31, 2022 as compared to the same period in 2021, primarily due to foreign exchange gains and losses.

Income tax (expense) benefit

Income tax (expense) benefit decreased by 219.3%, or €2.0 million, for the year ended December 31, 2022 as compared to the same period in 2021, primarily due to tax loss carryforwards that were recognized as non-cash contributions or withdrawals by KB Group for Kiepe Electric entities that historically did not constitute separate income tax payers.

Liquidity and Capital Resources

Sources of Liquidity

To date, the Company’s primary sources of capital have been payment obligations arising from operating transactions and financing obligations. Historically, the liquidity and cash management of Kiepe Electric has been conducted through cash-pooling services provided by KB Group companies and profit and loss transfer arrangements to ensure efficient liquidity. The Company assesses liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. The Company’s expected primary uses of cash on a short-term and long-term basis are for working capital requirements, capital expenditures and other general corporate services.

As of June 30, 2023 and December 31, 2022, the Company had €7.9 million and €8.5 million, respectively, in cash. The Company believes that its current cash balance, together with revenues from operations, is sufficient to fund the Company’s ongoing business for the next twelve months.

The Company had and expects that it will need to have in the future, a need to raise additional capital from outside sources to fund its operations and expand its business. If the Company is unable to raise additional capital when desired, its business, financial condition and results of operations would be harmed, and it may not be able to fulfill its current business plan.

Cash Flow Summary for the Six Months Ended June 30, 2023 and 2022

The following table summarizes our cash flows for the periods presented:

	For the six months ended June 30,
	2023	2022
Net cash provided by operating activities	€873	€2,292
Net cash used in investing activities	(1,382)	(1,853)
Net cash provided by (used in) financing activities	76	(66)
Effect of exchange rate changes on cash	(101)	32
Net increase (decrease) in cash and cash equivalents	€(534)	€405

Cash Flows from Operating Activities

Net cash provided by operating activities was €873 thousand for the six months ended June 30, 2023 as compared to €2.3 million for the same period in 2022. The decrease in net cash provided by operating activities was primarily related to changes in our profit for the period after non-cash adjustments including a decrease in amortization, depreciation and impairment.

Cash Flows from Investing Activities

Net cash used in investing activities was €(1.4 million) for the six months ended June 30, 2023 as compared to €(1.9 million) for the same period in 2022. In both periods, cash flows from investing activities was primarily related to purchases of intangible assets and capitalized development costs.

Cash Flows from Financing Activities

Net cash provided by financing activities was €76 thousand for the six months ended June 30, 2023 as compared to net cash used in financing activities of €(66 thousand) for the same period in 2022. In both years, cash flows from financing activities primarily related to financing transactions with KB offset by interest paid and repayments of lease liabilities.

Cash Flow Summary for the Years Ended December 31, 2022 and 2021

The following table summarizes our cash flows for the periods presented:

	For the years ended December 31,
	2022	2021
Net cash used in operating activities	(10,992)	(16,616)
Net cash (used in) provided by investing activities	(4,897)	483
Net cash provided by financing activities	17,520	20,508
Effect of exchange rate changes on cash	(1,028)	548
Net increase (decrease) in cash and cash equivalents	603	4,923

Cash Flows from Operating Activities

Net cash used in operating activities was €(11.0 million) for the year ended December 31, 2022 as compared to €(16.6 million) for the same period in 2021. The decrease in net cash used in operating activities was primarily related to the decrease in the Company’s net loss for the year, as well as changes in the Company’s trade receivables, trade payables and contract liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was €(4.9 million) for the year ended December 31, 2022 as compared to cash flows provided by investing activities of €483 thousand for the same period in 2021. In both years, cash flows from financing activities were primarily related to purchases of intangible assets and capitalized development costs. In 2021, the Company also received proceeds from the sale of property, plant and equipment which offset these purchases.

Cash Flows from Financing Activities

Net cash provided by financing activities was €17.5 million for the year ended December 31, 2022 as compared to €20.5 million for the year ended December 31, 2021. In both years, cash flows from financing activities primarily related to financing transactions with KB. In 2021, the Company also received proceeds from borrowings which increased its cash flows from financing activities.

Critical Accounting Estimates

The preparation of our combined financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and related disclosure of contingent assets and liabilities. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and results of operations, and which require a company to make its most difficult and subjective judgments. Based on this definition, we have identified the critical accounting policies and judgments addressed below.

We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates due to risks and uncertainties, including uncertainty in the current economic environment due to supply chain constraints and the conflict in Ukraine. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue is recognized in accordance with IFRS 15 when the customer has obtained control of the goods and services expected to be provided by Kiepe Electric. Control is either transferred at a point-in-time or over a period of time. When assessing revenue recognition over time, Kiepe Electric assesses whether a good has an alternative use and has an enforceable right to payment for the performance completed based on the project agreements. In instances in which these criteria are met, revenue is recognized based on measuring progress by using input-oriented methods. Kiepe Electric applies the cost-to-cost percentage-of-completion measure of progress as it best depicts how control transfers to clients. The cost-to-cost approach measures progress towards completion based on the ratio of cost incurred to date compared to total estimated contract cost. Kiepe Electric generates revenue from contracts with customers in the RVS, EVS and Aftermarket & Service, Modernization business.

Rail Vehicle Systems

The Rail Vehicle Systems business unit covers electrical systems for rail vehicles. Kiepe Electric integrates traction equipment, on-board power supply systems, vehicle control systems as well as many electronic and electrical vehicle components into its extensive system solutions. The RVS sector is characterized by long project cycles, resulting in high sales coverage and reliable sales planning.

The Rail Vehicle Systems business represents long-term construction contracts, which focuses on customer specific solutions (includes significant engineering and construction work, followed by serial production). IFRS 15.10 defines a contract as an agreement between two or more parties that creates enforceable rights and obligations. For long-term construction contracts the parties generally agree on a so-called Purchase Contract or Project Purchase Contract which in turn, creates enforceable rights and obligations and meet the definition of a contract. The contract specifies the deliverables, the quantities as well as the terms of payment and delivery. Terms of payment are agreed individually for each contract. The Company accounts for each promised good or service as a separate performance obligation if the good or service is capable of being distinct. A good or service is considered distinct if the customer can benefit from the good or service on its own or together with other resources and the promise to transfer a good or service to the customer is separately identifiable. In the case of long term construction contracts Kiepe Electric accounts for the contracts as one performance obligation and one product group. All engineering and all deliveries contained in the base contract for the respective rail vehicle system form one performance obligation. If a contract specifies more than one product group each product group represents a separate performance obligation. Kiepe Electric provides legally required warranties and offers service type warranties for each delivered system which lead to separate performance obligations.

The transaction price is the amount of consideration to which an entity expects to be entitled to in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). Due to the nature of the Company’s industry, there is significant complexity in the Company’s estimation of total expected revenue and cost, for which the Company must make significant judgments. The Company’s contracts with its customers may contain several types of variable consideration, including claims, unpriced change orders, award and incentive fees, liquidated damages and penalties or other provisions that can either increase or decrease the contract price to arrive at estimated revenue. These variable amounts generally are earned upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. The Company estimates variable consideration at the most likely amount to which it expects to be entitled upon completion of a project. The Company includes estimated amounts in the transaction price to the extent it is probable it will realize that amount. The Company’s estimates of variable consideration and its determination of its inclusion in project revenue are based on an assessment of the Company’s anticipated performance and other information that may be available to it. When the transaction price includes a significant financing component, the purchase price is adjusted accordingly. As of December 31, 2022 and 2021, only one project contained a significant financing component due to exceptionally high prepayments. The recognition of the significant financing component is based on a straightline basis over the term of the project.

If a contract involves multiple performance obligations the Company allocates the transaction price to each performance obligation identified in the contract on a relative stand-alone selling price basis. As all long-term construction projects are customized products, the standalone selling price is not directly observable. Kiepe Electric therefore derived the stand-alone selling price with a best estimate of cost to satisfy the obligation plus an average margin. For each performance obligation identified, at contract inception, the Company determines whether it satisfies the performance obligation over-time or satisfies the performance obligation at a point-in-time. For long term construction contracts revenue is generally recognized over-time.

Electric Vehicle Systems

The Electric Vehicle Systems business unit offers traction equipment, current collector systems, on-board power supply systems, battery chargers and insulation monitoring systems, including energy management. The vehicle equipment is supplemented by components from other companies to an optimized system and delivered to the customer from a single source. In contrast to the RVS business, the EVS business has a lower sales coverage caused by shorter tendering cycles. Long-term construction contracts are applied for the EVS business to the same extent as for the RVS business. The accounting policies applied for the EVS business are the same as those for the RVS business.

Aftermarket & Sales, Modernization

Kiepe Electric offers spare parts, its repair center, cost saving maintenance contracts as well as test and measuring instruments. Modernization of vehicles can be an alternative to buying new vehicles. Kiepe Electric advises public transport companies on the prolongation of the life cycles of vehicles and offers modernization services. The typical deliveries in connection with the Aftermarket & Sales, Modernization business are spare parts, respective services, and maintenance contracts. For service contracts Kiepe Electric generally receives separate orders to deliver parts or short-term services. In the case of service contracts (including sale of spare parts), the customers’ orders for individual items contain the item itself, quantity, price and terms of payment and delivery. The contract is concluded and effective with acceptance by Kiepe Electric. For service contracts the agreed goods and services are explicitly stated in the contract. All goods and services which can be ordered separately by the customer are distinct and classified as separate performance obligations. Kiepe Electric offers legally required and service type warranties. The transaction price for service contracts (including the sale of spare parts) is determined by the list price and each part or component is sold by its stand-alone selling price. Variable components (e.g., bonuses or discounts) are considered as changes in the transaction price.

Revenue from service contracts is recognized over time. Due to the short-term nature of service contracts, which is typically less than one year, revenue from service contracts is recognized when the service is completed. Revenue from the sale of spare parts is recognized at the point in time when control is transferred to the customer. Long-term construction contracts are applied for the modernization business to the same extent as for the RVS business. The accounting policies applied for the modernization business are the same as those for the RVS business.

Intangible assets and goodwill

Intangible assets with a finite useful life that were not acquired as part of a business combination are recognized at cost less accumulated amortization. If necessary, accumulated impairment losses are recognized. Expenditures for research activities are recognized in profit or loss in the period in which they arise. Development activities are capitalized at acquisition or manufacturing cost in accordance with IAS 38.57, including allocable overheads if the development costs can be reliably measured, the technical feasibility of completing the asset is available, a future economic benefit is probable, and the Company intends and has adequate resources to complete the development and use or sell the asset. Development activities are measured at cost less accumulated amortization and accumulated impairment losses. Internally generated intangible assets are amortized on a straight-line basis over the expected product life cycle. Intangible assets with finite useful lives are generally amortized on a straight-line basis over their useful lives. The amortization period for intangible assets with finite useful lives is reviewed annually. Changes in expected useful lives are treated prospectively as changes in accounting estimates. The carrying values of intangible assets with finite useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable. The amortization expense on intangible assets with finite useful lives is recognized in profit or loss. The estimated useful lives of capitalized intangible assets are:

•        Licenses and acquired rights: 1-5 years

•        Brands and customer relationships: 3-10 years

•        Internally generated intangible assets: 3-10 years

With acquisitions of businesses, goodwill represents the excess of the consideration transferred over the fair values assigned to the identifiable assets proportionally acquired and liabilities assumed. Goodwill resulting from a business combination is recognized at acquisition costs less impairment charges. Goodwill is not amortized but is tested for impairment annually, or sooner when an indication of impairment has been identified.

Property, plant and equipment

Property, plant and equipment are measured at acquisition or manufacturing cost less accumulated depreciation and accumulated impairment, if any. Acquisition costs comprise the purchase price and costs directly attributable to bringing the asset to its location and condition necessary for its intended use. The manufacturing costs of internally produced equipment and facilities include all direct costs and allocable overheads. Acquisition or manufacturing costs include the estimated costs, if any, of dismantling and removing the item and restoring the site. Property, plant and equipment are depreciated over their estimated useful lives using the straight-line method as shown in the table below:

•        Buildings: 1-50 years

•        Technical equipment and machinery: 2-16 years

•        Other equipment, factory and office equipment: 2-20 years

The useful life and amortization method are reviewed at the end of each reporting period. If the expected useful life of an asset changes, the effect on depreciation is recognized prospectively as a change in accounting estimate.

Inventories

Inventories are measured at the lower of acquisition or manufacturing cost and net realizable value. Unfinished and finished goods include costs directly related to the units of production as well as a systematic allocation of fixed and variable production overheads. Production related administration costs are also capitalized. The net realizable value is the expected selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale. Acquisition or manufacturing costs for inventories that are interchangeable are allocated under the moving average cost formula.

Employee benefits

The Company recognizes defined contribution plans, defined benefit plans (pensions, severance payments) and other long term employee benefits (jubilee, partial retirement). Contributions to defined contribution plans are recognized as an expense when the related service has been rendered. Prepaid benefits are reported as an asset when there is a right to reimbursements or reduction of future payments. Under the company’s Italian (“TFR”) and Austrian (“Abfertigungszahlungen”) severance plans, commitments are made whereby employees waive their right to cash settlements. The Company’s net obligation with respect to defined benefit plans is calculated separately for each plan by estimating the future benefits that employees have earned in the current period and in prior periods. The earned future benefits are discounted to the valuation date and summarized as defined benefit obligations. The recognized defined benefit obligations are based on actuarial reports on the basis of the projected unit credit method. The fair value of any plan asset is netted against the calculated defined benefit obligations. For defined benefit plans, the remeasurements of the net defined benefit liability are recognized directly in other comprehensive income (loss). The remeasurement includes the effect of change in assumptions, actuarial profits and losses, the income from plan assets (excluding interest income) and the impact of any asset cap (excluding interest income). For other long term employee benefits, the remeasurements are recognized in profit or loss. Since no comprehensive disclosures are made in the notes for the severance payment obligations in accordance with IAS 19, the remeasurements of these plans are also recognized in profit and loss.

Other provisions

A provision is recognized in the combined statements of financial position when the Company has a present legal or constructive obligation in relation to third parties as a result of past events, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. The amount recognized as a provision represents the best estimate of the obligation at the reporting date. If the provisions are expected to be utilized within the normal business cycle, they are classified as current. Non-current provisions with an original maturity of more than one year are discounted to the present value of the expenditures expected to settle the obligation at the end of the reporting period.

Warranties

Provisions for warranty obligations are recognized for the expected warranty obligations from the sale of products and services. The Company provides assurance type warranties that are recorded as provisions. Provisions are based on best estimates regarding to the settlement of obligations taking into account past experience. They also include provisions for outstanding customer claims.

Restructuring Provisions

A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan and the restructuring measures have either commenced or have been communicated to the parties affected. Future operating losses are not taken into consideration for such provisions. Expenses resulting from the recognition of restructuring provision are recognized in the line item “personnel expenses” within the combined statements of loss.

Onerous Contracts

A provision for onerous contracts is recognized if the unavoidable costs of meeting the contractual obligations exceed the revenue expected from the contract. The provision is measured at present value of the expected loss (i.e.; the difference between the total costs to be incurred and the total proceeds to be received from the contract). Before a provision is recognized, the Company records an impairment loss for the assets associated with that contract.

Provisions for Taxes

The Company reports all risks and obligations arising from tax matters other than income taxes under tax liabilities.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments in the form of financial assets and financial liabilities are generally presented separately. Financial instruments are recognized as soon as Kiepe Electric becomes a party to the contractual provisions of the financial instrument. In the case of purchases or sales of financial assets through the regular market, Kiepe Electric uses the transaction date as the date of initial recognition or derecognition. Upon initial recognition, financial instruments are measured at fair value. For the purpose of subsequent measurement, financial instruments are allocated to one of the categories mentioned in IFRS 9 (financial instruments measured at amortized cost, financial instruments measured at fair value through other comprehensive income and financial instruments measured at fair value through profit or loss). Transaction costs directly attributable to acquisition or issuance are considered when determining the carrying amount if the financial instruments are not measured at fair value through profit or loss.

Classification of financial instruments:

The classification of financial instruments is based on the business model for managing the financial assets and on their contractual cash flows. Financial instruments at amortized cost Financial assets at amortized cost are non-derivative financial assets that consist solely of payments of principal and interest on the nominal amount outstanding and which are held with the aim of collecting the contractual cash flows, such as trade receivables (not including factoring), receivables from related parties and cash and cash equivalents (business model “hold to collect”). Cash and cash equivalents consist primarily of cash. Cash equivalents are short-term, extremely liquid financial investments that can be converted to cash at any time and that are only subject to insignificant risks of changes in value. After initial recognition, financial assets at amortized cost are subsequently carried at amortized cost using the effective interest method less any loss allowances. Gains and losses are recognized in the combined statements of loss when the financial assets at amortized cost are impaired or derecognized. Interest effects on the application of the effective interest method are also recognized in profit or loss, as well as the effects of currency translation. Financial instruments at fair value through other comprehensive income Financial assets at fair value through other comprehensive income are non-derivative financial assets that consist solely of payments of principal and interest on the nominal amount outstanding and which are held to collect the contractual cash flows as well to sell the financial assets (business model “hold to collect and sell”). Kiepe Electric currently does not hold any financial assets designated as at “fair value through other comprehensive income”.

Financial instruments at fair value through profit or loss Financial assets measured at fair value through profit or loss include financial assets with cash flows other than those of principal and interest on the nominal amount outstanding. Furthermore, financial assets that are held in a business model other than “hold to collect” or “hold to collect and sell” are included here. If financial instruments are classified as “fair value through profit or loss”, transaction costs are reported through profit or loss and presented net within “other financial result” in the combined statements of loss directly in the period in which they arise. In addition, derivative financial instruments to which hedge accounting is not applied fall under this category, as well as financial assets that are classified as held for trading, are included here. Gains or losses on these financial assets are recognized in profit or loss. Currently, Kiepe Electric does not hold any financial assets designated as at “fair value through profit or loss”.

Financial Liabilities

Financial liabilities are classified in the “at amortized cost” category. If the fair value option is exercised for the initial recognition, they are classified as “at fair value through profit or loss”. There are no financial liabilities which fall under fair value option. Financial liabilities are subsequently measured at amortized costs using the effective interest method, are non-derivative financial liabilities or arise when a transfer of a financial asset does not qualify for derecognition or when the continuing involvement approach applies. For Kiepe Electric, financial liabilities classified at amortized costs mainly include trade payables, liabilities to related parties and other financial liabilities.

Offsetting of Financial Instruments

Financial assets and financial liabilities are offset and the net amount is presented in the combined statements of financial position provided that an enforceable right exists to offset the recognized amounts and there is an intention to carry out the offsetting on a net basis or to settle a liability when the related assets are sold.

Investments

Kiepe Electric GmbH, Germany holds an investment in Heiterblick Projektgesellschaft mbH. For purposes of the combined financial statements, this investment has been measured at amortized cost.

Derecognitions and Modifications

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred by Kiepe Electric with substantially all of the risks and rewards associated with the ownership, otherwise have been transferred with no control retained at Kiepe Electric. Any gain or loss on derecognition is recognized as other operating income or expenses in the combined statements of loss. Financial liabilities are derecognized if, and only if the Company’s contractual obligations are settled, cancelled, or have expired. Further, Kiepe Electric derecognizes financial liabilities when its terms are modified and the cash flow of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. The assessment as to whether a modification is substantial is made on basis of qualitative and quantitative criteria; the criteria used by the Company for financial assets corresponds to the criteria for financial liabilities. A gain or loss from extinguishment of the original financial liability is recognized in profit or loss in “other financial result”.

Impairment and Financial Assets

At each reporting date, a loss allowance is recognized for financial assets other than those to be measured at fair value through profit or loss, reflecting a forward-looking estimate of future credit losses for these instruments. Expected credit losses are measured according to a three stage impairment approach:

Stage 1:    includes all contracts with no significant increase in credit risk since initial recognition and usually includes contracts with fewer than 30 days past due date. The portion of the lifetime expected credit losses resulting from default events possible within the next 12 month is recognized.

Stage 2:    If the credit risk of a financial asset increases significantly without being credit impaired, lifetime expected credit losses are recognized based on a lifetime probability of default. A rating deterioration does not trigger a transfer into stage 2, if the credit rating remains within the investment grade range. A significant increase in the default risk is assumed in the event that the financial instruments are more than 30 days overdue.

Stage 3:    If a financial asset is defined as credit impaired or in default, it is transferred to stage 3 and measured at lifetime expected credit loss. A financial asset is considered credit-impaired when there is observable information about significant financial difficulties. Impairment triggers include liquidity problems of debtors, indications of imminent insolvency or the disappearance of an active market for a security due to financial difficulties. The assessment of whether a financial asset has experienced a significant increase in credit risk is based on an assessment of the relative changes in ratings or credit default swap spreads (“CDS spreads”) of the business partner. Rating and default probability data are updated quarterly.

The assessment incorporates all available relevant information, not only historical and current loss data, but also reasonable forward-looking information. In the past, impairment losses were determined primarily by using the default probabilities published in historical default studies. In view of the effects of the Covid-19 pandemic, this approach is no longer considered adequate. Beginning in the fourth quarter of 2020, the determination of forward looking information was expanded by including CDS spreads and continued in 2021. Trade receivables of business partners are divided into four groups:

•        Group 1:    debtor-specific CDS spread can be determined

•        Group 2:    rating-equivalent benchmark CDS spread can be determined

•        Group 3:    the probability of default can be determined via a credit agency

•        Group 4:    the probability of default is determined on the basis of the average CDS spreads in the appropriate sectors: rail and banks.

In stages 1 and 2, the effective interest revenue is calculated based on gross carrying amounts. If a financial asset becomes credit impaired in stage 3, the effective interest revenue is calculated based on its net carrying amount (gross carrying amount adjusted for any loss allowance). For the Company, in particular cash and cash equivalents are subject to the impairment requirements in accordance with the general approach. For trade receivables, the simplified approach is applied, whereby all trade receivables are allocated to stage 2 initially, irrespective of the credit risk. Consequently, no determination of significant increases in credit risk is necessary. A transfer to stage 3 takes place if there is objective evidence of impairment. With respect to trade receivable, a default event is assumed in the case that there are delays in payment in excess of 12 months. A default also exists if it considered probable that a debtor cannot meet or cannot entirely meet its payment obligations. A financial asset is written off when there is no reasonable expectation of recovery, for example, at the end of insolvency proceedings or after a court determines it is uncollectible.

Impairment

The carrying amounts of the Company’s non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If assets do not generate cash flows that are largely independent of those from other assets or groups of assets, the impairment test is performed at the level of the cash-generating unit (“CGU”) to which the asset belongs. If a review for impairment is performed the recoverable amount of the respective asset is estimated. Goodwill is tested annually for impairment. Recoverability of assets is measured by comparing the carrying amount of the asset or CGU with the recoverable amount, which is the higher of the asset or CGU’s value in use and its fair value less costs to sell. When assessing value in use, the estimated future cash flows are discounted to their present value using the pre-tax weighted average cost of capital (“WACC”).

If the carrying amount of an asset, or of the CGU to which the asset belongs, is higher than its recoverable amount, the carrying amount is reduced to the recoverable amount, and an impairment loss is recognized in the combined statements of loss. An impairment loss recognized for goodwill is not reversible in a subsequent period. For other assets, an impairment loss is reversed to the extent that the asset’s fair value does not exceed the carrying amount (less depreciation or amortization) that would have been determined if no impairment loss had been reported.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

Currency risks arise from future transactions involving both the purchase of intermediate products and the sale of end products. However, Kiepe Electric has a moderate exposure towards currency risk arising from fluctuations in exchange rates in connection with international operations. Receivables and liabilities recognized in the combined statements of financial position as well as highly probable expected cash flows in foreign currencies are examined.

Some of Kiepe Electric’s subsidiaries are located outside the Eurozone. For the preparation of the combined financial statements, financial statements of foreign operations are translated into Euros, as Kiepe Electric’s presentation currency is the Euro. Effects from foreign currency exchange rate fluctuations on the translation of net investment amounts into Euros are reflected in other comprehensive income (loss) for the period in the combined statements of changes in net investment. Kiepe Electric does not hedge net investments in foreign operations.

The sensitivity analysis for the currency risk mainly arises from cash and cash equivalents and trade receivables. The following table demonstrates the approximate effect on the Company’s post-tax profit or (loss) and net investment in response to fluctuations of the currencies other than the respective functional currencies which Kiepe Electric has exposure at the balance sheet date.

	USD/EUR +10%	USD/EUR -10%	CHF/EUR +10%	CHF/EUR -10%
	(In € thousands)
December 31, 2021
Effect on net result	(35)	43	(324)	396
Effect on net investment	(35)	43	(324)	396

December 31, 2022
Effect on net result	(34)	38	(6)	3
Effect on net investment	(34)	38	(6)	3

The Company uses the value at risk as the primary risk measure to determine the risk potential for currency risks. It indicates the maximum loss. The value at risk is calculated for the core currencies of USD and CHF.

Value at Risk:

	2022	2021
	(In € thousands)
USD	946	504
CHF	60	4,532

The decrease in CHF value at risk from €4.5 million in 2021 to €60 thousand in 2022 relates to less cash held in CHF as well as the decrease of trade receivables in CHF. While exposures to other currencies exist, such exposures usually do not have a material effect on earnings. However, in fiscal year 2021, Kiepe Electric GmbH held a trade receivable from a customer in the UK and the positive development in the EUR compared to the GBP led to a one-time effect on earnings during the fiscal year 2021.

Credit Risk

Credit risks arise from an unexpected loss in cash and earnings if the customer or contracting party payment is late, partial or is lacking payments of receivables without compensation and to non-payment. Kiepe Electric’s exposure to credit risk arises primarily from trade receivables and receivables from related parties. The maximum exposure to credit risk represents the carrying amount of trade receivables, cash and cash equivalents and other financial assets as reported in the combined financial statements. For trade receivables, as well as other financial assets that are neither impaired nor past due, as of June 30, 2023 and December 31, 2022, there were no indications that defaults in payment obligations will occur.

Credit risk is monitored regularly. This includes the review of individual receivables and individual customer creditworthiness and the analysis of historical bad debts on a portfolio basis. Decisions on financial transactions are made on the basis of this monitoring. In principle, commercial transactions are exposed to the risk of a possible loss of value due to the defaulting of business partners as customers.

Interest Rate Risk

Interest rate risks arise as a result of market-related fluctuations in interest rates. They affect the level of the Company’s interest expenses. Interest bearing liabilities with floating interest rates exist at Kiepe Electric from the loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG. At the reporting date, Kiepe Electric has a very low exposure to a possible change in interest rates. Due to low interest expenses arising from the loan the interest rate risk does not have a material effect on the Company’s loss for the period.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

References in this section of the proxy statement/prospectus to “the Company”, “our”, “we” and “us” are intended to refer to Holdco following the Business Combination, unless the context indicates otherwise.

Management and Board of Directors

The following sets forth certain information, as of March 14, 2024, concerning the persons who are expected to serve as executive officers and members of the Holdco Board following the consummation of the Business Combination. The executive officers below will be appointed to their respective positions and the director-nominees below will be appointed to the Holdco Board, in each case, effective as of the Closing Date. Dr. Hans-Jörg Grundmann and David Michail are currently serving as directors of the Holdco Board, but are expected to resign as directors of Holdco upon Closing. The Holdco Articles will provide that the Holdco Board shall have three classes of directors with the directors of each class serving staggered three-year terms. Class I directors shall serve a term expiring at Holdco’s 2024 annual general meeting, Class II directors shall serve a term expiring at Holdco’s 2025 annual general meeting and Class III directors shall serve a term expiring at Holdco’s 2026 annual general meeting.

Name	Age	Position/Title
Director Nominees
Michael Browning	77	Director Nominee
Diego Diaz	55	Director Nominee
Nina Jensen	48	Director Nominee
Neil McArthur	62	Director Nominee
Srinath Narayanan	55	Director Nominee
Avinash Rugoobur	52	Director Nominee
Eric Spiegel	66	Director Nominee
Executive Officers
Alexander Ketterl	54	Chief Executive Officer
Velimir Tatalovic	56	Chief Financial Officer
Christopher Wede	56	Head of Sales & Business Development
Ulrich Lauel	56	Head of Rail
Andreas Heitland	56	Head of Operations & Service

Information about Anticipated Executive Officers and Directors Upon the Closing

Director Nominees

Michael Browning.    Mr. Browning intends to serve as a director of Holdco effective upon closing of the Business Combination. For Mr. Browning’s bio, please see the section entitled “Business of PERAC and Certain Information About PERAC — Executive Officers and Directors.” Mr. Browning was selected to serve on the Board because of his experience in the energy sector and as chairman of the PERAC Board.

Diego Diaz.    Mr. Diaz intends to serve as a director of Holdco effective upon closing of the Business Combination. Mr. Diaz has served as International Director of SNCF Group and President of SNCF International since 2013. Prior to joining SNCF, Mr. Diaz was President and Chief Executive Officer of SYSTRA USA from 2009 to 2013. Prior to that, he served in a number of roles for Bombadier Transportation from 2001 to 2008. Mr. Diaz also currently serves on the board of directors of a number of private companies. Mr. DIAZ holds a Master of Science in Aeronautics & Astronautics from M.I.T (Massachusetts Institute of Technology), an aeronautical engineering degree from ISAE-SUPAERO in Toulouse, France and an MBA from the M.I.T Sloan School of Management. Mr. Diaz was selected to serve on the Holdco Board because of his extensive experience as a leader in international organizations and in the rail and mobility industry.

Nina Jensen.    Ms. Jensen intends to serve as a director of Holdco effective upon closing of the Business Combination. For Ms. Jensen’s bio, please see the section entitled “Business of PERAC and Certain Information About PERAC — Executive Officers and Directors.” Ms. Jensen was selected to serve on the Holdco Board due to her expertise in environmentally-conscious ventures and her experience as an executive officer.

Neil McArthur.    Mr. McArthur intends to serve as a director of Holdco effective upon closing of the Business Combination. Mr. McArthur is an experienced global business leader in energy and infrastructure. He has served as a Partner at Oliver Wyman since 2019. Previously, he served as Chief Executive Officer and Chairman of the Executive Board of Arcadis NV (AMS: ARCAD) from 2011 to 2017. Prior to his time at Arcadis, Mr. McArthur was a Senior Partner in the Global Energy Practice and also an Executive Board Member (as CEO for European Business) for Booz & Company, where he worked from 1990 to 2011. Mr. McArthur has served on the Board of Directors of AFRY AB (STO:AFRY) since 2021. Mr. McArthur holds an MBA from INSEAD, a BSc in Civil Engineering from The University of Glasgow and is a charted mechanical engineer. Mr. McArthur was selected to serve on the Holdco Board because of his executive officer experience and expertise in the energy and infrastructure industry.

Srinath Narayanan.    Mr. Narayanan intends to serve as a director of Holdco effective upon closing of the Business Combination. For Mr. Narayanan’s bio, please see the section entitled “Business of PERAC and Certain Information About PERAC — Executive Officers and Directors.” Mr. Narayanan was selected to serve on the Holdco Board because of his expertise in investment management, particularly in the technology and transportation sectors, as well as his experience as the President and Chief Executive Officer of PERAC.

Avinash Rugoobur.    Mr. Rugoobur intends to serve as a director of Holdco effective upon closing of the Business Combination. Mr. Rugoobur has served on the board of directors of Arrival (Nasdaq:ARVL) since 2021 and previously served as the President of Arrival from 2020 until 2022 and as the Chief Strategy Officer of Arrival from 2019 until 2020. Prior to joining Arrival, Mr. Rugoobur was the Head of Strategy and M&A for General Motors Cruise from September 2017 to January 2019. Mr. Rugoobur also co-founded Curve Tomorrow, a leading digital health technology company in Melbourne, Australia in October 2009 where he served as Co-CEO until July 2018, and Bliss Chocolates (now known as Smoor) in Bangalore, India where he served as the Product, Innovation and Marketing Officer from 2008 to 2009. Prior to and after Bliss, Mr. Rugoobur served in multiple engineering and management roles at General Motors, including approximately four years leading advanced technology activities in Silicon Valley. Mr. Rugoobur was responsible for the acquisition of Cruise, General Motor’s self-driving car division, for approximately $1 billion. Mr. Rugoobur received a bachelor’s degree in Mechanical Engineering and Computer Science, Mechatronics with Honors from the University of Melbourne and a Postgraduate Certificate in Knowledge Management. Mr. Rugoobur was selected to serve on the Holdco Board because of his public company expertise and industry knowledge.

Eric Spiegel.    Mr. Spiegel intends to serve as a director of Holdco effective upon closing of the Business Combination. For Mr. Spiegel’s bio, please see the section entitled “Business of PERAC and Certain Information About PERAC — Executive Officers and Directors.” Mr. Spiegel was selected to serve on the Holdco Board because of his expertise as a member of public company boards and executive teams and his experience as a consultant in the energy sector and as a director on the PERAC Board.

Executive Officers

Alexander Ketterl.    Mr. Ketterl expects to be appointed as Chief Executive Officer of Holdco, effective upon closing of the Business Combination. Mr. Ketterl has served as Managing Director of Kiepe Electric since 2020. Previously, he served as Vice President of Bombardier Transportation GmbH from 2017 to 2020. Prior to that, Mr. Ketterl served as Senior Vice President of European Maintenance Management for Deutsche Bahn AG from 2008 to 2017 and as COO of Light Rail for Siemens AG from 2003 to 2008. Mr. Ketterl earned a Master’s degree in Mechanical Engineering from Technical University Munich.

Velimir Tatalovic.    Mr. Tatalovic expects to be appointed as Chief Financial Officer of Holdco effective upon closing of the Business Combination. Mr. Tatalovic has served as Chief Financial Officer of Kiepe Electric since 2021. Prior to that, Mr. Tatalovic served as Finance Director for R+S AG from 2019 to 2021 and as Controller for Honeywell GmbH from 1995 to 2019. In addition, Mr. Tatalovic served as a director of Honeywell Unterstuetzungskasse GmbH from 2009 to 2019. Mr. Tatalovic earned a master degree in business administration from Johann-Wolfgang-Goethe University.

Christopher Wede.    Mr. Wede expects to be appointed as Head of Sales & Business Development of Holdco effective upon closing of the Business Combination. Mr. Wede has served as Head of Sales & Business Development of Kiepe Electric since 2023. Previously, Mr. Wede served as CSO/Head of Sales BU Truck & Bus, EMEA for Quantron AG from 2020 to 2022 and as Director of Sales for EVUM Motors GmbH in 2020. Prior to that, he served in a number of sales and business development roles at CHN Industrial from 2013 to 2019. Mr. Wede previously worked in various roles with Volkswagen Retail GmbH, Sortimoo International GmbH, Daimler AG, Autohaus Jacob Fleischhauer GmbH & Co. KG and Bosch and has over thirty-five years of experience in the transportation industry.

Ulrich Lauel.    Mr. Lauel expects to be appointed as Head of Rail of Holdco effective upon closing of the Business Combination. Mr. Lauel currently serves as Head of Rail of Kiepe Electric and has served in a number of roles for Kiepe Electric since 1998. Prior to that, he served as a Project Manager for Siemens Mobility. Mr. Lauel earned a Master of Electric Engineering from RWTH Aachen University.

Andreas Heitland.    Mr. Heitland expects to be appointed as Head of Operations & Service of Holdco effective upon closing of the Business Combination. Mr. Heitland has served as Director of Operations and Service for Kiepe Electric since 2021. He previously served as Senior Project Manager for PROSE GmbH from 2017 to 2021 and as Director of Sales & Systems, Business Development for Knorr-Bremse Rail Systems GmbH. Mr. Heitland earned a degree in Electric Engineering from Leibniz University Hannover.

Director Independence

The Holdco Board is expected to determine that Michael Browning, Diego Diaz, Nina Jensen, Neil McArthur, Srinath Narayanan, Avinash Rugoobur and Eric Spiegel will qualify as “independent directors”, as defined under the rules of Nasdaq, and the Holdco Board will consist of a majority of “independent directors”, as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Holdco Board will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Committees of the Holdco Board of Directors following the Business Combination

Upon the consummation of the Business Combination, Holdco currently expects to establish two standing committees: an audit and risk committee and a remuneration and nominating committee.

Audit and Risk Committee

The audit and risk committee is expected to consist of Michael Browning, Eric Spiegel and Neil McArthur, with Eric Spiegel serving as chairperson of the audit and risk committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent, while under the Irish Companies Act, the audit committee must include at least one independent non-executive director who has a competence in accounting or auditing; the Holdco Board is expected to determine that each of Michael Browning, Eric Spiegel and Neil McArthur are independent under the listing standards and applicable SEC rules and for purposes of the Irish Companies Act. The audit and risk committee will assist the Holdco Board in overseeing Holdco’s accounting and financial reporting processes, the engagement of its independent auditor, and the audits of its financial statements. The Holdco Board is expected to determine that Eric Spiegel qualifies as an “audit committee financial expert”, as such term is defined in the rules of the SEC and also meet the competence requirements of the Irish Companies Act. The audit and risk committee will be governed by a charter that complies with applicable rules of Nasdaq and the Irish Companies Act, which charter will be posted on Holdco’s website.

Remuneration and Nominating Committee

The remuneration and nominating committee is expected to consist of Nina Jensen, Avinash Rugoobur and Diego Diaz, with Nina Jensen serving as chairperson of the remuneration and nominating committee. Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors; the Holdco Board is expected to determine that each of Nina Jensen, Avinash Rugoobur and Diego Diaz are independent under the listing standards and applicable SEC rules. The remuneration and nominating committee will assist the Holdco Board in (i) determining compensation for Holdco’s directors and executive officers, (ii) identifying individuals qualified to become Holdco’s directors consistent with criteria established by Holdco and (iii) in developing Holdco’s Code of Business Conduct and Ethics and other corporate governance policies and practices. The remuneration and nominating committee will be governed by a charter that will be posted on Holdco’s website.

Limitation on Liability and Indemnification of Directors and Officers

Holdco will be subject to the Irish Companies Act. Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or other officer from, or indemnify a director or other officer against, any liability for negligence, default, breach of duty or breach of trust by such director or other officer in relation to the company, and any provision purporting to do so, whether in a company’s articles of association, in a contract or otherwise shall be void. The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Holdco Articles, which will be in effect upon the closing of the Business Combination, insofar as permissible under the Irish Companies Act (and, in particular, the limitations on indemnification as described above) each current and former director, secretary or other officer of Holdco, and each person who is or was serving, at the request of Holdco, as a director, secretary or other officer of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Holdco, shall be entitled to be indemnified by Holdco against all expenses (including legal fees actually and reasonably incurred by him or her), damages, losses, liabilities, judgments, penalties, fines, and settlement amounts relating to any claim, suit or proceedings, civil or criminal, to which he or she is made party, or threatened to be made party or is otherwise involved by reason of the fact that he or she is, or was, a director, secretary or other officer of Holdco or such other company, partnership, joint venture, trust or other enterprise, provided however, that no such person shall be entitled to be indemnified for any such expenses, damages, losses, liabilities, judgments, penalties, fines or settlement amounts relating to any claim, suit or proceeding in respect of, arising from, or relating to, his or her fraud or dishonesty.

Pursuant to the Business Combination Agreement, Holdco has also agreed to provide, for a period of six years from the Merger Effective Time, for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings against an officer or director of PERAC arising from his or her service to PERAC prior to the Merger Effective Time.

Holdco is also anticipated to maintain standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of Holdco and (ii) to Holdco with respect to payments which may be made by Holdco to such officers and directors pursuant to any indemnification provision contained in the Holdco Articles or otherwise as a matter of law.

Holdco Board Leadership Structure

It is not anticipated that a policy requiring the positions of the Chairperson of the Holdco Board and Chief Executive Officer to be separate or held by the same individual will be implemented by the Holdco Board, as the Holdco Board’s determination is expected to be based on circumstances existing from time to time, based on criteria that are in Holdco’s best interests and the best interests of its shareholders, including the composition, skills and experience of the Holdco Board and its members, specific challenges faced by Holdco or its industry, and governance efficiency. If the Holdco Board convenes for a meeting, it is expected that the non-executive directors will meet in one or more executive sessions, if the circumstances warrant. The Holdco Board may consider appointing a lead independent director, if the circumstances warrant.

Risk Oversight

Upon the consummation of the Business Combination, the Holdco Board will administer the risk oversight function directly through the Holdco Board as a whole, as well as through an audit and risk committee, monitoring and assessing strategic risk exposure, enterprise risk, governance risks, and financial risks, and compliance with laws and regulations. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of Holdco.

Code of Conduct

The Holdco Board will adopt a Code of Conduct applicable to our employees and directors that complies with corporate governance requirements of Nasdaq and the SEC and applicable Irish law. The Code of Conduct will be available on Holdco’s website. In addition, Holdco intends to post on the Corporate Governance section of Holdco’s website required disclosures concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Heramba Electric plc 2024 Incentive Award Plan

In connection with the Business Combination, Holdco intends to adopt the Heramba Electric plc 2024 Incentive Award Plan (the “Incentive Plan,” a form of which is included as Exhibit 10.11 to this Registration Statement), to facilitate the grant of equity and cash incentive awards to directors, employees (including executive officers) and consultants of Holdco and certain of its affiliates and to enable Holdco to obtain and retain the services of these individuals, which is essential to Holdco’s long-term success. We expect that the Incentive Plan will be effective in connection with the Closing. The Incentive Plan will be subject to applicable Laws and stock exchange rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

PERAC Related Person Transactions and Policies

On February 18, 2021, PERAC issued an aggregate of 8,625,000 PERAC Founders Shares to the Sponsor for an aggregate price of $25,000, or approximately $0.003 per share. On July 29, 2021, the Sponsor surrendered 1,437,500 PERAC Founders Shares to PERAC for no consideration, resulting in an aggregate of 7,187,500 PERAC Founders Shares outstanding. The Sponsor transferred to PERAC’s independent directors and the Additional Anchor Investors an aggregate of 1,321,717 PERAC Founders Shares. On December 12, 2021, in connection with the expiration of the remaining portion of the IPO Underwriters’ over-allotment option, the Sponsor forfeited 593,085 PERAC Founders Shares to PERAC for no consideration, and 6,594,415 PERAC Founders Shares remain outstanding. On August 1, 2023, pursuant to the Class B Conversion in connection with the Extension, 6,594,414 PERAC Founders Shares were converted from PERAC Class B Ordinary Shares to PERAC Class A Ordinary Shares on a one-for-one basis. Notwithstanding the Class B Conversion, the PERAC Initial Shareholders will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Subject to certain limited exceptions, the PERAC Initial Shareholders have agreed not to transfer, assign or sell any of their PERAC Founders Shares until the earlier to occur of: (A) one year after the completion of PERAC’s initial business combination or (B) subsequent to PERAC’s initial business combination, (x) if the closing price of the PERAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which PERAC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of PERAC’s shareholders having the right to exchange their PERAC Ordinary Shares for cash, securities or other property.

Simultaneously with the consummation of the IPO, PERAC consummated the private placement of 8,150,000 PERAC Founders Warrants to the Sponsor at a price of $1.00 per PERAC Founders Warrant, generating total gross proceeds of $8,150,000. Simultaneously with the closing of the partial exercise of the over-allotment option, PERAC consummated the private placement of 275,532 additional PERAC Founders Warrants to the Sponsor at a price of $1.00 per additional PERAC Founders Warrant, generating total gross proceeds of $275,532. The PERAC Founders Warrants (including the PERAC Class A Ordinary Shares issuable upon exercise of the PERAC Founders Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of PERAC’s initial business combination.

Commencing on October 29, 2021, PERAC pays EWI Capital $30,000 per month for office space and administrative support. Upon completion of PERAC’s initial business combination or liquidation, it will cease paying these monthly fees.

No cash compensation of any kind, including finder’s and consulting fees, will be paid by PERAC to the Sponsor, PERAC’s officers or directors, or any of their respective affiliates, prior to completion of PERAC’s initial business combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on PERAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. PERAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, PERAC’s officers or directors, or PERAC’s or their affiliates. PERAC’s independent directors have each received 50,000 PERAC Founders Shares from the Sponsor.

The Sponsor entered into an agreement with PERAC to loan PERAC funds up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due in full at the closing of the IPO. On November 3, 2021, PERAC repaid the outstanding balance under the promissory note.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PERAC’s officers and directors may, but are not obligated to, loan PERAC funds as may be required. If PERAC completes an initial business combination, PERAC would repay such loaned amounts. In the event that its initial business combination does not close, PERAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.00 per warrant at the option of the lender.

The warrants would be identical to the PERAC Founders Warrants. Prior to the completion of PERAC’s initial business combination, PERAC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as PERAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

On October 25, 2023, PERAC issued an unsecured promissory note to the Sponsor, whereby the Sponsor has agreed to loan up to $500,000 to PERAC for working capital needs. Additionally, on January 26, 2024, PERAC issued an unsecured promissory note to Srinath Narayanan (PERAC’s President and Chief Executive Officer), whereby Mr. Narayanan has agreed to loan up to $375,000 to PERAC for working capital needs. Each loan accrues no interest on the unpaid principal balance and is due on the earlier of (i) the date on which PERAC consummates an initial business combination and (ii) the date that PERAC’s winding up is effective. As of the date of this proxy statement/prospectus, PERAC had an aggregate outstanding balance of $850,000 under such notes.

Pursuant to a forward purchase agreement entered into in connection with the IPO, EWI Capital subscribed to purchase up to 2,000,000 units for $10.00 per unit, or up to $20,000,000, in a private placement to close substantially concurrently with the closing of PERAC’s initial business combination. On October 2, 2023, PERAC and EWI Capital mutually agreed to terminate the forward purchase agreement.

On July 25, 2023, PERAC entered into one or more Non-Redemption Agreements with one or more NRA Investors in exchange for them each agreeing not to redeem an aggregate of 760,000 PERAC Public Shares in connection with certain proposals considered and voted upon at the PERAC Extension Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such NRA Investor 138,000 PERAC Class A Ordinary Shares (or equivalent securities of the post-combination company) at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with NRA Investors on the same or similar terms reflecting the above ratio of non-redeemed PERAC Public Shares to NRA Shares. Pursuant to all such Non-Redemption Agreements, PERAC has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 NRA Shares. In addition, PERAC has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of PERAC Public Shares, including in connection with the Extension, an initial business combination or PERAC’s liquidation.

The holders of PERAC Founders Shares, PERAC Founders Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any PERAC Class A Ordinary Shares issuable upon the exercise of the PERAC Founders Warrants and warrants issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to the Existing Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that PERAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of an initial business combination. PERAC will bear the expenses incurred in connection with the filing of any such registration statements. The Existing Registration Rights Agreement is expected to be terminated in connection with the Business Combination and replaced with the Registration Rights Agreement. For further details see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements.”

After the Business Combination, certain of PERAC’s current directors or officers may serve as directors or officers of the Combined Company and may be paid director fees or other compensation by Holdco. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management of Holdco Following the Business Combination.”

Policy for Approval of Related Party Transactions

PERAC’s audit committee adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which PERAC was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of PERAC’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) PERAC’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of PERAC’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, PERAC’s audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes the Code of Ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of PERAC and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the PERAC Board and on his or her eligibility to serve on the PERAC Board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, PERAC may consummate related party transactions only if the audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Heramba and Kiepe Electric Related Person Transactions and Policies

Commercial Agreements

Purchase Order, dated December 6, 2021, between Kiepe GmbH and Kiepe Electric Austria GmbH, pursuant to which Kiepe Electric Austria GmbH purchased HVAC system for integration into 124 NF12 vehicle models and two NF6 vehicle models for an aggregate purchase price of €18,577,857, to be delivered in Barcelona, Spain, in connection with an ongoing project.

Service Agreement, dated January 17, 2022, between Kiepe GmbH and Knorr-Bremse Nordic Rail Services AB, concerning the provision of personnel needed for Kiepe GmbH’s projects in certain Nordic countries.

Related Party Loans

Intercompany Loan Agreement, dated April 24, 2018, between KB, as lender, and Kiepe Electric Schweiz AG (“KE CH”), as borrower, in which KB loaned CHF 2,000,000 to KE CH at an annual interest rate of 1.643% with a maturity date December 20, 2023.

Intercompany Loan Agreement, dated September 14, 2020, between KB, as lender, and Kiepe Electric Schweiz AG (“KE CH”), as borrower, in which KB loaned CHF 500,000 to KE CH at an annual interest rate of one (1) month LIBORCHF (with floor of 0.00%) plus 0.90%, to be repaid at a mutually agreed maturity date.

Transactions Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, PERAC, Heramba and the Sponsor executed the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) agreed to vote any PERAC Ordinary Shares held by it as of the record date for the Extraordinary General Meeting in favor of the Business Combination Agreement, the Business Combination and each of the proposals set forth in this proxy statement/prospectus, and against any action that would reasonably be expected to impede the completion of the Business Combination as described therein, (b) agreed not to transfer such shares until the earliest of the Closing or the termination of the Business Combination Agreement, except as set forth therein, (c) agreed not to redeem such shares in connection with the Business Combination (which waiver of redemption rights was initially provided in connection with the IPO in consideration for receipt of the PERAC Founders Shares, and for certain covenants and commitments of PERAC pursuant to a letter agreement entered into at the time of the IPO, and without any separate consideration paid in connection with providing such waiver), and (d) waived certain anti-dilution rights with respect to any such shares that are PERAC Class B Ordinary Shares.

Share Contribution Agreement

In connection with the Closing, immediately following the Merger Effective Time, the Seller and Holdco will enter into the Share Contribution Agreement, pursuant to which the Seller will transfer as a contribution to Holdco, and Holdco will assume from the Seller, the Contributed Shares, in exchange for the issuance by Holdco of the Share Consideration to the Seller. For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Share Contribution Agreement.”

Lock-Up Agreements

In connection with the Closing, Holdco will enter into the Lock-Up Agreement (as defined below) with certain holders of Holdco securities upon the Closing, including the Sponsor, certain PERAC directors and executive officers and certain Heramba shareholders holding greater than 5% of the outstanding Holdco Ordinary Shares upon the Closing, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of the Lock-Up Securities (as defined therein), subject to certain customary exceptions set forth in the Lock-Up Agreement. For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Lock-Up Agreement.”

Registration Rights Agreement

In connection with the Closing, Holdco and certain holders of Holdco securities upon the Closing, including the Sponsor, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time. In addition, Holdco will agree to provide such holders with customary demand and piggyback registration rights with respect to the Registrable Securities (as defined therein). For more details, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Registration Rights Agreement.”

Holdco Relationships and Related Party Transactions

Indemnification

Effective upon the completion of the Business Combination, the Holdco Articles will provide for certain indemnification rights for Holdco’s directors relating to claims, suits or proceedings arising from his or her service to Holdco or, at Holdco’s request, service to other entities, as directors or officers to the maximum extent permitted by Irish law.

Review, Approval or Ratification of Transactions with Related Persons

While Holdco does not yet have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Holdco Board intends to review and consider the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and intends to obtain the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

Upon the completion of the Business Combination, Holdco intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting, relating to, inter alia, conflicts of interest and transactions that may result in a conflict of interest with Holdco. Holdco’s code of business conduct and ethics will be available on its website. Holdco intends to disclose any amendment to the code, or any waivers of its requirements, on its website to the extent required under applicable law, rules, regulations or stock exchange requirements.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of PERAC

The following table sets forth information regarding the beneficial ownership of PERAC Ordinary Shares as of the date of this proxy statement/prospectus, by:

•        each person known by PERAC to beneficially own more than 5% of the outstanding PERAC Ordinary Shares;

•        each of PERAC’s officers and directors; and

•        all of PERAC’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, PERAC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the PERAC Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 17,473,773 PERAC Ordinary Shares issued and outstanding, consisting of 17,473,772 PERAC Class A Ordinary Shares and one PERAC Class B Ordinary Share. See also the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Actions to Secure Requisite Shareholder Approvals.”

	PERAC Class A Ordinary Shares		PERAC Class B Ordinary Shares		Approximate Percentage of Outstanding PERAC Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class
Smilodon Capital, LLC(3)	5,272,697	30.2%	1	100.0%	30.2%
Srinath Narayanan(3)	5,272,697	30.2%	1	100.0%	30.2%
Prakash Ramachandran	—	—	—	—	—
David Roberts	—	—	—	—	—
Tim Dummer	—	—	—	—	—
Kathy Liu	—	—	—	—	—
Michael Browning	50,000	*	—	—	*
Nina Jensen	50,000	*	—	—	*
Eric Spiegel	50,000	*	—	—	*
All executive officers and directors as a group (8 individuals)	5,422,697	31.0%	1	100.0%	31.0%
Picton Mahoney Asset Management(4)	1,140,000	6.5%	—	—	6.5%
First Trust Capital Management L.P.(5)	1,085,400	6.2%	—	—	6.2%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the persons and entities is c/o Project Energy Reimagined Acquisition Corp., 1280 El Camino Real, Suite 200, Menlo Park, California 94025.

(2)      The sole issued and outstanding PERAC Class B Ordinary Share will automatically convert into one PERAC Class A Ordinary Share at the time of PERAC’s initial business combination, subject to adjustment, or earlier at the option of the holder.

(3)      Smilodon Capital, LLC, the Sponsor, is the record holder of the reported shares. Admit Capital, LLC (“Admit Capital”) is the manager of the Sponsor, and Mr. Narayanan is the manager of Admit Capital. Admit Capital and Mr. Narayanan may be deemed to share beneficial ownership of such shares. Each of Admit Capital and Mr. Narayanan disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein.

(4)      Based on information provided in a Schedule 13G filed with the SEC on January 23, 2024 on behalf of Picton Mahoney Asset Management. The business address of this shareholder is 33 Yonge St #830, Toronto, ON M5E 1G4.

(5)      Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024 on behalf of First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”). FTCM is an investment adviser that provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company, specifically VARBX and First Trust Multi-Strategy Fund, and (ii) Highland Capital Management Institutional Fund II, LLC (collectively, the “Client Accounts”). Each of FTCS and Sub GP is a control person of FTCM. As investment adviser to the Client Accounts, FTCM may be deemed the beneficial owner of the reported shares held in the Client Accounts. FTCS and Sub GP may be deemed to control FTCM and therefore may also be deemed to be beneficial owners of the reported shares held in the Client Accounts. The business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

Security Ownership of Certain Beneficial Owners and Management of Heramba

The following table sets forth information regarding the beneficial ownership of Heramba shares as of the date of this proxy statement/prospectus, by:

•        each person known by Heramba to beneficially own more than 5% of its outstanding shares;

•        each of Heramba’s officers and directors; and

•        all of Heramba’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, Heramba believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 25,000 Heramba shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Five Percent Shareholders
Heramba Limited(1)	25,000	100%
Directors and Executive Officers
Zhe Zhang(1)	25,000	100%
All Directors and Executive Officers as a group (1 individual)	25,000	100%

____________

(1)      Heramba Limited is the record holder of the reported shares. Zhe Zhang, as the sole director of Heramba Limited, may be deemed to have voting and dispositive power for the shares held by Heramba Limited. Mr. Zhang disclaims beneficial ownership over the shares noted herein except to the extent of his pecuniary interest therein. The registered office of Heramba Limited is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland D02 R296.

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth information regarding the beneficial ownership of Holdco Ordinary Shares following the consummation of the Business Combination, assuming both (1) no redemptions by PERAC’s shareholders and (2) the maximum potential number of redemptions by PERAC’s shareholders, by:

•        each person expected to be the beneficial owner of more than 5% of the outstanding Holdco Ordinary Shares at the Closing;

•        each of Holdco’s officers and directors; and

•        all of Holdco’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, Holdco believes that all persons named in the table have sole voting and investment power with respect to all Holdco Ordinary Shares beneficially owned by them.

The expected beneficial ownership of Holdco Ordinary Shares immediately following consummation of the Business Combination is based on 55,819,369 Holdco Ordinary Shares issued and outstanding, assuming no redemption, and 44,940,011 Holdco Ordinary Shares issued and outstanding, assuming the maximum redemption scenario of 10,879,358 redemptions (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein).

Unless otherwise indicated, the address of each person named below is c/o Heramba Electric plc, Kiepe Platz 1 D-40599 Düsseldorf Germany.

	Post-Business Combination
	Assuming No Redemptions of PERAC Ordinary Shares		Assuming Maximum Redemptions of PERAC Ordinary Shares
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
Five Percent Shareholders
Heramba Limited(1)	36,700,000	65.7%	36,700,000	81.7%
Smilodon Capital, LLC(3)	5,272,698	9.4%	5,272,698	11.7%
Directors and Executive Officers
Alexander Ketterl	—	—	—	—
Velimir Tatalovic	—	—	—	—
Christopher Wade	—	—	—	—
Ulrich Lauel	—	—	—	—
Andreas Heitland	—	—	—	—
Michael Browning	50,000	*	50,000	*
Diego Diaz	—	—	—	—
Nina Jensen	50,000	*	50,000	*
Neil McArthur	—	—	—	—
Srinath Narayanan(2)	5,272,698	9.4%	5,272,698	11.7%
Avinash Rugoobur	—	—	—	—
Eric Spiegel	50,000	*	50,000	*
All Directors and Executive Officers as a group (12 individuals)	5,422,698	9.7%	5,422,698	12.1%

____________

*        Less than one percent.

(1)      Heramba Limited is the record holder of the reported shares. Zhe Zhang, as the sole director of Heramba Limited, may be deemed to have voting and dispositive power for the shares held by Heramba Limited. Mr. Zhang disclaims beneficial ownership over the shares noted herein except to the extent of his pecuniary interest therein. The registered office of Heramba Limited is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland D02 R296.

(2)      Smilodon Capital, LLC, the Sponsor, is the record holder of the reported shares. Admit Capital, LLC (“Admit Capital”) is the manager of the Sponsor, and Mr. Narayanan is the manager of Admit Capital. Admit Capital and Mr. Narayanan may be deemed to share beneficial ownership of such shares. Each of Admit Capital and Mr. Narayanan disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The business address of each of such persons and entities is c/o Project Energy Reimagined Acquisition Corp., 1280 El Camino Real, Suite 200, Menlo Park, California 94025.

DESCRIPTION OF HOLDCO SECURITIES

The following description of Holdco securities includes a summary of specified provisions of the Holdco Articles that will be adopted and be in effect prior to the Merger Effective Time. This description is qualified by reference to the Holdco Articles that our sole shareholder will approve and adopt prior to the consummation of the Business Combination and various applicable provision of Irish law. Because it is only a summary, and may not contain all of the information or that may be important to you, you are encouraged to read the form of Holdco Articles for greater detail, a copy of which is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “us” or the “Company” refer to Holdco.

Holdco Ordinary Shares

Authorized Share Capital

At Closing, Holdco’s authorized share capital will be €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value), 49,900,000 preference shares of €0.0001 (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value).

Holdco may allot and issue new shares up to the maximum authorized but unissued share capital contained in the Holdco Articles. The maximum authorized share capital may be increased or reduced from time to time by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of Holdco Shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).

The Holdco Ordinary Shares rank pari passu in all respects and, among other matters, entitle the holders thereof: (i) subject to the right of the Holdco Board to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting of Holdco and any rules and regulations applicable to the conduct of any such general meeting, to be given notice of and to attend and speak at any general meeting of Holdco and to exercise one vote for every Holdco Ordinary Share held at any such general meeting, (ii) subject to the right of the Holdco Board to set record dates for the purposes of determining the identity of members entitled to participate, to participate pro rata in all dividends declared on the Holdco Ordinary Shares and (iii) in the event of the Company’s winding up, to participate pro rata in the surplus assets of Holdco available for distribution to the holders of Holdco Ordinary Shares. The rights attaching to the Holdco Ordinary Shares may be made subject to the preferential terms (including preferential rights as to voting, dividends or return of capital) of any class or series of preference shares in the capital of Holdco which may be allotted and issued from time to time by the Holdco Board.

Preference shares in the capital of Holdco may be allotted and issued in one or more classes or series designated by the Holdco Board, and the Holdco Board may fix, for each such class or series, such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by the Holdco Board providing for the issuance of such class or series.

The Holdco Deferred Shares have been authorized to satisfy the minimum statutory capital requirements for all Irish public limited companies. With effect from the adoption of the Holdco Articles, a holder of Holdco Deferred Shares will: (i) not be entitled to receive notice of, attend, speak or vote at, any general meeting of Holdco, (ii) not be entitled to receive any dividend or other distribution declared, made or paid by Holdco and (iii) have no rights to participate in the assets of Holdco on a winding-up of, or other return of capital by, Holdco in excess of the amount paid-up or credited as paid-up on the Holdco Deferred Shares (which shall be paid only after the holders of Holdco Ordinary Shares shall first have received payment of the nominal value paid-up or credited as paid-up on the Holdco Ordinary Shares held by them at that time, plus an amount in cash of €5,000,000 on each such Holdco Ordinary Share).

Irish law does not recognize fractional shares. Accordingly, the Holdco Articles do not provide for the issuance of fractional shares, and Holdco’s register of members (i.e., share register) will not reflect any fractional shares.

Directors’ Allotment Authority

Under Irish law, the directors of a public limited company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its articles of association or by an ordinary resolution passed by its shareholders at a general meeting of the company. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution.

The Holdco Articles will authorize the Holdco Board to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of Holdco up to the maximum of Holdco’s authorized but unissued share capital for a period of five years from their date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved.

Statutory Pre-emption Rights

Subject to certain exceptions, Irish law provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically disapplied in a company’s articles of association or by a resolution approved by not less than 75% of the votes cast, in person or by proxy, by shareholders at a general meeting of the company at which a quorum is present (referred to under Irish law as a “special resolution”). A general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution of the company’s shareholders.

The Holdco Articles will disapply statutory pre-emption rights up to the maximum of Holdco’s authorized but unissued share capital for a period of five years from the date of adoption. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a disapplication of statutory preemption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.

Statutory pre-emption rights do not apply to: (i) equity securities to be issued for non-cash consideration (such as in a share-for-share acquisition), (ii) non-equity shares (i.e., shares which as respects dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or convert any security, into non-equity shares, or (iii) shares to be issued pursuant to an employees’ share scheme and rights to subscribe for, or convert any security, into such shares.

Options and Share Warrants

Under the Holdco Articles, subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which Holdco is subject, the Holdco Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Holdco Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Holdco Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

Dividends and Distributions

Under Irish law, Holdco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. “Distributable profits” are the accumulated realized profits of Holdco that have not previously been utilized in a distribution or capitalization less the accumulated realized losses of Holdco that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a court approved reduction of capital.

The determination of whether Holdco has sufficient distributable profits must be made by reference to its relevant financial statements. Holdco’s relevant financial statements are either: (i) its last set of audited entity financial statements prepared in accordance with the requirements of the Irish Companies Act and laid before Holdco Shareholders at a general meeting or (ii) to the extent that Holdco does not have a prior set of audited entity financial statements or such financial statements do not display sufficient distributable profits to cover the amount of a proposed dividend or other distribution (or share repurchase or redemption), unaudited entity financial statements prepared in accordance with the requirements of the Irish Companies Act which are sufficient to enable a reasonable judgment to be made as to its distributable profits and which are filed with the Irish Companies Registration Office.

In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Holdco unless its net assets are equal to, or exceed, the aggregate of its called up share capital plus undistributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Holdco’s net assets below such aggregate. Undistributable reserves include the un-denominated capital, the capital redemption reserve fund, and the amount by which Holdco’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed Holdco’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

The Holdco Articles authorize the Holdco Board to pay such dividends as appear to the Holdco Board to be justified by the profits of Holdco. If, at any time, the share capital is divided into different classes, the Holdco Board may pay such dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. A dividend shall be declared and paid according to the amounts, in nominal value, paid-up (or deemed to be paid-up) on the shares of each relevant class on which the dividend is paid, including Holdco Ordinary Shares.

The Holdco Board may also recommend a dividend to be approved and declared by the Holdco Shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.

The Holdco Articles provides that a general meeting declaring a dividend, may upon the recommendation of the Holdco Board, direct that it shall be satisfied by the distribution of assets (including paid-up shares or securities of any other body corporate).

The Holdco Articles provides that all unclaimed dividends or other monies payable by Holdco in respect of a share may be invested or otherwise made use of by the Holdco Board for the benefit of Holdco until claimed. Furthermore, any dividend unclaimed after a period of twelve years from the date the dividend became due for payment shall be forfeited and shall revert to Holdco.

As a new parent company with no operational history, following Closing, Holdco will have no distributable profits of its own. Accordingly, in order to pay dividends or make other distributions, share repurchases or redemptions, Holdco will need to generate distributable profits from its business activities or otherwise create distributable profits by alternative means, including by a court approved reduction of capital.

Share Repurchases, Redemptions and Treasury Shares

Under Irish law, a public limited company may acquire its own shares by: (i) on-market purchase on a recognized stock exchange, which includes Nasdaq or (ii) off-market purchase (i.e., other than on a recognized stock exchange).

For Holdco to make on-market purchases of Holdco Ordinary Shares, Holdco Shareholders must provide general authorization to Holdco to do so by way of ordinary resolution. Such authority can be given for a maximum period of five years before it is required to be renewed and must specify: (i) the maximum number of Holdco Ordinary Shares that may be purchased and (ii) the maximum and minimum prices that may be paid for the Holdco Ordinary Shares, either by specifying particular sums or providing a formula. For an off-market purchase, the proposed purchase contract must be authorized by a special resolution of Holdco Shareholders before being entered into.

Separately, a company may acquire redeemable shares by redemption (as opposed to purchase) once permitted to do by its articles without the need for separate shareholder authority.

The Holdco Articles provides that, unless the Holdco directors determine to treat such acquisition as a purchase for the purposes of the Irish Companies Act, a Holdco Ordinary Share shall be automatically deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Holdco (including any agent or broker acting on behalf of Holdco) and any person, pursuant to which Holdco acquires or agrees to acquire Holdco Ordinary Shares or interests therein, such that the acquisition of those Holdco Ordinary shares will be effected as a redemption. If the Holdco Articles did not contain such provision, the acquisition of Holdco Ordinary Shares by Holdco would need to be effected as an on-market purchase or off-market purchase, as described above.

Under Irish law, the acquisition of Holdco shares by purchase or redemption, is required to be made out of: (i) distributable profits or (ii) the proceeds of a new issue of shares made for the purpose of the redemption or purchase.

Under Irish law, purchased and redeemed shares may be cancelled or held as treasury shares, provided that the aggregate nominal value of treasury shares held by Holdco at any time must not exceed 10% of Holdco’s company capital (consisting of the aggregate of all amounts of nominal share capital plus share premium paid for Holdco shares, plus certain other sums that may be credited as such). Holdco cannot exercise any voting rights in respect of any treasury shares. Treasury shares may be re-issued on-market or off-market or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or may be required to be cancelled after one or three years. The off-market re-issuance of treasury shares must be made pursuant to a valid and subsisting shareholder authority granted by way of a special resolution of Holdco Shareholders setting the maximum and minimum prices at which such shares may be re-issued.

Purchases by Subsidiaries

Under Irish law, a subsidiary of Holdco may purchase Holdco Ordinary Shares either on-market or off-market, provided such purchases are authorized by Holdco Shareholders, as described above. The redemption option is not available to a subsidiary of Holdco.

Holdco Ordinary Shares held by Holdco’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% described above. While a subsidiary holds any Holdco Ordinary Shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Holdco shares by a subsidiary must be funded out of distributable profits of the subsidiary.

Liens on Shares, Calls on Shares and Forfeiture of Shares

The Holdco Articles provide that Holdco will have a first and paramount lien on every issued Holdco share (not being a fully paid share) for all amounts payable to Holdco in respect of such share. Subject to the terms of their allotment, the Holdco Board may call for any unpaid amounts in respect of any Holdco shares to be paid, and if payment is not made, the shares shall be subject to forfeiture.

Consolidation and Subdivision

Under Irish law and the Holdco Articles, Holdco may, by ordinary resolution passed by the Holdco Shareholders, consolidate all or any of its share capital into shares of larger nominal value, or subdivide all or any of its share capital into shares of smaller nominal value, than are fixed by the Holdco Articles.

Reduction of Capital

Under the Holdco Articles, Holdco may reduce its company capital in any way it thinks expedient as permitted by the Irish Companies Act. Under the Irish Companies Act, a reduction of company capital requires the approval by special resolution passed by Holdco Shareholders and the confirmation of the High Court of Ireland.

Variation of Rights Attaching to a Class of Series of Shares

Under Irish law and the Holdco Articles, any variation of class rights attaching to Holdco’s issued shares must be approved: (i) in writing by the holders of at least 75% of the issued shares of that class (excluding any shares held as treasury shares) or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, but not otherwise.

Serious Loss of Capital

If the directors of Holdco becomes aware that Holdco’s net assets are half or less of the amount of Holdco’s called-up share capital, they must convene an extraordinary general meeting of Holdco Shareholders no later than 28 days after the earliest date that fact is known to any director for the purpose of considering whether any, and if so what, measures should be taken to deal with the situation (the meeting to be held within 56 days of that earliest date).

Annual General Meetings

Under Irish law, Holdco is required to hold an annual general meeting within 18 months of incorporation and in each calendar year thereafter, at intervals of no greater than 15 months from the previous annual general meeting and no more than nine months after Holdco’s financial year-end date, which is currently 31 December.

Following Closing, in addition to any SEC mandated resolutions and any shareholders’ resolution properly proposed in accordance with the provisions of the Holdco Articles, the business of Holdco’s annual general meeting will be required to include: (i) the consideration of Holdco’s statutory financial statements, (ii) a review by Holdco Shareholders of Holdco’s affairs, (iii) the election and re-election of Holdco directors in accordance with the Holdco Articles, (iv) the appointment or reappointment of Irish statutory auditors, (v) the authorization of the Holdco Board to approve the remuneration of the Irish statutory auditors and (vi) if relevant, the declaration of dividends by Holdco Shareholders (but not including any dividends resolved to be paid by the Holdco Board).

The Holdco Articles provide that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to nominate a director for appointment or re-appointment), the relevant Holdco Shareholder(s) (being the holders of not less than 10% of the paid-up share capital of Holdco carrying voting rights) must deliver a request in writing to the secretary of Holdco at its registered office not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Holdco Articles).

In the case of a request for the nomination of a director, the request shall set forth, among other requirements, all information relating to the proposed nominee for director that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In the case of a request other than for the nomination of a director, the relevant Holdco Shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.

No business may be transacted at an annual general meeting other than business that: (i) is proposed by, or at the direction of the Holdco Board, (ii) is properly requested and proposed by Holdco Shareholder(s) (being the holders of not less than 10% of the paid-up share capital of Holdco carrying voting rights) in accordance with the relevant provisions of the Holdco Articles, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the annual general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.

Extraordinary General Meetings

Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings.

As provided under Irish law and the Holdco Articles, extraordinary general meetings may be convened: (i) by the Holdco Board whenever it thinks fit, (ii) by the Holdco Board on the requisition of Holdco Shareholders holding not less than 10% of the paid-up share capital of Holdco carrying voting rights, and, if the Holdco Board defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.

No business may be transacted at an extraordinary general meeting other than business that: (i) is proposed by, or at the direction of the Holdco Board, (ii) is proposed by requisitioning shareholders in accordance with the Irish Companies Act, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.

Notice of General Meetings

The Holdco Articles require that an annual general meeting shall be convened by not less than twenty-one clear days’ and no more than sixty clear days’ notice.

The Holdco Articles require that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by not less than fourteen clear days’ and no more than sixty clear days’ notice. Under the Irish Companies Act, at least 21 clear days’ notice is required to convene an extraordinary general meeting at which a special resolution is to be proposed.

“Clear days” means calendar days and excludes: (i) the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

Quorum for General Meetings

The Holdco Articles provide that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises Holdco Shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all the Holdco Shareholders entitled to vote at the relevant general meeting on a poll.

Voting

The Holdco Articles provide that each Holdco Ordinary shareholder is entitled to one vote for each Holdco Ordinary Share held by him or her on the record date of the relevant general meeting.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Holdco Articles, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution.

Irish law requires approval of certain matters by special resolution passed by Holdco Shareholders. Examples of matters requiring special resolutions include:

(i)     amending the Holdco Articles;

(ii)    approving a change of Holdco’s name;

(iii)   disapplying statutory pre-emption rights on the issuance of equity securities of Holdco;

(iv)   authorizing the purchase by Holdco of its own shares either on-market or off-market;

(v)    setting the maximum and minimum prices at which treasury shares may be re-issued off-market;

(vi)   reducing Holdco’s company capital;

(vii)  re-registering Holdco as another company type under the Irish Companies Act;

(viii) resolving that Holdco be wound-up by the Irish courts; and

(ix)   resolving in favor of a members’ voluntary winding-up of Holdco.

Corporate Governance

Pursuant to the Irish Companies Act and the Holdco Articles, the Holdco Board is responsible for the management of Holdco’s business and affairs and will serve as the ultimate decision-making body of the Company except for those matters reserved under Irish law to Holdco Shareholders. The Holdco Board, in turn, is empowered, pursuant to the Holdco Articles to delegate any of its powers, authorities and discretions (with further power to sub-delegate) to any director, committee (consisting of such person or persons, whether directors or not, as it thinks fit), local or divisional board or agent (including officers and employees), but regardless, the Holdco Board will remain responsible, as a matter of Irish law, for the proper management of Holdco’s business and affairs.

Directors

Number of Directors and Composition of Holdco Board

The Holdco Articles provide that the number of Holdco directors shall be not more than thirteen and not less than two, with the exact number of Holdco directors, from time to time, determined solely by the Holdco Board. From Closing, there will be seven directors on the Holdco Board.

The Holdco Board shall be divided into three classes, designated Class I, Class II and Class III, with the directors of each class serving for staggered three-year terms. At Closing, Class I shall consist of three directors (Michael Browning, Eric Spiegel and Avinash Rugoobur), Class II shall consist of two directors (Nina Jensen and Neil McArthur) and Class III shall consist of two directors (Srinath Narayanan and Diego Diaz). The Class I directors shall be appointed to serve as directors until the conclusion of Holdco’s 2024 annual general meeting, the Class II directors shall be appointed to serve as directors until the conclusion of Holdco’s 2025 annual general meeting and Class III directors shall be appointed to serve as directors until the conclusion of Holdco’s 2026 annual general meeting.

If the size of the Holdco Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Holdco directors in each class as nearly equal as possible or as the chairperson of the Holdco Board may otherwise direct, provided that a decrease will not shorten the term of any incumbent Holdco director.

Appointment of Holdco Directors

The Holdco Articles provide that the Holdco directors may be appointed by ordinary resolution of the Holdco Shareholders in general meeting.

In the event of a contested election (i.e., where the number of Holdco director nominees exceeds the number of Holdco directors to be elected), each of those nominees shall be voted upon as a separate resolution and the Holdco directors shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Holdco director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

The Holdco Articles also provide that the Holdco Board may appoint any person who is willing to act as a Holdco director, either to fill a vacancy or as an addition to the existing Holdco Board or as a successor to a Holdco director who is not re-elected at an annual general meeting.

Removal of Directors

Under Irish law, Holdco Shareholders may remove a director without cause by ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to Holdco, and the Holdco Shareholders comply with the relevant procedural requirements. Under Irish law, one or more shareholders representing not less than 10% of the paid-up share capital of Holdco carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

Controlled Company Exemption

The Seller, as sole shareholder of Heramba, will own more than 50% of the combined voting power for the election of directors to the Holdco Board, and, as a result, Holdco will be considered a “controlled company” for the purposes of the Nasdaq rules. As such, Holdco will qualify for exemptions from certain corporate governance requirements, including that a majority of the Holdco Board consist of “independent directors,” as defined under the Nasdaq rules. Holdco shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules.

If at any time Holdco ceases to be a “controlled company” under the Nasdaq rules, the Holdco Board intends to take any action that may be necessary to comply with the Nasdaq rules, subject to a permitted “phase-in” period. See “Risk Factors — Risks Related to the Business Combination and Post-Closing Operations of Holdco — Holdco will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Transactions

General

Under Irish law but subject to applicable U.S. securities laws and Nasdaq rules and regulations, where Holdco proposes to acquire another company, the approval of Holdco Shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by Holdco under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the European Union

(Cross-Border Conversions, Mergers and Divisions) Regulations 2023 of Ireland, as amended, (ii) the acquisition involves the issuance of new Holdco shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules as described below or (iii) the acquisition involves the issuance of new Holdco shares or rights to subscribe for, or convert another security into, Holdco shares, and Holdco has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby Holdco acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.

Under Irish law, where another company proposes to acquire Holdco, the requirement of the approval of Holdco Shareholders will depend on the method of acquisition, as described below.

Takeover Offer

Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.

In the case of a takeover offer for Holdco, where a bidder has acquired or agreed to acquire not less than 80% of the Holdco shares (or relevant class of Holdco shares) to which the offer relates, the bidder may require any non-accepting shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting Holdco Shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Scheme of Arrangement

Under Irish law, a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland.

Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.

Statutory Merger

It is possible for Holdco to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution passed by Holdco Shareholders and sanctioned by the High Court of Ireland. If the consideration that is proposed to be paid to Holdco Shareholders is not all in the form of cash, dissenting Holdco Shareholders may be entitled to require that their Holdco shares be acquired for cash.

Dissenters’ Rights, Appraisal Rights

As described above, Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.

In the case of a takeover offer for Holdco, where a bidder has acquired or contracted to acquire not less than 80% of the Holdco shares (or relevant class of Holdco shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting Holdco Shareholders to sell and transfer their Holdco shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

In the case of a takeover by statutory scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.

In the case of a direct domestic merger or direct cross-border merger, as described above, which has been approved by the requisite majority of Holdco Shareholders, if the consideration that is proposed to be paid to Holdco Shareholders is not all in the form of cash, dissenting Holdco Shareholders may be entitled to require that their Holdco shares be acquired for cash.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of Holdco’s voting share capital, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify Holdco if, as a result of a transaction, that person will be interested in 3% or more of the Holdco Ordinary Shares (or any other voting class) or if, as a result of a transaction, a person who was interested in more than 3% of the Holdco Ordinary Shares (or any other voting class) ceases to be so interested. Where a person is interested in more than 3% of the Holdco Ordinary Shares (or any other voting class), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Holdco.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the Holdco Ordinary Shares (or shares of another voting class) in which the person is interested as a proportion of the entire nominal value of the issued Holdco Ordinary Shares (or shares of another voting class). Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to Holdco within five business days of the transaction or the alteration that gave rise to the notification requirement.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any Holdco Ordinary Shares (or shares of another voting class) held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, a person so affected may apply to the High Court of Ireland for relief.

In addition to the above disclosure requirement, under the Irish Companies Act, Holdco may, by notice in writing, require a person whom it knows or has reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in Holdco’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in Holdco’s shares, to give such further information as Holdco may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as Holdco may specify in the notice.

Where such a notice is served by Holdco on a person who is, or was, interested in Holdco’s shares and that person fails to give us any of the requested information within the reasonable time specified, Holdco may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

(i)     any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

(ii)    no voting rights shall be exercisable in respect of those shares;

(iii)   no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(iv)   no payment shall be made of any sums due from Holdco on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

The Irish Takeover Rules and the Substantial Acquisition Rules

Following Closing, Holdco will be subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish incorporated public limited companies listed on certain stock exchanges, including Nasdaq. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. In particular, transactions in which a person or persons acting in concert seeks to acquire securities carrying 30% or more of Holdco’s voting rights (the control threshold under the Irish Takeover Rules) will be subject to the Irish Takeover Rules and the jurisdiction of the Irish Takeover Panel.

The Irish Takeover Rules impose obligations on Holdco and its directors (and on transaction counterparties) in the circumstances of a takeover offer (solicited or unsolicited, recommended or hostile) and other relevant transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.

The “General Principles” and certain other important features of the Irish Takeover Rules are summarized below.

The General Principles

The Irish Takeover Rules are based on (and interpreted by the Panel in accordance with) the following General Principles:

(i)     in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(ii)    the holders of securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(iii)   a target company’s board of directors must act in the interests of the target company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(iv)   false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(v)    a bidder can only announce an offer after ensuring that such bidder can fulfil in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(vi)   a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

(vii)  a substantial acquisition of securities, whether to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Directors Obliged to Take Independent advice and Give Considered Views.

The Holdco directors will be obliged to take competent independent advice from a financial adviser on every formal takeover offer (and new equity issuances involving a change of control) and to issue a circular to Holdco Shareholders setting out the substance and source of that advice and the considered views of the directors.

Mandatory Bid Requirements

In certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Holdco may be required to make a mandatory cash offer for the remaining shares of Holdco at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares, or an interest therein, would result in a person or persons acting in concert holding, directly or indirectly, shares representing 30% or more of the voting rights of Holdco and (ii) where a person, or persons acting in concert, already hold(s) shares, or an interest therein, representing 30% or more of the voting rights of Holdco, if an acquisition of shares, or an interest therein, would result in the percentage of the voting rights of Holdco held, directly or indirectly, by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of the independent (i.e., not interested) Holdco Shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of Holdco.

Minimum Price Requirements and Requirements to Make a Cash Offer

If a person makes a voluntary takeover offer to acquire Holdco Ordinary Shares, the offer price must not be less than the highest price paid for the Holdco Ordinary Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period (which generally commences at the time of the first announcement of that offer as a proposed offer or a possible offer (with or without terms)). The Irish Takeover Panel has the power to extend the look back period to 12 months if, taking into account the General Principles, it believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired or acquires Holdco Ordinary Shares: (i) during the 12 month period prior to the commencement of the offer period that represent more than 10% of the Holdco Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per Holdco Ordinary Share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (i), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the Holdco Ordinary Shares in the 12 month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

Frustrating Action

Save with the approval of Holdco Shareholders given at a duly convened general meeting of Holdco Shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel, once the Holdco Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent, Holdco will not be permitted to take (and is obliged to procure that none of its subsidiaries takes) any action (other than seeking alternative offers) which might result in the frustration of that offer or possible offer or in Holdco Shareholders being denied the opportunity to decide on the merits of that offer or possible offer. These include, without limitation, actions such as (i) the issue or grant of shares, (ii) the issue or grant of options to subscribe for shares, (iii) the creation or issue of securities conferring rights of conversion into shares, (iv) acquisitions or disposals of material assets and (v) entering into contracts other than in the ordinary course of business.

Substantial Acquisition Rules

The Irish Takeover Panel is also responsible for administering the Irish Takeover Panel Act 1997, Substantial Acquisition Rules 2007, as amended (or SARs), which govern substantial acquisitions of shares and other voting securities in an Irish incorporated public limited company listed on certain stock exchanges, including Nasdaq. Among other matters, the SARs regulate the speed at which a person may increase such person’s holding of shares and rights over shares. to an aggregate of between 15% and 30% of the voting rights of a relevant company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of a relevant company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Shareholder Rights’ Plan and Anti-Takeover Measures

Subject to applicable law, the Holdco Articles provide the Holdco Board with the power to adopt a shareholder rights’ plan upon such terms as the Holdco directors deem expedient in the best interests of Holdco, including, without limitation, where the Holdco directors are of the opinion that a rights’ plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of Holdco or accumulation of shares in the capital of Holdco or interests therein, and to exercise any power of Holdco to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Holdco Ordinary Shares or preference shares in the capital of Holdco in accordance with the terms of such rights’ plan.

Holdco’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Holdco Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules, described above. A number of Irish companies have pre-existing rights’ plans which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

Duration, Dissolution, Rights Upon Liquidation

Holdco’s duration of existence is unlimited. Holdco may be dissolved and wound-up at any time by way of a members’ voluntary winding-up or a creditors’ winding-up. In the case of a members’ voluntary winding-up, a special resolution is required. Holdco may also be dissolved by way of court order on the application of a creditor, by the Irish Registrar of Companies as an enforcement measure where Holdco has failed to file certain returns or by the Irish Corporate Enforcement Authority where its affairs have been investigated by an inspector and it appears from the inspector’s report or any information obtained by the Irish Corporate Enforcement Authority that Holdco should be wound-up.

The Holdco Articles provide that the holders of Holdco Ordinary Shares shall be entitled to participate in Holdco’s assets available for distribution in a winding-up, (i.e., following the settlement of all claims of creditors), in proportion to the amounts, in nominal value, paid-up (or deemed to be paid-up) on the Holdco Ordinary Shares held by them respectively. The rights attaching to the Holdco Ordinary Shares are subject to rights of the Holdco Deferred Shares, as set out below. The rights attaching to the Holdco Ordinary Shares may be made subject to preferential terms as to return of capital of any class or series of preference shares in the capital of Holdco which may be allotted and issued from time to time by the Holdco Board.

The Holdco Articles provide that, on a winding up of Holdco or other return of capital by Holdco, the holders of the Holdco Deferred Shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid-up or credited as paid-up on the Holdco Deferred Shares and shall be paid only after the holders of Holdco Ordinary Shares shall have received payment in respect of such amount as is paid-up or credited as paid-up on the Holdco Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Holdco Ordinary Share. The rights attaching to the Holdco Deferred Shares may also be made subject to preferential terms as to return of capital of any class or series of preference shares in the capital of Holdco which may be allotted and issued from time to time by the Holdco Board.

Holdco Warrants

Holdco Public Warrants and Holdco Private Placement Warrants

Each whole Holdco Warrant will entitle the registered holder to subscribe for one Holdco Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that Holdco has an effective registration statement under the Securities Act covering the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants and a current prospectus relating to them is available (or Holdco permits holders to exercise their Holdco Warrants on a cashless basis under the circumstances specified in the Amended and Restated Warrant Agreement) (but subject, at all times to an additional payment being made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Amended and Restated Warrant Agreement, a Holdco warrantholder may exercise its Holdco Warrants only for a whole number of Holdco Ordinary Shares. This means only a whole Holdco Warrant may be exercised at a given time by a Holdco warrantholder. No fractional Holdco Warrants will be issued and only whole Holdco Warrants will trade. The Holdco Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holdco will not be obligated to issue any Holdco Ordinary Shares pursuant to the exercise of a Holdco Warrant and will have no obligation to settle such Holdco Warrant exercise unless a registration statement under the Securities Act with respect to the Holdco Ordinary Shares underlying the Holdco Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Holdco Warrant will be exercisable and Holdco will not be obligated to issue a Holdco Ordinary Share upon exercise of a Holdco Warrant unless the Holdco Ordinary Share issuable upon such Holdco Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Holdco Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Holdco Warrant, the holder of such Holdco Warrant will not be entitled to exercise such Holdco Warrant and such Holdco Warrant may have no value and expire worthless. In no event will Holdco be required to net cash settle any Holdco Warrant.

Holdco has agreed that as soon as practicable, but in no event later than 30 business days after the Closing Date, Holdco will use commercially reasonable efforts to file with the SEC a registration statement covering registration under the Securities Act, of the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants. Holdco will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Holdco Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. If a registration statement covering the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants is not effective by the sixtieth (60th) business day after the Closing Date, Holdco warrantholders may, until such time as there is an effective registration statement and during any period when Holdco will have failed to maintain an effective registration statement, exercise Holdco Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption (but subject, at all times to an additional payment being made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below).

Notwithstanding the above, if the Holdco Ordinary Shares are at the time of any exercise of a Holdco Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, Holdco may, at its option, require holders of Holdco Public Warrants who exercise their Holdco Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (but subject, at all times to an additional payment being made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below) and, in the event Holdco so elects, it will not be required to file or maintain in effect a registration statement, and in the event Holdco does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Holdco Warrants for that number of Holdco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Ordinary Shares underlying the Holdco Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the Holdco Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Holdco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Holdco may require, as a condition to the registration of any transfer of a Holdco Warrant, evidence from the transferor or intended transferee, which is satisfactory to Holdco, that any Irish stamp duty liability arising on such transfer has been duly paid (and any instrument of transfer, as the case may be, has been duly stamped for Irish stamp duty purposes) or that the proposed transfer is otherwise exempt from such duty. If stamp duty resulting from the transfer of Holdco Warrants which would otherwise be payable by the transferee is paid by Holdco or any subsidiary of Holdco on behalf of the transferee, then Holdco shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to reimbursement of the stamp duty from the transferee, set-off the stamp duty against any dividends payable to the transferee of those Holdco Warrants, and to the extent permitted by section 1042 of the Irish Companies Act, claim a lien on the Holdco Warrants (or Holdco Ordinary Shares issued upon the exercise of Holdco Warrants) on which stamp duty has been paid by Holdco or its subsidiary for the amount of stamp duty paid. Holdco’s lien shall extend to all dividends paid on Holdco Ordinary Shares issued upon the exercise of such Holdco Warrants.

Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $18.00

Once the Holdco Warrants become exercisable, Holdco may call the Holdco Warrants for redemption for cash (except as described herein with respect to the Holdco Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Holdco Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each Holdco warrantholder; and

•        if, and only if, the last reported sale price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Holdco Warrant as described under the heading “— Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrantholders.

Holdco will not redeem the Holdco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants is then effective and a current prospectus relating to those Holdco Ordinary Shares is available throughout the 30-day redemption period except if Holdco has elected to require holders to exercise on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. In the case of such a cashless exercise, each holder would pay the exercise price by (i) surrendering the Holdco Public Warrants for that number of Holdco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Ordinary Shares underlying the Holdco Warrants, multiplied by the excess of the “fair market value” less the exercise price of the Holdco Warrants by (y) the fair market value and (ii) making payment of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Holdco Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Holdco Public Warrants. If and when the Holdco Warrants become redeemable by Holdco, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Except as described below, none of the Holdco Private Placement Warrants will be redeemable by Holdco so long as they are held by Sponsor or its permitted transferees.

Holdco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Holdco Warrant exercise price. If the foregoing conditions are satisfied and Holdco issues a notice of redemption of the Holdco Warrants, each Holdco warrantholder will be entitled to exercise his, her or its Holdco Warrant prior to the scheduled redemption date. However, the price of the Holdco Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Holdco Warrant as described under the heading “— Anti-dilution adjustments”) as well as the $11.50 (for whole shares) Holdco Warrant exercise price after the redemption notice is issued.

Redemption of Holdco Warrants when the price per Holdco Ordinary Share equals or exceeds $10.00

Once Holdco Warrants become exercisable, Holdco may redeem the outstanding Holdco Warrants:

•        in whole and not in part;

•        at $0.10 per Holdco Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Holdco Warrants on a cashless basis (but subject, at all times to an additional payment being made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below) prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the Holdco Ordinary Shares except as otherwise described below;

•        if, and only if, the last reported sale price of the Holdco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Holdco Warrant as described under the heading “— Anti-dilution adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before Holdco sends the notice of redemption to the Holdco warrantholders; and

•        if the last reported sale price of the Holdco Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Holdco sends the notice of redemption to the Holdco warrantholders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Holdco Warrant as described under the heading “— Anti-dilution adjustments”), the Holdco Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Holdco Public Warrants, as described above.

The numbers in the table below represent the number of Holdco Ordinary Shares that a Holdco warrantholder will receive upon exercise in connection with a redemption by Holdco pursuant to this redemption feature, based on the “fair market value” of Holdco Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Holdco Warrants and such Holdco Warrants are not redeemed for $0.10 per Holdco Warrant), determined based on the volume-weighted average price of Holdco Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Holdco Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Holdco Warrants, each as set forth in the table below. Holdco will provide its Holdco warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Holdco Warrant or the exercise price of a Holdco Warrant is adjusted as set forth under the heading “— Anti-dilution adjustments” below. If the number of shares issuable upon exercise of a Holdco Warrant is adjusted, the adjusted share prices in the column headings in the table below shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Holdco Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Holdco Warrant after such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Holdco Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Holdco Warrant as so adjusted. If the exercise price of a Holdco Warrant is adjusted, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Holdco Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Holdco Warrants)	Fair Market Value of Holdco Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Holdco Ordinary Shares to be issued for each Holdco Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Holdco Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Holdco Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Holdco Warrants, holders may choose to, in connection with this redemption feature, exercise their Holdco Warrants for 0.277 Holdco Ordinary Shares for each whole Holdco Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Holdco Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Holdco Warrants, holders may choose to, in connection with this redemption feature, exercise their Holdco Warrants for 0.298 Holdco Ordinary Shares for each whole Holdco Warrant. In no event will the Holdco Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Holdco Ordinary Shares per Holdco Warrant (subject to adjustment). Finally, as reflected in the table above, if the Holdco Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Holdco pursuant to this redemption feature, since they will not be exercisable for any Holdco Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Holdco Warrants for cash (other than the Holdco Private Placement Warrants) when the trading price for the Holdco Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Holdco Warrants to be redeemed when the Holdco Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Holdco Ordinary Shares is below the exercise price of the Holdco Warrants. Holdco has established this redemption feature to provide it with the flexibility to redeem the Holdco Warrants without the Holdco Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Holdco Warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Holdco Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Holdco Warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to the IPO. This redemption right provides Holdco with an additional mechanism by which to redeem all of the outstanding Holdco Warrants, and therefore have certainty as to its capital structure as the Holdco Warrants would no longer be outstanding and would have been exercised or redeemed and Holdco will be required to pay the applicable redemption price to Holdco warrantholders if Holdco chooses to exercise this redemption right and it will allow Holdco to quickly proceed with a redemption of the Holdco Warrants if it determines it is in its best interest to do so. As such, Holdco would redeem the Holdco Warrants in this manner when it believes it is in its best interest to update its capital structure to remove the Holdco Warrants and pay the redemption price to the Holdco warrantholders.

As stated above, Holdco can redeem the Holdco Warrants when the Holdco Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Holdco’s capital structure and cash position while providing Holdco warrantholders with the opportunity to exercise their Holdco Warrants on a cashless basis for the applicable number of shares (but subject, at all times to an additional payment being made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued, as described below). If Holdco chooses to redeem the Holdco Warrants when the Holdco Ordinary Shares are trading at a price below the exercise price of the Holdco Warrants, this could result in the Holdco warrantholders receiving fewer Holdco Ordinary Shares than they would have received if they had chosen to wait to exercise their Holdco Warrants for Holdco Ordinary Shares if and when such Holdco Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Holdco Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Holdco will round down to the nearest whole number of the number of Holdco Ordinary Shares to be issued to the holder.

Redemption procedures

A holder of a Holdco Warrant may notify Holdco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Holdco Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Holdco Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of issued Holdco Ordinary Shares is increased by a share capitalization or share dividend payable in Holdco Ordinary Shares, or by a division of Holdco Ordinary Shares or other similar event, then, on the effective date of such share capitalization or share dividend, division or similar event, the number of Holdco Ordinary Shares issuable on exercise of each Holdco Warrant will be increased in proportion to such increase in the issued Holdco Ordinary Shares. A rights offering made to all or substantially all holders of Holdco Ordinary Shares entitling holders to purchase Holdco Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Holdco Ordinary Shares equal to the product of (i) the number of Holdco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Holdco Ordinary Shares) and (ii) one minus the quotient of (x) the price per Holdco Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Holdco Ordinary Shares, in determining the price payable for Holdco Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Holdco Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Holdco Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Holdco Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Holdco Ordinary Shares on account of such Holdco Ordinary Shares (or other securities into which the Holdco Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Holdco Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50.

If the number of issued Holdco Ordinary Shares is decreased by a consolidation, combination or reclassification of Holdco Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination or reclassification or similar event, the number of Holdco Ordinary Shares issuable on exercise of each Holdco Warrant will be decreased in proportion to such decrease in issued Holdco Ordinary Shares.

Whenever the number of Holdco Ordinary Shares purchasable upon the exercise of the Holdco Warrants is adjusted, as described above, the Holdco Warrant exercise price will be adjusted by multiplying the Holdco Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Holdco Ordinary Shares that may be subscribed for upon the exercise of the Holdco Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Holdco Ordinary Shares so issuable immediately thereafter.

In case of any reclassification or reorganization of the issued Holdco Ordinary Shares (other than those described above or that solely affects the par value of such Holdco Ordinary Shares), or in the case of any merger or consolidation of Holdco with or into another company (other than a consolidation or merger in which Holdco is the continuing company and that does not result in any reclassification or reorganization of outstanding Holdco Ordinary Shares), or in the case of any sale or conveyance to another company or entity of the assets or other property of Holdco as an entirety or substantially as an entirety in connection with which Holdco is dissolved, the holders of the Holdco Warrants will thereafter have the right to subscribe for and be issued, upon the basis and upon the terms and conditions specified in the Holdco Warrants and in lieu of the Holdco Ordinary Shares immediately theretofore issuable upon the exercise of the rights represented thereby, the kind and amount of Holdco Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Holdco Warrants would have received if such holder had exercised their Holdco Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Holdco Ordinary Shares in such a transaction is payable in the form of Holdco Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Holdco Warrant properly exercises the Holdco Warrant within thirty days following public disclosure of such transaction, the Holdco Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the Holdco Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Holdco Warrants when an extraordinary transaction occurs during the exercise period of the Holdco Warrants pursuant to which the holders of the Holdco Warrants otherwise do not receive the full potential value of the Holdco Warrants.

The Holdco Warrants will be issued in registered form under the Amended and Restated Warrant Agreement by and among Continental, the warrant agent (if other than Continental), PERAC and Holdco. The Amended and Restated Warrant Agreement will provide that the terms of the Holdco Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Holdco Public Warrants, and, solely with respect to any amendment to the terms of the Holdco Private Placement Warrants, 50% of the then outstanding Holdco Private Placement Warrants. You should review a copy of the Amended and Restated Warrant Agreement for a complete description of the terms and conditions applicable to the Holdco Warrants.

The Holdco Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Holdco, for the number of Holdco Warrants being exercised. The Holdco warrantholders do not have the rights or privileges of holders of Holdco Ordinary Shares and any voting rights until they exercise their Holdco Warrants and receive Ordinary Shares. After the issuance of Holdco Ordinary Shares upon exercise of the Holdco Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Holdco Warrants. If, upon exercise of the Holdco Warrants, a holder would be entitled to receive a fractional interest in a share, Holdco will, upon exercise, round down to the nearest whole number the number of Holdco Ordinary Shares to be issued to the Holdco warrantholder.

Pursuant to the Amended and Restated Warrant Agreement, and notwithstanding any other provision thereof:

•        no Holdco Ordinary Shares shall be issued upon the exercise, or purported exercise, of any Holdco Warrant on a “cashless basis” unless and until an additional payment is made by, or on behalf of, the relevant exercising holder to Holdco, of an amount in cash at least equal to the aggregate nominal value of the Holdco Ordinary Shares to be issued upon such exercise or purported exercise; and

•        save with the consent of the Irish Takeover Panel in accordance with Rule 9 of the Irish Takeover Rules, no Holdco Ordinary Shares shall be issued upon the exercise, or purported exercise, of any Holdco Warrant to the extent that such exercise would result: (i) in a person and/or any person or persons “acting in concert” (within the meaning of the Irish Takeover Rules) with such person holding shares in the capital of Holdco representing 30% or more of the voting rights in the Company or (ii) where a person and/or any person or persons acting in concert with such person already hold(s) shares representing 30% or more of the voting rights in Holdco, in the percentage of the voting rights in Holdco held by such person and/or any person or persons acting in concert with such person, increasing by more than 0.05% within a 12-month period, and any such exercise or purported exercise and the issuance of any Holdco Ordinary Shares pursuant thereto shall be void.

COMPARISON OF THE RIGHTS OF HOLDERS OF PERAC ORDINARY SHARES AND HOLDCO ORDINARY SHARES

The rights and powers of holders of PERAC Ordinary Shares and the authority and powers of the PERAC Board are governed by applicable Cayman Islands law, including the Cayman Islands Companies Act, and the PERAC Articles. At the Merger Effective Time, each PERAC Ordinary Share issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share, and each issued and outstanding PERAC Warrant will remain outstanding but will be automatically adjusted to become one Holdco Warrant to purchase Holdco Ordinary Shares. Because Holdco is an Irish public limited company duly incorporated under the laws of Ireland, the rights and powers of the holders of Holdco Ordinary Shares and the authority and powers of the Holdco Board upon the Closing will be governed by applicable Irish law, including the Irish Companies Act, and the Holdco Articles.

The following is a summary comparison of the material differences between the rights and powers of the holders of PERAC Ordinary Shares under applicable Cayman Islands law, including the Cayman Islands Companies Act, and the PERAC Articles, and the rights and powers that former holders of PERAC Ordinary Shares will have as holders of Holdco Ordinary Shares upon the Closing under applicable Irish law, including the Irish Companies Act, and the Holdco Articles. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Cayman Islands or Irish law. Such rights or obligations generally apply equally to PERAC Ordinary Shares and Holdco Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights and powers of holders of PERAC Ordinary Shares and Holdco Ordinary Shares and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to applicable Cayman Islands law, including the Cayman Islands Companies Act, applicable Irish law, including the Irish Companies Act, and the governing documents of PERAC and Holdco. PERAC and Holdco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the Cayman Islands Companies Act and the Irish Companies Act, and the other documents referred to in this proxy statement/prospectus, including the PERAC Articles and the Holdco Articles, for a more complete understanding of the differences between the rights and powers of a holder of PERAC Ordinary Shares and a holder of Holdco Ordinary Shares. PERAC has filed its governing documents with the SEC and will send copies of these documents to its shareholders, without charge, upon request. See the section entitled “Where You Can Find More Information.” The form of Holdco Articles, which will be adopted at or prior to the Closing, is included as Annex B to this proxy statement/prospectus.

	Cayman Islands	Ireland
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Mergers and consolidations are governed by Part XVI of the Cayman Islands Companies Act.

The directors of PERAC must, on behalf of PERAC, approve a written plan of merger or consolidation including the particulars set out in section 233(4) of the Cayman Islands Companies Act.

The merger must be authorized by a special resolution of the shareholders, and any other authorization as may be specified in the relevant memorandum and articles of association.

In the event PERAC were to grant certain security interests to third parties, the consent of such third parties would be required in connection with a merger.

All mergers (other than parent/subsidiary mergers) require shareholder approval; there are no exceptions for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

Mergers, amalgamations and reconstructions may also be achieved by way of a scheme of arrangement approved by the requisite majorities of shareholders and creditors and by an order of the Cayman Islands court under section 86 or 87 of the Cayman Islands Companies Act.

Under Irish law but subject to applicable U.S. securities laws and Nasdaq rules and regulations, where Holdco proposes to acquire another company, the approval of Holdco Shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by Holdco under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023, as amended, (ii) the acquisition involves the issuance of new Holdco shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules as further described in the section of this document entitled “Description of Holdco Securities — The Irish Takeover Rules and the Substantial Acquisition Rules” or (iii) the acquisition involves the issuance of new Holdco shares or rights to subscribe for, or convert another security into, Holdco shares, and Holdco has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby Holdco acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.

Under Irish law, where another company proposes to acquire Holdco, the requirement of the approval of Holdco Shareholders will depend on the method of acquisition, as described below.

Cayman Islands	Ireland

Takeover Offer

Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.

Statutory Scheme of Arrangement

Under Irish law, a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland. Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme.

Statutory Merger

It is possible for Holdco to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution passed by Holdco Shareholders and sanctioned by the High Court of Ireland.

	Cayman Islands	Ireland
SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

Under Cayman Islands law, no restriction exists as to the transactions that a shareholder may engage in with a company unless prescribed by the relevant Cayman company’s memorandum and articles of association.

Save with the consent of the Irish Takeover Panel, a mandatory offer requirement is triggered: (i) if an acquisition of shares, or an interest therein, would result in a person or persons acting in concert holding, directly or indirectly, shares representing 30% or more of the voting rights of Holdco and (ii) where a person, or persons acting in concert, already hold(s) shares, or an interest therein, representing 30% or more of the voting rights of Holdco, if an acquisition of shares, or an interest therein, would result in the percentage of the voting rights of Holdco held, directly or indirectly, by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of the independent (i.e., not interested) Holdco Shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. See the section of this document entitled “Description of Holdco Securities — The Irish Takeover Rules and the Substantial Acquisition Rules”.

In the case of a takeover by a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act, the bidder and person’s acting in concert with the bidder will be treated as a separate class for the purposes of the requisite shareholder vote(s).

ISSUANCE OF SHARES AND CHANGES TO CAPITAL

Pursuant to the PERAC Articles, PERAC may by ordinary resolution increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto as PERAC in general meeting may determine.

Under Irish law and the Holdco Articles, Holdco may by an ordinary resolution passed by its shareholders at a general meeting of Holdco at which a quorum is present:

(i)     consolidate all or any of its shares into shares of a larger nominal value than its existing shares;

(ii)    subdivide its shares, or any of them, into shares of a smaller nominal value;

Cayman Islands	Ireland

Under Cayman Islands law, a company limited by shares or a company limited by guarantee and having a share capital, if so authorized by its articles of association, may alter the conditions of its memorandum of association to:

(a)     increase its share capital by new shares of such amount as it thinks expedient; provided that an exempted company having no shares of a fixed amount may increase its share capital by such number of shares without nominal or par value, or may increase the aggregate consideration for which such shares may be issued, as it thinks expedient;

(b)    consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)     convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)    subdivide its shares or any of them, into shares of an amount smaller than that fixed by the memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal or par value, diminish the number of shares into which its capital is divided.

(iii)   increase the nominal value of any of its shares by the addition to them of any undenominated capital;

(iv)   reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital;

(v)    convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

(vi)   increase its share capital by new shares of such amount as it thinks expedient; and

(vii)  cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

Under Irish law, the directors of a public limited company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its articles of association or by an ordinary resolution passed by its shareholders at a general meeting of the company at which a quorum is present. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution of the company’s shareholders.

Cayman Islands	Ireland

Paragraphs (b), (c) and (d) above shall have no application to shares without nominal or par value.

The powers described above may not be exercised except by a resolution of the shareholders of the company.

Pursuant to the PERAC Articles, the PERAC Board may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

Pursuant to the PERAC Articles, the PERAC Board may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in PERAC on such terms as the PERAC Board may from time to time determine.

PERAC may issue units of securities in PERAC, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in PERAC, upon such terms as the PERAC Board may from time to time determine. PERAC shall not issue shares to bearer.

The current Holdco Articles authorize Holdco’s directors to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of Holdco up to the maximum of Holdco’s authorized but unissued share capital for a period of five years from the date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved.

Subject to certain exceptions, Irish law also provides shareholders with statutory preemption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any securities into, new shares) are issued for cash. However, it is possible for such statutory preemption rights to be generally or specifically disapplied in a company’s articles of association or by a special resolution passed by its shareholders at a general meeting of the company at which a quorum is present.

A general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution.

The Holdco Articles will disapply statutory preemption rights up to the maximum of the authorized but unissued share capital for a period of five years from the date of adoption. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a disapplication of statutory preemption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.

	Cayman Islands	Ireland
APPRAISAL RIGHTS

A dissenting shareholder has the right to be paid a payment of the fair value of its share(s) in PERAC upon its dissenting to the merger or consolidation. To do so, such dissenting shareholder must follow the procedure set out in section 238 of the Cayman Islands Companies Act.

At first instance, PERAC may determine the fair value of the relevant share(s) which the dissenting shareholder may agree to. If PERAC and the dissenting shareholder fail to agree a price, the court ultimately has the power to determine the fair value of the share(s) together with a fair rate of interest, if any, to be paid by PERAC upon the amount determined to be the fair value.

Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.

Takeover Offer

In the case of a takeover offer for Holdco, where a bidder has acquired or contracted to acquire not less than 80% of the Holdco shares (or relevant class of Holdco shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting Holdco Shareholders to sell and transfer their Holdco shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Scheme of Arrangement

In the case of a takeover by statutory scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.

Statutory Merger

In the case of a direct domestic merger or direct cross-border merger, which has been approved by the requisite majority of Holdco Shareholders, if the consideration that is proposed to be paid to Holdco Shareholders is not all in the form of cash, dissenting Holdco Shareholders may be entitled to require that their Holdco shares be acquired for cash.

	Cayman Islands	Ireland
SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Pursuant to the PERAC Articles, written resolutions by way of special resolution or ordinary resolution must be by unanimous written resolution.	Under Irish law, written resolutions of public limited companies, by way of special resolution or ordinary resolution, must be by unanimous written resolution.
MEETINGS OF SHAREHOLDERS

Pursuant to the PERAC Articles, all general meetings other than annual general meetings shall be called extraordinary general meetings. In addition, pursuant to the PERAC Articles, PERAC may, but shall not be obliged to (unless required by the Cayman Islands Companies Act), in each year hold a general meeting as its annual general meeting, and specify the meeting as such in the notices calling it.

Any annual general meeting shall be held at such time and place as the directors shall appoint.

The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of PERAC. Shareholders shall not have the ability to call general meetings.

Pursuant to the PERAC Articles, matters requiring approval by Ordinary Resolution may be passed by a simple majority of the shareholders entitled to vote in person or, where proxies are allowed, by proxy at a general meeting.

Subject to Article 29.4 of the PERAC Articles, matters requiring approval by Special Resolution (whether pursuant to the Cayman Islands Companies Act or the Articles) may be passed by a majority of not less than two-thirds of the shareholders entitled to vote in person or, where proxies are allowed, by proxy at a general meeting.

Quorum: The holders of a majority of the shares in issue at the record date, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings. In addition, under Irish law, Holdco is required to hold an annual general meeting within 18 months of incorporation and in each calendar year thereafter, at intervals of no greater than 15 months from the previous annual general meeting and no more than nine months after Holdco’s financial year-end date, which is currently 31 December.

Any annual general meeting shall be held at such time and place as the directors shall appoint.

As provided under Irish law and the Holdco Articles, extraordinary general meetings may be convened: (i) by the Holdco Board whenever it thinks fit, (ii) by the Holdco Board on the requisition of Holdco Shareholders holding not less than 10% of the paid-up share capital of Holdco carrying voting rights, and, if the Holdco Board defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.

Except where a greater majority is required by the Irish Companies Act, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution passed by a simple majority of the votes cast, in person or by proxy, by shareholders at that meeting provided a quorum is present.

Matters requiring to be decided by a special resolution shall be passed if approved by not less than 75% of the votes cast, in person or by proxy, by shareholders at a general meeting of the company at which a quorum is present.

	Cayman Islands	Ireland

Quorum: The Holdco Articles provide that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises Holdco Shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all the Holdco Shareholders entitled to vote at the relevant general meeting on a poll.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under Cayman Islands law, the board of directors may declare the payment of dividends to holders of PERAC Shares out of the company’s (1) profits available for distribution, (2) “share premium account,” which represents the excess of the price paid to the company on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid - in capital or (3) any other fund or account which can be authorized for such purpose in accordance with Cayman Islands law. However, no dividends may be paid if, after payment, the company would not be able to pay its debts as they fall due in the ordinary course of business.

Pursuant to the PERAC Articles, any shareholder holding PERAC Public Shares who is not the Sponsor may, in connection with any vote on a business combination, at least two business days’ prior to any vote on a business combination, elect to have their shares redeemed for cash, provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership or syndicate, or other group for the purposes of acquiring, holding or disposing of shares may exercise this redemption right with respect to more than 15% of the PERAC Public Shares in the aggregate without the prior consent of PERAC and provided further that any beneficial holder of shares on whose behalf a redemption right is being exercised must identify itself to PERAC in connection with any redemption election in order to validly redeem such shares.

Under Irish law, Holdco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits.

In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Holdco unless the net assets of Holdco are equal to, or exceed, the aggregate of Holdco’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Holdco’s net assets below such aggregate.

The Holdco Articles authorize the Holdco Board to pay such dividends as appears to the Holdco Board to be justified by the profits of Holdco.

The Holdco Board may also recommend a dividend to be approved and declared by the Holdco Shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.

	Cayman Islands	Ireland

If so demanded, PERAC shall pay any such redeeming shareholder, regardless of whether such shareholder is voting for or against such business combination, a per-share redemption price payable in cash, equal to a pro-rata portion of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest earned on the Trust Account and not previously released to PERAC to pay its taxes, divided by the number of then issued shares, but only in the event that the applicable proposed business combination is approved and consummated.

PERAC shall not redeem PERAC Public Shares that would cause PERAC’s net tangible assets to be less than US$5,000,001 following such redemptions.

NUMBER OF DIRECTORS

Pursuant to the PERAC Articles, the PERAC Board shall consist of not less than one person provided however that PERAC may by ordinary resolution of its shareholders increase or reduce the limits in the number of directors.

The Holdco Articles provide that the number of Holdco directors shall be not more than thirteen and not less than two, with the exact number of Holdco directors, from time to time, determined solely by the Holdco Board.

The Holdco Board shall be divided into three classes, designated Class I, Class II and Class III, with the directors of each class serving for staggered three-year terms. At Closing, Class I shall consist of directors, Class II shall consist of directors and Class III shall consist of directors. The Class I directors shall be appointed to serve as directors until the conclusion of Holdco’s 2024 annual general meeting, the Class II directors shall be appointed to serve as directors until the conclusion of Holdco’s 2025 annual general meeting and Class III directors shall be appointed to serve as directors until the conclusion of Holdco’s 2026 annual general meeting.

	Cayman Islands	Ireland

If the size of the Holdco Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Holdco directors in each class as nearly equal as possible or as the chairperson of the Holdco Board may otherwise direct, provided that a decrease will not shorten the term of any incumbent Holdco director

VACANCIES ON BOARD OF DIRECTORS

Pursuant to the PERAC Articles and except as applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the PERAC Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the PERAC Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The Holdco Articles provide that the Holdco directors may be appointed by ordinary resolution of the Holdco Shareholders in general meeting.

In the event of a contested election (i.e., where the number of Holdco director nominees exceeds the number of Holdco directors to be elected), each of those nominees shall be voted upon as a separate resolution and the Holdco directors shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Holdco director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

The Holdco Articles also provide that the Holdco Board may appoint any person who is willing to act as a Holdco director, either to fill a vacancy or as an addition to the existing Holdco Board or as a successor to a Holdco director who is not re-elected at an annual general meeting.

	Cayman Islands	Ireland
REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Pursuant to the PERAC Articles, after the consummation of a business combination, PERAC may, by ordinary resolution of its shareholders, appoint any person to be a director or may, by ordinary resolution of its shareholders, remove any director. Prior to the consummation of a business combination, PERAC may by ordinary resolution of the holders of the PERAC Class B Ordinary Shares appoint any person to be a director or may by ordinary resolution of the holders of the PERAC Class B Ordinary Shares remove any director. As the Sponsor currently holds the sole issued and outstanding PERAC Class B Ordinary Share, the Sponsor would control any such actions. For the avoidance of doubt, prior to the consummation of a business combination, holders of PERAC Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

Under Irish law, Holdco Shareholders may remove a director without cause by ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to Holdco, and the Holdco Shareholders comply with the relevant procedural requirements. Under Irish law, one or more shareholders representing not less than 10% of the paid-up share capital of Holdco carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

COMMITTEES

The directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more directors (including, without limitation, PERAC’s audit committee, compensation committee and, if formed, nominating and corporate governance committee). Any such delegation may be made subject to any conditions the directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the directors. Subject to any such conditions, the proceedings of a committee of directors shall be governed by the PERAC Articles regulating the proceedings of directors, so far as they are capable of applying.

The Holdco directors may delegate any of their powers to such person or persons as they think fit, including committees. Any such committee may comprise of a person or persons (whether directors or not) and shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the directors.

	Cayman Islands	Ireland
AMENDMENT OF GOVERNING DOCUMENTS

Pursuant to the PERAC Articles and subject to Cayman Islands law, the provisions of the PERAC Articles as regards the matters to be dealt with by ordinary resolution and Article 29.4, PERAC may by special resolution of its shareholders: change its name; alter or add to its articles of association; alter or add to its memorandum of association with respect to any objects, powers or other matters specified therein; and reduce its share capital or any capital redemption reserve fund.

Under Cayman Islands law, a resolution is a special resolution when:

(a)     it has been passed by a majority of at least two-thirds of such shareholders entitled vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, except that PERAC may in its articles of association specify that the required majority shall be a number greater than two-thirds, and may additionally so provide that any such majority (being not less than two-thirds) may differ as between matters required to be approved by a special resolution; or

(b)    if so authorized by its articles of association, it has been approved in writing by all of the shareholders entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the shareholders aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Under Irish law, a special resolution passed by the shareholders at a general meeting is required to amend any provision of the Holdco Articles. The Holdco Board does not have the power to amend the Holdco Articles.

	Cayman Islands	Ireland

Pursuant to the PERAC Articles, prior to the consummation of a business combination, Article 29.1 may only be amended by a special resolution passed by at least 90% of the Class B Shares in issue as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Every director and officer (each an “Indemnified Person”) shall be indemnified out of the assets of PERAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person.

Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions, which are provided for in the Holdco Articles, allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Holdco Articles, insofar as permissible under the Irish Companies Act (and, in particular, the limitations on indemnification as described above) each current and former director, secretary or other officer of Holdco, and each person who is or was serving, at the request of Holdco, as a director, secretary or other officer of another company, or of a partnership, joint venture, trust or other enterprise, including service

	Cayman Islands	Ireland

with respect to employee benefit plans maintained or sponsored by Holdco, shall be entitled to be indemnified by Holdco against all expenses (including legal fees actually and reasonably incurred by him or her), damages, losses, liabilities, judgments, penalties, fines, and settlement amounts relating to any claim, suit or proceedings, civil or criminal, to which he or she is made party, or threatened to be made party or is otherwise involved by reason of the fact that he or she is, or was, a director, secretary or other officer of Holdco or such other company, partnership, joint venture, trust or other enterprise, provided however, that no such person shall be entitled to be indemnified for any such expenses, damages, losses, liabilities, judgments, penalties, fines or settlement amounts relating to any claim, suit or proceeding in respect of, arising from, or relating to, his or her fraud or dishonesty.

Any determination of entitlement to indemnification shall be made by any person or persons given authority by the Holdco Board to act on the matter on behalf of Holdco.

In addition to the provisions of the Holdco Articles, at, or prior to Closing, Holdco intends to enter into separate deeds of indemnity with its directors and certain officers to indemnity them against claims brought by third parties (including on behalf of Holdco) to the fullest extent permitted by law, except in the case of fraud or dishonesty proved against the indemnitee.

LIMITED LIABILITY OF DIRECTORS	Directors are not personally liable for the debts, obligations or liabilities of PERAC save, as above, for those which may arise through their actual fraud, wilful neglect or wilful default.

Directors may be held personally liable for the debts, obligations and liabilities of Holdco in certain circumstances, including for fraud, breach of fiduciary duties, misfeasance, reckless trading, the unlawful payment of a dividend by Holdco or the unlawful giving of financial assistance by Holdco for the purpose of the acquisition of its shares.

	Cayman Islands	Ireland
ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Pursuant to the PERAC Articles, shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of PERAC not less than 120 calendar days before the date of PERAC’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if PERAC did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the PERAC Board with such deadline being a reasonable time before PERAC begins to print and send its related proxy materials.

The Holdco Articles provide that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to nominate a director for appointment or re-appointment), the relevant Holdco Shareholder(s) (being the holders of not less than 10% of the paid-up share capital of Holdco carrying voting rights) must deliver a request in writing to the secretary of Holdco at its registered office not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Holdco Articles).

In the case of a request for the nomination of a director, the request shall set forth, among other requirements, all information relating to the proposed nominee for director that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In the case of a request other than for the nomination of a director, the relevant Holdco Shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.

	Cayman Islands	Ireland
SHAREHOLDERS’ SUITS

A distinction needs to be made between actions brought by shareholders in the name of a company where they believe that harm will result to such company (known as derivative actions) and those brought by shareholders relating to an infringement of a personal right.

With regards actions brought in the name of a company, the general rule is that the proper plaintiff is, prima facie, the company itself (by its board of directors, or liquidators, or possibly the company in general meeting), not an individual shareholder.

With regards shareholders’ personal rights of action, it is established under English law (which would be persuasive although not technically binding in the courts of the Cayman Islands) that certain rights of the individual shareholder may be acted upon by him on his own behalf.

Fiduciary duties are owed by the Holdco’s directors to Holdco (not to individual Holdco Shareholders or third parties) and only the Holdco may take an action for breach of fiduciary duty against a Holdco director.

Upon liquidation, this power may be exercised by the liquidator. In limited situations, the Holdco Shareholders may be able to bring a derivative action on behalf of the Holdco.

While Irish law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder to apply for a court order where Holdco’s affairs are being conducted or the powers of the Holdco directors are being exercised: (i) in a manner oppressive to him or her or any of the members; or (ii)  in disregard of his or her or their interests as members.

MARKET INFORMATION AND DIVIDENDS

PERAC

Market Information

PERAC’s equity securities trade on the Nasdaq Global Market. The PERAC Units began trading on November 2, 2021 on Nasdaq under the symbol “PEGRU.” Each PERAC Unit consists of one PERAC Class A Ordinary Share and one-half of one PERAC Public Warrant, each whole PERAC Public Warrant entitling the holder thereof to purchase one PERAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. Commencing on December 20, 2021, the PERAC Class A Ordinary Shares and PERAC Public Warrants comprising the PERAC Units began separate trading on Nasdaq under the symbols “PEGR” and “PEGRW,” respectively. Those publicly traded PERAC Units not separated continue to trade on Nasdaq under the symbol “PEGRU.”

Holders of Record

As of March 18, 2024, there was one holder of record of PERAC Units, 18 holders of record of PERAC Class A Ordinary Shares, one holder of record of PERAC Class B Ordinary Shares and two holders of record of PERAC Warrants. Such numbers do not include beneficial owners holding PERAC’s securities through nominee names.

Dividends

PERAC has not paid any cash dividends on the PERAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Holdco Board at such time. Further, if PERAC incurs any indebtedness in connection with the Business Combination, PERAC’s or the Combined Company’s ability to declare dividends may be limited by restrictive covenants that PERAC may agree to in connection therewith. In addition, the PERAC Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future.

Heramba

Market Information

Historical market price information regarding Heramba’s shares is not provided because they do not have a public market.

Dividends

Heramba has never declared or paid any cash dividends on its shares.

Holdco

Market Information

Historical market price information regarding Holdco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdco Ordinary Shares.

Dividends

Holdco has not paid any cash dividends on the Holdco Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. For the foreseeable future, Holdco intends to retain all available funds and any future earnings to fund the development and expansion of its business. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, and to its ability to satisfy the legal requirements under Irish law for the payment of dividends, as described above.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Holdco will have 200,000,000 Holdco Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 55,819,369 Holdco Ordinary Shares outstanding, assuming no PERAC Class A Ordinary Shares are redeemed in connection with the Business Combination. All of the Holdco Ordinary Shares issued to holders of PERAC Class A Ordinary Shares in connection with the Business Combination will be freely transferable by persons other than by Holdco “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Holdco Ordinary Shares in the public market could adversely affect prevailing market prices of the Holdco Ordinary Shares.

Registration Rights

Amended and Restated Warrant Agreement

Pursuant to the Amended and Restated Warrant Agreement that will be assumed by Holdco in connection with the Business Combination, Holdco will be required, as soon as practicable after the Closing, to use its commercially reasonable efforts to file a registration statement with the SEC covering the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants. Holdco will also be required to use its commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the Holdco Warrants. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 60 days after the Closing, Holdco warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Registration Rights Agreement

In connection with the Closing, Holdco and certain holders of Holdco securities upon the Closing, including the Sponsor, will enter into the Registration Rights Agreement, pursuant to which, among other things, Holdco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Holdco Ordinary Shares and other equity securities of Holdco that are held by the parties thereto from time to time. In addition, Holdco will agree to provide such holders with customary demand and piggyback registration rights with respect to the Registrable Securities (as defined therein). Such Registrable Securities are expected to include up to 6,594,415 Holdco Ordinary Shares to be issued in exchange for the PERAC Founders Shares, 8,425,532 Holdco Founders Warrants resulting from the automatic adjustment of the PERAC Founders Warrants at the Merger Effective Time (and the Holdco Ordinary Shares underlying such Holdco Founders Warrants), 1,645,596 Holdco Ordinary Shares to be issued to the NRA Investors, and 36,700,000 Holdco Ordinary Shares to be held by certain Heramba shareholders.

Pursuant to the Registration Rights Agreement, Holdco will be required to submit to or file with the SEC, within 30 calendar days after the Closing Date, a shelf registration statement covering the issuance and the resale of all such Registrable Securities on a delayed or continuous basis, and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 90th calendar day after the filing thereof. It is not currently contemplated that the Registration Rights Agreement will contain any cash or other penalties resulting from delays in registering these securities.

When an effective shelf registration statement is on file with the SEC, certain Holdco shareholders may demand not more than two underwritten shelf takedowns in any twelve month period, for an aggregate of not more than two underwritten shelf takedowns in any twelve month period, in each case, subject to certain customary limitations set forth in the Registration Rights Agreement.

Kiepe SPA

Pursuant to the Kiepe SPA, following consummation of the Business Combination, Heramba and Heramba Holdings have the option, under certain conditions, to pay Sellers the 3rd Purchase Price and Optional Purchase Price, as applicable, in Holdco Ordinary Shares. The number of Stock Consideration Shares to be issued will be equal to the quotient of the 3rd Purchase Price or Optional Purchase Price, as applicable, divided by the twenty-day volume weighted average price of the Holdco Ordinary Shares on Nasdaq immediately prior to such payment. In accordance with the terms of the SPA, Holdco shall register for resale, pursuant to Rule 415 under the Securities Act, the Stock Consideration Shares.

Transfer Restrictions

Amended and Restated Warrant Agreement

Pursuant to the Amended and Restated Warrant Agreement, to which Holdco will become a party in connection with the Business Combination, subject to certain limited exceptions, the PERAC Founders Warrants owned by the Sponsor may not be transferred until after the consummation of the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, PERAC, Heramba and the Sponsor executed the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) agreed to vote any PERAC Ordinary Shares held by it as of the record date for the Extraordinary General Meeting in favor of the Business Combination Agreement, the Business Combination and each of the proposals set forth in this proxy statement/prospectus, and against any action that would reasonably be expected to impede the completion of the Business Combination as described therein, (b) agreed not to transfer such shares until the earliest of the Closing or the termination of the Business Combination Agreement, except as set forth therein, (c) agreed not to redeem such shares in connection with the Business Combination (which waiver of redemption rights was initially provided in connection with the IPO in consideration for receipt of the PERAC Founders Shares, and for certain covenants and commitments of PERAC pursuant to a letter agreement entered into at the time of the IPO, and without any separate consideration paid in connection with providing such waiver), and (d) waived certain anti-dilution rights with respect to any such shares that are PERAC Class B Ordinary Shares.

Lock-Up Agreements

In connection with the Closing, Holdco and certain holders of Holdco securities upon the Closing, including the Sponsor, certain PERAC directors and executive officers and certain Heramba shareholders holding greater than 5% of the outstanding Holdco Ordinary Shares upon the Closing, will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree to not effect any sale or distribution of the Lock-Up Securities (as defined therein), subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) the twelve month anniversary of the Closing Date, (ii) such time that the trading price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Closing Date, and (iii) such date on which Holdco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Holdco Shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property. The Lock-Up Securities include up to 5,422,698 Holdco Ordinary Shares to be issued in exchange for the PERAC Founders Shares held by the Sponsor and PERAC’s officers and directors, and 34,000,000 Holdco Ordinary Shares to be held by certain Heramba shareholders.

Rule 144

A person who has beneficially owned restricted shares of Holdco Ordinary Shares or restricted Holdco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Holdco Ordinary Shares or restricted Holdco Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of Holdco Ordinary Shares or Holdco Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Prospective investors in the European Economic Area

This proxy statement/prospectus is not, and is not intended to be, a prospectus for the purposes of the EU Prospectus Regulation or any legislation, regulations or rules of Ireland or any other member state of the EEA implementing or supplementing the EU Prospectus Regulation, and has not been, nor will it be, reviewed or approved by the Central Bank of Ireland or by any other competent authority of any other member state of the EEA for the purposes of the EU Prospectus Regulation.

The Holdco Ordinary Shares are not intended to be offered, sold or otherwise made available and should not be offered, sold or otherwise made available to any person or entity in any member state of the EEA, other than (i) to persons or entities which are “qualified investors” for the purposes of the EU Prospectus Regulation, (ii) for a minimum total consideration of at least €100,000 (or US$ equivalent thereof) per investor and/or (iii) in any other circumstance set out in Article 1(4)(a)-(d) of the EU Prospectus Regulation which does not obligate Holdco to publish a prospectus pursuant to the EU Prospectus Regulation. Holdco has not authorized, nor does it authorize, the offering or sale (including any subsequent re-sale) of any Holdco Ordinary Shares to persons or entities in any member state of the EEA, including through financial intermediaries, in any circumstances that would obligate Holdco to publish a prospectus pursuant to the EU Prospectus Regulation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE BUSINESS COMBINATION

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of PERAC Class A Ordinary Shares or PERAC Public Warrants (collectively, “PERAC securities”), as a consequence of (i) electing to have your shares redeemed for cash, (ii) the Merger, and/or (iii) the ownership and disposition of Holdco Ordinary Shares and Holdco Public Warrants (collectively, “Holdco securities”) after the Business Combination. This discussion addresses only those U.S. Holders that hold PERAC securities or Holdco securities, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to the Sponsor, its members, or any holders of PERAC Founders Shares and/or PERAC Founders Warrants. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired PERAC securities or who will hold Holdco securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        tax-exempt organizations (including private foundations);

•        persons that hold PERAC securities or who will hold Holdco securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the PERAC Class A Ordinary Shares, or, following the Business Combination, Holdco Ordinary Shares (except as specifically provided below);

•        persons who acquire Holdco securities as part of or in connection with any Financing Agreement;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds PERAC securities or Holdco securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding PERAC securities or Holdco securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Merger, and/or the ownership and disposition of Holdco securities by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. PERAC has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of PERAC securities or Holdco securities, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your PERAC Class A Ordinary Shares pursuant to the redemption provisions described in this proxy statement/prospectus (a “Redemption”), subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the PERAC Class A Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxation of Sale or Exchange,” or rather as a distribution that is taxable as described below under the heading “ — Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of PERAC shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning PERAC Public Warrants and taking into account any ownership in Holdco Ordinary Shares and/or Holdco Public Warrants immediately after the Business Combination) relative to the total number of PERAC shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of PERAC Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in PERAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also PERAC shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the

U.S. Holder has a right to acquire by exercise of an option, which would generally include PERAC Class A Ordinary Shares which could be acquired pursuant to the exercise of any PERAC Public Warrants held by it (and, after the completion of the Business Combination, Holdco Ordinary Shares which could be acquired by exercise of Holdco Public Warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of PERAC (including the Holdco Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Because, prior to the Merger, the PERAC Class A Ordinary Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the PERAC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the PERAC Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in PERAC. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in PERAC will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of the PERAC Class A Ordinary Shares considering exercising their Redemption Rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxation of Sale or Exchange

Subject to the PFIC rules discussed below, if a Redemption qualifies as a sale of a PERAC Class A Ordinary Share (rather than a distribution with respect to such PERAC Class A Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such PERAC Class A Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such PERAC Class A Ordinary Share exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the PERAC Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain realized by a non-corporate U.S. Holder generally may be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PERAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PERAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its PERAC Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PERAC Class A Ordinary Shares and will be treated as described above under “— Taxation of Sale or Exchange.”

Amounts treated as dividends that PERAC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the PERAC Class A Ordinary Shares are readily tradable on an established securities market in the United States, PERAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because PERAC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year (as discussed below under “PFIC Rules”), dividends that PERAC pays to a non-corporate U.S. Holder will not constitute “qualified dividends” that would be taxable at a reduced rate.

Tax Consequences of the Merger

In General

In the opinion of Greenberg Traurig, LLP, counsel to PERAC, the Merger, taken together with certain related transactions, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”), subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. The parties to the Business Combination Agreement have agreed to report the Merger, together with certain related transactions, consistently with the Intended Tax Treatment for U.S. federal income tax purposes. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of PERAC or Holdco, the qualification of the Merger for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the Holdco Ordinary Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for the Intended Tax Treatment may not be satisfied.

An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither PERAC nor Holdco has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

As discussed below under the headings “— Section 367(a)” and “PFIC Rules — Application of the PFIC Rules to the Merger,” even if the Merger qualifies for the Intended Tax Treatment, U.S. Holders could be required to recognize gain (but not permitted to recognize loss) on an exchange of shares pursuant to the Merger by reason of Section 367(a) of the Code or the PFIC rules.

U.S. Holders of PERAC Class A Ordinary Shares

If the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges PERAC Class A Ordinary Shares in the Merger for Holdco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code and the PFIC rules discussed below and subject to the discussion below regarding the treatment of U.S. Holders that exchange both PERAC Class A Ordinary Shares and PERAC Public Warrants. In such case, assuming gain recognition is not required under Section 367(a) of the Code or the PFIC rules as described below, the aggregate adjusted tax basis of the Holdco Ordinary Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the PERAC Class A Ordinary Shares surrendered in the Merger in exchange therefor and the holding period of the Holdco Ordinary Shares should include the holding period during which the PERAC Class A Ordinary Shares surrendered in the Merger in exchange therefor were held by such U.S. Holder.

If the Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges PERAC Class A Ordinary Shares in the Merger for Holdco Ordinary Shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the Holdco Ordinary Shares received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the PERAC Class A Ordinary Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such PERAC Class A Ordinary Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the PERAC Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any Holdco Ordinary Shares received in the Merger that is equal to the fair market value of such Holdco Ordinary Shares as of the effective date of the Merger, and the holding period of such Holdco Ordinary Shares would begin on the day following the Merger.

U.S. Holders of PERAC Public Warrants

The PERAC Public Warrants are currently each exercisable for one PERAC Class A Ordinary Share and will become, pursuant to the Merger, Holdco Public Warrants each exercisable for one Holdco Ordinary Share following the Business Combination.

A U.S. Holder of PERAC Public Warrants that does not also exchange PERAC Class A Ordinary Shares for Holdco Ordinary Shares in the Merger generally would recognize gain or loss in an amount equal to the difference between the fair market value of the Holdco Public Warrants deemed received and such holder’s tax basis in the PERAC Public Warrants deemed exchanged therefor.

If a U.S. Holder of PERAC Public Warrants also exchanges PERAC Class A Ordinary Shares for Holdco Ordinary Shares in the Merger, and if the Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, such holder generally would recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the excess of the fair market value of the Holdco securities received over such stockholder’s aggregate tax basis in the PERAC securities exchanged therefor), and (ii) the fair market value of the Holdco Public Warrants deemed received.

Subject to the PFIC rules discussed below, any gain recognized by a U.S. Holder whose PERAC Public Warrants become Holdco Public Warrants pursuant to the Merger would generally be long-term capital gain if the holder’s holding period for the PERAC Public Warrants was more than one year at the time of the Merger, and the holder’s holding period in the Holdco Public Warrants would begin on the day following the exchange. The U.S. Holder’s tax basis in the Holdco Public Warrants received in the exchange would be equal to their fair market value at the time of the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code with respect to the exchange of PERAC securities in the Merger. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to Holdco immediately after the transfer may be required to enter into a gain recognition agreement with respect to the transfer of its PERAC securities in order to obtain non-recognition treatment in the Merger.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds PERAC securities and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of Holdco stock immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither PERAC nor Holdco can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of Holdco, you are urged to consult your tax advisor.

Tax Consequences of Ownership and Disposition of Holdco Securities

Distributions on Holdco Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distribution on Holdco Ordinary Shares that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Holdco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that Holdco will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by Holdco with respect to Holdco Ordinary Shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Holdco.

Subject to the PFIC rules discussed below, dividends received by non-corporate U.S. Holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Holdco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Holdco Ordinary Shares will be considered readily tradable on an established securities market in future years. Further, Holdco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year.

Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable income tax treaty rate), if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. Holdco has not determined whether these requirements have been met with respect to any withholding tax that may apply to dividend paid by Holdco and, accordingly, no assurance can be given that any such withholding tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on Holdco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Subject to the PFIC rules discussed below, distributions on Holdco Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Holdco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Holdco Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Holdco Ordinary Shares and will be treated as described below under the heading “— Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities.” Because Holdco may not maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes, it is possible that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes.

Sale, Taxable Exchange or Other Taxable Disposition of Holdco Securities

Subject to the PFIC rules discussed below, upon any sale, exchange or other taxable disposition of any Holdco security, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Holdco security. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Holdco security exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

This gain or loss generally will be treated as U.S. source gain or loss. Accordingly, in the event that any non-U.S. tax (including withholding tax) is imposed upon such sale, exchange or other taxable disposition, a U.S. Holder may not be able to utilize foreign tax credits in respect of such non-U.S. tax. In addition, there may be other limitations on utilizing foreign tax credits even if a U.S. Holder has foreign source income or gain in the same category from other sources. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Exercise, Lapse or Redemption of a Holdco Public Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Holdco Ordinary Share on the exercise of a Holdco Public Warrant for cash. A U.S. Holder’s tax basis in a Holdco Ordinary Share received upon exercise of the Holdco Public Warrant generally will equal the sum of the U.S. Holder’s tax basis in such Holdco Public Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Share received will commence on the date of exercise of the Holdco Public Warrant or the day following the date of exercise of the Holdco Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Public Warrant. If a Holdco Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Holdco Ordinary Shares received generally should equal the U.S. Holder’s tax basis in the Holdco Public Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Shares received would be treated as commencing on the date of exercise of the Holdco Public Warrants or the day following the date of exercise of the Holdco Public Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Ordinary Shares received would include the holding period of the Holdco Public Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Holdco Public Warrants equal to the number of Holdco Ordinary Shares having a value equal to the exercise price for the total number of Holdco Public Warrants to be exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Holdco Public Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Holdco Ordinary Shares that would have been received in a regular exercise of the Holdco Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Holdco Public Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Holdco Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Holdco Public Warrants deemed exercised and the aggregate exercise price of such Holdco Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Holdco Ordinary Shares would commence on the date of exercise of the Holdco Public Warrants or the day following the date of exercise of the Holdco Public Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Holdco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to Holdco Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Holdco Public Warrant provide for an adjustment to the number of Holdco Ordinary Shares for which the Holdco Public Warrant may be exercised or to the exercise price of the Holdco Public Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Holdco Securities — Holdco Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of Holdco Public Warrants would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases such U.S. Holders’ proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Holdco Public Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of Holdco Ordinary Shares. Such constructive distribution to a U.S. Holder of Holdco Public Warrants would be treated as if such U.S. Holder had received a cash distribution from Holdco generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on Holdco Ordinary Shares”).

PFIC Rules

In General

The treatment of U.S. Holders of PERAC securities and Holdco securities could be materially different from that described above if PERAC or Holdco is treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to PERAC Public Warrants and Holdco Public Warrants if PERAC or Holdco, as applicable, were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to PERAC Public Warrants and Holdco Public Warrants prior to the finalization of the proposed Treasury Regulations.

If a non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”). Further detail about the PFIC Elections is provided below under “— Holdco Securities”.

PFIC Status of PERAC

Because PERAC is a blank check company with no current active business (as determined for purposes of the PFIC rules), PERAC believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to the Redemption

Assuming that PERAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PERAC Class A Ordinary Shares, such U.S. Holder generally will be subject to PFIC rules described below under “Holdco Securities” in connection with a Redemption. The application of such rules will depend upon whether the Redemption qualifies for sale or distribution treatment under the rules discussed above under “Tax Consequences of Exercising Redemption Rights.”

Application of PFIC Rules to the Merger

Even if the exchange of PERAC Class A Ordinary Shares in the Merger for Holdco Ordinary Shares qualifies for the Intended Tax Treatment, a U.S. Holder that transfers PERAC securities pursuant to the Merger could nevertheless recognize gain if PERAC is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury

Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of PERAC Class A Ordinary Shares may recognize gain in connection with the Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) Holdco is not a PFIC in the taxable year that includes the day after the Merger. Any such gain generally would be subject to the PFIC rules described below under “— Holdco Securities.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of PERAC Class A Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger. Moreover, if the exchange of PERAC Class A Ordinary Shares in the Merger for Holdco Ordinary Shares does not qualify for the Intended Tax Treatment, or if a U.S. Holder recognizes gain on the deemed exchange of PERAC Public Warrants for Holdco Public Warrants pursuant to the Merger, any gain recognized on such exchange generally would be subject to the PFIC rules described below under “— Holdco Securities.”

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Holdco Securities

Following the Business Combination, the annual PFIC income and asset tests in respect of Holdco will be applied based on the assets and activities of the combined business. Based on the projected composition of Holdco’s income and assets, it cannot be determined whether Holdco will be classified as a PFIC for its taxable year that includes the date of the Business Combination or in any future taxable year. Further, changes in the composition of Holdco’s income or composition of Holdco’s assets may cause Holdco to be or become a PFIC for the current or subsequent taxable years. Whether Holdco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If PERAC is determined to be a PFIC with respect to any U.S. Holder who exchanges PERAC securities for Holdco securities in connection with the Merger, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of the Holdco securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, Holdco may also be treated as a PFIC as to the Holdco Ordinary Shares received by such U.S. Holder in the Merger, even if Holdco is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any Holdco Public Warrants that are received in the Merger as subject to the PFIC rules.

If Holdco is or becomes a PFIC during any year in which a U.S. Holder holds Holdco securities, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, or (iii) the mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime.    If a U.S. Holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Holdco securities, and (ii) any “excess distribution” on Holdco securities (generally, any distributions in excess of 125% of the average of the annual distributions on Holdco securities during the preceding three taxable years or the U.S. Holder’s Holding period, for the Holdco securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Holdco securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Holdco’s first taxable year in which Holdco is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. Holder’s Holdco securities cannot be treated as capital gains, even if such securities are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.

If Holdco is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns Holdco securities and any entity in which Holdco owns equity interests is also a PFIC (a “lower-tier PFIC”), the U.S. Holder will be deemed to own its proportionate amount (by value) of the shares of each lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a lower-tier PFIC and (ii) dispositions of shares of lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

QEF Regime.    A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year its allocable portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders of Holdco securities should not expect that they will receive cash distributions from Holdco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Holdco Public Warrants will not be able to make a QEF election with respect to their Holdco Public Warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years.

A U.S. Holder’s tax basis in Holdco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.

A U.S. Holder may make a QEF election with respect to its Holdco Ordinary Shares only if Holdco provides U.S. Holders on an annual basis with certain information, including a “PFIC annual information statement” as described in the Treasury Regulations. If Holdco determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable a U.S. Holder to make and maintain a QEF election. However, there can be no assurance that Holdco will have timely knowledge of its status as a PFIC in the future or that Holdco will timely provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make and maintain a QEF election with respect to the Holdco Ordinary Shares in the event Holdco is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, as mentioned above, U.S. Holders of Holdco Public Warrants will not be able to make a QEF election with respect to their warrants.

If a U.S. Holder makes a QEF election with respect to its Holdco Ordinary Shares in a year after Holdco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Holdco Ordinary Shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Holdco Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Holdco Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Holdco Ordinary Shares.

In addition, as mentioned above, U.S. Holders of Holdco Public Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Holdco Public Warrants (other than upon exercise of such Holdco Public Warrants) and Holdco were a PFIC at any time during the U.S. Holder’s holding period of such Holdco Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Holdco Public Warrants properly makes and maintains a QEF election with respect to the newly acquired Holdco Ordinary Shares (or has previously made a QEF election with respect to Holdco Ordinary Shares), the QEF election will apply to the newly acquired Holdco Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Holdco Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Holdco Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Mark-to-Market Regime.    Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as Nasdaq. It is expected that Holdco Ordinary Shares will be listed on Nasdaq but there can be no assurance that Holdco Ordinary Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. Holder of Holdco Ordinary Shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the Holdco Ordinary Shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the Holdco Ordinary Shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Holdco Ordinary Shares in a taxable year in which Holdco is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as Holdco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. Holders are advised to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. Holders of Holdco Public Warrants will not be able to make a mark-to-market election with respect to their Holdco Public Warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PERAC securities and Holdco securities are urged to consult their own tax advisors concerning the application of the PFIC rules to PERAC securities and Holdco securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Holdco. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Holdco Ordinary Shares and Holdco Public Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Holdco Ordinary Shares and Holdco Public Warrants.

Information Reporting and Backup Withholding

Dividend payments (or deemed dividend payments) with respect to Holdco Ordinary Shares and proceeds from the sale, exchange or redemption of Holdco securities may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

CERTAIN MATERIAL IRISH TAX CONSIDERATIONS

Scope

The following is a summary of the anticipated material Irish tax consequences of (i) the Merger for holders of PERAC Class A Shares and PERAC Public Warrants (collectively, “PERAC securities”) and (ii) acquisition, ownership and disposition of Holdco Ordinary Shares and Holdco Public Warrants (collectively, “Holdco securities”) received by such holders pursuant to the Business Combination. The summary is based upon Irish tax laws and the practice of Irish Revenue in effect on the date of this registration statement and submissions which will be made to Irish Revenue. Changes in law and/or administrative practice may result in a change in the tax consequences and considerations described below, possibly with retrospective effect.

This discussion does not address the Irish tax consequences to the Sponsor, its members, or any holders of Holdco Private Warrants.

A “Non-Irish Holder” is an individual who beneficially owns their PERAC securities, and who will beneficially own their Holdco Ordinary Shares and/or Holdco Public Warrants, that is neither a resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their PERAC securities, and will not hold their Holdco Ordinary Shares and/or Holdco Public Warrants, in connection with a trade carried on by such person through an Irish branch or agency.

This summary does not constitute tax advice and is intended only as a general guide. This summary does not purport to be a comprehensive description of all potential Irish tax considerations that may apply to a shareholder or warrant holder as a result of the Business Combination or as a result of the of the acquisition, ownership and disposal of Holdco Ordinary Shares and/or Holdco Public Warrants. In addition, this discussion does not address all aspects of Irish taxation that may be relevant to particular shareholders or warrant holders nor does it take into account the individual facts and circumstances of any particular shareholder or warrant holder that may affect the Irish tax consequences for such shareholder or warrant holder. The summary is not exhaustive and security holders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Business Combination and of the acquisition, ownership and disposal of Holdco Ordinary Shares and/or Holdco Public Warrants. The summary applies only to Non-Irish Holders who hold their PERAC securities, and will own their Holdco Ordinary Shares and/or Holdco Public Warrants, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their PERAC securities or who will, or who will be deemed to, acquire their Holdco Ordinary Shares and/or Holdco Public Warrants by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).

The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their Holdco Ordinary Shares and/or Holdco Public Warrants directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in Holdco Ordinary Shares and/or Holdco Public Warrants held directly are generally negative when compared with Holdco Ordinary Shares and/or Holdco Public Warrants held through DTC. Any Non-Irish Holder contemplating holding their Holdco Ordinary Shares and/or Holdco Public Warrants directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such Holdco Ordinary Shares and/or Holdco Public Warrants.

There can be no assurance that the Irish tax authorities will not challenge the Irish tax treatment described below or that, if challenged, such treatment will be sustained by a court.

Irish Tax on Chargeable Gains (Irish CGT)

The rate of Irish capital gains tax or corporation tax on taxable gains (as applicable), which is referred to as Irish CGT, is currently 33%. Liability to Irish CGT depends on the individual circumstances of the shareholders or warrant holders.

Non-Irish Holders of PERAC securities should not be subject to Irish CGT in respect of any gain realized on the automatic cancellation and conversion of their PERAC Class A Ordinary Shares into Holdco Ordinary Shares, or on the assumption and automatic adjustment of their PERAC Public Warrants into Holdco Public Warrants, in each case by virtue of the Merger, provided that the PERAC securities neither (a) were used, held or acquired for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were otherwise used, held or acquired for use by or for the purposes of an Irish branch or agency as they should not be within the territorial scope of Irish CGT.

Non-Irish Holders should not be within the territorial scope of a charge to Irish CGT on a subsequent disposal of their Holdco Ordinary Shares and/or Holdco Public Warrants, provided that such Holdco Ordinary Shares and/or Holdco Public Warrants neither (a) were used, held or acquired for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were otherwise used, held or acquired for use by or for the purposes of an Irish branch or agency. A Non-Irish Holder who is an individual and who is temporarily non-resident in Ireland may, under anti-avoidance legislation, still be liable to Irish CGT on any gain realised on a disposal of their PERAC securities, Holdco Ordinary Shares and/or Holdco Public Warrants.

Irish Stamp Duty

No Irish stamp duty should arise in respect of the Merger or the Business Combination.

The rate of stamp duty (where applicable) on transfers of shares or warrants of Irish incorporated companies is currently 1% of the greater of the price paid or market value of the shares or warrants acquired. Where Irish stamp duty arises it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.

No stamp duty is expected to be payable by a Non-Irish Holder of PERAC securities on the automatic cancellation and conversion of the PERAC Class A Shares into Holdco Ordinary Shares, or the assumption and automatic adjustment of the PERAC Public Warrants into Holdco Public Warrants, pursuant to the Business Combination.

Irish stamp duty may be payable in respect of transfers of Holdco Ordinary Shares and Holdco Public Warrants, depending on the manner in which the Holdco Ordinary Shares and Holdco Public Warrants are held. Holdco expects to enter into arrangements with DTC to allow the Holdco Ordinary Shares and Holdco Public Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the PERAC security holders who hold their securities or shares through DTC and those who do not.

Holdco Ordinary Shares or Holdco Public Warrants Held Through DTC

Transfers of Holdco Ordinary Shares or Holdco Public Warrants, which have been deposited with DTC and which are effected by means of the transfer of book entry interests in such securities within the facilities of DTC, will generally not be subject to Irish stamp duty.

Holdco Ordinary Shares or Holdco Public Warrants Held Outside of DTC or Transferred Into or Out of DTC

If Holdco Ordinary Shares or Holdco Public Warrants are held directly rather than beneficially through DTC, any transfer of such Holdco Ordinary Shares or Holdco Public Warrants will be subject to Irish stamp duty unless an applicable exemption applies.

Holders of Holdco Ordinary Shares or Holdco Public Warrants wishing to transfer their Holdco Ordinary Shares or Holdco Public Warrants into, or out of, the facilities of DTC may do so without giving rise to Irish stamp duty provided that:

•        there is no change in the beneficial ownership of such shares or warrants as a result of the transfer; and

•        the transfer into, or out of, DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party. In this regard, if an advance agreement is reached with a third party for the sale of the Holdco Ordinary Shares or Holdco Warrants prior to the Holdco Ordinary Shares or Holdco Warrants being deposited with DTC, Irish stamp duty may arise.

Due to the potential Irish stamp charge on transfers of Holdco Ordinary Shares and Holdco Public Warrants held outside of DTC, it is strongly recommended that any PERAC security holders who do not hold their PERAC securities through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their securities or shares as soon as possible and before the Business Combination is consummated.

Irish Withholding Tax on Dividends (Irish DWT)

If Holdco were to pay a dividend or make a distribution in the absence of one of many exemptions available, such distribution could be subject to Irish DWT, currently at a rate of 25%.

For Irish DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Holdco to holders of Holdco Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from Irish DWT does not apply in respect of a distribution made to a holder of Holdco Ordinary Shares, Holdco is responsible for withholding Irish DWT at source in respect of the distributions made and remitting the tax withheld to Irish Revenue.

Separate withholding tax rules apply to distributions made to “associated entities” of Holdco. Broadly speaking, associated entities are such entities who hold at least 50% of the issued share capital or ownership rights of Holdco or are entitled to exercise at least 50% of the voting rights in Holdco. Pursuant to new draft Irish legislation with an effective date of 1 April 2024, which will apply to certain outbound payments, withholding tax may arise in Ireland on outbound payments of dividends, interest and royalties to associated entities resident in “zero-tax”, “no tax” and/or EU blacklisted jurisdictions.

General Exemptions

Irish domestic law provides that certain holders of Holdco Ordinary Shares are not subject to Irish DWT on distributions received from Holdco if such holders of Holdco Ordinary are beneficially entitled to the distribution and are either:

•        a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland;

•        a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•        a company that is not resident for tax purposes in Ireland, and that is controlled, directly or indirectly, by persons resident in a Relevant Territory but who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•        a company that is not resident for tax purposes in Ireland, and whose principal class of shares (or those of its 75% direct or indirect parent company) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•        a corporate shareholder that is not resident for tax purposes in Ireland, and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above (but subject to “— Holdco Ordinary Shares Held by U.S. Resident Shareholders” below), Holdco or, in respect of Holdco Ordinary Shares held through DTC, any qualifying intermediary appointed by Holdco, has received from the holder of such Holdco Ordinary Shares, where required, the relevant Irish DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant Irish DWT Forms, the holders of Holdco Ordinary Shares, where required, should furnish the relevant Irish DWT Form to:

•        its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Holdco Ordinary Shares by the broker) if its Holdco Ordinary Shares are held through DTC; or

•        Holdco’s transfer agent at least seven business days before the record date for the distribution if its Holdco Ordinary Shares are held outside of DTC.

Links to the various Irish DWT Forms are available at https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx. The information on such website does not constitute a part of, and is not incorporated by reference into, this registration statement.

For non-Irish resident holders of Holdco Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from Irish DWT, it may be possible for such holder of Holdco Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of Irish DWT. It is the responsibility of each shareholder to determine whether or not they are a “resident” for tax purposes in a Relevant Territory.

Holdco Ordinary Shares Held by U.S. Resident Shareholders

A submission will be made to Irish Revenue to confirm (on a concessionary basis) that shareholders resident in the U.S. that hold their Holdco Ordinary Shares through DTC will not be subject to Irish DWT, provided the addressees of the beneficial owners of such Holdco Ordinary Shares in the records of the brokers holding such Holdco Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Holdco). As a result, distributions paid in respect of Holdco Ordinary Shares that are owned by a U.S. resident and held through DTC should not be subject to Irish DWT provided the address of the beneficial owner of such Holdco Ordinary Shares in the records of the broker holding such Holdco Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Holdco). It is strongly recommended that such holders of Holdco Ordinary Shares, including PERAC security holders who are U.S. residents and who receive Holdco Ordinary Shares pursuant to the Business Combination, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Holdco).

Distributions paid in respect of Holdco Ordinary Shares that are held outside of DTC and are owned by a former PERAC security holder who is a resident of the United States should not be subject to Irish DWT if such holder of Holdco Ordinary Shares provides a completed IRS Form 6166 or a valid Irish DWT Form to Holdco’s transfer agent to confirm its U.S. tax residence and claim an exemption. It is strongly recommended that PERAC security holders who are U.S. residents and who receive Holdco Shares pursuant to the Business Combination (which are to be held outside of DTC) provide the appropriate completed IRS Form 6166 or Irish DWT Form to Holdco’s transfer agent as soon as possible after receiving their Holdco Ordinary Shares.

If any holder of Holdco Ordinary Shares that is resident in the United States receives a distribution from which Irish DWT has been withheld, the holder of Holdco Ordinary Shares should generally be entitled to apply for a refund of such Irish DWT from Irish Revenue, subject to certain time limits and provided the holder of Holdco Ordinary Shares is beneficially entitled to the distribution.

Holdco Ordinary Shares Held by Residents of Relevant Territories Other than the United States

Holders of Holdco Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “— General Exemptions,” including the requirement to furnish valid Irish DWT Forms, in order to receive distributions without suffering Irish DWT. If such holders of Holdco Ordinary Shares hold their Holdco Ordinary Shares through DTC, they must provide the appropriate Irish DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of Holdco Ordinary Shares by the broker). If such holders of Holdco Shares hold their Holdco Ordinary Shares outside of DTC, they must provide the appropriate Irish DWT Forms to Holdco’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of Holdco Ordinary Shares including PERAC security holders who are residents of Relevant Territories other than the United States and who receive Holdco Ordinary Shares pursuant to the Business Combination complete the appropriate Irish DWT Forms and provide them to their brokers or Holdco’s transfer agent, as the case may be, as soon as possible after receiving their Holdco Ordinary Shares.

If any holder of Holdco Ordinary Shares who is resident in a Relevant Territory receives a distribution from which Irish DWT has been withheld, the holder of Holdco Ordinary Shares may be entitled to a refund of Irish DWT from Irish Revenue, subject to certain time limits and provided the holder of Holdco Ordinary Shares is beneficially entitled to the distribution.

Shares Held by Other Persons

Holders of Holdco Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from Irish DWT provided that the shareholder has completed the relevant Irish DWT Form and this declaration form remains valid. If any holders of Holdco Ordinary Shares are exempt from Irish DWT, but receive distributions subject to Irish DWT, such holders of Holdco Ordinary Shares may apply for refunds of such Irish DWT from Irish Revenue, subject to certain time limits and provided the shareholder is beneficially entitled to the dividend.

Distributions paid in respect of Holdco Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory should, subject to confirmation by Irish Revenue, be entitled to exemption from Irish DWT if all of the partners complete the appropriate Irish DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Holdco Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from Irish DWT.

Qualifying Intermediary

Prior to paying any distribution, Holdco will put in place an agreement with an entity that is recognized by Irish Revenue as a “qualifying intermediary,” and which, subject to confirmation by Irish Revenue, will satisfy one of the Irish requirements for dividends to be paid to certain shareholders free from Irish DWT where such shareholders hold their shares through DTC, as described above. The agreement will generally provide for certain arrangements relating to distributions in respect of Holdco Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities”. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the Deposited Securities after Holdco delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Holdco will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of Holdco Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish DWT Forms. Holders of Holdco Ordinary Shares that are required to file Irish DWT Forms in order to receive distributions free of Irish DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed. New Irish DWT Forms must be completed and filed before the expiration of that five year period to enable the shareholder to continue to receive dividends without Irish DWT.

Income Tax on Dividends Paid on Holdco Ordinary Shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

A Non-Irish Holder that is entitled to an exemption from Irish DWT should generally have no Irish income tax or universal social charge liability on a distribution from Holdco. A Non-Irish Holder that is not entitled to an exemption from Irish DWT, and therefore is subject to Irish DWT, generally should have no additional Irish income tax liability or liability to universal social charge. The Irish DWT deducted by Holdco discharges the Irish income tax liability and liability to universal social charge.

Capital Acquisitions Tax (Irish CAT)

Irish CAT comprises principally gift tax and inheritance tax on property situated in Ireland for Irish CAT purposes or otherwise within the territorial scope of Irish CAT. Irish CAT could apply to a gift or inheritance of Holdco Ordinary Shares and Holdco Public Warrants because Holdco Ordinary Shares and Holdco Public Warrants, including where such shares or warrants are held in DTC, may attract a charge to Irish CAT irrespective of the place of residence, ordinary residence or domicile of the deceased or donor of the shares (collectively referred to as the “donor”) or the successor or donee of the shares (collectively referred to as the “donee”). This is because Holdco Ordinary Shares and

Holdco Public Warrants are regarded as property situated in Ireland for Irish CAT purposes. The person who receives the gift or inheritance has primary liability for Irish CAT. However there are certain circumstances where another person such as an agent or personal representative may become accountable for the Irish CAT.

Irish CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds, referred to as “group thresholds”. The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. For example, in 2023, a child is entitled to a tax-free threshold of €335,000 on a gift or inheritance from a parent, but all gifts or inheritances within the charge to Irish CAT in Ireland taken from donors within the same group threshold on or after 5 December 1991 are taken into account. Gifts and inheritances passing between spouses are exempt from Irish CAT, Gifts or inheritances taken by charities may be exempt where they have been or will be applied for purposes which would be considered public or charitable under Irish law. There is also a “small gift exemption” from Irish CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from Irish CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

There is a double tax agreement for gift and inheritance tax with the United Kingdom and for inheritance tax only with the United States. However, although these double tax agreements exist, they can be limited in their application. Under these agreements, U.K. or U.S. residents may, in certain cases, obtain relief from double taxation to Irish CAT and their own country’s taxes. Otherwise, unilateral relief from double taxation may apply in certain circumstances.

Holdco Shareholders and warrant holders should consult their own tax advisers as to whether Irish CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH PERAC SECURITY HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER.

APPRAISAL OR DISSENTERS’ RIGHTS

In relation to the Merger, the Cayman Islands Companies Act prescribes when shareholder appraisal or dissent rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the PERAC Public Shareholders are entitled to exercise the Redemption Rights, and the PERAC Board has determined that the redemption proceeds payable to the PERAC Public Shareholders who exercise such Redemption Rights represent the fair value of those shares. Summaries of the relevant sections of the Cayman Islands Companies Act follow:

Section 238. (1) provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

SHAREHOLDER PROPOSALS

The PERAC Board is aware of no other matter that may be brought before the Extraordinary General Meeting. Under Cayman Islands law, only business that is specified in the notice of Extraordinary General Meeting may be transacted at the Extraordinary General Meeting.

If the Business Combination is completed, you will be entitled to attend and participate in Holdco’s annual meetings of shareholders. PERAC does not expect to hold a 2024 annual general meeting of shareholders because it will not be a separate public company if the Business Combination is completed. If PERAC holds a 2024 annual general meeting of shareholders, PERAC will provide notice of or otherwise publicly disclose the date on which the 2024 annual general meeting of shareholders will be held. If the 2024 annual general meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2024 annual general meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

If PERAC does not consummate an initial business combination by May 2, 2024, or such later date as may be approved by PERAC’s shareholders, PERAC is required to begin the dissolution process provided for in the PERAC Articles. PERAC will liquidate as soon as practicable following such dissolution and will conduct no annual general meetings thereafter.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the PERAC Board, any committee chairperson or the non-management directors as a group by writing to the PERAC Board or committee chairperson in care of Project Energy Reimagined Acquisition Corp., 1280 El Camino Real, Suite 200, Menlo Park, California 94025. Each communication will be forwarded, depending on the subject matter, to the PERAC Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Matheson LLP, Irish counsel for Holdco, has passed upon the validity of the Holdco Ordinary Shares to be issued in the Business Combination. Latham & Watkins LLP, Houston, Texas, has passed upon the validity of the Holdco Warrants to be issued in the Business Combination. Greenberg Traurig, LLP, New York, New York, has passed upon certain U.S. federal income tax considerations of the Business Combination.

EXPERTS

The financial statements of Project Energy Reimagined Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Project Energy Reimagined Acquisition Corp. to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Heramba GmbH as of December 31, 2022, and for the period from September 1, 2022 (inception) to December 31, 2022, included in this proxy statement/prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Heramba GmbH to continue as a going concern appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The combined financial statements of Kiepe Electric Group as of December 31, 2022 and 2021 and January 1, 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Holdco is a public limited company incorporated under the laws of Ireland, with its registered office in Ireland. There is some uncertainty whether the courts of Ireland would recognize or enforce judgments obtained against Holdco or its directors or officers in a U.S. court based on the civil liabilities provisions of U.S. federal or state laws. The United States and Ireland do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in order to determine whether a judgment of the state or federal courts of the United States is enforceable in Ireland.

A judgment of the state or federal courts of the United States obtained against Holdco or its directors and officers will be enforced by the courts of Ireland only if the following general requirements are met:

•        the state or federal courts of the United States must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the voluntary submission to jurisdiction by the defendant would satisfy this rule); and

•        the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. However, where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the state or federal courts of the United States which meets the above requirements for one of the following reasons:

•        the judgment is not for a definite sum of money;

•        the judgment was obtained by fraud;

•        the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

•        the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland;

•        jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Rules of the Irish Superior Courts;

•        the judgment is irreconcilable with an earlier judgment of the state or federal courts of the United States; or

•        enforcement proceedings are not instituted in Ireland within six years of the date of the judgment of the state or federal courts of the United States.

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, PERAC and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, PERAC will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Shareholders may notify PERAC of their requests by calling or writing PERAC at its principal executive offices at (415) 205-7937 or 1280 El Camino Real, Suite 200, Menlo Park, California 94025.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for PERAC’s securities is Continental Stock Transfer & Trust Company. The transfer agent and registrar for Holdco’s securities is expected to be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Holdco will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end.

PERAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access PERAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact PERAC by telephone or in writing:

Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200
Menlo Park, California 94025
Telephone: (415) 205-7937

You may also obtain these documents by requesting them in writing or by telephone from PERAC’s proxy solicitor at the following address, telephone number and email:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: PEGR.info@investor.morrowsodali.com

If you are a PERAC shareholder and would like to request documents, please do so by March 21, 2024 (five business days prior to the Extraordinary General Meeting) to receive them before the Extraordinary General Meeting. If you request any documents from PERAC, PERAC will mail them to you by first class mail or another equally prompt means.

All information contained in this document relating to PERAC has been supplied by PERAC, all such information relating to Holdco has been supplied by Holdco and all such information relating to Heramba has been supplied by Heramba. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

None of PERAC, Holdco or Heramba has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. PERAC, Holdco and Heramba take no responsibility for any other information that others may provide you. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
PROJECT ENERGY REIMAGINED ACQUISITION CORP.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB number 688)	F-3
Balance Sheets as of December 31, 2022 and 2021	F-4
Statements of Operations for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021	F-5
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021	F-6
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021	F-7
Notes to Financial Statements	F-8

Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-25
Condensed Statements of Operations for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-26
Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-27
Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022 (Unaudited)	F-28
Notes to Condensed Financial Statements (Unaudited)	F-29

Condensed Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-47
Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022 (Unaudited)	F-48
Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022 (Unaudited)	F-49
Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022 (Unaudited)	F-51
Notes to Condensed Financial Statements (Unaudited)	F-52

HERAMBA GMBH
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-73
Statement of Financial Position as of December 31, 2022	F-74
Statement of Changes in Member’s Equity for the period from September 1, 2022 (inception) to December 31, 2022	F-75
Notes to Financial Statements	F-76

Unaudited Condensed Consolidated Financial Statements
Consolidated Statements of Financial Position as of June 30, 2023 and December 31, 2022	F-79
Consolidated Statement of Operations for the six months ended June 30, 2023	F-80
Consolidated Statements of Changes in Member’s Equity (Deficit) for the six months ended June 30, 2023	F-81
Consolidated Statement of Cash Flows for the six months ended June 30, 2023	F-82
Notes to Condensed Consolidated Financial Statements	F-83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Project Energy Reimagined Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Project Energy Reimagined Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company may need to raise additional funds to meet its obligations and sustain its operations and will be required to liquidate and dissolve if it does not consummate an initial business combination by May 2, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, TX
April 6, 2023

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash	$515,534	$1,493,933
Prepaid expenses	226,094	387,639
Total current assets	741,628	1,881,572
Prepaid insurance – noncurrent	—	226,097
Investments held in trust account	267,475,787	263,773,700
Total Assets	$268,217,415	$265,881,369

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$97,919	$89,077
Accrued expenses	437,406	78,722
Accrued offering costs	—	12,632
Accrued expenses – related party	65,000	—
Total current liabilities	600,325	180,431
Warrant liabilities	864,575	12,104,043
Derivative liability – forward purchase agreement	318,735	437,800
Deferred underwriting fee payable	9,232,181	9,232,181
Total Liabilities	11,015,816	21,954,455

Commitments (Note 6)
Class A ordinary shares, $0.0001 par value, subject to possible redemption; 26,377,660 shares at redemption value	267,375,787	263,776,600

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 26,377,660 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,594,415 shares issued and outstanding	660	660
Additional paid-in capital	—	—
Accumulated deficit	(10,174,848)	(19,850,346)
Total Shareholders’ Deficit	(10,174,188)	(19,849,686)
Total Liabilities and Shareholders’ Deficit	$268,217,415	$265,881,369

The accompanying notes are an integral part of these financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the period from February 10, 2021 (Inception) Through December 31, 2021
Operating and formation costs	$1,785,935	$440,985
Loss from operations	(1,785,935)	(440,985)
Gain (loss) on investments held in Trust Account	2,900	(2,900)
Interest and dividend income on investments held in Trust Account	3,699,187	—
Gain (loss) on change in fair value of derivative liability – forward purchase agreement	119,065	(426,600)
Expensed offering costs	—	(2,089,260)
Gain on change in fair value of warrant liabilities	11,239,468	9,378,431
Net income	$13,274,685	$6,418,686

Basic and diluted weighted average shares outstanding, Class A ordinary shares	26,377,660	4,739,558
Basic and diluted net income per share, Class A ordinary shares	$0.40	$0.59
Basic and diluted weighted average shares outstanding, Class B ordinary shares(1)	6,594,415	6,145,043
Basic and diluted net income per share, Class B ordinary shares	$0.40	$0.59

____________

(1)      For the period from February 10, 2021 through December 31, 2021, the weighted average shares outstanding includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5). The underwriters partially exercised their over-allotment option on November 17, 2021, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021, the remaining over-allotment option expired and 593,085 Class B ordinary shares were forfeited (see Notes 3 and 6).

The accompanying notes are an integral part of these financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	$—	6,594,415	$660	$—	$(19,850,346)	$(19,849,686)
Remeasurement of ordinary shares subject to redemption to redemption value	—	—	—	—	—	(3,599,187)	(3,599,187)
Net income	—	—	—	—	—	13,274,685	13,274,685
Balance at December 31, 2022	—	$—	6,594,415	$660	$—	$(10,174,848)	$(10,174,188)

FOR THE PERIOD FROM FEBRUARY 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at February 10, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	7,187,500	719	24,281	—	25,000
Record fair value of initial derivative liability – forward purchase agreement	—	—	—	—	(11,200)	—	(11,200)
Excess of fair value of Founders Shares transferred to Anchor Investors over the aggregate purchase price	—	—	—	—	19,381,703	—	19,381,703
Forfeiture of Class B ordinary shares	—	—	(593,085)	(59)	—	59	—
Remeasurement of Class A ordinary shares subject to redemption to redemption amount	—	—	—	—	(19,394,784)	(26,269,091)	(45,663,875)
Net income	—	—	—	—	—	6,418,686	6,418,686
Balance at December 31, 2021	—	$—	6,594,415	$660	$—	$(19,850,346)	$(19,849,686)

____________

(1)      Includes up to 937,500 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5). The underwriters partially exercised their over-allotment option on November 17, 2021, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021, the remaining over-allotment option expired and 593,085 Class B ordinary shares were forfeited (see Notes 3 and 6).

The accompanying notes are an integral part of these financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 10, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income	$13,274,685	$6,418,686
Adjustments to reconcile net income to net cash used in operating activities:
Expensed offering costs	—	2,089,260
(Gain) loss on investments held in Trust Account	(2,900)	2,900
Interest and dividend income on investments held in Trust Account	(3,699,187)	—
(Gain) loss on the change in fair value of derivative liability – forward purchase agreement	(119,065)	426,600
Gain on the change in fair value of warrant liabilities	(11,239,468)	(9,378,431)
Changes in operating assets and liabilities:
Prepaid expenses	387,642	(613,736)
Accounts payable	8,842	89,077
Accrued expenses	358,684	78,722
Accrued offering costs	(12,632)	—
Accrued expenses – related party	65,000	—
Net cash used in operating activities	(978,399)	(886,922)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(263,776,600)
Net cash used in investing activities	—	(263,776,600)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to sponsor	—	25,000
Proceeds from issuance of promissory note to related party	—	298,629
Repayment of promissory note	—	(298,629)
Proceeds from initial public offering, net of underwriter’s discount paid	—	258,501,068
Proceeds from sale of private placement warrants	—	8,425,532
Reimbursement of offering costs	—	527,553
Offering costs paid	—	(1,321,698)
Net cash provided by financing activities	—	266,157,455

Net Change in Cash	(978,399)	1,493,933
Cash – Beginning of period	1,493,933	—
Cash – End of period	$515,534	$1,493,933

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$9,232,181
Initial classification of derivative liability – forward purchase agreement	$—	$11,200
Remeasurement of Class A ordinary shares to redemption amount	$3,599,187	$45,663,875
Excess of fair value of Founders Shares transferred to Anchor Investors over the aggregate purchase price	$—	$19,381,703
Forfeiture of Class B ordinary shares	$—	$59
Accrued offering costs included in shares subject to possible redemption	$—	$12,632

The accompanying notes are an integral part of these financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Project Energy Reimagined Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on February 10, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the preparation of its initial public offering (“Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a target for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend income, interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to Smilodon Capital, LLC (the “Sponsor”), generating gross proceeds of $8,150,000, which is discussed in Note 4.

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units (the “Over-Allotment Units”), generating gross proceeds of $13,776,600.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 275,532 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532.

Upon the closing of the Initial Public Offering and the sales of the Over-Allotment Units and Over-Allotment Warrants, an amount of $263,776,600 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Warrants was placed in a trust account (the “Trust Account”) and invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period (as defined below); and (iii) absent an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, the return of the funds held in the Trust Account to the holders of the Public Shares (the “Public Shareholders”) as part of the redemption of the Public Shares. If the Company is unable to complete the initial Business Combination, the Company’s Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and the warrants will expire worthless.

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association as then in effect, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s management team have agreed to vote any Founder Shares (as defined in Note 5) held by them, and any Public Shares purchased by them in or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all.

If the Company seeks shareholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering without the Company’s prior consent (the “Excess Shares”). However, the Company would not be restricting the shareholders’ ability to vote all of their shares (including Excess Shares) for or against the initial Business Combination. The shareholders’ inability to redeem the Excess Shares will reduce their influence over the ability to complete the initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if the Company completes the initial Business Combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open-market transactions, potentially at a loss.

The Sponsor, Anchor Investors (as defined below in Note 5) and management team have agreed to (i) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with the completion of an initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete an initial Business Combination within the Combination Period (as defined below). However, if the Sponsor or Anchor Investors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares.

The Amended and Restated Memorandum and Articles of Association provides that the Company will have only 18 months from the closing of Initial Public Offering (or 21 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle, or definitive agreement for an initial Business Combination within 18 months from the closing of the Initial Public Offering, but has not completed an initial Business Combination within such 18-month period) (the “Combination Period”) to complete an initial Business Combination. If the Company is unable to complete an initial Business Combination within the Combination Period or during any extension period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii) to the obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the Company may not be able to complete the initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Liquidity and Going Concern

As of December 31, 2022, the Company had $515,534 in cash held outside of the Trust Account and a working capital surplus of $141,303. The cash held outside the Trust Account is not expected to be sufficient for the Company to operate for the next 12 months from the issuance of the financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that if the Company is unable to complete a Business Combination by May 2, 2023 (which period can be extended to (i) August 2, 2023 if an agreement in principle for a Business Combination is in place as of May 2, 2023 or (ii) any extended period of time that the Company may have to consummate a Business Combination as a result of an amendment to the Amended and Restated Memorandum and Articles of Association), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution, and the expected liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 or December 31, 2021.

Investments Held in Trust Account

As of December 31, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds which were invested in U.S. Treasury securities, and U.S. Treasury securities, respectively. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Any gain and loss resulting from the change in fair value of these securities is included in gain (loss) on investments held in Trust Account in the accompanying statements of operations. Interest and dividend income on these securities is included in interest and dividend income on investments held in Trust Account in the accompanying statements of operations.

Class A Ordinary Shares Subject to Possible Redemption

All of the 26,377,660 Class A ordinary shares sold as part of the Units in the Initial Public Offering and the partial exercise of the over-allotment option contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable ordinary shares as of December 31, 2022 increased as the income earned on the Trust Account exceeds the Company’s expected dissolution expenses (up to $100,000). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $3,599,187 as of December 31, 2022.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$263,776,600
Less:
Proceeds allocated to Public Warrants	(13,056,942)
Issuance costs allocated to Class A ordinary shares	(32,606,933)
Plus:
Remeasurement of carrying value to redemption value	45,663,875
Class A ordinary shares subject to possible redemption as of December 31, 2021	263,776,600
Plus:
Remeasurement of carrying value to redemption value	3,599,187
Class A ordinary shares subject to possible redemption as of December 31, 2022	$267,375,787

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering (“SAB Topic 5A”). Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $34,696,193 as a result of the Initial Public Offering (consisting of a $5,275,532 underwriting discount, $9,232,181 of deferred underwriting fees, $19,381,703 of Anchor Investor offering costs, $1,334,330 of other offering costs, partially offset by $527,553 in reimbursements of offering expenses by the underwriters). The Company recorded $32,606,933 of offering costs as a reduction of temporary equity in connection with the Public Shares. The Company immediately expensed $2,089,260 of offering costs in connection with the Public Warrants (as defined in Note 3) and the Private Placement Warrants that were classified as liabilities.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per share as the redemption value approximates fair value. Therefore, the net income per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net income per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the warrants sold in the Initial Public Offering, the partial exercise of the over-allotment option, and private placement to purchase an aggregate of 21,614,362 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income per share is the same as basic net income per share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from February 10, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Net income	$10,619,748	$2,654,937	$2,794,933	$3,623,753
Denominator:
Basic and diluted weighted average shares outstanding	26,377,660	6,594,415	4,739,558	6,145,043
Basic and diluted net income per share	$0.40	$0.40	$0.59	$0.59

The calculation of basic and diluted net income per share includes the option of issuing up to 937,500 Class B ordinary shares, which were subject to forfeiture if the underwriters did not fully or partially exercise their over-allotment option (as noted in Note 5). On November 17, 2021, the underwriters partially exercised the option, resulting in 593,085 Class B ordinary shares being subject to forfeiture. However, when the remaining over-allotment option expired on December 12, 2021, these shares were forfeited (as detailed in Notes 3 and 6).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative instruments are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Public Warrants and Private Placement Warrants are accounted for as a derivative instrument in accordance with ASC 815 and are presented as warrant liabilities on the balance sheet. The Public Warrants and Private Placement Warrants were measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the statement of operations.

The forward purchase agreement is accounted for as a derivative instrument in accordance with ASC 815 and is presented as a derivative forward purchase agreement liability on the balance sheet. The Company shall issue and sell up to 2,000,000 forward purchase units at a purchase price of $10.00 per unit, for an aggregate purchase price of up to $20,000,000. The amounts actually sold shall be determined solely by the Company and is not obligated to issue or sell any forward purchase units. The forward purchase agreement was measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the statement of operations. See Note 5 for additional information on the forward purchase agreement.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company completed its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Over-Allotment Units, generating gross proceeds of $13,776,600. Gross proceeds from the Initial Public Offering and closing of the exercise of the over-allotment option totaled $263,776,600.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,150,000. Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 275,532 Over-Allotment Warrants at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532, for an aggregate total of $8,425,532 in gross proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants. Each Private Placement Warrant and Over-Allotment Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants were added to the net proceeds from the Initial Public Offering and the Over-Allotment Units held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants that are included in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants and Over-Allotment Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 18, 2021, the Sponsor was issued 8,625,000 Class B ordinary shares (the “Founder Shares”) for an aggregate of $25,000 paid to cover certain expenses on behalf of the Company. In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Founder Shares included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor and its permitted transferees would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2021, with the partial exercise of the underwriters’ over-allotment option, 344,415, Class B ordinary shares were no longer subject to forfeiture, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021 the remaining over-allotment option expired and the 593,085 Class B ordinary shares were forfeited.

The Sponsor and the Additional Anchor Investors (as defined below) have each agreed with the Company that, subject to certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

A total of eleven Anchor Investors (the “Anchor Investors,” representing both the Original Anchor Investors and the Additional Anchor Investors, as such terms are defined below) purchased Units in the Initial Public Offering at the offering price of $10.00 per Unit. Pursuant to such Units, the Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders.

Three Anchor Investors (the “Original Anchor Investors”) entered into separate subscription agreements in March and July 2021 with the Sponsor for direct interests in the Founder Shares held by the Sponsor. The Original Anchor Investors purchased interests representing 1,379,850 Founder Shares at a purchase price of $0.004 per share or $5,519 in the aggregate.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The other eight Anchor Investors (the “Additional Anchor Investors”) entered into separate subscription agreements in September 2021 with the Sponsor for the purchase of Founder Shares from the Sponsor. The Additional Anchor Investors purchased 1,171,717 Founder Shares at a purchase price of $0.004 per share or $4,687 in the aggregate.

The Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders. Further, the Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares underlying the Units they purchased in the Initial Public Offering as the rights afforded to the Company’s other Public Shareholders.

The Company estimated the fair value of the Founder Shares attributable to the Anchor Investors to be $19,391,909 or $7.60 per share. The excess of the fair value of the Founder Shares sold over the aggregate purchase price of $10,206 (or $0.004 per share) was determined to be an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately in the statement of operations. Offering costs allocated to the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Forward Purchase Agreement

In September 2021, the Company amended and restated the forward purchase agreement pursuant to which EWI Capital SPAC I LLC, an affiliate of the Company’s Chief Executive Officer and a member of the Sponsor (“EWI” or the “forward purchase investor”) has subscribed to purchase from the Company 2,000,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share, par value of $0.0001 per share, (the “forward purchase shares”) and one-half of one redeemable warrant (the “forward purchase warrants”), for $10.00 per unit, or $20,000,000, in a private placement to close substantially concurrently with the closing of a Business Combination. The terms of the forward purchase units will be identical to the terms of the Units being offered in the Initial Public Offering, except that the forward purchase securities will have certain registration rights as described below and the forward purchase warrants will be the same as the Private Placement Warrants.

The Company will determine in its sole discretion the specific number of forward purchase units (up to 2,000,000) that it will sell to the forward purchase investor, if any, and the obligation of the forward purchase investor to purchase the forward purchase units is subject to the approval of the forward purchase investor’s manager following notice to the forward purchase investor that the Company intends to enter into an agreement for a Business Combination.

The forward purchase agreement also provides that the forward purchase investor is entitled to registration rights with respect to the forward purchase securities. The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in an initial Business Combination, expenses in connection with an initial Business Combination or for working capital in the post-Business Combination company. These purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for an initial Business Combination. The forward purchase units will be issued only in connection with the closing of an initial Business Combination.

The Company accounts for the forward purchase agreement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the forward purchase agreement does not meet the criteria for equity treatment thereunder, the agreement must be recorded as a liability. Accordingly, the Company classifies the forward purchase agreement as an asset or liability at its fair value. This asset or liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On February 12, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. On November 3, 2021, the Company repaid the outstanding balance under the Promissory Note. The Promissory Note is no longer available to the Company.

Administrative Support Agreement

On October 28, 2021, in connection with the Initial Public Offering, the Company entered into an agreement with EWI Capital SPAC I LLC, an entity owned by an affiliate of the Sponsor, to pay a total of $30,000 per month for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, the Company incurred $360,000 and $60,000 of expenses under this agreement, respectively. For the year ended December 31, 2022 and December 31, 2021, the Company paid $295,000 and $60,000 of expenses under this agreement, respectively. As of December 31, 2022 and December 31, 2021, $65,000 and $0 remain unpaid and are recorded in Accrued expenses — related party, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2022 or December 31, 2021.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Over-Allotment Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, the Over-Allotment Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the forward purchase agreement with EWI, the Company has agreed that the forward purchase securities will be entitled to registration rights pursuant to the registration rights agreement.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were granted a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments. On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $13,776,600 to the Company.

In connection with the closing of the Initial Public Offering and subsequent exercise of the over-allotment option, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,275,532 in the aggregate. In addition, $0.35 per Unit, or $9,232,181 is payable to the underwriters for deferred underwriting commission. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. WARRANTS

As of December 31, 2022 and December 31, 2021, there were 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which they first become exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the satisfying the obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

Redemption of warrants the price Class A ordinary share equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to permit exercise on a “cashless” basis. If and when the warrants become redeemable by the Company, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price Class A ordinary share equals or exceeds $10.00. — Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise described below;

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants and the forward purchase warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding forward purchase units, for capital raising purposes in connection with the closing of the initial Business Combination (excluding any forward purchase units) at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, or the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination, or, such price, the Market Value, is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounts for the 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants, issued pursuant with the Initial Public Offering and exercise of the over-allotment option, in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares of $0.0001, par value. As of December 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 26,377,660 Class A ordinary shares issued and outstanding, of which 26,377,660 Class A ordinary shares are subject to possible redemption.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 6,594,415 Class B ordinary shares issued and outstanding. On November 17, 2021, with the partial exercise of the underwriters’ over-allotment option, 344,415 Class B ordinary shares were no longer subject to forfeiture, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021 the remaining over-allotment option expired and the 593,085 Class B ordinary shares were forfeited.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single Class on all matters submitted to a vote of the shareholders except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:
Money market funds	$267,475,787	$267,475,787	$—	$—
Liabilities
Derivative liability – forward purchase agreement	$318,735	$—	$—	$318,735

Warrant liability – Public Warrants	$527,553	$527,553	$—	$—
Warrant liability – Private Placement Warrants	337,022	—	337,022	—
Warrant Liabilities	$864,575	$527,553	$337,022	$—

December 31, 2021
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$263,773,700	$263,773,700	$—	$—
Liabilities
Derivative liability – forward purchase agreement	$437,800	$—	$—	$437,800

Warrant liability – Public Warrants	$7,385,745	$7,385,745	$—	$—
Warrant liability – Private Placement Warrants	$4,718,298	$—	$—	$4,718,298
Warrant Liabilities	$12,104,043	$7,385,745	$—	$4,718,298

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker PEGRW. The quoted price of the Public Warrants was $0.04 and $0.56 per warrant as of December 31, 2022 and December 31, 2021, respectively.

The Company utilized a Black-Scholes model for the initial valuation of the Private Placement Warrants and the subsequent measurement of the Private Placement Warrants as of December 31, 2021. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield, which are considered Level 3 inputs. The Company estimates the volatility of its ordinary shares based on a back-solve lattice model which adjusts the trading price of the Public Warrants for the estimated probability of completing the initial Business Combination. However, since the back-solve lattice model did not produce a meaningful volatility for the Private Placement Warrants as of December 31, 2022, the fair value of the Private Placement Warrants were set equal to the fair value of the Public Warrants. The fair value of the Private Placement Warrants was $0.04 and $0.56 per warrant as of December 31, 2022 and 2021, respectively.

The model used to estimate the fair value of the derivative liability for the forward purchase agreement is based on the assumption that the Forward Purchase Securities are equivalent to the Company’s Units and determined, on a per unit basis, as the price of the Company’s Units less the present value of the contractually stipulated forward price of $10.00.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants in the table above transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2021 when the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement as of December 31, 2022 due to the use of an observable market quote for a similar asset in an active market.

The following table provides the significant inputs for the initial fair value of the Public Warrants:

At November 2, 2021 (Initial Measurement)
Stock price	$10.00
Exercise price	$11.50
Dividend yield	—%
Expected term (in years)	6.00
Volatility	16.3%
Risk-free rate	0.93%
Fair value	$0.99

The following table provides the significant inputs for the fair value of the Private Placement Warrants:

	At December 31, 2021	At November 2, 2021 (Initial Measurement)
Stock price	$9.90	$10.00
Exercise price	$11.50	$11.50
Dividend yield	—%	—%
Expected term (in years)	6.00	6.00
Volatility	8.7%	16.3%
Risk-free rate	1.35%	0.93%
Fair value	$0.56	$1.00

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table provides the significant inputs to the model for the fair value of the forward purchase agreement:

	At December 31, 2022	At December 31, 2021
Fair value of unit	$10.01	$10.18
Unit forward price	$10.00	$10.00
Time to Business Combination (in years)	0.34	1.00
Risk-free rate	4.54%	0.39%
Discount factor	98.50%	99.60%
Fair value – derivative liability	$0.159	$0.219

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of February 10, 2021 (inception)	$—
Initial measurement of Public Warrants, Private Placement Warrants, and forward purchase agreement as of November 2, 2021	20,536,200
Initial measurement of Public Warrants and Private Placement Warrants upon exercise of over-allotment on November 17, 2021	957,474
Change in fair value	(8,951,831)
Transfer of Public Warrants to Level 1 measurement	(7,385,745)
Fair value as of December 31, 2021	5,156,098
Change in fair value	(4,500,341)
Transfer of Private Placement Warrants to Level 2 measurement	(337,022)
Fair value as of December 31, 2022	$318,735

The Company recognized gains in connection with changes in the fair value of warrant liabilities of $11,239,468 and $9,378,431 in the statement of operations for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, respectively. The Company recognized a gain in connection with changes in the fair value of derivative liability — forward purchase agreement of $119,065 in the statement of operations for the year ended December 31, 2022. The Company recognized a loss in connection with changes in the fair value of derivative liability — forward purchase agreement of $426,600 in the statement of operations for the period from February 10, 2021 (inception) through December 31, 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash	$89,542	$515,534
Prepaid expenses and other current assets	110,078	226,094
Total current assets	199,620	741,628
Investments held in trust account	273,439,184	267,475,787
Total Assets	$273,638,804	$268,217,415

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$723,858	$97,919
Accrued expenses	712,377	437,406
Accrued expenses – related party	215,000	65,000
Total current liabilities	1,651,235	600,325
Warrant liabilities	1,513,006	864,575
Derivative liability – forward purchase agreement	1,586,837	318,735
Deferred underwriting fee payable	—	9,232,181
Total Liabilities	4,751,078	11,015,816
Commitments (Note 6)
Class A ordinary shares, $0.0001 par value, subject to possible redemption; 26,377,660 shares at redemption value	273,339,184	267,375,787

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 26,377,660 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,594,415 shares issued and outstanding	660	660
Additional paid-in capital	—	—
Accumulated deficit	(4,452,118)	(10,174,848)
Total Shareholders’ Deficit	(4,451,458)	(10,174,188)
Total Liabilities and Shareholders’ Deficit	$273,638,804	$268,217,415

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating costs	$988,137	$359,583	$1,592,918	$800,513
Loss from operations	(988,137)	(359,583)	(1,592,918)	(800,513)
Gain (loss) on investments held in Trust Account	—	(23,484)	—	2,900
Interest and dividend income on investments held in Trust Account	3,119,865	312,613	5,963,397	312,613
(Loss) gain on change in fair value of derivative liability – forward purchase agreement	(1,104,614)	50,123	(1,268,102)	374,718
(Loss) gain on change in fair value of warrant liabilities	—	8,861,888	(648,431)	9,078,032
Gain on waiver of deferred underwriting commissions by underwriter	456,993	—	456,993	—
Net income	$1,484,107	$8,841,557	$2,910,939	$8,967,750

Basic and diluted weighted average shares outstanding, Class A ordinary shares	26,377,660	26,377,660	26,377,660	26,377,660
Basic and diluted net income per share, Class A ordinary shares	$0.05	$0.27	$0.09	$0.27
Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,594,415	6,594,415	6,594,415	6,594,415
Basic and diluted net income per share, Class B ordinary shares	$0.05	$0.27	$0.09	$0.27

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at January 1, 2023	—	$—	6,594,415	$660	$—	$(10,174,848)	$(10,174,188)
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(2,843,532)	(2,843,532)
Net income	—	—	—	—	—	1,426,832	1,426,832
Balance at March 31, 2023	—	—	6,594,415	660	—	(11,591,548)	(11,590,888)
Waiver of deferred underwriting commissions by underwriter (see Note 6)	—	—	—	—	—	8,775,188	8,775,188
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(3,119,865)	(3,119,865)
Net income	—	—	—	—	—	1,484,107	1,484,107
Balance at June 30, 2023	—	$—	6,594,415	$660	$—	$(4,452,118)	$(4,451,458)

THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	$—	6,594,415	$660	$—	$(19,850,346)	$(19,849,686)
Net income	—	—	—	—	—	126,193	126,193
Balance at March 31, 2022	—	—	6,594,415	660	—	(19,724,153)	(19,723,493)
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(212,613)	(212,613)
Net income	—	—	—	—	—	8,841,557	8,841,557
Balance at June 30, 2022	—	$—	6,594,415	$660	$—	$(11,095,209)	$(11,094,549)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net income	$2,910,939	$8,967,750
Adjustments to reconcile net income to net cash used in operating activities:
Gain on investments held in Trust Account	—	(2,900)
Interest and dividend income on investments held in Trust Account	(5,963,397)	(312,613)
Loss (gain) on the change in fair value of derivative liability – forward purchase agreement	1,268,102	(374,718)
Loss (gain) on the change in fair value of warrant liabilities	648,431	(9,078,032)
Gain on waiver of deferred underwriting commissions by underwriter	(456,993)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	116,016	167,998
Accounts payable	625,939	(61,406)
Accrued expenses	274,971	164,592
Accrued offering costs	—	(12,632)
Accrued expenses – related party	150,000	30,000
Net cash used in operating activities	(425,992)	(511,961)
Net Change in Cash	(425,992)	(511,961)
Cash – Beginning of period	515,534	1,493,933
Cash – End of period	$89,542	$981,972

Non-cash investing and financing activities:
Remeasurement of Class A ordinary shares to redemption amount	$5,963,397	$212,613
Waiver of deferred underwriting commissions by underwriter (see Note 6)	$9,232,181	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.      DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Project Energy Reimagined Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on February 10, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from February 10, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the preparation of its initial public offering (“Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a target for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of dividend income, interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to Smilodon Capital, LLC (the “Sponsor”), generating gross proceeds of $8,150,000, which is discussed in Note 4.

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units (the “Over-Allotment Units”), generating gross proceeds of $13,776,600.

Simultaneously with the closing of the partial exercise of the over-allotment option, the Company consummated the sale of 275,532 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532.

Upon the closing of the Initial Public Offering and the sales of the Over-Allotment Units and Over-Allotment Warrants, an amount of $263,776,600 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Warrants was placed in a trust account (the “Trust Account”) and invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; and (iii) absent an initial Business Combination within the Combination Period, the return of the funds held in the Trust Account to the holders of the Public Shares (the “Public Shareholders”) as part of the redemption of the Public Shares. If the Company is unable to complete the initial Business Combination, the Company’s Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and the warrants will expire worthless.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.      DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association as then in effect, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s management team have agreed to vote any Founder Shares (as defined in Note 5) held by them, and any Public Shares purchased by them in or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all.

If the Company seeks shareholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering without the Company’s prior consent (the “Excess Shares”). However, the Company would not be restricting the shareholders’ ability to vote all of their shares (including Excess Shares) for or against the initial Business Combination. The shareholders’ inability to redeem the Excess Shares will reduce their influence over the ability to complete the initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if the Company completes the initial Business Combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open-market transactions, potentially at a loss.

The Sponsor, Anchor Investors (as defined below in Note 5) and management team have agreed to (i) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with the completion of an initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete an initial Business Combination within the

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.      DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Combination Period (as defined below). However, if the Sponsor or Anchor Investors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

The Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares.

The Amended and Restated Memorandum and Articles of Association provides that the Company will have only 18 months from the closing of Initial Public Offering (or 21 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle, or definitive agreement for an initial Business Combination within 18 months from the closing of the Initial Public Offering, but has not completed an initial Business Combination within such 18-month period) to complete an initial Business Combination. The Company entered into a non-binding letter of intent, dated as of April 25, 2023, with respect to an initial Business Combination, that automatically extended the period that the Company had to complete an initial Business Combination to August 2, 2023 pursuant to the Amended and Restated Memorandum and Articles of Association. On August 1, 2023, the Company held an extraordinary general meeting in lieu of the 2023 annual general meeting of shareholders of the Company (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved, among other matters, the extension of the date by which the Company must consummate an initial Business Combination from August 2, 2023 to May 2, 2024, or such earlier date as determined by the Company’s board of directors (the “Combination Period”), for a total extension of up to nine months (collectively, the “Extension”). If the Company is unable to complete an initial Business Combination within the Combination Period (or such later date as may be approved by the Company’s shareholders at a meeting called for such purpose at which the Company’s shareholders will be given the opportunity to have their Public Shares redeemed for a pro rata portion of the funds in the Trust Account), the Company will then liquidate in accordance with the Amended and Restated Memorandum and Articles of Association. If the Company is unable to complete an initial Business Combination within the Combination Period or during any extension period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii) to the obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In April 2023, the underwriters further waived their rights to 100% of the deferred underwriting commission (see Note 6).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.      DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the Company may not be able to complete the initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

Liquidity and Going Concern

As of June 30, 2023, the Company had $89,542 in cash held outside of the Trust Account and a working capital deficit of $1,451,615. The cash held outside the Trust Account is not expected to be sufficient for the Company to operate for the next 12 months from the issuance of the condensed financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that if the Company is unable to complete a Business Combination by May 2, 2024 (or such later date as may be approved by the Company’s shareholders at a meeting called for such purpose at which the Company’s shareholders will be given the opportunity to have their Public Shares redeemed for a pro rata portion of the funds in the Trust Account), then the Company will cease all operations except for the purpose of liquidating. The expected liquidity concerns, date for mandatory liquidation and subsequent dissolution, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on April 7, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 or December 31, 2022.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

As of June 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in money market funds which were invested in U.S. Treasury securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Any gain and loss resulting from the change in fair value of these securities is included in gain (loss) on investments held in Trust Account in the accompanying condensed statements of operations. Interest and dividend income on these securities is included in interest and dividend income on investments held in Trust Account in the accompanying condensed statements of operations.

Class A Ordinary Shares Subject to Possible Redemption

All of the 26,377,660 Class A ordinary shares sold as part of the Units in the Initial Public Offering and the partial exercise of the over-allotment option contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable ordinary shares as of June 30, 2023 increased as the income earned on the Trust Account exceeds the Company’s expected dissolution expenses (up to $100,000). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of 5,963,397 for the six months ended June 30, 2023.

As of June 30, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2022	$267,375,787
Remeasurement of carrying value to redemption value	5,963,397
Class A ordinary shares subject to possible redemption as of June 30, 2023	$273,339,184

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering (“SAB Topic 5A”). Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $34,696,193 as a result of the Initial Public Offering (consisting of a $5,275,532 underwriting discount, $9,232,181 of deferred underwriting fees, $19,381,703 of Anchor Investor offering costs, $1,334,330 of other offering costs, partially offset by $527,553 in reimbursements of offering expenses by the underwriters). The Company recorded $32,606,933 of offering costs as a reduction of temporary equity in connection with the Public Shares. The Company immediately expensed $2,089,260 of offering costs in connection with the Public Warrants (as defined in Note 3) and the Private Placement Warrants that were classified as liabilities.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per share as the redemption value approximates fair value. Therefore, the net income per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net income per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the warrants sold in the Initial Public Offering, the partial exercise of the over-allotment option, and private placements to purchase an aggregate of 21,614,362 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income per share is the same as basic net income per share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022		Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Net income	1,187,286	296,821	7,073,246	1,768,311	2,328,751	582,188	7,174,200	1,793,550
Denominator:
Basic and diluted weighted average shares outstanding	26,377,660	6,594,415	26,377,660	6,594,415	26,377,660	6,594,415	26,377,660	6,594,415
Basic and diluted net income per share	0.05	0.05	0.27	0.27	0.09	0.09	0.27	0.27

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative instruments are classified in the condensed balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Public Warrants and Private Placement Warrants are accounted for as a derivative instrument in accordance with ASC 815 and are presented as warrant liabilities on the condensed balance sheet. The Public Warrants and Private Placement Warrants were measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the condensed statements of operations.

The forward purchase agreement is accounted for as a derivative instrument in accordance with ASC 815 and is presented as a derivative forward purchase agreement liability on the condensed balance sheet. The Company shall issue and sell up to 2,000,000 forward purchase units at a purchase price of $10.00 per unit, for an aggregate purchase price of up to $20,000,000. The amounts actually sold shall be determined solely by the Company and is not obligated

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to issue or sell any forward purchase units. The forward purchase agreement was measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the condensed statements of operations. See Note 5 for additional information on the forward purchase agreement.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

3.      INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company completed its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Over-Allotment Units, generating gross proceeds of $13,776,600. Gross proceeds from the Initial Public Offering and closing of the partial exercise of the over-allotment option totaled $263,776,600.

4.      PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,150,000. Simultaneously with the closing of the partial exercise of the over-allotment option, the Company consummated the sale of 275,532 Over-Allotment Warrants at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532, for an aggregate total of $8,425,532 in gross proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants. Each Private Placement Warrant and Over-Allotment Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants were added to the net proceeds from the Initial Public Offering and the Over-Allotment Units held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants that are included in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants and Over-Allotment Warrants will expire worthless.

5.      RELATED PARTY TRANSACTIONS

Founder Shares

On February 18, 2021, the Sponsor was issued 8,625,000 Class B ordinary shares (the “Founder Shares”) for an aggregate of $25,000 paid to cover certain expenses on behalf of the Company. In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Founder Shares included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor and its permitted transferees would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2021, with the partial exercise of the underwriters’ over-allotment option, 344,415, Class B ordinary shares were no longer subject to forfeiture, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021, the remaining over-allotment option expired and the 593,085 Class B ordinary shares were forfeited.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5.      RELATED PARTY TRANSACTIONS (cont.)

The Sponsor and the Additional Anchor Investors (as defined below) have each agreed with the Company that, subject to certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

A total of eleven Anchor Investors (the “Anchor Investors,” representing both the Original Anchor Investors and the Additional Anchor Investors, as such terms are defined below) purchased Units in the Initial Public Offering at the offering price of $10.00 per Unit. Pursuant to such Units, the Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders.

Three Anchor Investors (the “Original Anchor Investors”) entered into separate subscription agreements in March and July 2021 with the Sponsor for direct interests in the Founder Shares held by the Sponsor. The Original Anchor Investors purchased interests representing 1,379,850 Founder Shares at a purchase price of $0.004 per share or $5,519 in the aggregate.

The other eight Anchor Investors (the “Additional Anchor Investors”) entered into separate subscription agreements in September 2021 with the Sponsor for the purchase of Founder Shares from the Sponsor. The Additional Anchor Investors purchased 1,171,717 Founder Shares at a purchase price of $0.004 per share or $4,687 in the aggregate.

The Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders. Further, the Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares underlying the Units they purchased in the Initial Public Offering as the rights afforded to the Company’s other Public Shareholders.

The Company estimated the fair value of the Founder Shares attributable to the Anchor Investors to be $19,391,909 or $7.60 per share. The excess of the fair value of the Founder Shares sold over the aggregate purchase price of $10,206 (or $0.004 per share) was determined to be an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received.

Forward Purchase Agreement

In September 2021, the Company amended and restated the forward purchase agreement pursuant to which EWI Capital SPAC I LLC, an affiliate of the Company’s Chief Executive Officer and a member of the Sponsor (“EWI” or the “forward purchase investor”) has subscribed to purchase from the Company up to 2,000,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share, par value of $0.0001 per share, (the “forward purchase shares”) and one-half of one redeemable warrant (the “forward purchase warrants”), for $10.00 per unit, or up to $20,000,000, in a private placement to close substantially concurrently with the closing of a Business Combination. The terms of the forward purchase units will be identical to the terms of the Units being offered in the Initial Public Offering, except that the forward purchase securities will have certain registration rights as described below and the forward purchase warrants will be the same as the Private Placement Warrants.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5.      RELATED PARTY TRANSACTIONS (cont.)

The Company will determine in its sole discretion the specific number of forward purchase units (up to 2,000,000) that it will sell to the forward purchase investor, if any, and the obligation of the forward purchase investor to purchase the forward purchase units is subject to the approval of the forward purchase investor’s manager following notice to the forward purchase investor that the Company intends to enter into an agreement for a Business Combination.

The forward purchase agreement also provides that the forward purchase investor is entitled to registration rights with respect to the forward purchase securities. The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in an initial Business Combination, expenses in connection with an initial Business Combination or for working capital in the post-Business Combination company. These purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for an initial Business Combination. The forward purchase units will be issued only in connection with the closing of an initial Business Combination.

The Company accounts for the forward purchase agreement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the forward purchase agreement does not meet the criteria for equity treatment thereunder, the agreement must be recorded as a liability. Accordingly, the Company classifies the forward purchase agreement as an asset or liability at its fair value. This asset or liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statements of operations.

Administrative Services Agreement

On October 28, 2021, in connection with the Initial Public Offering, the Company entered into an agreement with EWI to pay a total of $30,000 per month to EWI for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2023 and 2022, the Company incurred $90,000 and $90,000 of expenses under this agreement, respectively. For the six months ended June 30, 2023 and 2022, the Company incurred $180,000 and $180,000 of expenses under this agreement, respectively. For the three months ended June 30, 2023 and 2022, the Company paid $0 and $60,000 of expenses under this agreement, respectively. For the six months ended June 30, 2023 and 2022, the Company paid $30,000 and $150,000 of expenses under this agreement, respectively. As of June 30, 2023 and December 31, 2022, $215,000 and $65,000 remain unpaid and are recorded in Accrued expenses — related party, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of June 30, 2023 or December 31, 2022.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6.      COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Over-Allotment Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, the Over-Allotment Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the forward purchase agreement with EWI, the Company has agreed that the forward purchase securities will be entitled to registration rights pursuant to the registration rights agreement.

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were granted a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments. On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $13,776,600 to the Company.

In connection with the closing of the Initial Public Offering and subsequent partial exercise of the over-allotment option, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,275,532 in the aggregate. In addition, $0.35 per Unit, or $9,232,181 was payable to the underwriters for deferred underwriting commission from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement. On April 17, 2023 and April 27, 2023, J.P. Morgan Securities LLC and BofA Securities, Inc., respectively, constituting all of the underwriters, waived their rights to 100% of the deferred underwriting commission. Upon the waiver, the Company reduced the liability by recording a portion of the waiver to accumulated deficit, and a portion as a gain on the waiver, in a manner consistent with the original allocation of the deferred underwriting fee payable. The waiver of the deferred underwriting fee payable does not impact the carrying value of the Public Shares as the Public Shares are recorded at their redemption value.

7.      WARRANTS

As of June 30, 2023 and December 31, 2022, there were 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which they first become exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the satisfying the obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7.      WARRANTS (cont.)

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants the price Class A ordinary share equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to permit exercise on a “cashless” basis. If and when the warrants become redeemable by the Company, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price Class A ordinary share equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise described below;

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7.      WARRANTS (cont.)

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants and the forward purchase warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding forward purchase units, for capital raising purposes in connection with the closing of the initial Business Combination (excluding any forward purchase units) at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, or the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination, or, such price, the Market Value, is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounts for the 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants, issued pursuant with the Initial Public Offering and partial exercise of the over-allotment option, in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7.      WARRANTS (cont.)

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s condensed statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

8.      SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares of $0.0001, par value. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 26,377,660 Class A ordinary shares issued and outstanding, of which 26,377,660 Class A ordinary shares are subject to possible redemption.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 6,594,415 Class B ordinary shares issued and outstanding. On November 17, 2021, with the partial exercise of the underwriters’ over-allotment option, 344,415 Class B ordinary shares were no longer subject to forfeiture, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021 the remaining over-allotment option expired and the 593,085 Class B ordinary shares were forfeited.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single Class on all matters submitted to a vote of the shareholders except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

9.      FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2023
Assets
Investments held in Trust Account:
Money market funds	$273,439,184	$273,439,184	$—	$—
Liabilities
Derivative liability – forward purchase agreement	$1,586,837	$—	$—	$1,586,837

Warrant liability – Public Warrants	$923,218	$923,218	$—	$—
Warrant liability – Private Placement Warrants	589,788	—	589,788	—
Warrant Liabilities	$1,513,006	$923,218	$589,788	$—

December 31, 2022
Assets
Investments held in Trust Account:
Money market funds	$267,475,787	$267,475,787	$—	$—

Liabilities
Derivative liability – forward purchase	$318,735	$—	$—	$318,735
Warrant liability – Public Warrants	$527,553	$527,553	$—	$—
Warrant liability – Private Placement	$337,022	$—	$337,022	$—
Warrant Liabilities	$864,575	$527,553	$337,022	$337,022

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of June 30, 2023 and December 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker PEGRW. The quoted price of the Public Warrants was $0.07 and $0.04 per warrant as of June 30, 2023 and December 31, 2022, respectively.

The Company utilized a Black-Scholes model for the initial valuation of the Private Placement Warrants. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield, which are considered Level 3 inputs. The Company estimates the volatility of its ordinary shares based on a back-solve lattice model which adjusts the trading price of the Public Warrants for the estimated probability of completing the initial Business Combination. However, since the back-solve lattice model did not produce a meaningful volatility for the Private Placement Warrants as of June 30, 2023 and December 31, 2022, the fair value of the Private Placement Warrants were set equal to the fair value of the Public Warrants. The fair value of the Private Placement Warrants was $0.07 and $0.04 per warrant as of June 30, 2023 and December 31, 2022, respectively.

The model used to estimate the fair value of the derivative liability for the forward purchase agreement is based on the assumption that the forward purchase securities are equivalent to the Company’s Units and determined, on a per unit basis, as the price of the Company’s Units less the present value of the contractually stipulated forward price of $10.00.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

9.      FAIR VALUE MEASUREMENTS (cont.)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants in the table above transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2021 when the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement as of December 31, 2022 due to the use of an observable market quote for a similar asset in an active market.

The following table provides the significant inputs to the model for the fair value of the forward purchase agreement:

	At June 30, 2023	At December 31, 2022
Fair value of unit	$10.36	$10.01
Unit forward price	$10.00	$10.00
Time to Business Combination (in years)	0.83	0.34
Risk-free rate	5.42%	4.54%
Discount factor	95.70%	98.50%
Fair value – derivative liability	$0.793	$0.159

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of December 31, 2021	$5,156,098
Change in fair value	(408,850)
Fair value as of March 31, 2022	4,747,248
Change in fair value	(3,504,591)
Fair value as of June 30, 2022	$1,242,657

Fair value as of December 31, 2022	$318,735
Change in fair value	163,488
Fair value as of March 31, 2023	482,223
Change in fair value	1,104,614
Fair value as of June 30, 2023	$1,586,837

The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $0 and $648,431 in the condensed statement of operations for the three and six months ended June 30, 2023, respectively. The Company recognized a gain in connection with changes in the fair value of warrant liabilities of $8,861,888 and $9,078,032 in the condensed statement of operations for the three and six months ended June 30, 2022, respectively. The Company recognized a loss in connection with changes in the fair value of derivative liability — forward purchase agreement of $1,104,614 and $1,268,102 in the condensed statement of operations for the three and six months ended June 30, 2023, respectively. The Company recognized a gain in connection with changes in the fair value of derivative liability — forward purchase agreement of $50,123 and $374,718 in the condensed statement of operations for the three and six months ended June 30, 2022, respectively.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

10.    SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On July 25, 2023, the Company entered into one or more agreements (the “Non-Redemption Agreements”) with one or more unaffiliated third parties in exchange for them each agreeing not to redeem an aggregate of 760,000 Public Shares in connection with certain proposals considered and voted upon at the Extraordinary General Meeting, in exchange for the Company agreeing to issue or cause to be issued to each such investor 138,000 Class A ordinary shares (“Post-Combination Shares”) at the time of the Company’s initial Business Combination. The Company has since entered into additional Non-Redemption Agreements with unaffiliated third parties on the same or similar terms reflecting the above ratio of non-redeemed Class A ordinary shares to Post-Combination Shares. Pursuant to all such Non-Redemption Agreements, the Company has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 Post-Combination Shares. In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the Inflation Reduction Act of 2022 upon a redemption of Public Shares, including in connection with the Extension, an initial Business Combination or liquidation of the Company.

At the Extraordinary General Meeting, the Company’s shareholders approved the following items: (i) a proposal to amend the Amended and Restated Memorandum and Articles of Association to provide for the Extension (the “Extension Amendment Proposal”); (ii) a proposal to amend the Amended and Restated Memorandum and Articles of Association to eliminate (a) the limitation that the Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions and (b) the limitation that the Company shall not consummate an initial Business Combination unless the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination (the “Redemption Limitation Amendment Proposal”); (iii) a proposal to amend the Amended and Restated Memorandum and Articles of Association to provide for the right of holders of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time at the option of the holder (the “Founder Share Amendment Proposal”, and collectively with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the “Articles Amendment Proposals”); (iv) a proposal to amend the investment management trust agreement, dated as of October 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, to provide for the Extension (the “Trust Amendment”, and such proposal, the “Trust Amendment Proposal”); (v) a proposal to re-appoint Michael Browning to the board of directors to serve until the third annual general meeting of shareholders following the Extraordinary General Meeting or until his successor is elected and qualified; and (vi) a proposal to ratify the selection by the Company’s audit committee of Marcum LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Effective upon the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, on August 1, 2023, (i) the Amended and Restated Memorandum and Articles of Association were amended pursuant to the resolutions set forth in the Articles Amendment Proposals, and (ii) the Company entered into the Trust Amendment with Continental Stock Transfer & Trust Company, as trustee.

On August 1, 2023, in connection with and following the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, (i) holders of 6,594,414 Class B ordinary shares voluntarily elected to convert such Class B ordinary shares to Class A ordinary shares, on a one-for-one basis, in accordance with the Amended and Restated Memorandum and Articles of Association as amended pursuant to the Articles Amendment Proposals (collectively, the “Class B Conversion”), and (ii) the Public Shareholders elected to redeem 15,498,302 Class A ordinary shares at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million (the “Redemption”). After the satisfaction of the Redemption, the balance in the Trust Account was approximately $113.2 million. Upon completion of the Class B Conversion followed by the Redemption, 17,473,772 Class A ordinary shares and one Class B ordinary share remain issued and outstanding.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash	$199,839	$515,534
Prepaid expenses and other current assets	35,348	226,094
Total current assets	235,187	741,628
Investments held in trust account	114,458,949	267,475,787
Deferred offering costs	17,229,390	—
Total Assets	$131,923,526	$268,217,415

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	886,538	97,919
Accrued expenses	1,940,733	437,406
Accrued expenses – related party	305,000	65,000
Promissory note – related party	300,000	—
Total current liabilities	3,432,271	600,325
Warrant liabilities	2,593,725	864,575
Derivative liability – forward purchase agreement	1,691,000	318,735
Deferred underwriting fee payable	—	9,232,181
Accrued offering costs	17,229,390	—
Total Liabilities	24,946,386	11,015,816

Commitments (Note 6)
Class A ordinary shares, $0.0001 par value, subject to possible redemption; 10,879,358 and 26,377,660 shares at redemption value as of September 30, 2023 and December 31, 2022, respectively	114,358,949	267,375,787

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,594,414 and 0 issued and outstanding (excluding 10,879,358 and 26,377,660 shares subject to possible redemption) at September 30, 2023 and December 31, 2022, respectively	660	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 and 6,594,415 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	660
Additional paid-in capital	—	—
Accumulated deficit	(7,382,469)	(10,174,848)
Total Shareholders’ Deficit	(7,381,809)	(10,174,188)
Total Liabilities and Shareholders’ Deficit	$131,923,526	$268,217,415

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Operating costs	$1,745,469	$462,085	$3,338,387	$1,262,598
Loss from operations	(1,745,469)	(462,085)	(3,338,387)	(1,262,598)
Gain on investments held in Trust Account	—	—	—	2,900
Interest and dividend income on investments held in Trust Account	2,300,443	1,160,124	8,263,840	1,472,737
Unrealized (loss) gain on fair value of derivative liability – forward purchase agreement	(104,163)	(137,259)	(1,372,265)	237,459
Unrealized (loss) gain on fair value of warrant liabilities	(1,080,719)	432,286	(1,729,150)	9,510,318
Gain on waiver of deferred underwriting commissions by underwriter	—	—	456,993	—
Net (loss) income	$(629,908)	$993,066	$2,281,031	$9,960,816

Basic and diluted weighted average shares outstanding, Class A ordinary shares	20,570,776	26,377,660	24,420,761	26,377,660
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.03)	$0.03	$0.08	$0.30
Basic and diluted weighted average shares outstanding, Class B ordinary shares	2,293,710	6,594,415	5,145,093	6,594,415
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.03)	$0.03	$0.08	$0.30

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at January 1, 2023	—	$—	6,594,415	$660	—	$(10,174,848)	$(10,174,188)
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(2,843,532)	(2,843,532)
Net income	—	—	—	—	—	1,426,832	1,426,832
Balance at March 31, 2023	—	—	6,594,415	660	—	(11,591,548)	(11,590,888)
Waiver of deferred underwriting commissions by underwriter (see Note 6)	—	—	—	—	—	8,775,188	8,775,188
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(3,119,865)	(3,119,865)
Net income	—	—	—	—	—	1,484,107	1,484,107
Balance at June 30, 2023	—	—	6,594,415	660	—	(4,452,118)	(4,451,458)
Conversion of Class B common shares to Class A common shares	6,594,414	660	(6,594,414)	(660)	—	—	—
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(2,300,443)	(2,300,443)
Net loss	—	—	—	—	—	(629,908)	(629,908)
Balance at September 30, 2023	6,594,414	$660	1	$—	$—	$(7,382,469)	$(7,381,809)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	$—	6,594,415	$660	—	$(19,850,346)	$(19,849,686)
Net income	—	—	—	—	—	126,193	126,193
Balance at March 31, 2022	—	—	6,594,415	660	—	(19,724,153)	(19,723,493)
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(212,613)	(212,613)
Net income	—	—	—	—	—	8,841,557	8,841,557
Balance at June 30, 2022	—	—	6,594,415	$660	—	$(11,095,209)	$(11,094,549)
Remeasurement of ordinary shares subject to redemption, to redemption value	—	—	—	—	—	(1,160,124)	(1,160,124)
Net income	—	—	—	—	—	993,066	993,066
Balance at September 30, 2022	—	$—	6,594,415	$660	—	$(11,262,267)	$(11,261,607)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Cash Flows from Operating Activities:
Net income	$2,281,031	$9,960,816
Adjustments to reconcile net income to net cash used in operating activities:
Gain on investments held in Trust Account	—	(2,900)
Interest and dividend income on investments held in Trust Account	(8,263,840)	(1,472,737)
Unrealized (gain) loss on fair value of derivative liability – forward purchase agreement	1,372,265	(237,459)
Unrealized (gain) loss on fair value of warrant liabilities	1,729,150	(9,510,318)
Gain on waiver of deferred underwriting commissions by underwriter	(456,993)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	190,746	277,004
Accounts payable	788,619	6,422
Accrued expenses	1,503,327	266,704
Accrued offering costs	—	(12,632)
Accrued expenses – related party	240,000	30,000
Net cash used in operating activities	(615,695)	(695,100)

Cash Flows from Investing Activities:
Proceeds from Trust Account for payment to redeeming shareholders	161,280,678	—
Net cash provided by investing activities	161,280,678	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	300,000	—
Payment to redeeming shareholders	(161,280,678)	—
Net cash used in financing activities	(160,980,678)	—

Net Change in Cash	(315,695)	(695,100)
Cash – Beginning of period	515,534	1,493,933
Cash – End of period	$199,839	$798,833

Non-cash investing and financing activities:
Deferred offering costs	$17,229,390	$—
Remeasurement of Class A ordinary shares to redemption amount	$8,263,840	$1,372,737
Waiver of deferred underwriting commissions by underwriter (see Note 6)	$9,232,181	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Project Energy Reimagined Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on February 10, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from February 10, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the preparation of its initial public offering (“Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a target for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of dividend income, interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, in a private placement to Smilodon Capital, LLC (the “Sponsor”), generating gross proceeds of $8,150,000, which is discussed in Note 4.

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units (the “Over-Allotment Units”), generating gross proceeds of $13,776,600.

Simultaneously with the closing of the partial exercise of the over-allotment option, the Company consummated the sale of 275,532 warrants (the “Over-Allotment Warrants”) at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532.

Upon the closing of the Initial Public Offering and the sales of the Over-Allotment Units and Over-Allotment Warrants, an amount of $263,776,600 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Warrants was placed in a trust account (the “Trust Account”) and invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; and (iii) absent an initial Business Combination within the Combination Period, the return of the funds held in the Trust Account to the holders of the Public Shares (the “Public Shareholders”) as part of the redemption of the Public Shares. If the Company is unable to complete the initial Business Combination, the Company’s Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and the warrants will expire worthless.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association as then in effect, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s management team have agreed to vote any Founder Shares (as defined in Note 5) held by them, and any Public Shares purchased by them in or after the Initial Public Offering, in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all.

If the Company seeks shareholder approval of the initial Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering without the Company’s prior consent (the “Excess Shares”). However, the Company would not be restricting the shareholders’ ability to vote all of their shares (including Excess Shares) for or against the initial Business Combination. The shareholders’ inability to redeem the Excess Shares will reduce their influence over the ability to complete the initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if the Company completes the initial Business Combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open-market transactions, potentially at a loss.

The Sponsor, Anchor Investors (as defined below in Note 5) and management team have agreed to (i) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with the completion of an initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and, solely with respect to the Sponsor and management team, Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete an initial Business Combination within the

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Combination Period (as defined below). However, if the Sponsor or Anchor Investors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

The Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares.

The Amended and Restated Memorandum and Articles of Association provided that the Company would have only 18 months from the closing of Initial Public Offering (or 21 months from the closing of the Initial Public Offering if the Company executed a letter of intent, agreement in principle, or definitive agreement for an initial Business Combination within 18 months from the closing of the Initial Public Offering, but had not completed an initial Business Combination within such 18-month period) to complete an initial Business Combination. The Company entered into a non-binding letter of intent, dated as of April 25, 2023, with respect to an initial Business Combination, that automatically extended the period that the Company had to complete an initial Business Combination to August 2, 2023 pursuant to the Amended and Restated Memorandum and Articles of Association. On August 1, 2023, the Company held an extraordinary general meeting in lieu of the 2023 annual general meeting of shareholders of the Company (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved, among other matters, the extension of the date by which the Company must consummate an initial Business Combination from August 2, 2023 to May 2, 2024, or such earlier date as determined by the Company’s board of directors (the “Combination Period”), for a total extension of up to nine months (collectively, the “Extension”). If the Company is unable to complete an initial Business Combination within the Combination Period (or such later date as may be approved by the Company’s shareholders at a meeting called for such purpose at which the Company’s shareholders will be given the opportunity to have their Public Shares redeemed for a pro rata portion of the funds in the Trust Account), the Company will then liquidate in accordance with the Amended and Restated Memorandum and Articles of Association. If the Company is unable to complete an initial Business Combination within the Combination Period or during any extension period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii) to the obligations under Cayman Islands law to provide for claims of creditors and the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In April 2023, the underwriters further waived their rights to 100% of the deferred underwriting commission (see Note 6).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the Company may not be able to complete the initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On July 25, 2023, the Company entered into one or more agreements (the “Non-Redemption Agreements”) with one or more unaffiliated third parties in exchange for them each agreeing not to redeem an aggregate of 760,000 Public Shares in connection with certain proposals considered and voted upon at the Extraordinary General Meeting, in exchange for the Company agreeing to issue or cause to be issued to each such investor 138,000 Class A ordinary shares (“Post-Combination Shares”) at the time of the Company’s initial Business Combination. The Company has since entered into additional Non-Redemption Agreements with unaffiliated third parties on the same or similar terms reflecting the above ratio of non-redeemed Class A ordinary shares to Post-Combination Shares. Pursuant to all such Non-Redemption Agreements, the Company has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 Post-Combination Shares. In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the Inflation Reduction Act of 2022 upon a redemption of Public Shares, including in connection with the Extension, an initial Business Combination or liquidation of the Company.

At the Extraordinary General Meeting, the Company’s shareholders approved the following items: (i) a proposal to amend the Amended and Restated Memorandum and Articles of Association to provide for the Extension (the “Extension Amendment Proposal”); (ii) a proposal to amend the Amended and Restated Memorandum and Articles of Association to eliminate (a) the limitation that the Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions and (b) the limitation that the Company shall not consummate an initial Business Combination unless the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination (the “Redemption Limitation Amendment Proposal”); (iii) a proposal to amend the Amended and Restated Memorandum and Articles of Association to provide for the right of holders of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time at the option of the holder (the “Founder Share Amendment Proposal”, and collectively with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the “Articles Amendment Proposals”); (iv) a proposal to amend the investment management trust agreement, dated as of October 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, to provide for the Extension (the “Trust Amendment”, and such proposal, the “Trust Amendment Proposal”); (v) a proposal to re-appoint Michael Browning to the board of directors to serve until the third annual general meeting of shareholders following the Extraordinary General Meeting or until his successor is elected and qualified; and (vi) a proposal to ratify the selection by the Company’s audit committee of Marcum LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Effective upon the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, on August 1, 2023, (i) the Amended and Restated Memorandum and Articles of Association were amended pursuant to the resolutions set forth in the Articles Amendment Proposals, and (ii) the Company entered into the Trust Amendment with Continental Stock Transfer & Trust Company, as trustee.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On August 1, 2023, in connection with and following the approval of the Articles Amendment Proposals and the Trust Amendment Proposal, (i) holders of 6,594,414 Class B ordinary shares voluntarily elected to convert such Class B ordinary shares to Class A ordinary shares, on a one-for-one basis, in accordance with the Amended and Restated Memorandum and Articles of Association as amended pursuant to the Articles Amendment Proposals (collectively, the “Class B Conversion”), and (ii) the Public Shareholders elected to redeem 15,498,302 Class A ordinary shares at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $161.3 million (the “Redemption”). After the satisfaction of the Redemption, the balance in the Trust Account was approximately $113.2 million. Upon completion of the Class B Conversion followed by the Redemption, 17,473,772 Class A ordinary shares (including 10,879,358 shares subject to possible redemption) and one Class B ordinary share remain issued and outstanding.

On October 2, 2023, the Company entered into a business combination agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) with Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability, Heramba Limited, an Irish private company duly incorporated under the laws of Ireland, and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of Germany (“Heramba”), which provides for a proposed business combination through a series of related transactions (collectively, the “Proposed Business Combination”). Concurrently with the execution of the Business Combination Agreement, the Company, Heramba and the Sponsor executed a sponsor support agreement with respect to certain matters to support the consummation of the Proposed Business Combination. The consummation of the Proposed Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of the Company’s shareholders and execution of various transaction agreements. There can be no assurance as to whether or when the Proposed Business Combination will be consummated.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury released Notice 2023-2, which provides taxpayers with interim guidance on the excise tax that may be relied upon until the Internal Revenue Service issues proposed Treasury regulations on such matter. Notice 2023-2 includes as one of its exceptions to the excise tax a distribution in complete liquidation of a “covered corporation”, to which Sec. 331 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applies (so long as Sec. 332(a) of the Code also does not also apply).

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Although the Company was incorporated in the Cayman Islands and is currently not a “covered corporation”, there is a possibility that the Company may acquire a U.S. domestic corporation, redomicile as a U.S. domestic corporation or engage in a transaction in which a U.S. domestic corporation becomes the Company’s parent or its affiliate. Although it remains uncertain whether, and/or to what extent, the excise tax could apply to any redemptions of the Company’s Public Shares after December 31, 2022 if the Company was to become a “covered corporation” in the future, including any redemptions in connection with the Extension, the Company’s initial Business Combination or in the event the Company does not consummate an initial Business Combination by May 2, 2024, the Company would not expect the excise tax to apply to redemptions of its Public Shares that occur during a taxable year in which the Company completely liquidates under Sec. 331 of the Code.

If the Company was to become a “covered corporation” in the future, there is a possibility that any redemption or other repurchase that occurs after December 31, 2022 may be subject to the excise tax, including in connection with the Company’s initial Business Combination, certain amendments to the Amended and Restated Memorandum and Articles of Association (including in connection with the Extension) or otherwise. Whether and to what extent the Company would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the initial Business Combination, certain amendments to the Amended and Restated Memorandum and Articles of Association (including in connection with the Extension) or otherwise, (ii) the structure of the initial Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the initial Business Combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of the initial Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the corporation and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. However, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of Public Shares, including in connection with the Extension, an initial Business Combination or liquidation. The foregoing could cause a reduction in the cash available on hand to complete the Company’s initial Business Combination and in the Company’s ability to complete an initial Business Combination.

In October 2023, the military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. The full impact of the war between Israel and Hamas and related global economic disruptions on the Company’s financial condition and results of operations, as well as the Company’s ability to consummate an initial Business Combination, also remains uncertain. The Company’s management will continuously evaluate the effect of the conflict on the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of September 30, 2023, the Company had $199,839 in cash held outside of the Trust Account and a working capital deficit of $3,197,084. The cash held outside the Trust Account is not expected to be sufficient for the Company to operate for the next 12 months from the issuance of the condensed financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that if the Company is unable to complete a Business Combination by May 2, 2024 (or such later date as may be approved by the Company’s shareholders at a meeting called for such purpose at which the Company’s shareholders will be given the opportunity to have their Public Shares redeemed for a pro rata portion of the funds in the Trust Account), then the Company will cease all operations except for the purpose of liquidating. The expected liquidity concerns, date for mandatory liquidation and subsequent dissolution, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on April 7, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 or December 31, 2022.

Investments Held in Trust Account

As of September 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in money market funds which were invested in U.S. Treasury securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Any gain and loss resulting from the change in fair value of these securities is included in gain (loss) on investments held in Trust Account in the accompanying condensed statements of operations. Interest and dividend income on these securities is included in interest and dividend income on investments held in Trust Account in the accompanying condensed statements of operations.

Class A Ordinary Shares Subject to Possible Redemption

All of the 26,377,660 Class A ordinary shares sold as part of the Units in the Initial Public Offering and the partial exercise of the over-allotment option contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit. The redemption value of the redeemable ordinary shares as of September 30, 2023 increased as the income earned on the Trust Account exceeds the Company’s expected dissolution expenses (up to $100,000). As such, the Company recorded an increase in the carrying amount of the redeemable ordinary shares of $8,263,840 for the nine months ended September 30, 2023.

As of September 30, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2022	$267,375,787
Redemption of Class A common shares subject to redemption	(161,280,678)
Remeasurement of carrying value to redemption value	8,263,840
Class A ordinary shares subject to possible redemption as of September 30, 2023	$114,358,949

Offering Costs associated with the Initial Public Offering and Non-Redemption Agreements

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering (“SAB Topic 5A”). Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $34,696,193 as a result of the Initial Public Offering (consisting of a $5,275,532 underwriting discount, $9,232,181 of deferred underwriting fees, $19,381,703 of Anchor Investor offering costs, $1,334,330 of other offering costs, partially offset by $527,553 in reimbursements of offering

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

expenses by the underwriters). The Company recorded $32,606,933 of offering costs as a reduction of temporary equity in connection with the Public Shares. The Company immediately expensed $2,089,260 of offering costs in connection with the Public Warrants (as defined in Note 3) and the Private Placement Warrants that were classified as liabilities.

The offering costs directly attributable to the future issuance of the shares under the Non-Redemption Agreements will only be issued in connection with the equity offering and issuance of shares upon the consummation of a Business Combination. Management believes these shares represent a specific incremental cost directly attributable to a proposed or actual offering of securities in accordance with SAB Topic 5A. As the offering has until May 2, 2024 to be completed, SAB Topic 5A provides these offering costs may properly be deferred and charged against the gross proceeds of the offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the net (loss) income per share calculation allocates income and losses shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net (loss) income per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the warrants sold in the Initial Public Offering, the partial exercise of the over-allotment option, and private placements to purchase an aggregate of 21,614,362 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the periods presented.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022		Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share
Numerator:
Net (loss) income	$(566,717)	$(63,191)	$794,453	$198,613	$1,884,083	$396,948	$7,968,653	$1,992,163
Denominator:
Basic and diluted weighted average shares outstanding	20,570,776	2,293,710	26,377,660	6,594,415	24,420,761	5,145,093	26,377,660	6,594,415
Basic and diluted net (loss) income per share	$(0.03)	$(0.03)	$0.03	$0.03	$0.08	$0.08	$0.30	$0.30

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative instruments are classified in the condensed balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Public Warrants and Private Placement Warrants are accounted for as a derivative instrument in accordance with ASC 815 and are presented as warrant liabilities on the condensed balance sheet. The Public Warrants and Private Placement Warrants were measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the condensed statements of operations.

The forward purchase agreement is accounted for as a derivative instrument in accordance with ASC 815 and is presented as a derivative forward purchase agreement liability on the condensed balance sheet. The Company shall issue and sell up to 2,000,000 forward purchase units at a purchase price of $10.00 per unit, for an aggregate purchase price of up to $20,000,000. The amounts actually sold shall be determined solely by the Company and is not obligated to issue or sell any forward purchase units. The forward purchase agreement was measured at fair value at the Initial Public Offering and on a recurring basis, with subsequent changes in fair value to be recorded in the condensed statements of operations. See Note 5 for additional information on the forward purchase agreement.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2021. On November 2, 2021, the Company completed its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7). On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Over-Allotment Units, generating gross proceeds of $13,776,600. Gross proceeds from the Initial Public Offering and closing of the partial exercise of the over-allotment option totaled $263,776,600.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,150,000 warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,150,000. Simultaneously with the closing of the partial exercise of the over-allotment option, the Company consummated the sale of 275,532 Over-Allotment Warrants at a purchase price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $275,532, for an aggregate total of $8,425,532 in gross proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants. Each Private Placement Warrant and Over-Allotment Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants were added to the net proceeds from the Initial Public Offering and the Over-Allotment Units held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants and Over-Allotment Warrants that are included in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants and Over-Allotment Warrants will expire worthless.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 18, 2021, the Sponsor was issued 8,625,000 Class B ordinary shares (the “Founder Shares”) for an aggregate of $25,000 paid to cover certain expenses on behalf of the Company. In June 2021, the Sponsor surrendered 1,437,500 Class B ordinary shares for no consideration, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Founder Shares included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor and its permitted transferees would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2021, with the partial exercise of the underwriters’ over-allotment option, 344,415, Class B ordinary shares were no longer subject to forfeiture, leaving 593,085 Class B ordinary shares subject to forfeiture. On December 12, 2021, the remaining over-allotment option expired and the 593,085 Class B ordinary shares were forfeited.

The Sponsor and the Additional Anchor Investors (as defined below) have each agreed with the Company that, subject to certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

A total of eleven Anchor Investors (the “Anchor Investors,” representing both the Original Anchor Investors and the Additional Anchor Investors, as such terms are defined below) purchased Units in the Initial Public Offering at the offering price of $10.00 per Unit. Pursuant to such Units, the Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders.

Three Anchor Investors (the “Original Anchor Investors”) entered into separate subscription agreements in March and July 2021 with the Sponsor for direct interests in the Founder Shares held by the Sponsor. The Original Anchor Investors purchased interests representing 1,379,850 Founder Shares at a purchase price of $0.004 per share or $5,519 in the aggregate.

The other eight Anchor Investors (the “Additional Anchor Investors”) entered into separate subscription agreements in September 2021 with the Sponsor for the purchase of Founder Shares from the Sponsor. The Additional Anchor Investors purchased 1,171,717 Founder Shares at a purchase price of $0.004 per share or $4,687 in the aggregate.

The Anchor Investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other Public Shareholders. Further, the Anchor Investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The Anchor Investors have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares underlying the Units they purchased in the Initial Public Offering as the rights afforded to the Company’s other Public Shareholders.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Company estimated the fair value of the Founder Shares attributable to the Anchor Investors to be $19,391,909 or $7.60 per share. The excess of the fair value of the Founder Shares sold over the aggregate purchase price of $10,206 (or $0.004 per share) was determined to be an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. On August 1, 2023, pursuant to the Class B Conversion, the holders of the Founder Shares converted 6,594,414 Founder Shares from shares of Class B common stock into 6,594,414 shares of Class A common stock, which shares include these same transfer restrictions.

Forward Purchase Agreement

In September 2021, the Company amended and restated the forward purchase agreement pursuant to which EWI Capital SPAC I LLC, an affiliate of the Company’s Chief Executive Officer and a member of the Sponsor (“EWI” or the “forward purchase investor”) has subscribed to purchase from the Company up to 2,000,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share, par value of $0.0001 per share, (the “forward purchase shares”) and one-half of one redeemable warrant (the “forward purchase warrants”), for $10.00 per unit, or up to $20,000,000, in a private placement to close substantially concurrently with the closing of a Business Combination. The terms of the forward purchase units will be identical to the terms of the Units being offered in the Initial Public Offering, except that the forward purchase securities will have certain registration rights as described below and the forward purchase warrants will be the same as the Private Placement Warrants.

The Company will determine in its sole discretion the specific number of forward purchase units (up to 2,000,000) that it will sell to the forward purchase investor, if any, and the obligation of the forward purchase investor to purchase the forward purchase units is subject to the approval of the forward purchase investor’s manager following notice to the forward purchase investor that the Company intends to enter into an agreement for a Business Combination.

The forward purchase agreement also provides that the forward purchase investor is entitled to registration rights with respect to the forward purchase securities. The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in an initial Business Combination, expenses in connection with an initial Business Combination or for working capital in the post-Business Combination company. These purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for an initial Business Combination. The forward purchase units will be issued only in connection with the closing of an initial Business Combination.

The Company accounts for the forward purchase agreement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the forward purchase agreement does not meet the criteria for equity treatment thereunder, the agreement must be recorded as a liability. Accordingly, the Company classifies the forward purchase agreement as an asset or liability at its fair value. This asset or liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statements of operations.

On October 2, 2023, the Company and EWI mutually agreed to terminate the forward purchase agreement.

Administrative Services Agreement

On October 28, 2021, in connection with the Initial Public Offering, the Company entered into an agreement with EWI to pay a total of $30,000 per month to EWI for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2023 and 2022, the Company incurred $90,000 and $90,000 of expenses under this agreement, respectively. For the nine months ended September 30, 2023 and 2022, the Company incurred $270,000 and $270,000 of expenses under this agreement, respectively, and these amounts are included in operating costs within the accompanying condensed statement of operations. For the three months ended September 30, 2023 and 2022, the Company paid $0 and $60,000 of expenses under this agreement, respectively, and these amounts are

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

included in operating costs within the accompanying condensed statement of operations. For the nine months ended September 30, 2023 and 2022, the Company paid $30,000 and $150,000 of expenses under this agreement, respectively. As of September 30, 2023 and December 31, 2022, $305,000 and $65,000 remain unpaid and are recorded in Accrued expenses — related party, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of September 30, 2023 or December 31, 2022.

The Company issued an unsecured promissory note in the principal amount of up to $500,000 to the Sponsor (the “Promissory Note”). The Promissory Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial Business Combination is consummated and (ii) the date that the winding up of the Company is effective. On August 21, 2023, September 27, 2023, and November 6, 2023, the Company drew $50,000, $250,000, and $200,000 from the Promissory Note, respectively. As of September 30, 2023 the outstanding balance of these loans was $300,000 which has not yet been repaid as of September 30, 2023.

Non-Redemption Agreements

On July 25, 2023, the Company entered into the Non-Redemption Agreements with one or more unaffiliated third parties in exchange for them each agreeing not to redeem an aggregate of 760,000 Public Shares in connection with certain proposals considered and voted upon at the Extraordinary General Meeting, in exchange for the Company agreeing to issue or cause to be issued to each such investor 138,000 Post-Combination Shares at the time of the Company’s initial Business Combination. The Company has since entered into additional Non-Redemption Agreements with unaffiliated third parties on the same or similar terms reflecting the above ratio of non-redeemed Class A ordinary shares to Post-Combination Shares. Pursuant to all such Non-Redemption Agreements, the Company has agreed to issue or cause to be issued to such investors an aggregate of 1,645,596 Post-Combination Shares.

The Company determined that the fair value of shares that will be issued to such investors upon the consummation of the offering was $10.39 per share on the grant date of August 1, 2023. As such, the fair value of the shares was recorded as a deferred offering cost as of August 1, 2023, and will be remeasured at each reporting date. At the time of the closing of the offering and issuance of shares in connection with the initial Business Combination, the deferred offering costs will be offset against the proceeds of the issued shares to such investors.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Over-Allotment Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, the Over-Allotment Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the forward purchase agreement with EWI, the Company has agreed that the forward purchase securities will be entitled to registration rights pursuant to the registration rights agreement.

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were granted a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments. On November 12, 2021, the underwriters partially exercised the over-allotment option and on November 17, 2021 purchased an additional 1,377,660 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $13,776,600 to the Company.

In connection with the closing of the Initial Public Offering and subsequent partial exercise of the over-allotment option, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,275,532 in the aggregate. In addition, $0.35 per Unit, or $9,232,181 was payable to the underwriters for deferred underwriting commission from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement. On April 17, 2023 and April 27, 2023, J.P. Morgan Securities LLC and BofA Securities, Inc., respectively, constituting all of the underwriters, waived their rights to 100% of the deferred underwriting commission. Upon the waiver, the Company reduced the liability by recording a portion of the waiver to accumulated deficit, and a portion as a gain on the waiver, in a manner consistent with the original allocation of the deferred underwriting fee payable. The waiver of the deferred underwriting fee payable does not impact the carrying value of the Public Shares as the Public Shares are recorded at their redemption value.

NOTE 7. WARRANTS

As of September 30, 2023 and December 31, 2022, there were 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which they first become exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the satisfying the obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants the price Class A ordinary share equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period or the Company has elected to permit exercise on a “cashless” basis. If and when the warrants become redeemable by the Company, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price Class A ordinary share equals or exceeds $10.00. — Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants and the forward purchase warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise described below;

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants and the forward purchase warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding forward purchase units, for capital raising purposes in connection with the closing of the initial Business Combination (excluding any forward purchase units) at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, or the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination, or, such price, the Market Value, is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company accounts for the 13,188,830 Public Warrants and 8,425,532 Private Placement Warrants, issued pursuant with the Initial Public Offering and partial exercise of the over-allotment option, in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s condensed statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares of $0.0001, par value. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 17,473,772 and 26,377,660 Class A ordinary shares issued and outstanding, of which 10,879,358 and 26,377,660 Class A ordinary shares are subject to possible redemption. As of September 30, 2023, the remaining 6,594,414 shares are classified as permanent equity and are comprised of 6,594,414 shares that were converted from Class B common stock into Class A common stock.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 1 and 6,594,415 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single Class on all matters submitted to a vote of the shareholders except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

On August 1, 2023, pursuant to the Class B Conversion, the holders of the Founder Shares converted 6,594,414 Founder Shares from shares of Class B common stock into 6,594,414 shares of Class A common stock.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2023 (Unaudited)
Assets
Investments held in Trust Account:
Money market funds	$114,458,949	$114,458,949	$—	$—

Deferred offering costs	$17,229,390	$17,229,390	$—	$—
Liabilities
Derivative liability – forward purchase agreement	$1,691,000	$—	$—	$1,691,000

Accrued offering costs	$17,229,390	$17,229,390	$—	$—

Warrant liability – Public Warrants	$1,582,660	$1,582,660	$—	$—
Warrant liability – Private Placement Warrants	1,011,065	—	1,011,065	—
Warrant Liabilities	$2,593,725	$1,582,660	$1,011,065	$—
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:
Money market funds	$267,475,787	$267,475,787	$—	$—
Liabilities
Derivative liability – forward purchase	$318,735	$—	$—	$318,735

Warrant liability – Public Warrants	$527,553	$527,553	$—	$—
Warrant liability – Private Placement	337,022	—	337,022	—
Warrant Liabilities	$864,575	$527,553	$337,022	$—

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of September 30, 2023 and December 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker PEGRW. The quoted price of the Public Warrants was $0.12 and $0.04 per warrant as of September 30, 2023 and December 31, 2022, respectively.

The Company utilized a Black-Scholes model for the initial valuation of the Private Placement Warrants. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield, which were considered Level 3 inputs. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement as of December 31, 2022 due to the use of an observable market quote for a similar asset in an active market. The Company estimates the volatility of its ordinary shares based on a back-solve lattice model which adjusts the trading price of the Public Warrants for the estimated probability of completing the initial Business Combination. However, since the back-solve lattice model did not produce a meaningful volatility for the Private Placement Warrants as of September 30, 2023 and December 31, 2022, the fair value of the Private Placement Warrants were set equal to the fair value of the Public Warrants. The fair value of the Private Placement Warrants was $0.12 and $0.04 per warrant as of September 30, 2023 and December 31, 2022, respectively.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. At September 30, 2023, there were no transfers between either Level 1, 2 or 3 inputs.

The model used to estimate the fair value of the derivative liability for the forward purchase agreement is based on the assumption that the forward purchase securities are equivalent to the Company’s Units and determined, on a per unit basis, as the price of the Company’s Units less the present value of the contractually stipulated forward price of $10.00.

The following table provides the significant inputs to the model for the fair value of the forward purchase agreement:

	At September 30, 2023	At December 31, 2022
	(Unaudited)
Fair value of unit	$10.58	$10.01
Unit forward price	$10.00	$10.00
Time to Business Combination (in years)	0.50	0.34
Risk-free rate	5.53%	4.54%
Discount factor	97.30%	98.50%
Fair value – derivative liability	$0.846	$0.159

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of January 1, 2022	$5,156,098
Unrealized gain	(4,500,341)
Transfer of Private Placement Warrants to Level 2 measurement	(337,022)
Fair value as of December 31, 2022	$318,735

Fair value as of December 31, 2022	$318,735
Unrealized loss	163,488
Fair value as of March 31, 2023	482,223
Unrealized loss	1,104,614
Fair value as of June 30, 2023	1,586,837
Unrealized loss	104,163
Fair value as of September 30, 2023	$1,691,000

The Company recognized an unrealized loss on the fair value of warrant liabilities of $1,080,719 and $1,729,150 in the condensed statement of operations for the three and nine months ended September 30, 2023, respectively. The Company recognized an unrealized gain on the fair value of warrant liabilities of $432,286 and $9,510,318 in the condensed statement of operations for the three and nine months ended September 30, 2022, respectively. The Company recognized an unrealized loss on the fair value of derivative liability — forward purchase agreement of $104,163 and $1,372,265 in the condensed statement of operations for the three and nine months ended September 30, 2023, respectively. The Company recognized an unrealized loss on the fair value of derivative liability — forward purchase agreement of $137,259 and an unrealized gain of $237,459 in the condensed statement of operations for the three and nine months ended September 30, 2022, respectively.

PROJECT ENERGY REIMAGINED ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements other than what is already disclosed in the notes and below.

On October 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it is not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to have at least 400 total holders for continued listing on the Nasdaq Global Market. The notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Global Market. The notice states that the Company has 45 calendar days, or until November 24, 2023, to submit a plan to regain compliance with such rule. The Company intends to submit to Nasdaq a plan to regain compliance within the required timeframe. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the notice, or until April 6, 2024, to evidence compliance with such rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision to a Nasdaq Hearings Panel.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Heramba GmbH

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Heramba GmbH (the “Company”), as of December 31, 2022, the related statement of changes in member’s equity for the period from September 1, 2022 (inception) to December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for the upcoming twelve-month period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for opinion on the Financial Statements

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

Melville, New York
November 27, 2023

HERAMBA GMBH
STATEMENT OF FINANCIAL POSITION
(expressed in Euros)

	Note	December 31, 2022
Current assets:
Cash	4	€25,000
Total Current Assets		25,000
TOTAL ASSETS		€25,000

MEMBER’S EQUITY
Subscribed Capital	4	25,000
TOTAL LIABILITIES AND MEMBER’S EQUITY		€25,000

The accompanying notes are an integral part of these financial statements.

HERAMBA GMBH
STATEMENT OF CHANGES IN MEMBER’S EQUITY
FOR THE PERIOD FROM SEPTEMBER 1, 2022 (INCEPTION) TO DECEMBER 31, 2022
(expressed in Euros)

	Note	Subscribed Capital Amount	Accumulated Losses	Total Member’s Equity
Balance September 1, 2022 (inception)		€—	€—	€—
Member’s Contribution of Capital	4	25,000	—	25,000
Balance, December 31, 2022		€25,000	€—	€25,000

The accompanying notes are an integral part of these financial statements.

HERAMBA GMBH
NOTES TO THE FINANCIAL STATEMENTS
FROM SEPTEMBER 1, 2022 (INCEPTION) TO DECEMBER 31, 2022
(expressed in Euros)

1.      ORGANIZATION AND NATURE OF OPERATIONS

Heramba GmbH (formerly known as Blitz D22-275) (the “Company” or “Heramba”) was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529.

The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation. As of December 31, 2022, the Company has not commenced operations.

In 2023, Heramba GmbH formed two subsidiaries, Heramba Holdings, Inc. and Heramba Investments LLC. Both subsidiaries are 100% owned and located in the US.

2.      LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been cash flows from contributions from members. As of December 31, 2022, the Company had an aggregate cash balance of €25,000. The Company’s future capital requirements will depend on many factors, including the successful acquisition of an operating entity. In order to finance potential acquisition opportunities, the Company will need to raise additional capital. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity and debt. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Statement of Financial Position and Statement of Changes in Member’s Equity have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), on the historical cost basis, and in the presentation currency EURO. All amounts are in actual EURO unless otherwise stated. Separate statements of operations, comprehensive income, and cash flows have not been presented in the Financial Statements because there have been no operating activities in the Company during the period September 1, 2022 (Inception) to December 31, 2022.

Use of Estimates

The preparation of the accompanying financial statements in conformity with IFRS requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates for the period from September 1, 2022 (Inception) to December 31, 2022.

Cash

Cash is comprised of cash held in banks which are subject to an insignificant risk of change in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022.

HERAMBA GMBH
NOTES TO THE FINANCIAL STATEMENTS
FROM SEPTEMBER 1, 2022 (INCEPTION) TO DECEMBER 31, 2022
(expressed in Euros)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other financial assets and other financial liabilities

Financial instruments are any form of contract that gives rise to a financial asset in one company and a financial liability or equity instrument in another company. A financial asset or financial liability is included in the statement of financial position when the entity becomes a party to the contractual terms of the instrument. Other financial liabilities and other financial assets, including liabilities to and receivables from related parties, are valued at amortized cost. A financial asset is removed from the statement of financial position when the contractual right to cash flow from the asset has ceased or been settled. The same applies where the risks and benefits associated with the holding are essentially transferred to another party and the entity no longer has control over the financial asset. A financial liability is derecognized when the agreed obligation has been fulfilled or ceased.

Transaction costs in an offering of equity securities

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the statement of financial position as a financial asset at amortized cost instead of expensed as incurred. When cash is received from investors as part of the offering, such deferred incremental costs are derecognized and deducted from member’s equity.

New and revised standards issued, but not yet effective

IASB has issued new or amended accounting standards and interpretations that have not yet become effective and have consequently not been implemented in the financial statements. The Company expects to adopt the accounting standards and interpretations when they become effective. Management does not expect that the adoption of these standards will have a material impact on future financial statements of Heramba going forward.

New or revised standards and interpretations	Contents of, or change to, standard or interpretation	Effective date
Amendments to IAS 1	Classification of Liabilities as Current or Non-Current	01/01/2024
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback	01/01/2024
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements	01/01/2024

4.      MEMBERS’ EQUITY

The Company was formed on September 1, 2022 and issued 25,000 ordinary shares at a nominal value of €1.00 per share. The Company is authorized to issue 25,000 ordinary shares.

5.      SUBSEQUENT EVENTS

Subsequent events have been evaluated through November 27, 2023, which represents the date the financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

On May 31, 2023, the Company issued an unsecured promissory note to an unrelated third-party in the amount of $5,000,000 (€4,677,560) (the “Promissory Note”). Pursuant to the terms of the agreement, the Promissory Note bears interest at 10.00% per annum and is due on December 31, 2023.

On July 25, 2023, the Company and Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Heramba Holdings”), entered into that certain Share Purchase Agreement, Deed Index No. W 2651/2023 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, as amended, modified or supplemented from time to time (the “SPA”) with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and

HERAMBA GMBH
NOTES TO THE FINANCIAL STATEMENTS
FROM SEPTEMBER 1, 2022 (INCEPTION) TO DECEMBER 31, 2022
(expressed in Euros)

5.      SUBSEQUENT EVENTS (cont.)

Knorr-Brake Holding Corporation, pursuant to which, among other things, the Company and Heramba Holdings, Inc. agreed to acquire Equity Interests of, respectively, Kiepe Electric GmbH, (“Kiepe GmbH”) and Kiepe Electric LLC (“Kiepe US” and, together with Kiepe GmbH, the “Targets”) pursuant to the terms and subject to the conditions set forth in the SPA (such transaction, the “Kiepe Acquisition”).

On October 2, 2023, Heramba entered into a Business Combination Agreement (“BCA”) with Project Energy Reimagined Acquisition Corp. (“PERAC”), a special purpose acquisition company (“SPAC”), incorporated as a Cayman Islands exempted company. Under the terms of the agreement, the transaction will be structured through Heramba Electric PLC, an Irish public limited company duly incorporated under the laws of Ireland.

Upon consummation of the BCA transaction, Heramba Electric PLC will become a publicly traded corporation. The transaction is subject to the approval of shareholders and the consummation of the SPA between Heramba and Kiepe Electric.

HERAMBA GMBH
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(expressed in Euros)

	Note	June 30, 2023	December 31, 2022
Current assets:		(Unaudited)	(Audited)
Cash		€4,691,097	€25,000
Total Current Assets		4,691,097	25,000
TOTAL ASSETS		€4,691,097	€25,000

LIABILITIES
Current Liabilities:
Accrued expenses		731,223
Promissory note	4	4,668,084	—
Total Current Liabilities		€5,399,307	€—
TOTAL LIABILITIES

MEMBER’S EQUITY (DEFICIT)
Subscribed Capital	5	25,000	25,000
Accumulated losses		(733,210)	—
TOTAL MEMBER’S EQUITY (DEFICIT)		(708,210)	25,000
TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)		€4,691,097	€25,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HERAMBA GMBH
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(expressed in Euros)

For the six months ended June 30, 2023
Operating Expenses:
General and administrative	€669,266
Loss from operations	(669,266)

Interest Expense	(63,944)
Net loss	€(733,210)

Weighted average shares outstanding, basic and diluted	25,000

Loss per share, basic and diluted	€(29.33)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HERAMBA GMBH
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2023
(expressed in Euros)

	Note	Subscribed Capital Amount	Accumulated Losses	Total Member’s Equity (Deficit)
Balance September 1, 2022 (inception)		€—	€—	€—
Member’s Contribution of Capital	5	25,000	—	25,000
Balance, December 31, 2022		25,000	—	25,000
Net loss		—	(733,210)	(733,210)
Balance, June 30, 2023		€25,000	€(733,210)	€(708,210)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HERAMBA GMBH
Unaudited interim condensed CONSOLIDATED STATEMENT OF CASH FLOWS
(expressed in Euros)

For the six months ended June 30, 2023
Cash Flows from Operating Activities:
Net loss	€(733,210)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Change in accrued expenses	731,223
Net cash used in operating activities	(1,987)

Cash Flows from Financing Activities:
Proceeds from the issuance of promissory note	4,668,084
Net cash provided by financing activities	4,668,084

Net increase in cash	4,666,097
Cash, beginning of period	25,000
Cash, end of period	€4,691,097

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HERAMBA GMBH
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(expressed in Euros)

1.      ORGANIZATION AND NATURE OF OPERATIONS

Heramba GmbH (formerly known as Blitz D22-275) (the “Company” or “Heramba”) was established as a limited liability shell company on September 1, 2022 registered with the commercial register of the Local Court of Düsseldorf under HRB 98529.

The Company was formed for the purpose to focus on investing in companies with technologies and capabilities that can accelerate the decarbonization of commercial transportation. The Company has not commenced operations.

Heramba GmbH has two consolidated subsidiaries, Heramba Holdings, Inc. and Heramba Investments LLC. Both subsidiaries are 100% owned and located in the US. Heramba Holdings, Inc. was formed in April 2023 and Heramba Investments LLC was formed in August 2023.

2.      LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been cash flows from contributions from members and the issuance of a promissory note. As of June 30, 2023, the Company had an aggregate cash balance of €4,691,097. The Company’s future capital requirements will depend on many factors, including the successful acquisition of an operating entity. In order to finance potential acquisition opportunities, the Company will need to raise additional capital. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity and debt. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These interim condensed consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023 have been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’, as issued by the International Accounting Standard Board (“IASB”). The interim condensed consolidated financial statements should be read in conjunction with the annual financial statements for the period from September 1, 2022 (Inception) to December 31, 2022, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB, taking into account the recommendations of the International Financial Reporting Standards Interpretations Committee (“IFRIC”). These interim condensed consolidated financial statements have been prepared on the historical cost basis.

The interim condensed consolidated financial statements comprise the financial statements of the Company and its subsidiary. All intercompany transactions and balances have been eliminated.

The functional currency of the Company and its subsidiary is the currency of the primary economic environment in which each entity operates. The presentation currency of the Company is Euros.

Significant Accounting Policies

The accounting policies as well as principles, practices, use of estimates, critical judgments and presentation used for the interim condensed consolidated financial statements are consistent with those used in the annual financial statements of the Company for the period from September 1, 2022 (Inception) to December 31, 2022.

HERAMBA GMBH
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(expressed in Euros)

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the accompanying financial statements in conformity with IFRS requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates for the six months ended June 30, 2023.

Earnings (loss) Per Share

Basic and diluted earnings per share is calculated by dividing net profit (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.

New and revised standards issued, but not yet effective

The expected impact of the most relevant new and amended standards and interpretations effective in future periods have been disclosed in the Financial Statements as of December 31, 2022 and for the period from September 1, 2022 to December 31, 2022, that were authorized on November 27, 2023.

The IASB has issued further new or amended accounting standards and interpretations in the first half of the year 2023 that have not yet become effective and have consequently not been implemented in the Interim Condensed Consolidated Financial Statements.

New or revised standards and interpretations	Contents of, or change to, standard or interpretation	Effective date
Amendments to IAS 1	Classification of Liabilities as Current or Non-Current	01/01/2024
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback	01/01/2024
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements	01/01/2024

The Company has not voluntarily early adopted any new or amended standards and interpretations.

4.      PROMISSORY NOTE

On May 31, 2023, the Company issued an unsecured promissory note with an unrelated third-party in the amount of $5,000,000 (€4,677,560) (the “Promissory Note”). Pursuant to the terms of the agreement, the Promissory Note bears interest at 10.00% per annum and is due in December 31, 2023. Interest expense for the six months ended June 30, 2023 was €63,944.

5.      MEMBERS’ EQUITY

The Company was formed on September 1, 2022 and issued 25,000 ordinary shares at a nominal value of €1.00 per share. The Company is authorized to issue 25,000 ordinary shares.

6.      SUBSEQUENT EVENTS

Subsequent events have been evaluated through November 27, 2023, which represents the date the interim condensed consolidated financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

On July 25, 2023, the Company and Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Heramba Holdings”), entered into that certain Share Purchase Agreement, Deed Index No. W 2651/2023 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, as amended, modified

HERAMBA GMBH
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(expressed in Euros)

6.      SUBSEQUENT EVENTS (cont.)

or supplemented from time to time (the “SPA”) with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and Knorr-Brake Holding Corporation, pursuant to which, among other things, the Company and Heramba Holdings agreed to acquire Equity Interests of, respectively, Kiepe Electric GmbH, (“Kiepe GmbH”) and Kiepe Electric LLC (“Kiepe US” and, together with Kiepe GmbH, the “Targets”) pursuant to the terms and subject to the conditions set forth in the SPA (such transaction, the “Kiepe Acquisition”).

On October 2, 2023, Heramba entered into a Business Combination Agreement (“BCA”) with Project Energy Reimagined Acquisition Corp. (“PERAC”), a special purpose acquisition company (“SPAC”), incorporated as a Cayman Islands exempted company. Under the terms of the agreement, the transaction will be structured through Heramba Electric PLC, an Irish public limited company duly incorporated under the laws of Ireland.

Upon consummation of the BCA transaction, Heramba Electric PLC will become a publicly traded corporation. The transaction is subject to the approval of shareholders and the consummation of the SPA between Heramba and Kiepe Electric.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Kiepe Electric Group
Opinion on the Combined Financial Statements

We have audited the accompanying combined statements of financial position of Kiepe Electric Group (the “Company”), as of December 31, 2022, 2021 and January 1, 2021, the related combined statements of loss, comprehensive loss, changes in net investment, and cash flows for each of the two years in the period ended December 31, 2022 and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2021 and January 1, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion on the Combined Financial Statements

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

We draw attention to Note A.2, “Basis of Combination” to the combined financial statements with respect to the principles and conventions applied to the preparation and presentation of the combined financial statements. Our opinion is not modified with respect to this matter.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

Melville, New York
August 16, 2023

Combined Statements of Loss
of Kiepe Electric Group, for the years ended December 31, 2022 and 2021

01.    COMBINED STATEMENTS OF LOSS

in € thousand	Notes	2022	2021
Revenue	C.1	119,788	109,265
Change in inventory of finished and unfinished goods	C.2	(4,377)	1,360
Own work capitalized	C.2	3,468	3,734
Other operating income	C.3	3,534	5,844
Cost of materials	C.4	(53,650)	(56,579)
Personnel expenses	C.5	(57,429)	(61,296)
Other operating expenses	C.6	(24,381)	(23,629)
Depreciation, amortization and impairment	C.7	(4,968)	(6,669)
Operating loss		(18,015)	(27,970)
Interest income	C.8	150	33
Interest expenses	C.8	(1,061)	(1,655)
Other financial result	C.8	(37)	15
Loss before taxes		(18,963)	(29,577)
Income tax (expense) benefit	C.9	(1,095)	918
Loss for the period		(20,058)	(28,659)
Loss attributable to Parent		(20,058)	(28,659)

Combined Statements of Comprehensive Loss
of Kiepe Electric Group, for the years ended December 31, 2022 and 2021

02.    COMBINED STATEMENTS OF COMPREHENSIVE LOSS

in € thousand	Notes	2022	2021
Loss for the period		(20,058)	(28,659)
Actuarial gains and losses	D.10	2,951	1,141
Income taxes relating to these items	D.14	(753)	(86)
Items that will not be reclassified to profit or loss		2,198	1,055
Currency translation difference		(842)	755
Items that may be reclassified to profit or loss		(842)	755
Other comprehensive income after taxes		1,356	1,810
Total comprehensive loss for the period		(18,702)	(26,849)
Total comprehensive loss attributable to Parent		(18,702)	(26,849)

Combined Statements of Financial Position
of Kiepe Electric Group, as of December 31, 2022 and 2021 and January 1, 2021

03.    ASSETS

in € thousand	Notes	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Assets
Intangible assets, net	D.1	11,485	10,094	9,373
Goodwill	D.2	4,321	4,321	4,321
Property, plant and equipment, net	D.3	24,289	25,515	27,806
Financial assets	D.4	48	48	50
Deferred tax assets	C.9	43	344	458
Non-current assets		40,186	40,322	42,008

Inventories, net	D.6	45,020	46,825	50,990
Trade receivables, net	D.5	41,454	24,831	14,664
Other financial assets	D.5	1,960	2,433	2,064
Other assets	D.5	4,188	5,540	3,359
Contract assets	C.1	21,244	18,439	33,089
Receivables from related parties	F.3	53,988	51,254	67,796
Income tax receivables	D.15	—	—	94
Cash and cash equivalents	D.7	8,462	7,859	2,936
Assets held for sale	D.8	—	—	2,847
Current assets		176,316	157,181	177,839
Total assets		216,502	197,503	219,847

Combined Statements of Financial Position — (Continued)
of Kiepe Electric Group, as of December 31, 2022 and 2021 and January 1, 2021

04.    NET INVESTMENT AND LIABILITIES

in € thousand	Notes	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Net investment
Net investment attributable to Parent		54,550	52,542	62,478
Other comprehensive income (loss)		2,063	707	(1,103)
Total net investment attributable to Parent	D.9	56,613	53,249	61,375

Liabilities
Provisions for pensions	D.10	3,591	6,789	7,981
Provisions for other employee benefits	D.10	931	1,393	2,485
Other provisions	D.11	12,618	10,780	15,286
Financial liabilities	D.13	1,889	2,369	3,071
Other liabilities	D.12	264	258	110
Deferred tax liabilities	C.9	26	2,717	2,374
Non-current liabilities		19,319	24,306	31,307

Provisions for other employee benefits	D.10	542	354	—
Other provisions	D.11	28,573	25,736	14,534
Trade payables	D.12	18,365	15,772	17,518
Financial liabilities	D.13	1,017	989	1,056
Other liabilities	D.12	11,109	7,054	7,696
Contract liabilities	C.1	75,425	64,641	84,817
Liabilities to related parties	F.3	5,348	5,340	1,531
Income tax liabilities	D.15	191	62	13
Current liabilities		140,570	119,948	127,165
Liabilities		159,889	144,254	158,472
Total net investment and liabilities		216,502	197,503	219,847

Combined Statements of Changes in Net Investment
of Kiepe Electric Group, as of December 31, 2022 and 2021 and January 1, 2021

05.    COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

in € thousand	Notes	Net investment attributable to Parent	Currency translation differences	Total net investment attributable to Parent
Balance at January 1, 2021		61,375	—	61,375
Net loss for the period		(28,659)	—	(28,659)
Other comprehensive income for the period		1,055	755	1,810
Total comprehensive (loss) income for the period		(27,604)	755	(26,849)
Other transactions with Parent	D.9	18,723	—	18,723
Balance at December 31, 2021		52,494	755	53,249

Balance at January 1, 2022		52,494	755	53,249
Net loss for the period		(20,058)	—	(20,058)
Other comprehensive income for the period		2,198	(842)	1,356
Total comprehensive loss for the period		(17,860)	(842)	(18,702)
Other transactions with Parent	D.9	22,066	—	22,066
Balance at December 31, 2022		56,700	(87)	56,613

Combined Statements of Cash Flows
of Kiepe Electric Group, for the years ended December 31, 2022 and 2021

06.    COMBINED STATEMENTS OF CASH FLOWS

in € thousand	Notes	2022	2021
Loss for the period		(20,058)	(28,659)
Adjustments for
Income tax (expense) benefit		1,095	(918)
Interest result		911	1,622
Amortization, depreciation and impairment		4,968	6,669
(Gain)/loss on the disposal of fixed assets		73	209
Other non-cash expenses and income		15	(3,195)
Income tax payments		(1,386)	(1,168)
Changes of
Decrease/(increase) in inventories		2,111	4,594
Decrease/(increase) in trade receivables		(22,232)	21,511
Decrease/(increase) in other assets		1,999	(2,959)
(Decrease)/increase in trade payables and contract liabilities		13,392	(21,888)
(Decrease)/increase in other liabilities		4,377	2,237
(Decrease)/increase in provisions		3,743	5,329
Cash flow from operating activities	E.1	(10,992)	(16,616)

Purchase of intangible assets and capitalized development costs		(3,468)	(4,157)
Proceeds from the sale of property, plant and equipment		6	5,484
Purchase of property, plant and equipment		(1,498)	(800)
Purchase of investments and other long-term assets		(65)	(75)
Interest received		128	31
Cash flow from investing activities	E.2	(4,897)	483

Proceeds from borrowings		—	1,329
Repayments of borrowings		—	(62)
Repayments of lease liabilities		(903)	(861)
Proceeds from grants and subsidies		—	366
Interest paid		(926)	(1,605)
Other financing transactions with Parent		19,349	21,341
Cash flow from financing activities	E.3	17,520	20,508

Cash flow changes		1,631	4,375
Effect of movements in exchange rates		(1,028)	548

Cash funds at the beginning of the period		7,859	2,936
Cash funds at the end of the period	E.4	8,462	7,859

Kiepe Electric Group
Notes to the Combined Financial Statements

A.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

A.1   Background and description of business

Kiepe Electric is a carve-out business of Knorr-Bremse AG, Munich, Germany (“KB”, together with its direct and indirect subsidiaries the “KB Group”, collectively “Parent”). On July 25, 2023, KB Group elected to carve-out its direct and indirect subsidiaries conducting the Kiepe Electric business, lead by Kiepe Electric GmbH, Kiepe Platz 1, 40599 Düsseldorf, Germany (registered with the commercial register of the Local Court of Düsseldorf under HRB 34306). Kiepe Electric GmbH has been jointly conducting Kiepe Electric activities together with other combined legal entities comprising of its direct subsidiaries as well as of Kiepe Electric LLC, Alpharetta, USA (“Kiepe Electric”, the “Kiepe Electric Group” or the “Company”). The Kiepe Electric Group companies operate globally with its headquarters in Germany and operations located in Austria, Switzerland, Italy and North America.

Kiepe Electric is a global specialist in e-engineering offerings of environmentally friendly electrical equipment for tramcars, light rail vehicles, metro vehicles and regional vehicles as well as battery buses, trolleybuses and In-Motion-Charging buses. Kiepe Electric operates in the business areas of Rail Vehicle Systems (“RVS”), Electrical Vehicle Systems (“EVS”) and Aftermarket & Sales, Modernization with its core competence in the design and integration of electrical systems in the stated vehicles.

Kiepe Electric Group Management has prepared these combined financial statements in accordance with International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee as issued by the International Accounting Standards Board (“IASB”).

The combined financial statements comprise the combined statements of financial position and combined statements of changes in net investment as of December 31, 2022 and 2021, and January 1, 2021, combined statements of loss and comprehensive loss, combined statements of cash flows and notes to the combined financial statements (“Combined Financial Statements”, “CFS”) for the fiscal years ended December 31, 2022 and 2021.

The Combined Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary course of business. The CFS do not reflect any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern. The going concern assumption is based on the existence of a profit and loss transfer agreement (“PLTA”) that was entered into between Kiepe Electric GmbH and Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, Munich, Germany, (“KB SfS”). Based on this agreement, KB through its wholly-owned subsidiary KB SfS is required to compensate the Company for any losses incurred at Kiepe Electric GmbH as long as the PLTA is in force. Upon closing of the intended sale of the Company, the receivables resulting from the PLTA and due from KB SfS will be settled in cash.

The Combined Financial Statements are presented in euro (€). All amounts are stated in thousands of euros (€ thousand) unless otherwise stated. Rounding differences may result in differences in amounts and percentages.

The Combined Financial Statements were authorized for issuance by management of Kiepe Electric GmbH on August 16, 2023.

A.2   Basis of combination

During the reporting periods presented, Kiepe Electric has not been a group of entities under the control of a parent company as defined by IFRS 10 “Consolidated Financial Statements” and therefore has not prepared consolidated or combined financial statements for internal or external reporting purposes in the past. However, the Company has been under common control of an ultimate parent company during the reporting periods presented.

Kiepe Electric Group
Notes to the Combined Financial Statements

A.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

The Combined Financial Statements include the following legal entities as of and for the years ended December 31, 2022 and 2021 and as of January 1, 2021.

07.    COMPOSITION OF THE COMPANY

		Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Name	Country	share of voting rights	share of voting rights	share of voting rights
Kiepe Electric GmbH	Germany	n/a	n/a	n/a
Kiepe Electric Ges. m. b. H.	Austria	—%	—%	100%
Kiepe Electric S.r.L.	Italy	100%	100%	100%
Kiepe Electric Schweiz AG	Switzerland	100%	100%	100%
Kiepe Electric LLC	USA	100%	100%	100%
Kiepe Electric Corporation	Canada	100%	100%	100%
Heiterblick Projektgesellschaft mbH	Germany	49%	49%	49%
Kiepe Electric India Pvt. Ltd.	India	20%	20%	20%

Heiterblick Projektgesellschaft mbH and Kiepe Electric India Pvt. Ltd. are included as investments measured at cost within the CFS.

During the reporting periods presented, the Kiepe Electric business was solely comprised of and conducted by these legal entities. These legal entities were fully dedicated to the Kiepe Electric business and operated largely independently from the rest of the KB Group.

The preparation of combined financial statements requires Management to make judgments, use estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities. However, uncertainty relating to these judgments, assumptions and estimates could lead to results that require a significant adjustment to the book value of certain assets and liabilities in future years.

Kiepe Group’s Management states and confirms that all relevant information in the Combined Financial Statements is being evidenced and corresponds to the financial statements used by Management in the administration.

The Combined Financial Statements have been prepared on the historical cost basis, except certain financial assets and liabilities that are measured at their fair value.

The Kiepe Group’s businesses included in these CFS are not generated as a single legal entity. These Combined Financial Statements are, therefore, not necessarily indicative of performance, cash flows obtained, and possessing actual equity and financial situation, as if Kiepe Group had operated in a single legal entity during the years, or indicative of future results.

KB acquired Kiepe Electric in 2017. The purchase price of € 87,900 thousand resulted in the recognition of goodwill of € 4,321 thousand, fair value step-ups for acquired assets of € 27,145 thousand and deferred tax liabilities of € 7,417 thousand. For the purpose of the CFS, the effects of the business combination, including historical goodwill, have been included to consider all of the costs and resources controlled by Kiepe Electric. Refer to Note B.17 for more information.

All intercompany balances, income and expenses, and unrealized gains and losses resulting from transactions between the Kiepe Electric Group companies are eliminated, except for gains or losses from foreign exchange translation. Transactions between Kiepe Electric Group companies and the remaining KB Group companies are accounted for at arm’s length and classified as related party transactions in accordance with International Accounting Standard (“IAS”) 24 “Related Party Disclosures”. Respective outstanding balances, including trade accounts, cash pool clearing accounts and loans, are presented as separate financial statements line items “Receivables from related parties” or “Liabilities to related parties” in the combined statements of financial position, respectively. For more information see Note F.3.

Kiepe Electric Group
Notes to the Combined Financial Statements

A.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

The Company uses a centralized approach for cash management and to finance its operations through participation in the in-house banking system within the KB Group. Accordingly, excluding cash and cash equivalents held directly with third party banks, the Company’s cash deposits and funding are pooled directly with KB through cash pool clearing accounts and treated as receivables from and payables to related parties.

Furthermore, as no KB Group debt is directly attributable to the Company, no parent level debt or interest expense has been allocated to the Combined Financial Statements. Interest earned on deposits through the cash-pooling arrangements and interest payable on related party interest bearing borrowings were historically settled through the cash-pooling arrangement.

Receivables related to the PLTA between Kiepe Electric GmbH and KB SfS are presented as receivables from related parties.

Interest income on cash-pooling deposits and interest expense on related party borrowings are typically based on country-specific market interest rates that, when taken together, reflect interest rates that management believes are comparable to the rates charged by third-party banks. For more information see Note F.3.

For purpose of the Combined Financial Statements, income taxes were determined using the separate return approach based on the assumption that Kiepe Electric entities included in a consolidated income tax return constitute separate taxpayers. This assumption implies that current and deferred taxes assigned to Kiepe Electric are calculated separately and that the recoverability of deferred taxes is assessed on this basis. For Kiepe Electric entities which did not historically constitute separate income tax payers, current tax expense and deferred tax income were recognized in the Combined Financial Statements in the year in which they arose as non-cash contributions or withdrawals by KB Group.

The combined statements of changes in net investment present the changes in net investment attributable to KB in the respective reporting periods. In the periods under consideration, Kiepe Electric did not constitute a group with a parent company in accordance with IFRS 10. Therefore, “Net investment attributable to Parent” is shown in lieu of share capital, reserves and retained earnings. For such reasons, no earnings per share is pre-sented. Exchange differences on currency translation of foreign operations are reported separately in accordance with IAS 1 “Presentation of Financial Statements”.

KB Group provides some central services to Kiepe Electric, such as strategy, HR, tax, treasury and legal services. The respective costs have historically already been charged to Kiepe Electric and are included in profit or loss at their historical amounts. The costs charged to Kiepe Electric may not be indicative of costs incurred had the combined entities operated on a standalone basis.

A.3   Compliance with IFRS

These are the Company’s first combined financial statements prepared in accordance with IFRS, with an IFRS transition date of January 1, 2021. The principles and requirements for first-time adoption of IFRS are set out in IFRS 1 “First-Time Adoption of International Financial Reporting Standards” (IFRS 1).

Since IFRS does not provide specific guidelines for the preparation of Combined Financial Statements, IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” has been used for the preparation of the Combined Financial Statements. Management uses judgement in developing and applying accounting policies in order to prepare information that is relevant to users, reliable and free from bias, and complete in all material respects. In doing so, management also considered IAS 8.12, which requires the consideration of the most recent pronouncements of other standard setting bodies, other financial reporting requirements and recognized industry practices.

Management has applied IFRS 1 for the Company of companies that comprise the Kiepe Electric business, and in turn, constitute the reporting entity for which information relevant to users can be prepared.

Kiepe Electric Group
Notes to the Combined Financial Statements

A.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

As the Kiepe Electric Group was acquired by KB after KB’s transition date to IFRS, these Combined Financial Statements have been prepared in accordance with IFRS 1.D16 (b) for the first time under consideration of the IFRS, effective for periods ending as of December 31, 2022. The Company’s date of transition to IFRS is January 1, 2021, for which an opening balance sheet is presented. The Company applied the standards effective for the period ended December 31, 2022 for all periods presented. Exceptions or exemptions to the retrospective application of IFRS 16 “Leases” used under IFRS 1 are discussed with the respective accounting policy on first-time adoption in Note B.10.

Estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless there is objective evidence that those estimates were in error. The Company has considered such information about historic estimates and has treated the receipt of any such information in the same way as non-adjusting events after the reporting period in accordance with IAS 10, Events after the reporting period, thus ensuring IFRS estimates as of January 1, 2021 are consistent with the estimates as of the same date made previously. IFRS estimates as of January 1, 2021 are consistent with the estimates as of the same date made in conformity with local GAAP.

Since the Company has never prepared consolidated or combined financial statements under local GAAP, no reconciliation of profit and loss and equity to IFRS has been included in these CFS.

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

B.1   Use of Estimates and critical judgement

The preparation of the Combined Financial Statements in conformity with IFRS requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods presented. Such estimates include, but are not limited to: the useful lives of assets; assessment of the recoverability of long-lived assets; goodwill impairment; the recognition of revenue and project profit or loss, in particular, on construction contracts accounted for under the cost-to-cost method, for which the recorded amounts require estimates of costs to complete and the amount and probability of variable consideration included in the contract transaction price; allowance for expected credit losses; determination of leases and accounting for income taxes. Management bases its estimates on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The Combined Financial Statements requires management to make estimates, assumptions and judgements that affect the amount and recognition of the reported assets and liabilities, as well as the recognition of revenue and expenses. Even though these estimates, assumptions and judgements were made to the best of management’s knowledge, actual amounts can deviate. Such estimates include measurement of defined benefit obligations, impairment tests and revenue recognition over time and such judgements include revenue recognition and determination of leases. The Company evaluates its estimates, assumptions, and judgments on an ongoing basis using historical experience and other factors and revises them when facts and circumstances dictate.

The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

B.2   Measurement basis

The Combined Financial Statements have been prepared on the historical cost basis except as specifically stated otherwise for periods presented.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

B.3   Foreign Currency Transactions and Translation

The financial position and results of operations for each of the entities included in the Combined Financial Statements are determined using the local currency as the functional currency. Foreign exchange differences arising from transactions and balances denominated in currencies other than the functional currency are generally recognized in profit or loss of the respective entity and reported in “other financial result” in the combined statements of loss.

The presentation currency of the Combined Financial Statements is Euro (EUR). The assets and liabilities of foreign operations, where the functional currency is other than EUR, are translated using period-end exchange rates. The income and expenses of foreign operations are translated into EUR at the average of the exchange rate for each fiscal year. Differences arising from such translations are recognized in the other comprehensive income or loss through net investment.

The exchange rates of the currencies of non-EUR countries used in the preparation of the Combined Financial Statements are as follows:

08.    CURRENCY EXCHANGE RATES

		Dec. 31, 2022		Dec. 31, 2021		Jan. 1, 2021
Country	Currency	Period-end rate	Average rate	Period-end rate	Average rate	Period-end rate
USA	USD	0.93756	0.94949	0.88292	0.84311	0.81493
Switzerland	CHF	1.01554	0.99526	0.96796	0.92305	0.92575
Canada	CAD	0.69252	0.73009	0.69478	0.67236	0.63967

B.4   Revenue

Revenue is recognized in accordance with IFRS 15 when the customer has obtained control of the goods and services expected to be provided by Kiepe Electric. Control is either transferred at a point-in-time or over a period of time. When assessing revenue recognition over time, Kiepe Electric assesses whether a good has an alternative use and has an enforceable right to payment for the performance completed based on the project agreements. In instances in which these criteria are met, revenue is recognized based on measuring progress by using input-oriented methods. Kiepe Electric applies the cost-to-cost percentage-of-completion measure of progress as it best depicts how control transfers to clients. The cost-to-cost approach measures progress towards completion based on the ratio of cost incurred to date compared to total estimated contract cost.

Kiepe Electric generates revenue from contracts with customers in the RVS, EVS and Aftermarket & Service, Modernization business.

RAIL VEHICLE SYSTEMS

The Rail Vehicle Systems business unit covers electrical systems for rail vehicles. Kiepe Electric integrates traction equipment, on-board power supply systems, vehicle control systems as well as many electronic and electrical vehicle components into its extensive system solutions. The RVS sector is characterized by long project cycles, resulting in high sales coverage and reliable sales planning.

The Rail Vehicle Systems business represents long-term construction contracts, which focuses on customer specific solutions (includes significant engineering and construction work, followed by serial production). IFRS 15.10 defines a contract as an agreement between two or more parties that creates enforceable rights and obligations. For long-term construction contracts the parties generally agree on a so-called Purchase Contract or Project Purchase Contract which in turn, creates enforceable rights and obligations and meet the definition of a contract. The contract specifies the deliverables, the quantities as well as the terms of payment and delivery. Terms of payment are agreed individually for each contract.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for each promised good or service as a separate performance obligation if the good or service is capable of being distinct. A good or service is considered distinct if the customer can benefit from the good or service on its own or together with other resources and the promise to transfer a good or service to the customer is separately identifiable. In the case of long-term construction contracts Kiepe Electric accounts for the contracts as one performance obligation and one product group. All engineering and all deliveries contained in the base contract for the respective rail vehicle system form one performance obligation. If a contract specifies more than one product group each product group represents a separate performance obligation. Kiepe Electric provides legally required warranties and offers service type warranties for each delivered system which lead to a separate performance obligation.

The transaction price is the amount of consideration to which an entity expects to be entitled to in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). Due to the nature of the Company’s industry, there is significant complexity in the Company’s estimation of total expected revenue and cost, for which the Company must make significant judgments. The Company’s contracts with its customers may contain several types of variable consideration, including claims, unpriced change orders, award and incentive fees, liquidated damages and penalties or other provisions that can either increase or decrease the contract price to arrive at estimated revenue. These variable amounts generally are earned upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. The Company estimates variable consideration at the most likely amount to which it expects to be entitled upon completion of a project. The Company includes estimated amounts in the transaction price to the extent it is probable it will realize that amount. The Company’s estimates of variable consideration and its determination of its inclusion in project revenue are based on an assessment of the Company’s anticipated performance and other information that may be available to it.

When the transaction price includes a significant financing component, the purchase price is adjusted accordingly. As of December 31, 2022 and 2021, only one project contained a significant financing component due to exceptionally high prepayments. The recognition of the significant financing component is based on a straight-line basis over the term of the project.

If a contract involves multiple performance obligations the Company allocates the transaction price to each performance obligation identified in the contract on a relative stand-alone selling price basis. As all long-term construction projects are customized products, the stand-alone selling price is not directly observable. Kiepe Electric therefore derived the stand-alone selling price with a best estimate of cost to satisfy the obligation plus an average margin.

For each performance obligation identified, at contract inception, the Company determines whether it satisfies the performance obligation over-time or satisfies the performance obligation at a point-in-time. For long-term construction contracts revenue is generally recognized over-time.

ELECTRIC VEHICLE SYSTEMS

The Electric Vehicle Systems business unit offers traction equipment, current collector systems, on-board power supply systems, battery chargers and insulation monitoring systems, including energy management. The vehicle equipment is supplemented by components from other companies to an optimized system and delivered to the customer from a single source. In contrast to the RVS business, the EVS business has a lower sales coverage caused by shorter tendering cycles.

Long-term construction contracts are applied for the EVS business to the same extent as for the RVS business. The accounting policies applied for the EVS business are the same as those for the RVS business.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

AFTERMARKET & SALES, MODERNIZATION

Kiepe Electric offers spare parts, its repair center, cost-saving maintenance contracts as well as test and measuring instruments. Modernization of vehicles can be an alternative to buying new vehicles. Kiepe Electric advises public transport companies on the prolongation of the life cycles of vehicles and offers modernization services.

The typical deliveries in connection with the Aftermarket & Sales, Modernization business are spare parts, respective services, and maintenance contracts. For service contracts Kiepe Electric generally gets separate orders to deliver parts or short-term services. In the case of service contracts (including sale of spare parts), the customers’ orders for individual items contain the item itself, quantity, price and terms of payment and delivery. The contract is concluded and effective with acceptance by Kiepe Electric.

For service contracts the agreed goods and services are explicitly stated in the contract. All goods and services which can be ordered separately by the customer are distinct and classified as separate performance obligations. Kiepe Electric offers legally required and service type warranties. The transaction price for service contracts (including the sale of spare parts) is determined by the list price and each part or component is sold by its stand-alone selling price. Variable components (e.g.; bonuses or discounts) are considered as changes in the transaction price.

Revenue from service contracts is recognized over-time. Due to the short-term nature of service contracts, which is typically less than one year, revenue from service contracts is recognized when the service is completed. Revenue from the sale of spare parts is recognized at the point in time when control is transferred to the customer.

Long-term construction contracts are applied for the modernization business to the same extent as for the RVS business. The accounting policies applied for the modernization business are the same as those for the RVS business.

B.5   Government grants

Government grants are recognized if there is adequate certainty that the conditions associated to the grant will be complied with and that the grants will be received.

Grants related to assets are either deducted from the carrying amount of the corresponding asset or recognized as deferred income that is released to income over the useful life of the asset. The Company deducts grants for assets from the carrying amount of the asset.

Performance-related grants are either reported in other operating income or deducted from the corresponding expense. The Company recognizes performance-related government grants as other operating income, except to the extent that they relate to short-time work compensation in which they are deducted from personnel expenses.

B.6   Financial income and financing expenses

Interest income and expenses are recognized in profit or loss based on the effective interest method.

B.7   Income taxes

Current tax is the amount of income tax payable or recoverable in respect of the taxable profit or tax loss for a period as well as all adjustments to the tax payable in previous years. In addition, the current tax also includes adjustments for any tax payments or refunds due for any years not yet finally assessed (excluding interest payments or refunds). There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit matters based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made. The amount is calculated from the best possible estimate of the expected tax payment (expected value or most likely value of the tax uncertainty). Tax receivables from uncertain tax positions are then recognized if it is more likely than not and thus reasonably certain that they can be realized.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax assets and liabilities are recognized on temporary differences arising between the carrying amounts of assets and liabilities for group accounting purposes and the amounts used for tax purposes. Deferred tax assets and liabilities are not recognized for:

•        temporary differences in the event of the initial reporting of assets or liabilities for a transaction that does not relate to a business combination and that does not influence the accounting earnings before taxes or the taxable earnings,

•        temporary differences in connection with shares in subsidiaries, associates and jointly controlled entities, if the Company is able to control the timing of the reversal of the temporary differences and it is likely that they will not be reversed in the foreseeable future,

•        taxable temporary differences in the event of the initial reporting of goodwill.

A deferred tax asset is recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is likely that future taxable profits will be available for which they can be used. Future taxable profits are determined on the basis of the individual business plans of the Group entities, taking into account the reversal of temporary differences. Unrecognized deferred tax assets are reassessed on every reporting date and recognized in the amount probable to be recovered by the realization of future taxable profits.

Deferred tax assets are reviewed on every reporting date and reduced to the extent to which it is no longer probable that the associated tax benefit will be realized; any recorded valuation allowances are reversed to the extent that taxable profits are available.

Deferred taxes are measured based on the tax rates expected which apply when the temporary differences are reversed; namely, using tax rates that have been substantively enacted on the reporting date.

The measurement of deferred taxes reflects the tax consequences that arise from the Company’s expectation with regard to the manner of recognition of the carrying amounts of its assets and the settlement of its debts as of the reporting date.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

B.8   Intangible assets and goodwill

Intangible assets with a finite useful life that were not acquired as part of a business combination are recognized at cost less accumulated amortization. If necessary, accumulated impairment losses are recognized.

Expenditures for research activities are recognized in profit or loss in the period in which they arise.

Development activities are capitalized at acquisition or manufacturing cost in accordance with IAS 38.57, including allocable overheads if the development costs can be reliably measured, the technical feasibility of completing the asset is available, a future economic benefit is probable, and the Company intends and has adequate resources to complete the development and use or sell the asset. Development activities are measured at cost less accumulated amortization and accumulated impairment losses. Internally generated intangible assets are amortized on a straight-line basis over the expected product life cycle.

Intangible assets with finite useful lives are generally amortized on a straight-line basis over their useful lives. The amortization period for intangible assets with finite useful lives is reviewed annually. Changes in expected useful lives are treated prospectively as changes in accounting estimates. The carrying values of intangible assets with finite

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable. The amortization expense on intangible assets with finite useful lives is recognized in profit or loss.

The estimated useful lives of capitalized intangible assets are:

Licenses and acquired rights:	1 – 5 years
Brands and customer relationships:	3 – 10 years
Internally generated intangible assets:	3 – 10 years

With acquisitions of businesses, goodwill represents the excess of the consideration transferred over the fair values assigned to the identifiable assets proportionally acquired and liabilities assumed. Goodwill resulting from a business combination is recognized at acquisition costs less impairment charges. Goodwill is not amortized but is tested for impairment annually, or sooner when an indication of impairment has been identified.

Please refer to Note B.16 for information on the fair value of non-financial assets.

B.9   Property, plant and equipment

Property, plant and equipment are measured at acquisition or manufacturing cost less accumulated depreciation and accumulated impairment, if any. Acquisition costs comprise the purchase price and costs directly attributable to bringing the asset to its location and condition necessary for its intended use. The manufacturing costs of internally produced equipment and facilities include all direct costs and allocable overheads. Acquisition or manufacturing costs include the estimated costs, if any, of dismantling and removing the item and restoring the site.

Property, plant and equipment are depreciated over their estimated useful lives using the straight-line method as shown in the table below:

Buildings:	1 – 50 years
Technical equipment and machinery:	2 – 16 years
Other equipment, factory and office equipment:	2 – 20 years

The useful life and amortization method are reviewed at the end of each reporting period. If the expected useful life of an asset changes, the effect on depreciation is recognized prospectively as a change in accounting estimate.

Please refer to Note B.17 for information on impairment.

B.10 Leases

Leases are accounted for in accordance with IFRS 16. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

COMPANY AS LESSEE

General policy

Leases include all contracts that transfer the right to use a specified asset for a period of time in exchange for consideration, even if the right-to-use such asset is not explicitly described in the contract. The Company recognizes and measures all leases (except for short-term leases and leases for which the underlying asset is of low value) in accordance with a single lessee accounting model.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Right-of-use assets

The Company recognizes right-of-use assets as of the commencement date of the lease (i.e.; as of the date on which the underlying asset is available for use by a lessee). Right-of-use assets are measured at cost less accumulated depreciation and accumulated impairment losses and adjusted for any remeasurement of the lease liability. The right-of-use asset corresponds to the amount of the initial measurement of the lease liability, the initial direct costs incurred and the lease payments made at or before the commencement date, less any lease incentives received and the estimate of costs for dismantling or removing the underlying asset or for restoring the underlying asset or the site on which it is located. The Company’s leases primarily include real estate and vehicle contracts.

Right-of-use assets are depreciated on a straight-line basis over the useful life of the underlying asset, adjusted for impairments. The useful life of the right-of-use asset is the shorter of the asset’s economic useful life or the lease term:

Land and buildings:	1 – 10 years
Vehicles and other equipment:	1 – 4 years

If ownership of the underlying asset transfers to the Company at the end of the lease term or a purchase option is exercised, the depreciation will be calculated based on the expected useful life of the underlying asset.

Please refer to Note B.17 for information on impairment. The Company’s right-of-use assets are presented in “property, plant and equipment” (see Note D.3).

Lease liabilities

On the commencement date, the Company measures the lease liabilities at the present value of the future lease payments. In determining the lease term, extension and termination options are taken into account if it is reasonably certain that they will be exercised or not exercised (see Note F.7 for details). The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or rate and amounts expected to be payable under residual value guarantees. The lease payments further include the exercise price of a purchase option if the Company is reasonably certain to exercise that option and payments of penalties for terminating the lease if the lease term reflects the Company exercising an option to terminate the lease.

Variable lease payments, that do not depend on an index or a rate, are recognized in profit or loss in the period in which the event or condition that triggers those payments occurs (unless the payments are incurred to produce inventories).

As a practical expedient, the Company has elected not to separate non-lease components from lease components, and instead accounts for each lease component and any associated non-lease components as a single lease component.

When calculating the present value of the lease payments, the Company uses its interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. Following the commencement date, the amount of the lease liability is increased to reflect interest and reduced to reflect the lease payments made. In addition, the carrying amount of the lease liability is remeasured in the event of changes to the lease term, changes to the lease payments (e.g.; changes in future lease payments as a result of a change in an index or a rate used to determine those payments) or in the event of a change in the assessment of an option to purchase the underlying asset.

The Company’s lease liabilities are presented as “financial liabilities” (see Notes D.13 and F.7).

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-term leases and leases of low value assets

The Company applies the exemption for short-term leases (i.e.; leases whose term from the commencement date is a maximum of twelve months and which do not include a purchase option) for all asset classes. It also applies the exemption for leases of low value assets to leases of the asset class other equipment classified as low value up to an amount of € 5 thousand. Lease payments for short-term leases and for leases of low value assets are recognized as an expense on a straight-line basis over the lease term.

FIRST-TIME ADOPTION

The Company adopted IFRS 16 using the full retrospective method. However, with respect to the application of IFRS 1 “First-time Adoption of Inter-national Financial Reporting Standards” Kiepe Electric elected to apply IFRS 1.D9B (a), (b) (ii), to measure the right-of-use asset at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the combined statements of financial position immediately before the date of transition to IFRS, and measure the lease liabilities at the date of transition to IFRS at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate at the date of transition to IFRS.

Furthermore, the Company adopted the practical expedient to not apply the requirements for lease liabilities and right-of-use assets as described above to leases for which the lease term is shorter than 12 months after the adoption and transition to IFRS.

COMPANY AS LESSOR

When the Company acts as a lessor, it determines at lease inception whether a lease is a finance lease or an operating lease.

To classify a lease agreement, the Company assesses whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, the lease is accounted for as a finance lease; if not, it is treated as an operating lease. As part of this assessment, the Company considers certain indicators such as:

•        if the lease transfers ownership of the underlying asset to the lessee by the end of the lease term,

•        the lessee has the option to purchase the underlying asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception date, that the option will be exercised,

•        the lease term is for the major part of the economic life of the underlying asset even if the title is not transferred,

•        at the inception date, the present value of the lease payments amounts to at least substantially all of the fair value of the underlying asset, and

•        the underlying asset is of such a specialized nature that only the lessee can use it without major modifications.

Based on the above indicators, the Company’s leases are classified as finance leases. At the commencement date of the finance lease, the Company derecognizes the asset that it transferred to the customer and recognizes revenue based on the present value of the future lease payments, which is calculated using the interest rate implicit to the lease.

When the Company is an intermediate lessor, it accounts for its interests in the head lease and the sublease separately. It assesses the lease classification of a sublease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease it classifies the sublease as an operating lease.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

If an arrangement contains lease and non-lease components the Company applies IFRS 15 to allocate the consideration in the contract. The Company applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. It further regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. Lease payments received under operating leases are recognized as income on a straight-line basis over the lease term and recorded as “other revenue”.

B.11 Inventories

Inventories are measured at the lower of acquisition or manufacturing cost and net realizable value. Unfinished and finished goods include costs directly related to the units of production as well as a systematic allocation of fixed and variable production overheads. Production-related administration costs are also capitalized.

The net realizable value is the expected selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale. Acquisition or manufacturing costs for inventories that are interchangeable are allocated under the moving average cost formula.

B.12 Assets held for sale

Non-current assets or disposal groups are classified as “Assets held for sale” if the carrying amount will be recovered principally through a sale transaction rather than through continuing use.

Non-current assets held for sale are measured at the lower of their carrying amount and fair value less costs to sell. While classified as held for sale, intangible assets and property, plant and equipment are no longer amortized or depreciated. Immediately before classification as held for sale, the carrying amount of the asset is determined in accordance with the applicable individual requirements. If fair value less costs to sell subsequently increases, any impairment loss previously recognized is reversed. This reversal is restricted to the impairment loss previously recognized for the assets or disposal group concerned. Kiepe Electric discloses these assets or disposal groups separately in the combined statements of financial position.

B.13 Employee benefits

The Company recognizes defined contribution plans, defined benefit plans (pensions, severance payments) and other long term employee benefits (jubilee, partial retirement).

Contributions to defined contribution plans are recognized as an expense when the related service has been rendered. Prepaid benefits are reported as an asset when there is a right to reimbursements or reduction of future payments. Under the company’s Italian (“TFR”) and Austrian (“Abfertigungszahlungen”) severance plans, commitments are made whereby employees waive their right to cash settlements.

The Company’s net obligation with respect to defined benefit plans is calculated separately for each plan by estimating the future benefits that employees have earned in the current period and in prior periods. The earned future benefits are discounted to the valuation date and summarized as defined benefit obligations. The recognized defined benefit obligations are based on actuarial reports on the basis of the projected unit credit method. The fair value of any plan asset is netted against the calculated defined benefit obligations.

For defined benefit plans, the remeasurements of the net defined benefit liability are recognized directly in other comprehensive income (loss). The remeasurement includes the effect of change in assumptions, actuarial profits and losses, the income from plan assets (excluding interest income) and the impact of any asset cap (excluding interest income). For other long term employee benefits, the remeasurements are recognized in profit or loss. Since no comprehensive disclosures are made in the notes for the severance payment obligations in accordance with IAS 19, the remeasurements of these plans are also recognized in profit and loss.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

B.14 Other provisions

A provision is recognized in the combined statements of financial position when the Company has a present legal or constructive obligation in relation to third parties as a result of past events, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made.

The amount recognized as a provision represents the best estimate of the obligation at the reporting date. If the provisions are expected to be utilized within the normal business cycle, they are classified as current. Non-current provisions with an original maturity of more than one year are discounted to the present value of the expenditures expected to settle the obligation at the end of the reporting period.

WARRANTIES

Provisions for warranty obligations are recognized for the expected warranty obligations from the sale of products and services. The Company provides assurance type warranties that are recorded as provisions. Provisions are based on best estimates regarding to the settlement of obligations taking into account past experience. They also include provisions for outstanding customer claims.

RESTRUCTURING PROVISIONS

A provision for restructuring is recognized when the Company has approved a detailed and formal restructuring plan and the restructuring measures have either commenced or have been communicated to the parties affected. Future operating losses are not taken into consideration for such provisions. Expenses resulting from the recognition of restructuring provision are recognized in the line item “personnel expenses” within the combined statements of loss.

ONEROUS CONTRACTS

A provision for onerous contracts is recognized if the unavoidable costs of meeting the contractual obligations exceed the revenue expected from the contract. The provision is measured at present value of the expected loss (i.e.; the difference between the total costs to be incurred and the total proceeds to be received from the contract). Before a provision is recognized, the Company records an impairment loss for the assets associated with that contract.

PROVISIONS FOR TAXES

The Company reports all risks and obligations arising from tax matters other than income taxes under tax liabilities.

B.15 Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments in the form of financial assets and financial liabilities are generally presented separately. Financial instruments are recognized as soon as Kiepe Electric becomes a party to the contractual provisions of the financial instrument. In the case of purchases or sales of financial assets through the regular market, Kiepe Electric uses the transaction date as the date of initial recognition or derecognition.

Upon initial recognition, financial instruments are measured at fair value. For the purpose of subsequent measurement, financial instruments are allocated to one of the categories mentioned in IFRS 9 (financial instruments measured at amortized cost, financial instruments measured at fair value through other comprehensive income and financial instruments measured at fair value through profit or loss). Transaction costs directly attributable to acquisition or issuance are considered when determining the carrying amount if the financial instruments are not measured at fair value through profit or loss.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Classification of financial instruments:

The classification of financial instruments is based on the business model for managing the financial assets and on their contractual cash flows.

Financial instruments at amortized cost

Financial assets at amortized cost are non-derivative financial assets that consist solely of payments of principal and interest on the nominal amount outstanding and which are held with the aim of collecting the contractual cash flows, such as trade receivables (not including factoring), receivables from related parties and cash and cash equivalents (business model “hold to collect”). Cash and cash equivalents consist primarily of cash.

Cash equivalents are short-term, extremely liquid financial investments that can be converted to cash at any time and that are only subject to insignificant risks of changes in value.

After initial recognition, financial assets at amortized cost are subsequently carried at amortized cost using the effective interest method less any loss allowances. Gains and losses are recognized in the combined statements of loss when the financial assets at amortized cost are impaired or derecognized. Interest effects on the application of the effective interest method are also recognized in profit or loss, as well as the effects of currency translation.

Financial instruments at fair value through other comprehensive income

Financial assets at fair value through other comprehensive income are non-derivative financial assets that consist solely of payments of principal and interest on the nominal amount outstanding and which are held to collect the contractual cash flows as well to sell the financial assets (business model “hold to collect and sell”). Kiepe Electric currently does not hold any financial assets designated as at “fair value through other comprehensive income”.

Financial instruments at fair value through profit or loss

Financial assets measured at fair value through profit or loss include financial assets with cash flows other than those of principal and interest on the nominal amount outstanding. Furthermore, financial assets that are held in a business model other than “hold to collect” or “hold to collect and sell” are included here. If financial instruments are classified as” fair value through profit or loss”, transaction costs are reported through profit or loss and presented net within “other financial result” in the combined statements of loss directly in the period in which they arise. In addition, derivative financial instruments to which hedge accounting is not applied fall under this category, as well as financial assets that are classified as held for trading, are included here. Gains or losses on these financial assets are recognized in profit or loss.

Currently, Kiepe Electric does not hold any financial assets designated as at “fair value through profit or loss”.

FINANCIAL LIABILITIES

Financial liabilities are classified in the “at amortized cost” category. If the fair value option is exercised for the initial recognition, they are classified as “at fair value through profit or loss”. There are no financial liabilities which fall under fair value option.

Financial liabilities are subsequently measured at amortized costs using the effective interest method, are non-derivative financial liabilities or arise when a transfer of a financial asset does not qualify for derecognition or when the continuing involvement approach applies.

For Kiepe Electric, financial liabilities classified at amortized costs mainly include trade payables, liabilities to related parties and other financial liabilities.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

OFFSETTING OF FINANCIAL INSTRUMENTS

Financial assets and financial liabilities are offset and the net amount is presented in the combined statements of financial position provided that an enforceable right exists to offset the recognized amounts and there is an intention to carry out the offsetting on a net basis or to settle a liability when the related assets are sold.

INVESTMENTS

Kiepe Electric GmbH, Germany holds investments in Heiterblick Projektgesellschaft mbH and Kiepe Electric India Pvt. Ltd, India. For the purpose of the combined financial statements these investments have been measured at amortized cost.

DERECOGNITIONS AND MODIFICATIONS

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred by Kiepe Electric with substantially all of the risks and rewards associated with the ownership, or if not so, have been transferred with no control retained at Kiepe Electric. Any gain or loss on derecognition is recognized as other operating income or expenses in the combined statements of loss.

Financial liabilities are derecognized if, and only if the Company’s contractual obligations are settled, cancelled, or have expired. Further, Kiepe Electric derecognizes financial liabilities when its terms are modified and the cash flow of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. The assessment as to whether a modification is substantial is made on basis of qualitative and quantitative criteria; the criteria used by the Company for financial assets corresponds to the criteria for financial liabilities. A gain or loss from extinguishment of the original financial liability is recognized in profit or loss in “other financial result”.

IMPAIRMENT AND FINANCIAL ASSETS

At each reporting date, a loss allowance is recognized for financial assets other than those to be measured at fair value through profit or loss, reflecting a forward-looking estimate of future credit losses for these instruments. Expected credit losses are measured according to a three-stage impairment approach:

Stage 1:

Stage 1 includes all contracts with no significant increase in credit risk since initial recognition and usually includes contracts with fewer than 30 days past due date. The portion of the lifetime expected credit losses resulting from default events possible within the next 12 month is recognized.

Stage 2:

If the credit risk of a financial asset increases significantly without being credit impaired, lifetime expected credit losses are recognized based on a lifetime probability of default. A rating deterioration does not trigger a transfer into stage 2, if the credit rating remains within the investment grade range. A significant increase in the default risk is assumed in the event that the financial instruments are more than 30 days overdue.

Stage 3:

If a financial asset is defined as credit impaired or in default, it is transferred to stage 3 and measured at lifetime expected credit loss. A financial asset is considered credit-impaired when there is observable information about significant financial difficulties. Impairment triggers include liquidity problems of debtors, indications of imminent insolvency or the disappearance of an active market for a security due to financial difficulties.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The assessment of whether a financial asset has experienced a significant increase in credit risk is based on an assessment of the relative changes in ratings or credit default swap spreads (“CDS spreads”) of the business partner. Rating and default probability data are updated quarterly.

The assessment incorporates all available relevant information, not only historical and current loss data, but also reasonable forward-looking information. In the past, impairment losses were determined primarily by using the default probabilities published in historical default studies. In view of the effects of the Covid-19 pandemic, this approach is no longer considered adequate. Beginning in the fourth quarter of 2020, the determination of forward looking information was expanded by including CDS spreads and continued in 2021.

Trade receivables of business partners are divided into four groups:

•        Group 1:    debtor-specific CDS spread can be determined

•        Group 2:    rating-equivalent benchmark CDS spread can be determined

•        Group 3:    the probability of default can be determined via a credit agency

•        Group 4:    the probability of default is determined on the basis of the average CDS spreads in the appropriate sectors: rail and banks.

In stages 1 and 2, the effective interest revenue is calculated based on gross carrying amounts. If a financial asset becomes credit impaired in stage 3, the effective interest revenue is calculated based on its net carrying amount (gross carrying amount adjusted for any loss allowance).

For the Company, in particular cash and cash equivalents are subject to the impairment requirements in accordance with the general approach.

For trade receivables, the simplified approach is applied, whereby all trade receivables are allocated to stage 2 initially, irrespective of the credit risk. Consequently, no determination of significant increases in credit risk is necessary. A transfer to stage 3 takes place if there is objective evidence of impairment. With respect to trade receivable, a default event is assumed in the case that there are delays in payment in excess of 12 months. A default also exists if it considered probable that a debtor cannot meet or cannot entirely meet its payment obligations.

A financial asset is written off when there is no reasonable expectation of recovery, for example, at the end of insolvency proceedings or after a court determines it is uncollectible.

B.16 Fair value

Kiepe Electric’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When measuring the fair value, it is assumed that the transaction is concluded on the principal market or, in its absence, on the most favorable market.

If available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then Kiepe Electric uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:      Quoted (unadjusted) market prices in active markets for identical assets and liabilities

Level 2:      Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices)

Level 3:      Inputs for assets or liabilities that are not based on observable market data (that is, unobservable input)

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The assessment procedures and the input parameters used are reviewed regularly. The aim of the reviews is to use observable input factors in determining fair value as far as possible.

Transfers between levels of fair value hierarchy are made at the end of the reporting period during which the change has occurred and are disclosed.

There were no transfers between level 1, level 2, and level 3 for recurring fair value measurements during the 12-month periods ended December 31, 2022, and 2021.

B.17 Impairment

The carrying amounts of the Company’s non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If assets do not generate cash flows that are largely independent of those from other assets or groups of assets, the impairment test is performed at the level of the cash-generating unit (“CGU”) to which the asset belongs. If a review for impairment is performed the recoverable amount of the respective asset is estimated. Goodwill is tested annually for impairment.

Recoverability of assets is measured by comparing the carrying amount of the asset or CGU with the recoverable amount, which is the higher of the asset or CGU’s value in use and its fair value less costs to sell. When assessing value in use, the estimated future cash flows are discounted to their present value using the pre-tax weighted average cost of capital (WACC). The fair value of non-financial assets is determined by applying the same method as for the fair value of financial assets (Note B.16).

If the carrying amount of an asset, or of the CGU to which the asset belongs, is higher than its recoverable amount, the carrying amount is reduced to the recoverable amount, and an impairment loss is recognized in the combined statements of loss.

An impairment loss recognized for goodwill is not reversible in a subsequent period. For other assets, an impairment loss is reversed to the extent that the asset’s fair value does not exceed the carrying amount (less depreciation or amortization) that would have been determined if no impairment loss had been reported.

B.18 New and revised standards issued, but not yet effective

IASB has issued new or amended accounting standards and interpretations that have not yet become effective and have consequently not been implemented in the Combined Financial Statements. The Company expects to adopt the accounting standards and interpretations when they become effective.

Management does not expect that the adoption of these standards will have a material impact on future combined or the consolidated financial statements of the Kiepe Electric going forward.

Kiepe Electric Group
Notes to the Combined Financial Statements

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

09.    ACCOUNTING STANDARDS ISSUED BY THE IASB

New or revised standards and interpretations	Contents of, or change to, standard or interpretation	Effective date
Amendments to IAS 1	Classification of Liabilities as Current or Non-Current	01/01/2023
Amendments to IAS 1, Practice statement 2 and IAS 8	Disclosure of Accounting Policies and Definition of Accounting Estimates	01/01/2023
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction	01/01/2023
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback	01/01/2023
IFRS 17	Insurance Contracts	01/01/2023
Amendments to IFRS 10 and IAS 28	Sales or contributions of assets between an investor and its associate or joint venture	Postponed indefinitely

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS

C.1   Revenue

TRANSACTION PRICE ALLOCATED TO THE REMAINING PERFORMANCE OBLIGATIONS

The transaction price allocated to the Company’s remaining performance obligations amounts to € 479,243 thousand as of December 31, 2022 (December 31, 2021: € 466,870 thousand). This relates to the long-term contract project business of RVS and EVS as well as Modernization and includes only customer contracts with an original contractual term of more than one year. The projects have an average term of 5 years. As of December 31, 2022, contracts from the project business will run until the year 2036.

INFORMATION ON CONTRACT BALANCES IN CONNECTION WITH IFRS 15

Contract assets and contract liabilities primarily relate to the presentation of the long-term contract project business according to the method of revenue recognition over a period of time.

Contract assets result from any services performed, unless these are invoiced to the customer. Advance payments from customers have an offsetting effect. Depending on the percentage of completion of the respective project, invoices issued as well as advance payments received, may either result in the recognition of contract assets or contract liabilities.

The impairment recorded under IFRS 9 on contract assets was € 52 thousand as of December 31, 2022 (December 31, 2021: € 17 thousand).

The following tables present the reconciliation from the balance of contract assets and contract liabilities as of December 31, 2022, December 31, 2021, and January 1, 2021.

10.    RECONCILIATION OF CONTRACT ASSETS AND LIABILITIES 2022

in € thousand	Contract assets	Contract liabilities
	2022 fiscal year
As of Jan. 1, 2022	18,439	64,641
Increase in contract liabilities from invoices and effects from changes in advance payments	—	83,385
Transfer of the opening balance for contract assets to trade receivables through invoices	(11,163)	—
Change as a result of the recognition of revenue	14,003	(72,601)
Change of impairment on contract assets	(35)	—
Closing balance as of Dec. 31, 2022	21,244	75,425

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

11.    RECONCILIATION OF CONTRACT ASSETS AND LIABILITIES 2021

in € thousand	Contract assets	Contract liabilities
	2021 fiscal year
As of Jan. 1, 2021	33,089	84,817
Increase in contract liabilities from invoices and effects from changes in advance payments	—	38,667
Transfer of the opening balance for contract assets to trade receivables through invoices	(27,593)	—
Change as a result of the recognition of revenue	12,877	(58,843)
Change of impairment on contract assets	66	—
Closing balance as of Dec. 31, 2021	18,439	64,641

Revenue of the reporting period included in the opening balance of contract liabilities as of January 1, 2022, amounts to € 17,264 thousand (January 1, 2021: € 28,480 thousand). The following table presents the development of revenue recognized over time and at a point in time.

12.    REVENUE RECOGNIZED AT A POINT IN TIME AND OVER TIME

in € thousand	2022	2021
Over time	86,883	71,725
Point in time	32,905	37,540
	119,788	109,265

For additional disclosures related to revenue refer to Note G.

C.2   Change in inventory and own work capitalized

The development of finished and unfinished goods is covered in Note D.6.

13.    CHANGE IN INVENTORY AND OWN WORK CAPITALIZED

in € thousand	2022	2021
Change in inventory of finished and unfinished goods	(4,377)	1,360
Own work capitalized	3,468	3,734

Own work capitalized results from the capitalization of development costs reclassified from the line item “cost of materials” in the combined statements of loss.

C.3   Other operating income

14.    OTHER OPERATING INCOME

in € thousand	2022	2021
Income from shareholder resolution	2,330	—
Income from other services	630	851
Income from government grants	77	59
Currency translation gains	35	1,273
Income from disposals of assets held for sale	—	2,804
Other	462	857
	3,534	5,844

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

Income from shareholder resolution results of an earn-out agreement of the KB Group with the former shareholder of Kiepe GmbH in the amount of € 2,330 thousand recognized during the year ended December 31, 2022.

In 2021, the Kiepe Electric Group realized a gain from the sale of Kiepe Electric Ges. m. b. H., Vienna, Austria of € 2,804 thousand which consisted of property, plant and equipment at the date of disposal.

The income from other services mainly relates to intercompany services, such as human resources and rental income, provided to other KB Group entities.

The line item “other” includes income from the reversal of accruals as well as customer payments of freight cost and cost reimbursements from suppliers.

C.4   Cost of materials

15.    COST OF MATERIALS

in € thousand	2022	2021
Expenses for raw materials, consumables and for purchased goods	(33,186)	(38,054)
Expenses for purchased services	(20,464)	(18,525)
	(53,650)	(56,579)

The cost of materials comprises expenditures for raw materials, consumables and purchased goods as well as purchased services. While in 2022 revenue increased by 9.6%, cost of materials decreased by 5.2%, as the project mix underlying the revenue is characterized by a slightly higher margin in 2022.

The expenses for raw materials, consumables and for purchased goods includes increases in write-downs on inventories in the amount of € 914 thousand, for the year ended December 31, 2022 (2021: € 1,707 thousand).

The increase in expenses for purchased services is a compensation of reduced workforce of approximately 60 full-time equivalents (“FTE”).

C.5   Personnel expenses

16.    PERSONNEL EXPENSES

in € thousand	2022	2021
Wages and salaries	(46,847)	(49,737)
Social security contributions	(6,582)	(7,351)
Expenses for temporary employees	(3,419)	(3,113)
Termination benefits	(520)	(750)
Expenses in connection with defined benefit plans	(61)	(345)
	(57,429)	(61,296)

The personnel expenses primarily include wages and salaries as well as social security contributions and expenses for temporary employees.

The decrease in wages and salaries by 5.8% in 2022 is primarily based on the reduction of employees excluding temporary personnel, from 554 in the previous year to 492 in 2022.

In 2022, wages and salaries include severance payments arising from a restructuring program in the amount of € 2,747 thousand (2021: € 4,718 thousand) and bonus payments in the amount of € 2,442 thousand (2021: € 1,389 thousand). Additionally, one-time payments based on a collective labor contract in the amount of € 1,513 thousand are included in the wages and salaries for 2022.

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

C.6   Other operating expenses

17.    OTHER OPERATING EXPENSES

in € thousand	2022	2021
Warranty expenses and freight costs	(6,514)	(2,423)
Provisions for potential liquidated damages	(5,700)	—
Headquarter fees	(4,722)	(4,535)
Legal, consulting and audit costs	(2,236)	(3,338)
Maintenance expenses	(1,397)	(1,228)
Travel and other employee expenses	(1,311)	(991)
License and patent fees	(370)	(331)
Rents and leases	(215)	(286)
Currency translation losses	(153)	(760)
Losses from the disposal of land and buildings	(73)	(222)
Other taxes	(71)	(3,614)
Impairment losses and reversals	367	(4,183)
Other	(1,986)	(1,718)
	(24,381)	(23,629)

Other operating expenses increased in 2022 by 3.2%. Order-related expenses contain costs for warranties, packing, shipment and storage. The increase in 2022 results from additional warranty provisions and liquidated damages.

Impairment losses and reversals consist mainly of allowances for customer receivables. In 2021, a one-time allowance for trade receivables was recorded due to an insolvent customer. In 2022, € 511 thousand previously recorded impairment losses were recovered resulting in total in a reversal.

The line item “other” mainly includes miscellaneous services such as insurance and cleaning fees as well as phone services.

C.7   Depreciation, amortization and impairment

18.    DEPRECIATION, AMORTIZATION AND IMPAIRMENT

in € thousand	2022	2021
Amortization and impairment of intangible assets	(2,089)	(3,448)
thereof regular amortization of intangible assets	(2,089)	(3,433)
thereof impairment of intangible assets	—	(15)
Depreciation of property, plant, and equipment	(2,879)	(3,221)
thereof depreciation of property, plant, and equipment	(2,879)	(3,221)
	(4,968)	(6,669)

Depreciation of property, plant and equipment includes depreciation of leased assets of € 900 thousand (2021: € 882 thousand).

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

C.8   Financial result

19.    FINANCIAL RESULT

in € thousand	2022	2021
Interest income from financial instruments	67	32
Interest income from defined benefit plans	23	1
Other	60	—
Interest income	150	33

Interest expenses from financial instruments	(659)	(711)
Compounding of provisions	(135)	(54)
Interest expenses from defined benefit plans	—	(4)
Lease interest expenses	(1)	(2)
Other	(266)	(884)
Interest expenses	(1,061)	(1,655)

Currency translation differences	300	14
Other	1	1
Other financial income	301	15
Currency translation differences	(338)	—
Other financial expenses	(338)	—
Other financial result from other financial income and other financial expenses	(37)	15
Financial result	(948)	(1,607)

Interest income from financial instruments mainly relates to cash-pooling with KB Group.

Interest expenses mainly consist of fees for bank guarantees. Remaining other interest expenses relate to interest accrued for a tax audit in 2021. Additionally, remaining interest expenses include interest expenses of € 19 thousand (2021: € 9 thousand) resulting from a loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG.

The remaining other financial income includes dividends received from the investment in Heiterblick Projektgesellschaft mbH.

Foreign currency gains or losses on financial instruments carried at amortized cost (AC) mainly result from the currency translation differences of cash and cash equivalents at the closing rate. These foreign currency gains or losses are presented net.

C.9   Taxes on income

INCOME TAXES RECOGNIZED IN THE COMBINED STATEMENTS OF LOSS

20.    INCOME TAXES RECOGNIZED IN COMBINED STATEMENTS OF LOSS

in € thousand	2022	2021
Current year	(459)	(301)
Previous years	(1,056)	(1,114)
Current tax expense	(1,515)	(1,415)

Deferred taxes due to temporary differences	3,247	(450)
Deferred taxes due to tax loss carryforwards	(2,827)	2,783
Deferred tax income	420	2,333
Income tax (expense) benefit	(1,095)	918

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

The income tax (expense) benefit includes current and deferred taxes. Current and deferred taxes are reported in the combined statements of loss, except to the extent that they are associated with items reported directly in net investment or in the other comprehensive income (loss).

Current tax expenses as well as deferred tax benefits due to tax loss carryforwards were recognized as non-cash contributions or withdrawals by KB Group for Kiepe Electric entities that historically did not constitute separate income tax payers.

Kiepe Electric GmbH is domiciled in Germany with an applicable income tax rate of 31.255% in 2022 (2021: 31.265%). It consists of a federal corporate income tax rate of 15.0%, a solidarity tax surcharge of 5.5% on each year’s federal corporate income taxes, and a trade tax rate of 15.43% in 2022 (2021: 15.44%). The deferred taxes were measured applying the substantively enacted tax rates of the respective tax jurisdictions

Table → 21 shows a reconciliation of expected income tax benefit, determined using the combined statutory tax rate of Kiepe Electric GmbH, to the income tax (expense) benefit recognized in the combined statements of loss.

The difference between the effective and expected income taxes in both fiscal years is in large part attributable to income taxes related to previous periods. The item “income taxes from previous periods” of € 3,778 thousand (2021: € 1,115 thousand) includes current tax expenses related to previous periods of € 1,056 thousand (2021: € 1,114 thousand) and deferred tax benefits of € 4,834 thousand (2021: € 1 thousand). These deferred tax benefits mainly relate to Kiepe Electric GmbH.

In 2021, the item “effects from tax-free income” includes an one-time effect related to the sale of Kiepe Electric Ges. m. b. H. In 2022, the item “effects from permanent differences” mainly relates to Kiepe Electric LLC.

21.    RECONCILIATION OF THE EFFECTIVE TAX RATE

	Dec. 31, 2022		Dec. 31, 2021
	%	in € thousand	%	in € thousand
Loss before taxes	—	(18,963)	—	(29,577)
Expected taxes	31.3	(5,927)	31.3	(9,247)
Differences from foreign tax rates	0.5	(88)	0.4	(107)
Tax rate changes	(0.1)	26	—	(14)
Effects from permanent differences	2.2	(416)	—	(10)
Effects from non-deductible expenses	(0.3)	51	—	4
Effects from tax-free income	—	(8)	2.4	(719)
Change of unrecognized deferred tax assets on tax loss carryforwards	(35.9)	6,812	(27.3)	8,064
Change of unrecognized deferred tax assets on temporary differences	(23.4)	4,436	—	—
Income taxes from previous periods	19.9	(3,778)	(3.8)	1,115
Other	0.1	(13)	—	(4)
Effective taxes	(5.7)	1,095	3.0	(918)

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

INCOME TAXES RECOGNIZED IN OTHER COMPREHENSIVE INCOME (LOSS) AND DIRECTLY IN NET INVESTMENT

As of December 31, 2022 and 2021 as well as of January 1, 2021 no income taxes were reported directly in net investment.

The breakdown of income taxes reported in other comprehensive income is presented in the following table:

22.    INCOME TAXES RECOGNIZED IN OTHER COMPREHENSIVE INCOME

in € thousand	Before tax	Deferred tax assets (-)/ liabilities (+)	After tax
	Dec. 31, 2022
Revaluation of net debt from defined benefit plans	2,795	(644)	2,151
Currency translation differences	(108)	20	(88)
Total	2,687	(624)	2,063

	Dec. 31, 2021
Revaluation of net debt from defined benefit plans	(156)	109	(47)
Currency translation differences	741	13	754
Total	585	122	707

	Jan. 1, 2021
Revaluation of net debt from defined benefit plans	(1,297)	195	(1,102)
Currency translation differences	—	—	—
Total	(1,297)	195	(1,102)

DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and deferred tax liabilities are offset if deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority and if there is the right to offset current tax assets against current tax liabilities. In the combined statements of financial position deferred tax assets and deferred tax liabilities are presented as follows:

23.    DEFERRED TAX ASSETS AND LIABILITIES

in € thousand	Net as of January 1	In profit/loss	In other income	Net currency translation differences	As of Dec. 31
					Net	Deferred tax assets	Deferred tax liabilities
						2022 fiscal year
Intangible assets	(2,852)	319	—	(3)	(2,536)	—	2,536
Property, plant and equipment	(1,978)	294	—	(22)	(1,706)	196	1,902
Investments	(1)	—	—	—	(1)	—	1
Inventories	(373)	2,889	—	7	2,523	2,739	216
Trade receivables	543	8,343	—	1	8,887	8,306	—
Other assets	(1,480)	(1,319)	—	(11)	(2,810)	3,174	5,403
Tax loss carry-forwards	167	16	—	8	191	191	—
Pension obligations	1,051	63	(746)	11	379	2,417	2,038
Other provisions	2,493	876	—	7	3,376	3,634	258
Liabilities	377	(3,673)	—	26	(3,270)	2,324	5,594
Valuation allowance	(320)	(4,672)	(7)	(17)	(5,016)	(5,016)	—
Tax assets (liabilities) before netting	(2,373)	3,136	(753)	7	17	17,965	17,948
Netting of taxes	—	—	—	—	—	(17,922)	(17,922)
Net tax assets (liabilities)	(2,373)	3,136	(753)	7	17	43	26

Kiepe Electric Group
Notes to the Combined Financial Statements

C.     NOTES TO THE COMBINED STATEMENTS OF LOSS (cont.)

in € thousand	Net as of January 1	In profit/loss	In other income	Net currency translation differences	As of Dec. 31
					Net	Deferred tax assets	Deferred tax liabilities
						2021 fiscal year
Intangible assets	(2,567)	(283)	—	(2)	(2,852)	93	2,945
Property, plant and equipment	(2,298)	343	—	(23)	(1,978)	249	2,227
Investments	(40)	39	—	—	(1)	—	1
Inventories	(972)	596	—	3	(373)	288	661
Trade receivables	159	378	—	6	543	145	—
Other assets	(293)	(1,173)	—	(14)	(1,480)	342	1,424
Tax loss carry-forwards	161	(1)	—	7	167	167	—
Pension obligations	1,340	(220)	(86)	17	1,051	2,347	1,296
Other provisions	1,734	738	—	21	2,493	3,644	1,151
Liabilities	1,528	(1,187)	—	36	377	3,101	2,724
Valuation allowance	(670)	388	—	(38)	(320)	(320)	—
Tax assets (liabilities) before netting	(1,918)	(382)	(86)	13	(2,373)	10,056	12,429
Netting of taxes	—	—	—	—	—	(9,712)	(9,712)
Net tax assets (liabilities)	(1,918)	(382)	(86)	13	(2,373)	344	2,717

DEFERRED TAX ASSETS ON TAX LOSS CARRYFORWARDS

Deferred tax assets on tax loss carryforwards were recognized in an amount of € 191 thousand (December 31, 2021: € 167 thousand; January 1, 2021: € 161 thousand). The respective tax losses can be carried forward indefinitely.

UNRECOGNIZED DEFERRED TAX ASSETS

Deferred tax assets were not recognized with regard to the following items, as it is not likely that taxable income, against which the Company can settle deferred tax assets, will be available in the future.

24.    UNRECOGNIZED DEFERRED TAX ASSETS

	Dec. 31, 2022		Dec. 31, 2021		Jan. 1, 2021
in € thousand	Gross	Tax effect	Gross	Tax effect	Gross	Tax effect
from deductible temporary differences	16,048	5,016	1,387	320	2,681	670

ADDITIONAL DISCLOSURES

The Company incurred tax losses in 2022 and 2021 in some legal entities. After offsetting the deferred tax assets against deferred tax liabilities, the deferred tax assets recognized from these legal entities amount to € 5,137 thousand (December 31, 2021 and January 1, 2021: € 0). Kiepe Electric believes it is probable that there will be sufficient future taxable income to utilize these deferred tax assets. The Company’s current estimate of deferred tax assets which are considered to be realizable may change in the future, resulting in higher or lower deferred tax assets

Kiepe Electric did not recognize deferred tax liabilities related to temporary differences associated with investments in subsidiaries, branches and associates, and interests in joint arrangements of € 264 thousand (December 31, 2021: € 172 thousand; January 1, 2021: € 115 thousand).

Kiepe Electric believes that it has recognized adequate income tax liabilities for any future income taxes that may be owed as a result of any tax audit not completed and in consideration of all available information, including the interpretation of tax law and previous experience.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION

D.1   Intangible assets

25.    INTANGIBLE ASSETS

in € thousand	Internally generated intangible assets	Customer relationships	Licenses and acquired rights	Other	Total
Acquisition and production cost
As of Jan. 1, 2021	4,660	11,709	8,324	3,915	28,608
Currency translation differences	—	20	7	—	27
Additions	3,635	—	522	—	4,157
Disposals	—	—	(311)	(904)	(1,215)
As of Dec. 31, 2021	8,295	11,729	8,542	3,011	31,577
As of Jan. 1, 2022	8,295	11,729	8,542	3,011	31,577
Currency translation differences	—	23	8	—	31
Additions	3,292	—	176	—	3,468
Disposals	—	—	(1,731)	—	(1,731)
As of Dec. 31, 2022	11,587	11,752	6,995	3,011	33,345

Accumulated amortization and impairment expenses
As of Jan. 1, 2021	(1,296)	(7,249)	(7,544)	(3,146)	(19,235)
Currency translation differences	—	(10)	(5)	—	(15)
Additions	(378)	(1,851)	(694)	(510)	(3,433)
Disposals	—	—	311	904	1,215
Impairment	(15)	—	—	—	(15)
As of Dec. 31, 2021	(1,689)	(9,110)	(7,932)	(2,752)	(21,483)
As of Jan. 1, 2022	(1,689)	(9,110)	(7,932)	(2,752)	(21,483)
Currency translation differences	—	(12)	(7)	—	(19)
Additions	(170)	(1,388)	(470)	(61)	(2,089)
Disposals	—	—	1,731	—	1,731
As of Dec. 31, 2022	(1,859)	(10,510)	(6,678)	(2,813)	(21,860)

Carrying amount as of Jan. 1, 2021	3,364	4,460	780	769	9,373
Carrying amount as of Dec. 31, 2021	6,606	2,619	610	259	10,094
Carrying amount as of Dec. 31, 2022	9,728	1,242	317	198	11,485

Intangible assets mainly comprise internally generated intangible assets and customer relationships. Internally generated intangible assets consist of capitalized direct costs of material and services as well as employee-related expenses in connection with the development, enhancements and upgrade of internally developed applications. These are subject to straight-line amortization over the respective useful life of the corresponding asset. In 2022, internally generated intangible assets increased by € 3,122 thousand. This is caused by ongoing product developments mainly related to e-mobility Kiepe traction inverter (“KTI”) and light rail vehicle control technology (“LRV”).

The research and development costs recognized in “cost of materials” in the combined statements of loss as expense is € 3,003 thousand (2021: € 3,888 thousand).

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

Customer relationships consist of capitalized acquisition-related items resulting from the respective purchase price allocation.

In 2021, an impairment loss of € 15 thousand was recognized due to a project termination. There are no intangible assets pledged as security.

D.2   Goodwill

Goodwill amounts to € 4,321 thousand as of December 31, 2022 (December 31, 2021: € 4,321 thousand; January 1, 2021: € 4,321 thousand). According to IFRS, goodwill is not amortized but is tested for impairment annually. Goodwill represents the amount attributed to Kiepe Electric and resulted from the acquisition of the Company by KB. Kiepe Electric consists of a single CGU for purposes of impairment testing of Goodwill.

The cash flow forecasts contain specific projections from management for three years for the respective CGU. The forecast for the fourth year and terminal period was estimated based on the first three years and a sustainable growth rate.

To discount the cash flows, the weighted average cost of capital (WACC) was estimated based on the risk-free rate, peers’ unlevered beta factor and capital structure, market risk premium, average credit ratings and tax rate.

The key assumptions the Company has used in estimating the cash flows and the respective recoverable amount are set out as follows:

In the detailed planning phase, sales growth rates are projected on the detailed bottom-up plans of the significant legal entities and reflect past order data as well as industry-specific market information from external sources. Sales growth rates for the subsequent planning period are determined in line with inflation per IHS forecast.

The forecast of the EBITDA margin in the detailed planning phase takes into account historical data as well as current data from the respective order backlogs. Average EBITDA margins extrapolated from the past and the detailed planning phase are used for the subsequent periods.

The following table shows the average sales growth rates used in the course of determining the amount of the cash-generating unit.

26.    CASH-GENERATING UNIT

in %	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
average sales growth rates in the detailed planning phase	16.1	17.1	6.3
average EBITDA margin in the detailed planning phase	4.2	3.1	2.3
Weighted average cost of capital (WACC)	8.2	6.9	6.8
Weighted average cost of capital (WACC) – pre tax	10.7	9.4	9.3
Sustainable growth rate	2.2	2.0	1.9

The sustainable growth rate was calculated on the basis of estimated long-term inflation expectations as per IHS forecast and on the assumptions that a market participant would make.

Kiepe Electric reviews the carrying amount of Goodwill at the end of each fiscal year for impairment.

The impairment test did not result in any impairment loss for the years ended December 31, 2022 and 2021.

The Company has performed sensitivity analysis by changing the discount rate as well as the cash flows. The sensitivity did not result in an impairment loss.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.3   Property, plant and equipment

27.    PROPERTY, PLANT AND EQUIPMENT

in € thousand	Land, land rights and buildings, including buildings on land owned by others	Technical equipment and machinery	Other equipment, factory and office equipment	Advance payments and assets under construction	Total
Acquisition and production cost
As of Jan. 1, 2021	33,838	2,350	30,686	674	67,548
Currency translation differences	111	17	42	—	170
Additions	113	15	420	311	859
Disposals	—	(101)	(990)	—	(1,091)
Reclassifications	176	—	87	(263)	—
As of Dec. 31, 2021	34,238	2,281	30,245	722	67,486
As of Jan. 1, 2022	34,238	2,281	30,245	722	67,486
Currency translation differences	106	16	35	—	157
Additions	79	106	531	913	1,629
Disposals	—	(95)	(1,050)	—	(1,145)
Reclassifications	—	73	—	(73)	—
As of Dec. 31, 2022	34,423	2,381	29,761	1,562	68,127

Accumulated depreciation and impairment expenses
As of Jan. 1, 2021	(18,038)	(2,113)	(19,591)	—	(39,742)
Currency translation differences	(15)	(14)	(28)	—	(57)
Additions	(1,237)	(91)	(1,893)	—	(3,221)
Disposals	—	86	963	—	1,049
Impairment	—	—	—	—	—
As of Dec. 31, 2021	(19,290)	(2,132)	(20,549)	—	(41,971)
As of Jan. 1, 2022	(19,290)	(2,132)	(20,549)	—	(41,971)
Currency translation differences	(17)	(13)	(24)	—	(54)
Additions	(1,283)	(50)	(1,545)	(1)	(2,879)
Disposals	—	96	970	—	1,066
Impairment	—	—	—	—	—
As of Dec. 31, 2022	(20,590)	(2,099)	(21,148)	(1)	(43,838)

Carrying amount as of Jan. 1, 2021	15,800	237	11,095	674	27,806
Carrying amount as of Dec. 31, 2021	14,948	149	9,696	722	25,515
Carrying amount as of Dec. 31, 2022	13,833	282	8,613	1,561	24,289

Property, plant, and equipment decreased by € 1,226 thousand to € 24,289 thousand in 2022 (December 31, 2021: € 25,515 thousand; January 1, 2021: € 27,806 thousand). This decrease is mainly driven by an increase in accumulated depreciation over the years.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

Right-of-use assets under IFRS 16 were recognized under land, land rights and buildings as well as under other equipment, factory and office equipment. In 2022, the right-of-use assets for land, land rights and buildings amount to € 2,427 thousand (December 31, 2021: € 3,059 thousand; January 1, 2021: € 3,712 thousand). Within other equipment, factory and office equipment, an amount of € 94 thousand (December 31, 2021: € 142 thousand; January 1, 2021: € 214 thousand) relates to right-of-use assets.

Additions to advance payments and assets under construction increased by € 602 thousand (December 31, 2021: € 311 thousand; January 1, 2021: € 674 thousand). This is mainly caused by an internally developed high power charging station.

Investments in technical equipment and machinery as well as other equipment, factory and office equipment focused on replacement of machinery in the factory as well as building equipment and installations in third-party buildings.

Property, plant and equipment is subject to straight-line depreciation.

There were no impairment losses recognized for property, plant and equipment for the periods presented. There is no property, plant and equipment pledged as security.

D.4   Financial assets

As of December 31, 2022, financial assets of € 48 thousand (December 31, 2021: € 48 thousand; January 1, 2021: € 50 thousand) consist of investments held by Kiepe Electric GmbH, Germany of € 40 thousand in all reporting years as well as long-term deposits.

Refer to Note D.14.2 for more information on Company’s investments.

D.5   Trade receivables, other financial assets and other assets

28.    TRADE RECEIVABLES

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Trade receivables	41,454	24,831	14,664
Trade receivables, gross	48,151	31,570	17,540
Loss allowances	(6,697)	(6,739)	(2,876)
Trade receivables, net	41,454	24,831	14,664

Trade receivables result from the sale of goods and services. Trade receivables, excluding trade receivables from KB Group companies, increased in fiscal year 2022 by € 16,623 thousand based on invoices with extended payment terms for several projects.

In fiscal year 2021 loss allowances increased significantly. The increase was mainly driven by an impairment of € 4,560 thousand, that was recognized due to an insolvent UK customer and offset by actual allowances recorded.

For further information on trade receivables from KB Group companies refer to Note F.3.4.

The development of loss allowances due to expected credit losses for trade receivables is shown in Note F.1 and a breakdown of trade receivables is in Note D.12.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

29.    OTHER FINANCIAL ASSETS

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Receivables from German consortium for constructions	1,498	1,960	1,871
Suppliers with debit balances	421	441	161
Deposits	41	32	32
Other financial assets	1,960	2,433	2,064

All amounts of other financial assets are due within one year.

30.    OTHER CURRENT ASSETS

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Receivables from other taxes	2,269	4,695	1,247
Advance payments	1,201	496	1,716
Other	718	349	396
Other current assets	4,188	5,540	3,359

Other current assets primarily consist of receivables from other taxes and advance payments. Other current assets decreased by € 1,352 thousand in fiscal year 2022 and increased by € 2,181 thousand in fiscal year 2021. The increase in 2021 is primarily attributable to a prepayment for value added taxes (“VAT”).

Advance payments are comprised of prepayments for inventories. The fluctuation within the years is mainly due to the completion of various long-term projects.

The line item “other” includes employment related receivables and other prepaid expenses.

D.6   Inventories

31.    INVENTORIES

in € thousand	Materials and supplies	Unfinished goods	Finished goods	Merchandise	Goods in transit	Total
Gross inventory as of Jan. 1, 2021	30,706	10,706	14,074	576	352	56,414
Write-down to net realizable value	(3,046)	(1,007)	(1,082)	(289)	—	(5,424)
As of Jan. 1, 2021	27,660	9,699	12,992	287	352	50,990
Gross inventory as of Dec. 31, 2021	25,856	11,165	14,941	581	2,021	54,564
Write-down to net realizable value	(4,543)	(1,004)	(1,709)	(483)	—	(7,739)
As of Dec. 31, 2021	21,313	10,161	13,232	98	2,021	46,825
Gross inventory as of Dec. 31, 2022	29,700	12,527	10,129	530	875	53,761
Write-down to net realizable value	(5,432)	(1,149)	(1,795)	(365)	—	(8,741)
As of Dec. 31, 2022	24,268	11,378	8,334	165	875	45,020

Inventories primarily include materials and supplies as well as unfinished and finished goods. Inventories decreased by € 1,805 thousand in 2022 and € 4,165 thousand in 2021. Compared to 2021 inventories significantly decreased due to project delays in previous years, which led to a high inventory level. The decrease in 2022 is primarily based on execution of the projects that were delayed in the previous year.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.7   Cash and cash equivalents

32.    CASH AND CASH EQUIVALENTS

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Cash and cash equivalents	8,462	7,859	2,936

In 2022, cash and cash equivalents increased by € 603 thousand whereas in 2021 the increase amounts to € 4,923 thousand.

Cash and cash equivalents include cash at credit institutions. The cash and cash equivalents are measured at cost.

D.8   Assets held for sale

The assets held for sale of € 2,847 thousand as of January 1, 2021 consisted of land and buildings and are completely related to Kiepe Electric Ges. m. b. H., Austria.

For further information, see Note C.3 and E.2.

D.9   Total net investment attributable to Parent

Total net investment attributable to Parent

Total net investment attributable to Parent consist of the Net investment attributable to Parent and other comprehensive income (loss).

Net investment attributable to Parent

The net investment attributable to Parent represents KB Group’s historical investment in Kiepe Electric, the net effect of transactions with and allocations from KB Group, and Kiepe Electric’s accumulated earnings. Changes in net investment attributable to KB Group result from withdrawals and contributions from KB Group in addition to the net loss for the period.

Contributions and withdrawals mainly comprise transactions with KB Group, such as profit and loss transfer agreements, allocated costs from KB Group as well as income tax liabilities and deferred tax assets on loss carryforwards of Kiepe Electric entities, which do not constitute separate tax subjects in the reporting periods.

Other comprehensive income (loss)

Other comprehensive income (loss) includes all re-measurements of the net defined benefit liability for the defined benefit obligation of pension plans and pension plan assets that are recognized outside of loss after income taxes as well as the respective deferred tax assets and liabilities, and foreign currency translation differences.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.10    Employee benefits

D.10.1.  Employee benefits

33.    EMPLOYEE BENEFITS

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Assets from employee benefits – Pensions	(6,381)	(5,916)	(5,695)
Defined Benefit Obligation – Pensions	9,587	12,705	13,676
Effect of asset ceiling/onerous liability – Pensions	385	—	—
Provisions for pensions	3,591	6,789	7,981
Other personnel related provisions	1,473	1,747	2,485

Provisions for employee benefits	5,064	8,536	10,466
Non-current	4,522	8,182	10,466
Current	542	354	—

The provisions for employee benefits include provisions for pension commitments and other personnel provisions.

Kiepe Electric provides pension commitments to its employees based on defined benefit plans, the benefits of which depend either on the employee’s pensionable remuneration or contain other guarantees. Pension commitments are measured based on actuarial principles using the projected unit credit method. The pension plan accruals reported in the combined statements of financial position correspond to the present value of the defined benefit obligation in consideration of future salary and pension increases as of the reporting date, less the fair value of the plan assets. The amount of the net defined benefit liability (net asset) so determined is adjusted for any effect of limiting a net defined benefit asset out of an asset ceiling.

In Switzerland, pension entitlements and plan assets are managed in multi-employer pension funds. The employees accumulate a pension capital in these institutions, which is converted into a lifelong pension at the time of retirement according to the conditions valid at that time. These pension funds are managed conservatively on the basis of state requirements. Plan assets that exceed the defined benefit obligation are not available to the company as an economic benefit (asset ceiling). If the claims are no longer covered by capital due to negative market developments, restructuring contributions can be claimed from the affiliated employers and their employees.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.10.2.  Change in pension liability

34.    CHANGE IN PENSION LIABILITY

	Defined benefit obligation		Fair value of plan asset		Net liabilities (net assets) from defined benefit plans
in € thousand	2022	2021	2022	2021	2022	2021
As of Jan. 1	12,705	13,676	(5,916)	(5,695)	6,789	7,981
Current service cost	242	228	25	23	267	251
Past service cost	(249)	—	—	—	(249)	—
Gains/losses from settlements	—	—	—	—	—	—
Interest income	—	—	(23)	(1)	(23)	(1)
Interest expense	90	52	—	—	90	52
Net cash flow	(475)	(545)	174	342	(301)	(203)
Remeasurements	(3,215)	(1,188)	(19)	3	(3,234)	(1,185)
a) Return on plan assets	—	—	(19)	3	(19)	3
b) Actuarial gains/losses (change in demographic assumptions)	—	(613)	—	—	—	(613)
c) Actuarial gains/losses (change in financial assumptions)	(3,100)	(530)	—	—	(3,100)	(530)
d) Effect of experience adjustments	(115)	(45)	—	—	(115)	(45)
Changes in asset ceiling/onerous liability (excluding interest income)	—	—	—	—	385	—
Currency translation differences	336	331	(294)	(258)	42	73
Employer contributions	—	—	(175)	(179)	(175)	(179)
Participant contributions	153	151	(153)	(151)	—	—
Increase/decrease due to effect of business combinations/divestitures	—	—	—	—	—	—
Transfers	—	—	—	—	—	—
As of Dec. 31	9,587	12,705	(6,381)	(5,916)	3,591	6,789
thereof
Germany & Austria	3,362	4,822	—	—	3,362	4,822
Italy	229	222	—	—	229	222
Switzerland	5,996	7,661	(6,381)	(5,916)	—	1,745

D.10.3.  Plan assets

Only the pension obligations in Switzerland are financed by assets that meet the definition of plan assets according to IAS 19. For these pension obligations, the net liability from the defined benefit obligation and the fair value of the plan assets is recognized and reduced by any effect of an asset ceiling. The plan assets comprise the investments shown in Table → 35.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

35.    PLAN ASSETS

in € thousand	Dec. 31, 2022	Dec. 31, 2021
Cash and cash equivalents	—	—
Equity instruments	—	—
Debt instruments	—	—
Real estate	—	—
Assets held by insurance companies	(6,381)	(5,916)
Investment funds	—	—
Other	—	—
Fair value of plan assets	(6,381)	(5,916)
Return on plan assets (including interest income)	42	(2)

D.10.4.  Actuarial assumptions

The Table → 36 and 37 list the key actuarial assumptions for the pension plans as of the reporting dates. The pension plans represent the majority of the total recognized defined benefit obligation.

36.    ACTUARIAL ASSUMPTIONS — GERMANY

in %	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Discount rate	4.17	1.31	1.00
Salary increase	—	3.00	3.00
Pension increases	2.20	1.60	1.60
Mortality Tables	Richttafeln 20018G Prof. K.Heubeck	Richttafeln 20018G Prof. K.Heubeck	Richttafeln 20018G Prof. K.Heubeck

37.    ACTUARIAL ASSUMPTIONS — SWITZERLAND

in %	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Discount rate	2.40	0.37	0.02
Salary increase	1.75	1.50	1.50
Pension increases	0.00	0.00	0.00
Mortality Tables	BVG 2020 and CMI2019 LTR improvement factor of 1,50%	BVG 2020 and CMI2019 LTR improvement factor of 1,50%	BVG 2015 and CMI LTR improvement factor of 1,50%

D.10.5.  Future cash flows

In fiscal year 2022, employer payments into the plan assets amounted to € 175 thousand. Pension payments of € 475 thousand were paid for 2022 (2021: € 545 thousand). The expected pension payments for 2023 are € 501 thousand.

As of December 31, 2022, the duration for the defined benefit obligation was 11.50 years (December 31, 2021: 14.8 years) for the German and 17.7 years (December 31, 2021: 16.8 years) for the Swiss pension plans, respectively.

D.10.6.  Sensitivity analysis

The following sensitivity analysis presents the effects of reasonable changes of individual factors on the defined benefit obligation as of the reporting date.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

38.    SENSITIVITY ANALYSIS — GERMANY

	Dec. 31, 2022		Dec. 31, 2021
in € thousand	Increase	Decrease	Increase	Decrease
Present value of defined benefit obligation	2,992	2,992	4,377	4,377
Change in discount rate 0.5%	(181)	200	(345)	394
Change in salary increase rate 0.5%	—	—	—	—
Change in future pension increases 0.5%	151	(139)	289	(264)

39.    SENSITIVITY ANALYSIS — SWITZERLAND

	Dec. 31, 2022		Dec. 31, 2021
in € thousand	Increase	Decrease	Increase	Decrease
Present value of defined benefit obligation	5,996	5,996	7,661	7,661
Change in discount rate 0.5%	(380)	421	(600)	686
Change in salary increase rate 0.5%	31	(30)	56	(54)
Change in future pension increases 0.5%	282	—	438	—

Although the analysis does not take account the complete distribution of the expected cash flows according to the plan, it provides an approximate value of the sensitivity of the presented assumptions.

D.11 Other provisions

40.    OTHER PROVISIONS

in € thousand	Warranty provisions	Provisions for onerous contracts	Restructuring provision	Other	Total
As of Jan. 1, 2021	15,250	9,247	—	5,323	29,820
Currency translation differences	150	—	—	20	170
Additions	3,007	472	4,979	8,205	16,663
Utilization	(5,186)	(2,796)	—	(1,265)	(9,247)
Transfer	—	—	—	—
Reversals	(747)	(54)	—	(91)	(892)
Compounding	—	—	—	2	2
As of Dec. 31, 2021	12,474	6,869	4,979	12,194	36,516
thereof current	6,736	1,890	4,979	12,131	25,736
thereof non-current	5,738	4,979	—	63	10,780

As of Jan. 1, 2022	12,474	6,869	4,979	12,194	36,516
Currency translation differences	125	—	—	4	129
Additions	6,970	73	3,464	14,969	25,476
Utilization	(4,340)	(1,735)	(6,011)	(1,087)	(13,173)
Transfer	—	—	—	—
Reversals	(500)	(1,890)	(300)	(5,117)	(7,807)
Compounding	41	—	—	9	50
As of Dec. 31, 2022	14,770	3,317	2,132	20,972	41,191
thereof current	5,533	—	2,132	20,908	28,573
thereof non-current	9,237	3,317	—	64	12,618

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

In 2022, other provisions increased by € 4,675 thousand to € 41,191 thousand (December 31, 2021: € 36,516 thousand; January 1, 2021: € 29,820 thousand) which was mainly caused by warranty provisions and the line item “other”.

The warranty provisions cover both obligations arising from cases that have already occurred as well as future obligations based on past experience. In principle, the latter is directly related to the development and structure of sales revenue. The provisions are based on estimates of historical warranty data for similar products and services. The warranty provisions increased by € 2,296 thousand to € 14,770 thousand (December 31, 2021: € 12,474 thousand; January 1, 2021: € 15,250 thousand) mainly due to specific warranty increases which are related to certain projects. For the long-term provisions, outflows are expected within the next two to five years.

The provisions for onerous contracts decreased by € 3,552 thousand to € 3,317 thousand (December 31, 2021: € 6,869 thousand; January 1, 2021: € 9,247 thousand) due to utilization and reversal.

The restructuring provision decreased by € 2,847 thousand to € 2,132 thousand (December 31, 2021: € 4,979 thousand; January 1, 2021: € -) due to the utilization for staff redundancy costs for a restructuring program recognized as of December 31, 2021. For the long-term components, outflows are expected within the next two to five years.

The other provisions increased by € 8,778 thousand to € 20,972 thousand (December 31, 2021: € 12,194 thousand; January 1, 2021: € 5,323 thousand). Other provisions mainly consist of indemnity provisions, provisions for follow-up costs and provisions for VAT. The increase mainly results from an increase in indemnity provision of € 7,590 thousand attributable to one project.

D.12 Trade payables and other liabilities

Trade payables, excluding trade payables to KB Group companies, totaled € 18,365 thousand as of December 31, 2022 (December 31, 2021: € 15,772 thousand; January 1, 2021: € 17,518 thousand). For further information on trade payables to KB Group companies, see Note F.3.4.

Trade payables consist mainly of payables due to sub-contractors that provide services, suppliers of parts and modules, as well as outstanding invoices. All amounts are due within one year.

41.    OTHER LIABILITIES

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Advance payments received	4,614	827	1,090
Liabilities to employees	3,223	2,137	2,893
Liabilities from other taxes	2,541	2,990	3,211
Social security liabilities	31	50	34
Other	964	1,308	578
Current	11,109	7,054	7,696
Non-current	264	258	110

Other liabilities increased by € 4,061 thousand to € 11,373 thousand (December 31, 2021: € 7,312 thousand; January 1; 2021: € 7,806 thousand). This was mainly due to an increase of project-related prepayments of € 3,787 thousand.

Liabilities to employees mainly include vacation and bonuses that are due within one year. The increase of € 1,086 thousand in 2022 is based on a bonus provision for an ongoing transaction.

The line item “other” mainly consist of consulting and audit fees.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.13 Financial liabilities

42.    FINANCIAL LIABILITIES

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Lease liabilities	2,528	3,210	3,926
Liabilities towards credit institutions	—	—	60
Other financial liabilities	378	148	141
Current	1,017	989	1,056
Non-current	1,889	2,369	3,071

Financial liabilities amount to € 2,906 thousand as of December 31, 2022 (December 31, 2021: € 3,358 thousand; January 1, 2021: € 4,127 thousand) and primarily comprise lease liabilities.

As no new material lease contracts were entered into during 2022, lease liabilities decreased due to repayments to € 2,528 thousand (December 31, 2021: € 3,210 thousand; January 1, 2021: € 3,926 thousand).

The following tables show a reconciliation of movements of financial liabilities to cash flows arising from financing activities as of December 31, 2022 and December 31, 2021.

43.    RECONCILIATION OF MOVEMENTS OF LIABILITIES TO CASH FLOWS ARISING FROM FINANCING ACTIVITIES 2022

in € thousand	Liabilities to banks	Loan from Parent	Other financial liabilities	Liabilities	Net investment	Total
				Lease liabilities	Net investment attributable to Parent
As of Jan. 1, 2022	—	2,420	148	3,210	53,249	59,027
Change in cash flow from financing activities
Disbursements for lease liabilities	—	—	—	(903)	—	(903)
Interest paid	—	(19)	(247)	(1)	—	(267)
Dividends paid to parent Company shareholders	—	—	—	—	—	—
Other transaction with Parent	—	—	—	—	19,349	19,349
Cash flow from financing activities	—	(19)	(247)	(904)	19,349	18,179
Effects in foreign exchange rates	—	119	15	90		224
Other changes related to liabilities
Other non-cash expenses and income	—	—	216	—	—	216
Interest expenses	—	19	247	1	—	267
New leases	—	—	—	131	—	131
Total other changes, related to liabilities	—	19	463	132	—	614
Total other changes, related to net investment	—	—	—	—	(15,985)	(15,985)
As of Dec. 31, 2022	—	2,539	378	2,528	56,613	62,059

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

44.    RECONCILIATION OF MOVEMENTS OF LIABILITIES TO CASH FLOWS ARISING FROM FINANCING ACTIVITIES 2021

in € thousand	Liabilities to banks	Loan from Parent	Other financial liabilities	Liabilities	Net investment	Total
				Lease liabilities	Net investment attributable to Parent
As of Jan. 1, 2021	60	981	141	3,926	61,375	66,483
Change in cash flow from financing activities
Proceeds from borrowings	—	1,329	—	—	—	1,329
Disbursements from the repayment of borrowings	(62)	—	—	—	—	(62)
Disbursements for lease liabilities	—	—	—	(861)	—	(861)
Interest paid	—	(9)	(384)	(2)	—	(395)
Dividends paid to parent Company shareholders	—	—	—	—	(8,514)	(8,514)
Proceeds from grants and subsidies	—	—	366	—	—	366
Other transaction with Parent	—	—	—	—	29,855	29,855
Cash flow from financing activities	(62)	1,320	(18)	(863)	21,341	21,718
Effects in foreign exchange rates	2	110	12	86		210
Other changes related to liabilities
Other non-cash expenses and income	—	—	(371)	—	—	(371)
Interest expenses	—	9	384	2	—	395
New leases	—	—	—	59	—	59
Total other changes, related to liabilities	—	9	13	61	—	83
Total other changes, related to net investment	—	—	—	—	(29,467)	(29,467)
As of Dec. 31, 2021	—	2,420	148	3,210	53,249	59,027

The cash flows from financing activities presented in the combined statements of cash flows includes interests paid resulting from off-balance-sheet commitments that comprise bank guarantees of € 659 thousand (2021: € 710 thousand) and interests paid of € 500 thousand due to accrued interests for tax audits in fiscal year 2021.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.14      Financial Instruments

D.14.1.  Financial Instruments

The following table provides an overview of the carrying amount of financial assets and liabilities. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

45.    INFORMATION IN ACCORDANCE WITH IFRS 9

	Dec. 31, 2022			Dec. 31, 2021			Jan. 1, 2021
in € thousand	Carrying amount			Carrying amount			Carrying amount
Category	Other	At amortized cost	Total	Other	At amortized cost	Total	Other	At amortized cost	Total
Financial assets	—	105,912	105,912	—	86,425	86,425	—	87,510	87,510
Trade receivables	—	41,454	41,454	—	24,831	24,831	—	14,664	14,664
Receivables from related parties	—	53,988	53,988	—	51,254	51,254	—	67,796	67,796
Other financial assets	—	2,008	2,008	—	2,481	2,481	—	2,114	2,114
Cash and cash equivalents	—	8,462	8,462	—	7,859	7,859	—	2,936	2,936
Financial liabilities	2,528	24,091	26,619	3,210	21,260	24,470	3,926	19,250	23,176

Liabilities towards credit institutions	—	—	—	—	—	—	—	60	60
Lease liabilities	2,528	—	2,528	3,210	—	3,210	3,926	—	3,926
Other financial liabilities	—	378	378	—	148	148	—	141	141
Trade payables	—	18,365	18,365	—	15,772	15,772	—	17,518	17,518
Liabilities to related parties	—	5,348	5,348	—	5,340	5,340	—	1,531	1,531

Lease liabilities are not allocated to any of the measurement categories and therefore are included within the other column in the table above.

The fair values of cash and cash equivalents, trade receivables, other financial assets, other financial liabilities, and trade payables approximate their carrying amounts due to the short-term maturities of these instruments.

Receivables from related parties include cash pool receivables and receivables from profit and loss transfer agreements. The fair values of receivables from related parties are approximately equal to their carrying amount due to the short-term maturities.

Liabilities towards credit institutions include bank overdrafts of which fair values approximately equal to their carrying amount.

The fair values of the liabilities to related parties are approximately equal to their carrying amount due to the short-term maturities of the included trade accounts and the market-based interest rate applied for the short-term loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG.

Note C.8 provides information on the net gains and net losses from financial instruments. For more information on loss allowances and write-offs on financial assets refer to Note F.1.3.

D.14.2.  Investments

Kiepe Electric GmbH holds an investment in the company Heiterblick Projektgesellschaft mbH, Germany. Kiepe Electric GmbH has acquired a 49% shareholding for € 12 thousand. The main shareholder is HeiterBlick GmbH, Germany with 51% of outstanding shares. According to the profit and loss transfer agreement entered into on October 13, 2011 between HeiterBlick GmbH and Heiterblick Projektgesellschaft mbH, Kiepe Electric GmbH receives only a dividend in the amount of 10% of the nominal value of its shares for each fiscal year. Kiepe Electric GmbH has no control over Heiterblick Projektgesellschaft mbH. The investment is reported at cost due to its immateriality.

Kiepe Electric GmbH holds an investment of 20% in the company Kiepe Electric India Pvt. Ltd., India in an amount of € 28 thousand and is reported at cost on the combined statements of financial position.

Kiepe Electric Group
Notes to the Combined Financial Statements

D.     NOTES TO THE COMBINED STATEMENTS OF FINANCIAL POSITION (cont.)

D.15      Income taxes

46.    INCOME TAXES

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Income tax receivables	—	—	94
thereof non-current	—	—	—
thereof current	—	—	94

Income tax liabilities	191	62	13
thereof non-current	—	—	—
thereof current	191	62	13

Current income tax liabilities relate to the current tax calculations and refer to Kiepe Electric GmbH’s Vienna branch.

E.     NOTES TO THE COMBINED STATEMENTS OF CASH FLOWS

The Company’s combined statements of cash flows show the sources and use of cash flows and the net increase or decrease in cash and cash equivalents.

Cash flows are presented as cash flows from operating activities, from investing activities and from financing activities. The cash flows from operating activities are derived indirectly based on the loss for the period.

E.1   Cash flow from operating activities

The cash flow from operating activities increased by € 5,624 thousand in 2022 compared with the previous year, mainly due to a lower net loss and higher other non-cash expenses and income. This effect is compensated to some extent by the change in inventories and in provisions.

E.2   Cash flow from investing activities

The cash flow from investing activities mainly results from the cash outflow for investments in intangible assets, property, plant and equipment as well as the cash inflow from the disposal of property, plant and equipment.

In 2021, the cash inflow from the sale of property, plant and equipment results primarily from the sale of Kiepe Electric Ges. m. b. H., Austria. This one-time effect explains the decrease in cash flow from investing activities by a total of € 5,380 thousand in 2022. For further information, see Note C.3 and D.8.

E.3   Cash flow from financing activities

In 2022, the cash flow from financing activities decreased by € 2,988 thousand to € 17,520 thousand. The cash flow from financing activities mainly results from Other financing transactions with Parent.

Other financing transactions with Parent for 2022 includes receivables related to the profit and loss transfer agreement of € 16,324 thousand (2021: € 29,756 thousand) as well as taxes using the separate tax return approach of € -2,717 thousand (2021: € 2,613 thousand). In 2021, this item was additionally impacted by dividend payments from Kiepe Electric LLC, USA to Knorr Brake Holding Corporation, USA of € 8,514 thousand.

Kiepe Electric Group
Notes to the Combined Financial Statements

E.     NOTES TO THE COMBINED STATEMENTS OF CASH FLOWS (cont.)

E.4   Composition of Cash and Cash Equivalents

47.    FINANCIAL FUNDS AT THE END OF THE PERIOD

in € thousand	2022	2021
Cash and cash equivalents	8,462	7,859
	8,462	7,859

Cash and cash equivalents of Kiepe Electric currently only comprise cash at banks.

In 2022, cash and cash equivalents increased by € 603 thousand to € 8,462 thousand. The funds reported in the combined statements of changes in net investment include cash at credit institutions, see Note D.7.

F.      OTHER INFORMATION

F.1    Managing of financial risks

During the periods presented, all financial risks of Kiepe Electric were managed by Knorr-Bremse AG on behalf of Kiepe Electric which manages all of the financial risks within the KB Group.

Kiepe Electric is exposed to various financial risks arising from its operating, investing and financing activities, especially market risks (currency risk and interest rate risk), credit risks, and liquidity risks.

F1.1. Currency risks

Currency risks arise from future transactions involving both the purchase of intermediate products and the sale of end products. However, Kiepe Electric has a moderate exposure towards currency risk arising from fluctuations in exchange rates in connection with international operations. Receivables and liabilities recognized in the combined statements of financial position as well as highly probable expected cash flows in foreign currencies are examined.

Some Kiepe Electric Group’s entities are located outside the Eurozone. For the preparation of the Combined Financial Statements, financial statements of foreign operations are translated into Euro, as Kiepe Electric’s presentation currency is the Euro. Effects from foreign currency exchange rate fluctuations on the translation of net investment amounts into Euro are reflected in other comprehensive income (loss) for the period in the combined statements of changes in net investment. Kiepe Electric does not hedge net investments in foreign operations.

The sensitivity analysis for the currency risk mainly arises from cash and cash equivalents and trade receivables. The following table demonstrates the approximate effect on the Company’s post-tax profit or (loss) and net investment in response to fluctuations of the currencies other than the respective functional currencies which the Kiepe Electric Group entities have exposure at the balance sheet date.

48.    EXCHANGE RATE EFFECTS

in € thousand	USD/EUR +10%	USD/EUR -10%	CHF/EUR +10%	CHF/EUR -10%
Dec. 31, 2021
Effect on net result	(35)	43	(324)	396
Effect on net investment	(35)	43	(324)	396

Dec. 31, 2022
Effect on net result	(34)	38	(6)	3
Effect on net investment	(34)	38	(6)	3

The Company uses the value at risk as the primary risk measure to determine the risk potential for currency risks. It indicates the maximum loss. The value at risk is calculated for the core currencies of USD and CHF.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

49.    VALUE AT RISK

in € thousand	2022	2021
USD	946	504
CHF	60	4,532

The change in CHF value at risk from € 4,532 thousand in 2021 to € 60 thousand in 2022 relates to less cash held in CHF as well as the decrease of trade receivables in CHF.

Exposures to other currencies exist, however, such exposures usually do not have a material effect on earnings. However, in fiscal year 2021, Kiepe Electric GmbH held a trade receivable from a customer in the UK and the positive development in the EUR compared to the GBP led to a one-time effect on earnings during the fiscal year 2021.

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

F1.2.     Interest rate risks

Interest rate risks arise as a result of market-related fluctuations in the interest rates. They affect the level of the Company’s interest expenses.

Interest bearing liabilities with floating interest rates exist at Kiepe Electric from the loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG. At the reporting date, Kiepe Electric has a very low exposure to a possible change in interest rates. Due to low interest expenses arising from the loan the interest rate risk does not have a material effect on the Company’s loss for the period. Refer to Note C.8 for further information on interest expenses.

F1.3.     Credit risks

CREDIT STRUCTURE FOR TRADE RECEIVABLE AND CONTRACT ASSETS

Credit risks arise from an unexpected loss in cash and earnings if the customer or contracting party payment is late, partial or is lacking payments of receivables without compensation and to non-payment.

Kiepe Electric’s exposure to credit risk arises primarily from trade receivables and receivables from related parties (see Note F.3.4 Balances with related parties and management). The maximum exposure to credit risk represents the carrying amount of trade receivables, cash and cash equivalents and other financial assets as reported in the combined financial statements. For trade receivables, as well as other financial assets that are neither impaired nor past due, there were no indications as of December 31, 2022 and 2021, that defaults in payment obligations will occur.

Credit risk is monitored regularly. This includes the review of individual receivables and individual customer creditworthiness, the analysis of historical bad debts on a portfolio basis. Decisions on financial transactions are made on the basis of this monitoring.

In principle, commercial transactions are exposed to the risk of a possible loss of value due to the defaulting of business partners as customers.

SCREENING PROCESS FOR CUSTOMERS

When establishing new business relationships, public sources, such as credit agencies, are used to obtain an economic business evaluation and credit opinion in advance. During the business relationship, a regular monitoring process occurs via review of overdue positions.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

EXPECTED CREDIT LOSSES

Receivables have been grouped based on shared credit risk characteristics and the days past due to measure the expected credit losses. The expected credit loss is determined individually if the receivables are considered credit impaired.

Kiepe Electric suffered a significant credit loss on trade receivables in fiscal year 2021 due to an insolvent UK customer (see Note D.5 Trade receivables and other assets).

The below table shows the lifetime expected credit losses that have been recognized for receivables in accordance with the simplified approach set out in IFRS 9 and the respective movements during the fiscal years.

50.    LIFETIME EXPECTED CREDIT LOSSES IN ACCORDANCE WITH IFRS 9

in € thousand	Current	More than 30 days past due	More than 60 days past due	More than 90 days past due	Total
2022 fiscal year
Trade receivables – gross carrying amount	30,501	1,106	2,864	13,680	48,151
Contract assets – gross carrying amount	21,296	—	—	—	21,296
2021 fiscal year
Trade receivables – gross carrying amount	16,177	994	1,689	12,710	31,570
Contract assets – gross carrying amount	18,456	—	—	—	18,456

IMPAIRMENT OF RECEIVABLES

Impaired receivables and the respective accumulated impairments are derecognized if there is no probability of payment. Trade receivables do not bear interest.

The respective movements of impairments for trade receivables and contract assets during the fiscal years are as follows:

51.    FINANCIAL INSTRUMENTS IN IMPAIRMENT SCOPE 2022

in € thousand	Impairment Jan. 1	Net change	Derecognition	Impairment Dec. 31
2022 fiscal year
Trade receivables and contract assets	6,756	85	(92)	6,749
2021 fiscal year
Trade receivables and contract assets	2,960	4,059	(263)	6,756

F1.4.     Liquidity risks

Liquidity risks arise from the possibility that funds required to satisfy payment obligations cannot be procured on time.

Within the Kiepe Electric Group, liquidity risks arise from payment obligations arising from operating transactions or financing obligations. The liquidity and cash management of Kiepe Electric is conducted through cash-pooling services provided by KB Group companies and profit and loss transfer arrangements to ensure an efficient liquidity. For further information see Note F.3.4.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

The Company monitors the expected cash outflows on trade and other payables together with the level of expected cash inflows on trade and other receivables.

The following table shows the remaining contractual maturities of the financial liabilities as of December 31, 2022, and 2021, This relates to undiscounted gross amounts, including estimated interest payments.

52.    MATURITIES

in € thousand	Carrying amount	Contractually agreed cash flows	Up to 1 year	1 to 5 years	Over 5 years
	2022 fiscal year
Loan payables	2,539	2,539	2,539	—	—
Lease liabilities	2,528	2,529	639	1,453	437
Other financial liabilities	378	378	378	—	—
Trade payables	20,567	20,567	20,567	—	—
	26,012	26,013	24,123	1,453	437

	2021 fiscal year
Loan payables	2,420	2,420	2,420	—	—
Lease liabilities	3,210	3,212	843	1,686	683
Other financial liabilities	148	148	148	—	—
Trade payables	18,526	18,526	18,526	—	—
	24,304	24,306	21,937	1,686	683

Total trade payables in the amount of € 20,567 thousand (December 2021: € 18,526 thousand; January 1, 2021: € 18,068 thousand), including trade payables to related parties, are due within one year.

The loan payables, including accrued interest, totaling € 2,539 thousand (December 21, 2021: € 2,420 thousand; January 1, 2021: € 981 thousand) are deemed to be a short-term liability, as at the reporting date the Company intended and was able to roll over the obligation. For further information see Note F.3.4.

F.2    Events after the reporting date

The Company achieved settlement agreements with consortiums and customers in March and May 2023 related to two different projects, which resulted in an overall positive impact of the respective project margins.

On July 25, 2023, a share purchase agreement by and between KB SfS and Knorr Brake Holding Corporation, Avon, USA as sellers and Heramba GmbH, Düsseldorf, Germany and Heramba Holdings Inc., Newark, USA as purchasers regarding the sale and transfer of shares in Kiepe Electric GmbH and Kiepe Electric LLC has been signed. Based on this, it is intended in a first step to sell and transfer 85% of the shares in Kiepe Electric GmbH and all shares of Kiepe Electric LLC.

F.3    Transactions with related parties

Related parties as defined by IAS 24 are natural persons or companies that can be influenced by Kiepe Electric, that can exert an influence on Kiepe Electric or that are under the influence of another related party of Kiepe Electric. Transactions with related parties were conducted at arm’s length.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

F.3.1.     Parent company and ultimate parent entity

The Company is directly controlled by Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, Germany (KB SfS) and Knorr Brake Holding USA which are both wholly-owned subsidiaries of Knorr-Bremse AG, Germany.

Knorr-Bremse AG is directly controlled by KB Holding GmbH, Grünwald, Germany, which holds 58.99% of the shares of the Knorr-Bremse AG. The shares in KB Holding are held by TIB Vermögens- und Beteiligungsholding GmbH, Grünwald, Germany, of which Stella Vermögensverwaltungs GmbH, Grünwald, Germany in turn holds a majority of the shares. Stella Vermögensverwaltungs GmbH is the ultimate controlling parent company.

F.3.2.     Remuneration of key management personnel

The key management personnel are the Chief Executive Officer of Kiepe Electric GmbH, the Director responsible for E-Systems (KB Group business unit (“BU”) which Kiepe Electric belongs to) at KB SfS, the members of the Executive Board and the Supervisory Board of Knorr-Bremse AG. For purpose of the CFS, the remuneration of key management personnel includes:

53.    REMUNERATION OF MANAGEMENT

in € thousand	Dec. 31, 2022	Dec. 31, 2021
Compensation of the Managing directors
Short-term compensation	481	431
Other long-term benefits	96	107
Total	577	538

Compensation of the Members of the Executive Board of Knorr-Bremse AG
Short-term compensation	124	207
Post-employment benefits	22	31
Termination benefits	94	44
Other long-term benefits	—	4
Share-based payment	8	43
Total	248	329

Compensation of the Members of the Supervisory Board of Knorr-Bremse AG
Short-term compensation	49	38
Total	49	38

The remuneration of the managing directors responsible for E-Systems includes salaries, pension contributions and long-term incentive payments.

The remuneration of the members of the Executive Board of Knorr-Bremse AG includes salaries, contributions in kind, pension contributions, termination benefits and share-based payments. The remuneration of the members of the Supervisory Board of Knorr-Bremse AG includes salary, committee compensation and attendance fee. Since the Executive and the Supervisory Board of Knorr-Bremse AG mainly provided service to non-Kiepe Electric businesses, their compensation is only included with the proportional share of allocated services to Kiepe Electric. The proportional share was determined based on the internal compensation charge relating to Kiepe Electric business.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

Income and expense resulting from transactions with KB group:

F.3.3.     Transactions with related parties

54.    TRANSACTIONS WITH RELATED PARTIES

in € thousand	2022	2021
Revenue
with other related companies	2,650	1,751

Other operating income
with other related companies	633	887

Other operating expenses
with Knorr-Bremse AG	(158)	(572)
with other related companies	(3,651)	(4,317)

Interest income and expenses
with Knorr-Bremse AG	49	6
with other related companies	—	18
	(477)	(2,227)

The revenue includes the sale of goods and services to related parties. Other operating income comprises services provided such as human resources and rental income. Other operating expenses include headquarter fees provided by other related companies of KB Group.

F.3.4.     Balances with related parties and management

55.    BALANCES WITH RELATED PARTIES AND MANAGEMENT

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Right-of-use assets pursuant to IFRS 16
Other related companies	41	—	—

Receivables from
Knorr-Bremse AG (receivables under cash-pooling agreement)	34,033	18,323	26,088
Other related companies
thereof receivables from profit and loss transfer agreement	16,324	29,756	30,839
thereof receivables under cash-pooling agreement	2,746	2,940	10,860
thereof trade receivables	885	235	9
	53,988	51,254	67,796

Liabilities to
Knorr-Bremse AG
thereof loan payables	2,539	2,420	981
thereof trade payables	50	459	—
Other related companies
thereof trade payables	2,152	2,295	550
thereof advance payments received	607	166	—
	5,348	5,340	1,531

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

The receivables from the profit and loss transfer agreement relate to an agreement with KB SfS under which Kiepe Electric GmbH is obligated to transfer its entire profit for the respective year to KB SfS or to claim compensation of any loss for the year from KB SfS. The basis for measurement of the PLTA are the results under German GAAP of Kiepe Electric GmbH.

The receivables under the cash-pooling agreement relate to the liquidity of Kiepe Electric transferred to KB, while the latter dispose, control and allocate its necessary and available liquidity and provides Kiepe Electric with the required liquidity on a daily basis.

The loan payables relate to the granted loans to Kiepe Electric Schweiz AG. The carrying amount includes one loan of CHF 2,000 thousand (Dec. 31, 2021: CHF 2,000 thousand, Jan. 1, 2021: CHF 560 thousand) that was granted in fiscal year 2018, and a further loan of CHF 500 thousand that was granted in fiscal year 2020. The interest is based on LIBORCHF plus 0.70% - 1.64% p.a. that is adapted on a 6-months basis, and 0.90% p.a. that is adapted on a 1-month basis, respectively.

The loans are agreed for periods of one year with an option to extend the term for another twelve months.

F.4    Other financial obligations

56.    OTHER FINANCIAL OBLIGATIONS

in € thousand	Up to 1 year	1 to 5 years	Over 5 years	Total
Dec. 31, 2022
Bank guarantees	13,770	23,119	269,671	306,560
Purchase obligations	26,886	3,059	89	30,034
Rent and lease obligations	27	—	—	27
	40,683	26,178	269,760	336,621

Dec. 31, 2021
Bank guarantees	22,717	25,124	271,311	319,152
Purchase obligations	21,795	2,910	43	24,748
Rent and lease obligations	89	19	—	108
	44,601	28,053	271,354	344,008

Jan. 1, 2021
Bank guarantees	22,022	22,253	297,434	341,709
Purchase obligations	17,557	2,961	4	20,522
Rent and lease obligations	28	—	—	28
	39,607	25,214	297,438	362,259

Under certain conditions, potential payments resulting from bank guarantees relating to two major projects of Kiepe Electric GmbH are considered in the determination of earn-out payments or other payments as defined in the share purchase agreement and as such partially borne by KB.

Future rent and lease obligations result from low-value or short-term leases, which are exempted from recognition in the combined statements of financial position in accordance with IFRS 16.5.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

F.5    Legal Disputes and Litigation

THREAT OF LITIGATION FROM RUHRBAHN GMBH

In February 2022, Ruhrbahn GmbH claimed damages in the amount of € 9,080 thousand against the consortium of Kiepe Electric and HeiterBlick GmbH and notified its intention to take legal actions if payment is not made. Ruhrbahn is basing its claim on the violation of duties and consideration associated with an appeal on an award procedure from December 31, 2021. The Company will defend itself against the claim, which it considers unfounded. No provisions were recognized for this lawsuit.

INDEPENDENT EVIDENTIARY PROCEEDINGS WITH STADLER

Kiepe Electric initiated an independent evidence procedure regarding alleged defects in vehicles for the Wuppertal suspension railroad. The value in dispute amounts to € 8,000 thousand. The parties have found an agreement on some of the alleged defects. The proceeding continued in respect of a number of remaining defects. An expert from the regional court of Düsseldorf has not yet been nominated.

LITIGATION WITH TRAKTIONSSYSTEME AUSTRIA GMBH

Kiepe Electric as respondent is party to a litigation initiated by Traktionssysteme Austria GmbH (TSA) as claimant in 2020. TSA claims payment of fees for the delivery of different drive units in the amount of € 1,955 thousand. Kiepe Electric as a customer and TSA as a supplier have entered into various supply agreements for drive units and other components in the past. A mediation agreement was signed. The corresponding discontinuation order from the regional court of Düsseldorf is outstanding. No provisions were recognized for this litigation.

LITIGATION WITH FORMER EMPLOYEES

There are three outstanding litigation claims from former employees of Kiepe Electric in the amount of € 480 thousand. The Company will defend itself against the claims, which it considers unfounded.

F.6    Government grants

Kiepe Electric received performance related government grants in the amount of € 185 thousand in 2022 (2021: € 373 thousand). These government grants include mainly grants for the reimbursement of social security contributions in connection with the payment of short-time working allowances as well as grants for research and development projects and integration subsidies.

Refunds of social security contribution for short-time working allowances in connection with the corona virus pandemic were deducted from personnel expenses in the fiscal year 2022 in the amount of € 108 thousand (2021: € 314 thousand. There are no unfulfilled conditions or other contingencies attached to these grants.

Government grants recognized in other operating income include mainly grants related to research and development in the amount of € 66 thousand in 2022 (2021: € 58 thousand).

There were no government grants related to assets in 2022 and 2021.

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

F.7    Leases

ACCOUNTING FOR LEASES

The Company has entered into leases primarily for real estate and vehicles. The respective useful lives are specified in Note B.10. The Company’s commitments from its leases are collateralized by the lessor’s ownership of the leased assets. Several leases, largely for real estate, include extension and termination options. The extension and termination options not taken into account amount to € 1,755 thousand as of December 31, 2022. (December 31, 2021: € 1,755 thousand; January 1, 2021: € 1,755 thousand).

The Company has also concluded leases for real estate and vehicles and other equipment that have a lease term of twelve months or less and leases for which the underlying asset is of low value. The Company applies both practical exemptions.

The following table presents carrying amounts of the right-of-use assets recognized:

57.    RIGHT-OF-USE ASSETS

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Assets
Non-current assets
Right-of-use assets – land and buildings	2,427	3,059	3,712
Right-of-use assets – other equipment, furniture and fixtures	94	142	214
Total	2,521	3,201	3,926

The following table lists the additions to right-of-use assets as shown in non-current assets:

58.    ADDITIONS TO RIGHT-OF-USE ASSETS

in € thousand	Dec. 31, 2022	Dec. 31, 2021
Assets
Non-current assets
Right-of-use assets — land and buildings	75	—
Right-of-use assets — other equipment, furniture and fixtures	56	59
Total	131	59

The following table shows the carrying amounts of the lease liabilities (which are included in financial liabilities) and the changes during the reporting period:

59.    LEASE LIABILITIES

in € thousand	Dec. 31, 2022	Dec. 31, 2021	Jan. 1, 2021
Liabilities
Non-current financial liabilities
Lease liabilities	1,889	2,369	3,071
Current financial liabilities
Lease liabilities	639	841	855
Total	2,528	3,210	3,926

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

The following amounts were recognized in profit or loss in the reporting period:

60.    AMOUNTS AFFECTING PROFIT OR LOSS

in € thousand	Dec. 31, 2022	Dec. 31, 2021
Operating expenses	(215)	(285)
Expenses from short-term leases	(1)	—
Expenses from leases of low value assets	(118)	—
Expenses from variable lease payments	(40)	(42)
Other expenses from leases (e.g.; incidental expenses)	(56)	(243)
Depreciation, amortization and impairment	(900)	(882)
Depreciation of right-of-use assets – land and buildings	(796)	(749)
Depreciation of right-of-use assets – other	(104)	(133)
Impairment of right-of-use assets	—	—
Financial result	(1)	(1)
Interest expense on lease liabilities	(1)	(1)

The Company had cash outflows for leases in 2022 of € 1,096 thousand (2021: € 1,115 thousand). The future cash outflows for short-term leases and low value leases are disclosed in Note F.4.

JUDGEMENTS

When applying the Company’s accounting policies, the management made the following judgments that materially influence the amounts in the combined financial statements:

Determination of the term of leases with extension and termination options — the Company as lessee

The Company determines the lease terms based on the non-cancelable period of the lease and takes into account periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option or periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option. The Company has concluded several leases that include extension and termination options. The Company makes judgments when assessing whether it is reasonably certain to exercise or not to exercise the lease’s extension or termination option. This means it takes into account all relevant factors that represent an economic incentive for it to exercise the extension or the termination option. After the commencement date, the Company reassesses the lease term upon the occurrence of a significant event or a change in circumstances that is within its control and affects whether it is reasonably certain to exercise an option or not to exercise an option to extend or terminate the lease (e.g.; conducting significant leasehold improvements or significant customization of the underlying asset).

ASSUMPTIONS AND ESTIMATES

When applying the Company’s accounting policies, the management made the following assumptions and estimates that materially influence the amounts in the combined financial statements:

Leases — estimate of the incremental borrowing rate

The Company cannot readily determine the interest rate implicit in the lease. It therefore uses its incremental borrowing rates to measure lease liabilities. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The incremental borrowing rate thus reflects the interest that the Company would have to pay. If no observable interest rates are available (e.g.; at subsidiaries that do not enter into financing transactions) or if the interest rate has to be adjusted in order to reproduce the terms of the lease (e.g.; if the lease was not entered into in the subsidiary’s functional currency), the incremental borrowing

Kiepe Electric Group
Notes to the Combined Financial Statements

F.      OTHER INFORMATION (cont.)

rate must be estimated. The Company estimates the incremental borrowing rate using observable inputs (e.g.; market interest rates), if these are available, and must make certain company-specific estimates (e.g.; standalone credit assessment of the subsidiary). For purposes of preparation of these Combined Financial Statements, the incremental borrowing rates of KB Group have been applied due to the fact that Kiepe Electric was financed by KB Group for the periods presented.

GROUP AS A LESSOR

The Company leased real estate of their owned commercial properties as well as leased property to tenants under operating leases with monthly rental payments. All leases are classified as operating (sub)leases. Lease income from operating leases where the Company is a lessor is recognized in other income on a straight-line basis over the lease term.

The carrying amount of the assets underlying operating leases relating to land and buildings and other equipment is fully depreciated for the periods presented.

Minimum lease payments receivable on leases are as follows:

61.    MINIMUM LEASE PAYMENTS

in € thousand	2022	2021
Within 1 year	95	95
Between 1 and 2 years	95	95
Between 2 and 3 years	95	95
Between 3 and 4 years	95	95
Between 4 and 5 years	95	95
Later than 5 years	95	190

Kiepe Electric GmbH entered into a lease agreement as a lessor with fixed lease payments until 2028.

G.     ENTITY-WIDE INFORMATION

G.1   Basics of segmentation

The Company operates as one reportable segment since it is managed as one integrated business. Kiepe Electric focuses on offering environmentally friendly e-engineering solutions for a range of vehicles.

The Company plays a key role in the development, sales and services of environmentally friendly electrical equipment for tramcars, light rail vehicles, metro vehicles and regional vehicles as well as battery buses, trolleybuses and In- Motion-Charging buses.

The Chief Operating Decision Maker (“CODM”) reviews internal management reports on a monthly basis and is able to allocate resources and assess the performance of the whole Company.

G.2   Information on the business

Revenue within the segment is presented on a consolidated basis. Internal reporting does not contain any segment-specific information on assets and liabilities or any profit information.

Revenue from the Original Equipment Manufacturer (“OE”) project business (RVS and EVS) includes revenue generated with the sale of electrical equipment for vehicles. The aftermarket & sales, modernization revenue mainly comes from spare parts, the repair center, cost-saving maintenance contracts as well as test and measuring instruments. The following table shows the revenue split into OE projects and aftermarket & sales, modernization.

Kiepe Electric Group
Notes to the Combined Financial Statements

G.     ENTITY-WIDE INFORMATION (cont.)

63     REVENUE BY TYPE OF PRODUCT

in € thousand	2022	2021
OE projects (RVS and EVS)	75,484	69,477
Aftermarket & Sales, Modernization	44,304	39,788
	119,788	109,265

G.3   Geographical information

The following table shows the Company’s revenue by region of the respective customer and non-current assets, broken down by country of domicile of the legal entities of the Company. The negative revenue of € 85 thousand results from a carve-out adjustment made to revenue which was previously not recognized over time due to immateriality.

64     REVENUE BY REGION

in € thousand	2022	2021
Europe/Africa	109,579	100,519
thereof Germany	46,930	59,321
North America	9,846	8,831
thereof USA	6,068	6,286
Other	363	(85)
	119,788	109,265

65     NON-CURRENT ASSETS BY REGION

in € thousand	2022	2021
Europe/Africa	35,496	35,146
thereof Germany	33,531	33,049
North America	278	463
thereof USA	217	363
Goodwill	4,321	4,321
	40,095	39,930

Non-current assets consist of property, plant and equipment, goodwill and other intangible assets.

The business is not significantly dependent on external third parties. The Company did not generate more than 10% of its revenue with one customer in any of the years presented.

Unaudited Interim Condensed Combined Statements of Profit
of Kiepe Electric Group, for the six-month periods ended June 30, 2023 and 2022

01.    UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF PROFIT

in € thousand	Notes	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Revenue	3.	67,605	58,335
Change in inventory of finished and unfinished goods		(2,233)	(1,758)
Own work capitalized		1,630	1,527
Other operating income	4.	1,265	7,070
Cost of materials	5.	(24,373)	(26,144)
Personnel expenses		(27,479)	(27,251)
Other operating expenses	6.	(13,406)	(7,707)
Depreciation, amortization and impairment		(1,860)	(2,564)
Operating profit		1,149	1,508
Interest income	7.	560	76
Interest expenses	7.	(572)	(439)
Other financial result	7.	63	62
Profit before taxes		1,200	1,207
Income tax (expense) benefit		(52)	70
Profit for the period		1,148	1,277
Profit attributable to Parent		1,148	1,277

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Unaudited Interim Condensed Combined Statements of Comprehensive Income
of Kiepe Electric Group, for the six-month periods ended June 30, 2023 and 2022

02.    UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

in € thousand	Notes	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Profit for the period		1,148	1,277
Actuarial gains and losses		2	2,664
Items that will not be reclassified to profit or loss		2	2,664
Currency translation difference		(141)	195
Items that may be reclassified to profit or loss		(141)	195
Other comprehensive (loss) income after taxes		(139)	2,859
Total comprehensive income for the period		1,009	4,136
Total comprehensive income attributable to Parent		1,009	4,136

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Unaudited Interim Condensed Combined Statements of Financial Position
of Kiepe Electric Group, as of June 30, 2023 and December 31, 2022

03.    ASSETS

in € thousand	Notes	Jun. 30, 2023	(audited) Dec. 31, 2022
Assets
Intangible assets, net		12,521	11,485
Goodwill		4,321	4,321
Property, plant and equipment, net		23,587	24,289
Financial assets	8.	129	48
Deferred tax assets		839	43
Non-current assets		41,397	40,186

Inventories, net		48,283	45,020
Trade receivables, net	8.	43,209	41,454
Other financial assets	8.	2,051	1,960
Other assets		3,729	4,188
Contract assets		25,467	21,244
Receivables from related parties	11.	32,904	53,988
Cash and cash equivalents	8.	7,928	8,462
Current assets		163,571	176,316
Total assets		204,968	216,502

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Unaudited Interim Condensed Combined Statements of Financial Position — (Continued)
of Kiepe Electric Group, as of June 30, 2023 and December 31, 2022

04.    NET INVESTMENT AND LIABILITIES

in € thousand	Notes	Jun. 30, 2023	(audited) Dec. 31, 2022
Net investment
Net investment attributable to Parent		56,593	54,550
Other comprehensive income		1,924	2,063
Total net investment attributable to Parent		58,517	56,613

Liabilities
Provisions for pensions		3,633	3,591
Provisions for other employee benefits		885	931
Other provisions		14,737	12,618
Financial liabilities	8.	1,754	1,889
Other liabilities		282	264
Deferred tax liabilities		676	26
Non-current liabilities		21,967	19,319

Provisions for other employee benefits		—	542
Other provisions		26,093	28,573
Trade payables	8.	14,849	18,365
Financial liabilities	8.	1,092	1,017
Other liabilities		8,696	11,109
Contract liabilities		68,940	75,425
Liabilities to related parties	11.	4,569	5,348
Income tax liabilities		245	191
Current liabilities		124,484	140,570
Liabilities		146,451	159,889
Total net investment and liabilities		204,968	216,502

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Unaudited Interim Condensed Combined Statements of Changes in Net Investment
of Kiepe Electric Group, as of June 30, 2023 and 2022

05.    UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

in € thousand	Notes	Net investment attributable to Parent	Currency translation differences	Total net investment attributable to Parent
Balance at January 1, 2022		52,494	755	53,249
Net income for the period		1,277	—	1,277
Other comprehensive income for the period		2,664	195	2,859
Total comprehensive income for the period		3,941	195	4,136
Other transactions with Parent		796	—	796
Balance at June 30, 2022		57,231	950	58,181

Balance at January 1, 2023		56,700	(87)	56,613
Net income for the period		1,148	—	1,148
Other comprehensive income (loss) for the period		2	(141)	(139)
Total comprehensive income (loss) for the period		1,150	(141)	1,009
Other transactions with Parent		895	—	895
Balance at June 30, 2023		58,745	(228)	58,517

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Unaudited Interim Condensed Combined Statements of Cash Flows
of Kiepe Electric Group, for the six-month periods ended June 30, 2023 and 2022

06.    UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS

in € thousand	Notes	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Profit for the period		1,148	1,277
Adjustments for
Income tax (expense) benefit		52	(70)
Interest result		12	363
Amortization, depreciation and impairment		1,860	2,564
(Gain)/loss on the disposal of fixed assets		—	6
Other non-cash expenses and income		(218)	57
Income tax payments		(142)	(110)
Changes of
Decrease/(increase) in inventories		(3,317)	5,164
Decrease/(increase) in receivables		15,273	6,632
Decrease/(increase) in other assets		433	556
(Decrease)/increase in account payables and contract liabilities		(10,024)	(8,813)
(Decrease)/increase in other liabilities		(3,487)	5,835
(Decrease)/increase in provisions		(717)	(11,169)
Cash flow from operating activities	9.	873	2,292

Purchase of intangible assets and capitalized development costs		(1,611)	(1,524)
Proceeds from the sale of property, plant and equipment		—	7
Purchase of property, plant and equipment		(500)	(346)
Purchase of investments and other long-term assets		246	(55)
Interest received		483	65
Cash flow from investing activities	9.	(1,382)	(1,853)

Repayments of lease liabilities		(381)	(471)
Interest paid		(437)	(394)
Other financing transactions with Parent		894	799
Cash flow from financing activities	9.	76	(66)

Cash flow changes		(433)	373
Effect of movements in exchange rates		(101)	32
Cash funds at the beginning of the period		8,462	7,859
Cash funds at the end of the period		7,928	8,264

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

1.      Description of business and basis of presentation

Background and description of business

Kiepe Electric is a carve-out business of Knorr-Bremse AG, Munich, Germany (“KB”, together with its direct and indirect subsidiaries the “KB Group”, collectively “Parent”). On July 25, 2023, KB Group elected to carve-out its direct and indirect subsidiaries conducting the Kiepe Electric business, led by Kiepe Electric GmbH, Kiepe Platz 1, 40599 Düsseldorf, Germany (registered with the commercial register of the Local Court of Düsseldorf under HRB 34306). Kiepe Electric GmbH has been jointly conducting Kiepe Electric activities together with other combined legal entities comprising of its direct subsidiaries as well as of Kiepe Electric LLC, Alpharetta, USA (“Kiepe Electric”, the “Kiepe Electric Group” or the “Company”). The Kiepe Electric Group companies operate globally with its headquarters in Germany and operations located in Austria, Switzerland, Italy and North America.

Kiepe Electric is a global specialist in e-engineering offerings of environmentally friendly electrical equipment for tramcars, light rail vehicles, metro vehicles and regional vehicles as well as battery buses, trolleybuses and In-Motion-Charging buses. Kiepe Electric operates in the business areas of Rail Vehicle Systems (“RVS”), Electrical Vehicle Systems (“EVS”) and Aftermarket & Sales, Modernization with its core competence in the design and integration of electrical systems in the stated vehicles.

Kiepe Electric Group Management has prepared these unaudited interim condensed combined financial statements (hereinafter the “Interim Condensed Combined Financial Statements” or “CIFS”) in accordance with International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee as issued by the International Accounting Standards Board (“IASB”).

The interim condensed combined financial statements have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ as issued by the International Accounting Standards Board. The interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Kiepe Electric Group’s annual combined financial statements as of and for the year ended December 31, 2022.

The interim condensed combined financial statements are presented in euro (€). All amounts are stated in thousands of euros (€ thousand) unless otherwise stated. Rounding differences may result in differences in amounts and percentages.

The interim condensed combined financial statements were authorized for issuance by management of Kiepe Electric GmbH on November 2, 2023.

Basis of combination

Unless stated otherwise the interim condensed combined financial statements as of and for the six-month period ended June 30, 2023 are presented on a basis consistent with the accounting policies and specific considerations used in the annual combined financial statements of the Company as of and for the fiscal years ended December 31, 2022 and 2021.

During the reporting periods presented, Kiepe Electric has not been a group of entities under the control of a parent company as defined by IFRS 10 “Consolidated Financial Statements”. However, the Company has been under common control of an ultimate parent company during the reporting periods presented.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

1.      Description of business and basis of presentation (cont.)

The interim condensed combined financial statements include the following legal entities as of the end of the reporting periods presented:

COMPOSITION OF THE COMPANY

		Jun. 30, 2023	Dec. 31, 2022
Name	Country	share of voting rights	share of voting rights
Kiepe Electric GmbH	Germany	n/a	n/a
Kiepe Electric S.r.L.	Italy	100%	100%
Kiepe Electric Schweiz AG	Switzerland	100%	100%
Kiepe Electric LLC	USA	100%	100%
Kiepe Electric Corporation	Canada	100%	100%
Heiterblick Projektgesellschaft mbH	Germany	49%	49%
Kiepe Electric India Pvt. Ltd.	India	20%	20%

During the six-month period presented, the Kiepe Electric business was solely comprised of and conducted by these legal entities. These legal entities were fully dedicated to the Kiepe Electric business and operated largely independently from the rest of the KB Group.

2.      Accounting Principles

The accounting policies as well as principles, practices, use of estimates, critical judgments and presentation used for the interim condensed combined financial statements are consistent with those used in the annual combined financial statements of Kiepe Electric Group for the year ended December 31, 2022.

Use of Estimates and Critical Judgments

No significant changes in accounting estimates, management judgements and assumptions have occurred compared to the significant accounting judgements, estimates and assumptions discussed in the combined financial statements as of and for the fiscal year ended December 31, 2022.

Foreign Currency Transactions and Translation

The exchange rates of the currencies of non-EUR countries used in the preparation of the interim condensed combined financial statements are as follows:

CURRENCY EXCHANGE RATES

Country	Currency	Average rate		Period-end rate
		Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022	Jun. 30, 2023	Dec. 31, 2022
USA	USD	0.92540	0.94949	0.91424	0.93756
Switzerland	CHF	1.01460	0.99526	1.02218	1.01554
Canada	CAD	0.68650	0.73009	0.68951	0.69252

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

2.      Accounting Principles (cont.)

Income taxes

Tax expenses in interim periods are based on the estimate of the weighted average annual effective income tax rate. Income taxes in other comprehensive income in interim periods are based on an actual basis at the reporting date.

New and revised standards issued, effective for the reporting period

The IASB has issued the amendments to IAS 1 and Practice Statement 2, IAS 8, IAS 12, IFRS 17 whose application was mandatory for fiscal years beginning on or after January 1, 2023, but which did not have any material effects on the interim condensed combined financial statements.

New and revised standards issued, but not yet effective

The expected impact of the most relevant new and amended standards and interpretations effective in future periods have been disclosed in the Company’s annual combined financial statements as of and for the fiscal years ended December 31, 2022 and 2021, that were authorized on August 16, 2023.

The IASB has issued further new or amended accounting standards and interpretations in the first half of the year 2023 that have not yet become effective and have consequently not been implemented in the interim condensed combined financial statements.

New or revised standards and interpretations	Contents of, or change to, standard or interpretation	Effective date
Amendments to IAS 1	Classification of Liabilities as Current or Non-Current	01/01/2024
Amendments to IFRS 16	Lease Liability in a Sale and Leaseback	01/01/2024
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements	01/01/2024

The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

3.      Revenue

Kiepe Electric generates revenue from contracts with customers in the RVS, EVS and Aftermarket & Service, Modernization business as further described in the last annual audited combined financial statements.

The following table presents the development of revenue recognized over time and at a point in time. For additional disclosures related to revenue refer to Note 14.

REVENUE RECOGNIZED AT A POINT IN TIME AND OVER TIME

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Over time	50,427	42,853
Point in time	17,178	15,482
	67,605	58,335

Kiepe Electric’s business activities are not subject to any material seasonal variations.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

4.      Other operating income

OTHER OPERATING INCOME

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Income from other services	783	315
Currency translation gains (losses)	307	(28)
Income from government grants	8	31
Income from releases of provisions and accruals	—	6,652
Other	167	100
	1,265	7,070

The income from other services mainly relates to intercompany services, such as human resources and rental income, provided to other KB Group entities. The increase in the six-month period ended June 30, 2023 resulted from additionally provided development activities for KB entities.

In the six-month period ended June 30, 2022, the income from releases of provisions and accruals includes € 6,500 thousand resulted from a release of provisions for potential liquidated damages.

The line item “other” includes income from the reversal of accruals as well as customer payments of freight cost and cost reimbursements from suppliers.

5.      Cost of materials

COST OF MATERIALS

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Expenses for raw materials, consumables and for purchased goods	(17,247)	(16,921)
Expenses for purchased services	(7,126)	(9,223)
	(24,373)	(26,144)

The cost of materials comprises expenditures for raw materials, consumables and purchased goods as well as purchased services. While in the first six-month period ended June 30, 2023 revenue increased by 15.9%, cost of materials decreased by 6.8%, as the project mix underlying the revenue is characterized by a slightly higher margin in the six-month period ended June 30, 2023.

The expenses for raw materials, consumables and for purchased goods include increases in write-downs on inventories in the amount of € 777 thousand, for the six-month period ended June 30, 2023 (2022: € 276 thousand).

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

6.      Other operating expenses

OTHER OPERATING EXPENSES

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Warranty expenses and freight costs	(4,752)	(1,382)
Headquarter fees	(2,384)	(2,287)
Legal, consulting and audit costs	(2,692)	(1,366)
Maintenance expenses	(959)	(761)
Travel and other employee expenses	(624)	(603)
License and patent fees	(152)	(159)
Currency translation losses	(151)	(86)
Rents and leases	(179)	(87)
Impairment losses and reversals	(47)	97
Other taxes	(38)	(31)
Losses from the disposal of land and buildings	—	(6)
Other	(1,428)	(1,036)
	(13,406)	(7,707)

Order-related expenses contain costs for warranties, packaging, shipment and storage. The increase in the six-month period ended June 30, 2023 results from additional warranty provisions.

The legal, consulting and audit costs include transaction costs of € 1,803 thousand in the six-month period ended June 30, 2023, related to the impending sale of the Kiepe Electric Group (see Note 10).

Impairment losses and reversals consist mainly of allowances for customer receivables. In the first six months of 2022, € 202 thousand previously recorded impairment losses were recovered resulting in a net reversal.

The line item “other” mainly includes miscellaneous services such as insurance and cleaning fees as well as phone services.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

7.      Financial result

FINANCIAL RESULT

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Interest income from financial instruments	387	7
Interest income from defined benefit plans	77	11
Other	96	58
Interest income	560	76

Interest expenses from financial instruments	(231)	(267)
Compounding of provisions	(135)	(45)
Lease interest expenses	—	(1)
Other	(206)	(126)
Interest expenses	(572)	(439)

Currency translation differences	167	143
Other financial income	167	143

Currency translation differences	(104)	(81)
Other financial expenses	(104)	(81)
Other financial result from other financial income and other financial expenses	63	62
Financial result	51	(301)

Interest income from financial instruments mainly relates to cash-pooling with KB Group. The increase in the six-month period ended June 30, 2023 resulted from the rise in interest rates in 2023. Remaining other interest income mainly includes income from interest on arrears.

Interest expenses mainly consist of fees for bank guarantees. Remaining interest expenses include interest expenses of € 21 thousand in the six months ended June 30, 2023 (2022: € 9 thousand) resulting from a loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG.

Foreign currency gains or losses on financial instruments carried at amortized cost (AC) mainly result from the currency translation differences of cash and cash equivalents at the closing rate. These foreign currency gains or losses are presented net.

8.     Financial Instruments

The following table provides an overview of the carrying amount of financial assets and liabilities. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

8.      Financial Instruments (cont.)

INFORMATION IN ACCORDANCE WITH IFRS 9

	Jun. 30, 2023			Dec. 31, 2022
in € thousand	Carrying amount			Carrying amount
Category	Other	At amortized cost	Total	Other	At amortized cost	Total
Financial assets	—	86,221	86,221	—	105,912	105,912
Trade receivables	—	43,209	43,209	—	41,454	41,454
Receivables from related parties	—	32,904	32,904	—	53,988	53,988
Other financial assets	—	2,180	2,180	—	2,008	2,008
Cash and cash equivalents	—	7,928	7,928	—	8,462	8,462

Financial liabilities	2,225	20,039	22,264	2,528	24,091	26,619
Lease liabilities	2,225	—	2,225	2,528	—	2,528
Other financial liabilities	—	621	621	—	378	378
Trade payables	—	14,849	14,849	—	18,365	18,365
Liabilities to related parties	—	4,569	4,569	—	5,348	5,348

Lease liabilities are not allocated to any of the measurement categories and therefore are included within the other column in the table above.

The fair values of cash and cash equivalents, trade receivables, other financial assets, other financial liabilities, and trade payables approximate their carrying amounts due to the short-term maturities of these instruments.

Receivables from related parties include cash pool receivables and receivables from profit and loss transfer agreements. The fair values of receivables from related parties are approximately equal to their carrying amount due to the short-term maturities.

The fair values of the liabilities to related parties are approximately equal to their carrying amount due to the short-term maturities of the included trade accounts and the market-based interest rate applied for the short-term loan provided by Knorr-Bremse AG to Kiepe Electric Schweiz AG.

Investments

Kiepe Electric GmbH holds an investment in the company Heiterblick Projektgesellschaft mbH, Germany. Kiepe Electric GmbH has acquired a 49% shareholding for € 12 thousand. The main shareholder is HeiterBlick GmbH, Germany with 51% of outstanding shares. According to the profit and loss transfer agreement entered into on October 13, 2011 between HeiterBlick GmbH and Heiterblick Projektgesellschaft mbH, Kiepe Electric GmbH receives only a dividend in the amount of 10% of the nominal value of its shares for each fiscal year. Kiepe Electric GmbH has no control over Heiterblick Projektgesellschaft mbH. The investment is reported at cost due to its immateriality.

Kiepe Electric GmbH holds an investment of 20% in the company Kiepe Electric India Pvt. Ltd., India in an amount of € 28 thousand and is reported at cost on the interim combined statements of financial position.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

9.      Interim Combined Statements of Cashflows

The Company’s interim combined statements of cash flows show the sources and uses of cash flows and the net increase or decrease in cash and cash equivalents. Cash flows are presented as cash flows from operating activities, from investing activities and from financing activities. The cash flows from operating activities are derived indirectly based on the profit for the period.

The cash flow from operating activities decreased by € 1,419 thousand in the six-month period ended June 30, 2023 compared with the six-month period ended June 30, 2022, mainly due to decreased amortization expenses and lower other non-cash expenses and income. This effect is compensated to some extent by the change in inventories and in other liabilities.

The cash flow from investing activities mainly results from the cash outflow for investments in intangible assets, property, plant and equipment as well as the cash inflow from the disposal of intangible assets, property, plant and equipment.

In the six months ended June 30, 2023, the cash flow from financing activities increased by € 142 thousand to € 76 thousand. The cash flow from financing activities mainly results from other financing transactions with the Company’s Parent.

Other financing transactions with Parent for the six-month period ended June 30, 2023 include transaction costs of € 1,803 thousand related to the impending sale of the Kiepe Electric Group in fiscal year 2023.

10.    Events after the reporting date

On July 25, 2023, a share purchase agreement (“SPA”) by and between KB SfS and Knorr Brake Holding Corporation, Avon, USA as sellers and Heramba GmbH, Düsseldorf, Germany and Heramba Holdings Inc., Newark, USA (collectively “Heramba”) as purchasers regarding the sale and transfer of shares in Kiepe Electric GmbH and Kiepe Electric LLC has been signed. Per the terms of the SPA, Heramba will acquire 85% the shares of Kiepe Electric GmbH and 100% of the shares of Kiepe Electric LLC.

On October 2, 2023, Heramba entered into a Business Combination Agreement (“BCA”) with Project Energy Reimagined Acquisition Corp. (“PERAC”), a special purpose acquisition company (“SPAC”), incorporated as a Cayman Islands exempted company. Under the terms of the agreement, the transaction will be structured through Heramba Electric PLC, an Irish public limited company duly incorporated under the laws of Ireland.

Upon consummation of the BCA transaction, Heramba Electric PLC will become a publicly traded corporation. The transaction is subject to the approval of shareholders and the consummation of the SPA between Heramba and Kiepe Electric.

11.    Transactions with related parties

Related parties as defined by IAS 24 are natural persons or companies that can be influenced by Kiepe Electric, that can exert an influence on Kiepe Electric or that are under the influence of another related party of Kiepe Electric. Transactions with related parties were conducted at arm’s length.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

11.    Transactions with related parties (cont.)

Parent company and ultimate parent entity

The Company is directly controlled by Knorr-Bremse Systeme für Schienenfahrzeuge GmbH, Germany (KB SfS) and Knorr Brake Holding USA which are both wholly-owned subsidiaries of Knorr-Bremse AG, Germany.

Knorr-Bremse AG is directly controlled by KB Holding GmbH, Grünwald, Germany, which holds 58.99% of the shares of the Knorr-Bremse AG. The shares in KB Holding are held by TIB Vermögens- und Beteiligungsholding GmbH, Grünwald, Germany, of which Stella Vermögensverwaltungs GmbH, Grünwald, Germany in turn holds a majority of the shares. Stella Vermögensverwaltungs GmbH is the ultimate controlling parent company.

Key management personnel

The key management personnel are the Chief Executive Officer of Kiepe Electric GmbH, the Director responsible for E-Systems (KB Group business unit (“BU”) which Kiepe Electric belongs to) at KB SfS, the members of the Executive Board and the Supervisory Board of Knorr-Bremse AG. The respective short-term compensation is included in “Other operating expenses” in the unaudited interim combined financials statements.

Transactions and balances with related parties

Income and expense resulting from transactions with KB Group companies:

TRANSACTIONS WITH RELATED PARTIES

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Revenue
with other related companies	982	687

Other operating income
with other related companies	585	323

Other operating expenses
with Knorr-Bremse AG	(5)	(2)
with other related companies	(3,925)	(1,466)

Interest income and expenses
with Knorr-Bremse AG	(21)	(2)
	(2,384)	(460)

The revenue includes the sale of goods and services to related parties. Other operating income comprises services provided such as human resources and rental income. Other operating expenses include headquarter fees provided by other related companies of KB Group.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

11.    Transactions with related parties (cont.)

Outstanding balances with KB Group companies:

BALANCES WITH RELATED PARTIES AND MANAGEMENT

in € thousand	Jun. 30, 2023	Dec. 31, 2022
Right-of-use assets pursuant to IFRS 16
Other related companies	20	41

Receivables from
Knorr-Bremse AG (receivables under cash-pooling agreement)	29,569	34,033
Other related companies
thereof receivables from profit and loss transfer agreement	—	16,324
thereof receivables under cash-pooling agreement	2,727	2,746
thereof trade receivables	608	885
	32,904	53,988

Liabilities to
Knorr-Bremse AG
thereof loan payables	2,578	2,539
thereof trade payables	—	50
Other related companies
thereof trade payables	1,629	2,152
thereof advance payments received	362	607
	4,569	5,348

The receivables from the profit and loss transfer agreement (“PLTA”) relate to an agreement with KB SfS under which Kiepe Electric GmbH is obligated to transfer its entire profit for the respective year to KB SfS or to claim compensation of any loss for the year from KB SfS. The basis for measurement of the PLTA are the results under German GAAP of Kiepe Electric GmbH.

The receivables under the cash-pooling agreement relate to the liquidity of Kiepe Electric transferred to KB, while the latter dispose, control and allocate its necessary and available liquidity and provides Kiepe Electric with the required liquidity on a daily basis.

The loan payables relate to the granted loans to Kiepe Electric Schweiz AG. The carrying amount including accrued interest consists of one loan of CHF 2,000 thousand that was granted in fiscal year 2018, and a further loan of CHF 500 thousand that was granted in fiscal year 2020. The interest is based on LIBORCHF plus 0.70% – 1.64% p.a. that is adapted on a 6-months basis, and 0.90% p.a. that is adapted on a 1-month basis, respectively.

The loans are agreed for periods of one year with an option to extend the term for another twelve months.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

12.    Other financial obligations

OTHER FINANCIAL OBLIGATIONS

in € thousand	Up to 1 year	1 to 5 years	Over 5 years	Total
Jun. 30, 2023
Bank guarantees	99,169	77,574	120,244	296,987
Purchase obligations	28,248	5,280	924	34,452
Rent and lease obligations	27	—	—	27
	127,444	82,854	121,168	331,466

Dec. 31, 2022
Bank guarantees	13,770	23,119	269,671	306,560
Purchase obligations	26,886	3,059	89	30,034
Rent and lease obligations	27	—	—	27
	40,683	26,178	269,760	336,621

Under certain conditions, potential payments resulting from bank guarantees relating to two major projects of Kiepe Electric GmbH are considered in the SPA and as such partially borne by KB.

Future rent and lease obligations result from low-value or short-term leases, which are exempted from recognition in the interim combined statements of financial position in accordance with IFRS 16.5.

13.    Legal Disputes and Litigation

THREAT OF LITIGATION FROM RUHRBAHN GMBH

In February 2022, Ruhrbahn GmbH claimed damages in the amount of € 9,080 thousand against the consortium of Kiepe Electric and HeiterBlick GmbH and notified its intention to take legal actions if payment is not made. Ruhrbahn is basing its claim on the violation of duties and consideration associated with an appeal on an award procedure from December 31, 2021. The Company will defend itself against the claim, which it considers unfounded. For the six-month period ended June 30, 2023 no provisions were recognized for this lawsuit.

INDEPENDENT EVIDENTIARY PROCEEDINGS WITH STADLER

Kiepe Electric initiated an independent evidence procedure regarding alleged defects in vehicles for the Wuppertal suspension railroad. The value in dispute amounts to € 8,000 thousand. The parties have found an agreement on some of the alleged defects. The proceeding continued in respect of a number of remaining defects. An expert from the regional court of Düsseldorf has been nominated during the first six months of 2023, who is yet to commence with his expert assessment.

LITIGATION WITH TRAKTIONSSYSTEME AUSTRIA GMBH

Kiepe Electric as respondent is party to a litigation initiated by Traktionssysteme Austria GmbH (TSA) as claimant in 2020. TSA claims payment of fees for the delivery of different drive units in the amount of € 1,955 thousand. Kiepe Electric as a customer and TSA as a supplier have entered into various supply agreements for drive units and other components in the past. In the first six months of 2023 the litigation has been terminated by a Settlement Agreement between Kiepe Electric and TSA.

LITIGATION WITH FORMER EMPLOYEES

Compared to the period ended as of December 31, 2022, all litigation claims from former employees of Kiepe Electric have been resolved, and no further claims with former employees are outstanding.

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

14.    Entity-wide information

The Company operates as one reportable segment since it is managed as one integrated business. Kiepe Electric focuses on offering environmentally friendly e-engineering solutions for a range of vehicles.

The Company plays a key role in the development, sales and services of environmentally friendly electrical equipment for tramcars, light rail vehicles, metro vehicles and regional vehicles as well as battery buses, trolleybuses and In- Motion-Charging buses.

The Chief Operating Decision Maker (“CODM”) reviews internal management reports on a monthly basis and is able to allocate resources and assess the performance of the whole Company.

Revenue within the segment is presented on a combined basis. Internal reporting does not contain any segment-specific information on assets and liabilities or any profit information.

Revenue from the Original Equipment Manufacturer (“OE”) project business (RVS and EVS) includes revenue generated with the sale of electrical equipment for vehicles. The aftermarket & sales, modernization revenue mainly comes from spare parts, the repair center, cost-saving maintenance contracts as well as test and measuring instruments. The following table shows the revenue split into OE projects and aftermarket & sales, modernization.

REVENUE BY TYPE OF PRODUCT

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
OE projects (RVS and EVS)	44,206	39,429
Aftermarket & Sales, Modernization	23,399	18,906
	67,605	58,335

Geographical information

The following table shows the Company’s revenue by region of the respective customer and non-current assets, broken down by country of domicile of the legal entities of the Company.

REVENUE BY REGION

in € thousand	Six months ended Jun. 30, 2023	Six months ended Jun. 30, 2022
Europe/Africa	58,957	52,399
thereof Germany	35,709	23,140
North America	6,574	5,698
thereof USA	3,323	3,070
Other	2,074	238
	67,605	58,335

Notes to the Unaudited Interim Condensed Combined Financial Statements
of Kiepe Electric Group

14.    Entity-wide information (cont.)

NON-CURRENT ASSETS BY REGION

in € thousand	Jun. 30, 2023	Dec. 31, 2022
Europe/Africa	35,936	35,496
thereof Germany	33,990	33,531
North America	172	278
thereof USA	128	217
Goodwill	4,321	4,321
	40,429	40,095

Non-current assets consist of property, plant and equipment, goodwill and other intangible assets. The business is not significantly dependent on external third parties. The Company did not generate more than 10% of its revenue with one customer in any of the periods presented.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Project Energy Reimagined Acquisition Corp.,

HERAMBA ELECTRIC plc,

HERAMBA MERGER CORP.,

HERAMBA GMBH

and

HERAMBA LIMITED

Dated as of October 2, 2023

Annex A-i

Annex A-ii

Annex A-iii

EXHIBIT A	Form of Plan of Merger
EXHIBIT B	Form of Share Contribution Agreement
EXHIBIT C-1	Form of Registration Rights Agreement
EXHIBIT C-2	Form of Lock-up Agreement

SCHEDULE A	Company Knowledge Persons
SCHEDULE B	SPAC Knowledge Persons

Company Disclosure Schedule
SPAC Disclosure Schedule

Annex A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of October 2, 2023 (this “Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (“Irish Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”) (SPAC, Irish Holdco, Merger Sub, the Seller and the Company, collectively, the “Parties” and each a “Party”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses;

WHEREAS, Irish Holdco is an entity newly incorporated for the purpose of participating in the Transactions is wholly owned by Hans-Jörg Grundmann, acting as nominee;

WHEREAS, Merger Sub is an entity newly formed for the sole purpose of effectuating the SPAC Merger and a direct, wholly owned Subsidiary of Irish Holdco;

WHEREAS, the Seller owns 100% of the Equity Interests of the Company;

WHEREAS, at the SPAC Merger Effective Time, SPAC and Merger Sub shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which Merger Sub shall merge with and into SPAC, with SPAC being the surviving company (the “Surviving Company”) in such merger (the “SPAC Merger”), as a result of which, SPAC shall become a direct, wholly owned Subsidiary of Irish Holdco, all in accordance with this Agreement and the Plan of Merger;

WHEREAS, immediately following the SPAC Merger Effective Time, and upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and between the Seller and Irish Holdco, substantially in the form attached hereto as Exhibit B (the “Share Contribution Agreement”), the Seller shall transfer as a contribution to Irish Holdco, and Irish Holdco shall assume from the Seller, the Contributed Shares, in exchange for the issuance by Irish Holdco of the Share Consideration to the Seller (the transfer of the Contributed Shares, the “Contribution”);

WHEREAS, pursuant to the SPAC Formation Document, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Class A Ordinary Shares redeemed on the terms and conditions set out therein in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and that it is in the best interests of SPAC and approved the Transactions to which it is a party (including the SPAC Merger), and (b) recommended the approval of this Agreement providing for the SPAC Merger and the adoption and approval of the Transaction Documents to which it is a party and the Transactions contemplated hereby and thereby by the shareholders of SPAC;

WHEREAS, the board of directors of the Seller has unanimously determined that entry into this Agreement, the Transaction Documents to which the Seller is party and the Transactions, including the Contribution, is in the best interests of the Seller, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which the Seller is a party and has approved the Transactions (including the Contribution) contemplated hereby and thereby;

Annex A-1

WHEREAS, Seller, as the sole shareholder of the Company, has determined that entry into this Agreement, the Transaction Documents to which the Company is party and the Transactions is in the best interests of the Company, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which the Company is a party and has approved the Transactions contemplated hereby and thereby;

WHEREAS, the Irish Holdco Board has unanimously determined that entry into this Agreement, the Transaction Documents to which Irish Holdco is party and the Transactions, including the issuance of Merger Consideration pursuant to the SPAC Merger and the issue of the Share Consideration pursuant to the Share Contribution Agreement is in the best interests of Irish Holdco, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which Irish Holdco is a party and approved the Transactions contemplated hereby and thereby;

WHEREAS, the sole director of Merger Sub has approved and adopted the execution of this Agreement and the Transaction Documents by Merger Sub and declared its advisability and approved the Transactions contemplated hereby and thereby;

WHEREAS, in connection with the Closing, Irish Holdco and certain shareholders of Irish Holdco (after giving effect to the Transactions) shall enter into a (a) registration rights agreement substantially in the form attached hereto as Exhibit C-1 (the “Registration Rights Agreement”) and (b) lock-up agreement substantially in the form attached hereto as Exhibit C-2 (the “Lock-up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, Sponsor shall enter into an agreement with SPAC and the Company (the “Sponsor Support Agreement”), pursuant to which the Sponsor shall agree, among other things, to vote all of their SPAC Ordinary Shares in favor of this Agreement and the Transactions;

WHEREAS, on or about July 26, 2023, the Company and Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Heramba Holdings”), entered into that certain Share Purchase Agreement, Deed Index No. W 2651 / 2023 of Notary Public Prof. Dr. Hartmut Wicke, Munich, Germany, as amended, modified or supplemented from time to time (the “SPA”) with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and Knorr-Brake Holding Corporation (collectively, the “Kiepe Sellers”), pursuant to which, among other things, the Company and Heramba Holdings agreed to acquire Equity Interests of, respectively, Kiepe Electric GmbH, (“Kiepe GmbH”) and Kiepe Electric LLC (“Kiepe US” and, together with Kiepe GmbH, the “Targets”) pursuant to the terms and subject to the conditions set forth in the SPA (such WHEREAS, SPAC entered into Non-Redemption Agreements (the “Non-Redemption Agreements”) with certain SPAC Shareholders in connection with the meeting of SPAC Shareholders held on August 1, 2023, pursuant to which the parties thereto agreed that, immediately prior to Closing, SPAC would issue on a private placement basis, an aggregate of 1,645,596 SPAC Class A Ordinary Shares (the “Non-Redemption Securities”), on the terms and conditions set forth therein; and

WHEREAS, the Parties intend that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the SPAC Merger and the Contribution, taken together with other relevant transactions, are intended to (a) be undertaken as part of a prearranged, integrated plan and (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01             Certain Definitions. For purposes of this Agreement:

“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Irish Takeover Rules.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

Annex A-2

“Ancillary Agreements” means the Registration Rights Agreement, Lock-up Agreement, Sponsor Support Agreement, the Share Contribution Agreement, the Financing Agreements and the Non-Redemption Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, Merger Sub, the Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the UK Bribery Act 2010, (b) the U.S. Foreign Corrupt Practices Act 1977 (as amended), and (c) other similar Laws of any jurisdiction applicable to a Party or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means anti-money laundering laws of any jurisdiction applicable to a Party or any of its Subsidiaries.

“Antitrust Laws” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, or regulating foreign investment, including the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, and the antitrust, competition and merger control Laws of any jurisdiction or Governmental Authority outside of the United States, including Italian FDI Rules, if applicable.

“Associated Company” has the meaning given to it by Rule 2.1(b)(iii) of Part A of the Irish Takeover Rules.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which the principal offices of the SEC in Washington, D.C. are closed to accept filings and on which banks are required or authorized to close in the City of New York in the United States of America, the Cayman Islands, Ireland or the state of Baden-Wuerttemberg, Germany; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all software, computer hardware, electronic data processing systems, computer platforms, systems and networks, servers, peripherals, and other information technology equipment that are owned, leased or licensed by the Company or any Company Subsidiary, and used in the conduct of their business.

“Cayman Exchange Ratio” means one for one (1:1).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights that another Person has licensed or otherwise granted a right to use to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be

Annex A-3

deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of IFRS or any Law applicable to the Company, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions; (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (h) actions or omissions of SPAC and its Affiliates; or (i) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement.

“Company-Owned IP” means all Intellectual Property rights owned by the Company or any Company Subsidiary.

“Company Plans” means Plans which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) any Company Group Member or with respect to which any Company Group Member has any liability (contingent or otherwise).

“Company Shares” means the shares in the Company, which have nominal capital of EUR 1.00 each, all of which are held by the Seller.

“Company Subsidiaries” means, collectively, the direct and indirect Subsidiaries of the Company, including, for purposes of this Agreement, the Targets and their Subsidiaries.

“Company Transaction Expenses” means all fees, commissions, costs and expenses incurred in connection with, or otherwise related to, the Transactions, preparation for the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including: (a) all transaction bonuses, stay bonuses, retention payments, change in control payments, severance payments and other similar payments payable in connection with the Transactions to any current or former employee, independent contractor or officer of any Company Group Member, (b) the employer portion of all payroll Taxes payable in respect of (i) any of the amounts described in clause (a) or (ii) in respect of the vesting, exercise or cash-out of any stock options, restricted stock or other equity or equity-based incentives, (c) the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors), and (d) any other fees and expenses, regulatory filing fees or other amounts required due to the transactions contemplated by this Agreement and expressly allocated to the Company pursuant to this Agreement or any other Ancillary Agreement (including any filings with the SEC and under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) and other third-party fees (including fees required by The Nasdaq Stock Market LLC (“Nasdaq”)), in each case, of the Company Group Members and the Seller.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, entered into as of April 25, 2023, by and between SPAC and the Company.

“Continental” means Continental Stock Transfer & Trust Company.

Annex A-4

“Contract” means any legally binding arrangement, including any contract, agreement, lease, sublease, concession, purchase or sale order, license, sublicense, permit, instrument, indenture, note, bond, loan, credit agreement, instrument, commitment, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee or other supplement with respect thereto).

“Contributed Shares” means the Company Shares exchanged for the Share Consideration.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Irish Department of Health, the German Federal Ministry of Health, the German federal state ministries of health and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee” means any person employed by any Company Group Member.

“Environmental Claim” means any written claim by or from any Person alleging liability or responsibility of whatever kind or nature (including for necessary investigations, cleanup, removal or remediation) arising out of, based on, or resulting from (i) the unlawful presence, Release of, or exposure to, any Hazardous Materials on the Leased Real Property or the Owned Real Property or (ii) any non-compliance at the Leased Real Property or the Owned Real Property with any Environmental Law or Environmental Permit.

“Environmental Laws” means any applicable Law (i) relating to pollution (or the cleanup thereof) of the environment (ambient air, soil, surface water or groundwater, or subsurface strata) or (ii) concerning the presence of, exposure to, or use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, order, notice of violation or infraction by a Governmental Authority relating to non-compliance with any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, approval, license, clearance, consent, waiver, exemption, or other authorization required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (a) in the case of a corporation or a company, any and all shares (however designated) and shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or Person that is included in a controlled group of companies within which a Company Group Member is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with a Company Group Member, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which a Company Group Member is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with a Company Group Member pursuant to regulations issued under Section 414(o) of the Code.

Annex A-5

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Fractional Entitlement” means an entitlement to a fraction of an Irish Holdco Ordinary Share.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, county or local or non-U.S. government, governmental, national, supranational, regulatory, taxing or administrative authority, agency, instrumentality or commission or any legislature or court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) any material, substance, chemical or waste that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances (PFAS).

“HGB” means the German Commercial Code.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” means, without duplication, with respect to any Person, all unpaid obligations (including all such obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums, but excluding in all cases contingent reimbursement or indemnity obligations) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements (measured at the net termination value) or similar contracts or instruments (but excluding surety bonds, performance bonds or like instruments), (c) for the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than trade payables, accruals incurred in the Ordinary Course or consistent with industry practice or obligations arising under take or pay contracts entered into in the Ordinary Course or consistent with industry practice), (d) the principal component of capital leases or finance leases in accordance with GAAP, (e) letters of credit and bankers’ acceptances, in each case to the extent drawn, (f) in respect of dividends declared or distributions required to be paid, in each case, measured at the applicable time of determination, (g) all non-contingent and earned but unpaid obligations in respect of current or former employees or other service providers of a Company Group Member relating to the pre-Closing period, including, but not limited to, such non-contingent and earned but unpaid obligations arising from accruals for deferred compensation arrangements, severance arrangements, vacation or other paid time off, bonuses or commissions, mandatory employer 401(k) profit sharing contributions, underfunded amounts related to any defined benefit pension or other similar retirement plan, or the amount of any claim related to the period prior to the Closing under any self-insured medical, dental or prescription insurance plan or program (including the employer portion of any payroll, employment or other similar Taxes associated with the foregoing), and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person, in each case excluding (w) intercompany indebtedness, (x) customer deposits obtained in the Ordinary Course, (y) deferred or prepaid revenue and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller to such Person.

“Intellectual Property” means all intellectual property rights anywhere in the world, including the following: (a) patents and patent applications; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for the registration thereof, together with all of the goodwill associated with the foregoing; (c) copyrights, and other intellectual property rights in works of authorship, and registrations and applications for registration thereof; (d) trade secrets and other intellectual property rights in know-how, formulas, compositions, inventions, customer and supplier lists, improvements,

Annex A-6

protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), data and databases; (e) Internet domain names and intellectual property rights in social media accounts; and (f) intellectual property rights in software.

“Irish Holdco Board” means the board of directors of Irish Holdco.

“Irish Holdco Deferred Shares” means the 25,000 deferred ordinary shares in the capital of Irish Holdco with a par value of €1.00 each in issue at the date of this Agreement.

“Irish Holdco Founders Warrant” means one (1) warrant to subscribe for one (1) Irish Holdco Ordinary Share resulting from the automatic adjustment of a SPAC Founders Warrant at the SPAC Merger Effective Time.

“Irish Holdco Ordinary Shares” means the ordinary shares in the capital of Irish Holdco with a par value of €1.00 each.

“Irish Holdco Public Warrant” means one (1) warrant to subscribe for one (1) Irish Holdco Ordinary Share resulting from the automatic adjustment of a SPAC Public Warrant at the SPAC Merger Effective Time.

“Irish Takeover Panel” means the statutory body established under the Irish Takeover Panel Act, 1997 (as amended).

“Irish Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules, 2022 (including any amendments thereto).

“Italian FDI Authority” means the Presidency of the Italian Council of Ministers (Presidenza del Consiglio dei Ministri).

“Italian FDI Clearance” means the obtainment of the clearances, approvals and consents required to be obtained under the applicable Italian FDI Rules from the Italian FDI Authority, including any declaration of lack of jurisdiction or a decision considering that the Kiepe Acquisition is not subject to the Italian FDI Rules or the expiry of the applicable waiting period (or any extension thereof), as applicable, in relation to the Transactions.

“Italian FDI Rules” means Law Decree No. 21 of March 15, 2012, as converted into law by Law No. 56 of 11 May 2012, amended by, among others, Law Decree No. 105 of 21 September 2019, Law Decree No. 23 of 8 April 2020 and Law Decree No. 21 of 21 March 2022, and implemented through specific decrees, including the Decree of the President of the Italian Republic No. 86 of 25 March 2014, and the Decrees of the President of the Council of Ministers, No. 179 of 18 December 2020, No. 180 of 23 December 2020 and No. 133 of 1 August 2022.

“knowledge” or “to the knowledge” of a Person shall mean, in the case of the Company, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A after reasonable inquiry, and, in the case of SPAC, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule B after reasonable inquiry, in each case without any obligation of the respective Party to make further investigations or to seek expert advice.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, injunction, judgment, rule, regulation, executive order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any applicable Law, legal proceeding or order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, charge, option or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws or under any Organizational Document) and including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest.

Annex A-7

“non-assessable” means, in relation to Irish Holdco, that a holder of Irish Holdco Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by Irish Holdco or its creditors for further payment of capital on such shares.

“Notary Public” means the notary public in Germany who will be engaged by Irish Holdco to notarize the Share Contribution Agreement.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances from an ex-ante perspective.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, memorandum and articles of association, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“pending” means the occurrence of service of an action or writ or other legal document by a Governmental Authority to the defendant of a claim or the addressee of a claim or administrative act.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets, taken as a whole, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens imposed by Law and arising in the Ordinary Course for amounts not yet delinquent, or if delinquent, that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, individually or in the aggregate, materially interfere with the present uses or the value or occupancy of such real property, (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or the value or occupancy of such real property, (vi) Liens on Leased Real Property arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest which would not be expected, individually or in the aggregate, to materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) statutory Liens for obligations that are not delinquent, (ix) any Liens that will be released at Closing, (x) applicable Laws and rights reserved to or vested in any Governmental Authority, (a) to control or regulate any of the assets or properties of the Company Group Members in any manner, (b) to assess Tax with respect to the assets or properties of the Company Group Members, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (c) by the terms of any grant, license or permit, or by any provision of Law, to terminate such grant, license or permit or to purchase condemn, expropriate or recapture or to designate a purchaser of any of the assets or properties of the Company Group Members to the extent (in each case) such rights do not materially detract from the value of or materially interfere with the use of the assets of the Company Group Members, (d) to use such property in a manner which does not materially impair the use, value or occupancy of such property for the purpose for which it is currently owned and operated, or (e) to enforce any obligations or duties affecting the assets or properties of a Company to any Governmental Authority with respect to any franchise, grant, license or permit, (xi) Liens that are disclosed on current title commitments, title reports, title policies or surveys, (xii) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits and utility deposits, (xiii) Liens, defects, irregularities or other matters listed on Section 1.01(a) of the Company Disclosure Schedule, (xiv) pledges or deposits to secure public, statutory or regulatory obligations, including operating and surety bonds and deposits, performance bonds or appeal bonds and other obligations of like nature, (xv) Liens referred to in the Required Financial Statements, (xvi) Liens arising under or created by any existing

Annex A-8

Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document) and (xvii) purchase money Liens and Liens securing rental payments under capital lease or finance lease arrangements.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, company, joint venture, estate, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Plans” means “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other bonus, commission, stock option, stock purchase, restricted stock, stock appreciation, phantom stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, employment, individual consulting, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other benefit or compensation plans, programs, policies, agreements or arrangements, in each case, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Authority or that is a multiemployer plan (within the meaning as set forth in Section 3(37) or Section 4001(a)(3) of ERISA).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of the Company’s or any Company Subsidiaries’ Business Systems or Business Data.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Formation Document) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Redemption Right.

“Redemption Rights” means the redemption rights provided for in Article 8 and Article 49 of the SPAC Formation Document.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“Required Financial Statements” means the PCAOB compliant audited financial statements for the Company’s fiscal year ending December 31, 2021 and December 31, 2022 that satisfy SEC filing requirements for the Registration Statement / Proxy Statement and are prepared in accordance with IFRS.

“Restricted Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons (where relevant under applicable Sanction Laws).

“Sanction Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive territorial economic or trade sanctions (as of the date of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

Annex A-9

“Share Consideration” means thirty-six million seven hundred thousand (36,700,000) Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act).

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Formation Document” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated October 27, 2021 and effective on October 28, 2021, as amended, modified or supplemented from time to time.

“SPAC Founders Warrants” means private placement warrants to purchase SPAC Class A Ordinary Shares.

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time, including any outstanding amounts under any Working Capital Loans and any deferred underwriting fees, costs and expenses from SPAC’s initial public offering. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Expenses incurred by or on behalf of, or otherwise payable by SPAC.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, Irish Holdco or Merger Sub of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to the SPAC, including any COVID-19 Measures following the date hereof; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or anywhere else in the world; (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of god, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (d) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (e) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (f) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights by SPAC Shareholders; (g) actions or omissions of the Company and its Affiliates; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Seller or the Company has requested in writing or to which any such party has consented in writing or which actions are contemplated by this Agreement.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Public Warrants” means warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-half of such a warrant.

“SPAC Shareholder” means any holder of any SPAC Ordinary Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

Annex A-10

“SPAC Transaction Expenses” means all fees, commissions, costs and expenses incurred in connection with, or otherwise related to, the Transactions, preparation for the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including (a) any Unpaid SPAC Liabilities (including the repayment of Working Capital Loans); (b) the fees, expenses and disbursements of legal counsel, underwriters, auditors accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors and any deferred underwriting fee); and (c) any other fees and expenses, regulatory filing fees or other amounts required due to the transactions contemplated by this Agreement and expressly allocated to SPAC, Merger Sub and Irish Holdco pursuant to this Agreement or any other Ancillary Agreement, in each case of SPAC, Merger Sub, Irish Holdco or any of their respective Subsidiaries, and the costs of the SPAC Tail Policy pursuant to Section 7.07(c).

“SPAC Units” means one (1) SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated October 28, 2021, by and between SPAC and Continental, as warrant agent.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Founders Warrants.

“Sponsor” means Smilodon Capital, LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties or similar assessments, imposed, administered, collected or assessed by a Taxing Authority, together with all interest, fines, penalties and additions imposed with respect to such amounts.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, Merger Sub, the Seller or Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the SPAC Merger, Contribution and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unpaid SPAC Liabilities” means the outstanding SPAC Liabilities.

“Virtual Data Room” means the virtual data room established by Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Annex A-11

“Working Capital Loans” means any loan made to SPAC by the Sponsor, any Affiliate of the Sponsor, or any of SPAC’s or the Sponsor’s officers or directors for the purpose of financing costs incurred in connection with a Business Combination (as such term is defined in the SPAC Formation Document).

Section 1.02             Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
5% Shareholder	Section 7.06(e)
2023 Balance Sheet	Section 4.07(b)
Action	Section 3.05
Agreement	Preamble
Alternative Transaction	Section 7.04
Audited Financial Statements	Section 4.07(a)
Blue Sky Laws	Section 3.04(b)
Cayman Islands Companies Act	Section 2.01(a)
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Company	Preamble
Company Closing Statement	Section 2.02(d)
Company Financing Agreements	Section 7.15
Company-Owned Registered IP	Section 4.13(a)
Company Permits	Section 4.06(b)
Company Potential Financing	Section 7.15
Company Waiving Parties	Section 10.15
Continuing Employees	Section 7.05(a)
Contracting Parties	Section 10.10
D&O Insurance	Section 7.07(b)
Dissenting SPAC Shareholders	Section 2.07
Dissenting SPAC Shares	Section 2.07
EWI	Recitals
Exchange Act	Section 3.04(b)
Exchange Agent	Section 2.04(a)
Exchange Fund	Section 2.04(b)
Financing Agreements	Section 7.15
GmbHG	Section 4.03(a)
GRA	Section 7.06(e)
Heramba Holdings	Recitals
Insurance Policies	Section 4.17
Intended Tax Treatment	Section 2.04
IPO	Section 6.03
Irish Holdco	Preamble
Irish Holdco Articles of Association	Section 2.03(b)(ii)
Kiepe Acquisition	Recitals
Kiepe GmbH	Recitals
Kiepe Sellers	Recitals
Kiepe US	Recitals
Labor Agreement	Section 4.11(b)
Leased Real Property	Section 4.12(b)
Leases	Section 4.12(b)
Legal Dispute	Section 10.06
Lock-up Agreement	Recitals

Annex A-12

Defined Term	Location of Definition
LTIP	Section 7.05(b)
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.07(b)
Merger Consideration	Section 2.01(e)(ii)(B)
Merger Sub	Preamble
Nonparty Affiliates	Section 10.10
Non-Redemption Agreements	Recitals
Non-Redemption Securities	Recitals
Nasdaq	Definition of Company Transaction Expenses
Ordinary Resolution Proposals	Section 7.02
Outside Date	Section 9.01(b)(i)
Owned Real Property	Section 4.12(a)
Parties	Preamble
Plan of Merger	Recitals
Potential Financing	Section 7.15
Real Property	Section 4.12(b)
Registrar	Section 2.01(a)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	Section 7.01(a)
Released Claims	Section 6.03
Remedies Exceptions	Section 3.02
Representatives	Section 7.03(a)
SEC	Section 5.07(a)
Securities Act	Section 3.04(b)
Seller	Preamble
Share Contribution Agreement	Recitals
SPA	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 7.02
SPAC Closing Statement	Section 2.02(e)
SPAC Financing Agreements	Section 7.15
SPAC Merger	Recitals
SPAC Merger Effective Time	Section 2.01(a)
SPAC Potential Financing	Section 7.15
SPAC Preferred Stock	Section 5.03(a)
SPAC Related Party	Section 5.22
SPAC Related Party Transactions	Section 5.22
SPAC SEC Reports	Section 5.07(a)
SPAC Shareholder Approval	Section 5.11(b)
SPAC Shareholders’ Meeting	Section 7.02
SPAC Tail Policy	Section 7.07(c)
SPAC Waiving Parties	Section 10.15
Special Resolution Proposal	Section 7.02
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Targets	Recitals
Terminating Company Breach	Section 9.01(c)
Terminating SPAC Breach	Section 9.01(d)
Transaction Proposals	Section 7.02

Annex A-13

Defined Term	Location of Definition
Trust Account	Section 5.14
Trust Agreement	Section 5.14
Trust Fund	Section 5.14
Trustee	Section 5.14
Unit Separation	Section 2.01(e)(ii)

Section 1.03             Construction.

(a)              Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)              The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)              Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)              All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or Merger Sub and IFRS or HGB for matters with respect to the Company.

(e)              The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than two (2) days prior to the date hereof.

Article II.
SPAC MERGER AND Contribution

Section 2.01             SPAC Merger.

(a)              SPAC Merger Effective Time. The SPAC Merger shall become effective at the time the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) (such date and time is hereinafter referred as the “SPAC Merger Effective Time”). At the SPAC Merger Effective Time, Merger Sub shall merge with and into SPAC, the separate existence of Merger Sub shall cease and SPAC shall continue its existence under the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”) as the Surviving Company and as a direct, wholly owned Subsidiary of Irish Holdco.

(b)              Effect of the SPAC Merger. At and after the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall

Annex A-14

include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Ancillary Agreements to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly owned subsidiary of Irish Holdco and the separate corporate existence of Merger Sub shall cease to exist.

(c)              Organizational Documents of the Surviving Company. At the SPAC Merger Effective Time, the SPAC Formation Document shall be amended and restated to be in the form of the Organizational Documents of Merger Sub as in effect at the SPAC Merger Effective Time, until thereafter amended as provided by applicable Law.

(d)              Directors and Officers of the Surviving Company. If applicable, the officers of SPAC and the members of the SPAC Board shall resign effective as of the SPAC Merger Effective Time. The directors of the Surviving Company effective as of the SPAC Merger Effective Time shall be the individuals listed on Section 2.01(d) of the SPAC Disclosure Schedule and the officers of the Surviving Company shall be those individuals as mutually agreed by SPAC and the Company.

(e)              Effect of the SPAC Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement and the Cayman Islands Companies Act, at the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(i)          SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC’s securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.01(e)(i).

(ii)         SPAC Ordinary Shares.

(A)        On the Closing Date, immediately prior to the SPAC Merger Effective Time, each SPAC Class B Ordinary Share shall be automatically converted into one (1) SPAC Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.2 of the SPAC Formation Documents (without giving effect to the adjustments set forth in Article 17.3 thereof) and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(B)         At the SPAC Merger Effective Time, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, shall include the SPAC Ordinary Shares held as a result of the Unit Separation and any SPAC Class A Ordinary Shares issued as a result of SPAC Class B Ordinary Share conversion set forth in Section 2.01(e)(ii)(A)) issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any SPAC Ordinary Shares referred to in Section 2.01(f), Redeeming SPAC Shares and Dissenting SPAC Shares) shall be automatically cancelled in exchange for the right to be issued one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share (“Merger Consideration”).

(iii)        SPAC Warrants. Each SPAC Public Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant. Each such Irish Holdco Public Warrant will continue to have, and be subject to, the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except (A) that each Irish Holdco Public Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Public Warrant that was outstanding immediately prior to the SPAC Merger Effective Time, and (B) as varied in compliance with certain mandatory requirements of Irish law. Each SPAC Founders Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco

Annex A-15

Founders Warrant. Each such Irish Holdco Founders Warrant will continue to have, and be subject to the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except (A) that each Irish Holdco Founders Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Founders Warrant that was outstanding immediately prior to the SPAC Merger Effective Time, and (B) as varied in compliance with certain mandatory requirements of Irish law.

(f)               SPAC Treasury Shares. Notwithstanding Section 2.01(e)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(g)              Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Formation Document.

(h)              Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the SPAC Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.07 and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Islands Companies Act.

(i)               Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time shall be automatically cancelled in consideration for the issuance of 1,000 validly issued, fully paid and non-assessable ordinary shares of par value $1.00, of the Surviving Company. The shares of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(j)               Surrender of Irish Holdco Deferred Shares. All Irish Holdco Deferred Shares shall within one (1) month of the SPAC Merger Effective Time be surrendered by the holder thereof to Irish Holdco for nil consideration and such Irish Holdco Deferred Shares shall thereafter be held as treasury shares by Irish Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

Section 2.02             Contribution and Closing Statements.

(a)              Upon the terms and subject to the conditions set forth in the Share Contribution Agreement, immediately following the SPAC Merger Effective Time and in advance of Irish Holdco becoming a Relevant Company, the Seller shall contribute to Irish Holdco the Contributed Shares in exchange for the issuance by Irish Holdco of the Share Consideration to the Seller and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Closing).

(b)              The Contributed Shares are not transferred by virtue of this Agreement but will be transferred to Irish Holdco with effect “in rem” subject to the issuance by Irish Holdco of the Share Consideration to the Seller pursuant to the terms of the Share Contribution Agreement, to be entered into pursuant to Section 2.03(b)(iv).

(c)              Subject to the condition subsequent of the termination of this Agreement (in which case the waiver contemplated by this clause (c) shall be deemed not to have been made), the Seller herewith irrevocably waives any and all rights under or in connection with the Company’s Organizational Documents which will be triggered as a consequence of the execution of this Agreement, the Share Contribution Agreement or the consummation of the Transactions contemplated hereby and thereby, including, without limitation, rights of first refusal and pre-emption rights. Such waiver (as limited above) shall be repeated in the Share Contribution Agreement.

(d)              No later than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to SPAC a certificate executed by an executive officer of the Company (the “Company Closing Statement”) setting forth the Company’s calculation of the unpaid Company Transaction Expenses, and reasonable supporting materials

Annex A-16

for such items and itemization of such unpaid Company Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, SPAC shall have an opportunity to review the Company Closing Statement and discuss such statement with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the Company Closing Statement. The Company shall revise such Company Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the Company Closing Statement and prior to the Closing Date, the Company becomes aware of any changes in the amount of the Company Transaction Expenses, the Company shall provide an updated Company Closing Statement with such updated numbers and such updated Company Closing Statement shall be subject to the terms and conditions of this Section 2.02(d).

(e)              No later than five (5) Business Days prior to the anticipated Closing Date, SPAC shall deliver to the Company a certificate executed by an executive officer of SPAC (the “SPAC Closing Statement”) setting forth SPAC’s calculation of the unpaid SPAC Transaction Expenses, and reasonable supporting materials for such items and itemization of such unpaid SPAC Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, the Company shall have an opportunity to review the SPAC Closing Statement and discuss such statement with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the SPAC Closing Statement. SPAC shall revise such SPAC Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the SPAC Closing Statement and prior to the Closing Date, SPAC becomes aware of any changes in the amount of the SPAC Transaction Expenses, SPAC shall provide an updated SPAC Closing Statement with such updated numbers and such updated SPAC Closing Statement shall be subject to the terms and conditions of this Section 2.02(e).

(f)               Notwithstanding anything to the contrary contained in this Section 2.02, no Fractional Entitlements on the part of the Seller shall be issued by Irish Holdco under this Section 2.02 and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived.

Section 2.03             Closing.

(a)              Closing. Upon the terms and subject to the conditions of this Agreement and to the extent permitted by Law and except as set forth otherwise herein, the closing of the Transactions (the “Closing”) shall take place remotely by the exchange of the closing deliverables set forth in Section 2.03(c) and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b)(i), which shall be made as promptly as practicable after such time), which shall occur on the first (1st) Business Day after the date on which all the conditions set forth in Article VIII that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b)              Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)          SPAC shall pay or cause to be paid the SPAC Shareholder Redemption Rights and shall deduct from its Trust Account an amount equal to a reasonable estimate of the amounts to be paid for any Dissenting SPAC Shareholder.

(ii)         The sole shareholder of Irish Holdco shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the amendments to the articles of association of Irish Holdco in such form as mutually agreed by SPAC and the Company prior Closing (the “Irish Holdco Articles of Association”), including any capital increase required for the issuance of Irish Holdco Ordinary Shares as Share Consideration and as Merger Consideration and such other corporate governance matters of Irish Holdco as the Parties may mutually agree (including authorizations to the Irish Holdco Board to issue or grant rights to subscribe for Irish Holdco Ordinary Shares and to dis-apply pre-emptive rights relating thereto for the five (5)-year period after the date of adoption of such resolutions).

Annex A-17

(iii)        The Plan of Merger and all other ancillary documents required in connection with the SPAC Merger, shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Act and filed with the Registrar.

(iv)        The Seller shall transfer to Irish Holdco, and Irish Holdco shall accept from the Seller the Contributed Shares by means of signing the Share Contribution Agreement in front of the Notary Public (which signing shall take place at least two (2) Business Days prior to Closing and shall be effective upon receipt of the Share Consideration on the Closing Date), a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and the Seller and Irish Holdco shall deliver to the Seller the Share Consideration.

(c)              Closing Deliverables. At the Closing:

(i)          The Seller shall deliver (or cause to be delivered) to SPAC and Irish Holdco a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by the Seller, the Company or any of their respective Affiliates, duly executed by the Seller, the Company or their respective Affiliates, as applicable.

(ii)         SPAC shall deliver (or cause to be delivered) to the Seller a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Irish Holdco or Merger Sub, duly executed by SPAC, Irish Holdco or Merger Sub, as applicable; and

(iii)        Following the issuance of the Share Consideration by Irish Holdco to the Seller, the Seller shall deliver to the Notary Public written confirmation of such issuance (by email with PDF attachment sufficient) and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Contributed Shares.

Section 2.04             Exchange Procedures.

(a)              As promptly as reasonably practicable following the date of this Agreement, SPAC shall appoint an exchange agent mutually agreed to by SPAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging SPAC Ordinary Shares on the transfer books of SPAC immediately prior to the SPAC Merger Effective Time for Irish Holdco Ordinary Shares pursuant to Section 2.01(e)(after giving effect to any required Tax withholding as provided under Section 2.06) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging SPAC Public Warrants and SPAC Founder Warrants on the transfer books of SPAC immediately prior to the SPAC Merger Effective Time for Irish Holdco Public Warrants and Irish Holdco Founder Warrants, as applicable, pursuant to Section 2.01(e) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent or SPAC and Irish Holdco determine otherwise, then SPAC and Irish Holdco shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b)              At the SPAC Merger Effective Time, Irish Holdco shall deposit, or cause to be deposited, with the Exchange Agent (or otherwise delegate authority for the Exchange Agent to effect the issuance), for the benefit of the holders of SPAC Ordinary Shares, SPAC Public Warrants and SPAC Founder Warrants, and for exchange in accordance with this Section 2.04 through the Exchange Agent, (i) Irish Holdco Ordinary Shares in book-entry form representing the number of Irish Holdco Ordinary Shares issuable pursuant to Section 2.01(e) in exchange for the SPAC Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time, (ii) Irish Holdco Public Warrants in book-entry form representing the Irish Holdco Public Warrants issuable pursuant to Section 2.01(e) in exchange for the SPAC Public Warrants, and (iii) Irish Holdco Founder Warrants in book-entry form representing the Irish Holdco Founder Warrants issuable pursuant to Section 2.01(c) in exchange for the SPAC Founder Warrants in each case after giving effect to any required Tax withholding as provided under Section 2.06. All Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and Irish Holdco Founder Warrants deposited with the Exchange Agent (or otherwise the subject to the delegate authority, as aforesaid) shall be collectively referred to in this Agreement as the “Exchange Fund”.

Annex A-18

(c)              Any portion of the Exchange Fund that remains unclaimed by SPAC’s shareholders twelve (12) months following the Closing Date shall be surrendered to Irish Holdco or as otherwise instructed by Irish Holdco, and any SPAC Shareholder who has not exchanged his, her or its SPAC Ordinary Shares, SPAC Public Warrants or SPAC Founder Warrants, as applicable, for the Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants, as applicable, in accordance with this Section 2.04 prior to that time shall thereafter look only to Irish Holdco for the issuance of the Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants, as applicable, without any interest thereon. None of Irish Holdco, the Company, Seller, Merger Sub or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Irish Holdco Ordinary Shares, Irish Holdco Public Warrants or Irish Holdco Founder Warrants remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Irish Holdco free and clear of any claims or interest of any Person previously entitled thereto.

(d)              At the SPAC Merger Effective Time, the transfer books of SPAC shall be closed and there shall be no transfers of SPAC Ordinary Shares, SPAC Public Warrants or SPAC Founder Warrants that were outstanding immediately prior to the SPAC Merger Effective Time.

Section 2.05             Tax Treatment of SPAC Merger and the Contribution. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the SPAC Merger and the Contribution, taken together with other relevant transactions, are intended to (a) be undertaken as part of a prearranged, integrated plan and (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

Section 2.06             Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Irish Holdco, Seller and Merger Sub, and each of their Affiliates or agents, shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement or any Ancillary Agreement any amount required to be deducted or withheld under applicable Tax Law and shall timely pay such amounts to the appropriate Taxing Authority; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, Irish Holdco, Seller or Merger Sub or any of their Affiliates or agents, as the case may be, and paid to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement or Ancillary Agreement, as applicable, as having been paid to the Person in respect of which such deduction or withholding was made. To the extent any such amounts are so deducted or withheld from any consideration payable to the Seller, then SPAC, Merger Sub and Irish Holdco shall provide the Seller with proof of payment of such deduction or withholding Taxes to the relevant Governmental Authority without undue delay.

Section 2.07             SPAC Shareholder Dissent Rights.

(a)              Subject to Section 2.01(a) and Section 2.01(e) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenter’s rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and no Dissenting SPAC Shareholder shall be entitled to receive, the applicable consideration or any Irish Holdco Founders Warrants unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Islands Companies Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall cease to be Dissenting SPAC Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Irish Holdco Ordinary Shares on the basis of the Cayman Exchange Ratio, without any interest thereon. The SPAC Warrants owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable number of Irish Holdco Founder Warrants on the basis of the Cayman Exchange Ratio, without any interest thereon.

Annex A-19

(b)              Prior to the Closing Date, SPAC shall give Irish Holdco and the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders (including any notices received by SPAC pursuant to Section 238(2) or Section 238(5) of the Cayman Islands Companies Act) and any withdrawals of such demands, and (ii) the opportunity to consult with SPAC in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Islands Companies Act.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to SPAC, Irish Holdco and Merger Sub as follows:

Section 3.01             Organization and Qualification; No Insolvency. The Seller is a private company limited by shares duly incorporated and validly existing under the laws of Ireland. No insolvency or similar proceedings have been opened over the assets of the Seller, or, to the knowledge of Seller, have been threatened in writing to be opened.

Section 3.02             Authority Relative to this Agreement. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Transaction Documents by the Seller and the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller is necessary to authorize entry into, or performance of, this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Company, SPAC, Irish Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 3.03             Capitalization. The Seller is the sole shareholder of the Company and the legal and beneficial owner of 25,000 Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents. Upon delivery to Irish Holdco at the Closing of the Contributed Shares, good and valid title to the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

Section 3.04             No Conflict; Required Filings and Consents.

(a)              The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a party does not and will not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement and the consummation of the Transactions by the Seller, and compliance with the provisions hereof and thereof will not (i) conflict with or violate any provision of the articles or any equivalent Organizational Documents of the Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected, or (iii) result in any violation or breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of or result in termination, amendment, acceleration or cancellation of any obligation, or to the loss of a benefit under any Contract or right to which the Seller is a party or would result in the creation of any Lien (other than any Permitted Lien) on any property or asset or Equity Interest of the Seller pursuant to, any Contract to which the Seller is a party or by which any asset or property of the Seller is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien, however, with respect to clauses (a)(ii) and (a)(iii) only if this, individually or in the aggregate, would prevent the Seller from performing its obligations under this Agreement.

Annex A-20

(b)              The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a Party does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), any applicable Anti-Corruption Laws and state takeover and foreign investment control laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act or any other applicable Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Seller from performing its obligations under this Agreement.

Section 3.05             Absence of Litigation. There is no litigation, proceeding, cause of action, lawsuit, petition, complaint, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of Seller, threatened in writing against the Seller, or any property or asset of the Seller, before any Governmental Authority.

Section 3.06             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

Section 3.07             No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, Seller acknowledges and agrees that SPAC, Irish Holdco and Merger Sub are not making any other representations or warranties whatsoever to the Seller.

Section 3.08             Seller’s Investigation. The Seller is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Seller together with expert advisors, including legal counsel, that they have engaged for such purpose. The Seller and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, Merger Sub and the Transactions. The Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, Merger Sub or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or Merger Sub pursuant to this Agreement. Neither SPAC, Irish Holdco, Merger Sub, nor any of their respective Affiliates or Representatives shall have any Liability to the Seller or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Seller or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in Section 10.17 or the Company Disclosure Schedule, the Company hereby represents and warrants to SPAC, Irish Holdco and Merger Sub, as follows:

Section 4.01             Organization and Qualification; No Insolvency; Enterprise Agreements. Each Company Group Member is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the respective jurisdiction of its organization, formation or incorporation, as applicable, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Group Member is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. No insolvency or similar proceedings have been opened over the assets of any Company Group Member or are, to the knowledge of the Company, threatened to be

Annex A-21

opened. None of the Company Group Members are illiquid (zahlungsunfähig) or over-indebted (überschuldet). None of the Company Group Members are party to any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz) or comparable domination or profit sharing or pooling agreements or arrangements under the Laws of any other jurisdictions.

Section 4.02             Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation, bylaws, articles of association or equivalent Organizational Documents (being articles of association in the case of the Company), each as amended to date, of each Company Group Member. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its certificate of incorporation, bylaws, articles of association or equivalent Organizational Documents.

Section 4.03             Capitalization; Subsidiaries.

(a)              The Seller owns 25,000 Company Shares. There are no Equity Interests issued or outstanding in the Company other than the Company Shares which are held by the Seller. A true and complete list of all the Equity Interests issued or outstanding in the Company is set forth in Section 4.03(a) of the Company Disclosure Schedule. All of the outstanding Equity Interests in the Company (i) are duly authorized, validly issued, fully paid and non-assessable (keine Nachschusspflichten) and no repayment or refunds, neither openly nor concealed, have been made, and (ii) have been issued and granted in compliance in all material respects with the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”), with all preemptive rights and with other requirements set forth in applicable Contracts to which the Company is a party and the Organizational Documents of the Company. The Company Shares validly exist, are, except as disclosed in the articles of association, free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s Organizational Documents. Upon transfer to Irish Holdco at the Closing of the Contributed Shares, good and valid title to the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s Organizational Documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

(b)              A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests (for any German incorporated Company Subsidiary, the most recently published list of shareholders) of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity or Person. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with the GmbHG and other applicable Laws and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the Organizational Documents of the Company Subsidiaries. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary and are free and clear of all Liens, options, rights of first refusal and limitations on any Company Group Member’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c)              Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s Organizational Documents, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company Group Members or obligating any Company Group Member to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, any Company Group Member. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s Organizational Documents, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities

Annex A-22

or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in any Company Group Member. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or among any holder of Equity Interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of any of the Equity Interests or other securities of any Company Group Member.

(d)              Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any Equity Interests of any Company Group Member or any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

Section 4.04             Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Irish Holdco, Merger Sub and the Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions.

Section 4.05             No Conflict; Required Filings and Consents; Shareholder Approval.

(a)              Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices as set forth in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation, articles or any equivalent Organizational Documents of any Company Group Member, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of any Company Group Member pursuant to any Contract to which any Company Group Member is a party or by which any asset or property of any Company Group Member is bound, however, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)              The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(c)              The Seller, as sole shareholder of the Company, has approved by shareholder’s resolution dated October 2, 2023 the adoption, implementation and consummation of this Agreement and the Transaction Documents as well as the other Transactions contemplated by this Agreement and the Transaction Documents.

Annex A-23

Section 4.06             Compliance with Laws; Company Permits; Subsidies.

(a)              Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, in the three (3) years prior to the date hereof, the Company Group Members have been in compliance, in all respects, with all applicable Law, except where such non-compliance would not be material to the Company Group Members as a whole. No Company Group Member has received any notice or other communication from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any applicable Law.

(b)              Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, to the knowledge of the Company, each Company Group Member is in possession of all permits, licenses, approvals, consents, and other authorizations of or from any Governmental Authority necessary for each Company Group Member to own, lease and operate its properties or to carry on its business as it is now being conducted in compliance with all applicable Laws (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Company Permit has, either in part or in full, been cancelled, withdrawn or revoked, and no cancellation, withdrawal or revocation of any of the Company Permits has been threatened in writing, in either case in the past twelve (12) months, except where such cancellation, withdrawal or revocation would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (b) any Company Permit, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Company Group Member has received, during the three (3) years preceding the date of this Agreement, any written notices from any Governmental Authority alleging violation of any applicable Laws, except for any violations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)              To the knowledge of the Company and except as set forth in Section 4.06(c) of the Company Disclosure Schedule, no Company Group Member has in the last three (3) years prior to the date hereof received any public grant (Zuschuss), allowance, aid or other subsidy (Subvention) exceeding an amount of EUR 250,000 in the individual case.

Section 4.07             Financial Statements.

(a)              Section 4.07(a) of the Company Disclosure Schedule sets forth (i) the audited combined statements of financial position of the Targets and its Subsidiaries as of December 31, 2021 and December 31, 2022 and the related audited combined statements of loss, comprehensive loss, changes in net investment and cash flows of the Targets and its Subsidiaries for each of the two years in the period ended December 31, 2022, together with the auditor’s reports thereon (the “Audited Financial Statements”). The Audited Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the assets, financial condition and results of operations of the Targets and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with IFRS, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Targets and its Subsidiaries.

(b)              The Company has made available to SPAC a true, correct and complete copy of the unaudited combined statement of financial position of the Targets and its Subsidiaries as of June 30, 2023 (the “2023 Balance Sheet”), and the related unaudited combined statements of loss, comprehensive loss, changes in net investment and cash flows of the Targets and its Subsidiaries for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the assets, financial condition and results of operations of Kiepe Electric Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)              There has been no, and there does not currently exist, any fraud, nor an allegation of financial improprieties in writing that involves management of the Targets and its Subsidiaries.

Annex A-24

Section 4.08             Absence of Certain Changes or Events. Since December 31, 2022 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company Group Members have conducted their respective businesses in all material respects in the Ordinary Course. There has not been:

(a)              Any event, change, circumstance, state of facts, condition, action or effect, alone or in combination, that has had, or would be reasonably likely to have, individually or in the aggregate a Company Material Adverse Effect; or

(b)              Any event, change, circumstance, state of facts, condition, action or effect that, if such event, change, circumstance, state of facts, condition, action or effect had occurred, existed or been taken during the period from the date of this Agreement through the Closing Date, would constitute or result in a breach of any of the covenants set forth in Section 6.01.

Section 4.09             Absence of Litigation; Product Liability.

(a)              Except as otherwise set forth in Section 4.09(a) of the Company Disclosure Schedule, to the knowledge of the Company, there is no Action pending or threatened in writing against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority where the losses or damages claimed against any Company Group Member exceed €250,000. No Company Group Member nor any material property or asset of any Company Group Member is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

(b)              To the knowledge of the Company and except as otherwise set forth in Section 4.09(b) of the Company Disclosure Schedule, in the last twelve (12) months prior to the date hereof, (i) no claims or complaints exceeding, in the individual case or arising from the same or factually similar fact pattern or circumstances (gleicher oder faktisch ähnlicher Lebenssachverhalt), EUR 250,000 have been raised in writing or text form against any Company Group Member based on actual or alleged structural, serial or otherwise material defects of the products and services of the business and (ii) the Company Group Members have neither terminated the distribution or sale of any product of the business based on any such defects nor voluntarily, or as a result of a legal obligation, recalled or removed from the market any product of the business or improved any product of the business as part of a recall campaign or issued a product warning to customers or consumers of the business, in each case of (i) and (ii) except where such termination, recall, removal, improvement or product warning would not have individually or in the aggregate a Company Material Adverse Effect.

Section 4.10             Employee Benefit Plans.

(a)              Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Plans (excluding any Company Plan that is an employment agreement, offer letter or individual independent contractor or consultant agreement that (i) is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any severance or (ii) does not materially deviate from the Company’s form of such agreement or letter for the applicable region).

(b)              With respect to each Company Plan set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has provided to SPAC true and complete copies of: (i) the current plan document and all amendments thereto and each trust or other funding arrangement, and (ii) any material, written non-routine correspondence from any Governmental Authority with respect to any such Company Plan within the past year.

(c)              None of the Company Plans is or was within the past six (6) years, nor does any Company Group Member have any current or contingent Liability or obligation (including as a result of its relationship to any of their respective ERISA Affiliates) under or with respect to (i) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, in each case of paragraphs (i) through (iv), to the extent such plan is subject to applicable Laws of the United States, or (v) a defined benefit pension plan subject to substantially similar applicable Laws outside of the United States.

Annex A-25

(d)              Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant of any Company Group Member under any Company Plan; (B) any material compensatory payment or benefit becoming due to or in respect of any such individual under any Company Plan; (C) the acceleration of the vesting, funding or timing of material payment of any compensation or benefits payable to or in respect of any such individual; or (D) any increased or accelerated funding obligation with respect to any Company Plan; or (ii) give rise to any “excess parachute payment”, with respect to the Company, within the meaning of Section 280G of the Code. No Company Group Member has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

(e)              Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, none of the Company Plans provide for, nor does any Company Group Member have or reasonably expect to have any material Liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of any Company Group Member after termination of employment or service except (i) as set forth in any Company Plan, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) as may be required under applicable Law, including under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full premium cost of coverage.

(f)               (i) To the knowledge of the Company, and except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan is, and has been in the twelve (12) months preceding the date of this Agreement, established, maintained, funded, operated and administered in form and operation, in accordance with its terms and in compliance in all respects with the requirements of all applicable Laws, and (ii) other than routine claims for benefits in the Ordinary Course, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or disputes or proceedings are pending or, to the knowledge of the Company, threatened in connection with any Company Plan or by or on behalf of any participant in any Company Plan, and no Company Plan has within the past year prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority.

(g)              In the twelve (12) months preceding the date of this Agreement, and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions, and premium or benefit payments) that are due from, or are required to be made by, the Company under the terms of any Company Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Company Plan and applicable Laws, as the case may be.

(h)              Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code.

Section 4.11             Labor and Employment Matters.

(a)              In the twelve (12) months preceding the date of this Agreement, to the knowledge of the Company all material compensation, including wages, commissions and bonuses, due and payable to all Employees and individual independent contractors or consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s or applicable employer’s financial statements) same for the withholding of taxes and other sums as required by the appropriate Governmental Authority.

(b)              (i) Except as otherwise set forth in Section 4.11(b)(i) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of their respective current or former Employees, individual independent contractors or consultants, leased employees, applicants for employment, or any class of the foregoing; (ii) except as otherwise set forth in Section 4.11(b)(ii) of the Company Disclosure Schedule, no Company Group Member is a party to, bound by, or
Annex A-26

negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Employees (each a “Labor Agreement”), nor, to the knowledge of the Company, are there any activities or proceedings of any labor union, works council or other labor organization to organize any such Employees; (iii) there are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened, against any Company Group Member before any Governmental Authority, nor have there been such complaints during the twelve (12) months preceding the date of this Agreement; and (iv) during the twelve (12) months preceding the date of this Agreement, there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material similar major labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any Employees.

(c)              To the Company’s knowledge, the Company Group Members are and have been in the twelve (12) months preceding the date of this Agreement in compliance, in all material respects, with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, immigration, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, social security contributions, health and other insurance contributions and collective bargaining.

Section 4.12             Real Property; Title to Assets.

(a)              Section 4.12(a) of the Company Disclosure Schedule sets forth a description of all real property (including hereditary building rights, in rem leasing or similar in rem rights) owned or co-owned by any Company Group Member (the “Owned Real Property”). The applicable Company Group Member collectively owns good and marketable title to all of the Owned Real Property, free and clear of all Liens except for Permitted Liens, and no piece of Owned Real Property is subject to any pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create or change any encumbrances, except for such rights as are recorded or referenced in the respective land register.

(b)              Section 4.12(b) of the Company Disclosure Schedule sets forth a description of all real property leased or subleased by any Company Group Member (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), together with a description of the leases and subleases pursuant to which each such Company Group Member holds such interests (such leases and subleases, together with all amendment, waivers and guaranties thereto, the “Leases”). Each Company Group Member, as applicable, holds good and valid interests in each Leased Real Property pursuant to the applicable Lease, free and clear of all Liens except for Permitted Liens. No Company Group Member is in material breach of or default under any Lease, and no Company Group Member has received written notice of an alleged material breach or default under any Lease.

(c)              No Company Group Member has received written notice or, to the Company’s knowledge, oral notice of any condemnation or similar proceeding pertaining to its interests in the Real Property.

(d)              Except as would not have a Company Material Adverse Effect, the assets owned or leased by the Company Group Members are all of the assets used by the Company Group Members with respect to the business of the Company Group Members as conducted in the Ordinary Course, and such assets comprise all of the assets and rights necessary for the ownership and operation of the assets of the Company Group Members and to carry out the business of the Company Group Members in the same manner as of the date of this Agreement.

Section 4.13             Intellectual Property.

(a)              Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all patents and patent applications, registered trademarks, service marks and trade dress and applications for registration thereof and registered copyrights and domain names included in the Company-Owned IP (the “Company-Owned Registered IP”). Each item of Company-Owned Registered IP is subsisting. No Action is pending, or to the knowledge of the Company is threatened, challenging the validity, or enforceability of any issued or registered Company-Owned Registered IP.

(b)              The Company Group Members exclusively own the Company-Owned IP, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and consummation of the transactions contemplated

Annex A-27

hereunder will not (i) result in the loss, termination or impairment of any rights of any Company Group Member in any Company IP, or (ii) trigger any contractual requirement for any Company Group Member to pay any additional royalties, fees or other consideration (beyond what the Company Group Members would have been required to pay absent the consummation of such transactions) for the continued use and exploitation of any Company-Licensed IP.

(c)              Except as otherwise set forth in Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party in the past three (3) years. No Company Group Member has received any written notice within the past three (3) years alleging or claiming that any Company Group Member, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third party. As of the date of this Agreement, no Action is pending, or to the knowledge of the Company, is threatened, alleging that any Company Group Member has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party in any material respect. To the knowledge of the Company, in the past three (3) years, no third party has infringed, misappropriated or otherwise violated any Company-Owned IP in any material respect. To the knowledge of the Company, (i) no current or former director, officer, equity holder, employee, consultant, contractor, agent or other representative of any Company Group Member owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by any Company Group Member in the conduct of their businesses, and (ii) no funding, resources, facilities, personnel of any Governmental Authority, university, or research institution has been used in the connection with the development of any Intellectual Property developed by or for any Company Group Member, and no Governmental Authority, university or research institution has ownership rights in or a license to (other than as a customer) any Company-Owned IP.

(d)              The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to protect the confidentiality of its trade secrets and other material Confidential Information. No Company Group Member has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or any applicable Company Subsidiaries to any other person other than to Persons who are subject to a contractual, legal or enforceable ethical obligation to maintain the confidentiality of such Confidential Information. Each Person who has developed material Intellectual Property that is purported to be owned by a Company Group Member has assigned all of such Person’s right, title and interest in and to such Intellectual Property to the Company or its applicable Company Subsidiary (other than where such rights have automatically vested in such Company Group Member pursuant to applicable Law).

(e)              The capacity of the Business Systems is sufficient in all material respects for the operation of the businesses of the Company Group Members as currently conducted. The Company and the Company Group Members maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and there has not been any material failure with respect to any of the Business Systems in the past three (3) years that has not been remedied or replaced in all material respects.

(f)               To the knowledge of the Company, the Business Systems are substantially adequate for the operational and business activities of the Company Group Members as currently conducted. The Company and the Company Group Members maintain, and in the twelve (12) months prior to the date hereof have maintained, reasonably adequate disaster recovery plans and have procedures in place to back up data, in each case except where the failure to do so would not have a Company Material Adverse Effect.

(g)              To the knowledge of the Company, the Company Group Members comply, and in the twelve (12) months prior to the date hereof have complied, in all material respects with all applicable Privacy/Data Security Laws, except where the failure to do so would not have a Company Material Adverse Effect. The Company Group Members have each implemented reasonably adequate data security safeguards designed to protect the security and integrity of its Business Systems. In the twelve (12) months prior to the date hereof, the Business Systems: (A) have not experienced any (i) complete breakdowns, (ii) known successful cyber-attacks, or (iii) to the Company’s knowledge, data losses, which in each case have caused a Company Material Adverse Effect, and (B) to the Company’s knowledge, do not contain any viruses, trojan horses, or other malicious or unauthorized code or devices that do or could materially impair the operation of the Business Systems in any material respect.

Annex A-28

Section 4.14             Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)              The Company Group Members have (i) duly and timely filed all material Tax Returns required to be filed by the Company Group Members (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all respects and (ii) paid all material Taxes that are required to have been paid by the Company Group Members (whether or not shown as due on any Tax Return).

(b)              No Company Group Member has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)              No Company Group Member is currently the subject of any audit, examination, investigation or other proceeding in respect of any amount of material Taxes, and no such audit, examination, investigation or other proceeding is pending or has been proposed or threatened in writing.

(d)              No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or agreement, in each case, other than an agreement or contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(e)              Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(f)               No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group comprised only of the Company and/or the Company Subsidiaries).

(g)              No Company Group Member has any request for a ruling in respect of Taxes pending with any Tax authority.

(h)              No Company Group Member has within the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)               No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-U.S. Tax Law.

(j)               No Tax authority has asserted in writing or, to the knowledge of the Company, has threatened in writing to assert against any Company Group Member any deficiency or claim for any material Taxes, which is still pending or unresolved.

(k)              There are no material Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)               No Company Group Member maintains on office or fixed place of business in a country other than the country in which it is organized.

(m)             No Company Group Member has taken or agreed to take any action, and none of them intend to or plan to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the SPAC Merger and the Contribution, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment.

Section 4.15             Environmental Matters.

(a)              Except as otherwise set forth in Section 4.15(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company Group Members are currently, and have been for the past five (5) years, in compliance with all Environmental Laws, and have not received any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved or the source of ongoing obligations or requirements, except where any noncompliance with Environmental Laws, Environmental Notice or Environmental Claim would not reasonably be expected to have a Company Material Adverse Effect.

Annex A-29

(b)              Except as otherwise set forth in Section 4.15(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Group Member has received in the past five (5) years notice from any Governmental Authority that such Company Group Member is subject to any pending action, order or actual or alleged Liability based upon any Environmental Law, except where any such action, order or actual or alleged Liability would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16             Material Contracts.

(a)              Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, no Company Group Member is a party to or bound by any Material Contract. Section 4.16(a) of the Company Disclosure Schedule lists any and all Contracts to which the any of the Company Group Members is a party (other than Company Plans) that (collectively the “Material Contracts”):

(i)          involves or would reasonably be expected to involve aggregate consideration paid or payable to or by any Company Group Member or capital expenditures of more than €1,000,000, in the aggregate, over any 12-month period;

(ii)         provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of €1,000,000;

(iii)        is with the Company Group Members’ top ten (10) customers and top ten (10) suppliers based on the aggregate amounts paid by or to the Company Group Members in the fiscal year ending December 31, 2022;

(iv)        pursuant to which any Company Group Member receives any “preferred pricing” or similar benefit that is utilized by any Company Group Member;

(v)         evidences Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any Person a security interest in or Lien on any of the property or assets of any Company Group Member, and all agreements or instruments guarantying the debts or other obligations of any Person other than a Company Group Member;

(vi)        is a partnership, joint venture, strategic alliance, cooperation or similar agreement with respect to any business or assets of the Company Group Members, taken as a whole;

(vii)       (A) grants any third party any license or other right to use any material Company-Owned IP, other than non-exclusive licenses entered into in the Ordinary Course, or (B) grants any Company Group Member any license or other right to use any material Company-Licensed IP other than shrink-wrap, click-wrap, and off-the-shelf software licenses, and other non-exclusive licenses of unmodified, commercially available software with license fees less than €500,000 per year;

(viii)      require the Company to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;

(ix)        would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s or the Seller’s ability to consummate the Transactions or Irish Holdco’s or the Company’s ability to own and/or to conduct the businesses after the Closing;

(x)         would be considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other Contract that is material to any Company Group Member, taken as a whole; and

(xi)        constitutes a commitment to enter into any Contract of the type described in clauses (i) through (xii) of this Section 4.16(a).

(b)              Except as set forth on Section 4.16(b) of the Company Disclosure Schedule:

(i)          subject to the Remedies Exception, each Material Contract is a legal, valid and binding obligation, enforceable against the Company Group Members in accordance with its respective terms, and, to the knowledge of the Company, the other parties thereto;

Annex A-30

(ii)         no Company Group Member is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party;

(iii)        to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract;

(iv)        no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect, individually or in the aggregate; and

(v)         no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)              To the knowledge of the Company, each of the Material Contracts has been concluded on arm’s length terms and conditions.

Section 4.17             Insurance. With respect to each insurance policy (including insurance policies providing for coverage for all risks which mandatory applicable Law requires to be insured) under which any Company Group Member is an insured (the “Insurance Policies”), except as would not be expected to result in a Company Material Adverse Effect individually or in the aggregate: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, and all premiums through the Closing Date have been paid; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, there are no claims under the Insurance Policies exceeding €50,000 in the individual case.

Section 4.18             Sanctions and Export Control Laws.

(a)              No Company Group Member nor any of their respective directors, officers, nor, to the Company’s knowledge, employees or any of their respective agents is (i) a Restricted Person, or (ii) when acting in their capacity as such, engaged in currently or previously within the past five (5) years in any dealings or transactions with a Restricted Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

(b)              No Company Group Member nor any of their respective directors, officers, nor, to the Company’s knowledge, employees or any of their respective agents (in each case in their capacity as such), is in violation of, or has violated during the five (5) years preceding the date of this Agreement, Sanctions Laws or Export Control Laws, in any material respect.

(c)              No Company Group Member, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents (in each case in their capacity as such):

(i)          is or has been during the five (5) years preceding the date of this Agreement the subject of any action, suit, claim, proceeding, prosecution, settlement, formal notice, or governmental investigation with respect to Sanctions Laws or Export Control Laws; or

(ii)         made during the five (5) years preceding the date of this Agreement a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws or Export Control Laws.

(d)              Any provision of this Section 4.18 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Annex A-31

Section 4.19             Certain Business Practices.

(a)              To the Company’s knowledge, in the last three (3) years, no Company Group Member nor any of their respective directors, officers or employees or any agents of any Company Group Member, has made any unlawful payments, contributions, or gifts to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or made any payment that would constitute bribery in contravention of the Anti-Corruption Laws.

(b)              To the Company’s knowledge, in the last three (3) years, no Company Group Member nor any of their respective directors, officers, agents or employees have been subject to any criminal or administrative investigations or proceedings which resulted, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case.

Section 4.20             Interested Party Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course, there are, and for the past three (3) years there have been, no transactions or Contracts between any Company Group Member (other than the Targets and their Subsidiaries), on the one hand, and any director, officer, equityholder or Affiliate of any of the foregoing persons on the other.

Section 4.21             Anti-Takeover Laws. Assuming the accuracy of the representations and warranties of Irish Holdco set forth herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover enacted under the Laws of Germany apply to this Agreement or any of the Transactions.

Section 4.22             Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.23             No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, the Company acknowledges and agrees that SPAC, Irish Holdco and Merger Sub are not making any other representations or warranties whatsoever to the Company.

Section 4.24             The Company’s Investigation. The Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, Merger Sub or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or Merger Sub pursuant to this Agreement. Neither SPAC, Irish Holdco, Merger Sub, nor any of their respective Affiliates or Representatives shall have any Liability to the Company or its shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

Article V.
REPRESENTATIONS AND WARRANTIES OF SPAC, IRISH HOLDCO AND MERGER SUB

Except as (i) disclosed in the SPAC SEC Reports filed or submitted on or prior to the date hereof, or (ii) as set forth in the SPAC Disclosure Schedule, SPAC, Irish Holdco and Merger Sub hereby jointly and severally represent and warrant to the Seller and the Company as follows:

Section 5.01             Corporate Organization; Good Standing; Subsidiaries; Qualification.

(a)              Each of SPAC and Merger Sub is an exempted company, corporation or limited liability company, as applicable, and Irish Holdco is a public limited company, in each case, duly incorporated or organized, validly existing and, to the extent such concept exists under the Laws applicable to it, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

Annex A-32

(b)              SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

(c)              Merger Sub is the only Subsidiary of Irish Holdco. Except for Merger Sub, Irish Holdco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

(d)              Irish Holdco was incorporated as an Irish public limited company on July 13, 2023. Hans-Jörg Grundmann is the sole shareholder of Irish Holdco. Merger Sub was formed as a Cayman Islands exempted company on September 8, 2023, solely for the purpose of participating in the Transactions. Neither Irish Holdco nor Merger Sub has, nor will have at any time prior to the SPAC Merger Effective Time, any assets or liabilities other than those incidental to its formation and maintenance, except as specifically contemplated by this Agreement. Neither Irish Holdco nor Merger Sub has engaged, nor will engage at any time prior to the SPAC Merger Effective Time, in any activities other than those incidental to its formation and maintenance, except as specifically contemplated by this Agreement.

(e)              Each of SPAC, Irish Holdco and Merger Sub is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the laws of each jurisdiction where the character of its proper ties or assets owned, leased or operated by it, its activities, or the location of the proper ties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.02             Organizational Documents. SPAC has heretofore furnished to the Company complete and correct copies of the Organizational Documents of SPAC, Irish Holdco and Merger Sub and such Organizational Documents are in full force and effect. None of SPAC, Irish Holdco or Merger Sub is in material violation of any of the provisions of its respective Organizational Documents.

Section 5.03             Capitalization.

(a)              The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 17,473,772 SPAC Class A Ordinary Shares are issued and outstanding (including those subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) one SPAC Class B Ordinary Share is issued and outstanding, which is validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 21,614,362 SPAC Warrants (consisting of 13,188,830 SPAC Public Warrants and 8,425,532 SPAC Founders Warrants) are issued and outstanding, and (v) 13,188,830 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Ordinary Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Formation Document.

(b)              As of the date of this Agreement and immediately prior to the SPAC Merger Effective Time, the issued and outstanding capital of Irish Holdco amounts to €25,000 and consists of 25,000 Irish Holdco Deferred Shares and Hans-Jörg Grundmann owns 100% of the Equity Interests in Irish Holdco free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Irish Holdco’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Irish Holdco is a party and the organizational documents of Irish Holdco.

Annex A-33

(c)              As of the date of this Agreement and immediately prior to the SPAC Merger Effective Time, the issued share capital of Merger Sub consists of 1,000 shares with a par value of $1.00 each and Irish Holdco owns 100% of the Equity Interests in Merger Sub free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Merger Sub’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Merger Sub is a party and the organizational documents of Merger Sub.

(d)              All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Formation Document.

(e)              Except for this Agreement, the SPAC Warrants, the SPAC Class B Ordinary Share and the Non-Redemption Agreements, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance in accordance with the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(f)               As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or shares of Irish Holdco or Merger Sub or obligating Irish Holdco or Merger Sub to issue or sell any shares of capital stock or shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or shares, or other equity or other voting interests in, Irish Holdco or Merger Sub. As of the date of this Agreement, neither Irish Holdco or Merger Sub is a party to, or otherwise bound by, and neither Irish Holdco or Merger Sub has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or shares of, or other securities or ownership interests in, Irish Holdco or Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Irish Holdco or Merger Sub is a party, or to SPAC’s knowledge, among any holder of Equity Interests to which Irish Holdco or Merger Sub is not a party, with respect to the voting or transfer of such Equity Interests.

Section 5.04             Authority Relative to This Agreement. Each of SPAC, Irish Holdco and Merger Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub and the consummation by each of SPAC, Irish Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, Irish Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, Irish Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Seller and the Company, constitutes a legal, valid and binding obligation of SPAC, Irish Holdco or Merger Sub, enforceable against SPAC, Irish Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Annex A-34

Section 5.05             No Conflict; Required Filings and Consents.

(a)              The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub does not, and the performance of this Agreement by each of SPAC, Irish Holdco and Merger Sub will not, subject to receipt of the SPAC Shareholder Approval, (i) conflict with or violate the Organizational Documents of SPAC, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Irish Holdco or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Irish Holdco or Merger Sub pursuant to, any Contract to which each of SPAC, Irish Holdco or Merger Sub is a party or by which each of SPAC, Irish Holdco or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)              The execution and delivery of this Agreement by each of SPAC, Irish Holdco and Merger Sub do not, and the performance of this Agreement by each of SPAC, Irish Holdco and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, rules and regulations of Nasdaq, applicable Antitrust Laws, and filing and recordation of appropriate merger documents as required by Cayman Islands Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, Irish Holdco or Merger Sub from performing its material obligations under this Agreement.

Section 5.06             Compliance. None of SPAC, Irish Holdco or Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Irish Holdco or Merger Sub or by which any property or asset of SPAC, Irish Holdco or Merger Sub is bound or affected, or (b) any material Contract to which SPAC, Irish Holdco or Merger Sub is a party or by which SPAC, Irish Holdco or Merger Sub or any property or asset of SPAC, Irish Holdco or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07             SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)              SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect that have not been filed by SPAC with the SEC and that are required to be filed pursuant to the applicable Law. Except as set forth on Section 5.07(a) of the SPAC Disclosure Schedule, as of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)              Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC

Annex A-35

as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to be, individually or in the aggregate, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)              Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Irish Holdco or Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the Ordinary Course subsequent to March 31, 2023, and (B) liabilities for fees and expenses incurred in connection with the Transactions.

(d)              Except as set forth on Section 5.07(d) of the SPAC Disclosure Schedule, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)              SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)               SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since March 31, 2023, there have been no material changes in SPAC’s internal control over financial reporting.

Section 5.08             Absence of Certain Changes or Events. Since March 31, 2023 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course.

Section 5.09             Absence of Litigation. To the knowledge of SPAC, as of the date hereof, there is no Action pending or threatened in writing against SPAC, or any property or asset of SPAC, before any Governmental Authority.

Section 5.10             Material Contracts.

(a)              SPAC has filed as an exhibit to the SPAC SEC Reports each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)              Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except as set forth on Section 5.10(b) of the SPAC Disclosure Schedule and except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to

Annex A-36

the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.11             Board Approval; Vote Required.

(a)              The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and SPAC Shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the SPAC Shareholders approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b)              The only vote of the holders of any class of share capital of SPAC necessary to approve the Transactions is the affirmative vote (in person or by proxy) of (x) such persons required to pass the Ordinary Resolution Proposals under Cayman Islands Law and the SPAC Formation Document, being the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote in favor of the Ordinary Resolution Proposals and (y) such persons required to pass a Special Resolution under Cayman Islands Law and the SPAC Formation Document, being the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote at such SPAC Shareholders’ Meeting in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Shareholder Approval”).

(c)              The sole director of Merger Sub, by written resolutions has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub, and (ii) approved this Agreement and the Transactions and declared their advisability.

(d)              The approval of Irish Holdco, as the sole shareholder of Merger Sub, is the only required shareholder approval necessary for Merger Sub to consummate the SPAC Merger, such approval to be by way of written special resolution.

(e)              The Irish Holdco Board has unanimously determined that entry into this Agreement, the Transaction Documents to which Irish Holdco is party and the Transactions, including the issuance of Merger Consideration pursuant to the SPAC Merger and the issue of the Share Consideration pursuant to the Share Contribution Agreement is in the best interests of Irish Holdco, and has approved, among other things, the execution of this Agreement and the Transaction Documents to which Irish Holdco is a party and approved the Transactions contemplated hereby and thereby.

Section 5.12             No Prior Operations. Since their formation, neither Irish Holdco nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither Irish Holdco nor Merger Sub has operations, has generated any revenues or has any Liabilities other than those incurred in connection with the foregoing or in association with the Transactions.

Section 5.13             Brokers. Except as set forth on Section 5.13 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Irish Holdco or Merger Sub.

Annex A-37

Section 5.14             SPAC Trust Fund. As of the date of this Agreement, SPAC has $114,442,447.43 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in U.S. government treasury obligations with maturities of 185 days or less, in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, as amended, which invest only in direct U.S. government treasury obligations, or, if permitted, in cash in a demand deposit account, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 28, 2021, between SPAC and the Trustee, as amended pursuant to the Amendment to Investment Management Trust Agreement, dated as of August 1, 2023, between SPAC and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement has not been subsequently amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC. There are no separate Contracts (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than SPAC Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC Formation Document) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owned by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Formation Document. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder in its capacity as a SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to SPAC Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

Section 5.15             Undisclosed Liabilities. Except as set forth in Section 5.15 of the SPAC Disclosure Schedule, as of the date hereof there is no Liability of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities provided for in, or otherwise reflected or reserved for on, the financial statements of SPAC or disclosed in the notes thereto.

Section 5.16             Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the Ordinary Course (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied Liability with respect to any employee, officer or director of SPAC or any of its Affiliates. SPAC and its ERISA Affiliates have never and do not currently maintain, sponsor, contribute to (or have any obligation to maintain, sponsor or contribute to) or have any direct or indirect Liability (whether absolute or contingent) under any Plan or other “employee benefit plan” (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (whether alone or together with any other event or circumstance) (i) result in any payment becoming due to any director, officer or employee of SPAC or any of its Affiliates, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party or otherwise bound which requires payment by any Person of a Tax gross-up or Tax reimbursement payment to any other Person.

Annex A-38

Section 5.17             Taxes. Except as set forth in Section 5.17 of the SPAC Disclosure Schedule:

(a)              SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects and (ii) has paid all material Taxes that are required to have been paid by it (whether or not shown as due on any Tax Return).

(b)              SPAC has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)              SPAC is not currently the subject of any audit, examination, investigation or other proceeding in respect of a material amount of material Taxes and no such audit, examination, investigation or other proceeding has been proposed or threatened in writing.

(d)              SPAC is not a party to or bound by, and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement other than any such agreement, contract, or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(e)              SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(f)               SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(g)              SPAC does not have any request for a material ruling in respect of Taxes pending with any Tax authority.

(h)              SPAC has not within the last two (2) years distributed shares or stock of another Person, or had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)               SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)               There are no material Tax liens upon any assets of SPAC except for Permitted Liens.

(k)              No Tax authority has asserted in writing or, to the knowledge of SPAC, has threatened in writing to assert against SPAC any deficiency or claim for any material Taxes, which is still pending or unresolved.

(l)               Each of SPAC, Irish Holdco and Merger Sub is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes. Neither SPAC, Irish Holdco nor Merger Sub is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a “domestic corporation” as a result of the application of Section 7874(b) of the Code.

(m)             Neither SPAC, Irish Holdco nor Merger Sub has taken or agreed to take any action, nor intends nor plans to take any action, nor has any knowledge of any fact or circumstance that could reasonably be expected to prevent the SPAC Merger and the Contribution, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment.

Section 5.18             Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGRU.” The issued and outstanding SPAC Class A Ordinary Shares that were originally issued as part of the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGR.” The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PEGRW.” As of the date of this Agreement, there is no Action pending

Annex A-39

or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 5.19             Sanctions and Export Control Laws.

(a)              None of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, employees, or, to SPAC’s knowledge, agents (in each case acting in their capacity as such) is (i) a Restricted Person, (ii) engaged in currently or previously within the past five (5) years in any dealings or transactions with Restricted Person or in any Sanctioned Country in violation of applicable Sanctions Laws, or (iii) in violation of, or has violated during the five (5) years preceding the date of this Agreement, Sanctions Laws or Export Control Laws.

(b)              None of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, employees, or, to SPAC’s knowledge, agents (in each case acting in their capacity as such) (i) is or has been during the five (5) years preceding the date of this Agreement subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws or Export Control Laws or (ii) made during the five (5) years preceding the date of this Agreement a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws or Export Control Laws.

(c)              Any provision of this Section 5.19 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 5.20             Certain Business Practices.

(a)              To SPAC’s knowledge, in the last three (3) years neither SPAC nor any of its respective directors, officers or employees or agents has made any unlawful payments, contributions, or gifts to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or made any payment that would constitute bribery in contravention of the Anti-Corruption Laws.

(b)              To SPAC’s knowledge, in the last three (3) years, none of SPAC, Irish Holdco or Merger Sub nor any of their respective directors, officers, agents or employees have been subject to any criminal or administrative investigations or proceedings which resulted, or can reasonably be expected to result, in a fine or penalty due to a violation of applicable Laws exceeding an amount of EUR 50,000 (in words: Euro fifty thousand) in the individual case.

Section 5.21             Investment Company Act. None of SPAC, Irish Holdco or Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

Section 5.22             Affiliate Transactions. Section 5.22 of the SPAC Disclosure Schedule sets forth all Contracts between (a) SPAC, Irish Holdco or Merger Sub on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC, Irish Holdco, Merger Sub or Sponsor, on the other hand (each Person identified in this clause (b), an “SPAC Related Party”). Except as set forth in Section 5.22 of the SPAC Disclosure Schedule, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, Irish Holdco or Merger Sub, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC, Irish Holdco or Merger Sub or (C) owes any material amount to, or is owed material any amount by, SPAC, Irish Holdco or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.22 are referred to herein as “SPAC Related Party Transactions.”

Annex A-40

Section 5.23             No Additional Representations and Warranties. Except as expressly provided in this Agreement and the other Transaction Documents, SPAC acknowledges and agrees that the Seller and the Company are not making any other representations or warranties whatsoever to SPAC.

Section 5.24             SPAC’s Investigation. Each of SPAC, Irish Holdco and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Group Members and the Transactions, which investigation, review and analysis were conducted by SPAC, Irish Holdco and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Irish Holdco, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company Group Members and other information that they have requested in connection with their investigation of the Company Group Members and the Transactions. None of SPAC, Irish Holdco or Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member, the Seller or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company, the Seller nor any of their respective Affiliates or Representatives shall have any Liability to SPAC, Irish Holdco or Merger Sub or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Irish Holdco or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, Irish Holdco and Merger Sub acknowledge that neither the Company, the Seller nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS

Section 6.01             Conduct of Business by the Company.

(a)              The Seller hereby instructs the Company to, and the Company agrees that it shall, and shall cause each Company Subsidiary to, from the date of this Agreement through the earlier of the Closing and the valid termination of this Agreement, except (1) as may be expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the SPA, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          conduct their business in the Ordinary Course consistent with past practice; and

(ii)         use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries, and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has business relations.

(b)              Except (1) as may expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the SPA, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with

Annex A-41

SPAC (if reasonably practicable), prior to taking such actions), the Company and the Seller shall not, and the Company shall cause each Company Subsidiary not to, from the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          amend or otherwise change any Organizational Documents of the Company or any Company Subsidiary;

(ii)         other than seeking, negotiating and consummating transactions pursuant to Financing Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets (other than Intellectual Property) of the Company or any Company Subsidiary;

(iii)        sell, assign, transfer, pledge, encumber, license, abandon, or otherwise dispose of any material Intellectual Property, other than in the Ordinary Course;

(iv)        form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)         declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(vi)        (A) adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests; or (B) merge, consolidate, combine or amalgamate with any Person;

(vii)       acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(viii)      incur any Indebtedness outside the Ordinary Course or enter into any arrangements for a debt or equity offering;

(ix)        assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(x)         authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xi)        other than as appropriate to comply with applicable Law, as contemplated by the applicable Company Plan or otherwise in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant (including any bonuses or similar awards in connection with the consummation of the Transactions), (B) enter into any new, or materially amend any existing, employment, retention, pension, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant (excluding any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any severance), (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other representative of employees;

(xii)       adopt, amend and/or terminate any material Company Plan except as may be appropriate to comply with applicable Law or health and welfare plan renewals in the Ordinary Course;

Annex A-42

(xiii)      materially amend accounting policies or procedures, other than as required by HGB or IFRS;

(xiv)      except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

(xv)       (A) except in the Ordinary Course, (i) amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any such Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, except for Contracts in the Ordinary Course that involves consideration paid or payable to or by the Company or any Company Subsidiary of less than EUR 250,000; or (ii) amend, modify, supplement, restate or waive any terms of, or terminate, the SPA;

(xvi)      engage in any dealings or transactions (A) with any Restricted Person in violation of applicable Laws; (B) in any Sanctioned Country in violation of applicable Laws; or (C) involving any violation of Sanction Laws or Export Control Laws;

(xvii)     waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed EUR 250,000 individually or EUR 500,000 in the aggregate;

(xviii)    enter any new line of business outside of its existing business as of the date hereof;

(xix)      make or authorize capital expenditures, other than in the Ordinary Course; or

(xx)       enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control or direct the Ordinary Course operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law. The Company may obtain financing from third parties between the date hereof and the Closing if it obtains the prior written consent of SPAC.

Section 6.02             Conduct of Business by SPAC, Irish Holdco and Merger Sub.

(a)              Except (1) as may expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the SPAC Disclosure Schedule and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement, SPAC shall (x) conduct their business in the Ordinary Course consistent with past practice and (y) shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          amend or otherwise change any Organizational Documents of the SPAC;

(ii)         other than (1) seeking, negotiating and consummating transactions pursuant to Financing Agreements or (2) existing obligations under the Non-Redemption Agreements, transfer, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of SPAC, Irish Holdco or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of SPAC, Irish Holdco or Merger Sub; or (B) any material assets of SPAC, Irish Holdco or Merger Sub;

(iii)        form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

Annex A-43

(iv)        declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(v)         adjust, reclassify, combine, split, subdivide, redeem, purchase, repurchase, or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi)        acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(vii)       incur any Indebtedness or enter into any arrangements for a debt or equity offering other than Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans) ;

(viii)      assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(ix)        authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC, Irish Holdco or Merger Sub;

(x)         materially amend accounting policies or procedures, other than as required by GAAP;

(xi)        except as required by applicable Law, (A) change any material method of Tax accounting, (B) make, change or rescind any material election relating to Taxes, or (C) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes;

(xii)       enter any new line of business outside of its existing business as of the date hereof;

(xiii)      amend or grant or establish any new forms of compensation or benefits to any current or former employee, officer, director or individual independent contractor or other consultant of SPAC;

(xiv)      amend the Trust Agreement or any other agreement related to the Trust Account; or

(xv)       enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC, Irish Holdco or Merger Sub to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the Ordinary Course operations of SPAC, Irish Holdco or Merger Sub prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03             No Claims Against Trust Account. The Seller and the Company hereby acknowledges that SPAC has established the Trust Account containing the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Seller and the Company (on behalf of itself and its Affiliates) hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account and shall not make any claim or seek recourse against the Trust Account or any funds distributed therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Seller and the Company hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever.

Annex A-44

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01             Registration Statement.

(a)              As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon, and Irish Holdco shall file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and the Irish Holdco Founders Warrants to be issued to the security holders of SPAC or, as applicable, automatically adjusted pursuant to this Agreement for the benefit of the SPAC Shareholders (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to Irish Holdco and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC, the Company and the Seller shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, subject to Section 7.06, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) cause the Registration Statement / Proxy Statement to be declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, the Company and the Seller shall promptly furnish all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.01; provided, however, that neither SPAC, the Company nor the Seller shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Irish Holdco shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Irish Holdco Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b)              SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, Irish Holdco or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the SPAC or its Affiliates, officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c)              The Company represents that the information supplied by the Company with respect to the Company and the Company Subsidiaries for inclusion in the Registration Statement / Proxy Statement, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company

Annex A-45

shall promptly inform SPAC. After the Closing, all documents that Irish Holdco is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.02             SPAC Shareholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Formation Document to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement by the holders of SPAC Ordinary Shares in accordance with applicable Law and exchange rules and regulations, (B) approval of the provisions of the Organizational Documents of Irish Holdco as such approval may be required under applicable Law, (C) approval of the SPAC Merger and (D) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (C), together, the “Transaction Proposals”, such proposals in clauses (A), (B) and (D) together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which SPAC Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals.

Section 7.03             Access to Information; Confidentiality.

(a)              From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) subject to the applicable Laws, provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to (1) provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate the terms of any confidentiality provisions in any Contract with a third party, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (2) conduct sampling or testing of environmental media at any property.

(b)              All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.04             Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this

Annex A-46

Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (1) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any of its Subsidiaries, (2) the sale or transfer of the assets of the Company and its Subsidiaries to any Person, excluding any inventory or immaterial assets sold or transferred in the Ordinary Course, or (3) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand; provided, however, that the Kiepe Acquisition (and any equity or equity-linked financing transaction entered into by the Company or any Company Subsidiary in connection therewith) shall not constitute an Alternative Transaction, and (B) with respect to SPAC, Irish Holdco and Merger Sub, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such Party.

Section 7.05             Employee Matters.

(a)              Irish Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits (but not for accrual of benefits under a defined benefit pension plan), as applicable, under any Plan established or maintained by Irish Holdco or any of its Subsidiaries (excluding any equity incentive compensation, retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or the Company Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Irish Holdco shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Plans established or maintained by Irish Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. If and to the extent required by (x) applicable Law or (y) the terms of a Plan, following the Closing, Irish Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)              Prior to the Closing Date, the SPAC Board shall approve and, subject to the receipt of approval by the SPAC Shareholders to the extent such approval is required by applicable law, adopt a long-term incentive plan, in a form and substance reasonably acceptable to SPAC and the Company (the “LTIP”), pursuant to which, after Closing, Irish Holdco may grant cash and equity incentive awards and compensation to eligible employees, directors or consultants of Irish Holdco and its Subsidiaries. For the avoidance of doubt, the LTIP shall be implemented after the Closing Date.

Annex A-47

(c)              The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Plan of the Company or shall require the Company, SPAC, Merger Sub or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06             Tax Matters.

(a)              Each Party agrees to act in good faith, consistent with the Intended Tax Treatment, and use reasonable best efforts to cause the SPAC Merger and the Contribution, taken together with other relevant transactions, to qualify for the Intended Tax Treatment. Neither Irish Holdco nor its Affiliates (i) has any current plan or intention to take any action, make any Tax election or engage in any transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes, or (ii) will take any such action, make any such election, or engage in any such transaction within two (2) calendar years following the Closing Date.

(b)              Each Party agrees to (i) report the SPAC Merger and the Contribution, taken together with other relevant transactions in accordance with the Intended Tax Treatment and not to take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code and (ii) reasonably cooperate with each other to document and support the Intended Tax Treatment, including by taking the actions described in Section 7.06(b) of the Company Disclosure Schedule.

(c)              For the avoidance of doubt, the foregoing paragraphs (a) and (b) shall not be interpreted to prevent a Person from reporting the Transactions pursuant to other applicable non-recognition provisions of the Code, including Section 368 of the Code (other than Section 368(a)(1)(F) of the Code), to the extent any such position does not conflict with the qualification of the SPAC Merger and the Contribution, taken together with other relevant transactions, for the Intended Tax Treatment; provided, however, that notwithstanding the foregoing, neither Irish Holdco nor the Company shall be under any obligation to report the Transactions as qualifying as a reorganization under Section 368 of the Code.

(d)              The Parties agree that, to the extent applicable, this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(e)              Irish Holdco acknowledges that any SPAC shareholder or direct or indirect equity owner of the Seller, in each case, that is a direct or indirect holder of Irish Holdco Ordinary Shares who is also a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Irish Holdco following the Closing (each a “5% Shareholder”) may enter into (and cause to be filed with the U.S. Internal Revenue Service) a “gain recognition agreement” in the form provided in Treasury Regulations Section 1.367(a)-8(c) (each a “GRA”). Sponsor and the Seller agree to use commercially reasonable efforts to notify Irish Holdco as promptly as possible after the Closing if any of its members or direct or indirect equity owner is a 5% Shareholder. Upon the written request of any 5% Shareholder made following the Closing Date and upon such shareholder demonstrating at the time of such request its status as a 5% Shareholder for the applicable period, Irish Holdco shall use commercially reasonable efforts to (i) furnish to such 5% Shareholder such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of such 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such 5% Shareholder’s GRA, in each case, at the sole cost and expense of such requesting 5% Shareholder.

Annex A-48

Section 7.07             Directors’ and Officers’ Indemnification.

(a)              Following the Closing, the Organizational Documents of the Company, SPAC and Irish Holdco shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, SPAC or Irish Holdco (as applicable), unless such modification shall be required by applicable Law. Irish Holdco further agrees that with respect to the provisions of the articles or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, Irish Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, SPAC, Merger Sub and Irish Holdco against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, SPAC, Merger Sub or Irish Holdco (as applicable) would have been permitted under applicable Law and the Organizational Documents of the Company, SPAC, Merger Sub or Irish Holdco (as applicable) in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)              For a period of six (6) years from the Closing, Irish Holdco shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Targets’ directors’ and officers’ primary liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Irish Holdco be required to pay a premium for such insurance in excess of 200% of the aggregate annual premium attributable to the Targets for coverage of the Targets under such insurance policy for the year ended December 31, 2022 (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then Irish Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Targets’ current directors’ and officers’ liability insurance carrier.

(c)              Prior to or in connection with the Closing, SPAC may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies and shall maintain such policies in effect and continue to honor the obligations thereunder.

(d)              In the event that Irish Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Irish Holdco, as the case may be, shall succeed to the obligations set forth in this Section 7.07.

Section 7.08             Notification of Certain Matters. The Company shall give prompt written notice to SPAC, and SPAC shall give prompt written notice to the Company, upon becoming aware (awareness being determined with reference to the knowledge of the Company or the knowledge of SPAC, as defined herein), between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX): (a) of the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail, or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Ancillary Agreement or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable.

Annex A-49

Section 7.09             Further Action; Reasonable Best Efforts.

(a)              Upon the terms and subject to the conditions of this Agreement and the Transaction Documents, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and Company Subsidiaries, in each case as set forth on Section 7.09 of the Company Disclosure Schedule, necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions; provided that this Section 7.09 shall not apply to Antitrust Laws, the filings, applications, consents, approvals, clearances, actions and other matters for which the provisions of Section 7.13 shall apply. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall consult with one another as to such action. In accordance with the terms and subject to the conditions of this Agreement and the Transaction Documents, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article VIII to be satisfied.

(b)              Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions.

(c)              Prior to the Closing, Parties shall use reasonable best efforts to cause Irish Holdco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

(d)              Irish Holdco shall use its reasonable best efforts to solicit from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules that each of the directors of Irish Holdco is Acting in Concert with each Associated Company at least sixty (60) days prior to any such director of Irish Holdco acquiring Equity Interests of Irish Holdco, provided that this Section 7.09(d) will not apply for any directors of Irish Holdco who have a material relationship with an Associated Company but only as regards the Associated Company with which the director has a material relationship.

(e)              Irish Holdco shall procure that the terms of appointment of any person appointed to the Irish Holdco Board shall include (i) an obligation for the director, for as long as the presumption in Rule 3.3(b)(ii) of Part A of the Irish Takeover Rules applies to such director vis a vis any Associated Company and has not been rebutted to the satisfaction of the Irish Takeover Panel, to secure the consent in writing of Irish Holdco prior to acquiring any Equity Interests of Irish Holdco and (ii) a commitment from the director that they will fully co-operate with Irish Holdco and take all action reasonably necessary or appropriate for the purposes of soliciting from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules as described in Section 7.09(d) of this Agreement.

Section 7.10             Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each Party shall use its reasonable best

Annex A-50

efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.10.

Section 7.11             Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that the SPAC Ordinary Shares and SPAC Public Warrants continue to be listed on Nasdaq. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have the Irish Holdco Ordinary Shares and the Irish Holdco Public Warrants listed on Nasdaq as of the Closing. SPAC and Irish Holdco shall use reasonable best efforts so that Irish Holdco is only deemed a Relevant Company and its securities listed on Nasdaq following both (a) the issuance by Irish Holdco of the Merger Consideration pursuant to the SPAC Merger and (b) the issuance by Irish Holdco of the Share Consideration pursuant to the Contribution.

Section 7.12             Trust Account. Prior to the Closing, SPAC shall: (a) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; (b) pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Company, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the Redemption Right and any all amounts related to Dissenting SPAC Shares, (ii) all accrued and unpaid SPAC Transaction Expenses and all accrued and unpaid Company Transaction Expenses, each as set forth on the SPAC Closing Statement and Company Closing Statement, respectively, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement; and (c) thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement.

Section 7.13             Regulatory Approvals.

(a)              To the extent required under any Antitrust Laws, each Party agrees to, and to cause its Affiliates to, promptly make any required filing, application (or, where applicable, submit a draft thereof) under Antitrust Laws, as applicable. The Parties agree to, and to cause their Affiliates to, supply as promptly as reasonably practicable any additional information and documentary material that they may be requested to provide by any Governmental Authority pursuant to Antitrust Laws in connection with the Transactions and to use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods or obtain required approvals, clearances and consents, as applicable, under Antitrust Laws with respect to the Transactions as soon as practicable.

(b)              To the extent permitted under applicable Law, each Party shall, and shall cause its Affiliates to, in connection with its use of reasonable best efforts to obtain all requisite approvals, consents, clearances and authorizations for the Transactions under any Antitrust Law: (i) cooperate in all respects with the other Parties and their Affiliates in connection with any filing, draft submission or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other Parties reasonably and promptly informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit the other Parties and their respective outside counsel to review reasonably in advance, and consider in good faith the other Parties’ comments on, any communication to be given by a Party or its Affiliates to, and consult with each other reasonably in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, draft submission, submissions, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

Annex A-51

(c)              No Party shall, or shall permit its Affiliates to, take any action that would reasonably be expected to materially adversely affect or materially delay the approval or clearance of any Governmental Authority of the Transactions under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order or Law that would materially adversely affect the ability of the Parties to consummate the Transactions, to use, and to cause their Affiliates to use, reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything contained in this Section 7.13 or otherwise in this Agreement to the contrary, in no event shall any of the Parties or their Affiliates be required to (and no Party shall, or shall permit its Affiliates to, without the other Parties’ prior written consent) (i) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition of any businesses, product lines, assets or interests of any Party or its Affiliates, the amendment, creation, termination or modification of any contractual rights or obligations or commercial relationships, any conduct, management or ownership restrictions or commitments, or any other remedy, commitment, undertaking or condition of any kind, in each case, in order to cause the expiration or termination of applicable waiting periods, or to obtain approvals, clearances or consents, under Antitrust Laws or to have vacated, lifted, reversed or overturned any order, injunction or other Law that prohibits, prevents, limits or restricts the consummation of the Transactions or (ii) contest, defend, resist or litigate any Action challenging any of the Transactions as in violation of any Antitrust Law.

(d)              Each of the Parties shall use reasonable best efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. The Parties shall promptly and in good faith provide all information reasonably requested of them by any Governmental Authority in connection with the Transactions and otherwise reasonably cooperate in good faith with each other and such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any filings with Governmental Authorities for the Transactions and shall take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any waiting periods applicable to the Transactions as soon as practicable. No Party shall willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding in any material respect the receipt of required approvals, clearances or consents under Antitrust Laws.

(e)              SPAC, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Authorities with respect to Antitrust Laws.

Section 7.14             Company Financial Statements. From the date hereof until the Registration Statement / Proxy Statement clearance date, the Company shall deliver to SPAC accurate copies of any unaudited, unreviewed management accounts and financial statements of the Company that are delivered to the board of directors of the Company in the Ordinary Course, with such delivery to occur promptly following their delivery to the board of directors of the Company within a reasonable period of time following the end of each fiscal quarter of the Company ending after the date of this Agreement and prior to the Registration Statement / Proxy Statement clearance date.

Section 7.15             Additional Financing.

(a)              During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, SPAC may execute subscription agreements, forward purchase agreements, non-redemption agreements or backstop agreements with potential investors (collectively, “SPAC Financing Agreements”). If SPAC desires to seek such financing (the “SPAC Potential Financing”), the Seller and the Company agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such SPAC Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by SPAC, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice; (ii) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing; provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution; (iii) taking or appointing a representative of SPAC to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by SPAC to permit the consummation of the SPAC Potential Financing immediately prior to or

Annex A-52

following the Closing Date; (iv) providing the Required Financial Statements and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such financing; and (v) otherwise reasonably cooperating in SPAC’s efforts to obtain such SPAC Potential Financing. The SPAC Potential Financing shall be on terms determined by SPAC and consented to in writing by the Company.

(b)              During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company may execute subscription agreements, debt purchase agreements or other agreements with potential investors (collectively, “Company Financing Agreements” and, together with SPAC Financing Agreements, “Financing Agreements”). If the Company desires to seek such financing (the “Company Potential Financing” and together with the SPAC Potential Financing, the “Potential Financing”), SPAC agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Company Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by the Company, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice; (ii) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing; provided, that, SPAC shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution; (iii) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the Company Potential Financing immediately prior to or following the Closing Date; and (iv) otherwise reasonably cooperating in the Company’s efforts to obtain such Company Potential Financing. The Company Potential Financing shall be on terms determined by the Company and consented to in writing by SPAC.

(c)              In the event a Potential Financing is executed, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the agreements governing the Potential Financing on the terms and conditions described therein, including: (i) using its commercially reasonable efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in the agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the agreements (other than conditions that such Party controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the agreements at or prior to the Closing; and (iii) with respect to enforcing its rights under the agreements in the event that all conditions in the agreements (other than conditions that such Party controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to contribute to such Party the applicable portion of the investment amount set forth in the agreements at or prior to the Closing.

Section 7.16             Post-Closing Directors and Officers of Irish Holdco.

(a)              Irish Holdco shall use commercially reasonable efforts to take all actions reasonably necessary to, and SPAC and the Company shall reasonably cooperate with Irish Holdco to, cause the Irish Holdco Board, immediately after the SPAC Merger Effective Time to consist of seven (7) directors, which shall include: (i) three (3) directors designated solely by the Sponsor, (ii) the Chief Executive Officer of the Company and (iii) three (3) directors who qualify as “independent directors” pursuant to Nasdaq requirements designated solely by the Company. The initial members of the Irish Holdco Board as of immediately following the SPAC Merger Effective Time shall include the individuals listed on Section 2.01(d) of the SPAC Disclosure Schedule.

(b)              The officers of Irish Holdco after the SPAC Merger Effective Time, shall be those individuals that are designated in writing by the Company and SPAC after the date hereof, and each such officer shall hold office in accordance with the Organizational Documents of Irish Holdco until they are removed or resign in accordance with the Organizational Documents of Irish Holdco or until their respective successors are duly elected or appointed and qualified.

Annex A-53

Section 7.17             SPAC Warrant Agreement. Prior to the SPAC Merger Effective Time, Irish Holdco, SPAC and Continental, shall amend and restate the SPAC Warrant Agreement to, among other things, reflect the provisions set forth in Section 2.01(e)(iii).

Section 7.18             Assumption of Liabilities under the SPA. Upon the terms and subject to the conditions set forth in the SPA, at the SPAC Merger Effective Time, Irish Holdco and SPAC shall assume, jointly and severally, all agreements, covenants, duties and obligations of the Company under and in connection with the SPA (other than any payment obligation secured under the Equity Commitment Letter (as such term is defined in the SPA)). After the date hereof, the Parties agreed to negotiate in good faith the terms of an assumption of liability agreement, to be executed between, among others, Irish Holdco, SPAC, the Company and the Kiepe Sellers, to be effective upon Closing, pursuant to the terms set forth in Exhibit 17.10 of the SPA. This Section 7.18 and the obligations set forth herein may not be amended by the Parties hereto without the express written consent of the Kiepe Sellers.

Section 7.19             Irish Holdco D&O Policy. As soon as reasonably practicable following the date hereof, the Parties hereto agree to cause Irish Holdco to enter into a directors’ and officers’ liability insurance policy covering the current and former directors and officers of Irish Holdco with respect to the actions taken by such individuals in such capacities, including in respect of the approval and execution of this Agreement, which policy shall be commensurate with the comparable policy applicable to the SPAC Board.

Article VIII.
CONDITIONS TO THE TRANSACTIONS

Section 8.01             Conditions to the Obligations of Each Party. The obligations of Seller, the Company, SPAC, Irish Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible), in writing, by the Party or Parties whose obligations are conditioned thereupon, at or prior to the Closing of the following conditions:

(a)              SPAC Shareholders’ Approval. The Transaction Proposals shall have been approved and adopted by the requisite affirmative vote of SPAC Shareholders in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Formation Document and the rules and regulations of Nasdaq.

(b)              Antitrust Laws. The approvals, clearances and consents of Governmental Authorities pursuant to the Antitrust Laws set forth on Section 8.01(b) of the SPAC Disclosure Schedule shall have been obtained.

(c)              No Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise prohibiting, enjoining or preventing consummation of the Transactions.

(d)              Stock Exchange Listing. The Irish Holdco Ordinary Shares shall have been accepted for listing on Nasdaq (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(e)              Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares and Irish Holdco Public Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(f)               Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(g)              Foreign Private Issuer Status. Each of SPAC and the Company shall have received evidence reasonably satisfactory to such Party that Irish Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Irish Holdco has not received any written objection to such determination.

(h)              Kiepe Acquisition. The Kiepe Acquisition shall have been consummated in accordance with the terms of the SPA.

Annex A-54

Section 8.02             Conditions to the Obligations of SPAC, Irish Holdco and Merger Sub. The obligations of SPAC, Irish Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)              Representations and Warranties.

(i)          The representations and warranties of the Seller in (x) Section 3.01 (Organization and Qualification), Section 3.02 (Authority Relative to this Agreement) and Section 3.03 (Capitalization) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (y) the other provisions of Article III shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

(ii)         The representations and warranties of the Company in (x) Section 4.01 (Organization and Qualification), Section 4.04 (Authority Relative to this Agreement), Section 4.05(a) (No Conflict) and Section 4.22 (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (y) Section 4.03(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (y) the other provisions of Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect.

(b)              Agreements and Covenants. The Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)              Officer Certificates.

(i)          The Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(i) and Section 8.02(b) with respect to the Seller.

(ii)         The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(ii), Section 8.02(b) and Section 8.02(d) with respect to the Company.

(d)              Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e)              Registration Rights Agreement and Lock-Up Agreement. All parties to the Registration Rights Agreement and Lock-Up Agreement (other than Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by all such parties.

Annex A-55

Section 8.03             Conditions to the Obligations of Seller and the Company. The obligations of the Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)              Representations and Warranties. The representations and warranties of SPAC, Irish Holdco and Merger Sub set forth in (i) Section 5.01 (Corporate Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.05(a) (No Conflict) and Section 5.13 (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) Section 5.03(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the other provisions of Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect.

(b)              Agreements and Covenants. SPAC, Irish Holdco and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)              Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), and Section 8.03(b).

(d)              Resignations. The officers of SPAC and the members of the SPAC Board shall have executed written resignations effective as of the SPAC Merger Effective Time, as applicable.

(e)              Registration Rights Agreement and Lock-Up Agreement. Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered to the Company a copy of the Registration Rights Agreement and Lock-Up Agreement, each duly executed by such parties.

Section 8.04             Frustration of Closing Conditions. None of the Seller, the Company, SPAC, Irish Holdco, or Merger Sub may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the SPAC Merger or Contribution on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01             Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)              by mutual written consent of SPAC and the Company;

(b)              by either SPAC or the Company:

(i)          if the Closing shall not have occurred prior to September 30, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b)(i) by or on behalf of any Party that either directly or indirectly through its Affiliates is in material breach of any representation, warranty, covenant, agreement or obligation contained herein and such material breach is the principal cause of the Transactions not occurring on or prior to the Outside Date;

Annex A-56

(ii)         if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing, enjoining or prohibiting consummation of the Transactions;

(iii)        any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting; and

(iv)        if the Kiepe Acquisition is terminated for any reason prior to consummation of the transactions contemplated thereby.

(c)              by SPAC if the Seller or the Company shall have breached or failed to perform any of its representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Irish Holdco and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Seller or the Company, SPAC may not terminate this Agreement under this Section 9.01(c) for so long as the Seller and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date.

(d)              by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Irish Holdco and Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC, Irish Holdco and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Seller and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Irish Holdco and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(d) for so long as SPAC, Irish Holdco and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the Outside Date.

Section 9.02             Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void immediately upon the delivery of written notice of the terminating Party to the other Parties, and there shall be no Liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

Section 9.03             Expenses. Except as otherwise set forth in this Agreement or any of the Ancillary Agreements, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that SPAC on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) for all (i) SEC and filing fees pursuant to Antitrust Laws incurred in connection with the Transactions, (ii) filing fees and other approval fees or costs incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions and (iii) all expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement / Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto); provided, further that if the Closing occurs, Irish Holdco shall pay or cause to be paid all of the unpaid SPAC Transaction Expenses and procure that the Company shall pay or cause to be paid the unpaid Company Transaction Expenses. The Parties agree and intend to have certain costs caused by and in the context of this Transaction to be directly or indirectly financed by funds raised in the course and as a result of this Transaction. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Company shall be solely responsible for the payment of any transfer, stamp, registration, value-added or other similar Tax triggered by any contribution or transfer of the Company Shares in connection with the Transactions contemplated in this Agreement and the Transaction Documents prior the date hereof.

Section 9.04             Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Annex A-57

Section 9.05             Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Seller or the Company, (ii) waive any inaccuracy in the representations and warranties of the Seller or the Company contained herein or in any document delivered by the Seller or the Company pursuant hereto and (iii) waive compliance with any agreement of the Seller or the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Irish Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Irish Holdco or Merger Sub contained herein or in any document delivered by SPAC, Irish Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Irish Holdco or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article X.
GENERAL PROVISIONS

Section 10.01           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to SPAC prior Closing to:
c/o Project Energy Reimagined Acquisition Corp.
1285 El Camino Real, Suite 200,
Menlo Park, California
Attention: Srinath Narayanan
Email: srinath@smilodonai.com

with copies (which shall not constitute notice) to:
Greenberg Traurig LLP
1 Vanderbilt Ave
New York, New York 10017
Attention: Alan Annex and Michael Helsel
Email: annexa@gtlaw.com; helselm@gtlaw.com

if to Irish Holdco or SPAC following the Closing to:
Heramba Electric plc
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
D02 R296
Attention: Neil McArthur
Email: neilcmcarthur@outlook.com

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

and

Annex A-58

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Fergus Bolster
Email: Fergus.Bolster@matheson.com

if to the Company:
Heramba GmbH
Lützowstrasse 73
10785 Berlin
Germany
Attention: Dr. Hans-Jörg Grundmann
Email: hansjoerggrundmann@googlemail.com

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

if to Seller:
Heramba Limited
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
D02 R296
Attention: Zhe Zhang
Email: zachzhang@yahoo.com

with copies (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Fergus Bolster
Email: Fergus.Bolster@matheson.com

Section 10.02           No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements

Annex A-59

contained herein that by their terms expressly apply in whole or in part after the Closing (including Section 2.06, Section 7.06 and Section 7.07) which covenants and agreements shall survive the Closing in accordance with their respective terms and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03           Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04           Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) to the extent contemplated therein.

Section 10.06           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)              This Agreement and the consummation the Transactions, and any Legal Dispute arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, construction, effect, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b)              Each Party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.06 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.06 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Annex A-60

(c)              TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.07           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08           Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09           Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 10.10           No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.10. In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such

Annex A-61

liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.10. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

Section 10.11           Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.

Section 10.12           Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 10.13           Disclosure Schedules. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 10.14           Construction.

(a)              Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

(b)              In this Agreement where either in the same provision or elsewhere in this Agreement a German term or, in references to German legal concepts, a German legal term has been inserted in brackets, quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

(c)              Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to a Party, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(d)              This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Annex A-62

Section 10.15           Legal Representation.

(a)              SPAC hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates (including after the Closing, the Surviving Company), and each of their respective successors and assigns (all such parties, the “SPAC Waiving Parties”), that Latham & Watkins LLP may represent the Company or its Subsidiaries or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or its Subsidiaries or other SPAC Waiving Parties, and SPAC on behalf of itself and the SPAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. SPAC acknowledges that the foregoing provision applies whether or not Latham & Watkins LLP provides legal services to any of the Company and its Subsidiaries after the Closing Date.

(b)              The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP may represent Sponsor or any of their respective directors, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of SPAC or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, LLP provides legal services to the Surviving Company or Sponsor after the Closing Date.

Section 10.16           Breach of Irish Holdco Prior Closing. Notwithstanding anything in this Agreement to the contrary, in case of breach of any of the terms of the Transaction Documents by Irish Holdco prior to the Closing, including any representation, warranty, covenant, agreement or condition of any of the Transaction Documents, shall be deemed to be a breach by the Company and not by SPAC.

Section 10.17           Acknowledgments by SPAC.

(a)              Notwithstanding anything to the contrary contained in this Agreement but subject to Section 10.17(c), SPAC acknowledges that each of the representations and warranties (or portions thereof) in Article IV that relate solely to the Targets or their Subsidiaries shall be qualified by the knowledge of the Company.

(b)              SPAC acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Transactions. Notwithstanding anything to the contrary contained in this Agreement, SPAC agrees that, to the extent either of the SPAC Knowledge Persons knew, or reasonably should have known, at or prior to the date hereof, that any representation or warranty made herein by the Company in Article IV is or would reasonably be expected to be inaccurate or untrue, no such representation and warranty shall be deemed to be inaccurate or untrue for the purposes of such provisions or for purposes of determining whether the conditions set forth in Section 8.02(a) and Section 8.02(b) would be satisfied for the purposes of Section 9.01(c).  This provision shall constitute a release and waiver of any and all actions, claims, suits or damages, at law or in equity, against the Company by SPAC arising out of breach of that representation and warranty.

(c)              Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of determining whether SPAC may terminate this Agreement pursuant Section 9.01(c), Section 10.17(a) shall be disregarded in its entirety and shall have no effect on the determination of whether the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied for the purposes of Section 9.01(c).

[Signature Page Follows.]

Annex A-63

IN WITNESS WHEREOF, SPAC, Irish Holdco, Merger Sub, the Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Project Energy Reimagined Acquisition Corp.
By:	/s/ Srinath Narayanan
Name:	Srinath Narayanan
Title:	Chief Executive Officer
HERAMBA ELECTRIC plc
By:	/s/ David Michail
Name:	David Michail
Title:	Director
HERAMBA MERGER CORP.
By:	/s/ David Michail
Name:	David Michail
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-64

HERAMBA GMBH
By:	/s/ Dr. Hans-Jörg Grundmann
Name:	Dr. Hans-Jörg Grundmann
Title:	Managing Director
HERAMBA LIMITED
By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-65

EXHIBIT A

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [***], 20[***] between Project Energy Reimagined Acquisition Corp. (the “Surviving Company”) and Heramba Merger Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated 2 October 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to the Merger are the Surviving Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [19,119,369]1 Class A ordinary shares, and no Class B ordinary shares and no preference shares, in issue.

5            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 1,000 ordinary shares in issue.

6            The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7            The terms and conditions of the Merger are such that, on the Effective Date, each ordinary share issued and outstanding in the Merging Company on the Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share in the Surviving Company and each Class A ordinary share issued and outstanding in the Surviving Company immediately prior to the

____________

1        Drafting note: Number of Class A ordinary shares to be confirmed prior to the Closing based on further redemptions and other issuances (e.g., PIPE) prior to the Closing.

Annex A-66

Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable Irish Holdco Ordinary Share, as more particularly described in section 2.01 of the Business Combination Agreement.

8            The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9            The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

10          There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11          The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12          The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13          The names and addresses of each director of the surviving company (as defined in the Statute) are:2

13.1       [Insert name of Director] of [Insert personal address of Director];

13.2       [Insert name of Director] of [Insert personal address of Director]; and

13.3       [***].

14          This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15          This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

16          This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

17          At any time prior to the Effective Date, this Plan of Merger may be:

17.1       terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2       amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

____________

2         Drafting note: Directors of the Surviving Company TBC.

Annex A-67

18          This Plan of Merger may be executed in counterparts.

19          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Intentionally left blank. Signature page follows.]

Annex A-68

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Project Energy Reimagined Acquisition Corp.	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Heramba Merger Corp.	)

[Signature Page — Plan of Merger]

Annex A-69

Annexure 1

Business Combination Agreement

Annex A-70

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex A-71

EXHIBIT B

Form of Share Contribution Agreement

notarial deed no. [ • ]

SHARE CONTRIBUTION AGREEMENT

Today, the [ • ] day of [ • ] two thousand and twenty-three,

appeared before me,

[ • ],

notary in Hamburg, Germany, with the official residence in [ • ] Hamburg, Germany:

1. [ • ], date of birth: [ • ], with business address in [ • ], who identified [himself/herself] by means of [his/her] photo identity papers, not acting on [his/her] own behalf but by virtue of power of attorney under exclusion of any personal liability in the name and on behalf of Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland, registered with the Irish Companies Registration Office under registration number 745130 and with registered address: [70 Sir John Rogerson’s Quay, Dublin 2, Ireland].

2. [ • ], date of birth: [ • ], with business address in [ • ], who identified [himself/herself] by means of [his/her] photo identity papers, not acting on [his/her] own behalf but by virtue of power of attorney under exclusion of any personal liability in the name and on behalf of Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, registered with the Irish Companies Registration Office under registration number 744994 and with registered address: [70 Sir John Rogerson’s Quay, Dublin 2, Ireland].

As far as the persons appeared did not act on their own behalf, they provided proof of their power to represent third parties as enclosed (where applicable as certified copies of the original presented) to this notarial deed. As far as powers of attorney were presented today as originals I, notary, hereby certify that the copies are true copies of the originals which have been presented to me. Unless explicitly stated otherwise in this notarial deed the persons appeared waived further proof and verification by the acting notary. Where copies of powers of attorney were presented the respective attorney-in-fact promised to immediately provide the respective original. The persons appeared mutually relieve each other from any personal liability with respect to the validity of the powers of attorney presented.

The notary could not examine the existence of the aforesaid foreign companies (and therefore, [he/she] also could not examine closely how these companies are represented); the notary instructed the parties about the resulting risks. The parties insisted nevertheless on recording this deed today.

All subsequent approvals to this notarial deed are seen as communicated and legally effective at receipt by the notary.

Each person involved confirms that he/she is not acting for the account of a third party in deviation from the circumstances disclosed to the notary, and that no person involved is politically exposed or has a close relationship with such a person within the meaning of the GWG.

The individuals appearing requested that this deed was recorded partly in the English language. The notary, who has a sufficient command of English, ensured that the individuals appearing also have sufficient command of the English and German language. Therefore, a translation of this deed was dispensed with.

The notary did neither give advice about foreign law nor was [he/she] asked or mandated to do so.

Referred to Notarial Deed

[Inclusion of the referred to notarial deed: The original of the notarial deed no. [ • ], of [ • ], 2023, notarized by notary [ • ] in Hamburg, Germany, was available during the notarization as original. Hereinafter this notarial deed is referred to as “Referred to Notarial Deed” (Verweisungsurkunde). All parties concerned waived their rights to have the texts read out anew, to peruse and to have this deed enclosed to this document. The Referred to Notarial Deed is referred to herewith.

Annex A-72

Therefore, the content of the Referred to Notarial Deed is part of this deed, however, only for the purpose of information to the extent that Schedule 1 is attached to the Referred to Notarial Deed for informational purposes (however, pages [ • ] to [ • ] of Schedule 1 has been read out and are part of this deed).

The costs of the Referred to Notarial Deed are borne by the party bearing the costs of this deed.

Schedule 1 (Business Combination Agreement) to the attached Annex A is part of the Referred to Notarial Deed.]

This deed, including the attached Annex A: SHARE CONTRIBUTION AGREEMENT by and between Heramba Limited and Heramba Electric plc, has been read out aloud to the persons appearing, confirmed and approved by them and was signed by the persons appearing and the notary as follows:

/s/ [ • ]

/s/ [ • ]

/s/ [ • ]

Annex A-73

Annex A

SHARE CONTRIBUTION AGREEMENT

This SHARE CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [ • ], 2023, by and between Heramba Limited, an Irish private company limited by shares duly incorporated under the laws of Ireland, with company number 745130 and registered address at [70 Sir John Rogerson’s Quay, Dublin 2, Ireland] (the “Seller”), and Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland, with company number 744994 and registered address at [70 Sir John Rogerson’s Quay, Dublin 2, Ireland] (“Irish Holdco”).

WHEREAS, this Agreement is entered into pursuant to and in connection with that certain Business Combination Agreement, dated as of October 2, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), Irish Holdco, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111, the Seller and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (the “Company”), a copy of which is attached hereto as Schedule 1, pursuant to which, among other things, SPAC and the Company shall enter into a business combination; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Seller desires to transfer as contribution to Irish Holdco, and Irish Holdco desires to accept from the Seller, one hundred percent (100%) of the issued and outstanding shares of the Company (the “Contributed Shares”) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the BCA, the parties hereto agree as follows:

ARTICLE 1
THE TRANSACTION

1.1 Application of Terms of BCA and Interpretation.

(a) This Agreement is being entered into pursuant to and in connection with the BCA and references in this Agreement to the BCA are to the BCA as amended, restated or modified from time to time in accordance with the terms thereof.

(b) Capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed thereto in the BCA.

(c) It is the intention of the parties that this Agreement be consistent with the terms of the BCA. Unless expressly provided otherwise in this Agreement, in the event of any conflict or inconsistency between the terms of the BCA and the terms hereof, the terms of the BCA will control to the maximum extent permitted under applicable Law and the parties agree that this Agreement is not intended, and will not be construed in any way, to enhance, modify or decrease any of the rights or obligations of the parties from those contained in the BCA, in each case other than in relation to the transfer of the Contributed Shares, which shall be governed solely by this Agreement.

1.2 Contribution of Contributed Shares. On the terms set forth in this Agreement and in accordance with the BCA, subject to the condition precedent within the meaning of Section 158 para. 1 of the German Civil Code (aufschiebende Bedingung im Sinne des § 158 Abs. 1 des Bürgerlichen Gesetzbuchs) of the allotment and issuance of the Share Consideration in accordance with the provisions of Section 1.5, below (such allotment and issuance of the Share Consideration, the “Share Consideration Closing”), and in accordance with the BCA, the Seller hereby transfers to Irish Holdco, and Irish Holdco hereby accepts from the Seller, the Contributed Shares and all rights attaching to them at the Share Consideration Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Share Consideration Closing) as consideration for the allotment and issuance by Irish Holdco of the Share Consideration to the Seller.

Annex A-74

1.3 The parties hereto hereby explicitly confirm that the terms “contributed” and “contribution” in this Agreement do not refer to the Irish law principles of a contribution of shares but refer to the German law principles, in particular under the German Civil Code, the German Transformation Act and German Transformation Tax Act of a contribution of shares.

1.4 Share Consideration. In consideration of the contribution of the Contributed Shares by the Seller to Irish Holdco in accordance with the provisions of Section 1.2, Irish Holdco shall allot and issue to the Seller, at the Share Consideration Closing, the Share Consideration credited as fully paid-up.

1.5 Share Consideration Closing. The Share Consideration Closing shall take place immediately after the SPAC Merger Effective Time, as defined in the BCA. The Parties will confirm to the acting notary about the occurrence of the SPAC Merger Effective Time. At the Share Consideration Closing, Irish Holdco shall:

(a)         allot and issue the Share Consideration by entering the name of the Seller in the register of members of Irish Holdco as the holder of the Share Consideration credited as fully paid-up; and

(b)         if requested, deliver to the Seller a share certificate in respect if the Share Consideration, so allotted and issued.

1.6 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Irish Holdco as follows:

(a)    The Seller has the power, authority and capacity to execute, deliver and perform its obligations pursuant to this Agreement.

(b)    The Seller is the sole shareholder of the Company and the legal and beneficial owner of the Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s Organizational Documents.

(c)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgement, decree or other order applicable to the Seller, (B) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of the Seller, (C) result in or require the creation of any Lien upon any of its properties, assets or Contributed Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements); or (D) conflict with or result in a breach of or constitute a default under any provisions of the Seller’s Organizational Documents.

(d)    There is no litigation, adverse proceeding or investigation pending or threatened against the Seller before any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on Irish Holdco with respect to this Agreement or the transactions contemplated by this Agreement.

1.5 Representations and Warranties of Irish Holdco. Irish Holdco hereby represents and warrants to the Seller that it has the power, authority and capacity to execute, deliver and perform it obligations pursuant to this Agreement, including to issue the Share Consideration, and that the Share Consideration, when issued in accordance with the provisions of this Agreement (including the contribution of the Contributed Shares to Irish Holdco as consideration therefor), will be duly and validly issued fully paid-up and free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Ancillary Agreements and the Organizational Documents of Irish Holdco.

Annex A-75

ARTICLE 2
MISCELLANEOUS

2.1 Articles of Association. The Seller hereby irrevocably waives any and all rights under or in connection with the Company’s Articles of Association which will be triggered as a consequence of the execution of this Agreement and/or the BCA or the consummation of the transactions contemplated by the BCA, including, without limitation, rights of first refusal and pre-emption rights.

2.2 New List of Shareholders. Immediately upon the issuance by Irish Holdco of the Share Consideration, the Seller shall notify the acting notary of the Share Consideration Closing, providing sufficient proof in the form of a written confirmation that the Share Consideration has been issued by Irish Holdco. The acting notary is hereby instructed to file with the commercial register of the Company immediately upon receipt of such notification a new shareholder list in accordance with Section 40 para. 2 of the German Limited Liability Companies Act.

2.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective unless stricter form is required by mandatory Law, in which case such stricter form requirement shall apply.

2.4 Entire Agreement. This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

2.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 10.01 of the BCA.

2.6 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

2.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies with the exception of (and to the extent mandatorily required) the provisions relating to the transfer of the Contributed Shares, that shall be governed by the Laws of Germany. Each party, and any Person asserting rights as a third party beneficiary hereunder, irrevocably agrees that any action, suit or proceeding between or among the parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party, and any Person asserting rights as a third party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 2.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any Person asserting rights as a third party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum,

Annex A-76

or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 2.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

2.8 Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other party.

2.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

2.10 Copies. The parties each shall receive certified copies (in electronic form) and the tax office – section corporate income tax – a simple copy of this deed.

2.11 Costs. The costs of the notarization of this Agreement shall be borne solely by Seller. The parties agree and confirm to the acting notary that the value of the Contributed Shares amounts to EUR [ • ].

Annex A-77

EXHIBIT C-1

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), Smilodon Capital, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Heramba Holders” on the signature page(s) hereto (each such party, a “Heramba Holder,” and, collectively, the “Heramba Holders”). The SPAC Holders, the Heramba Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 2, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), the Company, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Heramba”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct, wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving ordinary shares of the Company (“Ordinary Shares”) or securities convertible into or exercisable or exchangeable for Ordinary Shares, and (ii) the Seller will contribute to the Company shares in Heramba in exchange for the Seller receiving Ordinary Shares;

WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration Rights Agreement, dated as of October 28, 2021 (the “Original RRA”), which Original RRA such parties desire to terminate upon consummation of the Transactions; and

WHEREAS, in connection with the Transactions, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of

Annex A-78

a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Heramba” shall have the meaning given in the Recitals hereto.

“Heramba Holders” shall have the meaning given in the Preamble hereto.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.2.5.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor and certain securityholders of the Company party thereto.

“Lock-Up Period” shall have the meaning given in the Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

Annex A-79

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company held by a Holder immediately following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any Ordinary Shares or any other equity or equity-linked security (including any Ordinary Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; and (d) any other equity or equity-linked security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Cap” shall have the meaning given in Section 2.1.4.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)             all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B)             fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

Annex A-80

(C)             printing, messenger, telephone and delivery expenses;

(D)             reasonable fees and disbursements of counsel for the Company;

(E)              reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)              in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by (i) the majority-in-interest of the Shelf Requesting Holders initiating an Underwritten Shelf Takedown or (ii) the majority-in-interest of participating Holders under Section 2.2 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning given in the Recitals hereto.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Requesting Holders” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

Annex A-81

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1              Shelf Registration.

2.1.1      Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2      Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3      Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a SPAC Holder or a Heramba Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration

Annex A-82

Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered by a Subsequent Shelf Registration Statement once per calendar year for each of the SPAC Holders (as a group) and the Heramba Holders (as a group).

2.1.4      Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more Holders may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Shelf Requesting Holder, either individually or together with other Shelf Requesting Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $50 million (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) business days prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Underwritten Shelf Takedown (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Shelf Requesting Holder”) shall so notify the Company of its intent to participate in such Underwritten Shelf Takedown, in writing, within three (3) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a Shelf Requesting Holder to the Company, subject to the provisions of Section 2.1.5, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities of such Shelf Requesting Holder. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Shelf Requesting Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period (the “Registration Cap”). Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5      Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering advise the Shelf Requesting Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Shelf Requesting Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Shelf Requesting Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6      Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Shelf Requesting Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the remaining Shelf Requesting Holders may elect to have the Company continue such Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in such Underwritten Offering by the remaining Shelf Requesting Holders. If withdrawn, a demand for an Underwritten Offering shall be counted as a Registration for purposes of the Registration Cap, unless either (i) such Shelf Requesting Holders has not previously withdrawn any Underwritten Shelf Takedown or (ii) Shelf Requesting Holders reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Shelf Requesting Holders, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Shelf Requesting Holders has requested be included in such Underwritten Offering); provided that, if one or more Shelf Requesting Holder elects to continue such Underwritten Offering pursuant to the proviso in the immediately

Annex A-83

preceding sentence, such Underwritten Offering shall instead count as a Registration demanded by such remaining Shelf Requesting Holders for purposes of the Registration Cap. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.1.6, other than if a Shelf Requesting Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.1.7      New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (b) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

2.2              Piggyback Registration.

2.2.1      Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of share capital other than the Holders) any Ordinary Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Offering pursuant to Section 2.1.4) (other than a registration (i) relating solely to the sale of securities to participants in a Company share plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act), (iii) in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan, (v) for a rights offering or (vi) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback

Annex A-84

Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.2.2      Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Shelf Requesting Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a Registration for purposes of the Registration Cap.

2.3              Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder given an opportunity to participate in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

Annex A-85

2.4              Block Trades; Other Coordinated Offerings.

2.4.1      Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission and effective, if a Shelf Requesting Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Amount or (y) of all remaining Registrable Securities held by the Shelf Requesting Holder, then such Shelf Requesting Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Shelf Requesting Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.

2.4.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Shelf Requesting Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Shelf Requesting Holder pursuant to this Agreement.

2.4.4      The Shelf Requesting Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5      Any Registration effected pursuant to this Section 2.4 shall be deemed within the Registration Cap.

ARTICLE III

COMPANY PROCEDURES

3.1              General Procedures. If, at any time on or after the date hereof, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1      prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

Annex A-86

3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4      prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      at least two (2) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9      advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders

Annex A-87

or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

3.1.14    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16    with respect to an Underwritten Offering pursuant to Section 2.1.4, if such offering involving gross proceeds in excess of $50 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2              Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Annex A-88

3.3              Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4              Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5              Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Ordinary

Annex A-89

Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6              Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to Form F-1 or a Form F-1 Shelf shall thereafter be deemed to refer to Form S-1 or a shelf registration on Form S-1, respectively, (ii) all references in this Agreement to Form F-3 or a Form F-3 Shelf shall thereafter be deemed to refer to a Form S-3 or a shelf registration on Form S-3, respectively, and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement, a Subsequent Shelf Registration Statement or other New Registration Statement.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1              Indemnification.

4.1.1      The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).

Annex A-90

An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5      If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1              Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Heramba Electric plc
[Address]
[Address 2]
Attention: [•]
Email: [•]

Annex A-91

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

5.2              Assignment; No Third Party Beneficiaries.

5.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2      Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Heramba Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Heramba Holders shall be permitted to transfer its rights hereunder as the Heramba Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Heramba Holder (it being understood that no such transfer shall reduce any rights of such Heramba Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).

5.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4      This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.

5.3              Headings; Counterparts. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4              Governing Law; Venue.

5.4.1      This Agreement and any Legal Dispute (as defined below) arising out of this Agreement, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

Annex A-92

5.4.2      Each party hereto irrevocably agrees that any action, suit or proceeding between or among the parties hereto arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 5.4.2 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 5.4.2 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

5.5              TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

5.6              Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of any Holder that, together with its affiliates, holds Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7              Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any Holder, together with its affiliates, holds Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares, the Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more

Annex A-93

favorable, pari passu or senior to those granted to the Holders hereunder without the prior written consent of such Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8              Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities, and with respect to the Company, on the date that no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9              Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10            Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each SPAC Holder and each Heramba Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.11            Construction.

5.11.1    Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

5.11.2    Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3    References to “$” are to the lawful currency of the United States of America.

5.11.4    Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

5.11.5    The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12            Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Annex A-94

5.13            Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

5.14            Adjustments. If, and as often as, there are changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Signature Page Follows]

Annex A-95

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
HERAMBA ELECTRIC plc
By:
Name:
Title:

Annex A-96

SPONSOR:
Smilodon Capital, LLC
By:
Name:
Title:

Address:

Annex A-97

SPAC HOLDERS:

[•]
Address:

Annex A-98

HERAMBA HOLDERS:

[•]
Address:

Annex A-99

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections (as defined below).

For purposes of this Joinder, “Excluded Sections” shall mean [            ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:
Address:

Agreed and Accepted as of
____________, 20__

By:
Name:
Its:

Annex A-100

Exhibit C-2

FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland with company registration number 744994 (the “Company”), Smilodon Capital, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Heramba Holders” on the signature page(s) hereto (each such party, a “Heramba Holder,” and, collectively, the “Heramba Holders”). The SPAC Holders, the Heramba Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(f) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 2, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“SPAC”), the Company, Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 403111 (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland with company registration number 745130 (the “Seller”), and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the Laws of Germany having its statutory seat in Düsseldorf, Germany, registered with the commercial register of the Local Court of Düsseldorf under HRB 98529 (“Heramba”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into SPAC (with SPAC being the surviving company and a direct, wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving ordinary shares of the Company (“Ordinary Shares”) or securities convertible into or exercisable or exchangeable for Ordinary Shares, and (ii) the Seller will contribute to the Company shares in Heramba in exchange for the Seller receiving Ordinary Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.        For purposes of this Agreement:

(a)         “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(b)         “Founder Shares” means any Ordinary Shares issued to a SPAC Holder in exchange for SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares.

(c)         “immediate family” means with respect to any individual, any of the following: such individual’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant, or siblings (whether by blood, marriage or adoption).

(d)         “Lock-Up Period” means the period commencing on the Closing Date (immediately following the Closing) and expiring on the earliest of (i) the twelve (12) month anniversary of the Closing Date, (ii) such time that the last reported trading price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one hundred fifty (150) calendar days after the Closing Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Annex A-101

(e)         “Lock-Up Securities” means, collectively, (i) any Founder Shares owned by the SPAC Holders immediately after the Closing and (ii) any Ordinary Shares owned by the Heramba Holders immediately after the Closing; provided, however, that 2,700,000 Ordinary Shares held by Heramba Limited shall not be Lock-Up Securities for purposes of this Agreement.

(f)          “Transfer” means the:

(i)          sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security;

(ii)         entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

(iii)        public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

2.        Lock-Up Provisions.

(a)         Each Holder agrees not to Transfer any Lock-Up Securities until the end of the Lock-Up Period.

(b)         Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto:

(i)          in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family of the Holder is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder, (D) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes or (E) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(ii)         in the case of an entity, Transfers (A) to another entity that is an Affiliate of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder, (B) as part of a distribution to members, partners, shareholders or equityholders of such Holder; or (C) by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(iii)        in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv)        Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with the termination of the Holder’s service to the Company; or

(v)         the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that (A) in the case of clause (ii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii) and (iii), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially

Annex A-102

the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.

(c)         Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

3.        Miscellaneous.

(a)         Power and Authority. Each Holder hereby represents and warrants that it, he, she or they has/have full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b)         Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c)         Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.

(d)         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Heramba Electric plc
[Address]
[Address 2]
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

Annex A-103

(e)         Amendments and Waivers.

(i)          This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(e)(i) shall be null and void, ab initio.

(ii)         Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

(iii)        Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv)        Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would adversely affect one or more Holders in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the adversely affected Holders that own a majority of the Lock-Up Securities owned by such adversely affected Holders.

(f)          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto shall assign, grant or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b) above. Any purported assignment in violation of this Section 3(f) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

(g)         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(h)         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)          This Agreement and any Legal Dispute (as defined below) arising out of this Agreement, or the validity, interpretation, construction, effect, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(ii)         Each party hereto irrevocably agrees that any action, suit or proceeding between or among the parties hereto arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 3(h) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is
Annex A-104

exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 3(h) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(iii)        TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(i)          Headings; Counterparts. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)          Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(k)         Specific Performance. The parties hereto acknowledge that the rights and obligations under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its respective agreements and covenants contained in this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(l)          Legal Representation. Each Holder acknowledges that each of Latham & Watkins LLP (“Latham”), Maples and Calder (Cayman) LLP (“Maples”) and Matheson LLP (“Matheson”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and none of Latham, Maples or Matheson is acting as counsel to such Holder in its capacity as a Holder.

(m)        Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Signature Page Follows]

Annex A-105

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
Heramba Electric plc
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-106

SPONSOR:
Smilodon Capital, LLC
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Ordinary Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-107

SPAC HOLDERS:[1]
[__________________]
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Ordinary Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

____________

1      Note to Draft: To include SPAC’s directors and officers holding Founder Shares (and the permitted transferees of the Sponsor and such directors and officers).

Annex A-108

HERAMBA HOLDERS:[2]
[__________________]
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Ordinary Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

____________

2       Note to Draft: To include all Heramba Holders holding more than 5% of the outstanding Ordinary Shares upon the Closing.

Annex A-109

ANNEX B — MEMORANDUM AND ARTICLES OF ASSOCIATION OF HERAMBA ELECTRIC PLC

COMPANY NUMBER 744994

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

OF

HERAMBA ELECTRIC PLC

COMPANY NUMBER 744994

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

HERAMBA ELECTRIC PLC

(As amended by a special resolution passed on [•])

1            The name of the company is Heramba Electric plc (the “Company”).

2            The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3            The objects for which the Company is established are as follows:

3.1         To carry on the business of a holding company, to determine Company strategy, and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and, in particular, to carry on in all its branches the business of a management services company, to act as managers and to direct or co-ordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2         To carry on all, or any, business as a producer, designer, developer, manufacturer, researcher, project manager, distributor, wholesaler, retailer, service provider, dealer and/or investor, of and in, all kinds of power, technology, electrical, electronic and engineering products and services, in any industry, sector, market or territory, including, but not limited, to the transportation, technology and engineering industries, and to carry on any other business of whatever nature (except the issuing of policies of insurance) in any industry, sector, market or territory, which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property, and to hold all patents and intellectual property rights and to do all other things usually dealt with by persons carrying on any of the said businesses or likely to be required in connection with any of the said businesses.

3.3         To carry on all or any of the businesses as mentioned herein either as a separate business or as the principal business of the Company.

3.4         To carry on the business of investing in shares, bonds and other securities including investments in foreign currencies.

3.5         To invest any moneys of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.6         To acquire shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, warrants, obligations and other securities of any description, by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.7         To facilitate, effect, and encourage the creation, issue or conversion of, and to offer for public or private subscription, tender, purchase or exchange, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company, of any member of the group to which the Company belongs or of any other person and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.8         To purchase or by any other means acquire any freehold, leasehold or other property and real estate and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property and real estate, and any buildings, factories, mills, works, wharves, roads, rigs, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property and real estate, lands, tenements or hereditaments, rights, privileges or easements.

3.9         To establish and contribute to any scheme (including any share option scheme or similar scheme) for the purchase of shares in the Company to be held for the benefit of current, or former, directors, officers, employees and consultants of, or to, the Company or any of its subsidiaries or associated undertakings, and to lend or otherwise provide money to such schemes or any such directors, officers, employees and consultants to enable them to purchase shares of the Company, in each case subject to applicable law.

3.10       To sell, lease, exchange, grant, convey, transfer or otherwise dispose of any or all of the property and real estate, investments or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return, whether equal to or less than the market value thereof and whether by way of gift or otherwise, as the board of directors of the Company shall deem appropriate and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the board of directors of the Company shall deem appropriate.

3.11       To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description so received.

3.12       To apply for, register, purchase, acquire, sell, lease, hold, use, administer, control, license or otherwise deal with any patents, brevets d’invention, copyrights, trademarks, licences, technical and industrial know-how, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other inventing information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.13       To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to, directly or indirectly, benefit the Company.

3.14       To incorporate or cause to be incorporated any one or more subsidiaries for the purpose of carrying on any business.

3.15       To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.16       To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.17       To enter into, invest or engage in, acquire, hold or dispose of any financial instruments or risk management instruments, whether or not of a type currently in existence, and currency exchange, interest rate or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity), including securities in respect of which the return or redemption amount is calculated by reference to any index, price or rate, monetary and financial instruments of all kinds, futures contracts, swaps and hedges (including credit default, interest rate and currency swaps and hedges of any kind whatsoever), options contracts, contracts for differences, commodities (including bullion and other precious metals), forward rate agreements, debentures, debenture stock, warrants, commercial paper, promissory notes, mortgage backed securities, asset backed securities, dealings in foreign currency, spot and forward rate exchange contracts, caps, floors, collars, and any other foreign exchange, interest rate or commodity or index linked arrangements, and such other instruments whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or the termination of any such transactions.

3.18       To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including, without prejudice to the generality of the foregoing, any company which is, for the time being, the Company’s subsidiary, holding company, subsidiary of any such holding company or otherwise associated with the Company in business.

3.19       To borrow or raise finance or secure the payment of money in such manner as the Company shall think fit, and in particular by the provision of a guarantee or by the issue of shares, stocks, debentures, debenture stock, notes, loan notes, loan stock, bonds, obligations and other securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.20       To carry on the business of financing and re-financing whether asset based or not (including financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount mortgage receivables, loan receivables and lease rentals for persons wherever situated in any currency whatsoever, and to do all of the foregoing as principal, agent or broker.

3.21       To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, indentures, debentures and other negotiable or transferable instruments.

3.22       To subscribe for, take, purchase or otherwise acquire, hold, sell and transfer shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of, or other interests in, any other company or person.

3.23       To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.24       To constitute any trusts with a view to the issue of preferred and, deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.25       To give any guarantee in relation to the payment of any debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations or other securities of any description and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.26       To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.27       To provide for the welfare of persons in the employment of or holding office with, or formerly in the employment of or holding office with, the Company or any of its subsidiaries and associated undertakings, including directors and ex-directors and the spouses, widows, widowers and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons, and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.28       To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid-up or otherwise any person or company for services rendered or to be rendered to the Company or any member of the group to which the Company belongs, whether in the course of employment with the Company or any group company or the conduct or the management of the business of the Company or any group company or in placing or assisting to place or guaranteeing the placing of any of the shares or other securities of the Company’s, or any group company’s capital, or any debentures or other securities of the Company or any group company or in or about the formation or promotion of the Company or any group company.

3.29       To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.30       To distribute in specie or as otherwise may be resolved all or any portion of the assets of the Company among its shareholders and, in particular, the shares, debentures or other securities of any other company owned by the Company or which this Company may have the power to dispose of.

3.31       To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.32       To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.33       To accept stock or shares in or indentures, debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid-up.

3.34       To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid-up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.35       To procure the Company to be registered or recognised in Ireland or in any foreign country or in any colony or dependency of any such foreign country and to establish branches, places of business or subsidiaries in Ireland or any such foreign country or in any colony or dependency of any such foreign country.

3.36       To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.37       To make gifts or grant bonuses to the directors or any other persons who are, or have been, in the employment of the Company including substitute and alternate directors.

3.38       To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.39       To make or receive gifts by way of capital contribution or otherwise.

3.40       To reduce its share capital in any manner permitted by law.

3.41       To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purpose of, or in connection with, the purchase of, or subscription for, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company or of any company which is at any given time the Company’s holding company.

3.42       To do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities and other commitments and promises) as the Company considers may be necessary or required in connection with, or incidental or conducive to, attainment of the above objects, or any of them, or as are capable of being conveniently carried on in connection therewith.

The objects specified in each paragraph of this clause 3 shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph. None of such paragraphs, the objects therein specified nor the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects set out in the first paragraph of this clause 3, but the Company shall have full power to exercise all, or any, of the powers conferred by any part of this clause 3 in any part of the world, notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects set out in the first paragraph of this clause 3.

4            The liability of the shareholders is limited.

5            The authorised share capital of the Company is: €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value) and 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value).

The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any preferred, deferred, qualified or other special rights and privileges and with such conditions, restrictions or qualifications, whether in regard to preference, dividends, capital (including return of capital), voting or otherwise, and may be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto, such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being in force.

For the purposes of this memorandum of association: (a) a reference to the “Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force), (b) the terms “holding company”, “subsidiary”, “associated undertaking” and “member” have the meanings ascribed to such terms in section 7, section 8, paragraph 20 of Schedule 4 and section 168 of the Act, respectively; (c) the term “group” means the group of companies comprising the Company and its subsidiaries from time to time, (d) the term “shareholder”, insofar as it refers to the Company means a member of the Company; (e) the term “company” (except where used in reference to the Company) means and includes any body corporate, corporation, company, partnership, limited liability company or any body of persons, whether incorporated or not incorporated in Ireland or elsewhere in any other part of the world), (f) the words “including” and “includes” shall not be given a restrictive interpretation and shall be deemed to be followed by the words “without limitation” and (g) unless a clear contrary intention appears, the word “or” shall be deemed to be used in the inclusive sense of “and/or”.

COMPANY NUMBER 744994

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

HERAMBA ELECTRIC PLC

(Adopted by special resolution passed on [•])

CONTENTS

Page
PRELIMINARY		B-1
1	DEFINITIONS	B-1
2	OPTIONAL PROVISIONS OF THE ACT	B-4
CAPITAL		B-4
3	SHARE CAPITAL	B-4
4	ORDINARY SHARES	B-4
5	PREFERRED SHARES	B-5
6	DEFERRED SHARES	B-6
7	SECTION 1021: ALLOTMENT AUTHORITY	B-7
8	SECTION 1023: PRE-EMPTION DISAPPLICATION	B-7
9	RESIDUAL ALLOTMENT PROVISIONS	B-7
10	RIGHTS’ PLAN	B-8
11	COMMISSIONS AND BROKERAGE	B-8
12	TRUSTS NOT RECOGNISED	B-9
13	FINANCIAL ASSISTANCE	B-9
14	REDEMPTION AND REPURCHASE OF OWN SHARES	B-9
15	VARIATION OF CLASS RIGHTS	B-9
16	VARIATION OF COMPANY CAPITAL	B-10
17	FRACTIONS	B-10
18	REDUCTION OF SHARE CAPITAL	B-10
CERTIFICATED SHARES		B-11
19	RIGHT TO CERTIFICATES	B-11
20	REPLACEMENT CERTIFICATES	B-11
LIEN ON SHARES		B-11
21	COMPANY’S LIEN ON SHARES NOT FULLY PAID	B-11
22	ENFORCEMENT OF LIEN BY SALE	B-12
CALLS		B-13
23	CALLS	B-13
24	LIABILITY OF JOINT HOLDERS	B-13
25	INTEREST	B-13
26	DIFFERENTIATION	B-14
27	PAYMENT IN ADVANCE OF CALLS	B-14
28	RESTRICTIONS IF CALLS UNPAID	B-14
29	SUMS DUE ON ALLOTMENT TREATED AS CALLS	B-14
FORFEITURE		B-14
30	FORFEITURE AFTER NOTICE OF UNPAID CALL	B-14
31	NOTICE AFTER FORFEITURE	B-15
32	CONSEQUENCES OF FORFEITURE	B-15
33	DISPOSAL OF FORFEITED SHARE	B-15
34	PROOF OF FORFEITURE	B-16
UNTRACED MEMBERS		B-16
35	SALE OF SHARES	B-16
36	APPLICATION OF SALE PROCEEDS	B-17
37	APPLICABLE ESCHEATMENT LAWS	B-17
TRANSFER OF SHARES		B-17
38	FORM OF TRANSFER	B-17
39	REGISTRATION OF A CERTIFICATED SHARE TRANSFER	B-18
40	CLOSING OF REGISTER OF MEMBERS	B-19

Annex B-i

Page
TRANSMISSION OF SHARES		B-19
41	ON DEATH	B-19
42	ELECTION OF PERSON ENTITLED BY TRANSMISSION	B-19
43	RIGHTS ON TRANSMISSION	B-19
GENERAL MEETINGS		B-19
44	ANNUAL AND OTHER GENERAL MEETINGS	B-19
45	ELECTRONIC GENERAL MEETINGS	B-20
46	NOTICE OF A GENERAL MEETING	B-20
47	QUORUM FOR A GENERAL MEETING	B-21
48	PROCEDURE IF QUORUM NOT PRESENT	B-22
49	CHAIRPERSON OF GENERAL MEETING	B-22
50	RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS	B-22
51	ACCOMMODATION OF MEMBERS AT MEETING	B-22
52	SECURITY	B-23
53	POWER TO ADJOURN	B-23
54	NOTICE OF ADJOURNED MEETING	B-23
55	BUSINESS OF ADJOURNED MEETING	B-23
56	THE BUSINESS OF A GENERAL MEETING	B-23
57	PROPOSED SHAREHOLDER RESOLUTIONS	B-24
58	TIME FOR RECEIVING REQUESTS	B-26
VOTING		B-27
59	VOTING AT A GENERAL MEETING	B-27
60	POLL PROCEDURE	B-27
61	VOTES OF MEMBERS	B-28
62	CHAIRPERSON’S CASTING VOTE	B-28
63	VOTING RESTRICTIONS ON AN OUTSTANDING CALL	B-28
64	PROXY INSTRUMENT	B-28
65	CORPORATE REPRESENTATIVES	B-30
66	AMENDMENT TO RESOLUTIONS	B-30
67	OBJECTION TO ERROR IN VOTING	B-30
FAILURE TO DISCLOSE INTERESTS IN SHARES		B-30
68	FAILURE TO DISCLOSE INTERESTS IN SHARES	B-30
APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS		B-32
69	NUMBER OF DIRECTORS	B-32
70	STRUCTURE OF THE BOARD	B-32
71	ANNUAL RE-ELECTION OF DIRECTORS	B-33
72	BOARD POWER TO APPOINT DIRECTORS	B-34
73	APPOINTMENT OF EXECUTIVE DIRECTORS	B-34
74	APPOINTMENT OF OTHER OFFICERS	B-34
75	ELIGIBILITY OF NEW DIRECTORS	B-34
76	VACATION OF DIRECTOR’S OFFICE	B-34
BOARD POWERS		B-35
77	BOARD POWERS	B-35
78	DIRECTORS BELOW THE MINIMUM NUMBER	B-35
79	DELEGATION TO EXECUTIVE DIRECTORS	B-35
80	DELEGATION TO COMMITTEES	B-35
81	LOCAL MANAGEMENT	B-36
82	DELEGATION TO AGENTS	B-36
83	EXERCISE OF VOTING POWER	B-36
84	PROVISION FOR EMPLOYEES	B-36

Annex B-ii

Page
85	OVERSEAS REGISTERS	B-36
86	ASSOCIATE DIRECTORS	B-37
87	BORROWING POWERS	B-37
88	CHANGE OF COMPANY NAME	B-37
DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS		B-37
89	FEES	B-37
90	EXPENSES	B-37
91	REMUNERATION OF EXECUTIVE DIRECTORS	B-37
92	SPECIAL REMUNERATION	B-37
93	COMPANY PROPERTY	B-38
94	PENSIONS AND OTHER BENEFITS	B-38
DIRECTORS’ PROCEEDINGS		B-38
95	BOARD MEETINGS	B-38
96	NOTICE OF BOARD MEETINGS	B-38
97	QUORUM	B-38
98	BOARD CHAIRPERSON	B-39
99	VOTING	B-39
100	TELEPHONE PARTICIPATION	B-39
101	WRITTEN RESOLUTIONS	B-39
102	COMMITTEE PROCEEDINGS	B-40
103	MINUTES	B-40
104	VALIDITY OF PROCEEDINGS	B-40
INTERESTS OF DIRECTORS		B-40
105	CONTRACTING WITH THE COMPANY	B-40
106	DECLARATION OF INTERESTS	B-41
107	AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS	B-42
108	PROHIBITION ON VOTING BY INTERESTED DIRECTORS	B-42
109	ABILITY OF INTERESTED DIRECTORS TO VOTE	B-42
110	DIVISION OF PROPOSALS	B-43
111	RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE	B-43
112	INTERESTS OF CONNECTED PERSONS	B-43
113	ABILITY OF DIRECTOR TO HOLD OTHER OFFICES	B-43
114	REMUNERATION FOR PROFESSIONAL SERVICES	B-44
115	DIRECTORSHIPS OF OTHER COMPANIES	B-44
SECRETARY		B-44
116	SECRETARY	B-44
SEALS AND DOCUMENT AUTHENTICATION		B-44
117	SEAL	B-44
118	DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY	B-44
DIVIDENDS AND OTHER PAYMENTS		B-45
119	DECLARATION	B-45
120	INTERIM DIVIDENDS	B-45
121	ENTITLEMENT TO DIVIDENDS	B-45
122	PAYMENT METHODS	B-45
123	DEDUCTIONS	B-46
124	INTEREST	B-46
125	UNCLAIMED DIVIDENDS	B-46
126	UNCASHED DIVIDENDS	B-46
127	DIVIDENDS IN KIND	B-47
128	SCRIP DIVIDENDS	B-47

Annex B-iii

Page
129	RESERVES	B-48
130	CAPITALISATION OF PROFITS AND RESERVES	B-48
RECORD DATES		B-49
131	BOARD TO FIX DATE	B-49
ACCOUNTS		B-50
132	ACCOUNTING RECORDS	B-50
133	ACCESS TO ACCOUNTING RECORDS	B-50
134	DISTRIBUTION OF ANNUAL ACCOUNTS	B-50
AUDIT		B-51
135	APPOINTMENT OF AUDITORS	B-51
COMMUNICATIONS		B-52
136	COMMUNICATIONS	B-52
137	COMMUNICATIONS TO THE COMPANY	B-52
138	COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM	B-52
139	COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM	B-53
140	COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE	B-53
141	COMMUNICATIONS BY OTHER MEANS	B-54
142	FAILURE TO DELIVER BY ELECTRONIC MEANS	B-54
143	WHEN SERVICE IS EFFECTED ON A MEMBER	B-54
144	NOTICE BY ADVERTISEMENT	B-55
145	DOCUMENTS AND INFORMATION TO JOINT HOLDERS	B-55
146	SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION	B-55
147	MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION	B-55
148	DOCUMENT DESTRUCTION	B-55
MISCELLANEOUS		B-56
149	WINDING-UP	B-56
150	INDEMNITY AND INSURANCE	B-57
151	DISPUTE RESOLUTION	B-58

Annex B-iv

COMPANY NUMBER 744994

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

HERAMBA ELECTRIC PLC

(As adopted by a special resolution passed on [    ])

PRELIMINARY

1            DEFINITIONS

1.1         In these Articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force);

“acting in concert” has the meaning given to it in the Irish Takeover Rules;

“Articles” means the articles of association, as amended from time to time by Special Resolution;

“Auditors” means the statutory auditors for the time being of the Company;

“beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the United States federal securities laws, including the Exchange Act;

“Board” means the Directors or any of them duly acting as the board of directors of the Company;

“certificated” means in relation to a share in the Company, a share which is recorded in the Share Register as being held in certificated form;

“chairperson” means the Director who is elected by the Directors from time to time to preside as chairperson at all meetings of the Board and at general meetings of the Company;

“clear days” means in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Company” means Heramba Electric plc a public limited company organised under the laws of Ireland with company number 744994;

“Deferred Shares” means the deferred ordinary shares of €1.00 each (par value) in the capital of the Company;

“Depositary” means any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Company or otherwise approved by the Board that holds, or is interested directly or indirectly, including through a nominee, in, shares, or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests (and shall include, where so approved by the Board, the trustees (acting in their capacity as such) of any employees’ share scheme established by the Company);

“Depositary Interest” means any certificate, instrument, security or other document of title issued, or account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, to or to receive shares, or rights or interests in respect thereof;

“Directors” means the directors of the Company from time to time;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

Annex B-1

“electronic communication” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);

“electronic general meeting” a general meeting hosted on an electronic platform, whether that general meeting is physically hosted at a specific location simultaneously or not;

“electronic means” has the meaning given to it in section 2 of the Act, and includes it being done by means of all forms of electronic communication as the Board may, from time to time, prescribe, either generally or for a particular purpose;

“electronic platform”, means any form of electronic platform and includes, without limitation, website addresses, application technology and conference call systems;

“electronic signature” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);

“Exchange” means any securities exchange or other system on which the shares of the Company may be listed or otherwise authorised for trading from time to time in circumstances where the Company has approved such listing or trading;

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time;

“execution” means any mode of execution, including such forms of electronic signature or other means of verifying the authenticity of a communication by electronic means as the Board may, from time to time, prescribe, either generally or for a particular purpose(and “executed” shall be construed accordingly);

“Group” means the group comprising the Company and its subsidiaries within the meaning of section 7 of the Act for the time being;

“Group Member” means any member of the Group, including the Company;

“holder” or “shareholder”, means in relation to a share, the member whose name is entered in the Share Register as the holder of that share or, where the context permits, the members whose names are entered in the Share Register as the joint holders of shares in the Company;

“interest in shares” includes, where the context permits, “interests in securities” as defined in the Irish Takeover Rules and, for the avoidance of doubt, includes, without duplication, beneficial ownership and Depository Interests, and “interested in shares” will be construed accordingly;

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2022, (including any statutory modification or re-enactment of it for the time being in force);

“member” means a member within the meaning of section 168 of the Act;

“Ordinary Resolution” means an ordinary resolution of the Company’s shareholders within the meaning of the Act;

“Ordinary Shares” means ordinary shares of €0.0001 each (par value) in the capital of the Company, which shall rank pari passu in all respects;

“paid” or “paid-up” means paid-up or credited as paid-up;

“Preferred Shares” means the preferred shares of €0.0001 each (par value) in the capital of the Company;

“Redeemable Shares” means redeemable shares within the meaning of sections 64 and 66(4) of the Act;

“Registered Office” means the registered office for the time being of the Company or, as appropriate, in the case of sending or supplying documents or information by electronic means, the address specified by the Board for the purpose of receiving documents or information by electronic means;

“Rights” has the meaning given to that term in Article 10;

Annex B-2

“Rights’ Plan” has the meaning given to that term in Article 10;

“Seal” means the common seal of the Company or any official or securities seal that the Company has or may have as permitted by the Statutes;

“Secretary” means the secretary of the Company or any other person appointed to perform any of the duties of the secretary of the Company including a joint, temporary, assistant or deputy secretary;

“share” means a share in the capital of the Company;

“Share Register” means the Company’s register of shareholders kept pursuant to the Statutes or, as the case may be, any overseas branch register kept pursuant to these Articles;

“Special Resolution” means a special resolution of the Company’s shareholders within the meaning of the Act;

“Statutes” means the Act and every other legislation, statute, order regulation, instrument or other subordinate legislation for the time being in force concerning companies and affecting the Company, including any statutory re-enactment or modification of the Act or any other act, order, regulation, instrument, subordinate legislation or statutory instrument;

“treasury shares” means treasury shares within the meaning of section 109 of the Act;

“uncertificated” means in relation to a share, a share to which title is recorded in the Share Register as being held in uncertificated form;

“working day” means a day that is not a Saturday, Sunday or public holiday in Ireland or the United States;

“writing” includes printing, typewriting, lithography, photography, electronic mail and any other mode or modes of presenting or reproducing words in a visible form including communications by electronic means; and

“€” means euro, the lawful currency of Ireland.

1.2         In these Articles:

(A)        words or expressions which are not defined in Article 1.1 or elsewhere in these Articles have the same meanings (where applicable) as in the Statutes as in force on the date of the adoption of these Articles;

(B)        a reference to any Statute or any provision of a Statute includes a reference to any statutory modification or re-enactment of it for the time being in force, as (where applicable) amended or modified or extended by any other Statute or any order, regulation, instrument or other subordinate legislation made under such Statute or statutory provision or under the Statute under which such statutory instrument was made;

(C)        words in the singular include the plural and vice versa, words importing any gender include all genders and a reference to a “person” includes any individual, firm, partnership, unincorporated association, company, corporation or other body corporate;

(D)        “mental disorder” means mental disorder as defined in section 3 of the Mental Health Act 2001 (including any statutory modification or re-enactment of it for the time being in force);

(E)         where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for such purpose;

(F)         headings do not affect the interpretation of any Article;

(G)        any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding the terms;

Annex B-3

(H)        any reference to a dividend includes any dividend or other distribution, in cash or by the distribution of assets, paid or distributed to shareholders out of the profits of the Company available for distribution, and includes final dividends, interim dividends and bonus dividends;

(I)          reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the Act, and any such officers shall not constitute officers of the Company within the meaning of section 2(1) of the Act; and

(J)         the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

1.3         These Articles shall be governed by and construed in accordance with Irish law.

2            OPTIONAL PROVISIONS OF THE ACT

2.1         Without prejudice to section 1007(4) of the Act and save as otherwise expressly provided in these Articles, where a provision of these Articles covers substantially the same subject matter as any optional provisions (as defined in section 1007(2) of the Act) of the Act, any such optional provisions shall be deemed not to apply to the Company and, for the avoidance of doubt, these Articles shall be deemed to have effect and prevail over the terms of such optional provisions.

2.2         Sections 43(2), 43(3), 77 to 81, 95(1)(a), 96(2) to (11), 124, 125, 126, 144(3), 144(4), 148(2), 158, 159, 160, 161, 162, 165, 181(6), 182(2) and (5), 183(3) and (6), 187, 188, 338(5), 338(6), 618(1)(b), 620(8), 1090, 1092 and 1113 of the Act shall not apply to the Company.

CAPITAL

3            SHARE CAPITAL

3.1         The authorised share capital of the Company is: €49,990 divided into 200,000,000 ordinary shares of €0.0001 each (nominal value) and 49,900,000 preference shares of €0.0001 each (nominal value) and 25,000 deferred ordinary shares of €1.00 each (nominal value).

3.2         Subject to the provisions of the Statutes and of these Articles and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of the Company may be issued with such preferred, deferred, qualified or other special rights and privileges and with such conditions restrictions or qualifications, whether in regard to preference, dividend, capital (including return of capital), voting or otherwise (including, but without prejudice to the generality of the foregoing, and subject to the provisions of the Statutes, shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holders) as the Company may from time to time by Ordinary Resolution determine or, if the Company does not so determine, as the Directors may determine.

3.3         If two or more persons are registered as joint holders of any share any one of such persons may give effective receipts for any dividends or other monies payable in respect of such share, but such power shall not apply to the legal personal representatives of a deceased shareholder.

3.4         The Company shall not be bound to register more than four persons as joint holders of any share.

4            ORDINARY SHARES

4.1         The Ordinary Shares shall, among other rights, entitle the holders thereof to the rights set out below:

(A)        subject to the right of the Board to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting of the Company and to the provisions of Article 61 and any rules or regulations applicable to the conduct of any general meeting of the Company, each holder of an Ordinary Share shall have the right to attend and speak at any general meeting of the Company and to exercise one vote for every Ordinary Share of which he, she or it is the holder;

Annex B-4

(B)        subject to the right of the Board to set record dates for the purpose of determining the identity of members entitled to participate, to participate pro rata in all dividends declared on the Ordinary Shares in accordance with the terms of Article 119 to Article 130 (inclusive); and

(C)        upon a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, to participate pro rata in the assets of the Company available for distribution to the holders of Ordinary Shares in accordance with the terms of Article 149.

4.2         Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be automatically deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any person pursuant to which the Company acquires, agrees to acquire or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such person. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share.

4.3         The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the operation of Article 4.2.

4.4         The rights attaching to the Ordinary Shares may be made subject to the preferential terms of any class or series of Preferred Shares which may be allotted and issued from time to time by the Directors. In accordance with Article 5.

5            PREFERRED SHARES

5.1         The Preferred Shares may, from time to time, be allotted and issued, in one or more classes or series designated by the Board, and the Board is authorised to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation:

(A)        the distinctive designation of such class or series of Preferred Shares and the number of shares which shall constitute such class or series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

(B)        the rate of dividends payable on such class or series of Preferred Shares, if any, whether or not and upon what conditions dividends on shares of such class or series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate, and the preference or relation which such dividends shall bear to the dividends payable on any other class or series of shares in the capital of the Company;

(C)        the terms, if any, on which shares of such class or series of Preferred Shares may be redeemed, including without limitation, the redemption price or prices for such class or series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption, and the preference or relation which such redemption price or prices shall bear to the redemption price or prices payable on any other class or series of shares in the capital of the Company;

(D)        the terms and amount of any sinking fund provided for the purchase or redemption of shares of such class or series of Preferred Shares;

Annex B-5

(E)         the amount or amounts which shall be paid to the holders of shares of such class or series of Preferred Shares on a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon a return of capital by the Company, and the preference or relation which such amount or amounts shall bear to the amount or amounts payable to the holders of any other class or series of shares in the capital of the Company in such circumstances;

(F)         the terms, if any, upon which the holders of shares of such class or series of Preferred Shares may convert such shares into shares of any other class or series in the capital of the Company;

(G)        the voting rights, full or limited, if any, of the shares of such class or series of Preferred Shares, and whether or not and under what conditions the shares of such class or series (alone or together with the shares of one or more other classes or series of shares in the capital of the Company) shall be entitled to vote separately as a single class, either generally, in respect of specific matters and/or upon the occurrence of specified events (including in respect of the nomination or election of one or more additional Directors);

(H)        whether or not the holders of shares of such class or series of Preferred Shares, in their capacity as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares in the capital of the Company, whether now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of shares in the capital of the Company, whether now or hereafter authorised;

(I)          the limitations and restrictions, if any, to be effective while any shares of such class or series of Preferred Shares are outstanding, in respect of (i) the payment of dividends on, (ii) the making of other distributions on, (iii) the participation in any assets of the Company available for distribution upon a liquidation, dissolution or winding-up of the Company by, (iv) a return of capital on and/or (v) the purchase, redemption or other acquisition by the Company of, any other class or series ranking junior to the shares of such class or series, whether as to dividends, distribution and/or returns of capital on a winding-up or otherwise;

(J)         the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such class or series of Preference Shares or of any other class or series of shares in the capital of the Company) ranking on a parity with or in priority to the shares of such class or series of Preferred Shares as to entitlements to dividends, distributions, redemptions, participation in the assets of the Company available for distribution upon a liquidation, dissolution or winding-up of the Company and/or upon a return of capital; and

(K)        such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such class or series.

5.2         The Board may at any time before the allotment of any Preferred Share (or class or series thereof) by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such Preferred Shares (or class or series thereof).

5.3         The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1.

6            DEFERRED SHARES

6.1         The holders of the Deferred Shares shall not be entitled to receive notice of, attend, speak or vote at, any general meeting.

6.2         The holders of the Deferred Shares shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this Article) and shall not be entitled to any further or other right of participation in the assets of the Company.

Annex B-6

6.3         On a winding-up of the Company, or other return of capital by the Company (other than on a redemption of any class of shares in the capital of the Company), the holders of the Deferred Shares shall be entitled to participate in such winding-up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid-up or credited as paid-up on the Deferred Shares and shall be paid only after the holders of Ordinary Shares shall have received payment in respect of such amount as is paid-up or credited as paid-up on the Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Ordinary Share.

6.4         The Company as agent for the holders of Deferred Shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person as the Directors determine) to acquire, or to accept the surrender of, the Deferred Shares for no consideration or for valuable consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such Deferred Shares. Any request by the Company to acquire, or for the surrender of, any Deferred Shares may be made by the Directors depositing at the Registered Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of Deferred Shares. A person whose shares have been acquired or surrendered in accordance with this Article shall cease to be a shareholder in respect of such Deferred Shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this Article shall be deemed to be validly issued notwithstanding the provisions of Articles 137 to 143 inclusive. The provisions of Article 4.2 shall apply to any acquisition of Deferred Shares for valuable consideration as if reference therein to an Ordinary Share was to a Deferred Share.

7            SECTION 1021: ALLOTMENT AUTHORITY

The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital as of the date of adoption of these Articles (including any shares acquired or redeemed by the Company pursuant to the provisions of the Act and held as treasury shares), and, unless it is renewed or a longer period of time is allowed under applicable law, this authority shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such authority, make an offer or agreement which would, or might, require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this Article 7 had not expired.

8            SECTION 1023: PRE-EMPTION DISAPPLICATION

The Directors are hereby empowered pursuant to sections 1022 and 1023(3) of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 7 as if section 1022(1) of the Act did not apply to any such allotment, and, unless it is renewed or a longer period of time is allowed under applicable law, this power shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such power, make an offer or agreement which would, or might, require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 8 had not expired.

9            RESIDUAL ALLOTMENT PROVISIONS

9.1         Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, re-classify, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the interests of the Company, but so that no share shall be issued at a discount save in accordance with the Act, and so that the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon. To the extent permitted by the Act, shares may also be allotted by a committee of the Directors or by any other person where such committee or person is so authorized by the Directors.

Annex B-7

9.2         Subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

9.3         The Company may issue permissible letters of allotment (as defined by section 1019 of the Act).

9.4         Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.5         If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the holder of the share.

10          RIGHTS’ PLAN

10.1       Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights’ plan (a “Rights’ Plan”) upon such terms and conditions as the Directors deem expedient in the interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights’ Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

10.2       The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Ordinary Shares or Preferred Shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights’ Plan.

10.3       For the purposes of effecting an exchange of Rights for Ordinary Shares or Preferred Shares (an “Exchange of Rights”), the Directors may:

(A)        resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any merger reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the Ordinary Shares or Preferred Shares which are to be exchanged for the Rights; and

(B)        apply that sum in paying up in full Ordinary Shares or Preferred Shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange of Rights effected pursuant to the terms of a Rights’ Plan.

10.4       The duties of the Directors to the Company under applicable law, including, but not limited to, the Act and common law, are hereby deemed amended and modified such that the adoption of a Rights’ Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

11          COMMISSIONS AND BROKERAGE

The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the capital of the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to the provisions of the Act and such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

Annex B-8

12          TRUSTS NOT RECOGNISED

Except as otherwise expressly provided by these Articles or as required by law or as ordered by a court of competent jurisdiction, no person shall be recognised by the Company as holding any share on any trust, and the Company shall not be bound by or required to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share or any interest in any fractional part of a share other than an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the shareholders or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

13          FINANCIAL ASSISTANCE

Save as permitted by the Statutes, the Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provisions of security or otherwise, any financial assistance for the purpose of an acquisition made or to be made by any person of any shares in the Company or, where the Company is a subsidiary, in its holding company.

14          REDEMPTION AND REPURCHASE OF OWN SHARES

14.1       Subject to the provisions of the Act and the other provisions of these Articles, and without prejudice to the provisions of Articles 4.3 and 5.3, the Company may:

(A)        pursuant to section 66(4) of the Act, issue any shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholders on such terms and in such manner as may be determined by the Directors;

(B)        redeem shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles;

(C)        cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them;

(D)        subject to or in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares, acquire any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between shareholders, including shareholders of the same class) and may cancel any shares so purchased or hold them as treasury shares and may reissue any such shares as shares of any class or classes or cancel them; or

(E)         convert any of its shares into Redeemable Shares.

14.2       The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Act.

14.3       Unless the Board determines otherwise, the holder of any shares being purchased or redeemed shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him or her the purchase or redemption monies or consideration in respect thereof.

15          VARIATION OF CLASS RIGHTS

15.1       Subject to the provisions of the Act and the other provisions of these Articles and without prejudice to the provisions of Articles 4.3 and 5.3, if at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, whether or not the Company is being wound up, be varied or abrogated:

(A)        with the consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

Annex B-9

(B)        with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class sanctioning the variation, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting, and to every such meeting the provisions of Article 44.5 shall apply.

15.2       Subject to the terms of issue of or rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by:

(A)        the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) therewith;

(B)        the operation of Article 4.2;

(C)        the issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1; or

(D)        the reduction of the capital paid-up on such shares or by the purchase or redemption by the Company of any of its own shares in accordance with the Statutes and these Articles.

16          VARIATION OF COMPANY CAPITAL

16.1       The Company may by Ordinary Resolution vary its company capital as permitted by section 83 of the Act.

17          FRACTIONS

17.1       If, as the result of a consolidation and division or a sub-division of shares, fractions of shares become attributable to shareholders, the Board may on behalf of the shareholders deal with the fractions as it thinks fit, including (without limitation) in either of the ways prescribed in this Article below.

17.2       The Board may sell shares representing the fractions to any person (including, subject to the Statutes, the Company) for the best price reasonably obtainable and distribute the net proceeds of sale (subject to any applicable tax, abandoned property laws and the reasonable expenses of sale) in due proportion amongst the persons to whom such fractions are attributable (except that if the amount due to a person is less than €5.00, or such other sum as the Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Board may authorise a person to execute an instrument of transfer of shares to the purchaser or as the purchaser may direct.

17.3       The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Article 17.2 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

17.4       In relation to such fractions, the Board may issue, subject to the Statutes, to a shareholder credited as fully paid by way of capitalisation the minimum number of shares required to round up his or her holding of shares to a number which, following a consolidation and division or a sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before the consolidation or the sub-division, as the case may be). The amount required to pay up those shares may be capitalised as the Board thinks fit out of amounts standing to the credit of any reserve or fund of the Company (including any share premium account, un-denominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the Board capitalising part of any such reserve or fund will have the same effect as if the capitalisation had been made with the sanction of an Ordinary Resolution of the Company pursuant to Article 130. In relation to the capitalisation, the Board may exercise all the powers conferred on it by Article 130 without the sanction of an Ordinary Resolution of the Company.

18          REDUCTION OF SHARE CAPITAL

18.1       The Company may by Special Resolution reduce its company capital in any way it thinks expedient as permitted by section 84 of the Act and in accordance with sections 84 to 87 of the Act.

Annex B-10

18.2       Unless the Special Resolution provides otherwise, a reserve arising from the reduction of company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act. Nothing in this Article shall, however, prejudice or limit the Company’s ability to perform or engage in any of the actions described in section 83(1) of the Act by way of Ordinary Resolution only.

CERTIFICATED SHARES

19          RIGHT TO CERTIFICATES

19.1       The shares of the Company may be either represented by certificates or, if permissible by applicable Statutes and the conditions of issue of the relevant shares so provide, by uncertificated shares. Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class shall be identical.

19.2       Subject to the Statutes, the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading, and these Articles, every person (except any person in respect of whom the Company is not required by the Statutes to complete and have ready for delivery a share certificate), upon becoming the holder of a certificated share is entitled, without charge, to receive within one month after allotment or within one month of lodgement of a transfer (unless the conditions of issue provide for a longer interval), one certificate for all the certificated shares of a class registered in his or her name or, in the case of certificated shares of more than one class being registered in his or her name, to a separate certificate for each class of shares, unless the terms of issue of the shares provide otherwise.

19.3       Where a shareholder transfers part of his or her shares comprised in a certificate, the old certificate shall be cancelled and he or she shall be entitled, without charge, to one certificate for the balance of the certificated shares retained by him or her.

19.4       If and so long as all the issued shares in the capital of the Company or all the issued shares of a particular class are fully paid-up and rank pari passu for all purposes, then none of those shares shall bear a distinguishing number. In all other cases each share shall bear a distinguishing number.

19.5       In the case of joint holders of shares held in certificated form the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all.

19.6       A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid-up on the shares. It shall be issued under the Seal, which may be affixed to or printed on it, or in such other manner as the Board may approve, having regard to the terms of issue and the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading (including by way of signature or facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature).

20          REPLACEMENT CERTIFICATES

If any certificate is worn-out, defaced, lost or destroyed, the Company may cancel it and issue a replacement certificate subject to such terms as the Board may decide as to evidence and indemnity (with or without security) and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity or such security but otherwise free of charge, and (if the certificate is worn-out or defaced) on delivery up of the old certificate.

LIEN ON SHARES

21          COMPANY’S LIEN ON SHARES NOT FULLY PAID

21.1       The Company shall have a first and paramount lien on each issued share (not being a fully paid share) for all amounts payable to the Company (whether actually or contingently and whether presently payable or not) in respect of such share.

Annex B-11

21.2       The lien applies to all dividends on any such share and to all amounts payable by the Company in respect of such share. It also applies notwithstanding that:

(A)        the Company may have notice of any equitable or other interest of any person in any such share; or

(B)        any such amounts payable may be the joint debts and liabilities of both the holder of the share and one or more other persons.

21.3       The Board may resolve that any share be exempt wholly or in part from this Article.

22          ENFORCEMENT OF LIEN BY SALE

22.1       For the purpose of enforcing the Company’s lien on any shares, the Board may sell them in such manner as it decides if an amount in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days following the giving of a notice to the holder (or any person entitled by transmission to the share) demanding payment of the amount due within such fourteen clear day period and stating that if the notice is not complied with the shares may be sold.

22.2       To give effect to such sale the Board may authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct.

22.3       The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 22.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

22.4       The net proceeds of any sale of shares subject to the Company’s lien under these Articles (after payment of the costs and expenses of sale) shall be applied in or towards satisfaction of the amount then due to the Company in respect of the shares. Any balance shall be paid to the original holder of, or the person entitled (but for such sale) by transmission to, the shares on (in the case of certificated shares) surrender to the Company for cancellation of the certificate for such shares and (in all cases) subject to the Company having a lien on such balance on the same basis as applied to such shares for any amount not presently payable as existed on such shares before the sale.

22.5       Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Share Register as held either jointly or solely by any shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such shareholder by the Company on or in respect of any shares registered as mentioned above or for or on account or in respect of any shareholder and whether in consequence of:

(A)        the death of such shareholder;

(B)        the non-payment of any income tax or other tax by such shareholder;

(C)        the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such shareholder or by or out of her estate; or

(D)        any other act or thing,

in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(1)         the Company shall be fully indemnified by such shareholder or her executor or administrator from all liability;

Annex B-12

(2)         the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in the Share Register as held either jointly or solely by such shareholder for all monies paid or payable by the Company as referred to above in respect of such shares or in respect of any dividends or other monies thereon or for or on account or in respect of such shareholder under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

(3)         the Company may recover as a debt due from such shareholder or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

(4)         the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any shares by any such shareholder or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

22.6       Subject to the rights conferred upon the holders of any class of shares, nothing in Article 22.5 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such shareholder as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS

23          CALLS

23.1       Subject to the terms on which shares are allotted, the Board may make calls on the shareholders (and any persons entitled by transmission) in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the allotment terms. Each such shareholder or other person shall pay to the Company the amount called, subject to receiving at least fourteen (14) clear days’ notice specifying when and where the payment is to be made, as required by such notice.

23.2       A call may be made payable by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part as the Board may decide. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the shares in respect of which the call was made.

23.3       A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

24          LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

25          INTEREST

If the whole of the sum payable in respect of any call is not paid by the day it becomes due and payable, the person from whom it is due shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the unpaid amount from the day it became due and payable until it is paid at the rate fixed by the terms of the allotment of the share or in the notice of the call or, if no rate is fixed, at such rate, not exceeding the appropriate rate (as defined by the Act), as the Board shall determine. The Board may waive payment of such costs, charges, expenses or interest in whole or in part.

Annex B-13

26          DIFFERENTIATION

Subject to the allotment terms, the Board may make arrangements on or before the issue of shares to differentiate between the holders of shares in the amounts and times of payment of calls on their shares.

27          PAYMENT IN ADVANCE OF CALLS

27.1       The Board may, if it thinks fit, receive from any shareholder (or any person entitled by transmission) willing to advance the same or all or any part of the amount uncalled and unpaid on the shares held by him or her (or to which he or she is entitled). The liability of each such shareholder or other person on the shares to which such payment relates shall be reduced by such amount. The Company may pay interest on such amount from the time of receipt until the time when such amount would, but for such advance, have become due and payable at such rate not exceeding the appropriate rate (as defined by the Act) as the Board may decide.

27.2       No sum paid-up on a share in advance of a call shall entitle the holder to any portion of a dividend subsequently declared or paid in respect of any period prior to the date on which such sum would, but for such payment, become due and payable.

28          RESTRICTIONS IF CALLS UNPAID

Unless the Board decides otherwise, no shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or to exercise any right or privilege as a shareholder until he or she has paid all calls due and payable on every share held by him or her, whether alone or jointly with any other person, together with interest and expenses (if any) to the Company.

29          SUMS DUE ON ALLOTMENT TREATED AS CALLS

Any sum payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal value of the share or by way of premium or as an instalment of a call, shall be deemed to be a call. If such sum is not paid, these Articles shall apply as if it had become due and payable by virtue of a call.

FORFEITURE

30          FORFEITURE AFTER NOTICE OF UNPAID CALL

30.1       If a call or an instalment of a call remains unpaid after it has become due and payable, the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses that the Company may have incurred by reason of such non-payment. The notice shall state the place where payment is to be made and that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with, any shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture will include all dividends and other amounts payable in respect of the forfeited shares which have not been paid before the forfeiture.

30.2       The Board may accept the surrender of a share which is liable to be forfeited in accordance with these Articles. All provisions in these Articles which apply to the forfeiture of a share also apply to the surrender of a share.

30.3       The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

30.4       On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the shareholder sued is entered in the Share Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

Annex B-14

31          NOTICE AFTER FORFEITURE

31.1       When a share has been forfeited, the Company shall give notice of the forfeiture to the person who was before forfeiture the holder of the share or the person entitled by transmission to the share. An entry that such notice has been given and of the fact and date of forfeiture shall be made in the Share Register. No forfeiture will be invalidated by any omission to give such notice or make such entry.

31.2       The Board may accept a surrender of any share liable to be forfeited hereunder.

32          CONSEQUENCES OF FORFEITURE

32.1       Subject to the provisions of the Act, a share shall, on its forfeiture, become the property of the Company and all interest in and all claims and demands against the Company in respect of a share and all other rights and liabilities incidental to the share as between its holder and the Company shall, on its forfeiture, be extinguished and terminate except as otherwise stated in these Articles.

32.2       The holder of a share (or the person entitled to it by transmission) which is forfeited or surrendered shall:

(A)        on its forfeiture or surrender cease to be a shareholder (or a person entitled) in respect of it;

(B)        if a certificated share, surrender to the Company for cancellation the certificate for the share;

(C)        remain liable to pay to the Company all monies payable in respect of the share at the time of forfeiture, with interest from such time of forfeiture until the time of payment, in the same manner in all respects as if the share had not been forfeited; and

(D)        remain liable to satisfy all (if any) claims and demands which the Company might have enforced in respect of the share at the time of forfeiture without any deduction or allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal, but his or her liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

32.3       The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share as between the shareholder whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Act given or imposed in the case of past shareholders.

32.4       Notwithstanding any such forfeiture as aforesaid, the Board may, at any time before the forfeited shares have been otherwise disposed of, annul the forfeiture, on the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share, or on the terms of compliance with the terms of any notice served under section 1062 of the Act, as appropriate, and on such further terms (if any) as it shall see fit.

33          DISPOSAL OF FORFEITED SHARE

33.1       Subject to the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board may decide either to the person who was before the forfeiture the holder or to any other person. At any time before the disposal, the forfeiture may be cancelled on such terms as the Board may decide. Where for the purpose of its disposal a forfeited share is to be transferred to any transferee, the Board may authorise a person to execute an instrument of transfer of shares in the name and on behalf of their holder to the purchaser or as the purchaser may direct.

33.2       The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he or she shall be registered as the holder of the share.

33.3       The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 33.1 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

Annex B-15

34          PROOF OF FORFEITURE

A statutory declaration by a Director or the Secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of any necessary instrument of transfer) constitute good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration (if any) given for it on such disposal. His or her title to the share will not be affected by any irregularity in, or invalidity of, the proceedings connected with the forfeiture or disposal.

UNTRACED MEMBERS

35          SALE OF SHARES

35.1       The Company may sell at the best price reasonably obtainable any share of a shareholder, or any share to which a person is entitled by transmission, if:

(A)        during the period of twelve (12) years prior to the date of the publication of the advertisements referred to in this Article 35.1 (or, if published on different dates, the earlier or earliest of them):

(1)      no cheque, warrant or money order in respect of such share sent by or on behalf of the Company to the shareholder or to the person entitled by transmission to the share, at his or her address in the Share Register or other address last known to the Company has been cashed;

(2)      no cash dividend payable on the shares has been satisfied by the transfer of funds to a bank account of the shareholder (or person entitled by transmission to the share); and

(3)      the Company has received no communication (whether in writing or otherwise) in respect of such share from such shareholder or person,

provided that during such twelve (12) year period the Company has paid at least three cash dividends (whether interim or final) in respect of shares of the class in question and no such dividend has been claimed by the person entitled to such share;

(B)        on or after the expiry of such twelve (12) year period the Company has given notice of its intention to sell such share by advertisements in a national newspaper published in the country in which the Registered Office is located and in a newspaper circulating in the area in which the address in the Share Register or other last known address of the shareholder or the person entitled by transmission to the share or the address for the service of notices on such shareholder or person notified to the Company in accordance with these Articles is located;

(C)        such advertisements, if not published on the same day, are published within thirty (30) days of each other; and

(D)        during a further period of three months following the date of publication of such advertisements (or, if published on different dates, the date on which the requirements of this Article 35.1 concerning the publication of newspaper advertisements are met) and prior to the sale the Company has not received any communication (whether in writing or otherwise) in respect of such share from the shareholder or person entitled by transmission.

35.2       To give effect to a sale pursuant to Article 35.1, the Board may authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct.

35.3       The transferee will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 35.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

Annex B-16

36          APPLICATION OF SALE PROCEEDS

The Company shall account to the shareholder or other person entitled to such share for the net proceeds of such sale by carrying all monies in respect of the sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such shareholder or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest shall be payable to such shareholder or other person in respect of such monies and the Company shall not be required to account for any money earned on them.

37          APPLICABLE ESCHEATMENT LAWS

37.1       To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any shareholder and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

37.2       The Company may only exercise the powers granted to it in Article 37.1 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant shareholder.

37.3       Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to Article 35.1 may be executed in accordance with Article 38.2.

TRANSFER OF SHARES

38          FORM OF TRANSFER

38.1       Subject to these Articles, a shareholder may transfer all or any of his or her shares by an instrument of transfer in writing in any usual form or in another form approved by the Board, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

38.2       The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary or any person that the Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary or the relevant nominee of the Secretary shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the shareholders in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or the relevant nominee of the Secretary as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered on the Share Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

38.3       The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (a) seek reimbursement of the stamp duty from the transferee, (b) set-off the stamp duty against any dividends payable to the transferee of those shares and (c) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

Annex B-17

38.4       The transferor shall remain the holder of the share transferred until the name of the transferee is entered in the Share Register in respect of it.

38.5       The Board may at any time after the allotment of any share but before any person has been entered in the Share Register as the holder thereof recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board may think fit to impose.

38.6       Notwithstanding the provisions of these Articles and subject to any provision of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with the Act or any regulations made thereunder.

38.7       Subject to the Statutes and other applicable law, the Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

38.8       Subject to such of the restrictions of these Articles and to such of the conditions of issue of share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common for or any other form which the Directors may approve.

39          REGISTRATION OF A CERTIFICATED SHARE TRANSFER

39.1       The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(A)        any transfer of a share which is not fully paid; or

(B)        any transfer to or by a minor or person of unsound mind.

39.2       Subject to these Articles, the Board may, in its absolute discretion, refuse to register the transfer of a share or the renunciation of a permissible letter of allotment unless:

(A)        it is in respect of a share on which the Company has no lien;

(B)        it is in respect of only one class of shares;

(C)        it is in favour of a single transferee or renouncee or not more than four joint transferees or renouncees;

(D)        it is duly stamped, if required; and

(E)         it is delivered for registration to the Registered Office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer of a share, for which a certificate has not been issued, by a person in respect of whom the Company is not required by the Act to complete and have ready for delivery a share certificate, and except in the case of a renunciation) and any other evidence as the Board may reasonably require to prove the title to such share of the transferor or person renouncing and the due execution by him or her of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of such person to do so.

39.3       If the Board refuses to register a transfer or renunciation pursuant to this Article, it shall, within two months after the date on which the transfer or renunciation was delivered to the Company, send notice of the refusal to the transferee or renounce together with their reasons for the refusal. An instrument of transfer or renunciation which the Board refuses to register shall (except in the case of suspected fraud) be returned to the person delivering it. All instruments of transfer which are registered may, subject to these Articles, be retained by the Company.

39.4       The instrument of transfer of a share shall be signed by or on behalf of the transferor.

39.5       In the case of a partly paid-up share, the instrument of transfer must also be signed by or on behalf of the transferee.

Annex B-18

39.6       All instruments of transfer which shall be registered shall (except in case of fraud) remain the property of the Company and be retained by the Company, but any instrument of transfer which the Board may refuse to register shall (except in case of fraud) be returned to the party presenting the same.

40          CLOSING OF REGISTER OF MEMBERS

Subject to the provisions of the Act, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods, not exceeding thirty (30) days in any year, as the Board may decide.

TRANSMISSION OF SHARES

41          ON DEATH

If a shareholder dies, the survivors or survivor where he or she was a joint holder, or his or her personal representatives where he or she was the sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased holder from any liability in respect of a share which has been held by him or her solely or jointly.

42          ELECTION OF PERSON ENTITLED BY TRANSMISSION

42.1       A person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder, or of any other event giving rise to a transmission of such entitlement by operation of law, may, on such evidence as to his or her title being produced as the Board may require, elect either to become registered as the holder of such share or to have some person nominated by him or her so registered. If he or she elects to be registered himself or herself, he or she shall give notice to the Company to that effect. If he or she elects to have some other person registered, he or she shall execute an instrument of transfer of such share to such person.

42.2       All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer or instructions (as the case may be) referred to in Article 42.1 as if the notice were an instrument of transfer and as if the instrument of transfer was executed, or the instructions were given, by the shareholder and the event giving rise to the transmission had not occurred.

42.3       The Board may give notice requiring a person to make the election referred to in Article 42.1. If such notice is not complied with within sixty (60) days, the Board may withhold payment of all dividends and other amounts payable in respect of the share until notice of election has been made.

43          RIGHTS ON TRANSMISSION

A person becoming entitled by transmission to a share shall have the rights to which he or she would be entitled if he or she were the holder of the share, except that he or she shall not, before being registered as its holder, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares.

GENERAL MEETINGS

44          ANNUAL AND OTHER GENERAL MEETINGS

44.1       The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen (15) months shall elapse between the date of one annual general meeting of the Company and that of the next. This Article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

44.2       Subject to the Act, all general meetings of the Company shall be held at such time and places, including electronic platforms as the Board shall determine and may be held outside Ireland.

44.3       All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Act. A general meeting may be held in two or more venues (whether inside or outside of Ireland) at the same time

Annex B-19

using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting. The Board shall specify in the notice calling the general meeting whether the meeting will be physical and/or electronic. Such notice shall also specify the time, date and place and/or electronic platform(s) of the general meeting.

44.4       The Board may, whenever it thinks fit, and shall, on the requisition in writing of shareholders holding such number of shares as is prescribed by, and made in accordance with section 178 of the Act, convene a general meeting in the manner required by the Act.

44.5       All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(A)        the necessary quorum at any such meeting (or adjournment thereof) shall be shareholders of that class who together represent at least the majority of the voting rights of all the shareholders of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

(B)        each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him or her.

45          ELECTRONIC GENERAL MEETINGS

45.1       Subject always to all general meetings being called and convened in accordance with the provisions of the Act, the Directors may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may attend and participate in the business of the general meeting.

45.2       If it appears to the chairman of the general meeting that the electronic platform(s), facilities or security at the electronic general meeting have become inadequate for the purposes referred to in Article 45.1 then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid and the provisions of Article 53, 54 and 55 shall apply to that adjournment.

45.3       In relation to an electronic general meeting, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

45.4       Nothing in these Articles prevents a general meeting being held both physically and electronically.

46          NOTICE OF A GENERAL MEETING

46.1       A general meeting that is an annual general meeting shall be convened by not less than twenty-one (21) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

46.2       Subject to the provisions of the Act and these Articles, all extraordinary general meetings shall be convened by not less than fourteen (14) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

46.3       Subject to the provisions of the Act and notwithstanding that it is convened by shorter notice than that specified in Articles 46.1 and 46.2, a general meeting shall be deemed to have been duly convened if it is so agreed by:

(A)        all the shareholders entitled to attend and vote at the meeting; and

(B)        the Auditors.

Annex B-20

46.4       Subject to the provisions of the Act, a notice convening a general meeting shall specify:

(A)        whether the meeting is an annual general meeting or an extraordinary general meeting;

(B)        the place, the day and the time of the meeting;

(C)        the general nature of that business to be transacted at the meeting;

(D)        if the meeting is convened to consider a proposed Special Resolution, the text or substance of that proposed Special Resolution; and

(E)         with reasonable prominence, that (i) a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her (ii) a proxy need not also be a shareholder; and (iii) the time by which the proxy must be received at the Registered Office (or some other place in Ireland as is specified for that purpose).

46.5       Subject to the provisions of the Act, notice of every general meeting shall be given in any manner permitted by these Articles to:

(A)        every shareholder;

(B)        the personal representative of a deceased shareholder;

(C)        the assignee in bankruptcy of a bankrupt shareholder (being a bankrupt shareholder who is entitled to vote at the meeting);

(D)        the Directors and Secretary of the Company; and

(E)         the Auditors.

46.6       The notice of every general meeting may specify a time by which a person must be entered on the Share Register in order for such person to have the right to attend or vote at the meeting.

46.7       The Board may determine that the shareholders entitled to receive notice of a meeting are those persons entered on the Share Register at the close of business on a day determined by the Board.

46.8       The accidental omission to send or give notice of a meeting to or, in cases where it is intended that it be sent out or given with the notice, an instrument of proxy or any other document to, or the non-receipt of any such item by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

46.9       Subject to the Act, the Directors may postpone a general meeting of the shareholders (other than a meeting requisitioned by a shareholder in accordance with section 178(3) of the Act or where the postponement of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such postponement shall be served in accordance with Article 46 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Article 46.

46.10     Subject to the Act, the Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 178(3) of the Act or where the cancellation of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such cancellation shall be served in accordance with Article 44 upon all members entitled to notice of the meeting so cancelled.

47          QUORUM FOR A GENERAL MEETING

47.1       No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Save as otherwise provided by these Articles, a quorum will comprise qualifying persons who together are entitled to cast at least the majority of the voting rights of all the shareholders entitled to vote at the relevant meeting, on a poll. For the purposes of this Article a proxy, attorney or other representative of a shareholder will be considered to be entitled to cast only the voting rights to which his or her appointment relates and not any other voting rights held by the shareholder he or she represents.

Annex B-21

47.2       For the purposes of this Article, a “qualifying person” means (i) an individual who is a shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to attend, speak or vote, whether in person or by proxy, at any general meeting of the Company) or his or her validly appointed attorney, (ii) a person authorised under section 185 of the Act to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a shareholder in relation to the meeting. The Board is entitled, acting in good faith and without further enquiry, to assume the validity of any votes cast in person or by proxy.

47.3       The absence of a quorum will not prevent the appointment of a chairperson of the meeting. Such appointment shall not be treated as being part of the business of the meeting.

48          PROCEDURE IF QUORUM NOT PRESENT

48.1       If within fifteen (15) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may decide to wait) after the time appointed for the holding of the meeting a quorum is not present, the meeting:

(A)        if convened on the requisition of shareholders, shall be dissolved; and

(B)        in any other case, shall stand adjourned to the same day in the next week or to such other day and at such other time and place as the chairperson (or, in default, the Board) may, subject to the provisions of the Act, determine.

48.2       If at such adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding it the adjourned meeting shall be dissolved.

49          CHAIRPERSON OF GENERAL MEETING

The chairperson (if any) of the Board or, in his or her absence, the vice or deputy chairperson (if any) shall preside as chairperson at a general meeting. If there is no chairperson or vice or deputy chairperson, or if at a meeting neither is present within five minutes after the time fixed for the start of the meeting, or neither is willing to act, the Directors present shall select one of their number to be chairperson of the meeting. If only one Director is present and willing to act, he or she shall be chairperson of the meeting. In default, the shareholders present in person and entitled to vote shall choose one of their number to be chairperson of the meeting.

50          RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS

A Director (and any other person invited by the chairperson of the meeting to do so) shall be entitled to attend and speak at a general meeting and at a separate meeting of the holders of any class of shares, whether or not he or she is a shareholder.

51          ACCOMMODATION OF MEMBERS AT MEETING

If it appears to the chairperson of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairperson is satisfied that adequate facilities are available to ensure that a shareholder who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(A)        to participate in the business for which the meeting has been convened;

(B)        to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(C)        to be heard and seen by all other persons present in the same way.

Annex B-22

52          SECURITY

In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

53          POWER TO ADJOURN

53.1       The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting, from time to time (or indefinitely) and from place to place as the chairperson shall determine.

53.2       Without prejudice to any other power of adjournment which the chairperson of the meeting may have under these Articles, at common law or otherwise, the chairperson may, without the consent of the meeting, adjourn the meeting from time to time (or indefinitely) and from place to place if he or she decides that it is necessary or appropriate to do so in order to:

(A)        secure the proper and orderly conduct of the meeting; or

(B)        give all persons entitled to do so an opportunity of attending the meeting; or

(C)        give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(D)        ensure that the business of the meeting is properly concluded or disposed of, including (without limitation) for the purpose of determining the result of a poll.

53.3       Without prejudice to the generality of the foregoing, the chairperson of the meeting may in such circumstances direct that the meeting be held simultaneously in two or more venues connected for the duration of the meeting by audio or audio visual links or in two or more consecutive sessions with the votes taken being aggregated or that it be adjourned to a later time on the same day or a later date at the same or any other venue.

54          NOTICE OF ADJOURNED MEETING

Whenever a meeting is adjourned for fourteen (14) days or more or indefinitely, at least seven clear days’ notice, specifying the place, the day and time of the adjourned meeting and the general nature of the business to be transacted, shall be given in the same manner as in the case of an original meeting. Except in these circumstances, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting.

55          BUSINESS OF ADJOURNED MEETING

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.

56          THE BUSINESS OF A GENERAL MEETING

56.1       Subject to the provisions of the Act and these Articles, the business of the annual general meeting shall include those matters provided for in section 186 of the Act.

56.2       No business may be transacted at a general meeting, other than business that:

(A)        is proposed by, or at the direction of, the Directors;

(B)        is proposed, in the case of an extraordinary general meeting called on requisition in writing of shareholders in accordance with section 178 of the Act, in accordance with the provisions of the Act;

(C)        is proposed, in the case of an annual general meeting, by shareholders holding not less than 10% of the paid-up share capital of the Company carrying voting rights in accordance with the provisions of Articles 57 and 58;

Annex B-23

(D)        is proposed, at the direction of the High Court of Ireland; or

(E)         the chairperson of the general meeting determines, in his sole and absolute discretion, is business that may properly be regarded as within the scope of the meeting.

57          PROPOSED SHAREHOLDER RESOLUTIONS

57.1       Any request by a shareholder or shareholders to propose a resolution at an annual general meeting of the Company must, in order for the resolution to be properly moved at such meeting (i) comply with the requirements of the Act and the requirements of this Article 57 and Article 58 and (ii) contain:

(A)        to the extent that the request relates to the nomination of a Director, as to each person whom the shareholder(s) propose(s) to nominate for election or re-election as a Director:

(1)      all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and

(2)      a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person (as defined below) of such shareholder(s), on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the shareholder(s) making the nomination and any Shareholder Associated Person of such shareholder(s) were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;

(B)        to the extent that that request relates to any business other than the nomination of a Director that the shareholder(s) propose(s) to bring before the meeting, a comprehensive description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and any material interest in such business of such shareholder(s) and any Shareholder Associated Person of such shareholder(s), individually or in the aggregate, including any anticipated benefit to the shareholder(s) or any Shareholder Associated Person of such shareholder(s) therefrom;

(C)        as to the shareholder(s) giving the notice and each Shareholder Associated Person of such shareholder(s), if any:

(1)      the name and address of such shareholder(s), as they appear on the Company’s books, and of such Shareholder Associated Person(s), if any;

(2)      the class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder(s) and such Shareholder Associated Person(s), if any;

(3)      any “Derivative Instrument” owned beneficially, directly or indirectly, by such shareholder(s) and such Shareholder Associated Person(s), if any, being any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or

Annex B-24

series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether such shareholder(s) and such Shareholder Associated Person(s), if any, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

(4)      any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Person(s), if any, have the right to vote any class or series of shares of the Company;

(5)      any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Person(s), if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Person(s), if any, with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(6)      any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Person(s), if any, that are separated or separable from the underlying shares of the Company;

(7)      any significant equity interests or any Derivative Instruments or Short Interests in any competitor of the Company held by such shareholder(s) and such Shareholder Associated Person(s), if any;

(8)      any other information relating to such shareholder(s) or such Shareholder Associated Person(s), if any, or any other beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(9)      to the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Person(s), if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request, and

(D)        the information required in Article 57.1(C) above shall be updated by such shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

57.2       To be eligible to be a nominee of any shareholder(s) for election or re-election as a Director of the Company, save where such election or re-election is at the recommendation of the Board, a person must deliver (in accordance, in the case of a resolution proposed to be moved at an annual general meeting of the Company, within the time periods prescribed in Article 58.1 for delivery of a request pursuant to Article 57.1) to the Secretary at the Registered Office, a written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as

Annex B-25

a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a Director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

57.3       Except as otherwise provided by law or the Articles, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was proposed in accordance with the procedures set out in this Article 57 and, in the case of an annual general meeting, in Article 58 and, if any proposed nomination or other business is not in compliance with this Article 57 and, in the case of an annual general meeting, Article 58, to declare that such defective proposal or nomination shall be disregarded.

57.4       For the purposes of this Article 57, where nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) are made by or on behalf of more than one shareholder, references to a shareholder or Shareholder Associated Person in relation to notice and other information requirements shall apply to each shareholder or Shareholder Associated Person, respectively, as the context requires.

57.5       If the requesting shareholder(s) does/do not appear at the meeting to present the nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

57.6       For the purpose of this Article 57, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Company owned of record or beneficially by such shareholder or in which such shareholder is interested or in respect of which such shareholder has the ability to direct votes, and (iii) any person controlling, controlled by or under common control with a person of the kind referred to in sub-paragraphs (i) or (ii), and for these purposes “control”, when used with respect to any person, means the possession, directly or indirectly, of the power to manage or direct the management, policies or activities of such person, whether through the ownership of voting securities, by contract, or otherwise and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

58          TIME FOR RECEIVING REQUESTS

58.1       In the case of a resolution proposed to be moved at an annual general meeting of the Company, a shareholder or shareholders who make(s) a request to which Article 57.1 relates, must deliver any such request in writing to the Secretary at the Registered Office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of an annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company provided that in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Article.

Annex B-26

58.2       Notwithstanding anything in the foregoing provisions of this Article to the contrary, if the number of Directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a shareholder’s notice required by this Article 58 shall also be considered as validly delivered in accordance with this Article 59, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Registered Office not later than 5.00 p.m., Irish time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

58.3       For purposes of this Article, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act.

58.4       Notwithstanding the provisions of Article 57 or the foregoing provisions of this Article 58, a shareholder shall also comply with all applicable requirements of the Act and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 59 and this Article 58. Nothing in Article 57 or this Article 58 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or the Act.

VOTING

59          VOTING AT A GENERAL MEETING

A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by Ordinary Resolution of the shareholders passed unanimously by those present at a general meeting of the Company.

60          POLL PROCEDURE

60.1       Each poll shall be conducted in such a manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution in relation to the matter concerned, of the meeting at which the poll was taken.

60.2       In advance of any meeting, the chairperson shall appoint scrutineers or inspectors who need not be shareholders, to act at the meeting. The chairperson may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer is willing or able to act at a meeting, the chairperson shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

60.3       Each scrutineer or inspector appointed in accordance with this Article 60 shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the Board, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

60.4       Any poll conducted on the election of the chairperson or on any question of adjournment shall be taken at the meeting and without adjournment. A poll conducted on another question shall be taken at such time and place at the chairperson decides, either at once or after an interval or adjournment.

60.5       The date and time of the opening and the closing of a poll for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the scrutineers or inspectors after the closing of the poll unless a court with relevant jurisdiction upon application by a shareholder shall determine otherwise.

60.6       A shareholder entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

Annex B-27

61          VOTES OF MEMBERS

61.1       Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder.

61.2       In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

61.3       A shareholder in respect of whom an order has been made by any court or official having jurisdiction (whether in Ireland, the United States or elsewhere) in matters concerning mental disorder or incapacity may vote by his or her guardian or other person duly authorised to act on his or her behalf, who may vote by proxy.

61.4       Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be deposited at the Registered Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, at a time not greater than forty-eight (48) hours (or such shorter period as the Board may, at its absolute discretion, determine) before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised, and in default the right to vote shall not be exercisable.

61.5       No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

62          CHAIRPERSON’S CASTING VOTE

In the case of an equality of votes, the chairperson of the meeting shall be entitled to a further or casting vote in addition to any other vote he or she may have or be entitled to exercise.

63          VOTING RESTRICTIONS ON AN OUTSTANDING CALL

Unless the Board decides otherwise, no shareholder shall be entitled to be present or vote at any meeting either personally or by proxy until he or she has paid all calls due and payable on every share held by him or her whether alone or jointly with any other person together with interest and expenses (if any) to the Company.

64          PROXY INSTRUMENT

64.1       Every shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any usual form or in any other form or manner of communication (including communication by electronic means) which the Board may approve, subject to compliance with any requirements as to form under the Act, and in the case of an instrument in writing, shall be executed by or on behalf of the appointor but need not be witnessed. In the case of an instrument in writing, a corporation may execute a form of proxy either under its common seal (or in any other manner permitted by law and having the same effect as if executed under seal) or under the hand of a duly authorised officer, attorney or other person. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. A proxy need not be a shareholder. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it. A form of proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting to which it relates.

64.2       Subject to the Act, the appointment of a proxy relating to shares in the capital of the Company registered in the name of a Depository or its nominee may be in any form and communicated in any manner which the Board may approve (including by electronic means), including, but not limited to, a voter instruction form, provided by the Company to third parties on behalf of the Depository.

Annex B-28

64.3       The appointment of a proxy and any authority under which it is executed or a copy of the authority certified notarially or in some other way approved by the Board shall:

(A)        in the case of an instrument in writing be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting, at a time not greater than forty-eight (48) hours (or such shorter period as the Board may, at its absolute discretion, determine) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(B)        in the case of an appointment contained in a communication by electronic means, where an address has been specified for the purpose of receiving communications by electronic means:

(1)      in the notice convening the meeting; or

(2)      in any instrument of proxy sent out by the Company in relation to the meeting; or

(3)      in any invitation contained in an communication by electronic means to appoint a proxy issued by the Company in relation to the meeting,

be received at such address at a time not greater than forty-eight (48) hours (or such shorter period as the Board may, at its absolute discretion, determine) before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(C)        be deemed to include the right to speak at the meeting and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit; and

(D)        unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates,

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid (unless, subject to the requirements of the Act, the Board, in its absolute discretion in relation to any such appointment, waives any such requirement and decides to treat such appointment as valid).

64.4       When two or more valid but differing appointments of proxy are delivered or received in respect of the same share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

64.5       The Board may at the expense of the Company send forms of appointment of proxy to the shareholders by post, by communication by electronic means or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person and worded so as to enable the proxy to vote either for or against or to withhold their vote in respect of the resolutions to be proposed at the meeting at which the proxy is to be used. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the shareholders entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any shareholder entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

64.6       A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Registered Office, or at such other place as is referred to in Article 64.3, at a time not greater than forty-eight (48) hours (or such shorter period as the Board may, at its absolute discretion, determine) before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

Annex B-29

65          CORPORATE REPRESENTATIVES

In accordance with the Act, any corporation which is a shareholder entitled to attend a meeting of the Company or a meeting of the holders of any class of its shares may, by resolution of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any such meeting of the Company or at any such meeting of the holders of any class of its shares. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual shareholder. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. All references in these Articles to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some other person authorised for the purpose by the Secretary may (but is not bound to) require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to such person before permitting him or her to exercise his or her powers.

66          AMENDMENT TO RESOLUTIONS

66.1       If an amendment shall be proposed to any resolution but shall in good faith be ruled out of order by the chairperson of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution.

66.2       In the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than an amendment to correct a patent error) may be considered or voted on and in the case of a resolution duly proposed as an Ordinary Resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty eight (48) hours prior to the time appointed for holding the meeting or adjourned meeting at which such Ordinary Resolution is to be proposed notice in writing of the terms of the amendment and intention to move it has been lodged at the Registered Office or the chairperson of the meeting in his or her absolute discretion decides that it may be considered or voted on.

67          OBJECTION TO ERROR IN VOTING

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any such objection or error shall be referred to the chairperson of the meeting, who shall not be obliged to take it into account unless he or she considers it to be of sufficient magnitude to affect the decision of the meeting. The chairperson’s decision on such matters shall be final and binding on all concerned.

FAILURE TO DISCLOSE INTERESTS IN SHARES

68          FAILURE TO DISCLOSE INTERESTS IN SHARES

68.1       For the purpose of this Article:

(A)        “Exempt Transfer” means, in relation to shares held by a shareholder:

(1)      a transfer pursuant to acceptance of a takeover (as defined in the Irish Takeover Panel Act, 1997) for the Company or in relation to any of its shares;

(2)      a transfer in consequence of a sale made through a market recognised for the purpose of section 1072 of the Act or any stock exchange selected by the Company outside Ireland on which the Company’s shares (or rights in respect of those shares) are normally traded; or

(3)      a transfer made in consequence of a sale in good faith of the whole of the beneficial interest in the shares to a bona fide unconnected third party, that is to say one who, in the reasonable opinion of the Board, is unconnected with the shareholder or with any other person appearing to be interested in such shares prior to such transfer (being a party which itself is not the holder of any shares in the Company in respect of which a Direction Notice is then in force or a person appearing to be interested in any such shares) and/or the Board does not have reasonable grounds to believe that the transferor or any other person appearing to be interested in such first mentioned shares will following such transfer have any interest in such shares;

Annex B-30

(B)        a person shall be treated as appearing to be “interested” in any shares if the shareholder holding such shares has given to the Company information in response to a notice from the Company pursuant to section 1062 of the Act (a “Section 1062 Notice”) which names such person as being so interested or if the Company (after taking into account information provided in response to the relevant Section 1062 Notice and any other notification under the Act or any relevant information otherwise available to the Company) knows or has reasonable cause to believe that the person in question is, or may be, interested in the shares, and references in this Article to persons interested in shares and to “interests in shares” shall be construed in accordance with section 1059 of the Act;

(C)        a person, other than the shareholder holding a share, shall be treated as appearing to be interested in such share if the shareholder has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the shareholder or, pursuant to a duly served Section 1062 Notice from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(D)        reference to a person having failed to give to the Company information required by a Section 1062 Notice, or being in default of supplying such information, includes references to his or her having:

(1)      failed or refused to give all or any part of such information; and

(2)      given information which he or she knows to be false in a material particular or recklessly given information which is false in a material particular; and

(E)         “transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

68.2       Where a Section 1062 Notice is given by the Company to a shareholder, or another person appearing to be interested in shares held by such shareholder, and the shareholder or other person has failed in relation to any shares (“Default Shares”) (which expression applies also to any shares issued after the date of the Section 1062 Notice in respect of those shares and to any other shares registered in the name of such shareholder at any time whilst the default subsists) to give the Company the information required within the time period specified in such notice, then provided that ten (10) clear days have elapsed since service of the Section 1062 Notice, the Board may at any time thereafter at its absolute discretion by notice to such shareholder (a “Direction Notice”) direct that:

(A)        the shareholder which is the subject of a Direction Notice is not, in respect of the Default Shares entitled to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll, or to exercise other rights conferred by membership in relation to the meeting or poll.

(B)        in respect of the Default Shares that represent, at the date of the Direction Notice, 0.25% or more in nominal value of the issued shares of their class:

(1)      any dividend (or any part of a dividend) or any monies which would otherwise be payable in respect of the Default Shares (except on a winding-up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(2)      the shareholder shall not be entitled to elect, pursuant to Article 128 (scrip dividends) or otherwise, to receive shares instead of a dividend; and

(3)      the Board may, in its absolute discretion, refuse to register the transfer of any Default Shares unless:

(i)          the transfer is an Exempt Transfer; or

(ii)         the shareholder is not himself or herself in default in supplying the information required and proves to the satisfaction of the Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer, and

(iii)        the shareholder which is the subject of a Direction Notice is in breach of these Articles.

Annex B-31

68.3       The Company shall send a copy of the Direction Notice to each other person appearing to be interested in the relevant Default Shares the address of whom has been notified to the Company, but failure or omission by the Company to do so shall not invalidate such notice.

68.4       Where any person appearing to be interested in any shares has been served with a Section 1062 Notice and such shares are held by a Depositary, the provisions of this Article shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary and references to Default Shares shall be construed accordingly.

68.5       Where a person who has an interest in Depositary Interests receives a Section 1062 Notice, that person is considered for the purposes of this Article to have an interest in the number of shares represented by those Depositary Interests which is specified in the Section 1062 Notice and not in the remainder of the shares held by the Depositary or in which the Depositary is otherwise interested.

68.6       Where the shareholder on whom a Section 1062 Notice has been served is a Depositary, the obligations of the Depositary acting in its capacity as such shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary in accordance with the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

68.7       The sanctions under Article 68.2 shall cease to apply seven days after the earlier of:

(A)        receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(B)        receipt by the Company, in a form satisfactory to the Board, of all the information required by the Section 1062 Notice.

68.8       None of the provisions contained in this Article shall in any way limit or restrict the rights of the Company under sections 1062 and 1066 of the Act or any order made by the court under section 1066 or elsewhere under Part 17 Chapter 4 of the Act nor shall any sanction imposed by the Board pursuant to this Article cease to have effect, otherwise than as provided in this Article, unless it is so ordered by the court.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

69          NUMBER OF DIRECTORS

The number of Directors shall be not more than thirteen (13) and not less than two (2), with the exact number of directors, from time to time, to be determined solely by resolution of the Board.

70          STRUCTURE OF THE BOARD

70.1       The Directors shall be divided into three classes, designated Class I, Class II and Class III.

(A)        The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2024 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2025 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2026 annual general meeting.

(B)        At each annual general meeting of the Company beginning with the Company’s 2024 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless reelected, and successors to that class of directors shall be elected for a three-year term.

(C)        The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

(D)        Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

Annex B-32

(E)         If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

(F)         A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor is elected or appointed by the Board pursuant to Article 72, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles and the Act.

(G)        Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by, or in accordance with, these Articles as the maximum number of Directors.

70.2       Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

71          ANNUAL RE-ELECTION OF DIRECTORS

71.1       The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting, commencing with the annual general meeting of the Company in 2024.

71.2       The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 57 and 58 as to his or her eligibility for that purpose have been complied with.

71.3       Each Director shall be elected by an Ordinary Resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors. For the purposes of this Article, “elected by a plurality” means the election of those Director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

71.4       A resolution for the appointment of two or more persons as Directors by a single resolution at a general meeting shall be void unless an Ordinary Resolution that the resolution for appointment be proposed in such way has first been agreed to by the meeting without any vote being given against it.

71.5       Notwithstanding that a Director might not be re-elected at an annual general meeting, such Director shall nevertheless hold office until his or her successor is elected or is appointed by the Board pursuant to Article 76, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles or the Act.

71.6       A Director whose term expires at an annual general meeting may, if willing to act, be re-appointed.

Annex B-33

72          BOARD POWER TO APPOINT DIRECTORS

Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board or as a successor to a Director who is not re-elected at an annual general meeting and whose successor is not elected at such annual general meeting, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

73          APPOINTMENT OF EXECUTIVE DIRECTORS

Subject to the Act, the Board may appoint one or more of its members to an executive office or other position of employment with the Company for such term (subject to the Act) and on any other conditions the Board thinks fit. The Board may revoke, terminate or vary the terms of any such appointment, without prejudice to a claim for damages for breach of contract between the Director and the Company.

74          APPOINTMENT OF OTHER OFFICERS

The Board may appoint such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, chief financial officer, president, vice president, vice chairperson, Secretary, assistant secretary, treasurer, controller and assistant treasurer. The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed from that office at any time at the pleasure of the Board.

75          ELIGIBILITY OF NEW DIRECTORS

Subject to the Act, no person shall be eligible for nomination for election or re-election as Director at any annual general meeting unless:

(A)        he or she is recommended by the Board for appointment or, in the case of a Director retiring, re-appointment; or

(B)        in any other case, the requirements of Article 57 and Article 58 in respect of nominations of Directors are satisfied.

76          VACATION OF DIRECTOR’S OFFICE

76.1       Without prejudice to the provisions in these Articles for retirement, the office of a Director shall be vacated if:

(A)        he or she resigns by notice in writing delivered to the Secretary at the Registered Office or tendered at a Board meeting;

(B)        he or she only held office as a Director for a fixed term and such term expires;

(C)        he or she ceases to be a Director by virtue of any provision of the Statutes, is removed from office pursuant to these Articles or the Statutes or becomes prohibited by law from being a Director;

(D)        he or she becomes bankrupt, has an interim receiving order made against him or her, makes any arrangement or compounds with his or her creditors generally or applies to the court for an interim order in connection with a voluntary arrangement under any legislation relating to insolvency;

(E)         an order is made by any court of competent jurisdiction on the ground (however formulated) of mental disorder for his or her detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his or her property or affairs or he or she is admitted to hospital in pursuance of an application for admission for treatment under any legislation relating to mental health and the Board resolves that his or her office be vacated;

(F)         he or she is absent, without permission of the Board, from Board meetings for six consecutive months and the Board resolves that his or her office be vacated;

Annex B-34

(G)        he or she, being a Class I or a Class II Director, is removed from office by notice in writing addressed to him or her at his or her address as shown in the Company’s register of directors and signed by not less than three-quarters of all the Directors in number (rounded down to the nearest whole number and excluding the Director in question) (without prejudice to any claim for damages which he or she may have for breach of contract against the Company); or

(H)        in the case of a Director who holds executive office, his or her appointment to such office is terminated or expires and the Board resolves that his or her office be vacated.

76.2       A resolution of the Board declaring a Director to have vacated office pursuant to this Article shall be conclusive as to the fact and grounds of vacation stated in the resolution.

BOARD POWERS

77          BOARD POWERS

77.1       Subject to the Statutes, the Company’s memorandum of association and these Articles and to any directions given by Special Resolution of the Company, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company whether relating to the management of the business or not. No alteration of the memorandum of association or of these Articles nor any such direction shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. The provisions in these Articles giving specific powers to the Board shall not limit the general powers given by this Article.

77.2       The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

78          DIRECTORS BELOW THE MINIMUM NUMBER

If the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. If there are no Director or Directors able or willing to act, any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he or she is re-elected during such meeting.

79          DELEGATION TO EXECUTIVE DIRECTORS

The Board may delegate to a Director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it shall think fit. The Board may grant to a Director the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the Director. The Board may at any time revoke the delegation or alter its terms and conditions.

80          DELEGATION TO COMMITTEES

80.1       The Board may delegate any of its powers, authorities and discretions (including, without limitation, those relating to the payment of monies or other remuneration to, and the conferring of benefits on, a Director) for such time and on such terms and conditions as it shall think fit to a committee consisting of one or more Directors and/or (if thought fit) one or more other persons. The Board may grant to the committee the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the committee. The Board may at any time revoke the delegation or alter its terms and conditions or discharge the committee in whole or in part. Where a provision of the Articles refers

Annex B-35

to the exercise of a power, authority or discretion by the Board and that power, authority or discretion has been delegated by the Board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

80.2       The Board’s power under these Articles to delegate to a committee:

(A)        includes (without limitation) the power to delegate the determination of any fee, remuneration or other benefit to be paid or provided to any Director; and

(B)        is not limited by the fact that in some Articles but not others express reference is made to particular powers being exercised by the Board or by a committee.

80.3       In addition to the Board’s power to delegate to committees pursuant to this Article 80, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of associated companies as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

81          LOCAL MANAGEMENT

The Board may establish local or divisional boards, agencies or branch offices for managing the affairs of the Company in a specified locality, either in Ireland or elsewhere, and may appoint persons to be members of a local or divisional board, agency or branch office and may fix their remuneration. The Board may delegate to a local or divisional board, agency or branch office any of its powers, authorities and discretions for such time and on such terms and conditions as it thinks fit. The Board may grant to such local or divisional board, agency or branch office the power to sub-delegate, may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the local or divisional board, agency or branch office and may authorise the members of a local or divisional board, agency or branch (or any of them) to fill a vacancy or to act despite a vacancy. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation. Subject to the terms and conditions imposed by the Board, the proceedings of a local or divisional board, agency or branch office with two or more members are governed by those Articles that regulate the proceedings of the Board, so far as applicable.

82          DELEGATION TO AGENTS

The Board may, by power of attorney or otherwise, appoint a person (including officers and employees) to be the agent of the Company and may delegate to such person any of its powers, authorities and discretions for such purposes, for such time and on such terms and conditions (including as to remuneration) as it thinks fit. The Board may grant the power to sub-delegate and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the agent. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation.

83          EXERCISE OF VOTING POWER

The Board may exercise or cause to be exercised the voting power conferred by shares in any other body corporate held or owned by the Company, or any power of appointment to be exercised by the Company, in any manner it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).

84          PROVISION FOR EMPLOYEES

The Board may exercise any power conferred on the Company by the Statutes to make provision for the benefit of persons employed or formerly employed by any Group Member in connection with the cessation or the transfer to any person of the whole or part of the undertaking of such Group Member.

85          OVERSEAS REGISTERS

Subject to the Statutes, the Board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch, local or other register in relation to shareholders and may make and vary such regulations as it thinks fit concerning the keeping of any such register.

Annex B-36

86          ASSOCIATE DIRECTORS

The Board may appoint any person (not being a Director) to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such designation or title and may terminate any such appointment or the use of such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that such person is, or is deemed to be, or is empowered in any respect to act as, a Director for any of the purposes of the Statutes or these Articles.

87          BORROWING POWERS

Subject to the Statutes, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to section 1021 of the Act, to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.

88          CHANGE OF COMPANY NAME

The name of the Company may be changed, subject to the approval of the Registrar of Companies, by a Special Resolution of the Company.

DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS

89          FEES

The Company shall pay to the Directors for their services as Directors such aggregate amount of fees, salary or remuneration as the Board decides. The aggregate fees shall be divided among the Directors in such proportions as the Board decides or, if no decision is made, equally. A fee payable to a Director pursuant to this Article shall be distinct from any salary or remuneration payable to him or her under a service agreement or other amount payable to him or her pursuant to other provisions of these Articles and accrues from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options to rights to acquire such shares or other securities, on such terms as the Board may decide.

90          EXPENSES

A Director may also be paid all travelling, hotel and other expenses properly incurred by him or her in connection with his or her attendance at meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or otherwise in connection with the discharge of his or her duties as a Director, including (without limitation) any professional fees incurred by him or her (with the approval of the Board or in accordance with any procedures stipulated by the Board) in taking independent professional advice in connection with the discharge of such duties.

91          REMUNERATION OF EXECUTIVE DIRECTORS

The salary or remuneration of a Director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, in the form of shares or other securities of the Company or any subsidiary of the Company, or options to rights to acquire such shares or other securities, on such terms as the Board may decide, and may be wholly or in part governed by business done or profits made, or as otherwise decided by the Board (including, for the avoidance of doubt, by the Board acting through a duly authorised Board committee), and may be in addition to or instead of a fee payable to him or her for his or her services as a Director pursuant to these Articles.

92          SPECIAL REMUNERATION

A Director who, at the request of the Board, goes or resides abroad, makes a special journey or performs a special service on behalf of or for the Company (including, without limitation, services as a chairperson or vice-chairperson of the Board, services as a member of any Board committee and services which the

Annex B-37

Board considers to be outside the scope of the ordinary duties of a Director) may be paid such reasonable additional remuneration (whether by way of salary, bonus, commission, percentage of profits or otherwise) and expenses as the Board (including, for the avoidance of doubt, the Board acting through a duly authorised Board committee) may decide.

93          COMPANY PROPERTY

Each Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use the property of the Company pursuant to or in connection with the exercise or performance of his or her duties, functions and powers as Director or employee, the terms of any contract of service or employment or letter of appointment; and/or in the alternative, any other usage authorised by the Directors (or a person authorised by the Directors) from time to time; and including in each case for a Director’s own benefit or for the benefit of another person.

94          PENSIONS AND OTHER BENEFITS

The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director, an officer or a director or an employee of a company which is or was a Group Member, a company which is or was allied to or associated with the Company or with a Group Member or a predecessor in business of the Company or of a Group Member (and for any member of his or her family, including a spouse or former spouse, or a person who is or was dependent on him or her). For this purpose the Board may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The Board may arrange for this to be done by the Company alone or in conjunction with another person. A Director or former Director is entitled to receive and retain for his or her own benefit any pension or other benefit provided in accordance with this Article and is not obliged to account for it to the Company.

DIRECTORS’ PROCEEDINGS

95          BOARD MEETINGS

Subject to these Articles, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board.

96          NOTICE OF BOARD MEETINGS

Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to him or her personally or by word of mouth or sent in writing to his or her last known address or any other address given to the Company by him or her for such purpose or given by electronic communications to an address for the time being notified to the Company by the Director. It shall not be necessary to give notice of a Board meeting to a Director who is absent with leave unless the Director has notified the Company in writing of an address or an address for electronic communications at which notice of such meetings is to be given to him or her when he or she is absent with leave. A Director may be treated as having waived his or her entitlement to notice of a meeting of the Board if he or she has not supplied the Company with the information necessary to ensure that he or she receives notice of a meeting before it takes place. A Director may waive the requirement that notice of any Board meeting be given to him or her, either prospectively or retrospectively. In this Article “address”, in relation to documents in electronic form, includes any number or address used for the supply of documents in electronic form.

97          QUORUM

No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum may be fixed by the Board and unless so fixed at any other number shall be a majority in number of the Directors in office at the time when the meeting is convened. A duly convened Board meeting at which a quorum is present shall be competent to exercise any and all of the authorities, discretions and powers vested in or exercisable by the Board.

Annex B-38

98          BOARD CHAIRPERSON

The Board may appoint any Director to be, and may remove, a chairperson and a vice- or deputy chairperson of the Board. The chairperson or, in his or her absence, the vice- or deputy chairperson, shall preside at all Board meetings. If there is no chairperson or vice- or deputy chairperson, or if at a Board meeting neither the chairperson nor the vice- or deputy chairperson is present within ten minutes after the time appointed for the meeting, or if neither of them is willing to act as chairperson, the Directors present may choose any Director present to be chairperson of the meeting.

99          VOTING

Questions arising at a meeting shall be decided by a simple majority of votes of the Directors present at the meeting. Each Director present and voting shall have one vote. For the avoidance of doubt, in the case of an equality of votes, the chairperson shall have a second or casting vote.

100        TELEPHONE PARTICIPATION

A Director may participate in a meeting of the Board or a committee of the Board through the medium of conference telephone, video conferencing or any other form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Subject to the Statutes, all business transacted in this way by the Board or a committee of the Board shall be deemed for the purposes of the Articles to be validly and effectively transacted at a meeting of the Board or a committee of the Board even if one Director only is physically present at any one place. The meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairperson of the meeting then is.

101        WRITTEN RESOLUTIONS

101.1     A resolution in writing executed by all the Directors for the time being entitled to receive notice of a Board meeting and unanimously in number, or by all the members of a committee of the Board for the time being entitled to receive notice of the meetings of such committee and unanimously in number, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

101.2     A resolution:

(A)        may consist of several documents in the same form each executed, or consented to in accordance with Article 101.3, by one or more of the Directors or members of the relevant committee, including executions or consents evidenced by electronic transmission (including but not limited to email); and

(B)        to be effective, need not be signed or consented to by a Director who is prohibited by these Articles from voting on it.

101.3     For the purposes of this Article, a resolution will be deemed to have been executed by a Director if that Director gives his or her confirmation by electronic mail to the Chairperson, Secretary, assistant Secretary or other person designated by the Board or the Secretary that he or she approves the text of the resolution.

101.4     The Company shall cause a copy of every email referred to in Article 101.3 to be entered in the book kept pursuant to section 166 of the Act.

101.5     Subject to Article 101.6, where one or more of the Directors (other than a majority of them) would not, by reason of:

(A)        the Act or any other enactment;

(B)        these Articles; or

(C)        an applicable rule of law or an Exchange,

Annex B-39

be permitted to vote on a resolution such as is referred to in Article 101, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Article 101, shall be valid for the purposes of that section if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

101.6     In a case falling within Article 101.5, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.

101.7     For the avoidance of doubt, nothing in Articles 101.5 to 101.6 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

102        COMMITTEE PROCEEDINGS

Proceedings of committees of the Board shall be conducted in accordance with regulations prescribed by the Board (if any). Subject to those regulations, such proceedings shall be conducted in accordance with applicable provisions of these Articles regulating the proceedings of the Board. Where the Board resolves to delegate any of its powers, authorities and discretions to a committee and such resolution states that the committee shall consist of any one or more unnamed Directors, it shall not be necessary to give notice of a meeting of such committee to any Directors other than the Director or Directors who form the committee.

103        MINUTES

103.1     The Board shall cause minutes to be made of:

(A)        all appointments of officers and committees made by the Board and of any such officer’s remuneration; and

(B)        the names of Directors present at every meeting of the Board, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

103.2     Any such minutes, if purporting to be signed by the chairperson of the meeting at which the proceedings were held or by the chairperson of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

104        VALIDITY OF PROCEEDINGS

All acts done in good faith by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director or a committee member shall, notwithstanding that it may be discovered afterwards that there was a defect in the appointment of any person so acting or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or committee member and entitled to vote.

INTERESTS OF DIRECTORS

105        CONTRACTING WITH THE COMPANY

Subject to the provisions of the Statutes, no Director or intending Director shall be disqualified by his or her office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any transaction or arrangement entered into on behalf of the Company in which any Director is in any way directly or indirectly interested be liable to be avoided, nor shall any Director so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office, or of the fiduciary relationship thereby established, provided that the nature of this interest has been declared by him or her in accordance with Article 106.
Annex B-40

106        DECLARATION OF INTERESTS

106.1     A Director who is in any way (whether directly or indirectly) interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 231 of the Act, declare the nature of his or her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he or she is or has become so interested or (b) by providing a general notice to the Directors declaring that he or she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.

Provided that a Director has declared the nature and extent of his or her interest to the other Directors, a Director notwithstanding his or her office:

(A)        may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(B)        may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he or she is interested and he or she shall be at liberty to vote in respect of any contract, transaction or arrangement in which he or she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her in accordance with Article 106.1, at or prior to its consideration and any vote thereon; and

(C)        may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested,

and (i) he or she shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; (ii) he or she shall not infringe his duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company as a result of any such office or employment or any such transaction or arrangement or any interest in such body corporate; (iii) he or she shall not be required to disclose to the Company, or use in performing his duties as a Director of the Company, any confidential information relating to such office or employment if to make such disclosure or use would result in a breach of a duty or obligation of confidence owed by the Director in relation to or in connection with such office or employment; (iv) he or she may absent himself or herself from discussions, whether in meetings of the Directors or otherwise, and exclude himself or herself from information which will or may relate to such office, employment, transaction, arrangement or interest; and (v) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

106.2     For the purposes of Article 106.1:

(A)        a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(B)        an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of him or her; and

(C)        a copy of every declaration made and notice given under Article 106.1 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or any shareholder at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

Annex B-41

107        AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS

107.1     A Director may have regard to the interests of any other companies in a group of which the Company is a member to the full extent permitted by the Act.

107.2     Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, nothing in section 228(1)(f) of the Act shall restrict a Director from entering into a commitment which has been authorised by the Board or has been authorised pursuant to such authority as may be delegated by the Board in accordance with these Articles which, if not so authorised, would infringe the duty to avoid conflicts of interest as set out in section 228(1)(f) of the Act. As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been expressly authorised by a resolution of the Board. The Directors may give such authorisations upon such terms as they think fit in accordance with the Act. The Directors may vary or terminate any such authorisations at any time.

107.3     If a matter, or office, employment or position has been authorised by the Directors in accordance with this Article 107 then (subject to such terms and conditions, if any, as the Directors may think fit to impose from time to time, and always subject to their right to vary or terminate such authorisations or the permissions set out below):

(A)        the Director shall not be required to disclose any confidential information relating to such matter, or office, employment or position to the Company if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him or her in relation to or in connection with that matter, or that office, employment or position;

(B)        the Director may absent himself or herself from meetings of the Directors at which anything relating to that matter will or may be discussed; and

(C)        the Director may make such arrangements as such Director thinks fit for relevant papers to be received and read by a professional adviser on behalf of that Director.

107.4     A Director shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any matter which has been approved by the Directors pursuant to this Article 107 (subject in any such case to any limits or conditions to which such approval was subject).

108        PROHIBITION ON VOTING BY INTERESTED DIRECTORS

Except as otherwise provided in these Articles, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he or she has any material interest otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through the Company or any resolution of the Directors granting him or her authorisation under Article 107. A Director shall not be counted in the quorum of a meeting in relation to any resolution on which he or she is debarred from voting.

109        ABILITY OF INTERESTED DIRECTORS TO VOTE

A Director shall (in the absence of a material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:

(A)        the giving of any security or indemnity to him or her in respect of money lent or obligations incurred by him or her at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(B)        the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he, himself or she, herself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

Annex B-42

(C)        any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he or she is or is to be interested as a participant in the underwriting or sub underwriting thereof;

(D)        any proposal concerning any other company in which he or she is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she is not interested (as that term is used in section 804 of the Act) in 1% or more of any class of the equity share capital of such company (or of any third company through which his or her interest is derived) or of the voting rights available to shareholders of the relevant company (any such interest being deemed for the purpose of this Article to be a material interest in all the circumstances);

(E)         any proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval by the Board of the Revenue Commissioners for taxation purposes;

(F)         any proposal relating to any arrangement for the benefit of employees under which he or she benefits or may benefit in a similar manner as the employees and which does not accord to him or her as a Director any privilege or advantage not generally accorded to the employees to whom the arrangement relates; or

(G)        subject to the Statutes, any proposal concerning the purchase and/or maintenance of any insurance policy under which a Director may benefit.

110        DIVISION OF PROPOSALS

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately. In such case each of the Directors concerned (if not debarred from voting under the proviso to Article 109(D) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

111        RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE

If any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question shall (unless the Director in question is the chairperson in which case he or she shall withdraw from the meeting and the Board shall elect a deputy chairperson to consider the question in place of the chairperson) be referred to the chairperson of the meeting and his or her ruling in relation to any other Director shall be final and conclusive, except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.

112        INTERESTS OF CONNECTED PERSONS

For the purposes of these Articles, an interest of any person who is for any purpose of the Act (excluding any statutory modification thereof not in force when these Articles became binding on the Company) connected with a Director within the meaning of section 220 of the Act shall be taken to be the interest of that Director.

113        ABILITY OF DIRECTOR TO HOLD OTHER OFFICES

A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine. A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as director, managing director, joint managing

Annex B-43

director, deputy managing director, executive director, manager or other officer or member of such company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 106.1.

114        REMUNERATION FOR PROFESSIONAL SERVICES

Any Director may act by himself or herself or his or her firm in a professional capacity for the Company and he or his firm or she and her firm shall be entitled to a remuneration for professional services as if he or she was not a Director, provided that nothing herein contained shall authorise a Director or his or her firm to act as the Auditors.

115        DIRECTORSHIPS OF OTHER COMPANIES

Any Director may continue to be or become a Director of, or hold any other office or place of profit under, any other company in which the Company may be interested, and no such Director shall be accountable for any remuneration, salary, commission, participation in profits, pension, superannuation or other benefits received by him or her as a director of, or holder of any other office or place of profit under, or shareholder of, any such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner in all respects as it may think fit (including the exercise thereof in favour of any resolution appointing the directors or any of the directors of such company, or voting or providing for the payment of remuneration to the directors of such company).

SECRETARY

116        SECRETARY

116.1     Subject to the Statutes, the Board shall appoint a Secretary on such terms and conditions as it thinks fit. The Board may remove a person appointed pursuant to this Article from office and appoint another or others in his or her place.

116.2     It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Company, and of its Committees and to authenticate records of the Company.

116.3     Any provision of the Statutes or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

SEALS AND DOCUMENT AUTHENTICATION

117        SEAL

117.1     The Company shall have a common seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or some other person authorised by the Board, either generally or specifically, for the purpose, and the countersignature of a second such person shall not be required.

117.2     The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

118        DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY

118.1     A Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company (including the memorandum of association and these Articles) and any resolutions passed by the Company or holders of a class of shares or the Board or any committee of the Board and any books, records, documents and accounts relating to the business of the Company, and may certify copies of or extracts from any such items as true copies or extracts.

Annex B-44

118.2     A document purporting to be a copy of a resolution of the Board or an extract from the minutes of a meeting of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of the proceedings at a duly constituted meeting.

DIVIDENDS AND OTHER PAYMENTS

119        DECLARATION

Subject to the Statutes and these Articles, the Company may by Ordinary Resolution declare a dividend to be paid to shareholders according to their respective rights and interests in the profits of the Company. No such dividend shall exceed the amount recommended by the Board.

120        INTERIM DIVIDENDS

Subject to the Statutes, the Board may pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If at any time the share capital is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer by the lawful payment of an interim dividend on any shares ranking after those with preferential rights.

121        ENTITLEMENT TO DIVIDENDS

121.1     Except as otherwise provided by these Articles or the rights attached to shares:

(A)        a dividend shall be declared and paid according to the amounts paid-up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid; and

(B)        dividends shall be apportioned and paid proportionately to the amounts paid-up on the nominal value of the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

121.2     Except as otherwise provided by these Articles or the rights attached to shares:

(A)        a dividend may be paid in any currency or currencies decided by the Board;

(B)        the Company may agree with a shareholder that any dividend declared or which may become due in one currency will be paid to the shareholder in another currency; and

(C)        the Directors can decide that a Depositary should receive dividends in a currency other than the currency in which they were declared and can make arrangements accordingly In particular, if a Depositary has chosen or agreed to receive dividends in another currency, the Directors can make arrangements with the Depositary for payment to be made to the Depositary for value on the date on which the relevant dividend is paid, or a later date decided by the Directors, for which purpose the Board may use any relevant exchange rate current at any time as the Board may select for the purpose of calculating the amount of any shareholder’s entitlement to the dividend.

122        PAYMENT METHODS

122.1     The Company may pay a dividend, interest or other amount payable in respect of a share in cash or by cheque, warrant or money order or by a bank or other funds transfer system by or on behalf of the shareholder in a form or in a manner satisfactory to the Board. Any joint holder or other person jointly entitled to a share may give an effective receipt for a dividend, interest or other amount paid in respect of such share.

Annex B-45

122.2     The Company may send a cheque, warrant or money order by post:

(A)        in the case of a sole holder, to his or her registered address;

(B)        in the case of joint holders, to the registered address of the person whose name stands first in the Share Register;

(C)        in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 42 (notice to persons entitled by transmission);

(D)        in the case of a Depositary, and subject to the approval of the Directors, to such persons and postal addresses as the Depositary may direct; or

(E)         in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

122.3     Every cheque, warrant or money order shall be sent at the risk of the person or persons entitled to the payment and shall be made payable to the order of the person or persons entitled or to such other person or persons as the person or persons entitled may in writing direct. The payment of the cheque, warrant or money order shall be a good discharge to the Company. If payment is made by a bank or other funds transfer, the Company shall not be responsible for amounts lost or delayed in the course of transfer.

122.4     The Board may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a share until he or she has provided any evidence of his or her entitlement that the Board may reasonably require.

123        DEDUCTIONS

The Board may deduct from any dividend or other amounts payable to any person in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to that share.

124        INTEREST

No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

125        UNCLAIMED DIVIDENDS

All unclaimed dividends or other monies payable by the Company in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment of any unclaimed dividend or other amount payable by the Company in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend unclaimed after a period of twelve (12) years from the date the dividend became due for payment shall be forfeited and shall revert to the Company.

126        UNCASHED DIVIDENDS

If, in respect of a dividend or other amount payable in respect of a share:

(A)        a cheque, warrant or money order is returned undelivered or left uncashed; or

(B)        a transfer made by or through a bank transfer system and/or other funds transfer system(s) fails or is not accepted,

on two consecutive occasions, or one occasion and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company shall not be obliged to send or transfer a dividend or other amount payable in respect of such share to such person until he or she notifies the Company of an address or account to be used for such purpose.

Annex B-46

127        DIVIDENDS IN KIND

A general meeting declaring a dividend may, upon the recommendation of the Board, direct that it shall be satisfied wholly or partly by the distribution of assets (including, without limitation, paid-up shares or securities of any other body corporate). Where any difficulty arises concerning such distribution, the Board may settle it as it thinks fit. In particular (without limitation), the Board may:

(A)        issue fractional certificates or ignore fractions;

(B)        fix the value for distribution of any assets, and may determine that cash shall be paid to any shareholder on the footing of the value so fixed in order to adjust the rights of shareholders; and

(C)        vest any assets in trustees on trust for the persons entitled to the dividend.

128        SCRIP DIVIDENDS

128.1     The Board may, with the prior authority of an Ordinary Resolution and subject to such terms and conditions as the Board may determine, offer any holders of Ordinary Shares the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the Ordinary Resolution, subject to the Statutes and to the provisions of this Article.

128.2     An Ordinary Resolution under Article 128.1 may specify a particular dividend (whether or not declared), or may specify all or any dividends declared within a specified period, but such period may not end later than the beginning of the fifth annual general meeting next following the date of the meeting at which the Ordinary Resolution is passed.

128.3     The entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of the entitlement shall be the cash amount, disregarding any tax credit, (or as near to such cash amount as the Board considers appropriate) that such holder would have received by way of dividend. For this purpose, “relevant value” shall be calculated by reference to the average of the middle market quotations for the Ordinary Shares for the day on which the Ordinary Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the Ordinary Resolution. A written confirmation or report by the Auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.

128.4     The Board may make any provision it considers appropriate in relation to an allotment made or to be made pursuant to this Article (whether before or after the passing or the Ordinary Resolution referred to in Article 128.1), including (without limitation):

(A)        the giving of notice to holders of the right of election offered to them;

(B)        the provision of forms of election and/or a facility and a procedure for making elections (whether in respect of a particular dividend or dividends generally);

(C)        determination of the procedure for making and revoking elections;

(D)        the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective;

(E)         the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned);

(F)         the exclusion from any offer of any holders of Ordinary Shares where the Board considers that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them; and

(G)        the exclusion from any offer of, or the making of any special formalities in connection with any offer to, any holders of Ordinary Shares represented by Depositary Interests.

Annex B-47

128.5     The Directors can exclude or restrict the right to elect to receive new Ordinary Shares under this Article 128 in the case of any shareholder or other person who is a Depositary if the election by the people on whose behalf the Depositary holds the beneficial interest in the shares would involve the contravention of the laws of any territory or if for any other reason the Board determines that the offer should not be made to such persons.

128.6     The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which a valid election has been made (the “elected Ordinary Shares”). Instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined under this Article. For such purpose, the Board may capitalise out of any amount for the time being standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, , a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis.

128.7     The additional Ordinary Shares when allotted shall rank pari passu in all respects with the fully paid Ordinary Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other entitlement which has been declared, paid or made by reference to such record date.

128.8     The Board may:

(A)        do all acts and things which it considers necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the shareholders interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned;

(B)        establish and vary a procedure for election mandates in respect of future rights of election and determine that every duly effected election in respect of any Ordinary Shares shall be binding on every successor in title to the holder of such shares; and

(C)        terminate, suspend or amend any offer of the right to elect to receive Ordinary Shares in lieu of any cash dividend at any time and generally implement any scheme in relation to any such offer on such terms and conditions as the Board may from time to time determine and take such other action as the Board may deem necessary or desirable from time to time in respect of any such scheme.

129        RESERVES

The Board may set aside out of the profits of the Company and carry to reserve such sums as it thinks fit. Such sums standing to reserve may be applied, at the Board’s discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the Board thinks fit. The Board may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The Board may also carry forward any profits without placing them to reserve.

130        CAPITALISATION OF PROFITS AND RESERVES

130.1     Subject to the Act and without prejudice to any powers conferred on the Directors as aforesaid, and subject to the Directors’ authority to allot shares under Article 7, the Board may with the authority of an Ordinary Resolution of the Company:

(A)        subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any;

Annex B-48

(B)        appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the Ordinary Resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(C)        apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(D)        allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(E)         where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(F)         authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(1)      the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(2)      the payment up by the Company on behalf of the members of members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised,

(G)        and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(H)        generally do all acts and things required to give effect to the Ordinary Resolution.

130.2     Without otherwise limiting their application, the provisions of Article 130.1 shall apply, mutatis mutandis to give effect to any resolution of the Board to implement a Rights’ Plan.

RECORD DATES

131        BOARD TO FIX DATE

Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject to the Statutes the Company or the Board may:

(A)        fix any date (the “record date”) as the date at the close of business (or such other time as the Board may decide) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular; a record date may be on or at any time before any date on which such item is paid, made, given or served or (in the case of any dividend, distribution, interest, allotment or issue) after any date on which such item is recommended, resolved, declared or announced; and

(B)        for the purposes of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, specify in the notice of meeting a time by which a person must be entered on the register

Annex B-49

in order to have the right to attend or vote at the meeting. Changes to the register after the time specified by virtue of this Article 131 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

ACCOUNTS

132        ACCOUNTING RECORDS

132.1     The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(A)        correctly record and explain the transactions of the Company;

(B)        will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(C)        will enable the Directors to ensure that any financial statements of the Company complies with the requirements of the Act; and

(D)        will enable those financial statements of the Company to be readily and properly audited.

132.2     The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

132.3     The accounting records shall be kept at the Registered Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

132.4     In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

133        ACCESS TO ACCOUNTING RECORDS

No shareholder (other than an officer of the Company) shall have any right of inspecting any accounting record or other document of the Company unless he or she is authorised to do so by statute, by order of the court, by the Board or by an Ordinary Resolution. No shareholder shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the shareholders of the Company to communicate to the public.

134        DISTRIBUTION OF ANNUAL ACCOUNTS

134.1     A copy of the statutory financial statements of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report or summary financial statements prepared in accordance with section 1119 of the Act shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one (21) days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that in the case of those documents sent by electronic mail or any other electronic means, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes, and provided further that where the Directors elect to send summary financial statements to the shareholders, any shareholder may request that he or she be sent a hard copy of the statutory financial statements of the Company.

Annex B-50

134.2     For the purposes of this Article, copies of those documents are also to be treated as sent to a person where:

(A)        the Company and that person have agreed to that person having access to the documents on a website (instead of their being sent to such person);

(B)        the documents are documents to which that agreement applies; and

(C)        that person is notified, in a manner for the time being agreed for the purpose between such person and the Company, of:

(1)      the publication of the documents on a website;

(2)      the address of that website; and

(3)      the place on that website where the documents may be accessed, and how they may be accessed.

In this Article, “address” includes any number or address used for the purpose of communication by electronic means.

(D)        For the purposes of this Article, documents treated in accordance with Article 134.2 as sent to any person are to be treated as sent to such person not less than twenty one (21) days before the date of a meeting if, and only if:

(1)      the documents are published on the website throughout a period beginning at least twenty one (21) days before the date of the meeting and ending with the conclusion of the meeting; and

(2)      the notification given for the purposes of Article 134.2(C) is given not less than twenty one (21) days before the date of the meeting.

134.3     Nothing in Article 134.2 shall invalidate the proceedings of a meeting where:

(A)        any documents that are required to be published as mentioned in Article 134.2(C)(1) are published for a part, but not all, of the period mentioned in that Article; and

(B)        the failure to publish those documents throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

134.4     This Article shall not require a copy of the documents referred to in Article 134.1 to be sent to any person who is not entitled to receive notices of general meetings, any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

134.5     Where copies of documents are sent out pursuant to this Article over a period of days, references elsewhere in the Act to the day on which those copies are sent out shall be read as references to the last day of that period.

134.6     Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

AUDIT

135        APPOINTMENT OF AUDITORS

Auditors shall be appointed and their duties regulated in accordance with the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.

Annex B-51

COMMUNICATIONS

136        COMMUNICATIONS

Any documents or information to be sent or supplied by or to the Company may be sent or supplied in hard copy form, in electronic form or by means of a website to the extent permitted by the statutes and these Articles.

137        COMMUNICATIONS TO THE COMPANY

137.1     A document or information is validly sent or supplied by a shareholder to the Company in hard copy form if it is sent or supplied by hand or by post (in a prepaid envelope) to:

(A)        an address specified by the Company for the purpose;

(B)        the Registered Office; or

(C)        an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

137.2     A document or information may only be sent or supplied by a shareholder to the Company in electronic form if the Company has agreed by notice to the shareholders that the document or information may be sent or supplied in that form (and not revoked that agreement) or the Company is deemed to have so agreed by a provision of the Statutes.

137.3     Subject to Article 137.2 above, where a document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)        specified for the purpose by the Company (generally or specifically); or

(B)        deemed by a provision of the Statutes to have been so specified.

137.4     Without prejudice or limitation to the foregoing provisions of this Article 137, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

138        COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM

138.1     A document or information sent or supplied by the Company or the Board in hard copy form must be:

(A)        handed to the intended recipient; or

(B)        sent or supplied by hand or by post (in a pre-paid envelope):

(1)      to an address specified for the purpose by the intended recipient;

(2)      to a company at its registered office;

(3)      to a person in his or her capacity as a shareholder, at his or her address as shown in the register;

(4)      to a person in his or her capacity as a Director, at his or her address as shown in the register of Directors; or

(5)      to an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

138.2     Where the Company is unable to obtain any address falling within Article 137.1 above, the document or information may be sent or supplied to the intended recipient’s last address known to the company.

Annex B-52

139        COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM

139.1     A document or information (including the Company’s audited accounts and the directors’ and auditor’s reports thereon) may only be sent or supplied by the Company or the Board by electronic means to a person or company who has agreed (generally or specifically) that the document or information may be sent or supplied in that form (and not revoked that agreement). Any such consent requirement shall be deemed to have been satisfied where the Company has written to the shareholder informing him or her of its intention to use electronic communications for such purposes and the shareholder has not, within four (4) weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a shareholder has given, or is deemed to have given his or her consent to the receipt by such shareholder of electronic mail or other electronic means approved by the Directors, he or she may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided however that such revocation shall not take effect until five (5) days after written notice of the revocation is received by the Company.

139.2     Where the document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)        specified for the purpose by the intended recipient (generally or specifically); or

(B)        where the intended recipient is a company, deemed by a provision of the Statutes to have been so specified.

140        COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE

140.1     A document or information may only be sent or supplied by the Company to a person by being made available on a website if the person:

(A)        has agreed (generally or specifically) that the document or information may be sent or supplied to him or her in that manner; or

(B)        is taken to have so agreed in accordance with the Statutes, and has not revoked that agreement.

140.2     A document or information authorised or required to be sent or supplied by means of a website must be made available in a form, and by a means, that the Company reasonably considers will enable the recipient to read it (and see any images contained in it) with the naked eye and to retain a copy of it.

140.3     The Company must notify the intended recipient of:

(A)        the presence of the document or information on the website;

(B)        the address of the website;

(C)        the place on the website where it may be accessed; and

(D)        how to access the document or information.

140.4     The document or information is taken to be sent:

(A)        on the date on which the notification required by Article 140.3 above is sent; or

(B)        if later, the date on which the document or information first appears on the website after that notification is sent.

140.5     The Company must make the document or information available on the website throughout:

(A)        the period specified by any applicable provision of the Statutes; or

(B)        if no such period is specified, the period of twenty eight (28) days beginning with the date on which the notification required by Article 140.3 is sent to the person in question.

Annex B-53

A failure to make a document or information available on a website throughout the period mentioned in this Article 140.5 shall be disregarded if (1) it is made available on the website for part of that period and (2) the failure to make it available throughout that period is wholly attributable to circumstances that it would not be reasonable to have expected the Company to prevent or avoid.

140.6     A notice of a general meeting of the Company given by means of a website must:

(A)        state that it concerns a notice of a meeting of the Company;

(B)        specify the place, date and time of the meeting; and

(C)        state whether the meeting is to be an annual general meeting.

141        COMMUNICATIONS BY OTHER MEANS

141.1     A document or information that is sent or supplied to the Company otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the Company.

141.2     A document or information that is sent or supplied by the Company or the Board otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the intended recipient.

142        FAILURE TO DELIVER BY ELECTRONIC MEANS

If any document or information has been sent or supplied by electronic means in accordance with Article 139 to any shareholder at his or her address specified for the purpose or deemed to be so specified and the Company becomes aware of a failure in delivery (and subsequent attempts to send or supply such document or information by electronic means also result in a failure in delivery), the Company shall either:

(A)        send or supply a hard copy of such document or information to such shareholder; or

(B)        notify such shareholder of the information set out in Article 140.3,

in each case in the manner described in Article 138.1.

143        WHEN SERVICE IS EFFECTED ON A MEMBER

143.1     Where a document or information is, under Article 138.1, sent or supplied by post, service or delivery to a shareholder it shall be deemed to be effected:

(A)        if sent by first class post or special delivery post from an address in Ireland to another address in Ireland or from an address in the United States to another address in the United States, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, at the expiration of twenty four (24) hours after the time when the cover containing the same is posted; or

(B)        in any other case, on the third day following that on which the document or information was posted, and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed and posted.

143.2     Where a document or information is, under Article 139, sent or supplied by electronic means to an address specified for the purpose by the intended recipient, service or delivery shall be deemed to be effected on the same day on which it is sent or supplied and in proving such service it will be sufficient to prove that it was properly addressed.

143.3     Where a document or information is, under Article 140, sent or supplied by means of a website, service or delivery shall be deemed to be effected when (a) the material is first made available on the website or (b) if later, when the recipient received (or, in accordance with this Article 143.3, is deemed to have received) notification of the fact that the material was available on the website.

Annex B-54

144        NOTICE BY ADVERTISEMENT

144.1     If at any time by reason of the suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notice, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by notice advertised on the same date in at least one national newspaper in Ireland and/or the United States and/or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) and such notice shall be deemed to have been duly served on all shareholders entitled thereto on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least six clear days prior to the meeting the posting of notices to addresses throughout Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) again becomes practicable.

144.2     Notwithstanding anything in the Statutes or these Articles, if by reason of suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, the Company is unable in the opinion of the Board to deliver the documents referred to in Article 134.1, as the case may be, to persons entitled thereto by the time therein prescribed, the Company may nevertheless proceed validly to convene and hold the general meeting before which such documents are to be laid by giving notice of such meeting in accordance with Article 143.1, but so that the reference in the final sentence of that Article to “confirmatory copies of the notice” shall be read to include the relevant documents referred to in Article 134 and the reference therein to “six clear days” shall be read as “three clear days” and provided always that such documents shall be made available for inspection during normal business hours at the Registered Office throughout the period from the date of publication of the notice convening such meeting until the date of the meeting and also at the meeting itself.

145        DOCUMENTS AND INFORMATION TO JOINT HOLDERS

All notices directed to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the register, and notice so given shall be sufficient notice to all the holders of such share.

146        SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION

A person entitled to a share in consequence of the death or bankruptcy of a shareholder upon supplying to the Company such evidence as the Board may reasonably require to show his or her title to the share, and upon supplying also an address in Ireland or the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, shall be entitled to have served upon or delivered to him or her at such address any notice or document to which the shareholder, but for his or her death or bankruptcy, would be entitled, and such service or delivery shall for all purposes be deemed to be sufficient service for delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him or her) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any shareholder in pursuance of these presents shall, notwithstanding that such shareholder be then dead or bankrupt, and whether or not the Company shall have notice of his or her death or bankruptcy, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or first named joint holder.

147        MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION

A shareholder who has not supplied to the Company an address for the service of notices shall not be entitled to receive notices from the Company.

148        DOCUMENT DESTRUCTION

148.1     The Company may destroy:

(A)        any share certificate or other evidence of title to shares which has been cancelled at any time after one year from the date of such cancellation;

Annex B-55

(B)        any mandate for the payment of dividends or other amounts or any variation or cancellation of such mandate or any other instruction concerning the payment of monies or any notification of change of name or address at any time after two years from the date such mandate, variation, cancellation or notification was recorded by the Company;

(C)        any instrument or other evidence of transfer of shares or renunciation of an allotment of shares which has been registered at any time after six years from the date of registration; and

(D)        any other document on the basis of which an entry in the Register is made at any time after six years from the date an entry in the Register was first made in respect of it,

and the Company may destroy any such document earlier than the relevant date, provided that a permanent record of the document is made (on microfilm, computer disc or otherwise) which is not destroyed before that date.

148.2     It shall be conclusively presumed in favour of the Company that every entry in the Share Register purporting to have been made on the basis of a document destroyed in accordance with this Article was duly and properly made, that every instrument of transfer so destroyed was duly registered, that every share certificate so destroyed was valid and was duly cancelled and that every other document so destroyed was valid and effective in accordance with the recorded particulars in the records of the Company, provided that:

(A)        this Article shall apply only to the destruction of a document in good faith and without express notice of any claim (regardless of the parties to it) to which the document might be relevant;

(B)        nothing in this Article imposes on the Company any liability in respect of the destruction of any such document otherwise than as provided for in this Article which would not attach to the Company in the absence of this Article; and

(C)        references in this Article to the destruction of any document include references to the disposal of it in any manner.

MISCELLANEOUS

149        WINDING-UP

149.1     If the Company shall be wound up and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid-up or credited as paid-up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the nominal value of the share capital paid-up or credited as paid-up at the commencement of the winding-up on the shares held by them respectively. And if in a winding-up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital paid-up or credited as paid-up at the commencement of the winding-up, the excess shall be distributed among the shareholders in proportion to the nominal value of the share capital at the commencement of the winding-up paid-up or credited as paid-up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the holders of shares issued upon special terms and conditions.

149.2

(A)        In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the shareholders for the allotment to the shareholders directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting shareholders conferred by the said section.

(B)        The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

Annex B-56

149.3     If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act, may divide among the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no shareholder shall be compelled to accept any assets upon which there is a liability.

150        INDEMNITY AND INSURANCE

150.1     Subject to the provisions of and insofar as permissible under the Act, each Covered Person (as defined in Article 150.6, below) shall be entitled to be indemnified by the Company against all expenses (including legal fees actually and reasonably incurred by him or her), damages, losses, liabilities, judgments, penalties, fines, and settlement amounts relating to any Proceeding (as defined in Article 150.6, below) to which he or she is made a party, or threatened to be made a party or is otherwise involved by reason of the fact that he or she is or was a Covered Person, provided however, that no such person shall be entitled to be indemnified for any such expenses, damages, losses, liabilities, judgments, penalties, fines or settlement amounts relating to any Proceeding in respect of, arising from, or relating to, his or her fraud or dishonesty.

150.2     As far as permissible under the Act, expenses, including legal fees actually and reasonably incurred by him or her in respect of any Proceeding for which indemnification is permitted pursuant to this Article shall be paid by the Company in advance of the final disposition of such Proceeding, subject to receipt by the Board from the Covered Person seeking indemnification of (i) a representation that he or she has a good faith belief that the criteria for indemnification have been satisfied and (ii) an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to this Article.

150.3     Any indemnification under this Article (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

150.4     The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification or advancement of expenses in respect of any Proceeding may be entitled under, or pursuant to, any other agreement, any insurance purchased by the Company, any vote of shareholders or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise.

150.5     The Company shall have power to purchase and maintain, for any Covered Person, insurance against any such liability as referred to section 235 of the Act.

150.6     The Company may additionally, by agreement, indemnify any Covered Person or any current or former executive, employee or agent of the Company or any current or former director, executive, officer, employee or agent of any subsidiary of the Company to the fullest extent permitted by law, and purchase and maintain insurance for any such person, as appropriate.

For the purposes of this Article 150:

(A)        a “Covered Person” means each current and former Director, Secretary and other officer of the Company, and each person who is or was serving, at the request of the Company, as a director, secretary or other officer of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company; and

(B)        a “Proceeding” means any claim, suit or proceedings, civil or criminal.

Annex B-57

151        DISPUTE RESOLUTION

151.1     Subject to Article 151.4, the courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (a) any derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary or other duty owed by any Director or officer or other employee of the Company to the Company or the Company’s shareholders, or (c) any action asserting a claim against the Company or any Director or officer or other employee of the Company arising under the laws of Ireland or pursuant to any provision of the Articles (as either may be amended from time to time).

151.2     Damages alone may not be an adequate remedy for any breach of Article 151.1, so that, in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

151.3     The governing law of the Articles is the substantive law of Ireland.

151.4     Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

151.5     For the purposes of this Article 151:

(A)        a “dispute” shall mean any dispute, controversy or claim;

(B)        references to “Company” shall be read so as to include each and any of the Company’s subsidiary undertakings from time to time; and

(C)        “Director” shall be read so as to include each and any Director of the Company from time to time in his or her capacity as such or as an employee of the Company and shall include any former Director of the Company.

Annex B-58

Annex C

September 29, 2023

Board of Directors of Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200
Menlo Park, CA 94025

Dear Members of the Board of Directors:

We understand that Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 371458 (“PEGR”), proposes to enter into a Business Combination Agreement, dated September 29, 2023 (the “Merger Agreement”), by and among PEGR, Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland (“Irish Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands (“Merger Sub”), Heramba Limited, an Irish private company duly incorporated under the laws of Ireland, and Heramba GmbH, a limited liability company established under the laws of Germany (the “Company”), pursuant to which Merger Sub shall merge with and into PEGR, with PEGR being the surviving company in such merger (the “SPAC Merger”), as a result of which, PEGR shall become a direct, wholly owned subsidiary of Irish Holdco. We understand that on or about July 26, 2023, the Company and Heramba Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Heramba Holdings”), entered into a certain Share Purchase Agreement (the “SPA”) with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH and Knorr-Brake Holding Corporation, pursuant to which, among other things, the Company and Heramba Holdings agreed to acquire equity interests of, respectively, Kiepe Electric GmbH (“Kiepe GmbH”) and Kiepe Electric LLC (“Kiepe US” and, together with Kiepe GmbH, “Kiepe Electric”) pursuant to the terms and subject to the conditions set forth in the SPA (such transaction, the “Kiepe Acquisition”). We also understand that the Company is a special purpose vehicle formed solely for the purpose of effecting the Kiepe Acquisiton. The terms of the SPAC Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to PEGR and PEGR’s unaffiliated shareholders of the Merger Consideration under the Merger Agreement, and (ii) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in PEGR’s trust account (excluding deferred underwriting commissions and taxes payable).

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by PEGR to render the opinion set forth below (the “Opinion”) to it and we will receive a fee of $725,000 from PEGR for providing the Opinion, (a) $50,000 of which was due and paid upon execution of the engagement letter, and (b) the balance of which is due upon consummation of the Transactions. In addition, PEGR has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinion. We have not been requested to, and did not, (i) participate in negotiations regarding the Merger Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with PEGR or any other alternative transaction, or (iii) advise the Board of Directors (or any committee thereof) of PEGR or any other party regarding alternatives to the SPAC Merger. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the SPAC Merger, or to provide services other than the delivery of the Opinion. We have not otherwise acted as financial advisor to any party to the SPAC Merger. In the ordinary course of our business, we and our affiliates may actively trade securities of PEGR for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for PEGR.

Annex C-1

In connection with our review of the SPAC Merger and in arriving at the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.    the financial terms of the draft of the Merger Agreement, dated September 29, 2023;

2.    PEGR’s Registration Statement on Form S-1, as amended, and Final Prospectus filed under Rule 424;

3.    PEGR’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and other reports filed with the Securities and Exchange Commission;

4.    Kiepe Electric’s historical audited financial statements for the calendar years ending December 31, 2021 and December 31, 2022;

5.    Kiepe Electric’s historical unaudited financial statements for the first half of calendar year 2023;

6.    certain non-public financial and business information provided to Northland by PEGR and their advisors;

7.    certain internal financial information, estimates, and financial and operations forecasts for Kiepe Electric, prepared by Kiepe Electric, PEGR, and their respective advisors;

8.    press releases issued by PEGR and Kiepe Electric;

9.    certain industry and research reports; and

10.  (i) the reported historical price and trading activity for the common stock of PEGR, (ii) certain financial stock market information for PEGR, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses it deemed appropriate.

We participated in conference calls with PEGR management and their advisors.

In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at the Opinion.

In reviewing the SPAC Merger, financial analyses, and in rendering the Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility regarding such data, material, and other information. In addition, PEGR’s and Kiepe Electric’s management and advisors have advised us, and we have assumed with your permission, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of their respective management as to the future financial results and condition of the Company and we express no opinion regarding such projections or the assumptions on which they are based. We have relied upon PEGR’s and Kiepe Electric’s management to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, the Opinion could be materially affected. Neither PEGR, Kiepe Electric nor the Company publicly discloses internal financial information of the type provided to us in connection with our review of the SPAC Merger. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. As you are aware, the credit, financial, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the SPAC Merger and the Opinion does not address potential developments in any such markets. Furthermore, we express no opinion or view as to any potential effects of any foreign or domestic geopolitical instability. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the SPAC Merger or PEGR.

We have relied upon and assumed, without independent verification, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or the Opinion, and there is no information or any facts that would make the information reviewed by us incomplete or misleading.

Annex C-2

We have assumed that the Kiepe Acquisition will be consummated under the terms of the SPA without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at the Opinion, we have assumed that all the regulatory approvals and consents required for the Kiepe Acquisition will be obtained in a manner that will not adversely affect Kiepe Electric or alter the terms of the Kiepe Acquisition. Without limiting the generality of the foregoing, we have, for purposes of our analyses of the consideration of the fair market value of PEGR and Merger Consideration, assumed the financial projections furnished to us by Kiepe Electric and their advisors are accurate and have further assumed there will be no adjustment to the consideration for balance sheet or other items.

We have assumed that the final form of the Merger Agreement will be substantially similar to the draft we reviewed, dated September 29, 2023 without modification of material terms or conditions. We have assumed that the SPAC Merger will be consummated under the terms of the Merger Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at the Opinion, we have assumed that all the regulatory approvals and consents required for the SPAC Merger will be obtained in a manner that will not adversely affect PEGR or alter the terms of the SPAC Merger. Without limiting the generality of the foregoing, we have, for purposes of our analyses of the consideration of the fair market value of PEGR and Merger Consideration, assumed the financial projections furnished to us by PEGR and their advisors are accurate and have further assumed there will be no adjustment to the consideration for balance sheet or other items.

In arriving at the Opinion, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinion, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at the Opinion, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to the Company or the SPAC Merger. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the SPAC Merger were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

We did not undertake a discounted cash flows analysis due to the unavailability of adequate financial projections with respect to the Company.

The Opinion is based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the Opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion. We have not undertaken to reaffirm or revise the Opinion or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm the Opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the SPAC Merger and other participants in the SPAC Merger that differ from the views of our investment banking personnel.

The Opinion is furnished under our engagement letter dated April 11, 2023 (the “Engagement Letter”). The Opinion is directed to the Board of Directors of PEGR in connection with its consideration of the SPAC Merger. The Opinion is furnished solely to be used by the Board of Directors of PEGR as only one input to consider in its process of analyzing the SPAC Merger and is not intended to be and does not constitute a recommendation to any member of the Board of Directors or any stockholder of PEGR as to how such director or stockholder should act or vote regarding the SPAC Merger or any other matter.

Annex C-3

Notwithstanding the foregoing, the Board of Directors of PEGR may rely upon the Opinion. The Opinion delivered to the Board of Directors is subject to the conditions, scope of engagement, limitations, and understandings in this letter.

The Opinion addresses solely (i) the fairness, from a financial point of view, to PEGR and PEGR’s unaffiliated shareholders of the Merger Consideration under the Merger Agreement, and (ii) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in PEGR’s trust account (excluding deferred underwriting commissions and taxes payable). We were not requested to opine as to, and the Opinion does not address, the basic business decision to proceed with or effect the SPAC Merger, or any solvency or fraudulent conveyance consideration relating to the SPAC Merger. We express no opinion as to the relative merits of the SPAC Merger as compared to any alternative business strategies or transactions that might exist for PEGR or any other party or the effect of any other transaction in which PEGR or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or because of the SPAC Merger by securityholders, holders of any warrants or debt or debt-like instruments, officers, directors, or employees of the Company in such capacities, or relative to or in comparison with the Merger Consideration. We have not been asked to consider, and the Opinion does not address, the solvency or viability of PEGR to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that PEGR is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the SPAC Merger.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinion, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinion was reviewed and approved by the Northland Securities Fairness Opinion Committee.

The Opinion shall not be published, disclosed, or otherwise used, nor shall any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by PEGR with the Securities and Exchange Commission and delivered to the holders of PEGR’s securities in connection with the SPAC Merger. However, no reference to this letter or the Opinion in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinion, which consent we will not unreasonably withhold, condition, or delay.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the Merger Consideration under the Merger Agreement is fair, from a financial point of view, to PEGR and PEGR’s unaffiliated shareholders, and (ii) the Company has a fair market value equal to at least 80 percent of the balance of funds in PEGR’s trust account (excluding deferred underwriting commissions and taxes payable).

Sincerely,
Northland Securities, Inc.
By:
Ted Warner
Head of Energy & Power Investment Banking

Annex C-4

Annex D

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [***], 20[***] between Project Energy Reimagined Acquisition Corp. (the “Surviving Company”) and Heramba Merger Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated 2 October 2023 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to the Merger are the Surviving Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [19,119,369]1 Class A ordinary shares, and no Class B ordinary shares and no preference shares, in issue.

5            Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 1,000 ordinary shares in issue.

6            The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7            The terms and conditions of the Merger are such that, on the Effective Date, each ordinary share issued and outstanding in the Merging Company on the Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share in the Surviving Company and each Class A ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable Irish Holdco Ordinary Share, as more particularly described in section 2.01 of the Business Combination Agreement.

____________

1        Drafting note: Number of Class A ordinary shares to be confirmed prior to the Closing based on further redemptions and other issuances (e.g., PIPE) prior to the Closing.

Annex D-1

8            The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9            The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

10          There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11          The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12          The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13          The names and addresses of each director of the surviving company (as defined in the Statute) are:2

13.1       [Insert name of Director] of [Insert personal address of Director];

13.2       [Insert name of Director] of [Insert personal address of Director]; and

13.3       [***].

14          This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15          This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

16          This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

17          At any time prior to the Effective Date, this Plan of Merger may be:

17.1       terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2       amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)         change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18          This Plan of Merger may be executed in counterparts.

19          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Intentionally left blank. Signature page follows.]

____________

2        Drafting note: Directors of the Surviving Company TBC.

Annex D-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	Director
Project Energy Reimagined Acquisition Corp.	)
SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	Director
Heramba Merger Corp.	)

[Signature Page – Plan of Merger]

Annex D-3

Annexure 1

Business Combination Agreement

[See attached]

Annex D-4

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PROJECT ENERGY REIMAGINED ACQUISITION Corp.

(ADOPTED BY SPECIAL RESOLUTION DATED [***] AND EFFECTIVE ON [***])

Annex D-5

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

PROJECT ENERGY REIMAGINED ACQUISITION Corp.

(ADOPTED BY SPECIAL RESOLUTION DATED [***] AND EFFECTIVE ON [***])

1            The name of the Company is Project Energy Reimagined Acquisition Corp.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

Annex D-6

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

PROJECT ENERGY REIMAGINED ACQUISITION Corp.

(ADOPTED BY SPECIAL RESOLUTION DATED [***] AND EFFECTIVE ON [***])

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Subscriber”	means the subscriber to the Memorandum.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

Annex D-7

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)         issue one Share to itself;

(b)         transfer that Share by an instrument of transfer to any person; and

(c)         update the Register of Members in respect of the issue and transfer of that Share.

Annex D-8

3.2         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7            Transfer of Shares

7.1         Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

Annex D-9

7.2         The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2         Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

Annex D-10

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

Annex D-11

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2        If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

Annex D-12

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19          General Meetings

19.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Annex D-13

19.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3       The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20          Notice of General Meetings

20.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Annex D-14

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6       If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7       The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9       A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10     Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11     The demand for a poll may be withdrawn.

21.12     Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13     A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14     In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

Annex D-15

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4       No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6       On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

Annex D-16

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24          Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company may be determined in writing by, or appointed by a resolution of, the Subscriber.

27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

Annex D-17

28.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that they resign the office of Director; or

(b)         the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

Annex D-18

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31          Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32          Directors’ Interests

32.1       A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3       A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4       No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

Annex D-19

32.5       A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5       The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35          Alternate Directors

35.1       Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

Annex D-20

35.2       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3       An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5       Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

Annex D-21

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

Annex D-22

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2       Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name,

Annex D-23

or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or

Annex D-24

other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex D-25